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As filed with the Securities and Exchange Commission on November 2, 2006

Registration No. 333-132814

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
ON
AMENDMENT NO. 3
TO
FORM S-4

YUCHENG TECHNOLOGIES LIMITED
(Exact Name of Each Registrant as Specified in its Charter)

British Virgin Islands (State or other jurisdiction of Identification or organization	6770 (Primary standard industrial classification code number)	Not Applicable (I.R.S. Employer Identification Number)

105 West 13th Street, Suite 7A
New York, New York 10011
(646) 383-4832
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

Mr. Chih T. Cheung
President
Yucheng Technologies Limited
105 West 13th Street, Suite 7A
New York, New York 10011
(646) 383-4832
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

        If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Shares of Common Stock	4,200,000 Shares	$8.35	$35,070,000.00	$3,752.49

Common Stock Purchase Warrants(3)	6,900,000 Warrants	$3.06	$21,114,000.00	$2,259.20

Shares of Common Stock underlying the Warrants(3)	6,900,000 Shares	$5.00	$34,500,000.00	$3,691.50

Representative's Unit Purchase Option ("UPO")(3)	1	$100	$100.00	—	(2)

Shares of Common Stock issuable on exercise of the Representative's UPO	150,000 Shares	$9.90	$1,485,000.00	$158.90

Warrants issuable on exercise of the Representative's UPO(3)	300,000 Warrants	—	—	—	(2)

Shares of Common Stock underlying the Warrants included in the Representative's UPO(3)	300,000 Shares	$6.25	$1,875,000.00	$200.63

Total Fee Previously Paid				$10,062.72

(1)
Based on the market price on March 27, 2006 of the common stock or the exercise price for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(g)(1).

(2)
No fee pursuant to Rule 457(g).

(3)
There are also being registered such indeterminable additional securities as may be issued pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions under the provisions contained in the Warrants.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

China Unistone Acquisition Corporation
105 West 13th Street, Suite 7A
New York, New York 10011

To the Stockholders of China Unistone Acquisition Corp:

        You are cordially invited to attend a special meeting of the stockholders of China Unistone Acquisition Corporation ("China Unistone "), relating to its proposed purchase of the stock of two separate companies, both organized under the laws of the British Virgin Islands, Ahead Billion Venture Limited ("Sihitech BVI") which will hold all the equity interests of Beijing Sihitech Co., Ltd., and its subsidiaries and controlled companies ("Sihitech") and Port Wing Development Company Limited ("e-Channels BVI") which will hold all the equity interests of Beijing e-Channels Century Technology Co., Ltd ("e-Channels"). The meeting will also cover certain other related matters. The meeting will be held at 10:00 a.m., Eastern time, on November 24, 2006, at                        .

        At this meeting, you will be asked to consider and vote upon the following proposals:

        1.     to approve a securities purchase agreement, dated as of December 20, 2005 ("Purchase Agreement") among China Unistone, Sihitech BVI, e-Channels BVI and the stockholders of Sihitech BVI and e-Channels BVI, respectively (the "Selling Stockholders"), and the transactions contemplated thereby. Sihitech BVI, e-Channels BVI, and the Selling Stockholders have already approved the Purchase Agreement;

        2.     to approve the merger of China Unistone with and into a wholly owned subsidiary formed under the laws of the British Virgin Islands, with the name Yucheng Technologies Limited ("Yucheng") for the purposes of redomestication of our company to the British Virgin Islands (the "Redomestication Merger") and acquiring Sihitech BVI and e-Channels BVI; and

        3.     to approve the China Unistone 2006 Performance Equity Plan ("Stock Option Plan");

        If these proposals are approved:

  •
  we will acquire the businesses of Sihitech and e-Channels which operate in China;

  •
  we will change our corporate domicile from the State of Delaware to the British Virgin Islands, which means we will be governed by the laws of the British Virgin Islands;

  •
  we will change our corporate name to "Yucheng Technologies Limited" as a result of the Redomestication Merger;

  •
  the majority of our board of directors and officers after the acquisition will be the officers and managing directors of Sihitech and e-Channels and their designees;

  •
  the Yucheng Memorandum of Association and the Articles of Association will become the equivalent of our certificate of incorporation and by-laws, respectively;

  •
  each share of common stock of China Unistone will automatically convert into one share of common stock of Yucheng; and

  •
  each outstanding warrant of China Unistone will be assumed by Yucheng with the same terms, but exercisable for common stock of Yucheng.

        Yucheng will continue as a reporting company under the Securities Exchange Act of 1934, as amended, with its common stock and warrants trading on the Over-the-Counter Bulletin Board. Yucheng, however, will apply to the Nasdaq National Market for the listing of the common stock and warrants concurrent with the consummation of the Redomestication Merger. There is no assurance that this application will be approved.

        We will not consummate the transactions described under proposal 1 unless the Redomestication Merger in proposal 2 is also approved. Similarly, the Redomestication Merger will not take place if the Purchase Agreement is not approved. The approval of the Stock Option Plan in proposal 3 is not a condition to consummation for either the Purchase Agreement or the Redomestication Merger.

        The consideration to be paid for the acquisition of Sihitech BVI and e-Channels BVI will consist of cash and stock. Sihitech BVI will be acquired for an aggregate of $2,731,884 or cash in the amount equal to the total current assets minus the total current liabilities of Sihitech at closing, whichever is lower, and an aggregate of 3,754,484 common shares. E-Channels BVI will be acquired for an aggregate of $1,268,116 or cash in the amount equal to the total current assets minus the total current liabilities of e-Channels, whichever is lower, and an aggregate of 1,573,836 common shares. The aggregate maximum consideration paid at the closing will be $4,000,000 and 5,328,320 common shares (which will represent approximately 56%). Of the $4,000,000, as security for the indemnification obligations of the Selling Stockholders, $250,000 will be held back by Yucheng for 12 months after the closing and paid subject to continued retention if there is a pending claim. The holdback amount is not a limitation on the indemnification amounts which are generally limited to the full consideration paid. Of the total number of shares issued at closing, an aggregate of 773,045 common shares are contingent upon audited financial performances of Sihitech. All of the shares issued as acquisition consideration will be restricted stock and not publicly tradable without registration and locked up for twelve months after the closing.

        The Selling Stockholders may receive additional cash and stock consideration under certain conditions up to a maximum of $10,000,000 and 3,811,328 additional shares of Yucheng common stock.

        The affirmative vote of the holders of a majority of the outstanding shares of China Unistone common stock is required to approve each of the Purchase Agreement and the Redomestication Merger. The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting is required for approval of the Stock Option Plan.

        Each China Unistone stockholder that holds shares of common stock issued in China Unistone's initial public offering has the right to vote against the stock purchase proposal and at the same time demand that China Unistone convert such stockholder's shares into cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of China Unistone's initial public offering was deposited. These shares will be converted into cash only if the Purchase Agreement is consummated. However, if the holders of 690,000 or more shares of common stock issued in China Unistone's initial public offering vote against the stock purchase proposal and demand conversion of their shares, then China Unistone will not consummate the Purchase Agreement. China Unistone's initial stockholders who purchased their shares of common stock prior to its initial public offering and presently own an aggregate of 750,000 shares of common stock, or approximately 17.9% of the outstanding shares of China Unistone, have agreed to vote all of their shares on the Purchase Agreement and Redomestication Merger proposals as the majority of the other shares are voted.

        After consideration of the terms and conditions of the proposed Purchase Agreement, the Redomestication Merger and the Stock Option Plan, the board of directors of China Unistone determined on December 20, 2005 that the Purchase Agreement and the transactions contemplated thereby, the Redomestication Merger and the Stock Option Plan are in the best interests of China Unistone and its stockholders. The board of directors also received on August 29, 2006, an opinion of WR Hambrecht + Co (superseding for all purposes an earlier opinion relating to the same subject matter), that as of such date and subject to the assumptions, qualifications and limitations stated in its opinion, each of the minimum and maximum transaction consideration payable by China Unistone for the simultaneous acquisitions of Sihitech BVI and e-Channels BVI was fair, from a financial point of view, to China Unistone. The board of directors of China Unistone unanimously recommends that you vote or give instruction to vote "FOR" the approval of the Purchase Agreement, the Redomestication Merger and the Stock Option Plan.

        Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the Purchase Agreement and the transactions contemplated thereby, the Redomestication Merger and the Stock Option Plan. Whether or not you plan to attend the special meeting, we urge you to read this material carefully.

        Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. A signed proxy card that is returned without an indication of how to vote on a particular matter will be voted "FOR" each such proposal.

        I look forward to seeing you at the meeting.

                          Sincerely,

                          Chih T. Cheung
                          Chairman of the Board

November 2, 2006

China Unistone Acquisition Corporation
105 West 13th Street, Suite 7A
New York, New York 10011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 24, 2006

TO ALL THE STOCKHOLDERS OF CHINA UNISTONE ACQUISITION CORP:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of China Unistone Acquisition Corporation ("China Unistone"), a Delaware corporation, will be held 10:00 a.m. eastern time, on November 24, 2006, at 405 Lexington Avenue, 19th Floor, New York, New York for the following purposes:

  •
  To consider and vote upon a proposal to adopt the securities purchase agreement, dated as of December 20, 2005, among China Unistone, Ahead Billion Venture Limited, a British Virgin Islands company ("Sihitech BVI"), Port Wing Development Company Limited, a British Virgin Islands company ("e-Channels BVI"), and the stockholders of Sihitech BVI and e-Channels BVI, respectively (together the "Selling Stockholders"), and the transactions contemplated thereby;

  •
  To consider and vote upon the merger of China Unistone into its wholly owned subsidiary Yucheng Technologies Limited ("Yucheng"), formed under the laws of the British Virgin Islands, for the purposes of reincorporation and redomestication of the company into the British Virgin Islands (the "redomestication merger"); and

  •
  To consider and vote upon a proposal to adopt the China Unistone 2006 Performance Equity Plan.

        The board of directors has fixed the close of business on October 27, 2006 as the date for which China Unistone stockholders are entitled to receive notice of, and to vote at, the China Unistone special meeting. Only the holders of record of China Unistone common stock on that date are entitled to have their votes counted at the China Unistone special meeting. China Unistone will not transact any other business at the special meeting, except for business properly brought before the special meeting.

        Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of China Unistone common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the securities purchase agreement and the redomestication merger. Only an affirmative vote against the proposal about the securities purchase agreement will permit a stockholder to pursue its conversion rights. A non-vote is not sufficient to permit conversion rights to be exercised.

        The board of directors of China Unistone unanimously recommends that you vote "FOR" the approval of the securities purchase agreement, the redomestication merger and the stock option plan. A proxy card that is returned without an indication of how to vote on a particular matter will be voted "FOR" each such proposal.

By Order of the Board of Directors,
Chih T. Cheung Chairman of the Board

November 2, 2006

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

CHINA UNISTONE ACQUISITION CORPORATION
PROSPECTUS FOR UP TO 11,550,000 SHARES OF COMMON STOCK, AND
7,200,000 WARRANTS OF YUCHENG TECHNOLOGIES LIMITED
AND ONE REPRESENTATIVE UNIT PURCHASE OPTION

        The board of directors of China Unistone Acquisition Corporation ("China Unistone") and its wholly owned subsidiary, Yucheng Technologies Limited ("Yucheng") have unanimously approved the acquisition of the stock of two separate companies, both organized under the laws of the British Virgin Islands, Ahead Billion Venture Limited ("Sihitech BVI") which will hold all the equity interests of Beijing Sihitech Co., Ltd. and its subsidiaries and controlled companies ("Sihitech") and Port Wing Development Company Limited ("e-Channels BVI") which will hold all the equity interests of Beijing e-Channels Century Technology Co., Ltd. ("e-Channels"), pursuant to a securities purchase agreement with the stockholders of Sihitech BVI and e-Channels BVI (the "Selling Stockholders"). The board of directors of China Unistone also has unanimously approved the reincorporation of China Unistone from the State of Delaware to the British Virgin Islands, through a redomestication merger with Yucheng.

        In the redomestication merger, Yucheng will issue its securities in exchange for the outstanding securities of China Unistone. This prospectus covers an aggregate of 11,550,000 shares of common stock, 7,200,000 warrants and one representative unit purchase option. The aforementioned shares include 4,200,000 shares issuable in exchange for the issued and outstanding shares of common stock of China Unistone, 6,900,000 shares of common stock that may be issued on exercise of outstanding warrants, 150,000 shares of common stock that may be issued on exercise of the representative's unit purchase option and 300,000 shares of common stock that may be issued on exercise of warrants that may be issued on exercise of the representative's unit purchase option. The aforementioned warrants include 6,900,000 warrants that are issued and outstanding and 300,000 warrants that may be issued on exercise of the representative's unit purchase option. The underwriter's unit purchase option was issued in connection with the November 2004 initial public offering by China Unistone. Yucheng will issue its warrant and unit purchase option securities on the same terms as were those of China Unistone.

        China Unistone was organized to serve as a vehicle for the acquisition of a company operating in the People's Republic of China ("China" or "PRC"). Sihitech and e-Channels, with their Chinese subsidiaries provide IT services and system integration, web banking, and electronic multi-channel software and solutions to the Chinese banking industry.

        China Unistone's common stock, warrants and units are currently listed on the Over-the-Counter Bulletin Board under the symbols CUAQ:OB, CUAQW:OB and CUAQU:OB, respectively. Yucheng will apply for listing at the time of the redomestication merger on the Nasdaq National Market. The proposed symbols are YTEC and YTECW.

        This proxy statement/prospectus provides you with detailed information about the acquisition of Yucheng and redomestication merger and the special meeting of stockholders. We encourage you to carefully read this entire document and the documents incorporated by reference. [You should also carefully consider the risk factors beginning on page 30.]

        The acquisition of Yucheng and redomestication merger will be completed upon approval of at least a majority of the shares of common stock outstanding present in person or by proxy and entitled to vote at the special meeting on November 27, 2006.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated November 2, 2006, and is first being mailed to China Unistone stockholders on or about November 3, 2006.

TABLE OF CONTENTS

Questions and Answers About the Meeting	4
Summary	11
Selected Historical Financial Information	24
Sihitech Historical Financial Information	25
e-Channels Historical Financial Information	26
China Unistone Historical Financial Information	27
Selected Unaudited Pro Forma Combined Financial Information	28
Comparative Per Share Information	29
Market Price Information	30
Risk Factors	31
Forward-Looking Statements	43
The China Unistone Special Meeting	44
Consideration of the Securities Purchase Transaction	45
The Securities Purchase Agreement	81
China Unistone Redomestication Merger	92
China Unistone 2005 Performance Equity Plan	105
Information About Sihitech and E-Channels	114
Management's Discussion and Analysis of Financial Condition and Results of Operations of Sihitech	129
Management's Discussion and Analysis of Financial Condition and Results of Operations of e-Channels	146
Information About China Unistone	157
Unaudited Pro Forma Condensed Consolidated Financial Statements	164
Unaudited Pro Forma Condensed Consolidated Financial Statements Pro Forma Adjustments	172
Directors and Management	175
Certain Relationships and Related Transactions	182
Beneficial Ownership of Securities	185
Price Range of Securities and Dividends	189
Shares Eligible for Future Sale	190
Description of the Combined Company's Securities Following the Stock Purchase	191
Stockholder Proposals	194
Legal Matters	194
Experts	194
Financial Statements of Yucheng Technologies Limited	195
Indemnification of KPMG Huazhen	195
Delivery of Documents to Stockholders	195
Where You Can Find More Information	195
Financial Statements	F-1
ANNEXES
A	—	Securities Purchase Agreement, as amended
B	—	Form of Yucheng Memorandum of Association
C	—	Form of Yucheng Articles of Association
D	—	The China Unistone 2006 Performance Equity Plan
E	—	Yucheng Audit Committee Charter
F	—	Yucheng Nominating Committee Charter
G	—	Yucheng Code of Ethics
H	—	Employee Complaint Procedures for Auditing Matters
I	—	Section 262 of the Delaware General Business Law
J	—	Fairness Opinion of WR Hambrecht + Co

        This proxy statement/prospectus incorporates important business and financial information about China Unistone, Sihitech and e-Channels that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Mr. Chih T. Cheung
c/o China Unistone Acquisition Corporation
105 West 13th Street, Suite 7A
New York, New York 10011
(646) 383-4832

        To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is November 15, 2006.

        The consolidated financial statements of Sihitech and e-Channels are prepared using Renminbi, the currency of the PRC. For convenience, the Renminbi amounts for 2005 have been converted throughout the text of the proxy statement/prospectus into United States dollars. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.27 Renminbi to one United States dollar. The Chinese government has recently altered its policy toward the rate of exchange of the Renminbi versus the US dollar. Changing from a previously fixed rate policy regarding the dollar, the Renminbi has recently been permitted to float within a fixed range against a basket of currencies, including the US dollar, Japanese Yen and European Euro, which has resulted in the Renminbi being allowed to appreciate 2% +/- 0.3% vs. the dollar. Since the company's business is presently 100 percent domestic, this change will have no effect on the company's business, but will result in a concomitant increase in its after-tax earnings when stated in dollar terms. In the future, the company's earnings stated in US dollars will fluctuate in accordance with the change in exchange rate.

        The conversion rate used for the convenience translations is 8.0702, which was the exchange rate quoted by the People's Bank of China on December 31, 2005 for United States dollars.

        Under the law of the British Virgin Islands, Yucheng is authorized to issue "ordinary shares" and holders of ordinary shares are "members." References to ordinary shares and members have been translated to common stock and stockholders, which are terms more familiar to United States persons who China Unistone believes are the majority of its stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why is China Unistone proposing the stock purchase?	A.	China Unistone was organized to effect a business combination with an operating business that is based in China and that has significant growth potential. After the consummation of the stock purchase and redomestication merger, the operating companies of Yucheng will be Sihitech, and its subsidiaries, and e-Channels, all of which are located in China. Together these companies will provide IT services and system integration, web banking, and electronic multi-channel software and solutions to the Chinese banking industry. These companies, founded in the late 1990's have, collectively, demonstrated significant growth since commencing operations. China Unistone believes that the operating companies have the infrastructure in place to expand their business through cross selling, increase their customer base, and develop new services and products. As a result, China Unistone believes that a business combination with Sihitech and e-Channels will provide China Unistone stockholders with an opportunity to participate in a combined company with significant growth potential.
Q.	Why is China Unistone proposing the redomestication merger?	A.
China Unistone is proposing the reincorporation of itself into a company formed under the laws of the British Virgin Islands to align its income tax liabilities with the location of its business activities, and thereby reducing the overall impact of corporate income tax and tax on dividends paid by one company to another within the holding company structure of the surviving company after the reincorporation. Because the future business operations will be exclusively outside the United States, the redomestication merger is intended to reduce or entirely eliminate the future income tax liability and tax on internal holding company dividend income under the United States tax law that might be assessed on the surviving corporate entity if it had stayed in the United States and permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the businesses of Sihitech and e-Channels expand. By becoming a non-United States company, it is believed that the successor company, Yucheng, will be taxed by the jurisdictions in which its business and assets are located and undertaken, and will not be subject to additional income taxes merely by virtue of the location of its place of incorporation.
Q.	Why is China Unistone proposing the stock option plan?	A.	China Unistone is proposing the stock option plan to enable the company to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives.
Q.	What is being voted on?	A.
There are three proposals that you are being asked to vote on. The first proposal is to adopt the securities purchase agreement, dated December 20, 2005, and the transactions contemplated thereby. We refer to this proposal as the stock purchase proposal.

The second proposal is to approve the merger of China Unistone with and into Yucheng for purposes of redomestication to the British Virgin Island. We refer to this proposal as the redomestication merger proposal.
The third proposal is to adopt China Unistone's 2006 Performance Equity Plan. We refer to this proposal as the stock option plan proposal.

Q.	What vote is required in order to adopt the stock purchase proposal?	A.
The approval of the stock purchase will require the affirmative vote of a majority of the outstanding shares of China Unistone's common stock. If the holders of 690,000 or more shares of common stock issued in China Unistone's initial public offering vote against the stock purchase and demand conversion of their shares into a pro rata portion of the trust account as of the record date, then the stock purchase will not be consummated. [No vote of the holders of China Unistone's warrants is necessary to adopt the stock purchase proposal or other proposals, and China Unistone is not asking the warrant holders to vote on the stock purchase proposal or the other proposals.] China Unistone will not consummate the transaction described in the stock purchase proposal unless the redomestication merger is also approved. Similarly, the redomestication merger will not be consummated if the stock purchase proposal is not approved. The approval of the stock option plan proposal is not a condition to the consummation of the stock purchase or redomestication merger proposals.
Q.	What vote is required in order to adopt the redomestication merger?		The affirmative vote of the holders of a majority of the outstanding shares of China Unistone common stock is required to approve the redomestication merger proposal.
Q.	What vote is required in order to adopt the stock option plan?	A.
The approval of the stock option plan will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the stock option plan is not a condition to the approval of the stock purchase or the redomestication merger proposals.
Q.	Does the China Unistone board recommend voting in favor of the securities purchase agreement and related transactions, the redomestication merger and the stock option plan.	A.
After careful consideration to the terms and conditions of the stock purchase agreement, the plan of redomestication and the stock purchase agreement, the board of directors of China Unistone has determined that the acquisition of Sihitech and e-Channels, the merger with Yucheng and stock option plan are in the best interests of the China Unistone stockholders. The China Unistone board recommends that the stockholders vote for each of the proposals being put before the stockholders.

China Unistone has obtained an opinion of W.R. Hambrecht + Co., LLC to the effect that, subject to various assumptions, qualifications and limitations, the minimum and maximum consideration payable under the terms of the stock purchase agreement was fair to China Unistone as of August 29, 2006, from a financial point of view. A copy of the opinion is attached to this proxy statement/prospectus as Annex J and should be carefully read in its entirety.
Q.	How do the China Unistone insiders intend to vote their shares?	A.
All of the insiders who purchased their shares prior to the initial public offering (including the officers and directors) have agreed to vote the shares held by them on the stock purchase and redomestication merger proposals in accordance with the vote of the majority of the shares of common stock issued in the initial public offering. They have indicated that they also will vote in favor of the stock option plan proposal.

Q.	What will I receive in the redomestication merger?	A.
China Unistone security holders will receive an equal number of shares of common stock of Yucheng in exchange for their China Unistone common stock, and Yucheng will assume the outstanding China Unistone warrants, the terms and conditions of which will not change, except that on exercise, they will receive Yucheng common stock.
Q.	How will the redomestication merger be accomplished?	A.
China Unistone will merge into Yucheng, incorporated as a British Virgin Islands company on November 17, 2005, and its wholly owned subsidiary. As a result of the redomestication merger, each currently issued outstanding share of common stock of China Unistone will automatically convert into a share of common stock of Yucheng. This procedure will result in you becoming a stockholder in Yucheng.
Q.	Will the China Unistone stockholders be taxed as a result of the redomestication merger?	A.
Generally for United States federal income tax purposes, stockholders who are United States holders will not recognize any gain or loss, provided no holder owns 5% or more of the common stock of Yucheng following the redomestication merger. We urge you to consult your own tax advisors with regard to your particular tax consequences of the redomestication merger.
Q.	Will China Unistone be taxed on the redomestication merger?	A.
We believe that China Unistone will not incur any material amount of federal income or withholding tax as a result of the redomestication merger. An evaluation will be made to establish whether China Unistone has any intangible assets which will be transferred to Yucheng in connection with the redomestication merger. If there are any such intangible assets it is not expected that they will be of a substantial amount and any federal income tax will not be of material significance. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Yucheng, the surviving company, to pay.
Q.	How much of the surviving company will existing China Unistone stockholders own?	A.
The Sihitech and e-Channels Selling Stockholders will receive up to 5,328,320 shares of common stock of Yucheng. Messrs. Weidong Hong, Shuo Zeng and Peter Li, directors and officers of Yucheng after the transaction, will beneficially own in the aggregate 2,968,286 shares of Yucheng common stock through their ownership of the corporate Selling Stockholders, representing 31% of the issued and outstanding shares of Yucheng immediately after the acquisition. In addition, these persons, because of their ownership of the Selling Stockholders, have the ability to control the vote and sale of the shares to corporations held, representing approximately 56% of the outstanding shares of Yucheng after the acquisition. After the stock purchase, if no China Unistone stockholders demand that China Unistone convert their shares into a pro rata portion of the trust account and no China Unistone stockholder exercises its appraisal rights, then China Unistone's stockholders who own shares immediately prior to the stock purchase will own approximately 44% of the outstanding common stock of Yucheng. Existing China Unistone stockholders could own less than approximately 44% if one or more China Unistone stockholders vote against the stock purchase proposal and demand conversion of their shares into a pro rata portion of the trust account or appraisal rights are exercised.

Q.	How much dilution will I experience?	A.
Currently there are 4,200,000 shares of common stock outstanding. For the acquisition of Sihitech and e-Channels, there will be issued up to 5,328,320 shares. Therefore, current shareholders will own approximately 44% of the company, which is a dilution of absolute ownership of 56%. To the extent that the earn out shares are issued to the Selling Stockholders and outstanding warrants are exercised, the current stockholders will experience further dilution of their ownership interest in the company. If all the earn out shares are issued, aggregating 3,811,328 shares, and no other shares are issued, there will be a total of 9,139,648 shares issued in connection with the acquisition, representing 68.5% of the outstanding shares and the original shareholders would own 31.5% of the outstanding shares.
Q.	What will the name of the surviving company be after the stock purchase?	A.	The name of the surviving company following completion of the stock purchase and redomestication merger will be "Yucheng Technologies Limited."
Q.	Do I have conversion rights?	A.
If you hold shares of common stock issued in China Unistone's initial public offering, then you have the right to vote against the stock purchase proposal and demand that China Unistone convert these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of China Unistone's initial public offering are held. We sometimes refer to these rights to vote against the stock purchase and demand conversion of the shares into a pro rata portion of the trust account as conversion rights.
Q.	If I have conversion rights, how do I exercise them?	A.
If you wish to exercise your conversion rights, you must vote affirmatively against the stock purchase proposal and at the same time demand that China Unistone convert your shares into cash. [A broker non-vote and abstention are not the equivalent of an affirmative vote against the stock purchase proposal.] You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing and mailing to China Unistone. You may phone China Unistone for instructions on how to remedy an improperly executed demand for conversion at any time until the stockholder meeting. If, notwithstanding your negative vote, the stock purchase is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. You will be entitled to convert each share of common stock that you hold into approximately $5.36. If you exercise your conversion rights, then you will be exchanging your shares of China Unistone common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the stock purchase and then tender your stock certificate to the transfer agent for the company, as soon as possible after the consummation of the acquisition is closed. If the stock purchase is not completed, then your shares cannot be converted to cash. The exercise of conversion rights as to shares of common stock will have no effect on any of the warrants you may hold.

Q.	What happens to the funds deposited in the trust account after consummation of the stock purchase?	A.
Upon consummation of the stock purchase:

(1) the stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account; (2) up to $4,000,000 of the funds in the trust account will be paid to the Selling Stockholders as part of the stock purchase consideration, less $250,000 which will be retained by Yucheng to satisfy any damages of the existing China Unistone stockholders under the indemnification provisions of the securities purchase agreement; and (3) the balance of the funds in the trust account will be retained by Yucheng for operating capital subsequent to the closing of the business combination.
Q.	Who will manage the combined company?	A.
The combined company will be managed by the current management of Sihitech and e-Channels. Mr. Weidong Hong will be the chief executive officer and director of Yucheng. He currently is the chief executive officer of Sihitech. Mr. Shuo Zeng will be the chief operating officer and director of Yucheng. He currently is the chief executive officer of e-Channels. Mr. Peter Li, the current chief financial officer of Sihitech, will be chief financial officer of Yucheng. Mr. Chih T. Cheung, the current chairman of the board of China Unistone and sole officer of Yucheng, will continue as the chairman of the board of Yucheng. Mr. James Preissler, the current chief financial officer, secretary and a director of China Unistone will become a consultant to Yucheng. In addition there will be four additional directors who will be Messrs. Tao Huang, Chi Wei Joong, Li Liao and Henry Wang, all of whom will be independent directors.
Q.	Do I have dissenter or appraisal rights?	A.	In connection with the redomestication merger, the China Unistone stockholders have appraisal rights under Delaware corporate law.
Q.	How do I exercise my appraisal rights?	A.
You must not vote in favor of the redomestication merger proposal, and then you must mail or deliver a written demand for appraisal to China Unistone/Yucheng. You may vote against, abstain or leave blank your vote on the redomestication merger proposal. You will need to identify yourself and the number of shares for which appraisal is sought. You may have your broker do this for you. After completion of the redomestication merger, you, or another stockholder must petition the Delaware courts to start the appraisal process. The company may also initiate such a court process, but does not intend to do so. You may change your mind after seeking appraisal and elect to take the Yucheng shares offered in the redomestication merger. You and the company may also negotiate an amount to be paid for each share for which appraisal rights are sought. If you elect to take the appraisal amount, you will surrender your shares being appraised.
Q.	What happens if the stock purchase is not consummated?	A.
China Unistone has until November 24, 2006 to consummate a business combination. If it is not able to consummate the stock purchase, it will have to liquidate because it will not be able to complete a different transaction. In any liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to China Unistone's common stockholders, excluding the China Unistone initial stockholders, each of whom has waived any right to any liquidation distribution.

Q.	When do you expect the stock purchase to be completed?	A.	It is currently anticipated that the stock purchase will be completed promptly following the China Unistone special meeting on , 2006.
Q.	If I am not going to attend the China Unistone special meeting in person, should I return my proxy card instead?	A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the China Unistone special meeting.
Q.	What will happen if I abstain from voting or fail to vote?	A.
An abstention or failure to vote will have the same effect as a vote against the stock purchase proposal, but will not have the effect of converting your shares into a pro rata portion of the trust account. To be able to exercise your conversion rights, you must affirmatively vote against the stock purchase proposal. An abstention or failure to vote also will have the effect of voting against the redomestication merger, but will have no effect on the approval of the stock option plan.
Q.	What do I do if I want to change my vote?	A.
Send a later-dated, signed proxy card to China Unistone's secretary prior to the date of the special meeting or attend the special meeting in person and vote. If you hold your shares through a broker, you will have to direct your broker to do this for you. You also may revoke your proxy by sending a notice of revocation to China Unistone's secretary at the address of China Unistone's corporate headquarters.
Q.	If my shares are held in "street name" by my broker, will my broker vote my shares for me?	A.
No. Your broker can vote your shares only if you provide instructions on how to vote. You should nstruct your broker to vote your shares, following the directions provided by your broker. To exercise the conversion right, your broker must be directed to affirmatively vote against the stock purchase proposal on your behalf.
Q.	Do I need to turn in my old certificates?	A.
No. If you hold your securities in China Unistone in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by Yucheng. Your current certificates will represent your rights in Yucheng. You may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificate to Yucheng.
Q.	Who can help answer my questions?	A.
If you have questions about the stock purchase, you may write or call China Unistone Acquisition Corporation, 105 West 13th Street, Suite 7A, New York, New York 10011. The phone number is (646) 383-4832. You may also call Morrow & Co., Inc., our proxy soliciting company, at (800) 607-0088.

Enforceability of Civil Liabilities Against Foreign Persons

        Yucheng is incorporated under the laws of the British Virgin Islands and the operating subsidiaries it will acquire are incorporated under the laws of the PRC and operate only in the PRC. Substantially all of the assets of Yucheng and its subsidiaries will be located in the PRC and the majority of its officers and directors and the experts named in this proxy statement / prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, an investor should understand it is not likely that service of process upon the company or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States or for actions Yucheng originating in the United States.

        It will be difficult for investors to enforce a judgment against Yucheng or its subsidiaries or its assets outside of the United States if obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this proxy statement / prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the United States securities laws of any State of the United States.

        The difficulty of enforcing a judgment of a United States court in the PRC, where most of the assets of the company are located and which is the residence of most of the directors and officers of the company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the Yucheng action in the United States court will have to be re-litigated on their merits.

        Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions, which result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the laws of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People's Court of China that has jurisdiction for recognition and enforcement of judgments.

        There is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States or British Virgin Islands courts arising out of or based on the ownership of the securities of Yucheng, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and whether PRC courts would enforce, in original actions, judgments against Yucheng, its directors and officers and assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against Yucheng or its subsidiaries or its directors and officers and experts named in this prospectus/proxy statement only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

SUMMARY

Summary

        This section summarizes material items related to the proposals to be voted on. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See "Where You Can Find More Information."

The Companies

  China Unistone

        China Unistone is a blank check company organized as a corporation under the laws of the State of Delaware on May 7, 2004. It was formed to effect a business combination with an unidentified operating business having operations based in China. On November 18, 2004, China Unistone successfully consummated an initial public offering of its equity securities from which it derived gross proceeds of approximately $20,700,000 and net proceeds of approximately $18,273,000. The prices of China Unistone's common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are quoted on the Over-the-Counter Bulletin Board under the symbols CUAC for the common stock, CUACW for the warrants and CUACU for the units. Approximately $17,595,000 of the net proceeds of the initial public offering was placed in a trust account and will be released to China Unistone upon consummation of the stock purchase, subject to the exercise of conversion rights by holders of less than 20% of the China Unistone stock issued in the initial public offering. The balance of the net proceeds of approximately $678,000 has been used by China Unistone to pay the expenses incurred in its pursuit of a business combination. Up to and including June 30, 2006, China Unistone has incurred a total of approximately $957,152 in expenses, and as a result has current liabilities of approximately $774,145 (excluding deferred interest). The most significant expenses incurred to date include approximately $327,978 in legal and accounting fees, $216,033 in travel expenses, $7,500 in monthly office expenses payable to BZB Leasing aggregating $144,000, and premiums for general and officer and director insurance of approximately $77,218. The accrued liabilities will be paid by the combined company from the capital it will obtain from the funds previously placed in the trust account. Other than its initial public offering and the pursuit of a business combination, China Unistone has not engaged in any business to date. If China Unistone does not consummate a business combination by November 24, 2006, then, pursuant to article fifth of its certificate of incorporation, China Unistone's officers must take all actions necessary to dissolve and liquidate China Unistone within 60 days.

        The mailing address of China Unistone's principal executive office is China Unistone Acquisition Corporation, 105 West 13th Street, Suite 7A, New York, New York 10011, and its telephone number is (646) 383-4832.

  The Sihitech and e-Channels Parties

        Since their inceptions, Sihitech and e-Channels have provided call center platform, web banking software and other IT solutions and services to top-tier local banks in China. Both companies have built reputations within their industry segments with proven management and a successful operating track record.

        As a combined entity, Yucheng anticipates being able to capture larger market shares with its existing client base and plans to expand its core offerings to other participants in the financial services industry in the future, including smaller regional banks, insurance companies, investment banks and securities firms. It plans to do this by cross-selling and capitalizing on its greater resources, multiplicity of products, human resources and capital. There can be no assurance that Yucheng will be able to grow its business or improve its revenues or profits.

        Sihitech and e-Channels had combined revenues of $25.2 million and total net income of $3.1 million for the year ended December 31, 2005 and combined revenues of $14.6 million and total net income of $2.2 million for the six months ended June 30, 2006. Post closing, Yucheng will have six operating subsidiaries which include Sihitech, e-Channels, Beijing Sihitech Software, Shanghai Sihitech, Shanghai Sihitech Software and Guangzhou Sihitech. There also will be two representative offices in Fuzhou and Xian. The combined company will have a combined employee staff of approximately 550 employees.

The Business Combination*

*
See Annex K setting forth a chart of the corporate structure of the companies before and after the transactions described herein.

The securities purchase agreement provides for China Unistone, through Yucheng, to acquire all the equity interests of Sihitech and its wholly owned and controlled subsidiaries and e-Channels through the acquisition of Sihitech BVI and e-Channels BVI from their respective corporate shareholders. The Selling Stockholders on behalf of Sihitech BVI are Sihitech Company Limited, Mega Capital Group Services Limited, Profit Loyal Consultants Limited, all of which are BVI companies, and are owned by individual persons who were the equity owners of Sihitech. The Selling Stockholders on behalf of e-Channels BVI are Elite Concord International Limited, China Century Holdings Group Limited and Shinning Growth Investment Group Limited, all of which are BVI companies and are owned by individual persons who were the equity owners of e-Channels. For the purpose of accomplishing the acquisition of Sihitech BVI and e-Channels BVI, the individual persons that owned the equity interests of Sihitech and e-Channels, entered into reorganization agreements whereby their equity ownership interests were first transferred to holding companies organized under the laws of the PRC, which holding companies became subsidiaries of Sihitech BVI and e-Channels BVI, respectively, on an exchange of those equity interests with the Selling Stockholders.

        Sihitech is a limited liability company established in Beijing, under the laws of the PRC on June 16, 1999. On December 31, 2005, Sihitech had four majority-owned subsidiaries, which are Beijing Sihitech Software Co., Ltd., Shanghai Sihitech Technology Co., Ltd., Beijing Sihitech Information Consulting Co., Ltd., and Guangzhou Sihitech Technology Co, Ltd., of which it holds an 80% equity interest in each, and a wholly owned subsidiary, Shanghai Sihitech Software Co., Ltd. established in May 2005. Prior to 2003, the Company only held a 50% equity interest in Guangzhou Sihitech Software Co, Ltd. Sihitech also has three affiliated companies, which are Beijing Hengli Plastic Machinery Co., Ltd, Shanghai Sihitech Sanjian Technology Co., Ltd. and Beijing Sihitech Shuyi Technology Co., Ltd., of which Sihitech holds an equity interest of 50%, 50% and 35%, respectively.

        Prior to January 1, 2006, the Corporation Act of the PRC required that any limited liability company needs to be formed by at least two parties. With respect to the Sihitech subsidiaries, they were all incorporated with similar shareholding structures with Sihitech owning 80% and minority shareholders owning 20%. As of December 31, 2005, the minority shareholders are as the following:

        Beijing Sihitech Software Co., Ltd., Ms. Yanmei Wang: 8%, Ms. Hong Wu: 12%;

        Shanghai Sihitech Technology Co., Ltd., Mr. Weidong Hong: 20%

        Beijing Sihitech Information Consulting Co., Ltd., Mr. Zhifeng Wang: 20%

        Guangzhou Sihitech Technology Co., Ltd., Mr. Weidong Hong: 20%

        The above minority shareholders have all signed agreements with and issued powers of attorney to Sihitech authorizing it to perform all of their shareholder rights, including but not limited to voting, nomination and selection of directors and management, making decisions on operations and management, beneficiary right and shares assignment or pledge. Sihitech shall enjoy the rights of the minority shareholders and bear the civil liabilities and obligations thereof. The powers of attorney issued by the above minority shareholders continue during the period of existence of these subsidiaries. None of the parties to the transaction has obtained an opinion of PRC counsel as to the enforceability of the powers of attorney as to the control rights set forth in them. From the accounting reporting perspective, all above majority-owned subsidiaries are consolidated and reported as wholly owned subsidiaries in 2005. Therefore, they may not be enforceable. In that case, the minority shareholders may be able to assert their control rights as to the equity interests in the minority companies. In that case, the accounting will have to be changed to treat the companies as majority owned companies.

        e-Channels is a limited liability company established in Beijing under the laws of the PRC in February 2001.

        At the time of closing of the securities purchase agreement, China Unistone will merge with and into Yucheng for the purpose of redomestication out of the United States. One of the primary purposes of this merger is to align the taxation of the business operations with the location of the business operations and assets. By leaving the United States, the income of Yucheng should only be taxed by the Chinese authorities, and dividend income will not be taxed in the United States. Additionally, it is likely that operating under Chinese law will provide greater corporate flexibility to structure the business of Yucheng within China and effect future acquisitions and reorganizations under Chinese law. Simultaneously with the redomestication merger, Yucheng will acquire all of the issued and outstanding stock of Sihitech BVI and e-Channels BVI, gaining control of Sihitech and its subsidiaries, and e-Channels. Pursuant to the redomestication merger, all of the China Unistone common stock held by China Unistone's stockholders will be converted into common stock of Yucheng and the outstanding warrants of China Unistone will be assumed by Yucheng.

        The consideration for the acquisition of Sihitech BVI and e-Channels BVI will consist of cash and stock. Sihitech BVI will be acquired for an aggregate of $2,731,884 or cash in the amount equal to the total current assets minus the total current liabilities of Sihitech at closing, whichever is lower, and an aggregate of 3,754,484 common shares. E-Channels BVI will be acquired for an aggregate of $1,268,116 or cash in the amount equal to the total current assets minus the total current liabilities of e-Channels, whichever is lower, and an aggregate of 1,573,836 common shares. The aggregate maximum consideration paid at the closing will be $4,000,000 and 5,328,320 common shares. Of the $4,000,000, as security for the indemnification obligations of the Selling Stockholders, $250,000 will be held back by Yucheng for 12 months after the closing and paid subject to continued retention if there is a pending claim. The holdback amount is not a limitation on the indemnification amounts which are generally limited to the full consideration paid. Of the total number of shares issued, an aggregate of 773,045 common shares of Yucheng will be issued to the Sihitech BVI Selling Stockholders at the closing, subject to return and cancellation, if the net profit as shown in the audited consolidated financial statements of Yucheng (prepared in accordance with US GAAP) for the year ended December 31, 2006, plus all the compliance expenses of being public, is less than $6,073,941. The compliance expenses are those paid to third parties and filing fees paid in connection with compliance with applicable securities laws, governmental authorities and the Sarbanes-Oxley Act of 2002. All of the shares will be locked up for twelve months after the closing and will not be freely tradable unless registered for resale by the holder.

        The Selling Stockholders may receive additional cash and stock consideration under certain conditions. The additional consideration will be determined without regard to the exchange or trading medium on which it is traded. Additional cash payments will be made to the Selling Stockholders, to be allocated in proportion to the percentage of the shares of Yucheng owned as a result of the transaction immediately upon closing, as follows:

  •
  $5,000,000 if, prior to December 31, 2009, Yucheng receives an aggregate of $34,500,000 in gross proceeds in additional financing, including from the exercise of outstanding public warrants, the successful completion of a secondary offering, or a private investment by a strategic investor,

  •
  $1,000,000 if the average closing price of the stock of China Unistone and/or Yucheng in any sixty consecutive trading days of 2006 is above $10.00,

  •
  $2,000,000 if the average closing price of the stock of China Unistone and/or Yucheng in any sixty consecutive trading days of 2007 is above $12.00, and

  •
  $3,000,000 if the average closing price of the stock of China Unistone and/or Yucheng in any sixty consecutive trading days of 2008 is above $14.40, but

  •
  notwithstanding the foregoing, the maximum amounts paid under the above four events shall not be more than $10,000,000.

        Additional shares, on an all-or-none basis, may be issued to the management team of Yucheng, the members of which will be determined by the board of directors but necessarily include the chairman of the board, the chief executive officer and the chief operating officer of Yucheng, aggregating 952,832 shares each year for the four years beginning in 2008, if the Yucheng consolidated financial statements reflect net profits for the prior year indicated in the following scheduled amounts. If the net profits are not achieved, the obligation to issue the common shares for that year is terminated, with no effect on subsequent years.

Year ending December 31,	Net Profit
2007	$8,500,000
2008	$11,900,000
2009	$16,700,000
2010	$23,300,000

        All the above additional purchase price consideration was agreed upon to provide incentive to the management of Yucheng to achieve its goals of business growth.

        China Unistone and the Selling Stockholders plan to complete the stock purchase promptly after the China Unistone special meeting, provided that:

  •
  China Unistone's stockholders have approved the securities purchase agreement and the redomestication merger proposals;

  •
  holders of less than 20% of the shares of common stock issued in China Unistone's initial public offering vote against the stock purchase proposal and demand conversion of their shares into cash; and

  •
  the other conditions specified in the securities purchase agreement have been satisfied or waived.

        E.J. McKay & Co., a company formed under the laws of the PRC, which is owned/controlled by Mr. James Z. Li, the current chief executive officer and a director of China Unistone, assisted China Unistone in identifying potential acquisition candidates and performing due diligence and other assessments of such candidates selected for discussions and negotiations, including Sihitech and e-Channels. China Unistone agreed to reimburse E.J. McKay & Co. only for its expenses incurred in connection with its services. E. J. McKay & Co. will not be paid any other compensation. To date, China Unistone has paid $52,519 to E.J. McKay & Co. and expects to pay approximately an additional $20,000 at closing for unreimbursed expenses.

The Securities Purchase Agreement

        The securities purchase agreement is included as an annex to this proxy statement/prospectus. We encourage you to read the securities purchase agreement. It is the legal document that governs the stock purchase and the other transactions contemplated by the securities purchase agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The China Unistone Stock Option Plan

        The stock option plan reserves 1,500,000 shares of China Unistone common stock for issuance in accordance with the plan's terms. The purpose of the stock option plan is to enable China Unistone to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to China Unistone have been, are or will be important to the success of China Unistone, an opportunity to acquire a proprietary interest in China Unistone. The various types of awards that may be provided under the stock option plan will enable China Unistone to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. Upon the redomestication merger, the plan will become that of Yucheng, and will be administered by the board of directors of Yucheng using the common stock of Yucheng instead of China Unistone common stock.

        The stock option plan is included as an annex to this proxy statement/prospectus. We encourage you to read the stock option plan in its entirety.

Management

        After the consummation of the stock purchase and of the redomestication merger, the board of directors of the surviving corporation will be Messrs. Weidong Hong, Shuo Zeng, Chih T. Cheung, Tao Huang, Chi Wei Joong, Li Liao and Henry Wang.

        Each of Messrs Weidong Hong, Shuo Zeng and Chih T. Cheung will enter into a three-year employment agreement with Yucheng. Mr. Hong will be employed as the chief executive officer,

Mr. Zeng will be employed as the chief operating officer and Mr. Cheung will be the non-executive chairman of the board.

        Mr. Peter Li, the current chief financial officer of Sihitech, will be the chief financial officer of Yucheng.

Special Meeting of China Unistone's Stockholders

        Date, time and place.    The special meeting of the stockholders of China Unistone will be held at 10:00 a.m., eastern time, on November 24, 2006, at 405 Lexington Avenue, 19th Floor, New York, New York to approve the stock purchase, the redomestication merger, and the stock option plan proposals.

Approval of the Stockholders of Sihitech BVI and e-Channels BVI and Related Companies

        The corporate stockholders of Sihitech BVI and e-Channels BVI have approved the stock purchase proposal and the transactions contemplated thereby by virtue of the execution of the securities purchase agreement. In addition, the beneficial owners of these corporate stockholders have taken action to reorganize the holdings of Sihitech and e-Channels in the PRC and obtained the necessary approvals of the PRC authorities to transfer the equity interests of the PRC companies to Sihitech BVI and e-Channels BVI. No other approval of the transaction is required by any of the shareholders of the corporate stockholders or holders of the minority interests of the subsidiaries of Sihitech.

Voting Power; Record Date

        You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of China Unistone common stock at the close of business on October 27, 2006, which is the record date for the special meeting. You will have one vote for each share of China Unistone common stock you owned at the close of business on the record date. China Unistone warrants do not have voting rights. On the record date, there were 4,200,000 outstanding shares of China Unistone common stock.

Vote Required to Approve the Proposals

        The approval of the securities purchase agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of China Unistone common stock on the record date.

        The approval of the redomestication merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of China Unistone common stock on the record date.

        The approval of the stock option plan proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

Relation of Proposals

        The stock purchase will not be consummated unless the redomestication merger proposal is approved, and the redomestication merger will not be consummated unless the stock purchase proposal is approved. The approval of the stock option plan is not a condition to consummation of either the stock purchase or the redomestication merger proposals.

Conversion Rights

        Pursuant to China Unistone's certificate of incorporation, a holder of shares of China Unistone's common stock issued in its initial public offering, if the stockholder affirmatively votes against the stock purchase agreement and related transactions, may demand that China Unistone convert such shares into cash. [A broker non-vote and abstention are not the equivalent of an affirmative vote against the stock purchase proposal.] This demand must be made in writing at the same time that the stockholder votes against the stock purchase proposal. If so demanded, China Unistone will convert each share of common stock into a pro rata portion of the trust account as of the record date. If you exercise your conversion rights, then you will be exchanging your shares of China Unistone common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. If the stock purchase is not completed, then these shares will not be converted into cash at that time.

        The stock purchase will not be consummated if the holders of 20% or more of common stock issued in China Unistone's initial public offering (690,000 shares or more) exercise their conversion rights.

Appraisal Rights

        Appraisal rights are available under the Delaware General Corporation Law for the stockholders of China Unistone in connection with the redomestication merger proposal. The procedure to exercise appraisal rights is described in detail elsewhere in this proxy statement. For a more complete discussion of appraisal rights, see pages 85 to 87 and Annex I.

Proxies

        Proxies may be solicited by mail, telephone or in person.

        If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Stock Ownership

        On the record date, directors and executive officers of China Unistone and their affiliates (the "Management Shareholders") beneficially owned and were entitled to vote 641,250 shares of China Unistone's common stock. In addition, there are four additional persons who beneficially own 108,750 shares of common stock acquired prior to the initial public offering. Together the Management Shareholders and these stockholders are the "Initial Shareholders." The total of these two groups of shares represent 750,000 shares or approximately 17.9% of China Unistone's issued and outstanding common stock. In connection with its initial public offering, China Unistone and EarlyBirdCapital, Inc. entered into agreements with each of the Initial Shareholders, pursuant to which each Initial Stockholder agreed to vote his or its shares of China Unistone common stock on the business combination in accordance with the majority of the votes cast by the holders of shares issued in connection with the initial public offering.

China Unistone's Board of Directors' Recommendation

        After consideration, China Unistone's board of directors has determined unanimously that the securities purchase agreement proposal with Sihitech BVI and e-Channels BVI, the redomestication merger proposal, and the stock option proposal are fair to, and in the best interests of, China Unistone and its stockholders. China Unistone's board has unanimously approved and declared advisable the securities purchase agreement proposal, the redomestication merger proposal and the stock option plan proposal, and unanimously recommends that you vote or instruct your vote to be cast "FOR" the adoption of the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal. For a more complete discussion of the reason for the recommendation, see pages    to    .

Interests of China Unistone Directors and Officers in the Stock Purchase

        When you consider the recommendation of China Unistone's board of directors that you vote in favor of adoption of the stock purchase proposal, you should keep in mind that a number of China Unistone's executives and members of China Unistone's board have interests in the securities purchase agreement that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

  •
  If the securities purchase agreement is not approved and China Unistone fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation, China Unistone would be required to liquidate. In such event, the shares of common stock held by China Unistone's directors and officers would be worthless because China Unistone's directors and officers are not entitled to receive any of the liquidation proceeds and any warranty they hold will expire worthless;

  •
  China Unistone's executives and directors own a total 641,250 shares of China Unistone common stock that have a total market value of $3,552,525 based on China Unistone's share price of $5.54 as of October 27, 2006, the record date. They also own an aggregate of 900,002 common stock purchase warrants that have a total market value of $1,080,002 based on the China Unistone warrant price of $1.20 as of October 27, 2006, the record date. Because as China Unistone's directors and executives are contractually prohibited from selling their shares prior to November 24, 2007, during which time the value of the shares may increase or decrease. Therefore, it is impossible to determine what financial impact the stock purchase agreement and acquisition will have on China Unistone's directors and executives, but because the 641,250 shares were purchase for $.033 per share, it is likely they will profit regardless of how successful Yucheng is in the future;

  •
  The transactions contemplated by the securities purchase agreement provide that Mr. Chih T. Cheung will be a director of Yucheng;

  •
  After completion of the acquisition, Mr. Chih T. Cheung will have an employment agreement with Yucheng, which provides for a three year employment period at an annual salary of $50,000 and the opportunity to be granted stock options and other employment related benefits solely for his serving as non-executive chairman of the board;

  •
  After completion of the acquisition, Mr. James Preissler will have a consulting agreement with Yucheng, under which Mr. Preissler will provide ten hours per week of United States-based investor relations and business strategy services commencing at closing for a period of 24 months at the monthly rate of $4,166, payable in advance at closing in the aggregate for a total of $100,000, not subject to return on cancellation or termination of the agreement.

  •
  Messrs. Chih Cheung, James Li and James Preissler, three of China Unistone's directors and officers will be jointly and severally liable for the termination fee of $200,000 that is payable to the stockholders of Selling Stockholders if the securities purchase agreement is terminated under certain limited conditions; and

  •
  If China Unistone is liquidated without having consummated a business combination, each of Chih T. Cheung, the chairman of the board, James Z. Li, the chief executive officer and secretary, and James Preissler, the chief financial officer, will be personally liable to pay the debts and obligations of China Unistone to vendors that are owed money for services and products in excess of the proceeds of the initial public offering not held in the trust account, and it is possible that Messrs. Cheung, Li and Preissler may not be able to satisfy those obligations.

Conditions to the Completion of the Stock Purchase

  Conditions of Both Parties

        The adoption of the securities purchase agreement will require the affirmative vote of the holders of a majority of the outstanding common stock of China Unistone. The holders of the common stock of China Unistone issued prior to its initial public offering, including the current officers and directors of China Unistone, have agreed to vote their shares in the matter of the approval of the securities purchase agreement to the same effect as the majority of the shares sold in the initial public offering ("Public Shares") are voted. Additionally, if holders owning 20% or more of the Public Shares vote against the transaction and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by China Unistone for the benefit of the holders of the Public Shares, then the transaction contemplated by the Agreement cannot be consummated.

        The necessary governmental approvals shall have been obtained on an unconditional basis for the acquisition of 100% of the equity interest in Sihitech by Sihitech BVI in accordance with the Onshore Sihitech SPA Agreements and for the 100% of the equity interest in e-Channels by e-Channels BVI in accordance with the Onshore e-Channels SPA Agreements. Each of Sihitech and e-Channels will have been converted into a company wholly owned by Sihitech BVI and e-Channels BVI for PRC regulatory purposes and receive a business license therefore. (describe above and put in list of exhibits)

        In addition, the consummation of the transactions contemplated by the securities purchase agreement is conditioned upon (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the securities purchase agreement have been materially complied with by each party, and (iv) the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings.

  Additional Conditions to Closing for Selling Stockholders

        The obligations of the Selling Stockholders to consummate the transactions contemplated by the Agreement also are conditioned upon each of the following, among other things:

  (i)
  There shall have been no material adverse change in the assets, liabilities, financial condition or prospects of China Unistone or Yucheng;

  (ii)
  There shall not have been a material adverse effect on the operations, financial condition or prospects of China Unistone or Yucheng;

        At the closing, the directors and officers of China Unistone will have resigned; and

        Yucheng will have entered into employment agreements with Messrs. Weidong Hong, Shuo Zeng and Chih T. Cheung.

  Additional Conditions to Closing for China Unistone and Yucheng

        The obligations of China Unistone to consummate the transactions contemplated by the securities purchase agreement also are conditioned upon each of the following, among other things:

  (i)
  At the closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of Sihitech or e-Channels or their businesses since the date of the financial statements provided before the date of the securities purchase agreement and as described in this proxy statement/prospectus; and

  (ii)
  There shall not have been a material adverse effect on the operations, financial condition or prospects of Sihitech and e-Channels.

No Solicitation

        The securities purchase agreement contains detailed provisions prohibiting each of China Unistone, Sihitech, e-Channels and the Selling Stockholders from seeking an alternative transaction. These covenants generally prohibit China Unistone, Sihitech, e-Channels and the Selling Stockholders, as well as their officers, directors, subsidiaries, employees, agents and representatives, from taking any action to solicit an alternative acquisition proposal. The securities purchase agreement does not, however, prohibit China Unistone from considering an unsolicited bona fide written superior proposal from a third party. The approval of the securities purchase agreement by the Selling Stockholders has already been given, and no proposal from a third party will be effective to revoke or withdraw that approval.

Termination, Amendment and Waiver

        The securities purchase agreement may be terminated at any time prior to the consummation of the stock purchase, whether before or after receipt of the China Unistone stockholder approval, as follows:

  •
  By mutual written consent of China Unistone on the one hand and Selling Stockholders on the other hand;

  •
  By either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

  •
  By either party if the closing has not occurred by November 24, 2006;

  •
  By either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

  •
  by Selling Stockholders if the board of directors of China Unistone shall have failed to recommend or withdrawn or modified in a manner adverse its approval or recommendation of the securities purchase agreement or any of the transactions contemplated thereby;

  •
  by China Unistone if the board of directors determines in good faith, based on the advice of outside counsel that the failure to terminate the securities purchase agreement would result in the board of directors breaching its fiduciary duties to the stockholders by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction; or

  •
  By either party if, at the China Unistone stockholder meeting, the securities purchase agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of China Unistone's common stock, or 20% or more of the Public Shares request conversion of their shares into the pro rata portion of the trust fund in accordance with China Unistone's certificate of incorporation.

        In the event of a termination of the securities purchase agreement, each of the parties will bear its own expenses of the transaction. Notwithstanding the foregoing, if the securities purchase agreement is terminated because China Unistone terminates because of the others breach then it will be entitled to $200,000 from the Selling Stockholders on a joint and several basis. If the Agreement is terminated by the Selling Stockholders for a breach by China Unistone or withdrawal of the China Unistone recommendations of the transaction, then Messrs. Cheung, Li and Preissler, current directors and officers of China Unistone, jointly and severally in accordance with their percentage ownership of China Unistone before the public offering, will pay $200,000 to the Selling Stockholders.

        None of Sihitech, e-Channels and the Selling Stockholders have any right to damages from China Unistone or Yucheng and they have no right to any amount held in the trust account of China Unistone. The Sihitech, e-Channels and the Selling Stockholders have agreed not to make any claim against China Unistone and Yucheng that would adversely affect the business, operations or prospects of China Unistone and Yucheng or the amount of the funds held in the trust account.

Quotation or Listing

        China Unistone's outstanding common stock, warrants and units are quoted on the Over-the-Counter Bulletin Board. The closing prices for these securities on October 27, 2006, the record date, were $5.54, $7.50 and $1.20, respectively.

        Yucheng has applied for listing of the common stock and warrants of Yucheng to be issued at the consummation of the securities purchase agreement on the Nasdaq National Market. The proposed symbols for Nasdaq are YTEC and YTECW. Seeking the Nasdaq listing is an obligation of China Unistone under the securities purchase agreement, but not a condition to the consummation of the transactions. If Nasdaq listing is not achieved, it is anticipated that the common stock and warrants will continue to trade on the OTCBB. There can be no assurance that the Yucheng securities will be listed on The Nasdaq National Market.

Governance and Voting Arrangements after the Purchase

        The board of the combined company will initially consist of seven members. The securities purchase agreement provides that the board may have up to nine members and further provides that four of whom may be designated by the former stockholders of Sihitech, two of whom may be designated by the former stockholders of e-Channels and three of whom may be designated by Messrs. Chih T. Cheung and James Z. Li. At the closing, the Selling Stockholders, Chih T. Cheung and James Z. Li will enter into a voting agreement with a term of three years. The composition of the board will comply with the independent director requirements of any exchange on which the securities of Yucheng are listed.

Indemnification by Yucheng Stockholders

        The Selling Stockholders have agreed to indemnify China Unistone and Yucheng for breaches of their representations, warranties and covenants. In order to secure the indemnity obligation, $250,000 of the cash portion of the purchase price will be retained by Yucheng. The funds do not represent the exclusive remedy for losses incurred in connection with a breach by the Selling Stockholders. The holdback will only be available to satisfy claims against the Yucheng Parties that are made within one year after the completion of the securities purchase. On the one-year anniversary of completion of the stock purchase, any remaining holdback that has not been used to satisfy damages will be released to the Selling Stockholders, however, certain rights to indemnification survive for longer periods.

Comparison of Stockholders Rights

        In connection with the consummation of the securities purchase agreement, China Unistone has formed a wholly owned subsidiary under the laws of the British Virgin Islands, under the name of Yucheng. China Unistone will, if the stock purchase proposal and redomestication merger proposal are approved, merge with Yucheng, effectively changing its jurisdiction of incorporation from Delaware to the British Virgin Islands. China Unistone's common stock will be converted into common stock of Yucheng. The rights of China Unistone stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and British Virgin Islands law is included on pages 87 to 93 of this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Stock Purchase

        China Unistone has obtained an opinion from Graubard Miller, its counsel, which indicates that the redomestication merger will qualify as a reorganization for United States income tax purposes. No gain or loss will be recognized by the stockholders on the exchange of the China Unistone common stock for the stock of Yucheng, provided no holder of China Unistone common stock owns 5% or more of the stock of Yucheng following the redomestication merger. Stockholders of China Unistone are encouraged to consult their own tax advisors, because the tax consequences may be different among the stockholders depending on their personal circumstances.

        China Unistone also believes that it will not incur any material amount of federal tax as a result of the redomestication merger. It is expected that China Unistone will not recognize any gain or loss as a result of the stock purchase or redomestication merger with Yucheng. An evaluation will be made to establish whether China Unistone has any intangible assets which will be transferred to Yucheng in connection with the redomestication merger. If there are any such intangible assets it is not expected that they will be of a substantial amount and any federal income tax will not be of material significance. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Yucheng, the surviving company, to pay based on the value of its assets at the time of the merger.

Accounting Treatment

        In this three party transaction, Sihitech BVI will be treated as the accounting acquirer since Sihitech BVI shareholders will have a significant ownership percentage of the combined shares, the right to nominate and have elected four directors, significant management control of the combined company and its portion of the combined company historically has generated the largest segment of revenues. The transaction between China Unistone and Sihitech BVI will be accounted for as a recapitalization of Sihitech BVI. Since China Unistone is not an operating company, the stock purchase will be treated as the issuance of shares of Sihitech BVI for the net tangible assets (consisting principally of cash and short term investments) of China Unistone and there will be no goodwill recorded in this portion of the stock purchase. The transaction between this recapitalized Sihitech BVI and e-Channels BVI will be accounted for using the purchase method, with the assets and liabilities of e-Channels recorded at their fair market value. In addition, goodwill, if any, will be recorded for the excess of the purchase price over the market value of the net identifiable assets.

Regulatory Matters

        The stock purchase and the transactions contemplated by the securities purchase agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for securities law and corporate filings necessary to effectuate the transactions contemplated by the stock purchase and redomestication merger proposals with the State of Delaware and the British Virgin Islands.

Board Solicitation

        Your proxy is being solicited by the board of directors of China Unistone on each of the three proposals being presented to the stockholders at the special meeting.

SELECTED HISTORICAL FINANCIAL INFORMATION

        We are providing the following financial information to assist you in your analysis of the financial aspects of the stock purchase. We derived the historical information of Sihitech and e-Channels from the audited financial statements of Sihitech and e-Channels as of December 31, 2005, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2005. The unaudited financial information as at, and for the period ending, June 30, 2006, was derived from the internal accounting records of Sihitech and e-Channels, respectively. We derived the historical information of Sihitech and e-Channels from the unaudited management accounts of Sihitech and e-Channels as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001. We derived the China Unistone historical information from the audited financial statements of China Unistone as of December 31, 2005 and 2004, and for the periods then ended and from the unaudited financial statements at June 30, 2006 and 2005 and for the six-month periods then ended. The information is only a summary and should be read in conjunction with each company's historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Yucheng, China Unistone or the combined company resulting from the business combination.

SIHITECH HISTORICAL FINANCIAL INFORMATION

	Six Months Ended June 30,			Year Ended December 31,
	2006(USD)	2006(RMB)	2005(RMB)	2005(USD)	2005(RMB)	2004(RMB)	2003(RMB)	2002(RMB)	2001(RMB)
Revenue	13,425,689	107,346,438	83,880,923	21,973,022	177,326,680	244,882,561	190,020,284	109,777,417	97,863,687
Gross profit	3,798,450	30,370,885	24,340,960	5,482,116	44,241,767	52,621,612	35,181,505	23,119,769	20,223,531
Income tax expense	266,952	2,134,681	1,936,811	429,113	3,463,029	1,809,691	1,350,599	82,924	822,116
Net income(1)	1,793,552	14,340,523	7,938,921	1,800,526	14,530,600	20,580,802	8,395,303	1,186,528	3,257,502
	As at June 30,			As at December 31,
	2006(USD)	2006(RMB)	2005(RMB)	2005(USD)	2005(RMB)	2004(RMB)	2003(RMB)	2002(RMB)	2001(RMB)
Cash	1,076,205	8,604,904	21,434,452	5,293,018	42,715,712	39,830,609	32,866,104	15,362,396	16,589,795
Accounts receivable	12,839,031	102,655,758	31,630,997	6,841,117	55,209,183	49,282,851	18,980,024	11,620,349	12,523,924
Total current assets	20,832,861	166,571,229	96,524,924	17,856,341	144,104,238	104,399,794	72,253,386	41,665,490	36,718,843
Total assets	22,476,269	179,711,259	112,298,078	19,719,134	159,137,345	118,276,631	83,906,710	54,991,381	44,293,790
Total current liabilities	16,631,542	132,939,160	56,693,022	12,211,111	98,546,099	73,835,733	48,194,065	33,540,331	30,728,226
Long-term liabilities	474,239	3,791,824	5,196,987	494,597	3,991,498	271,750	35,730	—	—
Minority interests	—	—	—	—	—	3,001,004	3,089,573	2,259,011	560,053
Stockholders' equity	5,370,488	42,940,271	50,408,069	7,013,426	56,599,748	41,168,144	32,587,342	19,192,039	13,005,511

Total liabilities and stockholders' equity	22,476,269	179,711,259	112,298,078	19,719,134	159,137,345	118,276,631	83,906,710	54,991,381	44,293,790

  (1)
  If Sihitech and its subsidiaries had not had tax holidays and reduced favorable tax rates, net income would have been as follows:

	Six Months Ended June 30,			Year Ended December 31,
	2006(USD)	2006(RMB)	2005(RMB)	2005(USD)	2005(RMB)	2004(RMB)	2003(RMB)	2002(RMB)	2001(RMB)
Net income (loss)	$1,678,784	13,422,885	7,611,525	1,749,578	14,119,441	18,427,990	7,315,274	(747,513)	2,733,344

e-CHANNELS HISTORICAL FINANCIAL INFORMATION

	Year Ended June 30,			Year Ended December 31,
	2006(USD)	2006(RMB)	2005(RMB)	2005(USD)	2005(RMB)	2004(RMB)	2003(RMB)	2002(RMB)	2001(RMB)
Revenue	1,193,091	9,537,481	10,794,114	3,264,547	26,345,544	15,209,369	8,457,579	6,172,366	2,711,685
Gross profit	843,346	6,743,056	7,039,779	1,995,012	16,100,139	8,996,102	3,849,266	3,892,048	1,872,287
Income tax expense (benefit)	19,940	159,430	249,717	106,940	863,024	356,105	(78,488)	—	—
Net income(1)	365,684	2,923,862	3,563,107	1,339,362	10,808,922	5,162,364	717,666	2,749,665	1,404,058
	Six Months Ended June 30,			As at December 31,
	2006(USD)	2006(RMB)	2005(RMB)	2005(USD)	2005(RMB)	2004(RMB)	2003(RMB)	2002(RMB)	2001(RMB)
Cash	250,421	2,002,267	188,382	774,797	6,252,769	5,267,767	2,420,248	3,262,038	1,015,263
Accounts receivable	1,914,543	15,307,919	8,441,904	1,950,439	15,740,431	3,922,314	2,927,244	380,001	1,518,000
Total current assets	3,237,260	25,883,839	15,761,742	3,241,365	26,158,461	15,174,927	8,105,326	5,027,503	2,637,631
Total assets	3,570,976	28,552,047	17,726,990	3,533,208	28,513,697	16,731,533	8,833,188	5,683,744	3,015,216
Total current liabilities	1,701,523	13,604,700	3,018,139	806,740	6,510,552	5,623,305	2,961,799	530,022	1,111,158
Long-term liability				19,884	160,470	74,475	—	—	—
Stockholders' equity	1,846,833	14,766,537	14,596,860	2,706,584	21,842,675	11,033,753	5,871,389	5,153,721	1,904,058

Total liabilities and stockholders' equity	3,570,976	28,552,097	17,726,990	3,533,208	28,513,697	16,731,533	8,833,188	5,683,743	3,015,216

  (1)
  If e-channels had not had tax holidays, net income would have been as follows:

	Six Months Ended June 30,			Year Ended December 31,
	2006(USD)	2006(RMB)	2005(RMB)	2005(USD)	2005(RMB)	2004(RMB)	2003(RMB)	2002(RMB)	2001(RMB)
Net income	$336,762	2,692,615	3,277,145	1,230,899	9,933,526	4,748,479	621,789	2,337,215	1,193,449

CHINA UNISTONE HISTORICAL FINANCIAL INFORMATION

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	Year Ended December 31, 2005	Period from May 7, 2004 to December 31, 2004	For the Period From May 7, 2004 (Inception) to June 30, 2006
	(unaudited)				(unaudited)
Revenue	$—	$—	$—	$—	$—
Interest income on trust account	310,977	176,861	420,312	21,226	752,515
Net loss	(101,447)	(30,981)	(130,181)	(122,930)	(354,558)
Net loss per share	(.02)	(.01)	(.03)	(.09)	(0.11)
Cash dividends per share	—	—	—	—	—
	June 30, 2006	December 31, 2005	December 31, 2004
	(unaudited)
Total assets (including cash deposited in trust account in 2004)	$18,783,047	$18,362,282	$18,365,292
Common stock subject to possible conversion	3,517,241	3,517,241	3,517,241
Stockholders' equity	14,426,681	14,528,128	14,658,309

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        In this three party transaction, Sihitech BVI will be treated as the accounting acquirer since Sihitech BVI shareholders will have the most significant ownership percentage of the combined shares, the right to nominate and have elected four directors, significant management control of the combined company and its portion of the combined company historically has generated the largest segment of revenues. The transaction between China Unistone and Sihitech BVI will be accounted for as a recapitalization of Sihitech BVI. Since China Unistone is not an operating company, the stock purchase will be treated as the issuance of shares of Sihitech BVI for the net tangible assets (consisting principally of cash and short term investments) of China Unistone and there will be no goodwill recorded in this portion of the stock purchase. The transaction between this recapitalized Sihitech BVI and e-Channels BVI will be accounted for using the purchase method, with the assets and liabilities of e-Channels recorded at their fair market value. In addition, goodwill, if any, will be recorded for the excess of the purchase price over the market value of the net identifiable assets.

        We have presented below selected unaudited pro forma combined financial information that reflects the purchase method of accounting and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the stock purchase. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

	Year Ended December 31, 2005		Sixth Month Ended June 30, 2006
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$25,238	$25,238	$14,619	$14,619
Net income	2,003	1,923	1,586	1,514
Net income per share—diluted	0.20	0.21	0.13	0.13
Total assets			49,559	45,856
Long-term debt			438	438
Stockholders' equity			29,504	25,800

COMPARATIVE PER SHARE INFORMATION

        The following table sets forth selected historical per share information of Sihitech BVI, e-Channels BVI and China Unistone and unaudited pro forma combined per share ownership information of Sihitech BVI, e-Channels BVI and China Unistone after giving effect to the securities purchase proposal and the redomestication merger between the China Unistone and Yucheng, assuming a maximum level and a minimum level of approval of the securities purchase by China Unistone stockholders who exercise their conversion and/or appraisal right. In this three-party transaction, Sihitech BVI will be treated as the accounting acquirer. The transaction between China Unistone and Sihitech BVI will be accounted for as a recapitalization of Sihitech BVI. The transaction between this recapitalized Sihitech BVI and e-Channels BVI will be accounted for as a purchase of e-Channels BVI by Sihitech BVI under the purchase method of accounting.

        You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Sihitech and e-Channels and China Unistone and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Sihitech and e-Channels Yucheng or China Unistone pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from financial statements as of and for the years ended December 31, 2004 and 2005.

        The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Sihitech, e-Channels, Yucheng or China Unistone would have been had the companies been combined or to project the Yucheng and China Unistone results of operations that may be achieved after the stock purchase.

Number of shares of common stock assumed to be issued in stock purchase:	Yucheng	China Unistone(1)(2)	Combined Company(2)
Assuming maximum approval	5,328,320	4,200,000	9,528,320
Assuming minimum approval	5,328,320	3,510,000	8,838,320
Net (loss) per share—historical:
Year ended December 31, 2004:	—	(0.09)	—
Year ended December 31, 2005:	—	(0.03)	—
Six months ended June 30, 2006:	—	(0.02)	—
Diluted net income per share—pro forma:
Year ended December 31, 2005:
Maximum	—	—	0.20
Minimum(3)	—	—	0.21
Six months ended June 30, 2006:
Maximum	—	—	0.13
Minimum(3)	—	—	0.13
Book value per share—December 31, 2005(4)	—	4.30	—
Book value per share—June 20, 2006(4)	—	4.27	3.10
Cash dividends declared per share—Year ended December 31, 2005	—	—	—

Notes:

(1)
Operations of China Unistone are for the period from May 7, 2004 (inception) to December 31, 2005.

(2)
Historical per share amounts for China Unistone were determined based upon the actual weighted average shares outstanding at December 31, 2005 and 2004 and the consolidated pro forma per share amounts for China Unistone and Yucheng were determined based upon the assumed number of shares to be issued under the two different levels of approval.

(3)
Calculated based on the minimum approval, to record refund of funds plus related interest to converting stockholders.

(4)
Combined company calculated assuming maximum approval.

MARKET PRICE INFORMATION

        China Unistone's common stock, warrants and units are each quoted on the Over-the-Counter Bulletin Board under the symbols CUAQ, CUAQW and CUAQC, respectively. China Unistone's units commenced public trading on November 18, 2004 and its common stock and warrants commenced public trading on November 24, 2004. The closing price for each share of common stock, warrant and unit of China Unistone on Monday, December 19, 2005, the last trading day before announcement of the execution of the securities purchase agreement, as amended, was $5.55, $1.41 and $8.65, respectively.

        In connection with the securities purchase agreement, application has been made for the quotation of the Yucheng common stock and warrants on the Nasdaq National Market. No assurance can be given that the Yucheng securities will be listed thereon. The proposed symbols are YTEC and YTECW. Management anticipates that the Nasdaq listing will be concurrent with the consummation of the redomestication merger. If the listing on Nasdaq is not finally approved, it is expected that the common stock, warrants and units will continue to trade on the OTCBB. Currently there is no trading market for any securities of Yucheng, and there can be no assurance that a trading market will develop.

        The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the China Unistone common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Over-the-Counter Bulletin Board
	China Unistone Common Stock		China Unistone Warrants		China Unistone Units
	High	Low	High	Low	High	Low
2004 Fourth Quarter	$5.20	$4.78	$0.80	$0.60	$7.00	$5.95
2005 First Quarter	$5.60	$5.10	$1.12	$0.80	$7.75	$6.60
2005 Second Quarter	$5.52	$5.05	$0.48	$0.75	$7.15	$6.50
2005 Third Quarter	$5.45	$5.10	$1.20	$0.83	$7.95	$6.60
2005 Fourth Quarter	$6.75	$5.15	$2.07	$0.93	$10.60	$6.65
2006 First Quarter	$8.40	$6.77	$3.00	$1.96	$14.00	$10.70
2006 Second Quarter	$8.85	$6.25	$3.28	$1.83	$15.00	$10.00
2006 Third Quarter	$7.00	$5.40	$1.78	$1.18	$10.40	$7.85

        On October 27, 2006, the record date, the closing prices of the common stock, units and warrants of China Unistone were $5.54, $7.50 and $1.20, respectively.

Holders

        As of October 27, 2006, there was one holder of record of the units, 10 holders of record of the common stock and one holders of record of the warrants. China Unistone believes the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each.

        It is anticipated that the number of holders of Yucheng common stock after the redomestication merger will be about the same as the number of holders of China Unistone common stock. Immediately thereafter the number of holders will be increased by 6 persons by the issuance of shares in the acquisition of Sihitech and e-Channels.

Dividends

        China Unistone has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

        The payment of dividends by Yucheng in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Yucheng subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the stock purchase proposal.

If Yucheng does not manage its growth after the combination, the chances for continued profitability may slow or stop.

        The acquisition by Yucheng of the businesses of Sihitech and e-Channels through their holding company structure will permit the combined business to take advantage of the synergies the businesses offer one another. The continued success of Yucheng is partly dependent on a successful integration and being able to take advantage of the expanded opportunities presented by cross selling clients, achieving new products and services that are higher margins selected or developed from the current offerings and leveraging core banking know-how and relationships. If Yucheng experiences disruptions during the integration process or they are not able to take advantage of the currently perceived opportunities, then it is likely that the companies will not grow their operations and revenues as expected. Investors will not then experience the rewards of a growing company and may suffer a loss in the value of their investment.

The businesses of Sihitech and e-Channels depend on the financial services industry, and changes within that industry could reduce demand for their products and services.

        The majority of the revenues of Sihitech and e-Channels have been derived from services and products to Chinese local banks. Unfavorable economic conditions adversely impacting that part of the financial services industry could have a material adverse effect on our business, financial condition and results of operations. For example, depository financial institutions have experienced, and may continue to experience, cyclical fluctuations in profitability as well as increasing challenges to improve their operating efficiencies. Due to the entrance of foreign global players, non-traditional competitors and the current environment of low interest rates, the profit margins of depository financial institutions have narrowed. As a result, some financial institutions have slowed, and may continue to slow, their capital spending, including spending on web-based products and solutions, which can negatively impact sales to new and existing clients. Decreases in, or reallocation of, capital expenditures by our current and potential clients, unfavorable economic conditions and new or persisting competitive pressures could adversely affect our business, financial condition and results of operations.

The offices of the China Construction Banks will generate a significant portion of the Yucheng revenues, the loss of which would have an adverse impact on future revenues and the future value of the company to investors.

        Yucheng, on a combined basis in 2005, received approximately 61.2% of its revenues from services and products to different provincial branch offices and departments in the headquarters of the China Construction Bank, one of the largest banks in the PRC. Each of the engagements with the branches and departments are under separate and independent contracts, and the projects vary in scope and nature of services and products. In 2005, there were 117 separate legal contracts. On a combined historical basis, the largest accounts within CCB accounted for 25.6% of the combined company's historical revenues in 2005 and was with the head office of CCB. Two other accounts within the CCB Group represented 6% and 3.7% of the combined company's historical revenues in 2005 and were with the Beijing Branch and Lioaning Provincial Branch. The rest of the contracts were distributed among other provincial branches around China. Notwithstanding the separate legal treatment of the engagements, a substantial failure to provide the contracted services and products under one agreement may result in a disruption to the overall CCB relationship. Also, if the general IT spending pattern and budgeting of CCB is changed or reduced, there could be an adverse impact on the combined company's ability to offer services and win contracts from different entities within CCB. There are no long term contracts with the CCB group on which the company depends. There can be no assurance that

Yucheng will be able to continue to retain these customers, and that Yucheng will maintain or increase their current level of business in the future.

There exists substantial and increasing competition with which the businesses of Sihitech and e-Channels must compete in service offerings and pricing and if the companies are not successful in addressing those issues, it may lose market share and revenue potential.

        In general, the level of competition in the PRC market IT services and solutions to the banking services sector is intense. Yucheng will face competition from both local and international companies. Some of the competitors have longer operating histories, larger clientele, more varied service and product offerings and more extensive personnel and financial resources which place them in a better position than Yucheng to develop and expand their range of services and market share. It is also expected that there will be competition from new entrants into the industry. Current or future competitors may develop or offer services that are comparable or superior to ours at a lower price. In addition, only some of the products and services of the companies are protected by intellectual property rights, therefore competitors would not be prevented from copying our business techniques. If we fail to successfully compete against our current and future competitors, our business, financial condition and operating results will be adversely affected.

In some service areas of the IT business, prices are decreasing which is adversely effecting margins in those areas; if the combined company does not meet the resulting pricing structure or shift away from those areas of business to more remunerative services, it may experience losses.

        There has been increasing competition in some areas of IT consulting services with the result of more competitive pricing and falling margins being experienced by Sihitech and e-Channels. These are generally in the areas of labor intensive contracts with not much need for proprietary solutions or know-how. Smaller IT service companies depend on price cutting strategy to win those contracts. If the combined company does not successfully manage its business and compete in these areas for engagements, it will suffer business or financial loss. The combined company may also address the competitive situation by shifting to other service areas where margins are better or providing extra services or enhancements that result in different pricing. If it is not successful in implementing differentiating or other services, the companies may suffer losses in these particular segments of its business.

The failure to retain existing customers or changes in their continued use of our services will adversely affect operating results.

        The businesses of Sihitech and e-Channels, in part, each compete using a service and product and fee structure designed to establish, solid, long term client relationships and recurring revenues through ongoing usage by customers. Some of the revenues are dependent on recurring revenues and the continued acceptance of their services by customers in areas such as account presentation, payments and other financial services. The failure to retain the existing customers or a change in spending patterns and budgetary aspects of competing products would adversely affect the business model. Also, competitors may compete directly by adopting a similar business model or through the acquisition of companies, such as resellers, who provide complementary products or services.

The combined companies may incur losses on projects which are undertaken on a fixed-priced basis which would reduce margins and profitability.

        IT consulting projects comprise a significant portion of the income and are usually undertaken on a fixed price basis where customers are charged a fixed price that is determined based on an evaluation of the estimated resources required to implement the project. If the project costs or scope of work to be done are underestimated for contracts that they win, there could result unanticipated costs which the companies will have to bear, resulting in reduced profits and overall business losses. This would have an adverse impact on the financial condition and the results of operations.

IT infrastructure components are obtained from selected suppliers; if the ability to obtain needed items is disrupted, the businesses of Sihitech and e-Channels would be adversely effected.

        Many of the IT consulting services and system infrastructure installations conducted by Sihitech and e-Channels depend on the availability of the necessary hardware equipment and software applications from third parties. The current hardware vendors include IBM, HP, Sun and Intel for servers; Cisco, Nortel and Huawei for network equipment; and Oracle, Microsoft and BEA for software. The companies have established relations with selected suppliers. There is no assurance that these vendors/distributors will continue to offer needed items or not terminate their relationship with the companies. Although there are alternative suppliers for most of the needs, if the companies are unable to obtain the necessary IT infrastructure components from these or comparable vendors/distributors on a timely basis, the business, financial condition and results of operation would be adversely affected.

If the senior management team and critical staff are not retained, the combined businesses may suffer a loss of reputation, suffer an inability to manage its commitments and expand its operations as planned.

        In a service-oriented business, personal relationships, goodwill and networks are critical in obtaining and maintaining customer engagements. The ability to successfully complete engagements depends on a trained, knowledgeable and stable staff. Future success depends on the continued efforts of the senior management team in building good relationships with existing and potential customers and in the implementation of the growth and business strategy and the company's' ability to retain and replace its staff. The senior management team has substantial experience in the services offered by the companies and has been instrumental in past growth and expansion. The loss of any member of the senior management team and critical staff could, without adequate replacement, have an adverse impact on the business, financial condition and results of operations.

If the combined companies are unable to protect their respective proprietary technology and other rights, there may be an inability to effectively compete.

        The combined companies will rely on a combination of patent, copyright, trademark and anti-competition laws, as well as licensing agreements, third-party nondisclosure agreements, internal confidentiality policies and other contractual provisions and technical measures to protect their respective intellectual property rights. PRC law is still developing in this area and the enforcement of such rights at the judicial level cannot be certain. There can be no assurance that these protections will be adequate to prevent competitors from copying or reverse-engineering their products, or that competitors will not independently develop technologies that are substantially equivalent or superior to their technology. To protect their trade secrets and other proprietary information, employees, consultants, advisors and collaborators are required to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Although the combined companies will hold registered rights covering certain aspects of their technology, there can be no assurance of the level of protection that these registrations will provide. The companies may have to resort to litigation to enforce the intellectual property rights, to protect the trade secrets or know-how, or to determine their scope, validity or enforceability. Enforcing or defending intellectual property rights is expensive, could cause diversion of resources and may not prove successful.

If the combined companies proprietary rights infringe on those of other persons, they could be required to redesign those products, pay royalties or enter into license agreements with third parties or have to cease offering the infringing right, any of which could have an adverse impact on the business and revenues and profits of the companies.

        There can be no assurance that a third party will not assert that the intellectual property rights and services of the combined companies violate their intellectual property rights. To some extent the laws of the PRC is not extensively developed in the area of enforcement. As the number of products offered by the combined companies and competitors increases and the functionality of these products further overlap, the provision of web-based financial services technology may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

  •
  be expensive and time consuming to defend;

  •
  cause the combined companies to cease making, licensing or using products that incorporate the challenged intellectual property;

  •
  require the combined companies to redesign our products, if feasible;

  •
  divert management's attention and resources; and

  •
  require the combined companies to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies.

System failures could hurt business reputation, and the combined companies could be liable for some types of failures the extent or amount of which cannot be predicted.

        The operations of the combined companies depend on their ability to protect their systems from interruption caused by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. The companies in the future plan to maintain their own offsite disaster recovery facility. In the event of major disasters, both primary and backup locations could be equally, adversely impacted. They do not currently have sufficient backup facilities to provide full Internet services, if their primary facility is not functioning. They could also experience system interruptions due to the failure of their systems to function as intended or the failure of the systems relied upon to deliver services such as ATM networks, the Internet, or the systems of financial institutions, processors that integrate with other systems and networks and systems of third parties. Loss of all or part of the systems for a period of time could have a material adverse effect on their business and business reputation. The combined companies may be liable to their clients for breach of contract for interruptions in service. Due to the numerous variables surrounding system disruptions, the extent or amount of any potential liability cannot be predicted.

The products of Sihitech and e-Channels use internally developed software and systems as well as third-party products, any of which may contain errors and bugs, the effect of which could cause the combined companies to spend additional sums and time to correct or cause a breach of services agreements and pay damages.

        The products of Sihitech and e-Channels may contain undetected errors, defects or bugs that may or may not be correctable. The products involve integration with products and systems developed by third parties. Complex software programs of third parties may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in existing or future products or third-party products upon which company products are dependent, with the possible result of delays in or loss of market acceptance of company products, diversion of resources, injury to corporate reputation and increased expenses and payment of damages.

If the PRC does not leave in place or continue to expand its economic reforms, the result may be to interfere with the growth of private businesses in the PRC.

        Since the late 1970's, the PRC has been reforming its economic system and changing from a planned economy based on governmental dictates and priorities to one that uses market forces to influence deployment of economic resources, labor and capital and to determine business endeavors. It is impossible to predict whether or not the government will continue to encourage economic liberalization and further release its control over the economy and encourage private enterprise. We also cannot predict the timing or extent of future economic reforms that may be proposed. Any reimposition of planned economy regulation or similar kinds of restrictions could reduce the freedom of private businesses to operate in a profitable manner, restrict inflows of capital or stifle investor willingness to participate in the PRC economy. To the extent additional capital is needed, any restrictions on foreign ownership, foreign investment and repatriation of profits will hamper the company's ability to find capital outside of the PRC. Such restrictions may also discourage exercise of the outstanding warrants of China Unistone and assumed by Yucheng.

The economy of China has been experiencing unprecedented growth and resulted in some inflation which if the government tries to control by traditional means of monetary policy or return to planned economic techniques, the business will suffer a reduction in sales growth and expansion opportunities.

        The rapid growth of the Chinese economy has resulted in higher levels of inflation. If the government tries to control inflation, it may have an adverse effect on the business climate and growth of private enterprise in the PRC. An economic slow down will have an adverse effect on the combined company's sales and may increase costs. If inflation is allowed to proceed unchecked, Yucheng's costs would likely increase, and there can be no assurance that it would be able to increase its prices to an extent that would offset the increase in its expenses.

A reinstitution of repatriation restrictions and reporting may limit the ability to pay dividends, expand business and reduce the attractiveness of investing in Chinese business opportunities.

        PRC law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in the PRC to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange (SAFE). SAFE regulations required extensive documentation and reporting, some of which is burdensome and slows payments. If there is a reinstitution of repatriation restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business in which they own because PRC law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with PRC accounting standards and regulations. In accordance with PRC law, companies must appropriate 10% and 5% of net income each year as "statutory surplus reserve" and "statutory public welfare reserve," respectively. The net income of a company for purposes of this calculation is derived in accordance with PRC GAAP. These appropriations may not be distributed as dividends. Therefore, it is possible that the PRC tax authorities may require changes in the income of the company that may limit its ability to pay dividends and other distributions to shareholders. These rules and possible changes could restrict a company in the PRC from repatriating funds to Yucheng, and ultimately the public shareholders, as dividends.

Any devaluation of the currency of the PRC could negatively impact the future Yucheng's results of operations as reported in United States dollars.

        Upon consummation of the acquisition by Yucheng, the operations of the company will be located exclusively in the PRC. If the exchange rate of the Renminbi is effected by lowering its value as against the US dollar, Yucheng's reported profitability when stated in US dollars will decrease. Yucheng do not intend to engage in any currency hedging transactions because the combined company's business is conducted in the PRC, and it will have few obligations denominated in currencies other than the Renminbi.

If certain exemptions within the PRC regarding withholding taxes are removed, Sihitech and e-Channels may be required to deduct Chinese corporate withholding taxes from any dividends that are paid to Yucheng stockholders which will reduce the return on investment.

        Under current PRC tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect to dividends paid to stockholders outside the PRC. If the foregoing exemption is eliminated, in the future Yucheng may be required to withhold such taxes which will reduce its revenues and the amount of retained earnings that may be distributed to the stockholders.

Because most of the Yucheng directors and officers will reside outside of the United States and substantially all of the assets will be located outside of the United States, it may be difficult for investors to enforce their legal rights against such individuals and the company.

        Most of the directors and officers after the consummation of the securities purchase will reside outside of the United States and substantially all of Yucheng's assets will be located outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon the Yucheng directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties under the United States securities laws, the laws of the British Virgin Islands and the Yucheng Memorandum and Articles of Association. Moreover, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, and it is uncertain whether or not there would be effective enforcement in the PRC of criminal penalties imposed under United States securities laws.

There will be a substantial number of shares of common stock available for sale in the future which may lead to increased volumes of common stock available and a decline in the market price of the common stock.

        The initial purchase price for the acquisition of Sihitech BVI and e-Channels BVI and their operating companies in the PRC includes shares of common stock. These shares are not being registered and a substantial portion of them will be held by insiders; therefore they will be restricted. Commencing one year after the consummation of the acquisition, these shares will become eligible for resale in the public market under Rule 144 with limitations, and after two years some of these shares may become eligible for resale in the public market under Rule 144(k) to the extent not owned by affiliates. As a result, the number of shares available for sale will likely increase which tends to adversely impact the market price of a stock.

As a result of the reincorporation in the British Virgin Islands, the governing documents of the company will provide its stockholders with rights that differ from those afforded by Delaware law which may be more protective in some instances and less protective in others.

        China Unistone will merge with its wholly owned subsidiary in the British Virgin Islands, and the constituent documents of the BVI company will be in compliance with the laws of that jurisdiction. The rights of stockholders and requirements of directors of a BVI company differ in a number of respects from those of a Delaware company. These differences may result in differing outcomes in the event of takeovers, stockholder suits and governance procedures from those that the stockholders are familiar with when investing in United States companies. In addition, there is not a substantive body of law interpreting the corporate law of the BVI, so there is no basis for analyzing likely outcomes of such matters in advance. Finally, if there are controversies, these will have to be determined in accordance with BVI law and may have to be determined and enforced in jurisdictions other than the United States resulting in less predictability and additional costs.

As a result of the redomestication merger, the China Unistone stockholders have appraisal rights, the exercise of which would reduce the amount of cash assets available to the surviving corporation.

        The China Unistone stockholders have appraisal rights under Delaware law in connection with the redomestication merger. If exercised, these persons are entitled to a cash payment for the fair value of their shares at the time of the redomestication merger, without increase or decrease for the anticipated value of the merger or subsequent acquisition. Any payment will reduce the cash assets of the surviving company which may limit its ability to implement its business plan.

The combined company's working capital could be reduced, and China Unistone stockholders could own as little as 39.7% of the combined company's common stock, if China Unistone stockholders exercise their right to convert their shares into cash.

        Pursuant to China Unistone's certificate of incorporation, holders of shares issued in China Unistone's initial public offering may vote against the stock purchase and demand that China Unistone convert their shares into a pro rata share of the trust account, as of the record date, where a substantial portion of the net proceeds of the initial public offering are held, including all interest earned thereon. China Unistone and the Selling Stockholders will not consummate the stock purchase if holders of 690,000 or more shares of common stock issued in China Unistone's initial public offering, exercise these conversion rights. To the extent the stock purchase is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the stock purchase. As of October 27, 2006, the record date, assuming the stock purchase proposal is adopted, the maximum amount of funds that could be disbursed to China Unistone's stockholders upon the exercise of their conversion rights is approximately $3,762,720, or approximately 19.99% of the funds then held in the trust account based on a per-share conversion price of $5.36.

The outstanding warrants may be exercised and as a result the underlying shares would become eligible for future resale in the public market which would result in dilution and might have an adverse effect on the market price of the common stock.

        Outstanding warrants and unit purchase options to purchase an aggregate of 6,900,000 shares of common stock issued in connection with the China Unistone initial public offering will become exercisable after the consummation of the stock purchase. If they are exercised, then a substantial number of additional shares of China Unistone common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

        No warrant will be exercisable and the company will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the company has agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the company cannot assure you that the company will be able to do so, and if the company does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and it will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Any investor will only be able to exercise a warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

        No warrants will be exercisable and the company will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. At the time that the warrants become exercisable

(following our completion of a business combination), the company expects to either become listed on a national securities exchange, which would provide an exemption from registration in every state, or it will have to register the warrants in every state (or seek another exemption from registration in such states). Accordingly, the company believes holders in every state will be able to exercise their warrants as long as the prospectus relating to the common stock issuable upon exercise of the warrants is current. However, the company cannot assure you of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

If certain financial or financing objectives are achieved, the Selling Stockholders will be entitled to receive additional stock of the combined company, Yucheng, as contingent consideration for the acquisition of their stock which would result in dilution and might have an adverse effect on the market price of the common stock.

        Under the securities purchase agreement, the Selling Stockholders are entitled to receive additional common stock if certain financial or financing targets are achieved. There is no obligation to register the stock after issuance. However, after being held for the appropriate periods, the common stock will be eligible for resale under Rule 144. If the additional stock is earned, it will significantly increase the number of shares of common stock outstanding. The issuance of this additional stock will have a dilutive effect on the stock already outstanding and may cause a reduction in the trading price of the common stock in the public market.

Because the Selling Stockholders have contingent incentive consideration dependant on future financings and operations, they may have a interest directing the affairs of the combined company different from that of the stockholders.

        Because the Selling Stockholders, as a group, will own the majority of the shares after the combination and certain of the persons controlling the Selling Stockholders will be management and directors of Yucheng, they will be able to influence the financing options of Yucheng and whether or not the financial objectives of Yucheng are met, which results in the issuance of additional shares. Therefore, there may be a conflict of interest as much as an incentive, in the operational management of the combined company which may be contrary to the interests of stockholders.

If the combined company, Yucheng, meets targeted financing and earnings objectives, the Selling Stockholders will be entitled to additional cash payments which will reduce the amount of working capital available for use in the business which may hinder expansion or cause the company to borrow to cover expenses.

        In the future, if Yucheng raises additional capital and/or has net profits, the Selling Stockholders will be entitled to an additional $10,000,000 of cash consideration as contingent purchase price. To the extent that Yucheng must pay these amounts from its future additional capital and future profits, then it will have less funds available for use in the business. The reduced working capital may limit or hinder expansion or to cover expenses cause the company to borrow more funds at a time when borrowings may not be advantageous and at costs that are in excess of what might otherwise be acceptable.

If China Unistone is unable to receive a listing of its securities on the Nasdaq National Market, then it may be more difficult for its stockholders to sell their securities.

        The units, common stock and warrants are currently traded in the over-the-counter market and quoted on the Over-the-Counter Bulletin Board. Yucheng has applied for listing on the Nasdaq National Market. If Yucheng is unable to obtain a listing or approval of trading of its securities on Nasdaq National Market, then it may be more difficult for its stockholders to sell their securities.

China Unistone directors and executive officers have interests in the stock purchase that are different from yours because if the stock purchase is not approved then the securities held by them may become worthless.

        In considering the recommendation of the board of directors of China Unistone to vote for the proposal to adopt the securities purchase agreement and other proposals, you should be aware that certain members of the China Unistone board are parties to agreements or arrangements that provide them with interests that differ from, or are in addition to, those of China Unistone stockholders generally. China Unistone's executives and directors are not entitled to receive any of the net proceeds of China Unistone's initial public offering that may be distributed upon liquidation of China Unistone. Therefore, if the securities purchase agreement is not approved and China Unistone fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation, the securities held by China Unistone's officers and directors will be rendered worthless. Therefore, they have a significant incentive to see that the transaction is successfully consummated. It should also be noted that if the securities purchase agreement is approved and the acquisitions consummated, the initial stockholders of China Unistone will profit regardless of the success of Yucheng because they only paid $.033 per share for the aggregate 641,250 shares that they own. Two of the current directors of China Unistone will have a continuing relationship with Yucheng and receive compensation form Yucheng.

If the transaction with Yucheng is terminated or China Unistone is liquidated, certain persons will be liable for the obligations of China Unistone, therefore their interests may be different than those of the public stockholders in seeing the transaction approved.

        The interests of the China Unistone officers and directors are different than those of the public shareholders in seeking the completion of the acquisition of Sihitech and e-Channels. If the securities purchase agreement is terminated, under certain circumstances Messrs. Chih T. Cheung, James Z. Li and James Preissler, three of our officers and directors, will have to pay a termination fee to the Selling Stockholders in the aggregate amount of $200,000. If China Unistone liquidates without completing a business transaction, Messrs. Cheung, Li and Preissler will be jointly and severally liable for the monetary obligations of China Unistone not satisfied by the funds available outside the trust account. Currently, it is estimated that such expenses are approximately $900,000. China Unistone believes that the three persons have sufficient net worth to satisfy any obligations for which they may be liable. To date, these individuals are holding unreimbursed expense amounts; therefore a certain portion of the foregoing amount will have been paid by the individuals if China Unistone liquidates. In spite of these agreements, it is possible that vendors will present claims, and a court may find them unenforceable. Therefore, the amount of liability of these persons would increase. The company, when it contracts with vendors also obtains agreements that the vendors will not seek recovery from the funds held in trust. In the event of liquidation, China Unistone would be responsible for seeking enforcement of the reimbursement agreements and obtaining payment by Messrs Cheung, Li and Preissler. China Unistone may also have to seek legal redress if the individuals assert that they are not obligated or cannot pay such cost. There can be no assurance that the company will be able to obtain the full amount to which it is entitled.

Voting control by executive officers, directors and other affiliates of the combined company may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

        Upon consummation of the stock purchase, executive officers, directors and affiliates of the combined company will own a majority of the combined company's voting stock. These stockholders can control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

Powers of attorney obtained by Sihitech from the minority shareholders of its subsidiaries granting those companies the right to exercise control over the equity ownership of the minority may not be enforceable, causing Sihitech to treat them as majority owned companies rather than consolidated, wholly owned subsidiaries.

        Under PRC law, prior to January 1, 2006, all corporations had to be owned by at least two parties. In compliance with that law, the subsidiaries of Sihitech had minority interests, but powers of attorney were obtained to permit Sihitech to exercise the ownership rights. These agreements may not be enforceable. Consequently, for financial statement reporting purposes, the minority companies would not be consolidated but treated as majority owned companies, and therefore the minority interest would reduce the net income reportable by Sihitech.

The Selling Stockholders and two others holding about 62% of the voting control have entered into a voting agreement in respect of the board of directors which may limit change and maintain their control over the Yucheng after the acquisition.

        The Selling Stockholders and Messrs. Chih T Cheung and James Z. Li, current directors of China Unistone, will enter into a voting agreement whereby they will agree to vote all of their respective shares held during the term of the agreement for four directors nominated by the former stockholders of Sihitech, two directors nominated by the former stockholders of e-Channels and three directors nominated by Messrs. Cheung and Li. The term of the agreement is three years from the closing of the acquisition of Sihitech and e-Channels. The persons subject to the voting agreement, at the time of closing, will hold approximately 62% of the voting stock of Yucheng, and therefore they will have control of the board of directors and be able to influence the decisions of the board and the direction of the company. Such agreement may also cause the current management to remain in place without opportunity for the other shareholders to effectuate change.

Each of Sihitech and e-Channels have had deficiencies in their internal accounting controls in the past, and there cannot be any assurance that additional deficiencies or material weaknesses will not be identified in the future.

        The reporting obligations as a public company will place a significant strain on management, operational and financial resources and systems for the foreseeable future. The combined company has limited accounting personnel and other resources with which to address internal controls and procedures. As a result, in connection with the audit of the consolidated financial statements for the years ended December 31, 2003 and 2004, the independent registered public accounting firm communicated that they identified a number of reportable conditions concerning the internal accounting controls of Sihitech and e-Channels. The control deficiencies continued to exist in 2005, and the new independent registered public accounting firm in connection with the audit of the consolidated financial statements for the year ended December 31, 2005, reported to the companies these deficiencies. Included in these were two material weaknesses noted below involving internal control procedures which could adversely affect the ability of the combined company to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. Specifically, (1) a lack of personnel with significant U.S. GAAP reporting experience necessary to identify and resolve certain complex U.S. GAAP matters in a timely manner, and (2) a lack of project contracting review process, including appropriate processes to ensure appropriate accounting for revenue recognition, as well as consideration of matters such as payment terms, risks and ownership transfer, post-contract customer support, warranty costs as well as related deferred cost accounting in accordance with U.S. GAAP.

        The companies plan to remediate significant deficiencies that may exist in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Certain steps have already been taken, including a formal sales contract review process, having a financial controller with U.S. GAAP experience and setting up an internal control department to overhaul the internal control process. However, there can be no assurance that the combined company will be able to remedy control deficiencies or that significant deficiencies or material weaknesses in internal control over financial reporting will not be identified in the future. If significant deficiencies reported by the independent registered public accounting firm in the future are not remedied or are to recur, or if there is identified additional weaknesses or they fail to implement new or improved controls successfully in a timely manner, the ability to assure timely and accurate financial reporting may be adversely affected, the companies may be required to restate the financial statements, and investors could lose confidence in the reliability of the financial statements, which in turn could negatively impact the trading price of the shares, result in lawsuits being filed against the company by shareholders, or otherwise harm the company's reputation.

        Significant resources from the management team and additional expenses may be required to implement and maintain effective controls and procedures in order to remedy these control deficiencies and any additional weaknesses that may be identified in the internal control over financial reporting in the future. The combined company may need to hire additional employees and outside consultants with accounting and financial reporting experience (particularly those with U.S. GAAP reporting experience) and further train existing employees. If additional personnel are needed, there can be no assurance that the companies will be able to recruit qualified personnel in a timely and cost-efficient manner to meet their requirements.

Investor confidence and the market price of the shares may be adversely impacted if it is determined that the companies have one or more material weaknesses in the internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

        The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include in their Annual Report on Form 10-K or Form 20-F, as the case may be, a report of management on the company's internal controls over financial reporting that contains an assessment by management of the effectiveness of the company's internal controls over financial reporting. In addition, the company's independent registered public accounting firm must attest to and report on management's assessment of the effectiveness of the company's internal control over financial reporting. Management may conclude that the internal controls over financial reporting are not effective. Moreover, even if the management does conclude that the internal controls over financial reporting are effective, if the independent registered public accounting firm is not satisfied with the internal controls, the level at which the controls are documented, designed, operated or reviewed, or if the independent registered public accounting firm interprets the requirements, rules or regulations differently from us, then it may decline to attest to the management's assessment or may issue an adverse or qualified report. Furthermore, effective internal control over financial reporting is necessary for the companies to produce reliable financial reports and is important to help prevent fraud. As a result, a failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of the financial statements, which in turn could harm the business and negatively impact the trading price of the shares.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

        Most of the company assets and all of our operations will be in the PRC after the combination. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the Chinese legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. The laws in the PRC differ from the laws in the United States and may afford less protection to our shareholders. Unlike laws in the United States, the applicable laws of China do not specifically allow shareholders to sue the directors, supervisors, officers or other shareholders on behalf of the company to enforce a claim against these parties that the company has failed to enforce itself.

Therefore, any action brought against the company or its officers and directors or its assets may be very difficult to pursue if not impossible. It is unlikely that any suit in the PRC would be able to be based on theories common in the United States or based on United States securities laws.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against Yucheng, its subsidiaries, its officers and directors and experts named in this proxy statement / prospectus.

        Yucheng is incorporated in the British Virgin Islands and the operating subsidiaries are formed under PRC law and are located in the PRC. Substantially all of our assets are located in the PRC. In addition, most of our directors and executive officers and some of the experts named in this proxy statement / prospectus reside within the PRC, and substantially all of the assets of these persons are located within the PRC. It may not be possible to effect service of process within the United States or elsewhere outside the PRC upon our directors, or executive officers or some of the experts named in this proxy statement / prospectus, including with respect to matters arising under United States federal securities laws or applicable state securities laws. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States and many other jurisdictions in relation to any matter, including securities laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against our assets and our subsidiaries, our directors and executive officers or the experts named in this proxy statement / prospectus only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages.

The board of directors, in determining the satisfaction of the 80% test, only used a comparable company valuation method of analysis which may not be a complete analysis of the value of the target companies and the board may not have executed its obligations fully in respect of its decision to recommend the approval of the stock purchase agreement.

        The prospectus for the initial public offering of China Unistone stated that the fair market value of a target business would be determined by the board of directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. The board of directors only performed a comparative company analysis to arrive at the value of the target companies for its decision to approve the stock purchase agreement and satisfaction of the 80% test. Also, the board only considered general factors in approving the stock purchase agreement and whether or not it was fair and in the best interests of the stockholders. Therefore, the board may not have performed sufficient analysis for its decision and may not have arrived at the correct decision. Therefore, the board may be liable for its decision because it did not have enough information or support for its decision or perform a broad enough analysis.

FORWARD-LOOKING STATEMENTS

        We believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

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  discuss future expectations;

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  contain projections of future results of operations or financial condition; or

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  state other "forward-looking" information.

        We believe it is important to communicate our expectations to the China Unistone stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described about China Unistone or about Sihitech or e-Channels in its forward-looking statements, including among other things:

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  the number and percentage of China Unistone stockholders voting against the stock purchase proposal;

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  changing interpretations of generally accepted accounting principles;

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  outcomes of government reviews, inquiries, investigations and related litigation;

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  continued compliance with government regulations;

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  legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Yucheng is engaged;

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  fluctuations in customer demand;

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  management of rapid growth;

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  intensity of competition from other providers of IT services and products;

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  the time to develop and market new services and products;

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  general economic conditions; and

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  geopolitical events and regulatory changes.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

        All forward-looking statements included herein attributable to any of China Unistone, Yucheng, Sihitech and e-Channels or any person acting on either party's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, China Unistone undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

        Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the securities purchase agreement you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this proxy statement/prospectus could have a material adverse effect on China Unistone, Yucheng, Sihitech, e-Channels or the combined company.

THE CHINA UNISTONE SPECIAL MEETING

China Unistone Special Meeting

        We are furnishing this proxy statement / prospectus to you as part of the solicitation of proxies by the China Unistone board of directors for use at the special meeting in connection with the proposed stock purchase, redomestication merger and stock option plan. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

        We will hold the special meeting at 10:00 a.m., EST, on November 24, 2006 at 405 Lexington Avenue, 19th Floor New York, New York, to vote on the proposals to approve the securities purchase agreement, the redomestication merger and stock option plan.

Purpose of the Special Meeting

        At the special meeting, we are asking holders of China Unistone common stock to:

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  approve the securities purchase proposal;

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  approve the redomestication merger proposal; and

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  approve the stock option proposal.

        The China Unistone board of directors:

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  has unanimously determined that the securities purchase proposal, the redomestication merger proposal and the stock option proposal are fair to and in the best interests of China Unistone and its stockholders;

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  has unanimously approved the securities purchase proposal, the redomestication merger proposal and the stock option proposal;

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  unanimously recommends that China Unistone common stockholders vote "FOR" the proposal to adopt the securities purchase agreement,

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  unanimously recommends that China Unistone common stockholders vote "FOR" the proposal to redomesticate in the British Virgin Islands; and

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  unanimously recommends that China Unistone common stockholders vote "FOR" the proposal to adopt the stock option plan.

Record Date; Who is Entitled to Vote

        The "record date" for the special meeting is October 27, 2006. Record holders of China Unistone common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 4,200,000 outstanding shares of China Unistone common stock.

        Each share of China Unistone common stock is entitled to one vote per share at the special meeting.

        Pursuant to agreements with China Unistone, any shares of China Unistone common stock held by stockholders who purchased their shares of common stock prior to the initial public offering will be voted in accordance with the majority of the votes cast at the special meeting on the stock purchase and redomestication merger proposals.

        China Unistone's issued and outstanding warrants do not have any voting rights, and record holders of China Unistone warrants will not be entitled to vote at the special meeting.

Voting Your Shares

        Each share of China Unistone common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of China Unistone common stock that you own.

        There are two ways to vote your shares of China Unistone common stock at the special meeting:

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  You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the China Unistone board "FOR" the adoption of the securities purchase proposal, the redomestication merger proposal, and the stock option plan proposal.

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  You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee to give you the authority to vote the shares held in "street name". That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

        If you do not vote your shares of China Unistone common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the securities purchase proposal and the redomestication merger proposal. Only an affirmative vote against the securities purchase proposal will permit a stockholder to demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of China Unistone's initial public offering are held or a demand for appraisal rights under Delaware law.

Who Can Answer Your Questions About Voting Your Shares

        If you have any questions about how to vote or direct a vote in respect of your China Unistone common stock, you may call Mr. James Preissler, China Unistone's Chief Financial Officer (646) 383-4832. You may also call Morrow & Co., Inc., our proxy soliciting company, at (800) 607-0088.

No Additional Matters May Be Presented at the Special Meeting

        This special meeting has been called only to consider the adoption of the securities purchase proposal, the redomestication merger proposal and the stock option proposal. Under China Unistone's by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

        If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

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  You may send another proxy card with a later date;

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  You may notify James Preissler, China Unistone's secretary, in writing before the special meeting that you have revoked your proxy; and

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  You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Vote Required

        The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to China Unistone but marked by brokers as "not voted" will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker ("broker non-votes"). If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the proposals to approve the securities purchase, the redomestication merger or the stock option plan.

        The approval of the securities purchase and redomestication merger proposals will require the affirmative vote of the holders of a majority of the China Unistone common stock outstanding on the record date. Because each of these proposals require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against the proposal.

        Two of the proposals depend on one another. For consummation of the securities purchase agreement, the redomestication merger proposal must be approved by the stockholders. For the redomestication merger to be implemented, the stock purchase proposal must be approved by the stockholders.

        The approval of the stock option plan will require the affirmative vote of a majority of the China Unistone common stock present and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposal, therefore, they have the same effect as a vote against the proposal, and broker non-votes are not deemed entitled to vote on the proposal, therefore, they will have no effect on the vote on the proposal.

Conversion Rights

        Any stockholder of China Unistone holding shares of common stock issued in China Unistone's initial public offering who affirmatively votes against the stock purchase proposal may, at the same time, demand that China Unistone convert his shares into a pro rata portion of the trust account as of the record date. If demand is made and the stock purchase is consummated, China Unistone will convert these shares into a pro rata portion of funds held in a trust account plus interest, as of the record date. You may demand conversion only in writing by either checking the box on the proxy card or sending by mail a letter to China Unistone. Demanding conversion of shares of common stock will have no effect on any warrants you may hold. Since a stockholder must affirmatively vote against the acquisition proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. Beneficial holders of shares held in "street name" that are voted against the merger may exercise their conversion rights. Your broker will assist you in that instance.

        The closing price of China Unistone's common stock on October 27, 2006 (the record date) was $5.54 and the per-share, pro-rata cash held in the trust account on that date was approximately $5.36. Prior to exercising conversion rights, China Unistone stockholders should verify the market price of China Unistone's common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

        If the holders of 690,000 or more shares of common stock issued in China Unistone's initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, China Unistone will not be able to consummate the stock purchase.

        If you exercise your conversion rights, then you will be exchanging your shares of China Unistone common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company.

Appraisal Rights

        Under Delaware corporate law, the redomestication merger of China Unistone with Yucheng causes the stockholders of China Unistone to have appraisal rights in connection with the transactions for which approval is sought. This right is separate from the conversion rights of the holders of shares of China Unistone common stock issued in the initial public offering. However, because the exercise of the appraisal right and the conversion rights both require a tender of the holder's shares to China Unistone, only one right may be elected in respect of the shares. See pages 85 to 87 and Annex I for more information about appraisal rights.

Solicitation Costs

        China Unistone is soliciting proxies on behalf of the China Unistone board of directors. This solicitation is being made by mail but also may be made by telephone or in person. China Unistone and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. In addition, the managing directors and officers of Sihitech and e-Channels will participate with China Unistone to solicit proxies and may do so in person, by telephone or by other electronic means. None of these persons will not be paid for doing this.

        China Unistone has hired Morrow & Co., to assist in the proxy solicitation process. China Unistone will pay Morrow & Co., Inc. a fee of $5,500, plus disbursements. The total expected amount to be paid is estimated at $7,500. The amount to be paid will be paid with non-trust account funds.

        China Unistone will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. China Unistone will reimburse them for their reasonable expenses.

Stock Ownership

        At the close of business on the record date, Chih T. Cheung, James Z. Li, James Preissler, Perfect Blazon Co., Ltd, Dr. Jian Gao, James T. Mauck, Peter F. Tufo, Vincent Lin and Raymond Chang beneficially owned and were entitled to vote approximately 750,000 shares of China Unistone common stock, or approximately 17.9% of the then outstanding shares of China Unistone common stock, which includes all of the shares held by the directors and executive officers of China Unistone and their affiliates and certain advisors to China Unistone and one other entity. Those persons, who were stockholders of China Unistone prior to its initial public offering of securities, have agreed to vote their shares on the stock purchase and redomestication merger proposals in accordance with the majority of the votes cast by the holders of shares issued in China Unistone's initial public offering.

        On the record date, directors and executive officers of China Unistone and their affiliates beneficially owned and were entitled to vote 641,250 shares of China Unistone's common stock. These shares represent approximately 15.3% of China Unistone's outstanding common stock.

Opinion of Financial Advisor to the China Unistone Board of Directors

        On August 29, 2006, WR Hambrecht + Co rendered its oral opinion to the China Unistone board of directors, subsequently confirmed in writing (which superseded for all purposes an earlier opinion dated March 10, 2006, which related to the same subject matter but was based on information available to WR Hambrecht + Co as of such date), that, as of August 29, 2006, and based on the assumptions, qualifications and limitations stated in its opinion, each of the minimum transaction consideration and the maximum transaction consideration (as those terms are defined in its opinion) payable in connection with the simultaneous acquisitions of Sihitech and e-Channels (referred to in its opinion and this summary as the transaction) was fair, from a financial point of view, to China Unistone. The full text of WR Hambrecht + Co's written opinion, dated August 29, 2006, is attached as Annex J to this proxy statement. Stockholders of China Unistone are encouraged to read WR Hambrecht + Co's opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by WR Hambrecht + Co in rendering its opinion.

        WR Hambrecht + Co's opinion was provided for the use and benefit of the China Unistone board of directors in its solicitation of stockholder approval for the transaction. The China Unistone board of directors obtained this opinion, and is including and describing it in this proxy statement/prospectus, to assist if in providing information to its stockholders in connection with the board's solicitation of stockholder approval for the transaction. WR Hambrecht + Co's opinion was not intended to be and did not constitute a recommendation to the China Unistone board of directors of the transaction over any other alternative transactions which may be available to China Unistone and did not address the underlying business decision of the China Unistone board of directors to proceed with or effect the transaction, or constitute a recommendation to the holders of China Unistone common stock as to how such stockholders should vote or as to any other action such stockholders should take regarding the transaction. WR Hambrecht + Co's opinion did not address the fairness of any specific portion of the transaction, other than the transaction consideration.

CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION

        The following discussion of the principal terms of the securities purchase agreement dated as of December 20, 2005, as amended, among China Unistone, Yucheng, Chih T Cheung, James Z. Li, James Preissler, Sihitech Company Limited, Mega Capital Group Services Limited, Profit Loyal Consultants Limited, Elite Concord International Limited, China Century Holdings Group Limited, and Shinning Growth Investment Group Limited is subject to, and is qualified in its entirety by reference to, the securities purchase agreement. A copy of the securities purchase agreement is attached as an annex to this proxy statement/prospectus and is incorporated herein by reference.

General Description of the Securities Purchase

        China Unistone established a wholly owned subsidiary, Yucheng Technologies Limited, under the laws of the British Virgin Islands, and China Unistone will merge with and into Yucheng. Yucheng will be the surviving entity, and the separate corporate existence of China Unistone will cease at the effective time of the merger.

        Simultaneously with the merger, Yucheng will purchase the issued and outstanding stock of Sihitech BVI and e-Channels BVI from their six corporate stockholders (Sihitech Company Limited, Mega Capital Group Services Limited, Profit Loyal Consultants Limited, Elite Concord International Limited, China Century Holdings Group Limited, and Shinning Growth Investment Group Limited). Sihitech BVI and e-Channels BVI each own a company formed under Chinese law which acts as a holding company for the operating companies, Sihitech and its subsidiaries and e-Channels. Sihitech and its subsidiaries and e-Channels operate in the PRC. We refer to Yucheng, after giving effect to completion of the stock purchase, as Yucheng or the combined company. As a result of the stock purchase, the Selling Stockholders of Sihitech and e-Channels will own approximately 56% of the outstanding shares of the combined company's common stock, assuming no conversions or exercise of appraisal rights.

Background of the Stock Purchase

        The terms of the stock purchase agreement are the result of arm's-length negotiations between representatives of China Unistone, on the one hand, and Sihitech and e-Channels, on the other hand. The following is a brief discussion of the background of these negotiations and the considerations in relation to the stock purchase and related transactions.

        China Unistone was formed on May 7, 2004, at the initiative of Mr. Chih T. Cheung, Mr. James Preissler and Mr. James Z. Li and several other investors, to serve as a vehicle to accomplish a business combination in China. Although the prospective target business was not confined to a particular industry, China Unistone intended to focus its efforts to find a target on a business that was engaged in providing physical and logistical infrastructure and support services to the banking and financial services industry.

        China Unistone completed an initial public offering in November 2004, in which it raised net proceeds of approximately $18,257,000. Of these net proceeds, approximately $17,595,000 were placed in a trust account immediately following the initial public offering and, in accordance with China Unistone's certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of China Unistone. After the completion of the initial public offering, at the end of November 2004, China Unistone commenced its efforts to locate a company with which to effect a business combination.

        On December 1, 2004, the board of China Unistone met to discuss various matters related to the process of identifying potential targets and the need to engage third party professionals to assist us throughout the acquisition process. At the meeting, James Z. Li, a director and the CEO of China Unistone, raised the possibility of engaging E.J. McKay & Co., ("E.J. McKay & Co."), an advisory firm with expertise in mergers and acquisitions to assist our search process. There had been no prior intent to hire E.J. McKay & Co. to help China Unistone in its search for a target. Therefore, the board had to evaluate its engaging that firm, and after some discussions, at this December 1, 2004 meeting the board decided and agreed to engage E.J. McKay to conduct a target search to identify potential acquisition candidates. The board considered that Mr. James Z. Li, an officer and director of China Unistone, is an owner and controlling person of E.J. McKay & Co. The board considered the possibility of any conflicts of interest, but concluded that they were not likely to arise given the firm's likely role. The agreement with E. J. McKay & Co., Inc. was approved by the board and provides that the firm will analyze the markets of potential targets, establish a short list of companies to be evaluated and further investigated, will conduct due diligence and assist in drafting and translation. The agreement has a term of 18 months and provides that China Unistone will indemnify E.J. McKay & Co. for losses arising out of the engagement unless caused by the gross negligence of E.J. McKay & Co. Disputes involving the agreement will be determined by arbitration before the China International Economic and Trade Arbitration Commission under the laws of the PRC. It was agreed under the terms of the written agreement that E. J. McKay & Co. will provide its services in relation to the China Unistone transaction at its cost of out-of-pocket expenses which, to date, have been $52,519 and it is anticipated that an additional $20,000 will be due at closing for unreimbursed expenses. On August 24, 2006, this agreement was revised to clarify that E.J. McKay & Co. would only receive reimbursement for its actual expenses and was not entitled to any other fees or reimbursements.

        During the board meeting held December 1, 2004, the board also approved engaging Jun He Law Firm ("Jun He") to be China Unistone's local China legal counsel.

        In December 2004, E. J. McKay & Co. began to assist China Unistone identifying acquisition opportunities, compiling preliminary information about merger candidates, starting to perform operational due diligence, offering recommendations for acquisition structures on a general basis, and accessing the information about the potential targets that was available. E. J. McKay & Co. focused its efforts on investigating leads generated by key principals of China Unistone and on identifying additional potential acquisition candidates, which were engaged in providing physical and logistical infrastructure and support services to the banking and financial services industry. The original criteria to be used to evaluate target companies was developed in July 2004, and included, among other things, the financial condition and results of operations, a valuation, growth potential, experience and skill of management, capital requirements, competitive position, stage of development of the products or services, market acceptance, intellectual property rights, regulatory environment and costs associated with the combination. At the time of contracting with E.J. McKay & Co. on December 1, 2004, these criteria were made known to that firm as the basis on which to identify suggested targets. As management started to consider its search process and preliminarily investigate target companies, they decided to supplement and amend the original criteria. This was done during the second week of December 2004. On December 15, 2004, China Unistone Management met with representatives of E.J. McKay & Co and provided them with the additional criteria to be used in the target selection process to E.J. McKay & Co., so as to provide its agent with an additional filters to differentiate among the myriad of potential targets and focus their efforts. The initial and supplemental criteria were not unchangeable or binding on the board of directors of China Unistone. The criteria included that target companies should have an annual revenue size between US $10M to US $50M, positive EBIT (Earnings Before Income Taxes), strong industry positioning, a highly capable management team, and the potential to become an important company in its industry when backed by China Unistone's capital and management support. The types of companies that E. J. McKay & Co., then identified and investigated included companies that were ATM (Automated Teller Machines) or POS (Point of Service) machine manufacturers and service providers, financial sector related software products and IT (Intellectual Technology) services companies, data services and payment processing providers, and other infrastructure services companies for the financial services industry. E. J. McKay & Co. used many different tools to locate potential targets, including internet search engines, published company databases, cold calls, its knowledge of Chinese companies, referrals through its network of contacts, screening companies based on China Unistone's criteria and visits to identify potential candidates. In total, the China Unistone management reviewed over 50 potential candidates.

        China Unistone selected twenty companies from the initial universe of more than 50 potential candidates for more in-depth analyses. These companies were mainly providers of infrastructure services to financial institutions, and China Unistone requested preliminary oral reports evaluating the potential targets. On January 10, 2005, Mr. Benjamin Xie and Mr. Andrew Ru of E. J. McKay & Co. and Mr. James Li, Mr. James Preissler and Mr. Chih Cheung of the China Unistone team had a meeting to review the data collected on various potential targets and narrowed down the list of potential targets to the following: two companies in the ATM machine manufacturing, sales and services space; one listed company providing ATM maintenance services and IT consulting; one company in the online payment services space; one company in the financial sector related software and IT services space; and Sihitech and e-Channels.

        On January 13, 2005, Mr. Chih Cheung and Mr. James Z. Li met with representatives of one of the companies that manufactured ATM machines and provided the related solutions and after-sale service for the financial services industry. During the meeting, Mr. James Li introduced China Unistone Acquisition Corporation and the target company representatives described the company's business activities and financial results. After discussions it was learned that although the target was profitable and has an experienced management team, the net revenue base of the company was only US $7 million instead of US $20 million which made it too small to be considered actively. Consequently, it was determined that the company was not likely to be able to assume a significant position in its market space, even with the support of China Unistone. Also China Unistone management believed that the company was too early to be a publicly listed company. Thus, it was decided that the particular target would not be pursued.

        On January 17, 2005, Mr. Chih Cheung met with the senior executive of a company that is already publicly listed but trading at a low valuation. During the meeting with Mr. Chih Cheung, the company chairman and his executive staff described the company's business activities and financial results. While the company's focus in ATM maintenance and IT consulting for banks and its high net margins were attractive, the revenue base was less than US $10 million. More importantly, after further investigations, China Unistone was also concerned about the management team and its ability to maintain growth in 2005 and beyond. Thus, China Unistone decided not to actively pursue a potential transaction with that company.

        Next, on January 20, 2005, a meeting was held between Mr. James Z. Li and a representative of another manufacturer of ATM machines. During the meeting the target company representative described his company's business activities and key metrics. On the basis of the discussions, it was concluded that the even though the company was profitable, the net margins were low and the outsourced ATM operation was too small. Additionally the target company did not want to sell a majority share at that point in time and was looking for venture capital funding, which was not in line with the intentions of China Unistone.

        On January 25, 2005 Mr. Chih Cheung and Mr. James Z. Li met with representatives of a company in the online payment services space to assess the possibility of a business combination. During the meeting the company representatives discussed the company's business activities and key metrics. At the meeting, China Unistone learned that the potential target had recently received funding and was more interested in a possible initial public offering than a combination with China Unistone. While the company is sizeable and the clear leader in the space, the net profit figure was disappointing and the proposed valuation was quite high. Moreover, the entity is a subsidiary of a quasi-government entity so any potential transaction would have likely required cumbersome regulatory approvals. For all these reasons, China Unistone decided not to pursue that opportunity.

        On January 28, 2005, Mr. Chih Cheung and Mr. James Z. Li met Mr. Weidong Hong, Chairman of Sihitech. The meeting took place in Beijing. During the meeting, Mr. James Li introduced China Unistone Acquisition Corporation, and Mr. Weidong Hong described his company's business activities and financial figures. After the preliminary discussions, the management of Chine Unistone believed that Sihitech presented an interesting investment opportunity because it met the desired target revenue range, it has a strong position in its industry and the management team is very solid. Mr. Weidong Hong indicated that he was interested in pursuing further discussions and was open to taking steps necessary to meet the China Unistone requirements for investment. After the meeting with the Sihitech representatives, E. J. McKay & Co. was asked to collect further information about Sihitech and to make an internal assessment of the possibility of a business combination. Neither E.J. McKay & Co. nor its employees had any prior business or personal relationships with the stockholders, employees, officers or directors of Sihitech or its subsidiaries or e-Channels, or the companies themselves. None of the officers, directors or initial stockholders of China Unistone had any prior business or personal relationships with the stockholders, employees, officers or directors of Sihitech or its subsidiaries or
e-Channels or the companies themselves.

        Then, on the February 11, 2005, Mr. Chih Cheung and Mr. James Z. Li met with representatives of another IT services provider that is a direct competitor of Sihitech. During the meeting, Mr. James Li introduced China Unistone Acquisition Corporation, and the company representative described his company's business activities and recent financial performance. Although there was considerable interest generated on both sides in the preliminary meeting, the management of China Unistone believed that the Sihitech management team was stronger. Moreover, after further investigation by Mr. Benjamin Xie and Mr. Andrew Ru of E. J. McKay & Co. it was found that the business interests and future plans of the target were too diversified with no particular focus on any one sector to gain the market leadership position. Also, the ownership structure was complicated and it will take significant amount of time to simplify the structure and achieve a business combination for mutual interests. Lastly, management of China Unistone was concerned about the significant amount of debt that was on the balance sheet. China Unistone determined that a business combination with this particular target was not in the best interests of China Unistone's stockholders.

        Mr. Benjamin Xie and Mr. Andrew Ru E. J. McKay & Co. continued their due diligence on Sihitech during the period of January to March 2005. After the initial meeting, E. J. McKay & Co., contacted Sihitech's management with a detailed due diligence list and was provided preliminary materials about the Sihitech operations. During this time, China Unistone asked Mr. Weidong Hong and Sihitech about e-Channels and whether he was open to a potential transaction including both companies because the China Unistone management had heard from a number of sources that while e-Channels is a small company, it is well managed and had a recognizable position as a provider of resources to internet banking in the PRC. The China Unistone representatives, Mr. Chih Cheung and Mr. James Z. Li, met Mr. Weidong Hong, Mr. Peter Li, the CFO of Sihitech and Mr. Shuo Zeng, the founder of e-Channels for the first formal meeting to discuss the terms of a business combination on March 11, 2005, in Beijing, China. During the meeting, the senior executives exchanged information about China Unistone, Sihitech and e-Channels and suggested a general structure and terms of an acquisition by China Unistone. Then on March 14, 2005, the above representatives of China Unistone, Sihitech and e-Channels met at the offices of Sihitech and e-Channels in Beijing to discuss preliminary issues of due diligence, exchange of information, pricing and other terms of an acquisition. China Unistone continued to evaluate other potential candidates for a business combination, including some new leads while it continued its discussions with Sihitech and e-Channels.

        On May 16, 2005, Mr. Chih Cheung, Mr. James Z. Li and Mr. James Preissler from China Unistone, Mr. Weidong Hong, Mr. Shuo Zeng and Mr. Peter Li representing Sihitech and e-Channels and Mr. Edward Sun and Mr. Tan Peng of Milbank, Tweed, Hadley & McCloy LLP ("Milbank"), Sihitech's legal advisor, met in Shanghai for further discussions about the respective businesses and terms of the proposed acquisition transaction. The parties were in general agreement about the acquisition terms, and they began to discuss various specifics and raised related topics to the acquisition and disclosure process. From July 1 to July 4, 2005, in Beijing Mr. Chih Cheung, Mr. James Z. Li and Mr. James Preissler of China Unistone and Mr. Weidong Hong, Mr. Shuo Zeng and Mr. Peter Li of the Sihitech and e-Channels, had several rounds of discussions. The group discussed the business situations of both Sihitech and e-Channels as part of the initial due diligence review. After completing the due diligence review, the group discussed the basic major terms of the acquisitions including 1) cash and stock considerations; 2) employment agreements for senior executives; 3) roles of Weidong Hong and Zeng Shuo in the combined entity; and 4) future management incentive plan. During the discussions, the representatives of China Unistone consulted with representatives of E.J. McKay & Co. about the management structure for other companies and management incentive plans for the acquisition transactions. The consultation was by phone. E.J. McKay & Co. representatives were not present at these meetings. These general terms were then memorialized in a written non-binding Letter of Intent which was signed on July 6, 2005. The letter of intent set forth the following principal elements of the acquisition: the consideration to be paid for the Sihitech and e-Channels; valuation methodology for Sihitech and e-Channels; the general terms of the additional purchase price to be paid over time based on performance criteria; board structure and voting agreement; representations and warranties and indemnification clause; and employment agreements of the key personnel. At the meeting, Mr. Shuo Zeng announced that Mr. Edward Sun and Mr. Tan Peng of Milbank will also represent e-Channels' legal interest going forward. The parties also mutually agreed that Sihitech and e-Channels would engage KPMG Huazhen and begin the audit process for the financials of Sihitech and e-Channels.

        After the execution of the letter of intent, China Unistone's local China legal counsel Jun He, under the guidance of partner Richard Yao, commenced preparation of a draft of the stock purchase agreement and sent it to Milbank, the legal counsel for the Sihitech and e-Channels. During the next weeks there were negotiations of various points set forth in the form of stock purchase agreement by means of telephone calls and emails among Mr. Richard Yao representing China Unistone and Mr. Peng Tan and Mr. Edward Sun representing both Sihitech and e-Channels.

        On July 21, 2005, Mr. Benjamin Xie and Mr. Andrew Ru of E. J. McKay & Co. met with the board of directors of China Unistone gave an oral report covering (i) history of Sihitech and e-Channels, (ii) their product and service offerings, (iii) their current customers, and (iv) the state of the financial services industry in the PRC. This oral report did not include any valuation analyses or financial metrics. At the meeting were all the board members of China Unistone and Mr. Andrew Ru and Mr. Benjamin Xie from E. J. McKay & Co., who performed the research on Sihitech and e-Channels. The board of directors unanimously ratified the letter of intent and resolved to continue with the acquisition process. At the meeting the board of directors also reviewed the latest forms of stock purchase agreement. After consideration of the due diligence findings by E.J. McKay & Co. and discussion, the board of directors authorized the continued negotiations of the terms of the stock purchase agreement and considered and approved the structure of the transaction that would require a redomestication of China Unistone from Delaware to the British Virgin Islands and adoption of a stock option plan for employees to be approved by the stockholders. In addition, Mr. Chih Cheung and Mr. James Li were given authority to continue negotiations of the specific terms of the consideration to be paid to the owners of Sihitech and e-Channels.

        During later July and August 2005, counsel for each of the parties continued negotiating and drafting changes to the stock purchase agreement and some of the related agreements. These negotiations were focused on the specific legal terms used to accurately reflect the Letter of Intent signed on July 6, 2005 including the language for the representations and warranties given by each party to the transactions. Mr. Richard Yao of Jun He continued to act for China Unistone and Mr. Tan Peng of Milbank continued to act for Sihitech and e-Channels. They exchanged drafts of agreements and exchanged telephone calls and emails on specific points.

        The board of directors of China Unistone met on August 31, 2005, at the offices of the company, to review certain negotiations that had occurred between Mr. Chih Cheung and Mr. James Z. Li and Mr. Weidong Hong, Mr. Shuo Zeng and Mr. Peter Li of Sihitech and e-Channels concerning the consideration to be paid by China Unistone. All of the members of the board were in attendance and Mr. Richard Yao of Jun He also participated in the meeting. E.J. McKay & Co. representatives were not present at this meeting. The board was advised of the state of the negotiations about the terms of the acquisitions and the state of the draft acquisition documentation by Mr. Chih Cheung, Mr. James Z. Li and Mr. Richard Yao. The board then was advised of the negotiations that had taken place concerning the terms of the consideration that had been negotiated. Mr. Chih Cheung and Mr. James Z. Li indicated to the board that in their assessment, based on past experiences, they believed that the consideration for the two companies was an appropriate price to be paid. The board did not perform any valuation analysis at the meeting on August 31, 2005. It did not consider at that time any specific valuation methods or analysis in considering the amount of consideration to be paid in the transaction. The discussions were oral and no formal oral or written presentation were made to the board of directors. After discussion, the terms of the consideration were approved and the officers authorized to continue negotiations of the stock purchase agreement and related agreements.

        During the period between September 2005 and mid-December 2005, Mr. Richard Yao of Jun He and Mr. Peng Tan of Milbank telephone calls and exchanged emails about various points in the agreements and worked on the details with a view of finalization of the stock purchase agreement for its execution. On September 13, 2005, Mr. Richard Yao provided comments to the revised stock purchase agreement from Milbank. On September 26, 2006, Mr. Richard Yao and Mr. Peng Tan had a conference call to discuss comments to the shareholders agreement and the stock purchase agreement. In October 2005, Mr. Benjamin Xie and Mr. Andrew Ru of E.J. McKay & Co. began to work with the Jun He team and Mr. Peter Li of Sihitech on the preparation of this proxy statement/prospectus. In October 2005, Mr. Richard Yao and his Jun He team also performed a legal due diligence on both Sihitech and e-Channels. Also, during October 2005, Mr. Peter Li provided Sihitech and e-Channels' preliminary financial statements which were a condition of China Unistone signing the stock purchase agreement. On November 25, 2005, China Unistone received the finalized version of the draft financial statements.

        On October 18, 2005, China Unistone retained WR Hambrecht + Co for the purposes of rendering an opinion with respect to the fairness to China Unistone, from a financial point of view, of the consideration to be paid under the terms of the stock purchase agreement in connection with the proposed acquisitions of Sihitech and e-Channels. China Unistone selected WR Hambrecht + Co on the basis of its experience as an investment banking firm, reputation and experience in advising on transactions involving Chinese companies and its overall investment banking activities in China, its recognized expertise of information technology companies operating in China, recommendations from other companies that had engaged WR Hambrecht + Co for similar purposes, its ability to do the research and provide the fairness opinion within the required timeframe and the structure of its fee.

        On November 18, 2005, Mr. Chih Cheung and Mr. Richard Yao had a telephone conference call with Mr. Weidong Hong, Mr. Shuo Zeng and Mr. Peter Li to review the obligations of being a reporting company, including compliance with the reporting requirements of the federal securities laws, accounting procedures and Sarbanes Oxley requirements, press release disclosure and timing, shareholder communications, website disclosure, financial public relations methodologies, NASDAQ compliance, and transfer agent requirements.

        During the period from September, 2005 to December 2005, Mr. Chih Cheung and Mr. James Preissler of China Unistone also consulted with its United States law firm, Graubard Miller, and its US legal counsel, Mr. Andrew Hudders, about certain issues related to the stock purchase agreement and engaged in further negotiations with the representatives of Sihitech and e-Channels by email and meeting to finalize all outstanding issues. These meetings were held by telephone conference calls.

        On December 13, 2005, the board of directors of China Unistone met again to review the near final draft of the stock purchase agreement and the terms of the transaction. The meeting was held at the office of the company in Shanghai, China and all the members of the board were in attendance. In addition, Mr. Richard Yao of Jun He was in attendance. E.J. McKay & Co. representatives were initially present at the meeting to make an oral presentation, during the earlier part, and then left. Prior to the meeting, copies of the draft acquisition documents were circulated. Also distributed was the valuation analysis of comparable public companies. (A copy of the analysis is included in the discussion in this proxy under "Satisfaction of 80% Test.") Messrs Cheung and Li did not hand out any other written materials. The directors then discussed the valuation analysis. This discussion included review of the consideration that was to be paid under the stock purchase agreement, as analyzed in the valuation analysis. It was generally agreed that the valuation analysis supported the terms of the consideration and earn out provisions set forth in the stock purchase agreement. The directors then engaged in an extensive discussion of the terms of the agreements. Mr. Richard Yao reviewed with the board the salient points of the stock purchase agreement and other aspects of the acquisition. He reviewed the method of the acquisition as a reverse merger of Sihitech and e-Channels merging into a subsidiary of China Unistone which would be the surviving corporation, although the accounting acquirer would be one of the target companies. He reviewed with the board the steps being taken by the owners of Sihitech and e-Channels to reorganize to prepare for the acquisition of the operating companies. Mr. Yao also then described the process of redomestication of China Unistone with and into its British Virgin Islands subsidiary, Yucheng. Mr. James Z. Li then discussed the terms of the proposed employment arrangements with the key principals of China Unistone and Sihitech and e-Channels. Mr. James Z. Li also advised the board that management had spoken with representatives of WR Hambrecht + Co by telephone and that subject to the satisfactory completion of its due diligence review, if requested, WR Hambrecht + Co expected to be in a position to issue an opinion with respect to the fairness to China Unistone of the consideration to be paid pursuant to the purchase agreement. No other oral or written presentations were made to the board of directors. At the December 13, 2006 meeting the board received and discussed the comparative company valuation that is discussed under the 80% test. In that valuation, the conclusion was reached that Sihitech and e-Channels combined would have an enterprise value of approximately $33 million prior to the business combination. That valuation amount was without considering any of the cash of the targets because that would be distributed and without any cash from the trust fund, as the valuation was determined before closing. The board considered that this valuation analysis was one of several possible methods of valuing a company. The board did not consider any alternative valuation methods and analyses that are generally performed by an investment banker in the context of a fairness opinion. Such methods might include discounted cash flow analysis, comparative merger and acquisition analysis and book value. Although it was after the board decision to approve the stock purchase agreement and recommend it to the stockholders, these methods of analysis were performed by W.R. Hambrecht + Co. Also, the board did not conclude that the consideration to be paid under the stock purchase agreement was fair from a financial point of view to the China Unistone stockholders. It only decided that the stock purchase agreement was fair and in the best interests of the stockholders. The basis for its decision that it was fair and in the best interest includes a number of factors. In part, they determined that the terms were fair based on the comparative company valuation analysis performed for the board of directors, the enterprise value based on the approximately 9 times $3,600,000 million of 2005 net income projection, the fact that the trust fund would be largely used for working capital and not purchase price, and the terms of the stock purchase agreement, which included in particularly the fact that the consideration is largely stock which aligns the interest of the Sihitech and e-Channels former stockholders and management with those of the China Unistone stockholders. Also, a substantial portion of the consideration was to be paid on the basis of the future performance of the target companies. The board also thought that it was in the best interests of the stockholders, because the acquisition was for operating companies. The operations of the target companies had been in existence for a number of years, they had certain intellectual property that was registered under PRC law, they had a pattern of revenues, and they appeared to have the potential for growth in their industry. They had a client base from among well-known domestic bank institutions in China. The board also considered the redomestication merger and the likely tax benefits and resulting benefits to the PRC operating companies. Therefore, the board concluded that the stock purchase was fair and in the stockholders best interests.

        After further discussion, the forms of acquisition agreements were approved. It was also determined by the board, that on the basis of the terms of the agreements that they would recommend to the stockholders to approve the acquisition of Sihitech and e-Channels. Neither at this meeting nor at any time before it, did W.R. Hambrecht + Co. make a presentation to the board of directors. Also, W.R. Hambrecht + Co did not issue any fairness opinion, either orally or in writing, with respect to the consideration to be paid pursuant to the stock purchase agreement at or prior to the December 13, 2005 meeting. W.R. Hambrecht + Co. did not convey any information to the board of directors regarding the consideration to be paid at any time prior to the board's deliberations on December 13, 2005.

        The final negotiations of the terms of the stock purchase agreement and related restructuring of the target companies were held in Beijing, China, from December 15, 2005 to December 19, 2005. At these meetings were Messrs. Chih Cheung and Mr. James Z. Li representing China Unistone and its counsel, Mr. Richard Yao of Jun He and Mr. Weidong Hong, Mr. Shuo Zeng and Mr. Peter Li of the Sihitech and e-Channels and their legal counsel Mr. Tan Peng of Milbank. These final negotiations were primarily drafting sessions to clarify and refine certain legal terms in the stock purchase agreement. During these meetings, the group reviewed the entire stock purchase agreement line by line and the related restructuring of the target companies to make sure each party had the same understanding. United States counsel for China Unistone participated from time to time by telephone conference call during these meetings to advise on certain points related to United States law. Their participation in the meetings largely focused on issues revolving around the US securities laws and choice of law provisions, including what law would govern, disclosure obligations, redomestication obligations, compliance with provisions applicable to China Unistone, and proxy solicitation materials. Also discussed were the financial reporting obligations and the contract provisions relating to those related obligations. The stock purchase agreement was finalized on December 20, 2005 and signed on that day.

        China Unistone filed a press release on December 20, 2005 and filed a Current Report on Form 8-K on December 27, 2005 announcing the execution of the stock purchase agreement and discussing the terms of the stock purchase and the acquisition targets.

        On June 29, 2006, the parties to the stock purchase agreement executed an amendment that extended the termination date to November 24, 2006. The parties affirmed the contract as previously executed, subject to the modification and waived the prior termination date of May 31, 2006. China Unistone filed a Current Report on Form 8-K disclosing this modification. The modification was necessary to provide more time to complete the proposed transaction.

Board Consideration and Approval of Transaction

        While no one factor determined the final agreed upon consideration and terms of the stock purchase agreement and acquisition of Sihitech and e-Channels, China Unistone's board of directors reviewed industry and financial data, including certain valuation analyses and metrics compiled by members of the board in order to determine that the consideration to be paid to the Sihitech and e-Channels was reasonable and that the stock purchase was in the best interests of China Unistone's stockholders. The valuation analysis is included in "Satisfaction of the 80% Test" section of this proxy statement. This valuation analysis was compiled and finalized December 10-11, 2005 before it was presented to the board at its meeting December 13, 2005. Throughout the negotiation process, E. J. McKay & Co. continued to assemble and review relevant due diligence materials and, on July 21, 2005, delivered an oral presentation to the board of directors that included information regarding Sihitech and e-Channels that E. J. McKay & Co. had gathered.

Interest of China Unistone Directors and Officers in the Stock Purchase

        In considering the recommendation of the board of directors of China Unistone to vote for the proposals to approve the stock purchase agreement, the redomestication merger and the stock option plan, the board of directors reviewed that facts surrounding certain arrangements and agreements that members of the board had or would have in connection with the acquisition of Sihitech and e-Channels which provided them with interests in the acquisition that differed from, or are in addition to, those of China Unistone stockholders generally.

        One of the factors considered was that if the stock purchase is not approved and China Unistone fails to consummate an alternative transaction within the time allotted pursuant to its amended and restated certificate of incorporation, China Unistone would be required to liquidate. In such event, the shares of common stock held by China Unistone's directors and officers would be worthless because China Unistone's directors and officers are not entitled to receive any of the liquidation proceeds and any warrants they hold will expire worthless. The security ownership of the China Unistone executives and directors totaled 641,250 shares and 900,002 warrants to purchase the same number of shares of common stock. It was noted, however, as China Unistone's directors and executives are contractually prohibited from selling their shares prior to three years from November 18, 2004, during which time the value of the shares may increase or decrease, it is impossible to determine what the financial impact of the stock purchase will be on China Unistone's directors and executives, but because the 641,250 shares were purchased for $.033 per share, it is likely they will profit regardless of how successful the acquisition is in the future. Based on the market price of $5.54 and $1.20 for a share of common stock and a warrant, respectively, on October 27, 2006, the 641,250 shares have a total market value of $3,552,525 and the 900,002 warrants have a market value of $1,080,002.

        The board also considered that the acquisition transaction contemplated by the stock purchase agreement provide that Mr. Chih Cheung will be the non-executive chairman of the board of the new company and be employed under a written employment agreement. Mr. Cheung's employment agreement provides for an employment period of three years, at a salary of $50,000. Mr. Cheung will also be eligible for a cash bonus of not exceed 100% of the base salary, as determined by the compensation committee. Mr. Cheung will also be eligible to be awarded equity compensation as determined from time to time, the value of which may exceed 100% of the base salary. Mr. Cheung will be provided regular benefits as provided to other executives, such as medical, dental and life insurance, four weeks paid vacation, reimbursed automobile expenses and reimbursement of business related travel and moving expenses. These benefits were negotiated between Mr. Cheung and Messrs. Hong and Zeng and reflect the fact that Mr. Cheung anticipated that he will devote a substantial amount of his working day to the business of Yucheng. Upon an early termination for no cause or upon a breach of the agreement by the company, he would be paid $300,000 as severance and benefits. The employment agreement also provides for the protection of confidential information and a three-year non-competition period with the business of Yucheng within the PRC, Hong Kong SAR and Taiwan.

        The board also considered that Mr. James Preissler would be engaged by the new company as a consultant to provide ten hours per week of United States-based investor relations and business strategy services commencing the closing for 24 months, and be paid a consulting fee of $100,000, payable in the aggregate in advance not subject to return if cancelled or terminated prior to the full term. In addition to Mr. Chih Cheung being on the board of directors of the new company, it was also considered that there would be another director of the new company that might be appointed from among the current management of China Unistone. China Unistone would have the right to nominate three of the directors of a nine-member board of directors of the combined company, however, initially the board will only be seven persons. Therefore, it was considered that there would be a continuing representation on the board of the new company.

        It was also considered that Messrs. Chih T. Cheung, James Z. Li and James Preissler, on a joint basis, will be jointly and severally liable for the termination fee of $200,000 that is payable to the Sihitech and e-Channels stockholders if the stock purchase agreement is terminated under certain limited conditions.

        Finally, it was considered that if China Unistone is liquidated without having consummated a business combination, each of Messrs. Chih Cheung, James Z. Li and James Preissler would be personally liable to pay the debts and obligations of China Unistone to vendors that are owed money for services and products in excess of the proceeds of the initial public offering not held in the trust account. As of September 30, 2006, the aggregate amount for which these persons could be liable is approximately $900,000.

China Unistone's Reasons for the Stock Purchase and Recommendation of the China Unistone Board

        The China Unistone board of directors concluded that the stock purchase agreement with Sihitech and e-Channels is in the best interests of China Unistone's stockholders.

        Members of China Unistone's board of directors have experience in performing due diligence of acquisition targets and in valuing companies. China Unistone's CEO, James Z. Li, is also the managing director of E.J. McKay & Co., an investment banking firm focused on mergers and acquisitions and corporate strategy advisory work specializing in China-related transactions. He has conducted over one hundred cross-border M&A transactions in China, with an aggregated transaction value over 100 billion RMB. Prior to joining E.J. McKay & Co., Mr. Li was an M&A banker with Merrill Lynch in New York and Hong Kong, and a consultant with McKinsey in Shanghai. China Unistone's Chairman, Chih Cheung, has been the managing general partner of Staples Asia Investment, a subsidiary of Staples, Inc., created to make investments and form partnerships in the office product market in Asia. Mr. Cheung also was an investment banker in New York and Hong Kong for Goldman Sachs where he worked establishing valuations of companies. China Unistone's CFO, James Preissler, previously worked as an equity research analyst in the technology sector at PaineWebber, Inc., where he prepared equity research reports, evaluated public companies, and established valuations. Mr. Preissler also hold the Series 7, 63 and 24 securities licenses.

        The China Unistone board of directors considered a wide variety of factors in connection with its evaluation of the stock purchase. These factors were weighed against whether they met US $10M to US $50M, positive EBIT, strong industry positioning, a highly capable management team, and the potential to become an industry leader when backed by China Unistone's capital and management support.

        While no one factor determined the final agreed upon consideration and terms of the stock purchase agreement and acquisition of Sihitech and e-Channels, China Unistone's board of directors reviewed industry and financial data, including certain valuation analyses and metrics finalized by members of the board in order to determine that the consideration to be paid for the acquisition of Sihitech and e-Channels was reasonable and that the stock purchase was in the best interests of China Unistone's stockholders. The valuation analysis is included in "Satisfaction of the 80% Test" section of this proxy statement. This valuation analysis was compiled and finalized December 10-11, 2005 before it was presented to the board at its meeting December 13, 2005. Individual members of the China Unistone board may have given different weight to different factors. In considering the stock purchase, the China Unistone board of directors gave considerable weight to the factors discussed below.

        Sihitech and e-Channel both had a record of growth and expansion and showed a potential for future growth on the basis of its income during the last couple of years and a review of the contracts on which the two companies were then working. Important criteria to China Unistone's board of directors in identifying an acquisition target was that the company has established business operations, that it was generating current revenues, and that it had what China Unistone believes to be a potential to experience growth in the future. China Unistone's board of directors believes that Sihitech and e-Channels has in place the infrastructure for good business operations, a growing customer base and technological capabilities. Sihitech and e-Channels commenced business operations in the year 1999 and 2001, and it has experienced increases in revenue and net profit in the last three full years. Although projections are inherently uncertain, China Unistone's board of directors believed, and continues to believe, the projections for the Sihitech and e-Channels businesses were reliable, based in part on preliminary unaudited numbers provided to the board for 2002 through 2004, and the extrapolated projections for 2005 and 2006 delivered orally by the target management team, its expected net income and its overall business practices, the board's examination and review of existing contracts and bank statements done in due diligence, that part of the consideration to be paid would be based upon the target's ability to generate and grow net income as set forth in the stock purchase agreement contingent consideration, and the experienced management and growing market for its services all lent support to the projections. The China Unistone board of directors deemed this a positive factor in its overall decision. The board also believed that the additional capital provided by China Unistone, as a result of the merger, the ability to continue to grow the business of Sihitech and e-Channels and invest in new opportunity in China to meet the needs to the customer base could be enhanced.

        The customer base is mainly comprised of many well-known domestic financial institutions in China, such as China Construction Bank, Industrial and Commerce Bank of China, the Bank of China, and Agricultural Bank of China. Since the overall customer base was primarily limited to the largest banks in China, this was considered by the China Unistone board of directors as potentially unfavorable, as the customer base has yet to penetrate the smaller and mid-tier level banks in China. Additionally, the board of China Unistone believed that the concentration of the customer base around this small group of customers, such as China Construction Bank, could be deemed unfavorable as it puts the business at risk due to a lack of customer diversification. The board believed that there was the potential over time for the customer base to penetrate down into the smaller and mid-tier banks as the marketplace grew and matured. The board believed that, in addition to the capital and management support provided from China Unistone, the ability to continue to expand its sales forces and target these smaller customers over time, could be enhanced.

        Nevertheless, the combined company's existing share of the annual IT budget of these banks is still very small. Therefore, there exists an opportunity to increase sales by simply up-selling an cross-selling existing products and services to the existing client base. While the combined company would still be a relatively small supplier to its customer base, there is room to grow the share of business captured from its customers. Therefore, the board of China Unistone believed that, since there were both positive as well as negative aspects to this point, the board concluded that this was neutral to the overall decision.

        This opportunity of significant and potential growth, along with rapidly developing banking system IT solutions and services segment and positive attitude to foreign investment, helped convince China Unistone's board of directors that a business combination with Sihitech and e-Channels would be in the best interests of China Unistone's stockholders. China Unistone's board of directors believes that Sihitech and e-Channels have the ability to continue growth because: (a) the existing customers represent a recurring revenue stream; (b) the Chinese banking system IT solutions and services market remains fragmented and consists of a number of small companies; and (c) the experience of Sihitech and e-Channels' and their management. Based on the board's review of the Sihitech and e-Channels financial statements and their business model and relationships, the board believes that Sihitech and e-Channels have a lot of potential. Therefore, the board of China Unistone believed that this could be a positive to its overall decision.

        Another important factor influencing China Unistone's board of directors' decision was that Sihitech and e-Channels represent an opportunity to invest in a growing, dynamic industry. China's huge and growing economy is fostering growth in the financial sector. In the future, there could be an increased demand for banking system IT solutions and services, as China's banking industry modernizes itself and becomes more information technology driven. The board believes that market presence and effective marketing strategies could result in an increase of Sihitech and e-Channel's share of their existing markets and enable Sihitech and e-Channels, on a combined basis, to enter additional markets. Therefore, the board of China Unistone believed that this could be a positive to its overall decision.

        Another reason for China Unistone's board of directors' decision was that the combined company will have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead it in a rapidly changing environment. China Unistone's board of directors believes that Sihitech and e-Channel's management has demonstrated that ability. By utilizing its growing revenues to expand its market share and develop additional products, Sihitech and e-Channel's management seems to have demonstrated a commitment to a strategy that has given it a good presence in the banking system integration service industry in the PRC. Therefore, the board of China Unistone believed that this could be a positive to its overall decision.

        China Unistone's board of directors considered the risk that the current public stockholders of China Unistone would vote against the stock purchase and demand to redeem their shares for cash upon consummation of the stock purchase, thereby depleting the amount of cash available to the combined company following the stock purchase or cause a condition of the stock purchase agreement not to be met. China Unistone's board of directors deemed this risk to be no worse with regard to Sihitech and e-Channels, than it would be for other target companies and believes that Sihitech and e-Channels will still be able to implement its business plan, even if the full amount of the funds deposited in the trust account are not available at closing. Therefore, the board of China Unistone believed that this could be a neutral to its overall decision.

        The E.J. McKay & Co. oral presentation on December 13, 2005, at the commencement of the board meeting included a general description of the business of Sihitech and e-Channels as it existed prior to the report and a diagram on the whiteboard of Sihitech and e-Channels' business model. A separate diagram showed the capital structure of Sihitech and e-Channels as of the date of the presentation, projected uses of the cash that would be available after the merger and an organizational chart for Sihitech and e-Channels. The anticipated capital structure presented included the combined assets and liabilities of both companies post merger as well as the contribution of the China Unistone shares, cash, and warrants. We estimated that the capital structure post merger would include the contribution of the China Unistone cash, limited debt, and the additional 6.9 million warrants outstanding. The organizational structure that was anticipated included the China Unistone Chairman, Mr. Chih Cheung, continuing on as the Chairman of the combined company post merger. The current CEO of Sihitech, Mr. Weidong Hong, would be CEO of the combined company post merger, while the current CEO of e-Channels, Mr. Shuo Zeng, would assume the role of COO of the combined company. The current CFO, Mr. Peter Li, would assume the role of CFO of the combined company. The E. J. McKay & Co. representatives then gave an oral review of the market overview of Sihitech and e-Channels that described the Chinese banking system integration services market generally and how Sihitech and e-Channels fit into and compete within that market. The oral presentation showed Sihitech and e-Channels to be engaged principally in system integration services, which the board of China Unistone believed could be a potential negative to its overall decision. The oral presentation also showed Sihitech and e-Channels moving into high value information technology services that carry higher relative margins such as software, solutions and consulting, both as a diversification and an expansion strategy. The oral presentation described how Sihitech and e-Channel's plan to concentrate more on the information technology services like IT consulting and outsourced operations in future, which the board of China Unistone deemed this as a potential positive to its overall decision. It also provided information regarding the geographical markets in which Sihitech and e-Channels compete within the PRC. A separate oral presentation examined the competitive and other threats that Sihitech and e-Channels face in conducting their business, including both local and foreign competitors. The materials contained a detailed overview of the services currently provided by Sihitech and e-Channels. There was a presentation that described the Sihitech and e-Channels' business models. Among the elements in those business models are plans to diversify the customer base by attracting other state-owned banks as well as other large/medium sized banks that are currently not the customers of the companies, increase market share and reduce the dependence on major customers, expand into other industry besides banking and financial segment, form strategic alliances with tech partners with applications incorporated and integrated with their software, provide a complete range of front-end banking products, provide complete end-to-end IT consulting service to clients and substantially increase the contribution of higher margin activities to revenue, which the board of China Unistone believed could be a potential positive to its overall decision. An additional oral presentation segment on personnel examined the role of its principal executives of Sihitech, including Mr. Weidong Hong, who is the CEO, Mr. He Changqing, Director and in charge of business strategy development and software development matters and Ms. Wang Yanmei, Director and Group Finance Manager. The information described in this part of the presentation supports China Unistone's board of directors' determination that Sihitech and e-Channels have an experienced and talented management team, capable of continuing the success achieved in the past. Another segment of the presentation described the risks inherent in the business plans of Sihitech and e-Channels. These risks are discussed, among others, in the risk factors section of this proxy statement/prospectus.

        Another part of the board discussion covered the history of Sihitech and e-Channels that showed a record of growth, including rapidly increasing revenues and solid gross profit. The board reviewed materials it prepared for an analysis of the post-transaction value of Sihitech and e-Channels. They analyzed comparable companies in the banking and financial software services category, taking into account their relative market presences and cycle maturity. They had prepared a list of comparative price/earnings ratios of these companies and compared them to the price/earnings of Sihitech and e-Channels and their anticipated price/earnings. The valuation for the future of Sihitech and e-Channels was based on various assumptions, including projected top-line sales, assumed margins, and projected net income. Capital resources were taken into account, based on the capital of the company after the acquisition and for income and reinvestment, and for the potential of exercise of outstanding warrants of China Unistone. Based on this analysis, the board concluded that comparatively speaking, the enterprise value of Sihitech and e-Channels was favorable.

        China Unistone's board of directors also considered the methods by which a foreign company may own and control the PRC companies that are newly organized industries. In structuring the transaction and in preparing the documentation, China Unistone retained its own PRC counsel, Jun He, for advice. The agreements were drafted by its PRC counsel, Jun He, and reviewed by United States counsel, Graubard Miller. The stock purchase agreement provides for opinions of PRC counsel on the validity and enforceability of all the agreements by Sihitech and e-Channels.

  Satisfaction of 80% Test

        It is a requirement that any business acquired by China Unistone have a fair market value equal to at least 80% of its net assets at the time of consummation of the acquisition, which assets shall include the amount in the trust account. Based on standards generally accepted by the financial community, including the financial analysis by China Unistone of Sihitech and e-Channels which was generally used to approve the transaction, the China Unistone board of directors independently determined in connection with their approval of the Stock Purchase Agreement that this requirement will be met. Additionally, the board of China Unistone believed the acquisition of Sihitech alone was determined to be sufficient to satisfy this requirement. In reaching this conclusion, the China Unistone board of directors considered a number of factors.

        Prior to approval by the board of directors of the stock purchase the board of directors addressed the 80% test requirement. To satisfy this requirement, there had to be a valuation of the business to be acquired. In order to meet the 80% test, China Unistone would need to issue in excess of 80% of the value of its 4,200,000 total shares outstanding representing total assets of $18,362,282, or total assets per share of $4.37 as of December 31st, 2005. To meet the 80% test, China Unistone is therefore required to issue in excess of 3,360,000 million shares representing total assets in excess of approximately $15,000,000. At the December 13, 2005 meeting, the board of directors of China Unistone met to review the near final draft of the stock purchase agreement and the terms of the transaction. The meeting was held at the office of the company in Shanghai, China and all the members of the board were in attendance. At this meeting the board determined that it would issue approximately 3,900,000 shares, with an approximate additional 1,400,000 shares based upon 2005 and 2006 performance for a total of approximately 5,300,000 shares, representing approximately $23,000,000 in total asset value at that time. This amount is in excess of 80% of its assets anticipated as of the closing, and therefore it satisfies the requirement of the 80% test.

        To determine the value of the transaction, the board of China Unistone compiled a list of 19 comparable U.S. listed companies broken into 4 groups as well as 10 Chinese companies listed in the U.S. and/or Hong Kong broken into 2 groups. The total of 29 companies were deemed by the board of China Unistone to be comparable to Yucheng Technologies on the basis of the combination of Sihitech and e-Channels. Included in its review of the 29 companies above, comparable companies in the following industry sectors:

  •
  Enterprise Resource Planning software providers that are U.S. listed. This group was comprised of 5 companies with an approximate range of total enterprise values between $100 million and $1 billion;

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  Online Financial Services Industry software providers that are U.S. listed. This group was comprised of 5 companies with an approximate range of total enterprise values between $100 million and over $4 billion;

  •
  Financial Services Industry ("FSI") software conglomerates that are U.S. listed; This group was comprised of 3 companies with an approximate range of total enterprise values between $3 billion and $37 billion;

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  Information technology system integrators that are U.S. listed. This group was comprised of 6 companies with an approximate range of total enterprise values between $500 million and $20 billion;

  •
  Chinese based technology related businesses that are U.S. listed. This group was comprised of 6 companies with an approximate range of total enterprise values between $70 million and $500 million; and

  •
  Chinese based IT providers to FSI that are Hong Kong listed. This group was comprised of 4 companies with an approximate range of total enterprise values less than $20 million and over $300 million.

        The companies used for this analysis were as follows:

Company	Current Price 12/20/2005	Current Market Cap	Total Ent. Value	Price/ Earnings CY2005E
Direct—ERP
Open Solutions Inc. (OPEN)	$23.44	$465.6	$452.7	28.9	x
Carreker Corp. (CANI)	$5.01	$123.7	$95.1	83.5	x
eFunds Corp. (EFD)	$23.57	$1,077.5	$1,118.2	22.0	x
Advent Software Inc. (ADVS)	$28.30	$875.4	$728.9	70.8	x
S1 Corp. (SONE)	$4.35	$306.0	$216.8	NM
Direct—Online
Digital Insight Corp. (DGIN)	$32.50	$1,119.5	$1,022.9	37.4	x
Perficient Inc. (PRFT)	$9.10	$209.9	$219.9	31.4	x
CheckFree Corp. (CKFR)	$46.60	$4,228.3	$3,928.6	28.2	x
Corillian Corp. (CORI)	$2.83	$126.4	$99.1	16.6	x
Fundtech Ltd. (FNDT)	$10.31	$154.1	$121.8	23.4	x
Conglomerates
Fair Isaac Corp. (FIC)	$43.58	$2,810.3	$2,981.3	23.3	x
First Data Corp. (FDC)	$42.75	$32,663.4	$36,580.9	18.9	x
Fiserv Inc. (FISV)	$43.56	$8,036.6	$8,501.2	19.0	x
System Integrators
Kanbay International Inc. (KBAY)	$17.01	$590.1	$523.6	19.8	x
Bearingpoint Inc. (BE)	$7.45	$1,484.2	$1,680.2	NM
Accenture Ltd. (ACN)	$28.57	$16,371.2	$14,479.9	18.9	x
Infosys Technologies Ltd. (INFY)	$78.50	$21,403.7	$20,550.7	40.9	x
Wipro Ltd. (WIT)	$12.44	$17,602.1	$16,902.5	42.9	x
Anteon International Corp. (ANT)	$54.23	$2,016.5	$2,105.4	25.8	x
Chinese Comparables
Ninetowns Digital World (NINE)	$5.70	$196.0	$83.6	11.6	x
AsiaInfo Holdings Inc. (ASIA)	$3.74	$175.5	$45.1	62.3	x
CDC Corp. (CHINA)	$3.11	$345.7	$218.8	23.9	x
China Techfaith Wireless (CNTF)	$13.06	$573.1	$440.7	14.5	x
Comtech Group Inc. (COGO)	$5.84	$183.6	$155.6	16.7	x
Pacificnet Inc. (PACT)	$6.99	$75.7	$76.8	33.3	x
China Banking IT Solutions
Digital China Holdings Ltd. (SEHK:861)	$0.26	$228.2	$333.4	8.3	x
Beijing Beida Jade Bird (SEHK:8095)	$0.04	$42.8	$45.2	NA
Zhongtian Intl. Ltd. (SEHK:2379)	$0.06	$27.4	$17.1	NA
Hi Sun Tech(China) Ltd. (SEHK:818)	$0.15	$51.6	$44.6	NA
  •
  Comparable company data from Capital IQ including consensus estimates

  •
  "CY" equals "Calendar Year"

  •
  Total Enterprise Value equals Market Cap plus Debt less Cash plus Preferred Stock plus Minority Interest.

        The board then examined the price earnings ratio to these companies. The overall average price earnings ratio for the 29 companies was 30.1x and the median was 23.7x. The overall average price earnings ratio for the 10 Chinese companies was 24.4x and the median was 16.7x. The lowest price earnings ratio was 8.3x for the group. The board used the 16.7x median price earnings ratio of the 10 Chinese companies because it was the lowest and, therefore, the most conservative.

        As set forth in the following table are the results of this subsection:

Total Comp Group	High		Average		Median		Low
Price/CY 2005 Earnings	83.5	x	30.1	x	23.7	x	8.3	x
China Comp Group	High		Average		Median		Low
Price/CY 2005 Earnings	62.3	x	24.4	x	16.7	x	8.3	x

        Due to the inherent differences between the business, operations and prospects of Yucheng on a post-transaction basis and the other businesses, operations and prospects of each of the companies included in the comparable company analysis, the board of China Unistone believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Yucheng on a post-transaction basis and the companies included in the comparable company analysis that would affect the public trading values of each company.

        The board made several assumptions in deriving statistics about the Yucheng Technologies, solely for the purpose of management determining a value for it on a post transaction basis. Investors should not place any weight on these projections because any projection is subject to many assumptions some or all of which may not be correct or occur as assumed. Although projections are inherently uncertain, China Unistone's board of directors believed, and continues to believe, the projections for the Sihitech and e-Channels businesses were reliable, based in part on preliminary unaudited numbers provided to the board for 2002 through 2004, and the extrapolated projections for 2005 and 2006 delivered orally by the target management team, its expected net income and its overall business practices, the board's examination and review of existing contracts and bank statements done in due diligence, that part of the consideration to be paid would be based upon the target's ability to generate and grow net income as set forth in the stock purchase agreement contingent consideration, and the experienced management and growing market for its services all lent support to the projections. The assumptions were for the projection of net income for 2005. The projected net income for fiscal year 2005 was $3,600,000. This projection was based upon information provided by management of the target companies to China Unistone that 2005 could be a relatively flat year for net income due to a transition in its hardware system integration business. The projected net income for 2005 was determined reasonable in light of the unaudited net income for 2004 of approximately $3,380,000 which was subject to change upon finalization of the audit of Sihitech and e-Channels. It was assumed that Yucheng Technologies after the transaction would have either no or very little debt, which debt would be on a short-term basis and no preferred equity issued and outstanding.

        Using these assumptions as the basis for our comparable company analysis in order to determine the value of the targets prior to entering into the purchase agreement, the board's comparable company analysis calculated that Sihitech and e-Channels, together would have an enterprise value of approximately $33 million, immediately before the combination.

        As stated, the lowest price earnings ratio was 8.3x for the group of companies analyzed in the comparable company analysis. While the board used the 16.7x median price earnings ratio of the 10

Chinese companies as the benchmark to which to determine whether the valuation was favorable, because it was the lowest and, therefore, the most conservative. The overall average price earnings ratio for the 29 companies was 30.1x and the median was 23.7x. The board agreed that a multiple closest to the low-end of the comparable company analysis of approximately 9x would be appropriate to value the company and most favorable for China Unistone shareholders. Therefore, the board used approximately 9x the fiscal year 2005 net income assumption of $3,600,000 as the determination of the $33 million enterprise valuation, which led the China Unistone board to calculate the 5,300,000 shares to be issued as consideration at closing.

        Consequently, the enterprise valuation at closing is based upon approximately 9,500,000 shares being issued and outstanding at closing, the closing price of China Unistone stock on the last trading day prior to the December 13, 2005, board meeting of $5.45, minus the cash in trust of approximately $18.2 million, which would imply price earnings multiple of approximately 9.2x at closing. The enterprise value is derived by the following formula: Enterprise Value equals Market Capitalization, plus Debt, plus Preferred Equity, minus Cash and Cash Equivalents. In comparison the 16.7x median price earnings ratio of the 10 Chinese companies and the 24.4x price earnings ratio of the overall comparable peer group, the board of China Unistone determined that the 9.2x multiple to be paid at close for Yucheng Technologies on a post-transaction basis was favorable.

        The board of China Unistone also considered that fully diluted case of the maximum valuation paid inclusive of the contingent consideration. Yucheng Technologies at maximum includes contingent consideration potentially payable in the future, (i) if China Unistone receives $34.5 million in proceeds from additional financings (including conversion of warrants), (ii) if the China Unistone share price exceeds share price targets of US$10.00 for 2006, US$12.00 for 2007 and US$14.40 for 2008 and (iii) if China Unistone meets or exceeds net profit targets of US$8.5 million for 2007, US$11.9 million for 2008, US$16.7 million for 2009 and US$23.3 million for 2010. There is no assurance that any or all such contingent consideration will ultimately be paid. Based on this scenario, the enterprise value would be approximately $64.7 million based upon approximately 16,400,000 shares being issued and outstanding, inclusive of the exercise of the 6,900,000 warrants, as well as an additional 3,811,328 shares from net profit target incentives from the years 2007 through 2010 for a total of 20,211,328 shares minus an estimated cash of approximately $45.5 million net of the cash bonus incentives which would imply a price earnings multiple of approximately 17.7x.

        The China Unistone board of directors believes because of the financial skills and background of several of its members, it was qualified to make this analysis itself and conclude that the acquisition of the Yucheng met this requirement without recourse to an independent source.

  Use of Capital Funds

        Upon consummation of the stock purchase agreement, the funds held in the trust fund will be available as working capital of Sihitech and e-Channels. There is no specific use of proceeds for this amount, other than general working capital for the two companies. There has not been any allocation between Sihitech or its subsidiaries or e-Channels. Therefore, China Unistone is not able to provide any greater disclosure about the use of proceeds, which disclosure may ordinarily be required under the regulations of the Securities and Exchange Commission in a sale of securities for the raising of capital for a company.

  Interest of China Unistone Directors and Officers in the Stock Purchase

        In considering the recommendation of the board of directors of China Unistone to vote for the proposals to approve the securities purchase agreement, the redomestication merger and the stock option plan, you should be aware that certain members of the China Unistone board have agreements or arrangements that provide them with interests in the stock purchase that differ from, or are in addition to, those of China Unistone stockholders generally. In particular:

  •
  If the stock purchase is not approved within the time allotted pursuant to its certificate of incorporation, China Unistone would be required to liquidate. In such event, the shares of common stock held by China Unistone's directors and officers would be worthless because China Unistone's directors and officers are not entitled to receive any of the liquidation proceeds and any warranty they hold will expire worthless;

  •
  China Unistone's executives and directors own a total 641,250 shares of China Unistone common stock that have a total market value of $3,552,525 based on China Unistone's share price of $5.54 as of October 27, 2006, the record date. They also own an aggregate of 900,002 common stock purchase warrants that have a market value of $1,080,002 based on China Unistone's warrant price of $1.20 as of October 27, 2006, the record date. Because China Unistone's directors and executives are contractually prohibited from selling their shares prior to November 24, 2007, during which time the value of the shares may increase or decrease. Therefore, it is impossible to determine what financial impact the stock purchase agreement and acquisition will have on China Unistone's directors and executives;

  •
  The transactions contemplated by the securities purchase agreement provide that Mr. Chih T. Cheung will be a director of Yucheng;

  •
  After completion of the acquisition, Mr. Chih T. Cheung will have an employment agreement with Yucheng, which provides for a three-year employment period at an annual salary of $50,000 and the opportunity to be granted stock options and other employment related benefits solely for his serving as non-executive executive chairman of the board;

  •
  After completion of the acquisition, Mr. James Preissler will have a consulting agreement with Yucheng under which Mr. Preissler will provide ten hours per week of United States-based investor relations and business strategy services commencing the closing for a period of 24 months at a monthly rate of $4,166, payable in advance at the closing in the aggregate for a total of $100,000, not subject to return on cancellation or termination of the agreement.

  •
  Messrs. Chih T. Cheung, James Z. Li and James Preissler, three of China Unistone's directors and officers will be jointly and severally liable for the termination fee of $200,000 that is payable to the stockholders of Selling Stockholders if the securities purchase agreement is terminated under certain limited conditions; and

  •
  If China Unistone is liquidated without having consummated a business combination, each of Chih T. Cheung, the chairman of the board, James Z. Li, the chief executive officer and secretary, and James Preissler, the chief financial officer, will be jointly and severally liable to pay the debts and obligations of China Unistone to vendors that are owed money for services and products in excess of the proceeds of the initial public offering not held in the trust account, and it is possible that Messrs. Cheung, Li and Preissler may not be able to satisfy those obligations. As of September 30, 2006, the aggregate amount for which these persons could be liable is approximately $900,000. China Unistone believes the three persons have sufficient net worth to satisfy any obligations for which they may be liable. To date, these individuals are holding unreimbursed expense amounts, therefore a certain portion of the foregoing amount will have been paid if China Unistone liquidates. The Company has agreements with these individuals indicating they will be responsible. The Company, when it contracts with vendors also obtains agreement that the vendors will not seek recovery from the funds held in trust. In spite of these agreements, it is possible that vendors will present claims, and a court may fund them unenforceable. Therefore, the amount of liability of these persons would increase. The Company has not taken any other action to assure that the aforementioned individuals will be responsible for the liabilities. In the event of liquidation, China Unistone would be responsible for seeking enforcement of the reimbursement agreements and obtaining payment by Messrs. Cheung, Li and Preissler. There can be no assurance that the company will be able to obtain the full amount to which it is entitled.

Recommendation of the China Unistone Board

        After careful consideration, China Unistone's board of directors determined unanimously that each of the stock purchase proposal, the redomestication merger proposal and the stock option proposal is fair to and in the best interests of China Unistone and its stockholders. This recommendation was reached at the December 13, 2005 board meeting of the directors of China Unistone. The recommendation is based on the terms of the stock purchase agreement, and in particular the fact that the consideration is largely stock which aligns the interests of the Sihitech and e-Channels former stockholders and management with those of the China Unistone investors. Also, another important aspect of the consideration is that a substantial portion of the consideration is based on the future performance of the target companies. Also, the valuation analysis performed by the board of directors in respect of the satisfaction of the requirement that the value of the targets at closing exceed 80% of the assets of China Unistone lent support to the conclusion that the acquisition was fair to and in the best interests of the China Unistone stockholders. That analysis indicated that the price being paid for the target companies was in line with or better than the valuations of other comparable companies. Certain other terms of the stock purchase agreement were also considered, including the indemnification provisions, the scope of the representations and warranties and the various covenants. The ancillary agreements such as the voting agreement and the continuation of some of the current management in positions with the targets was also thought to be beneficial and protective of the current stockholder interests. Also considered was the fact that the target companies were operating and have had a pattern of revenues, and appeared to have the potential for growth in their industry. The board also considered the redomestication merger in conjunction with the acquisition of the Chinese companies which would provide certain benefits to the company after the merger because it would result in a lower tax rate and elimination of the possibility of additional taxes imposed on United States companies with overseas operations that reduce the availability of funds for operations because of the added United States tax burden. Finally, the board considered the nature of the China Unistone acquisition vehicle and the fact that the stockholders were gaining more value from the consummation of the stock purchase agreement than liquidation. Balanced against this was the fact that the board of directors and management had certain conflicts of interest in the decision process and the risk factors relating to the target companies.

        By conducting its own analysis of the value of the target companies and arriving at the recommendation to the stockholders of China Unistone that the stock purchase proposal was fair to the stockholders, the board of directors may have assumed additional potential liability in the event of a challenge to the board's decisions and actions. Under Delaware law, a director is fully protected in relying in good faith upon the opinions, reports or statements presented by a person as to matters the director reasonably believes are within such person's professional or expert competence and who has been selected with reasonable care. Without that, the directors may have additional liability if the decision to acquire the target companies was determined to be in violation of the board's fiduciary duties and not covered by the limitations on director liability under Delaware law and the certificate of incorporation.

        China Unistone's board of directors has approved and declared advisable the stock purchase proposal, the redomestication merger proposal and the stock option proposal and unanimously recommends that you vote or give instructions to vote "FOR" each of the proposals to adopt the stock purchase proposal, the redomestication merger proposal, the stock option proposal and the election of directors.

        The foregoing discussion of the information and factors considered by the China Unistone board of directors is not meant to be exhaustive, but includes the material information and factors considered by the China Unistone board of directors.

Opinion of Financial Advisor to the China Unistone Board of Directors

        On August 29, 2006, WR Hambrecht + Co., LLC rendered its oral opinion to the China Unistone board of directors, subsequently confirmed in writing, that as of August 29, 2006, and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, each of the minimum transaction consideration and the maximum transaction consideration (as those terms are defined below) was fair, from a financial point of view, to China Unistone.

        The full text of WR Hambrecht + Co's written opinion, dated August 29, 2006, is attached as Annex J to this proxy statement. Stockholders of China Unistone are encouraged to read WR Hambrecht + Co's opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by WR Hambrecht + Co in rendering its opinion. The following is a summary of WR Hambrecht + Co's opinion and the methodology that WR Hambrecht + Co used to render its opinion. This summary is qualified in its entirety by reference to the full text of WR Hambrecht + Co's opinion.

        For purposes of WR Hambrecht + Co's opinion and this section, the following terms have the meanings indicated below:

  •
  "successor company" means the wholly owned subsidiary of China Unistone into which China Unistone intends to merge in connection with the acquisitions of Sihitech and e-Channels provided for in the transaction agreements;

  •
  "Yucheng" means Sihitech and e-Channels together;

  •
  "transaction" means the proposed simultaneous purchase of the stock of Sihitech and e-Channels by successor company;

  •
  "transaction agreements" means the series of agreements dated December 20, 2005, filed as exhibits to China Unistone's current report on Form 8-K dated December 27, 2005, pursuant to which (among other things) the transaction will occur;

  •
  "minimum transaction consideration" means the consideration of approximately $4 million in cash plus 5.3 million ordinary shares of successor company to be paid upon the closing of the transaction;

  •
  "maximum transaction consideration" means the aggregate of the minimum transaction consideration and the contingent consideration of up to $10 million in cash plus up to 3.8 million ordinary shares of successor company potentially payable in the future, following the closing of the transaction, with the maximum consideration payable if each of the following is achieved: (i) if China Unistone receives $34.5 million in proceeds from additional financings (including conversion of warrants), (ii) if the China Unistone share price exceeds share price targets of US$10.00 for 2006, US$12.00 for 2007 and US$14.40 for 2008, and (iii) if China Unistone meets or exceeds net profit targets of US$8.5 million for 2007, US$11.9 million for 2008, US$16.7 million for 2009 and US$23.3 million for 2010. There is no assurance that any or all such contingent consideration will ultimately be payable; and

  •
  "transaction consideration" means the Minimum Transaction Consideration and the Maximum Transaction Consideration.

        WR Hambrecht + Co did not, for the purposes of its opinion, differentiate between the respective portions of the minimum transaction consideration and the maximum transaction consideration payable in the acquisitions of Sihitech and e-Channels separately since, pursuant to the transaction agreements, the acquisitions are mutually conditioned and will occur at a single closing.

        WR Hambrecht + Co's opinion was provided for the use and benefit of the China Unistone board of directors in its solicitation of stockholder approval for the transaction. WR Hambrecht + Co's opinion was not intended to be and did not constitute a recommendation to the China Unistone board of directors of the transaction over any other alternative transactions which may be available to China Unistone and did not address the underlying business decision of the China Unistone board of directors to proceed with or effect the transaction, or constitute a recommendation to the holders of China Unistone common stock as to how such stockholders should vote or as to any other action such stockholders should take regarding the transaction. WR Hambrecht + Co's opinion did not address the fairness of any specific portion of the transaction, other than the transaction consideration. The amount of the minimum and maximum consideration was determined pursuant to negotiations between China Unistone and the principals of Sihitech and e-Channels, and not pursuant to recommendations of WR Hambrecht + Co

        In arriving at its opinion, WR Hambrecht + Co:

  (i)
  reviewed the transaction agreements and the accompanying schedules and exhibits thereto and the specific terms of the transaction set forth therein, and assumed that the final form of the transaction will not vary in any regard that is material to its analysis from the transaction agreements;

  (ii)
  reviewed publicly available information and other data with respect to China Unistone that WR Hambrecht + Co believed to be relevant to its analysis, including China Unistone's IPO prospectus dated November 18, 2004, Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2004 and 2005, and interim reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2005, and March 31 and June 30, 2006, in each case together with any amendments;

  (iii)
  reviewed certain other publicly available Securities and Exchange Commission filings made by China Unistone, including current reports on Form 8-K;

  (iv)
  reviewed certain financial and operating information with respect to the business, operations and prospects of Yucheng furnished to WR Hambrecht + Co by the management of China Unistone, including projections of the future financial performance of Yucheng prepared by the management of China Unistone after consultation with the management of Yucheng and which WR Hambrecht + Co understood had been prepared in accordance with US generally accepted accounting principles (referred to in this section as "US GAAP");

  (v)
  reviewed, for each of Sihitech and e-Channels, audited US GAAP financial statements for the three years ended December 31, 2003, 2004 and 2005 and WR Hambrecht + Co noted that it had been advised by China Unistone that US GAAP financial statements for Yucheng for any fiscal period commencing on or after January 1, 2006, were not available as of the date of its opinion (unaudited financial information for the six-month period ended June 30, 2006, became available after the date of WR Hambrecht + Co's opinion and is included elsewhere in this proxy statement/prospectus);

  (vi)
  reviewed the financial terms of the transaction and compared them with the financial terms, to the extent publicly available, of certain other merger and acquisition transactions that WR Hambrecht + Co deemed relevant;

  (vii)
  reviewed certain publicly available financial information relating to certain other companies WR Hambrecht + Co deemed to be reasonably similar to Yucheng, and the trading markets for such companies' securities;

  (viii)
  conducted discussions with certain members of senior management of Yucheng and China Unistone concerning Yucheng's business and operations, assets, present condition and future prospects; and

  (ix)
  performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as WR Hambrecht + Co deemed, in its sole judgment, to be necessary, appropriate or relevant to render its opinion.

        WR Hambrecht + Co also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. WR Hambrecht + Co's opinion was necessarily based upon economic, market, financial and other conditions as they existed and could be evaluated on the date of its opinion, and WR Hambrecht + Co assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date thereof.

        WR Hambrecht + Co expressed no opinion as to the prices at which the common stock of China Unistone or the ordinary shares of the successor company may trade in the future.

        In arriving at its opinion, WR Hambrecht + Co was not requested to make, and did not make, obtain or assume any responsibility for, any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Yucheng, nor was WR Hambrecht + Co furnished with any such evaluations or appraisals. WR Hambrecht + Co was not requested to conduct and did not conduct a physical inspection of the properties or facilities of Yucheng. WR Hambrecht + Co assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by WR Hambrecht + Co in arriving at its opinion and did not attempt independently to verify, or undertake any obligation to verify, such information, and WR Hambrecht + Co assumed that there had been no material change in the assets, financial condition, business or prospects of Yucheng since the date of the most recent financial statements made available to WR Hambrecht + Co In addition, WR Hambrecht + Co assumed that the historical financial statements of Sihitech and e-Channels reviewed by WR Hambrecht + Co had been prepared in accordance with U.S. GAAP, consistently applied, and fairly presented the financial condition and results of operations of Sihitech and e-Channels as of the dates and for the periods covered thereby. WR Hambrecht + Co further relied upon the assurances of the management of China Unistone that it was not aware of any facts that would make such information inaccurate or misleading. In addition, WR Hambrecht + Co assumed that the projections provided to WR Hambrecht + Co by China Unistone represented the best currently available estimates and judgments of China Unistone's management as to the future financial condition and results of operations of Yucheng on a standalone basis without giving effect to the transaction, and WR Hambrecht + Co assumed that such projections had been reasonably and accurately prepared based on such best currently available estimates and judgments. WR Hambrecht + Co assumed no responsibility for and expressed no view as to such projections or the assumptions on which they are based.

        WR Hambrecht + Co also assumed that in the course of obtaining necessary regulatory and third party approvals and consents for the transaction, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Yucheng or the contemplated benefits of the transaction for China Unistone and that the transaction would be consummated in accordance with the terms of the transaction agreements, without waiver, modification or amendment of any material term, condition or agreement therein. WR Hambrecht + Co expressed no opinion with respect to the benefits which may be obtainable for China Unistone, the successor company or their respective shareholders in any other alternative transaction which may be available to China Unistone. WR Hambrecht + Co did not express any opinion as to any legal or accounting matters involving Yucheng, as to which WR Hambrecht + Co understood that China Unistone had conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary.

        In connection with rendering its opinion, WR Hambrecht + Co performed certain financial, comparative and other analyses as described below. In arriving at its opinion, WR Hambrecht + Co did not ascribe a specific range of values to Yucheng, but rather made its determination as to the fairness, from a financial point of view, to China Unistone of the transaction consideration on the basis of these financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, WR Hambrecht + Co did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, WR Hambrecht + Co believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, WR Hambrecht + Co made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of China Unistone. None of China Unistone, WR Hambrecht + Co or any other person assumes responsibility if future results were materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        The following is a summary of the material financial analyses used by WR Hambrecht + Co in connection with the delivery of its opinion to the board of directors of China Unistone. WR Hambrecht + Co, in presenting its analyses to the China Unistone board, explained that it had not performed an accretion/dilution analysis to attempt to access the impact of the transaction on the projected earnings per share of China Unistone because WR Hambrecht + Co had considered that such an analysis would not be meaningful for several reasons, including the fact that, prior to the consummation of the transaction, China Unistone would have no operations and therefore no projected earnings from operations, having been formed for the purpose of making an acquisition such as the transaction.

        The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by WR Hambrecht + Co, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the WR Hambrecht + Co opinion.

        As indicated in the following summary, for the purpose of deriving the implied value of the component of the transaction consideration comprising shares of China Unistone common stock, as well as for certain other purposes in connection with its analyses, WR Hambrecht + Co used the date of August 25, 2006. This date was used because it was the last trading day prior to the completion of WR Hambrecht + Co's analyses.

  Precedent Transaction Analysis

        Using publicly available information, WR Hambrecht + Co reviewed and compared the purchase prices and multiples paid in 15 acquisition transactions that WR Hambrecht + Co considered comparable. In selecting precedent transactions, WR Hambrecht + Co chose comparable publicly-traded company transactions completed after January 1, 2001 in the following industry sectors that WR Hambrecht + Co judged to be in the business sectors in which Yucheng engages: Enterprise Resource Planning ("ERP") software; Online Financial Services Industry ("FSI") software; and Information Technology ("IT") system integration. Based on these criteria, the following 15 transactions were analyzed:

Closing Date	Target Company	Acquiring Company	Geographic Location	Implied Enterprise Value (Approx, in US$ millions)
	ERP Software Providers
1/31/06	Goldleaf Technologies(1)	Private Business, Inc.	USA	$19.0
1/3/06	The MacGregor Group(1)	Investment Technology Group, Inc.	USA	228.0
8/1/05	Derivative Solutions Inc.	FactSet Research Systems Inc.	USA	51.3
7/1/05	WildCard Systems, Inc.(1)	eFunds Corporation	USA	287.6
6/18/04	EastPoint Technologies, LLC	Open Solutions Inc.	USA	10.6
4/14/04	Sanchez Computer Associates, Inc.	Fidelity National Financial, Inc.	USA	189.4
	IT System Integrators
12/30/05	Captiva Software Corporation(2)	EMC Corporation	USA	315.8
11/23/05	SS&C Technologies, Inc.(2)	The Carlyle Group	USA	982.9
6/6/01	Check Solutions Company(3)	Carreker Corporation	USA	95.2
	Online FSI Software Providers
7/3/06	Princeton eCom Corp	Online Resources Corp	USA	180.0
2/17/06	Europrospectus.com Ltd.	FactSet Research Systems	USA	7.5
8/18/05	InteliData Technologies Corporation	Corillian Corporation	USA	21.2
11/2/04	CashTech Solutions India Private Limited	Fundtech Ltd.	India	7.0
11/25/03	Magnet Communications, Inc.	Digital Insight Corporation	USA	144.5
12/31/02	Netzee, Inc.	Certegy Inc.	USA	29.2

(1)
In both ERP Software Providers and Online FSI Software Providers sectors

(2)
In both IT System Integrators and ERP Software Providers sectors

(3)
In both IT System Integrators and Online FSI Software Providers sectors

        WR Hambrecht + Co calculated and analyzed each company's enterprise value ("EV"), which WR Hambrecht + Co defined as equity market value plus total debt minus cash and short-term investments plus preferred stock plus minority interest, implied by the terms of the transaction as a multiple of LTM (last twelve months) revenues. For the purpose of calculating the multiples, LTM revenues were derived from the available financial data of the target companies in the LTM period prior to the completion of the transaction. Financial data regarding the precedent transactions were taken from filings with the Securities and Exchange Commission, press releases, research reports and Capital IQ, a division of Standard & Poor's.

        The following table compares the implied transaction multiples for the China Unistone/Yucheng transaction with the corresponding mean and median multiples for the selected precedent transactions:

Yucheng Transaction Consideration(1)
	Precedent Transaction Analysis		(As implied by the terms of the transaction)
	Mean	Median	Minimum	Maximum(2)
Enterprise value as a multiple of:
LTM revenue	3.7x	2.5x	1.3x	2.6x

1)
LTM as of December 31, 2005

2)
Includes contingent consideration potentially payable in the future (i) if China Unistone receives $34.5 million in proceeds from additional financings (including conversion of warrants), (ii) if the China Unistone share price exceeds share price targets of US$10.00 for 2006, US$12.00 for 2007 and US$14.40 for 2008 and (iii) if China Unistone meets or exceeds net profit targets of US$8.5 million for 2007, US$11.9 million for 2008, US$16.7 million for 2009 and US$23.3 million for 2010. There is no assurance that any or all such contingent consideration will ultimately be payable.

        WR Hambrecht + Co noted that: (1) under the minimum consideration scenario, the multiple for LTM revenue implied by the transaction was below the mean and median multiples found in the selected precedent transactions analyzed; and (2) under the maximum transaction consideration scenario, the multiple for LTM revenue implied by the transaction was below the mean and above the median multiples found in the selected precedent transactions analyzed.

  Comparable Company Analysis

        WR Hambrecht + Co analyzed the public market valuation of shares of publicly traded companies with similar operating or geographic characteristics to Yucheng. In order to assess the public market valuation of shares of publicly traded companies with operating characteristics similar to those of Yucheng, WR Hambrecht + Co reviewed and compared specific financial and operating data relating to Yucheng with selected companies that WR Hambrecht + Co deemed comparable to Yucheng.

        In selecting comparable companies, WR Hambrecht + Co considered companies in the following categories: ERP software providers; FSI software providers; FSI software conglomerates; IT system integrators; China-based technology-related businesses; and China-based IT providers to FSI. WR Hambrecht + Co judged these categories to be the categories analogous to Yucheng. Based on these criteria, the following 27 publicly-traded companies were considered as further explained in the paragraph appearing immediately below the following table:

	Geographic Location	Enterprise Value (Approx, in US$ millions)	LTM Revenue (Approx, in US$ millions)	LTM EBITDA (Approx, in US$ millions)
ERP Software Providers
Open Solutions	USA	$1,058.4	282.8	66.9
Carreker Corporation	USA	126.3	115.6	11.4
eFunds Corporation	USA	1,019.8	543.3	119.2
Advent Software Inc.	USA	811.1	176.4	22.9
SI Corporation	USA	246.3	197.2	(7.6)
Online FSI Software Providers
Digital Insight Corporation	USA	737.7	229.4	59.1
Perficient Inc.	USA	334.0	122.8	16.9
Checkfree Corporation	USA	2,929.1	863.5	280.8
Corillian Corporation	USA	87.6	54.6	(0.4)
Fundtech Ltd.	USA	94.5	79.8	9.5
FSI Software Conglomerates
Fair Isaac Corporation	USA	2,204.1	821.4	223.0
First Data Corporation	USA	35,371.6	10.996.0	3,036.2
Fiserv Inc.	USA	8,222.4	4,279.8	931.2
IT System Integrators
Kanbay International Inc.	USA	711.7	300.3	54.8
Accenture Ltd.	USA	14,149.3	18,148.5	2,153.3
Infosys Technologies Ltd.	India	23,121.4	2,336.0	740.0
Wipro Limited	India	16,922.0	2,497.4	595.0
China-Based Technology-Related Businesses
Ninetowns Digital World Trade Holdings Limited	China	52.5	29.7	17.3
AsiaInfo Holdings Inc.	China	54.9	94.7	(26.0)
CDC Corporation	China	517.9	265.8	22.3
China Techfaith Wireless Communications Technology Limited	China	174.5	82.0	27.0
Comtech Group Inc.	China	366.2	136.4	15.2
Pacificnet Inc.	China	68.8	57.2	7.7
China-Based IT Providers to FSI
Digital China Holdings Limited	China	415.2	2,559.9	40.8
Beijing Bedia Jade Bird Universal Sci-Tech Company Ltd.	China	61.8	18.l	(6.3)
Zhongtian International Limited	China	6.2	13.3	1.6
Hi Sun Technology China Ltd.	China	234.2	56.5	10.2

        WR Hambrecht + Co calculated each company's EV as of August 25, 2006, which WR Hambrecht + Co defined as equity market value plus total debt minus cash and short-term investments plus preferred stock plus minority interest as of August 25, 2006. For the purpose of calculating the multiples, LTM revenue and LTM EBITDA (earnings before interest, taxes, depreciation and amortization) were derived (and reflected in the foregoing table) from the LTM actual revenue and EBITDA ended June 30, 2006 (or, in seven cases, the most recent fiscal periods ended nearest to that date were used). 2006 and 2007 calendar year expected revenues and earnings per share were derived from research reports and Capital IQ consensus estimates (compiled from estimates issued by individual market analysts) available as of August 25, 2006 Financial data were taken from filings with Securities and Exchange Commission and Hong Kong Exchanges, research reports, and Capital IQ, a division of Standard & Poor's.

        WR Hambrecht + Co calculated and analyzed the multiples of each comparable company's: (i) EV to LTM revenue; (ii) EV to LTM EBITDA; (iii) EV to 2006 and 2007 calendar year ("CY") expected revenues; and (iv) stock price to 2006 and 2007 CY expected earnings per share ("EPS"). Set forth in the following table are the results of this analysis:

	Comparable Company Analysis				Yucheng Transaction Consideration(1)
	(All selected comparable companies)				(As implied by the terms of the transaction)
	High	Mean	Median	Low	Minimum	Maximum(2)
Enterprise Value/LTM Revenue	9.9x	2.6x	2.1x	0.2x	1.3x	2.5x
Enterprise Value/LTM EBITDA	35.4x	14.6x	11.1x	3.0x	8.6x	16.7x
Enterprise Value/CY 2006 Revenue	8.6x	2.4x	1.8x	0.1x	0.8x	1.6x
Enterprise Value/CY 2007 Revenue	6.7x	2.1x	1.7x	0.1x	0.7x	1.4x
Price/CY 2006 Earnings(3)	83.3x	28.1x	21.2x	8.5x	6.5x	12.5x
Price/CY 2007 Earnings(3)	68.9x	20.6x	16.2x	7.8x	4.6x	8.8x

(1)
Based on the closing price of China Unistone shares on August 25, 2006.

(2)
Includes contingent consideration potentially payable in the future (i) if China Unistone receives $34.5 million in proceeds from additional financings (including conversion of warrants), (ii) if the China Unistone share price exceeds share price targets of US$10.00 for 2006, US$12.00 for 2007 and US$14.40 for 2008 and (iii) if China Unistone meets or exceeds net profit targets of US$8.5 million for 2007, US$11.9 million for 2008, US$16.7 million for 2009 and US$23.3 million for 2010. There is no assurance that any or all such contingent consideration will ultimately be payable.

(3)
In order to compare multiples based on after-tax financial results for Yucheng to those of the group of selected comparable companies, which on average have significantly higher effective tax rates, WR Hambrecht +Co adjusted Yucheng's net income using the average effective tax rate of all the selected comparable companies, using the most recent LTM period.

        WR Hambrecht + Co noted that: (1) under the minimum consideration scenario, the multiples implied by the transaction were below the mean and median multiples found in the preceding selected comparable company analysis; and (2) under the maximum transaction consideration scenario, the multiples implied by the transaction were below the mean and median multiples found in the preceding selected comparable company analysis, except for (a) the median multiple for the EV/LTM Revenue and (b) the mean and median multiples for the EV/LTM EBITDA.

        WR Hambrecht + Co also considered a subset of the 27 comparable publicly traded companies consisting of the last 10 companies identified in the above list, which are China-based technology-

related businesses and China-based IT providers to FSI. Set forth in the following table are the results of this analysis:

	Comparable Company Analysis				Yucheng Transaction Consideration(1)
	(China-based comparable companies)				(As implied by the terms of the transaction)
	High	Mean	Median	Low	Minimum	Maximum(2)
Enterprise Value/LTM Revenue	4.1x	1.8x	1.9x	0.2x	1.3x	2.5x
Enterprise Value/LTM EBITDA	24.1x	12.8x	9.5x	3.0x	8.6x	16.7x
Enterprise Value/CY 2006 Revenue	2.7x	1.4x	1.7x	0.1x	0.8x	1.6x
Enterprise Value/CY 2007 Revenue	3.2x	1.3x	1.2x	0.1x	0.7x	1.4x
Price/CY 2006 Earnings(3)	41.5x	21.9x	16.6x	8.5x	5.5x	10.6x
Price/CY 2007 Earnings(3)	20.8x	15.4x	15.8x	7.8x	3.9x	7.5x

(1)
See footnote (1) to the immediately preceding table.

(2)
See footnote (2) to the immediately preceding table.

(3)
Yucheng's net income was not adjusted (as in footnote (3) to the immediately preceding table) as there was no material difference in the effective tax rate as between Yucheng and the group of selected China-based comparable companies.

        WR Hambrecht + Co noted that: (1) under the minimum consideration scenario, the multiples implied by the transaction were below the mean and median multiples found in the preceding selected comparable company analysis; and (2) under the maximum transaction consideration scenario, the multiples implied by the transaction were below the mean and median multiples found in the preceding selected comparable company analysis, except for (a) the mean and median multiples for the EV/LTM Revenue, (b) the mean and median multiples for the EV/LTM EBITDA, (c) the mean multiple for the EV/CY 2005 Revenue, and (d) the mean and median multiples for EV/CY 2006 Revenue.

        Due to the inherent differences between the business, operations and prospects of Yucheng and the businesses, operations and prospects of each of the companies included in the preceding selected comparable company analysis (all selected comparable companies and China-based selected companies), WR Hambrecht + Co believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Yucheng and the companies included in the comparable company analysis that would affect the public trading values of each company.

  Discounted Cash Flow Analysis

        WR Hambrecht + Co performed a discounted cash flow analysis on Yucheng, assuming the transaction will close on November 24, 2006, which is the date by which the transaction is required to close under the transaction agreements, and WR Hambrecth + Co discounted cash flows to August 25, 2006, which was the last trading day prior to the completion of WR Hambrecht + Co's analyses. In this analysis, WR Hambrecht + Co used financial projections provided by the management of China Unistone for the calendar years 2007 through 2010. WR Hambrecht + Co calculated illustrative net present value indications of free cash flows for Yucheng for the fiscal years 2007 through 2010 using discount rates ranging from 10% to 15% to a present value as of August 25, 2006. WR Hambrecht + Co calculated illustrative "terminal" value indications (i.e. illustrative net present value indications of a multiple of free cash flow in the last year of this 4-year projected period) for Yucheng in the year 2010 based on terminal revenue multiples ranging from 2.0x to 3.0x. These illustrative terminal value indications were then discounted to calculate illustrative present value indications using discount rates ranging from 10% to 15%. The results of the discounted free cash flows and discounted illustrative terminal value were added together to provide a resulting illustrative net present value for Yucheng. The results of a discounted cash flow analysis may vary based upon, among other factors, the discount rates and the terminal values used in the analysis by a particular investment bank. The various ranges for discount rates and terminal EBITDA multiples were chosen to reflect theoretical analyses of cost of capital solely for the purpose of the discounted cash flow analysis. The following table presents the results of this analysis:

Illustrative Net Present Values
Yucheng	$134.8 to 212.1 million

        WR Hambrecht + Co is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with transactions and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The board of directors of China Unistone selected WR Hambrecht + Co to render an opinion as to the fairness, from a financial point of view, of the transaction consideration to China Unistone because of WR Hambrecht + Co's expertise, reputation and familiarity with the software industry generally as well as companies operating within China, and because its investment banking professionals have substantial experience in transactions comparable to the transaction.

        Under its engagement agreement with China Unistone (which was executed prior to the delivery of WR Hambrecht + Co's written opinion dated March 10, 2006, which was related to the same subject matter but was based on information available to WR Hambrecht + Co as of such date, and was superseded for all purposes by its August 29, 2006 opinion described in this section), WR Hambrecht + Co became entitled to receive a fee of $150,000 for delivery of that earlier opinion which was not contingent on the consummation of the transaction, but the payment of which, China Unistone was entitled to defer for up to six months. WR Hambrecht + Co is not entitled to any additional fee for the delivery of its August 29, 2006 opinion. WR Hambrecht + Co also will be entitled to reimbursement of its expenses, up to a limit of $50,000, and to be indemnified for certain liabilities that may arise out of WR Hambrecht + Co's engagement, including the rendering of the fairness opinion.

        In addition, under the WR Hambrecht + Co engagement agreement, in the event that the transaction is consummated, WR Hambrecht + Co will continue to perform certain financial advisory services for the successor company and will be entitled to be paid, as a separate fee related to such services, a quarterly advisory fee. The specific nature of the advisory services to be performed has not yet been determined by China Unistone and WR Hambrecht + Co but they anticipate that WR Hambrecht + Co will be asked to render a range of investment banking advisory services to the successor company including assistance in identifying and developing other potential acquisition opportunities (which may also become the subject of separate fees if specific transactions ensue). The quarterly amount of the advisory fee will be equal to $350,000 divided by that number of whole quarterly periods between the closing of the transaction and November 24, 2007. However, the successor company will be obligated to pay the advisory fee only to the extent that it has received additional capital from the exercise of its outstanding public common stock purchase warrants sufficient to pay the advisory fee. Further, payment of the advisory fee will never exceed 2.5% of the gross warrant exercise proceeds received by the successor company prior to the due date of each quarterly payment date (which is 30 days in advance of the end of every calendar quarter). Any quarterly amount not yet paid when due by reason of these limitations will be carried forward to the next quarterly payment date. To the extent the successor company does not receive sufficient fees to pay the advisory fee in full, the fee will be reduced and in the event WR Hambrecht + Co's engagement is terminated any advisory fee payment that has not yet accrued will be waived. Although the quarterly fee arrangement described above is contingent on the consummation of the transaction, and to that extent may be considered to have given rise to a conflict of interest, neither China Unistone nor WR Hambrecht + Co believed that this contingency affected WR Hambrecht + Co's ability to render an independent opinion to the China Unistone board of directors as to the fairness of the transaction consideration, from a financial point of view, to China Unistone or to perform the analyses WR Hambrecht + Co considered appropriate to determine its ability to render such an opinion. In reaching this conclusion, China Unistone and WR Hambrecht noted that the fee payable to WR Hambrecht + Co for the delivery of the opinion was not itself contingent on the closing of the transaction, that WR Hambrecht + Co was under no contractual obligation to deliver an opinion should it have determined it was unable to do so, and that such arrangement would be disclosed to stockholders in this proxy statement/prospectus. In connection with their review of the information contained in this section regarding WR Hambrecht + Co's opinion and analyses, stockholders should consider the related disclosure regarding the fee arrangement between China Unistone and WR Hambrecht.

        Additionally, under the engagement agreement, WR Hambrecht + Co has the right of first refusal to act as the exclusive financial advisor in connection with any purchase by China Unistone or the successor company of a substantial amount of assets, capital stock or merger, consolidation, joint venture or other business or strategic combination. The right of first refusal commenced on March 27, 2006 and will terminate on the earlier of (a) the payment of a minimum of $500,000 in additional financial advisory fees or (b) March 27, 2009. China Unistone is responsible for reimbursing WR Hambrecht + Co for its out of pocket expenses for such assignments, provided that for each assignment they will not exceed $50,000.

        In addition to the services contemplated by its engagement agreement described above, WR Hambrecht + Co also, from time to time, may in the future seek to perform certain additional financial advisory services for China Unistone (including the successor company) or its affiliates related to the business of China Unistone (including the successor company) for which WR Hambrecht + Co may receive a fee. WR Hambrecht + Co may also, from time to time in the future, perform certain financial advisory services for individuals who are affiliates of China Unistone (or the successor company) in situations unrelated to the business of China Unistone (or the successor company) and for which WR Hambrecht + Co may receive a fee from such individuals or their affiliates other than China Unistone or the successor company. No arrangements with China Unistone (or the successor company) or any of its affiliates currently exist with respect to any such possible future services. In the ordinary course of business, WR Hambrecht + Co may choose, now or at a future date, to publish research on China Unistone or the successor company, make a market in its securities and, in connection with WR Hambrecht + Co's market making activities, trade the securities of China Unistone or the successor company for WR Hambrecht + Co's own account and for the accounts of WR Hambrecht + Co's customers and, accordingly, may at any time hold a short or long position in such securities. However, any such activity would be conducted in compliance with applicable securities law restrictions arising by reason of either WR Hambrecht + Co's continued engagement or other access to material non-public information and using customary procedures (including "ethical walls" on the flow of information within the firm) for achieving such compliance.

Material U.S. Federal Income Tax Considerations of the Redomestication Merger

        The following discusses the material U.S. federal income tax consequences of the redomestication merger to the China Unistone stockholders who are U.S. Holders. This discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, and Treasury regulations promulgated thereunder. A United States Holder is: (i) a beneficial owner of China Unistone common stock that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust that is described in Section 7701(a)(3) of the Code and (ii) holds the China Unistone common stock as a capital asset within the meaning of Section 1221 of the Code.

        The redomestication merger has been structured to qualify as a reorganization under the Code. In connection with the filing of the Registration Statement of which this document is a part, China Unistone has received an opinion of Graubard Miller to the effect that the redomestication merger will qualify as a Reorganization within the meaning of Section368(a) of the Code and Treasury Regulations Sections 1.367(a)-3(c). Accordingly no gain or loss will be recognized on the exchange of the China Unistone common stock held by the stockholders of China Unistone for the ordinary shares of Yucheng, provided no holder of China Unistone common stock owns 5% or more of the the ordinary shares of Yucheng following the redomestication merger. The federal tax basis of the ordinary shares of Yucheng received by the holder of China Unistone common stock in the merger will be the same as the adjusted tax basis of such China Unistone common stock surrendered in exchange therefore. The holding period of the ordinary shares of Yucheng received in the redomestication merger by the holder of China Unistone common stock will include the period during which such China Unistone common stock was held as a capital asset on the date of the redomestication merger.

        If a China Unistone stockholder owns 5-percent or more of the ordinary shares of Yucheng (either by vote or value) that stockholder will be taxable on any gain realized upon the conversion of such stockholder's stock in China Unistone into ordinary shares of Yucheng unless such stockholder files a gain recognition agreement with the stockholder's income tax return for the taxable year that includes the date of the redomestication merger. Gain is measured by the difference between the fair market value of the Yucheng ordinary shares received and the tax basis of that stockholder's shares of China Unistone common stock. The gain recognition agreement requires the 5-percent or more Yucheng stockholder:

  •
  to waive the statute of limitations on a Form 8838,

  •
  to file a statement with his or her income tax return for each of the five full taxable years following the year of the China Unistone redomestication merger certifying that a taxable disposition of substantially all of the assets of Yucheng has not occurred; and

  •
  if such a disposition has occurred, to include in income the previously unrecognized gain on the conversion of the shares, file an amended income tax return for the year in which the redomestication merger took place and pay interest on any resulting tax.

        The foregoing U.S. federal income tax consequences is not affected by the changes made to the Code by the American Jobs Creation Act of 2004 in the treatment of domestic business entities which expatriate from the United States to a foreign jurisdiction. These new provisions generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic enterprise by a foreign corporation if there is at least 60% or 80% of continuing share ownership in the successor foreign entity by the former stockholders of the U.S. corporation and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the China Unistone redomestication merger and the securities purchase agreement, immediately following the redomestication merger into Yucheng, the holders of China Unistone common stock will own 44% of the shares of Yucheng.

        For United States federal income tax purposes, the gross amount of all dividends paid with respect to Yucheng ordinary shares out of current or accumulated earnings and profit ("E&P") to a United States Holder generally will be treated as foreign source ordinary income to such holder. United States corporations that hold ordinary shares of Yucheng will not be entitled to the dividends received deduction available for dividends received from United States corporations. To the extent a distribution exceeds E&P, it will be treated first as a return of capital to the extent of the basis of the United States Holder, and then as gain from the sale of a capital asset.

        The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the transactions contemplated by the securities purchase agreement or redomestication merger.

        Upon consummation of the redomestication merger, China Unistone will not incur any material amount of federal income or other tax as a result thereof. An evaluation will be made to establish whether China Unistone has any intangible assets which will be transferred to Yucheng in connection with the redomestication merger. If there are any such intangible asset, it is not expected that they will be of a substantial amount and any federal income tax will not be of material significance. The IRS may not agree with this conclusion. In such event, there may be a significant tax obligation for Yucheng, the surviving company, to pay. The tax, if any, would be based on the value of the assets of China Unistone in the United States at the time of the redomestication merger.

        The discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code. Such taxpayers include non-U.S. persons, insurance companies, tax-exempt entities, dealers in securities, banks and persons who acquired their stock interests pursuant to the exercise of employee options or otherwise as compensation.

        Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed above, each stockholder is urged to consult a tax advisor with respect to the specific tax consequences of the transactions contemplated by the redomestication merger and the stock purchase to him, her or it, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws

Anticipated Accounting Treatment of the Acquisition Transaction

        In this three party transaction, Sihitech BVI will be treated as the accounting acquirer since Sihitech BVI shareholders will have a significant ownership percentage of the combined shares, the right to nominate and have elected four directors, significant management control of the combined company and its portion of the combined company historically has generated the largest portion of revenues. The transaction between China Unistone and Sihitech BVI will be accounted for as a recapitalization of Sihitech BVI. Since China Unistone is not an operating company, the stock purchase will be treated as the issuance of shares of Sihitech BVI for the net tangible assets (consisting principally of cash and short term investments) of China Unistone and there will be no goodwill recorded in this portion of the stock purchase. The transaction between this recapitalized Sihitech BVI and e-Channels BVI will be accounted for using the purchase method, with the assets and liabilities of e-Channels recorded at their fair market value. In addition, goodwill, if any, will be recorded for the excess of the purchase price over the market value of the net identifiable assets.

United States Acquisition Regulatory Matters

        The stock purchase and the transactions contemplated by the securities purchase agreement are not subject to the HSR or any federal or state regulatory requirement or approval, except for filings necessary to effectuate the transactions contemplated by the stock purchase proposal with the State of Delaware and the British Virgin Islands.

THE SECURITIES PURCHASE AGREEMENT

        The following summary of the material provisions of the securities purchase agreement is qualified by reference to the complete text of the securities purchase agreement, a copy of which is attached as an annex to this proxy statement/prospectus, and is incorporated by reference. All stockholders are encouraged to read the securities purchase agreement in its entirety for a more complete description of the terms and conditions of the stock purchase.

Structure of the Stock Purchase and Redomestication Merger

        At the effective time of the securities purchase agreement, China Unistone will be merged with and into Yucheng. Yucheng will continue as the surviving company. All of the stock of China Unistone will be converted into the right to receive stock in Yucheng on a one-for-one basis. Thereafter, Yucheng will purchase all the common stock of Sihitech BVI and e-Channels BVI for the purchase price described below. Through its acquisition of Sihitech BVI and e-Channels BVI, Yucheng will obtain the ownership of Sihitech and its subsidiaries and of e-Channels in the PRC.

Closing and Effective Time of the Stock Purchase

        The closing of the securities purchase will take place promptly following the satisfaction of the conditions described below under "The securities purchase agreement—Conditions to the Stock Purchase," unless China Unistone and the Selling Stockholders agree in writing to another time.

Name; Headquarters; Stock Symbol

        After completion of the stock purchase:

  •
  the name of the combined company will be Yucheng Technologies Limited;

  •
  the corporate headquarters and principal executive officers will be located at 3rd Floor, Tower B, Finance & Trust Building, No. 5 Anding Road, Chaoyang District, Beijing, PRC, which is currently the corporate headquarters of Sihitech; and

  •
  the combined company will cause the common stock and warrants outstanding prior to the stock purchase, which are traded on the OTC Bulletin Board, to continue trading on either the OTC Bulletin Board or the Nasdaq Stock Market. The units will not be continued as a traded security of Yucheng, and to the extent that there are any securities certificated as units of China Unistone at the closing, they will be converted into the appropriate number of shares of common stock and warrants. At the time of the closing, the symbol will change to one determined by the management or board of directors and the trading medium that is reasonably representative of the corporate name or business of the combined company.

Purchase Price

        The consideration for the acquisition of Sihitech BVI and e-Channels BVI will consist of cash and stock. Sihitech BVI will be acquired for an aggregate of $2,731,884 or cash in the amount equal to the total current assets minus the total current liabilities of Sihitech at closing, whichever is lower, and an aggregate of 3,754,484 common shares. E-Channels BVI will be acquired for an aggregate of $1,268,116 or cash in the amount equal to the total current assets minus the total current liabilities of e-Channels, whichever is lower, and an aggregate of 1,573,836 common shares. The aggregate maximum consideration paid at the closing will be $4,000,000 and 5,328,320 common shares. Of the $4,000,000, as security for the indemnification obligations of the Selling Stockholders, $250,000 will be held back by Yucheng for 12 months after the closing and paid subject to continued retention if there is a pending claim. The holdback amount is not a limitation on the indemnification amounts which are generally limited to the full consideration paid. Of the total number of shares issued 773,045 common shares of

Yucheng will be issued to the Sihitech BVI Selling Stockholders at the closing, subject to return and cancellation, if the net profit as shown in the audited consolidated financial statements of Yucheng (prepared in accordance with US GAAP) for the year ended December 31, 2006, plus all the compliance expenses of being public, is less than $6,073,941. The compliance expenses are those paid to third parties and filing fees paid in connection with compliance with applicable securities laws, governmental authorities and the Sarbanes-Oxley Act of 2002. All of the shares will be locked up for twelve months after the closing.

        The Selling Stockholders may receive additional cash and stock consideration under certain conditions. The additional consideration will be determined without regard to the exchange or trading medium on which it is traded. Additional cash payments will be made to the Selling Stockholders, to be allocated in proportion to the percentage of the shares owned as a result of the transaction immediately upon closing, as follows:

  •
  $5,000,000 if prior to December 31, 2009, Yucheng receives an aggregate of $34,500,000 in gross proceeds in additional financing, including from the exercise of outstanding public warrants, the successful completion of a secondary offering, or a private investment by a strategic investor,

  •
  $1,000,000 if the average closing price of the stock of China Unistone and/or Yucheng in any sixty consecutive trading days of 2006 is above $10.00,

  •
  $2,000,000 if the average closing price of the stock of China Unistone and/or Yucheng in any sixty consecutive trading days of 2007 is above $12.00, and

  •
  $3,000,000 if the average closing price of the stock of China Unistone and/or Yucheng in any sixty consecutive trading days of 2008 is above $14.40, but

  •
  notwithstanding the foregoing, the maximum amounts paid under the above four events shall not be more than $10,000,000.

        Additional common shares, on an all-or-none basis, may be issued to the management team of Yucheng, the members of which will be determined by the board of directors but necessarily include the chairman of the board, the chief executive officer and the chief operating officer of Yucheng, aggregating 952,832 shares each year for the four years beginning in 2008, if the Yucheng consolidated financial statements reflect net profits for the prior year indicated in the following scheduled amounts. If the net profits are not achieved, the obligation to issue the common shares for that year is terminated, with no effect on subsequent years.

Year ending December 31,	Net Profit
2007	$8,500,000
2008	$11,900,000
2009	$16,700,000
2010	$23,300,000

Representations and Warranties

        In the securities purchase agreement the BVI Sihitech Holding Companies jointly and severally represent to China Unistone and Yucheng and the BVI e-Channels Holding Companies jointly and severally represent to China Unistone and Yucheng various things about Sihitech and Sihitech BVI and e-Channels and e-Channels BVI, respectively. The representations are the same for both companies and include, among other things, the following:

  (a)
  ownership of the equity interests being acquired by Yucheng,

  (b)
  proper corporate organization and related and similar corporate matters, including corporate authority and the execution and delivery of the transaction documentation,

  (c)
  the consents and registration required to consummate the transactions, including those of the PRC,

  (d)
  required licenses and permits,

  (e)
  taxes,

  (f)
  the financial statements, accounts receivable, contracts, inventory, liabilities and other financial data about Sihitech and e-Channels,

  (g)
  the intellectual property of Sihitech and e-Channels,

  (h)
  title to the assets of Sihitech and e-Channels,

  (i)
  absence of changes of the financial condition and assets of Sihitech and e-Channels,

  (j)
  employee matters of Sihitech and e-Channels,

  (k)
  litigation about Sihitech and e-Channels, and

  (l)
  compliance with applicable laws.

        The Selling Stockholders also made representations about their acquisition of the consideration shares for an issuance to qualify under the provisions of Regulation S promulgated under the Securities Act of 1933, based on the fact that the issuer at the time of issuance will be a foreign company and the recipients of the common shares are foreign persons and the transaction occurred outside the United States.

        The securities purchase agreement contains representations and warranties of each of China Unistone and Yucheng relating to, among other things,

  (a)
  proper corporate organization and similar corporate matters,

  (b)
  capital structure,

  (c)
  the authorization, performance and enforceability of the securities purchase agreement,

  (d)
  the validity of the issuance of common shares to the Selling Stockholders and prior issuances of securities,

  (e)
  financial information about the companies, including liabilities and absence of changes in the financial condition and assets,

  (f)
  the content and delivery of the SEC reports of China Unistone,

  (g)
  the amount of funds held in the trust fund of China Unistone,

  (h)
  compliance with applicable laws, and

  (i)
  absence of litigation.

Materiality and Material Adverse Effect

        Many of the representations and warranties made by the Selling Stockholders about the Sihitech and e-Channels operations are qualified by materiality or the use of the term "material adverse effect." For the purposes of the securities purchase agreement, a "material adverse effect" means a material adverse effect on the business, financial condition or results of operations or prospects of Sihitech and e-Channels.

        Several of the representations and warranties made by China Unistone and Yucheng are qualified by materiality. However, only China Unistone's representation and warranty related to the absence of litigation is qualified by the use of the term "material adverse effect."

Covenants of the Parties

        China Unistone, together with Yucheng, have agreed that they will prepare and file a registration statement, which shall contain a prospectus/proxy statement, to register, under the Securities Act of 1933, the shares of Yucheng common shares and the warrants that will be issued in the transaction pursuant to the redomestication merger and the common shares issuable upon exercise of the warrants, and to solicit proxies from the China Unistone stockholders to vote in favor of proposals regarding the adoption of the Agreement, the redomestication merger, and the adoption of an incentive stock option plan.

        China Unistone and Yucheng have agreed to conduct their business in the ordinary course, subject to the requirements of the stockholder approval and the redomestication merger. China Unistone and Yucheng also will seek to fulfill their obligations under the agreement and obtain any other required approvals, satisfy any regulatory requirements and maintain the companies' employment, vendor and other current relationships. They will take all action necessary to consummate the redomestication merger, once approved. Yucheng will use its good faith best efforts to obtain a listing of its common shares and warrants that will be issued in exchange for the China Unistone securities on NASDAQ. Additionally, China Unistone has covenanted that the trust fund will have not less than $18,000,000.

        The BVI Sihitech Holding Companies and the BVI e-Channels Holding Companies have agreed that the businesses of Sihitech and e-Channels will be conducted in the ordinary course and preserved substantially intact as of the date of the Agreement. They have agreed that Sihitech and e-Channels will not take actions that would cause the capitalization and financial condition to be changed in a material way, without approval of China Unistone. The Selling Stockholders have agreed for themselves and on behalf of Sihitech and e-Channels that until the earlier of the closing and a termination of the Agreement, they will not solicit or encourage any alternative proposals for the acquisition of Sihitech and e-Channels, directly or indirectly. They have agreed to take all action necessary to consummate the transaction, including but not limited to obtaining regulatory approvals where necessary and consents of third parties. The Selling Stockholders also will provide information and financial statements about Sihitech and e-Channels as necessary for the proxy required of China Unistone for approval of the Agreement and related shareholder proposals. The Selling Stockholders will also provide to China Unistone regular interim, unaudited financial statements of Sihitech and e-Channels until closing. The Selling Stockholders have agreed to maintain the protection of confidential information of Sihitech and e-Channels, subject to the right of China Unistone to conduct any necessary review.

        The parties have also agreed that for the three years after the closing date, the following board actions of Yucheng will require at least two thirds affirmative votes of the members of the board for each of the following, per occurrence: (a) approval of any debt financing in excess of $3,000,000 or any debt financing not in the ordinary course of business; (b) a distribution or sale of assets of Yucheng with a value of more than $500,000 and not in the ordinary course of business; (c) any financing activities, including, but not limited to, secondary offerings and any activities that may cause the dilution of the then existing stockholders, by offering securities below the market price of the common shares of Yucheng; (d) change in the business focus of Yucheng on a consolidated basis; (e) merge or consolidate with, or sell or dispose of all or substantially all of its assets to, or acquire all are substantially all the assets of, any other person or entity, (f) approve an annual budget and any capital expenditure outside the annual budget and in an amount of more than $2,000,000 and (g) nominate the following officers—chairman, chief executive officer, chief operating officer and chief financial officer.

        The parties have also agreed that the holders of restricted stock issued in the acquisition will be granted registration rights with customary terms and conditions after the closing, provided that the rights will not be exercisable before the first anniversary of the closing.

        The BVI Sihitech Holding Companies and the BVI e-Channels Holding Companies have agreed that they have no right to make claims against China Unistone to collect from a trust fund established for the benefit of the China Unistone stockholders who purchased their securities in China Unistone's IPO for any moneys that may be owed to them by China Unistone for any reason whatsoever, including breach by China Unistone of the Agreement or its representations and warranties therein. They have also agreed that they will not make any claim against China Unistone that would adversely affect the business, operations or prospects of China Unistone or the amount of the funds held in the trust fund.

No Solicitation by China Unistone

        Except as described below, generally China Unistone will not:

  •
  solicit, initiate or encourage the submission of any acquisition proposal;

  •
  enter into any agreement with respect to any acquisition proposal; or

  •
  participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

        However, as provided under Delaware corporate law, if China Unistone receives a bona fide written acquisition proposal which was not solicited by China Unistone, it may, before the securities purchase agreement is adopted by its stockholders, furnish information regarding itself to the person making the acquisition proposal and participate in discussions, but not negotiations, with the person regarding the acquisition proposal, if:

  •
  the board of directors determines, in good faith that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

  •
  the board of directors determines in good faith that failure to submit such superior proposal to its stockholders would cause the board of directors to violate its fiduciary duties to the stockholders under applicable law.

        If China Unistone receives a superior proposal, China Unistone has the right to terminate the securities purchase agreement, based upon a determination in good faith, based upon the advice of outside legal counsel, that the failure to terminate is reasonably likely to result in the board of directors breaching its fiduciary duty.

        China Unistone has agreed not to withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Selling Stockholders, the approval by its board of directors of the securities purchase agreement or the securities purchase proposal or the recommendation by the board of directors of the transactions contemplated by the securities purchase agreement.

No Solicitation by the Yucheng Parties

        The Selling Stockholders, for themselves and Sihitech and e-Channels have agreed not to:

  •
  solicit, initiate or encourage discussions regarding or the submission of any acquisition proposal;

  •
  enter into any agreement with respect to any acquisition proposal; or

  •
  participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

        The Selling Stockholders and Sihitech and e-Channels will cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to an acquisition proposal. The Selling Stockholders have acknowledged that they have already approved the securities purchase agreement and that no modification will be effective to withdraw or revoke their approval of the securities purchase agreement.

China Unistone Stockholders' Meeting

        China Unistone has agreed to call and hold a meeting of its stockholders, as soon as practicable after the date of the securities purchase agreement for the purpose of seeking the approval of the securities purchase by its stockholders. China Unistone has also agreed that it will file all required proxy materials with the SEC and, through its board of directors, recommend to its stockholders that they approve and adopt the stock purchase proposal.

Access to Information; Confidentiality

        China Unistone and the Selling Stockholders will afford to the other party and its representatives prior to completion of the stock purchase reasonable access during normal business hours to all of their respective properties and records and will promptly provide to the other party a copy of each document filed pursuant to the requirements of the securities laws the United States, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the two parties.

Reasonable Efforts; Notification

        China Unistone and the Selling Stockholders have agreed that they will use all reasonable efforts to take all actions, and to do all things necessary, proper or advisable to consummate the stock purchase and the transactions contemplated by the securities purchase agreement in the most expeditious manner practicable. This includes:

  •
  obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings, including filings with governmental entities, if any and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

  •
  obtaining all necessary consents, approvals or waivers from third parties;

  •
  defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the securities purchase agreement or any other agreement contemplated by the securities purchase agreement or the consummation of the stock purchase or other transactions contemplated by the securities purchase agreement including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

  •
  executing and delivering any additional instruments necessary to consummate the stock purchase or other transactions contemplated by the securities purchase agreement and to fully carry out the purposes of the securities purchase agreement and the transaction agreements contemplated by the securities purchase agreement.

        The Selling Stockholders will give prompt notice to China Unistone, and China Unistone will give prompt notice to the Selling Stockholders, of:

  •
  any representation or warranty made by it or contained in the securities purchase agreement that is not qualified as to materiality becoming untrue or inaccurate in any respect or any representation or warranty that is qualified by materiality becoming untrue or inaccurate in any material respect; or

  •
  the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the securities purchase agreement.

        However, no notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the securities purchase agreement or the agreements contemplated thereby as originally made. Accordingly, such notification may permit a termination of the securities purchase agreement.

Indemnification

        Each of the Selling Stockholders will indemnify and hold harmless China Unistone and Yucheng from any damages which may be incurred by them from a third party claim or otherwise or arising from or in connection with or are attributable to the breach of any of the representations and warranties or covenants made in the securities purchase agreement in respect of Sihitech or e-Channels.

        Each of the Chih Cheung, James Li and James Preissler, current board members of China Unistone will jointly and severally, indemnify and hold harmless the Selling Stockholders from any damages which may be incurred by them from a third party claim or otherwise or arising from or in connection with or are attributable to the breach of any of the representations and warranties or covenants made in the Agreement in respect of China Unistone and Yucheng.

        No claim for indemnification will be made by any party until the aggregate amounts due exceeds $10,000. The maximum damages that either the Selling Stockholders on the one hand or the designated China Unistone board members on the other hand will have to pay will not exceed the aggregate value of the purchase consideration. If a third party claim is brought and is subject to indemnification by any of the Selling Stockholders, and they prevail in the defense thereof, then the holding companies will not be required to indemnify China Unistone or Yucheng with respect to the costs of defense, including attorney's fees. As security for the indemnification rights of China Unistone and Yucheng, $250,000 of the cash purchase price paid to the Selling Stockholders is being retained for one year by Yucheng. No claims for indemnification may be made after the second anniversary of the closing. Indemnification is the sole remedy by China Unistone and Yucheng for breaches of representations, warranties and covenants of the Selling Stockholders.

        Claims for indemnification to be brought against the Selling Stockholders on behalf or by right of China Unistone will be determined by an independent committee of the board of directors consisting of two persons, none of which are officers or employees of China Unistone or any of their operating subsidiary companies or are direct or beneficial owners of 5% or more of the voting capital stock of China Unistone.

Public Announcements

        China Unistone, on the one hand, and the Selling Stockholders, on the other hand, have agreed:

  •
  to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the stock purchase and the other transactions contemplated by the securities purchase agreement; and

  •
  not to issue any press release or make any public statement prior to this consultation, except as may be required by applicable laws or court process.

Conditions to the Completion of the Acquisition

  Conditions of Both Parties

        The adoption of the securities purchase agreement will require the affirmative vote of the holders of a majority of the outstanding common stock of China Unistone. The holders of the common stock of China Unistone issued prior to its IPO, including the current officers and directors of China

Unistone, have agreed to vote their shares in the matter of the approval of the securities purchase agreement to the same effect as the Public Shares are voted. Additionally, if holders owning 20% or more of the Public Shares vote against the transaction and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by China Unistone for the benefit of the holders of the Public Shares, then the transaction contemplated by the securities purchase agreement cannot be consummated.

        The necessary governmental approvals shall have been obtained on an unconditional basis for the acquisition of 100% of the equity interest in Sihitech by Sihitech BVI in accordance with the Onshore Sihitech SPA Agreements and for the 100% of the equity interest in e-Channels by e-Channels BVI in accordance with the Onshore e-Channels SPA Agreements. Each of Sihitech and e-Channels will have been converted into a company wholly owned by Sihitech BVI and e-Channels BVI for PRC regulatory purposes and receive a business license therefore.

        In addition, the consummation of the transactions contemplated by the securities purchase agreement is conditioned upon (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the securities purchase agreement have been materially complied with by each party, and (iv) the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings.

  Additional Conditions to Closing for Selling Stockholders

        The obligations of the Selling Stockholders to consummate the transactions contemplated by the securities purchase agreement also are conditioned upon each of the following, among other things:

  (i)
  There shall have been no material adverse change in the assets, liabilities, financial condition or prospects of China Unistone or Yucheng;

  (ii)
  There shall not have been a material adverse effect on the operations, financial condition or prospects of China Unistone or Yucheng;

  (iii)
  At the closing, the directors and officers of China Unistone will have resigned; and

  (iv)
  Yucheng will have entered into employment agreements with Chih T. Cheung, Weidong Hong and Shuo Zeng.

  Additional Conditions to Closing for China Unistone and Yucheng

        The obligations of China Unistone to consummate the transactions contemplated by the Agreement also are conditioned upon each of the following, among other things:

  (i)
  At the closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of Sihitech or e-Channels or their businesses since the date of the financial statements provided before the date of the securities purchase agreement and as described in this proxy statement / prospectus; and

  (ii)
  There shall not have been a material adverse effect on the operations, financial condition or prospects of Sihitech and e-Channels.

Termination

        The securities purchase agreement may be terminated at any time, but not later than the closing as follows:

  (i)
  By mutual written consent of China Unistone on the one hand and Selling Stockholders on the other hand;

  (ii)
  By either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

  (iii)
  By either party if the closing has not occurred by November 24, 2006;

  (iv)
  By either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

  (v)
  by Selling Stockholders if the board of directors of China Unistone shall have failed to recommend or withdrawn or modified in a manner adverse its approval or recommendation of the securities purchase agreement or any of the transactions contemplated thereby;

  (vi)
  by China Unistone if the board of directors determines in good faith, based on the advice of outside counsel that the failure to terminate the securities purchase agreement would result in the board of directors breaching its fiduciary duties to the stockholders by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction; or

  (vii)
  By either party if, at the China Unistone stockholder meeting, the securities purchase agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of China Unistone's common stock, or 20% or more of the Public Shares request conversion of their shares into the pro rata portion of the trust fund in accordance with China Unistone's certificate of incorporation.

        In the event of a termination of the securities purchase agreement, each of the parties will bear its own expenses of the transaction. Notwithstanding the foregoing, if the securities purchase agreement is terminated because China Unistone terminates because of the others breach then it will be entitled to $200,000 from the Selling Stockholders on a joint and several basis. If the securities purchase agreement is terminated by the Selling Stockholders for a breach by China Unistone or withdrawal of the China Unistone recommendations of the transaction, then Messrs. Cheung, Li and Preissler, current directors of China Unistone, jointly and severally liable to pay $200,000 to the Selling Stockholders as a termination fee.

Effect of Termination

        In the event of proper termination by either China Unistone or the Selling Stockholders, the securities purchase agreement will become void and have no effect, without any liability or obligation on the part of China Unistone or the Selling Stockholders, except in connection with:

  •
  the confidentiality obligations set forth in the securities purchase agreement; and

  •
  the provisions described above relating to certain payments to be paid upon termination.

Amendment

        The securities purchase agreement may be amended at any time before or after receipt of the approval from China Unistone's stockholders. However, after receipt of the approval from China

Unistone's stockholders, the parties may not, without further stockholders' approval, amend the securities purchase agreement, in a manner that by law requires further approval by the stockholders of China Unistone. In addition, no amendment will be binding on any of the parties unless such amendment made in writing by all of them.

Extension; Waiver

        At any time prior to the consummation of the securities purchase, China Unistone and the Selling Stockholders may extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties or waive compliance with any of the conditions. Any agreement on the part of either China Unistone or the Selling Stockholders to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of it. The failure of China Unistone or the Selling Stockholders to assert any of its rights will not constitute a waiver.

Employment and Consulting Agreements

        Each of Messrs. Weidong Hong, Shuo Zeng and Chih T. Cheung will enter into a three-year employment agreement with Yucheng. Mr. Hong will be employed as the chief executive officer, Mr. Zeng will be the chief operating officer and Mr. Cheung will be the non-executive chairman of the board. Each of the agreements provide for an annual salary of $50,000 and a discretionary cash bonus based on growth in Yucheng's per-share value, achievement of growth and business targets, satisfaction of company capital requirements and other criteria, as the compensation committee determines, but not to exceed the amount of the salary. The executives will be entitled to insurance benefits, five weeks vacation, a car and reimbursement of business expenses and, if necessary, relocation expenses. The agreements will be terminable by Yucheng for death, disability and cause. The executive may terminate for good reason, which includes Yucheng's breach, the executive not being a member of the board of directors, and change of control. In the event of termination for good reason, the executive will receive severance of $300,000 and benefits. The agreements contain provisions for the protection of confidential information and a three-year-after employment non-competition period within China. In the stock purchase agreement, there is an additional non-competition agreement applicable to these persons for three years after consummation that includes Hong Kong and Taiwan, in addition to China. Each person may be awarded equity incentive in the form of options and other awards, the value of which may exceed the value of the salary, bonus and benefits.

        Mr. James Preissler has entered into an agreement dated March 1, 2006, effective upon consummation of the acquisition transaction to provide advice, technical expertise and consulting services with regard to United States-based investor relations and business strategy. The services will be provided by Mr. Preissler from time to time at the request of Yucheng for 24 months and provided that he will not be required to spend more than 10 hours per week in providing the services. The consulting fee is payable in full in advance at the rate of $4,166.66 per month at the closing of the acquisition transaction for a total of $100,000. Mr. Preissler will be reimbursed his out of pocket expenses. The agreement may be terminated by either party upon 30 days advance notice for any reason, and Yucheng may terminate the agreement for breach by Mr. Preissler immediately.

Officers of the Combined Company

        After the consummation of the stock purchase, the board of directors will appoint the following executive officers:

  •
  Weidong Hong will be the chief executive officer,

  •
  Shuo Zeng will be the chief operating officer,

  •
  Peter Li will be the chief financial officer, and

  •
  Chih T. Cheung will be the non-executive chairman of the board.

Voting Agreement

        The Selling Stockholders and Messrs. Chih T Cheung and James Z. Li will enter into a voting agreement whereby they will agree to vote all of their respective shares held during the term of the agreement for six directors nominated by the Selling Stockholders and three directors nominated by Messrs. Cheung and Li. The term of the agreement is three years from the closing of the acquisition of Sihitech and e-Channels. The parties to the voting agreement have also agreed not to take any action that would change the number of directors or the process of nomination, voting and removal of directors as set forth in the Articles of Association and Memorandum of Association of Yucheng, unless they agree unanimously on such action. The persons who are subject to the voting agreement, at the time of closing, will hold approximately 62% of the voting stock of Yucheng, and therefore they will have control of the board of directors and be able to influence the decisions of the board and the direction of the company. Such agreement may also cause the current management to remain in place without opportunity for the other shareholders to effectuate change. Such an agreement may also be considered an anti-takeover device. Each of the parties to the agreement disclaim that they are part of a group for Section 13(d) purposes.

CHINA UNISTONE REDOMESTICATION MERGER

General

        China Unistone is reincorporating in the British Virgin Islands and in that process changing its name and corporate documents and affecting a new board of directors. The redomestication merger is an obligation under the securities purchase agreement with the Yucheng Parties.

        We believe that the reincorporation in the British Virgin Islands (BVI) will result in operating cost savings from reduced worldwide taxation and more flexibility and simplicity in conducting corporate transactions. The principal cost savings will result from not being subject to United States taxation regimes. The corporate rate will be that of the PRC which is expected to be less than the United States corporate tax rate of 35%. The effective PRC tax rate for 2005 for the Sihitech was 19.2%, while for 2004, it was 8.1%. The effective PRC tax rate for e-Channels for 2005 was 7.4%. United States companies may be obligated to pay taxes at the rate of 35% on internal corporate dividends from Chinese operating companies to their holding companies, even though such dividends are not paid to a United States corporation, which results in an added cost to internal cash management of a holding company and reduces the funds available for operations, capital improvements and acquisitions. Although the United States Congress has tried to ameliorate this extra taxation through the Tax Increase Prevention and Reconciliation Act of 2005, signed into law on May 17, 2006, by expanding the controlled foreign corporation (CRC) rules to include Chinese corporations, the expanded CFC rules are only applicable through 2008. Companies wholly outside the United States, including those in the PRC, will not be subject to such internal dividend tax, and therefore more funds will be available for use by the company. Tax reporting and compliance costs will also be reduced, because the redomesticated company only will be a tax reporting group in the PRC. As a result of the reduction in the dividend taxes, it will permit the company to move capital within the holding company structure and structure new acquisitions and diversifications more easily with greater flexibility. It is believed by the management of China Unistone that the cost savings will be beneficial and are appropriate to a company that will be wholly operating within the PRC and serving clients operating in or from the PRC. The BVI has adopted an International Business Companies Act that allows for flexible and creative corporate structures for international businesses. Further, BVI international business companies currently are wholly exempt from BVI tax on their income.

        As part of the reincorporation, China Unistone's corporate name will be that of the surviving company, "Yucheng Technologies Limited."

        The full texts of the Plan of Merger and the Memorandum and Articles of Association of Yucheng are set forth in annexes to this proxy statement/prospectus. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

Adoption of the Redomestication Merger

        The board of directors has approved the reincorporation plan and redomestication merger and recommends that the stockholders of China Unistone approve it.

        The affirmative vote of the holders of a majority of the shares outstanding of China Unistone is required for approval of the reincorporation plan and redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

        The reincorporation plan will not be implemented if the securities purchase agreement is not approved or the stock purchase is not consummated. The stock purchase will not be consummated if China Unistone does not reincorporate in the BVI.

        The board of directors unanimously recommends a vote "FOR" the approval of the reincorporation plan and redomestication merger.

Plan of Reincorporation and Redomestication Merger

        The reincorporation will be achieved by the merger of China Unistone, a Delaware company, with and into Yucheng, a BVI corporation, which is wholly owned by China Unistone at this time, with Yucheng being the surviving entity. The Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of Yucheng, written in compliance with BVI law. The effectiveness of the reincorporation and the merger is conditioned upon the filing by both China Unistone and Yucheng of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, China Unistone will cease its corporate existence in the State of Delaware.

        At the time of the redomestication merger, one new share of Yucheng will be issued for each outstanding share of common stock of China Unistone held by our stockholders on the effective date for the reincorporation. Each share of Yucheng that is owned by China Unistone will be canceled and resume the status of authorized and unissued Yucheng common stock. The China Unistone shares no longer will be eligible to trade on the over-the-counter bulletin board market. The shares of Yucheng will be eligible to trade in their place beginning on or about the effective date of the reincorporation under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of Nasdaq if that is were the shares will trade upon consummation of the stock purchase.

        Your percentage ownership of China Unistone will not be affected by the reincorporation. As part of the securities purchase transaction, however, there will be the issuance of additional shares of common stock as partial consideration for Sihitech and e-Channels. As part of the reincorporation, Yucheng will assume the outstanding warrants of China Unistone on the same terms as currently issued. In addition, Yucheng will assume all outstanding obligations of China Unistone and succeed to those benefits enjoyed by China Unistone.

        Replacement of the current stock certificate of China Unistone after the redomestication merger will not be necessary. DO NOT DESTROY YOUR CURRENT STOCK CERTIFICATES IN THE CHINA UNISTONE NAME. The issued and outstanding stock certificates of China Unistone will represent the rights that our stockholders will have in Yucheng. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

        If you have lost your certificate, you can contact our transfer agent to have a new certificate issue. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of Yucheng

        There will be seven directors of Yucheng. These will be Weidong Hong, Shuo Zeng, Chih T. Cheung, Li Liao, Tao Huang, Chi Wei Joong and Henry Wang. The officers of Yucheng will be Weidong Hong, Shuo Zeng, Peter Li and Chih T. Cheung. See "Directors and Management of the Combined Company following the Stock Purchase."

        Weidong Hong, Shuo Zeng and Chih T. Cheung will be employed pursuant to written employment agreements described above.

Appraisal Rights

        If the redomestication merger occurs, the China Unistone stockholders who do not vote in favor of the redomestication merger have the right to demand in cash the fair value of their China Unistone shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of taking the surviving corporation common stock. Holders of options or warrants to purchase China Unistone common stock do not have any appraisal rights.

        China Unistone common stock will not be converted into surviving corporation common stock if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares. When and if the holder of those shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into shares of the surviving corporation common stock on the same basis as the other shares that convert in the redomestication merger.

        To perfect the appraisal right, stockholders must not vote in favor of the redomestication merger and then mail or deliver a written demand for appraisal, before the taking of the vote on the merger at the special meeting of China Unistone stockholders. This written demand must be separate from any written consent or vote against approval of the redomestication merger. Voting against approval of the redomestication merger or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporations Law. The written demand should be delivered to:

  China Unistone Acquisition Inc./Yucheng Technologies Limited
  3rd Floor, Tower B
  Finance and Trust Building
  No. 5 Anding Road, Chaoyang District
  Beijing, PRC 100029
  Attention: Peter Li, CFO

        A written demand for appraisal of the China Unistone shares is only effective if it reasonably informs China Unistone of the identity of the stockholder and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of China Unistone stock owned and that the stockholder is thereby demanding appraisal.

        A dissenting stockholder who is the record owner, such as a broker, of China Unistone stock as a nominee for others, may exercise a right of appraisal with respect to the common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, China Unistone will assume that the written demand covers all the shares of China Unistone common stock that are in the nominee's name.

        It is important that China Unistone receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder only being entitled to receiving the shares of Yucheng in the redomestication merger.

        Dissenting stockholders must not approve the redomestication merger. If a dissenting stockholder votes in favor of the merger, the stockholder's right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the redomestication merger is not required in order to exercise appraisal rights.

        Dissenters must continuously hold their shares of China Unistone common stock from the date they make the demand for appraisal through the closing of the redomestication merger. Record holders of China Unistone common stock who make the appraisal demand, but subsequently sell their shares of common stock prior to the merger will lose any right to appraisal in respect of the sold shares.

        Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware

Court of Chancery demanding that the Chancery Court determine the fair value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Neither China Unistone nor the surviving corporation has any intention at this time of filing this petition. Because the surviving corporation has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing, the dissenting stockholder may lose its rights of appraisal.

        A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the holder's demand for appraisal rights within 60 days after the effective date of the redomestication merger. A stockholder also may withdraw a demand for appraisal after 60 days after the effective date of the merger, but only with the written consent of the surviving corporation. If a stockholder effectively withdraws a demand for appraisal rights, the stockholder will receive the merger consideration provided in the redomestication merger.

        If the stockholder is in compliance with the demand requirements, its is entitled to receive from the surviving corporation a statement setting for the aggregate number of shares for which appraisal has been demanded and the aggregate number of stockholders making the demand. To obtain this statement, the stockholder must make a written demand to the surviving corporation within 120 days after the effective date of the redomestication merger. The surviving corporation must make the statement before the later of (i) the 10th day after receiving such request or (ii) the 10th day after the period win which demand for appraisal rights must be made has expired.

        If a Chancery Court proceeding is commenced by a dissenting stockholder, the surviving corporation has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all the stockholders demanding appraisal rights, and then conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to the appraisal rights under that section. The court may require deposit of the stock certificates of dissenting stockholders with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

        The Chancery Court will determine the value of the shares. To determine the fair value, the court will consider all relevant factors, and will exclude any appreciation or depreciation due to the anticipation or accomplishment of the redomestication merger. Whether or not an investment banking firm has determined that the merger is fair is not an opinion that the merger consideration is fair value under Section 262. Upon determination of the value, the surviving corporation will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to the surviving corporation.

        The costs of the appraisal proceeding may be assessed against the surviving corporation and the stockholders as the court determines.

Differences of Stockholder Rights

        Upon the completion of the reincorporation, the Memorandum and Articles of Association of Yucheng will become the governing documents of the surviving corporation. Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist. The most significant differences, in the judgment of the management of China Unistone are summarized below. Stockholders should refer to the annexes of the Memorandum and Articles of Association and to the Delaware corporate law and corporate law of the British Virgin Islands, including the International Business Company's Act ("IBCA") to understand how these laws apply to China Unistone and

Yucheng and may affect you. Under the British Virgin Islands law, holders of a company's stock are referred to as members, as opposed to stockholders, which reference is carried through in the table.

Provision	China Unistone	Yucheng
Authorized Capital	21 million shares of which 20 million are shares of common stock, $.0001 par value per share and 1 million are shares of preferred stock, par value $.0001 per share	61 million shares of which 60 million are designated common shares; and 1 million are preference shares, each with no par value per share
Par Value	Stated in United States dollars Changes in capital generally require stockholder approval	No par value Changes in capital may be made upon resolution of members or directors
Preferred (Preference) Shares	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution	Same as China Unistone, but subject to the memorandum
Registered Shares	Shares of capital stock of China Unistone to be registered shares	Same as China Unistone
Purpose of Corporation	To engage in any lawful act not prohibited by law	Same as China Unistone subject to the prohibition of conducting certain business activities in the BVI (i.e., banking, insurance and local BVI businesses)
Amendment of Certificate of Incorporation	Requires stockholder vote and, except in limited circumstances, by the board of directors	Requires vote of the members, being a person that holds shares, or as permitted by the memorandum or by the IBCA 1984 by the board of directors and articles*
Registered Office	9 East Loockerman Street Kent County Dover, Delaware	Offshore Incorporations Limited, P.O. Pox 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands
Transfer Agent	Continental Stock Transfer & Trust Company	Same as China Unistone

*
The memorandum and the IBCA 1984 permit the board of directors to amend the memorandum, except that the IBCA 1984 prohibits the board of directors from restricting the rights or powers of the stockholders to amend the memorandum or articles, or changing the percentage of members required to pass a resolution to amend the memorandum or articles. This power, unlike Delaware law, gives the board a wide discretion in changing many provisions of the memorandum without stockholder approval.

Voting Rights
Common stock: one share, one vote on all matters before the holders of the common stock
Other classes of equity may have voting rights as assigned to them by the board of directors or as approved by stockholders
	Directors elected by plurality, all other matters either by majority of issued and outstanding or majority of those present and entitled to vote as specified by law	Same as China Unistone Directors elected by plurality as provided in memorandum and articles; all other matters by a majority of those shares present and entitled to vote
Redemption of Equity	Shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the acquisition Company may hold or sell treasury shares	Same as China Unistone
Stockholder/Member consent	Permitted as required for a vote at a meeting	Same as China Unistone
Notice Requirements for Stockholder/Member Nominations and Other Proposals
In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of annual meeting
In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholder, to be timely, the notice must be received by the company no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs
To bring a matter before an annual meeting or to nominate a candidate for director, a member must give notice to the company of not less than 30 days or more than 60 days.
If the member is making a proposal on a matter or nominating a candidate for director and there is less than 40 days notice or prior public disclosure of the date is given or made to members, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Meetings of Stockholders/Members—Presence	In person or by proxy or other appropriate electronic means	In person or by proxy or by any teleconference means where persons can hear one another
Meeting of Stockholder/Member—Notice	Not less than 10 days or more than 60 days	Not less than seven days; no maximum limit
Meeting of Stockholders/Members—Call of Meeting
Regular and annual meetings shall be called by the directors. Special meetings may be called only by majority of board of directors, chief executive officer or by a majority of the issued and outstanding capital stock entitled to vote
Meetings may be called by the directors or by members holding 50 percent of the outstanding votes. The articles require an annual meeting of the members for the election of directors to be called by the directors
Meetings on short notice may be called upon waiver or presence of all the members holding shares entitled to vote or 90% of the total number of shares entitled to vote agree to short notice
Meeting of Stockholders/Members—Place	Within or without Delaware	Within or outside the BVI as the directors consider necessary or desirable
Meeting of Stockholders/Members—Quorum	Majority of the capital stock issued and outstanding and entitled to vote at meeting. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	One-half of the votes of the shares of each class or series entitled to vote. Adjournment for such time as directors determine.
Meeting of Stockholders/Members—Record Date	As fixed by the directors, no more than 60 days and no less than 10 days before the meeting. If not fixed, the day before notice of meeting is given	As fixed by the directors
Directors—Election	By the stockholders as entitled by their terms, including the holders of common stock	By the members as entitled by their terms, including the holders of common stock
Directors—Term	Staggered board of three classes; for terms of three years	Annual term

Directors—Removal	By the stockholders for cause
By resolution of the members for cause or without cause on a vote of the members representing 66 2/3 of the shares entitled to vote or the directors for any reason on a resolution signed by all the other directors absent from meetings for six months without leave of the board, death or incapacity
Directors—Vacancy	May be filled by majority of remaining directors (unless they are the result of the action of stockholders) and newly created vacancies may be filled by majority of remaining directors	May be filled by members or the board of directors
Directors—Number	Unless established by certificate of incorporation, as determined by board of directors, but not less than one	Same as China Unistone
Directors—Quorum and Vote Requirements	A majority of the entire board. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors	One-half of the total number of directors, present in person or by alternate, except if there are only two or less directors then a quorum will be all the directors
Directors—Managing Director	Not applicable
Provision for the board to select one or more directors to be managing directors, provide for special remuneration and assign such powers as the board determines so long as it is not a power that requires board approval
Directors—Powers	All powers to govern the corporation not reserved to the stockholders	Same as China Unistone
Directors—Committees	Directors may establish one or more committees with the authority that the board determines	Same as China Unistone
Directors—Consent Action	Directors may take action by written consent of all directors, in addition to action by meeting	By written consent in same manner as if at a meeting in persons, by directors or by alternate

Director—Alternates	Not permitted	Directors may, by written instrument, appoint an alternate who need not be a director, who may attend meetings in the absence of the director and vote and consent in the place of the directors
Directors—Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine	Same as China Unistone, subject to the memorandum
Director—Limitation of Liability
Directors liability is limited, except for (i) breach of loyalty, (ii) act not in good faith or which involves international misconduct or a knowing violation of law, (iii) willful violation of law in respect of payment of dividend or redeeming shares, or (iv) actions in which director receives improper benefit
Duty to act honestly and in good faith with a view to the best interests of the company and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. No provisions in the memorandum, articles or agreement may relieve a director, officer, or agent from the duty to act in accordance with the memorandum or articles or from personal liability arising from the management of the business or affairs of the company.
Director—Indemnification Insurance	Company may purchase insurance in relation to any person who is or was a director or officer of the company	Same as China Unistone, extends to a liquidator of the company

Amendments to Organizational Documents (i.e., Articles of Incorporation, By-laws, Memorandum of Association and Articles of Association)
	Amendments must be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or, if so provided by the certificate of incorporation, by the board of directors	Amendments to the memorandum and articles may be made by resolution of the members or by the directors. (See above Amendment of Certificate of Incorporation)
Sale of Assets	The sale of all or substantially all the assets of the company requires approval by stockholders holding a majority of the outstanding shares
The sale of more than 50% of the assets of the company requires approval by a majority of the ordinary shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares)
Dissenters Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent
Provision is made under the IBCA 1984 to dissent and obtain fair value of shares in connection with certain corporate actions that require member approval or consent. If the member and company cannot agree on the fair value, the IBCA 1984 requires each of the member and company to select an appraiser and those two appraisers shall select a third appraiser. The three appraisers will fix the value of the shares which by the IBCA 1984 is binding on the company and member for all purposes.

Indemnification Of Officers And Directors

        As indicated in the comparison of charter provisions, a director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of Association of Yucheng do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, pursuant to Section 57 of the International Companies Ordinance of 1984 of the British Virgin Islands, Yucheng may indemnify directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. The securities purchase agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. Yucheng is permitted to and intends to obtain director and officer insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Yucheng and China Unistone have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

        While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of Yucheng's Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of Yucheng's Memorandum and Articles of Association.

        In general, the anti-takeover provisions of Yucheng's Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by Yucheng's board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of Yucheng or a tender offer for all of Yucheng's capital stock. The provisions are designed to discourage any tender offer or other attempt to gain control of Yucheng in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of Yucheng in a short time and then impose its will on the remaining stockholders. However, to the extent there provisions successfully discourage the acquisition of control of Yucheng or tender offers for all or part of Yucheng's capital stock without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

        Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of Yucheng's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of Yucheng's stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

        Stockholder Meetings.    British Virgin Island law provides that stockholder meetings shall be convened by the board of directors upon the written request of stockholders holding more than 50% of the votes of the outstanding voting shares of the company. Yucheng's Articles of Association provide that annual stockholder meetings for the election of directors may be called only by the directors.

        Number of Directors and Filling Vacancies on the Board of Directors.    British Virgin Island law requires that the board of directors of a corporation consist of one or more members and that the number of directors shall be set by the corporation's Articles of Association. Yucheng's Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the board of directors. Directors may be removed by the members only for cause or without cause on a vote of the members representing 66 2/3 of the shares entitled to vote.

        Election of Directors.    Under British Virgin Island law, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholders meeting may, if they so choose, elect all directors of Yucheng, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.

        Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent.    The Yucheng Articles of Association will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of Yucheng at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by Yucheng's board of directors or by stockholders comprising 50% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

        Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, the Memorandum and Articles of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Memorandum and Articles of Association. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies are obligated to appoint an independent auditor and shareholders are entitled to receive the audited financial statements of the company.

        There are common law rights for the protection of shareholders that may be invoked, largely dependent on British company law, since the common law of the British Virgin Islands for international business corporations is limited. Under the general rule pursuant to British company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company's affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company's Memorandum and Articles of Association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

        Under the corporate law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of Yucheng. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under British precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, Memorandum and Articles of Association.

Federal Income Tax Consequences of the Reincorporation

        The redomestication merger has been structured to qualify as a reorganization under Section 368(a) of the Code for federal income tax purposes. China Unistone has received the opinion of Graubard Miller to the effect that the merger will so qualify and that, for federal income tax purposes, no gain or loss will be recognized by the stockholders of China Unistone who receive Yucheng common stock for their China Unistone common stock in connection with the reincorporation and redomestication merger. An evaluation will be made to establish whether China Unistone has any intangible assets which will be transferred to Yucheng in connection with the redomestication merger. If there are any such intangible assets it is not expected that they will be of a substantial amount and any federal income tax will not be of material significance. The adjusted tax basis of each whole share of Yucheng common stock received by a China Unistone stockholder as a result of the reincorporation and redomestication merger will be the same as the stockholder's aggregate adjusted tax basis in the shares of China Unistone common stock. A stockholder who holds China Unistone common stock will include in his holding period for the Yucheng common stock that he receives his holding period for the China Unistone common stock.

        State, local or foreign income tax consequences to stockholders may vary from the federal income tax consequences described above, and stockholders are urged to consult their own tax advisor as to the consequences to them of the reincorporation under all applicable tax laws.

        Management believes that China Unistone also will not incur any material amount of federal taxation as a result of the redomestication merger. The IRS may not agree with this conclusion. In such event, there may be a significant tax obligation for Yucheng, the surviving company, to pay based on the value of the assets of China Unistone at the time of the redomestication merger. Notwithstanding any tax due in respect of the redomestication merger, as a foreign entity, with operations and assets wholly outside the United States, Yucheng should not be subject to United States income taxation on its operations in the future.

Transfer of Yucheng Securities Upon Death of Holder

        Because Yucheng is a BVI company, the transfer of the securities of Yucheng, including the common stock and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of Yucheng seek to probate or transfer under letters of administration for the estate issued by a court in the BVI. Yucheng has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from jurisdictions other than the BVI, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure. There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

CHINA UNISTONE 2005 PERFORMANCE EQUITY PLAN

Background

        Effective as of December 13, 2005, the China Unistone board of directors approved by unanimous written consent the "2006 Performance Equity Plan," subject to stockholder approval. The plan reserves 1,500,000 shares of China Unistone common stock for issuance in accordance with the plan's terms. The purpose of the stock option plan is to enable China Unistone to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to China Unistone have been, are or will be important to the success of China Unistone, an opportunity to acquire a proprietary interest in China Unistone. The various types of incentive awards that may be provided under the stock option plan will enable China Unistone to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

        After the closing of the securities purchase, there will be approximately 400 persons eligible to be granted awards under the plan, including directors, officers and employees of Yucheng and its operating companies. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group. All awards will be subject to the recommendations of management and the compensation committee and approval by the board of directors or the stock option committee.

        A summary of the principal features of the stock option plan is provided below, but is qualified in its entirety by reference to the full text of the stock option plan which is attached to this proxy statement/prospectus as an annex.

Shares Available

        The stock option plan reserves 1,500,000 shares of common stock for awards. If China Unistone's stockholders approve this proposal, the total number of shares of common stock available for issuance under the stock option plan will be subject to the adjustments described below.

Administration

        The plan is administered by our compensation committee. Under the plan, the compensation committee has full authority, subject to the provisions of the plan, to award any of the following, either alone or in tandem with each other:

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  stock options;

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  stock appreciation rights;

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  restricted stock;

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  deferred stock;

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  stock reload options; and

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  other stock-based awards.

        Subject to the provisions of the plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of award to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. The interpretation and construction by the compensation committee of any provisions of, and the determination by the compensation committee of any questions arising under, the plan or any rule or regulation established by the compensation committee pursuant to the plan is final and binding on all persons interested in the plan.

Stock subject to the plan

        The plan authorizes a total of 1,500,000 shares of common stock to be granted as awards under the plan. In order to prevent the dilution or enlargement of the rights of holders under the plan, our compensation committee may determine whether or not to adjust the terms of the awards or the number of shares reserved for issuance under the plan in the event of any stock split, reverse stock split, stock dividend payable on our shares of common stock, combination or exchange of shares, or other extraordinary event occurring after the grant of an award. Shares of our common stock that are awarded under the plan may be either treasury shares or authorized but unissued shares. Treasury shares are those purchased or acquired by us from a stockholder or in the public market. If any award granted under the plan is forfeited or terminated, the shares of common stock reserved for issuance pursuant to the award will be made available for future award grants under the plan. The committee may not grant to any one holder options to purchase more than 300,000 shares of common stock in any one calendar year in the aggregate under the plan.

Eligibility

        Subject to the provisions of the plan, awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or are able to render significant services to us or our subsidiaries and who are deemed to have contributed or to have the potential to contribute to our success. Incentive stock options may only be awarded to individuals who are our employees at the time of grant. Notwithstanding the foregoing, an award may be granted to an individual in connection with his or her hiring or retention, or at any time on or after the date he or she reaches an agreement with us, either oral or in writing, with respect to his or her hiring, even though it may be prior to the date he or she first performs services for us or our subsidiaries. However, no portion of any award of this nature can vest prior to the date that the individual first performs the services he or she was hired or retained to perform.

Types of awards

        Options.    Under the plan, our compensation committee may award to participants stock options that:

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  are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code; or

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  are not intended to be so qualified.

        Incentive stock options may only be awarded to our employees and those of our subsidiaries. To the extent that any stock option intended to qualify as an incentive stock option does not so qualify it will constitute a non-incentive stock option.

        Our compensation committee will fix the term of each stock option. However, an incentive stock option may be granted only within the ten-year period commencing from the effective date of the plan and may only be exercised within ten years from the date of grant, or five years from the date of grant in the case of a participant who at the time the stock option is granted owns more than 10% of the total combined voting power of all of our classes of voting securities.

        The exercise price of stock options granted under the plan will be determined by our compensation committee at the time of the grant, but in no event will the price be less than the fair market value of the underlying common stock on the last trading day prior to the date the stock option is granted. However, the exercise price of an incentive stock option granted to a 10% stockholder will not be less than 110% of the fair market value of the shares on the last trading day prior to the date the stock option is granted. The number of shares covered by incentive stock options which may be exercised by participants in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

        The compensation committee will determine the terms and conditions of stock options and when they will become exercisable. Any requirement that options be exercised in installments may be waived in whole or in part by the compensation committee.

        Payment of the exercise price may be made in cash, in shares of our common stock owned by the participant, in a combination of the two, or otherwise, as reflected in the applicable award agreement. Additionally, the compensation committee may permit a participant to elect to pay the exercise price by irrevocably authorizing a third party to sell shares of common stock, or a sufficient portion of the shares, acquired upon exercise of the stock option and pay to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. A participant has no rights as a stockholder with respect to the shares of our common stock underlying a stock option granted under the plan until shares are actually issued upon exercise of the stock option.

        If the employment of a participant who is an employee of ours or a subsidiary of ours is terminated by reason of the participant's death or disability, any stock option held by the participant will automatically terminate except that any vested portion of the option may be exercised by the disabled participant, or by his legal representative or legatee, as the case may be, for a period of one year or a greater or lesser period as may be specified by the compensation committee in the grant, from the date of the death or disability, or until the expiration of the exercise period for the stock option, which ever is shorter.

        Unless otherwise provided in the grant of a stock option, if a participant's employment with us or any of our subsidiaries is terminated for any reason other than due to death or disability, the participant's stock option will automatically terminate. However, if the participant's employment is terminated without cause or due to retirement on or after the age of 65, then the portion of his or her stock option which has vested as the date of termination may be exercised:

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  for three months after termination or for the balance of the stock option's exercise period, which ever is shorter; or

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  for a greater or lesser period as may be specified by the compensation committee in the grant.

        Stock appreciation rights.    Under the plan, our compensation committee may grant stock appreciation rights to participants who have received stock options. A stock appreciation right entitles the holder to surrender to us all or a portion of a stock option in exchange for a number of shares of our common stock determined by multiplying the excess of the fair market value per share of our common stock on the exercise date over the exercise price per share by the number of shares subject to the stock option and then dividing it by the fair market value of the common stock on the date the stock appreciation right is exercised. In the case of an incentive stock option, a stock appreciation right may only be granted simultaneously with the grant of the underlying incentive stock option. In the case of non-incentive stock option, a stock appreciation right may be granted at or after the time of the grant of the underlying non-incentive stock option. A stock appreciation right will terminate upon termination or exercise of the related stock option. Upon exercise of a stock appreciation right, the underlying stock option will be deemed to have been exercised, and the related shares of our common stock will no longer be available for issuance under the plan.

        Restricted stock.    Our compensation committee may award shares of our common stock which are subject to restrictions as the compensation committee may determine in addition to, or in lieu of, other awards granted to participants under the plan. The compensation committee will determine at the time of the award, the period during which the award may be subject to forfeiture and the vesting schedule of the shares under the award. A participant will have the right to vote the restricted stock granted to him and to receive dividend payments distributed on the shares in the form of cash or cash equivalents.

However, during the time that restricted stock is subject to forfeiture and until the restricted stock is fully vested, we will retain custody of the stock certificate representing the restricted shares and will retain custody of all distributions, other than payment of dividends in cash or in cash equivalents, made or declared with respect to the restricted stock. If the participant breaches the terms or conditions set forth in the plan or in the award agreement pertaining to the restricted stock award, or if the restricted stock otherwise does not vest, then the participant will forfeit the award of restricted stock and any distributions which were retained by us relating to the restricted stock.

        Deferred stock.    Our compensation committee may award shares of our common stock to be received at the end of a specified deferral period and upon satisfaction of any other applicable restrictions, terms and conditions provided for in the grant of the award. Any deferred stock that does not vest will be forfeited. Deferred stock awards granted under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to us the applicable deferral period. A participant will not have any rights as a stockholder by virtue of the award of deferred stock until the expiration of the applicable deferral period and the issuance by of a stock certificate evidencing the award of the deferred stock. A participant may request that the compensation committee defer issuance of an award of deferred shares for an additional specified period, subject to certain conditions.

        Stock reload options.    Our compensation committee may grant to a participant, concurrently with the grant of an incentive stock option, and at or after the time of grant in the case of a non-incentive stock option, an option covering a number of shares up to the amount of shares of our common stock held by the participant for at least six months and used to pay all or part of the exercise price of an option, and any shares withheld by us as payment for withholding taxes. Any stock reload option will have an exercise price equal to the fair market value of our common stock as of the date of grant of the stock reload option. Unless otherwise provided in the stock reload option grant, a stock reload option may be exercised commencing one year after it is granted and will expire on the date of expiration of the stock option to which the reload option is related.

        Other stock-based awards.    Our compensation committee may award other stock-based awards, subject to limitations under applicable law, in addition to, or in lieu of, other awards granted to participants under the plan. These other stock-based awards are payable in, valued in, or otherwise based on, or related to, our shares of common stock. These other stock-based awards may be in the form of the right to purchase shares of our common stock which are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of our common stock, as well as awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. Subject to the terms of the plan, the compensation committee has complete discretion to determine the terms and conditions of other stock-based awards. Other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any other plan in effect.

Accelerated Vesting and Exercisability

        Unless otherwise provided in the grant of an award, if any "person," as is defined in Sextions 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended ("Exchange Act"), is or becomes the "beneficial owner," as referred in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding voting securities in one or more transactions, and our board of directors does not authorize or approve the acquisition, then the vesting periods with respect to options and awards granted and outstanding under the plan will be accelerated and will immediately vest, and each participant of an option and award will have the immediate right to purchase and receive all shares of our common stock subject to the option and award in accordance with the terms set forth in the plan and in the corresponding award agreements.

        Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the plan.

Repurchases

        Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, require a holder of any award granted under the plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award or $0.01 per share for awards that are out-of-the money.

Forfeitures

        Unless otherwise provided in the grant of an award, if a participant's employment with us or a subsidiary of ours is terminated for any reason and within 12 months of the termination, the person either:

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  accepts employment with any competitor of, or otherwise engages in competition with, our business;

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  solicits any of our or our subsidiaries' customers or employees to do business with or render services to the person or any business with which the person becomes affiliated or to which the person renders services; or

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  discloses to anyone outside our company or uses any of our or our subsidiaries' confidential information or material in violation of our policies or any agreement between the person and us or any of our subsidiaries, the compensation committee may require the participant to return to us the economic value of any award which was obtained by the participant during the period beginning six months prior to the date the participant's employment with us was terminated. Unless otherwise provided in the grant of an award, if a participant is terminated for cause, the compensation committee may require that the participant return to us the economic value of any award which was obtained by the participant during the six month period.

Withholding taxes

        We may withhold, or require participants to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the plan. If permitted by our compensation committee, tax withholding may be settled with shares of our common stock, including shares that are part of the award that gives rise to the withholding requirement.

        Awards of stock appreciation rights, deferred shares, performance shares and performance units under the plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Code Section 409A on the taxation of these types of awards. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the Company that awards under the 2005 Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Agreements; Transferability

        Stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards granted under the plan will be evidenced by agreements consistent with the plan in a form as prescribed by the compensation committee. Neither the plan nor agreements evidencing awards under the plan confer any right to continued employment upon any holder of a stock option, stock appreciation right, restricted stock, deferred stock, stock reload option or other stock-based award. Further, except as:

  •
  expressly provided in the plan,

  •
  expressly provided in the grant of an award, or

  •
  discussed above with respect to the transferability of stock options in certain limited exceptions,

all agreements will provide that the right to exercise stock options, receive restricted stock after the expiration of the restriction period or deferred stock after the expiration of the deferral period, receive payment under other stock-based awards, or exercise a stock appreciation right cannot be transferred except by will or the laws of descent and distribution.

        Stock options may not be assigned or transferred by a participant except by will or by the laws of descent and distribution, and during the lifetime of a participant, the stock options may only be exercisable by the person to whom it was granted, or, to the extent of legal incapacity or incompetency, the participant's guardian or legal representative. Notwithstanding the foregoing, with the approval of the compensation committee, a participant may transfer a stock option:

  •
  by gift, for no consideration, or pursuant to a domestic relations order, in either case, to or for the benefit of the participant's immediate family; or

  •
  to an entity in which the participant or members of the participant's immediate family own more than fifty percent of the voting interest, in exchange for an interest in that entity.

Additionally, the transfer will be subject to any additional limits that the compensation committee may establish and the execution of any documents that the compensation committee may require. If a transfer of this nature is made, the transferee shall remain subject to all the terms and conditions applicable to the stock option prior to the transfer.

Term and amendments

        The plan will terminate when there are no awards outstanding and when no further awards may be granted, provided that incentive options may only be granted until December 13, 2015. Our board of directors has the right to amend, suspend or discontinue any provision of the plan, provided that the action may not adversely affect awards previously granted between a participant and us without the participant's consent.

United States Federal income tax consequences

        The following discussion of the United States federal income tax consequences of participation in the plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

  Incentive stock options

        Participants will recognize no taxable income upon the grant or exercise of an incentive stock option. The participant will realize no taxable income when the incentive stock option is exercised if the participant has been an employee of our company or our subsidiaries at all times from the date of the grant until three months before the date of exercise, one year if the participant is disabled. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. We will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss, as the case may be, if the shares are capital assets.

        If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above:

  •
  the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for the shares; and

  •
  we will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable.

In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on the disposition over the exercise price, which is the same amount included in regular taxable income.

  Non-Incentive stock options

        With respect to non-incentive stock options:

  •
  upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

  •
  upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and

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  we will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

        On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

        If the shares acquired upon exercise of a non-incentive stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under the Code, Section 83(b), to elect to be taxed on the receipt of shares, and we will qualify for a corresponding deduction at that time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

  Stock appreciation rights

        Upon the grant of a stock appreciation right, the participant recognizes no taxable income and we receive no deduction. The participant recognizes ordinary income and we receive a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

  Restricted stock

        A participant who receives restricted stock will recognize no income on the grant of the restricted stock and we will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant's shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Exchange Act. The holding period to determine whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

        A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

        On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

        Whether or not the participant makes an election under Section 83(b), we generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in its taxable year in which the income is included in the participant's gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

        Dividends paid on restricted stock which is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by us subject to the reasonableness limitation. If, however, the participant makes a

Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by us.

  Deferred stock

        A participant who receives an award of deferred stock will recognize no income on the grant of the award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock, or the later lapse of a substantial risk of forfeiture to which the deferred stock is subject, if the participant does not make a Section 83(b) election, in accordance with the same rules as discussed above under the caption "Restricted stock."

  Other stock-based awards

        The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

INFORMATION ABOUT SIHITECH AND E-CHANNELS

Business Overview

        Sihitech and e-Channels operate in China providing IT (Intellectual Technology) solutions and services to the banking industry in China. The companies currently focus on offering IT solutions and services to top tier Chinese local banks, with plans to expand their core offerings beyond internet banking, call center and customer data platforms to other participants in the financial services industry in the future, including smaller regional banks, insurance companies, investment banks and securities firms.

        Sihitech, founded in June 1999, by Mr. Weidong Hong, provides IT services and system integration to the banking industry in China. e-Channels, founded in 2001 by Mr. Shuo Zeng, is a software and IT consulting company providing web banking and electronic multi-channel software and solutions to the banking industry in China.

        For the year ended December 31, 2005, Sihitech and e-Channels had combined revenues of $25.2 million and total net income of $3.1 million, and for the six months ended June 30, 2006, they had combined revenues of $14.6 million and total net income of $2.2 million. Post closing, Yucheng will have six operating subsidiaries which include Sihitech, e-Channels, Beijing Sihitech Software, Shanghai Sihitech, Shanghai Sihitech Software and Guangzhou Sihitech. There also will be two representative offices in Fuzhou and Xian. The combined company will have a combined employee staff of approximately 550 employees.

Financial Services Industry Overview

        The market for Yucheng after the closing is estimated by management to be quite substantial. Management believes that there are more than 40,000 financial institutions operating in China today. Most of these institutions are entirely state owned, either directly or through state-owned companies. In recent years, however, there is a growing number of privately owned banks and significant changes are taking place in all banks as they search for strategic investors, plan for eventual listing on foreign exchanges, and come into line with the WTO (World Trade Organization) requirements. The banking industry in China continues to be the primary provider of capital in China and bank deposits remain the primary choice for domestic savings.

        The Chinese banking industry can be classified into four tiers, including:

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  Tier I state-owned commercial banks. Also known as the "Big Four," the Agricultural Bank of China (ABC), Bank of China (BOC), China Construction Bank (CCB) and Industrial and Commercial Bank of China (ICBC) are the largest among domestic banks in terms of assets, deposit base, loan portfolio and nationwide branch network. The Big Four together account for over 50% of industry assets. Historically, ABC was involved mainly in agricultural and rural loans and deposits; BOC has been strong in the foreign exchange business and foreign trade-related financing; CCB's strength has been in loans to construction and infrastructure projects; and ICBC's focus has been in providing working capital finance to the industrial and urban sectors.

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  Tier II joint stock commercial banks. This group comprises of 13 other national commercial banks, which are owned by a combination of government entities, state-owned enterprises and other investors. The most prominent members of this group are listed domestically and in Hong Kong, and include China Merchants Bank (Merchants), China Minsheng Banking Corp (Minsheng), Hua Xia Bank (Huaxia), Shanghai Pudong Development Bank (Pudong) Shenzhen Development Bank (Shenzhen), and Bank of Communications (BoComm).

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  Tier III banking institutions. This tier group, management believes, includes over 100 city commercial banks, over 34,000 credit cooperatives, over 200 foreign financial institutions, 65 trust and investment companies and over 70 finance companies.

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  The three policy banks—Agricultural Development Bank of China, State Development Bank of China and Export-Import Bank of China—were established in the mid-1990s as a result of banking reforms, to take over the policy lending function from the Big Four.

        The primary institutions overseeing China's banks include:

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  Ministry of Finance (MOF)

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  People's Bank of China (PBOC)

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  China Banking Regulatory Commission (CBRC)

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  State Administration of Foreign Exchange (SAFE)

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  China SAFE Investments Limited (Huijin), a.k.a. Central Huijin Investment Company

        While the overall environment is still evolving from a level well below OECD (Organization for Economic Co-Operation and Development) standards, which is typical of an emerging market, supervision and regulation of China's banks has improved dramatically in recent years with oversight continuing to improve.

        In recent years, the Chinese financial system appears to have been undergoing changes and evolving to a market-oriented system. The two driving forces of changes to China's banking industry are the growing economy and the ongoing regulatory reform which is partially driven by China's ongoing WTO commitments. China has experienced economic growth over the past two decades largely as a result of the PRC government's extensive economic reforms. China's economic growth combined with increasing fixed capital formation, high household savings rates, a fixed currency, fixed interest rates and a closed capital account have driven the growth of the Chinese banks in the past decade.

        Additionally, the PRC's accession as a member of the WTO in December 2001 and its ongoing commitments to introduce modern management and accounting systems have served as a catalyst for regulatory reforms in the banking sector. Since its formation in April 2003, the China Banking Regulatory Commission ("CBRC") has pushed for improved disclosure, management accountability, higher prudential and regulatory standards and more efficient operations. It has also played a key role in carving out bad debts, recapitalizing key banks, scrutinizing bank operations and cleaning up the system. Improvements in corporate governance, risk management, internal controls and disclosure are all the result of CBRC actions.

        As required by the WTO ascension agreement, China has been slowly phasing out limits on foreign financial institutions. While a very gradual market opening has taken place to date, more dynamic change is anticipated after December 2006 when a number of important restrictions on foreign financial institutions will be removed, including, geographic restrictions on business activities and the permitted scope of business. The removal of current restrictions will eliminate two key advantages that Chinese banks currently enjoy: 1) the ability to take Renminbi deposits; and 2) their broad network scale. We believe that the liberalization of the banking and financial services industry in the PRC will force both the domestic and foreign banks and financial institutions to upgrade their operations to offer their customers a range of financial products and services, breadth of services and the level of service quality that are in line with international standards. As such, financial institutions could seek technology and outsourced solutions to resolve inefficiencies and lower costs so that they can compete effectively in the market place. The financial services industry has traditionally been one of the largest and most aggressive users of technology in developed countries like the United States and we believe this characteristic could emerge in China as well.

Markets Served and Customers

        The customer base for IT solutions in the banking sector is mainly composed of the large Tier 1 and Tier II national banks that look for customized IT solutions to meet specific business and operations requirements. Management believes that Sihitech and e-Channels, when combined, will be well-positioned in the market, with nearly all of the Tier I and Tier II banks as part of its combined customer base of 56 institutions. A significant portion of the business of Sihitech already comes from the different constituents of the China Construction Bank ("CCB"). Separate contracts for services exist with different departments, branches and provincial offices and the head office of CCB and each of them are effectively separate customers since the decision makers and budgets are unrelated. Its largest customer in 2005 was the CCB head office, which contributed about 29.3% of the total revenues. Also, the management of Sihitech maintains a good relationship with CCB in multiple levels and the company is designated by CCB as one of its four strategic IT partners. CCB has been a customer of the company since its inception and the repeat business indicates that CCB has been satisfied with the company's services. However, Sihitech realizes the risk of overdependence on one organization and has put in place plans for vertical and horizontal expansion of its business to mitigate the risk. In addition to CCB, Sihitech's current customer base includes People's Bank of China, Agricultural Bank of China, Shenzhen Development Bank, Shanghai Pudong Development Bank, Industrial Bank Co., Ltd, Social Insurance Bureau (Hebi), Guotai Fund Management and Guandong Development Bank.

        For e-Channels, the two largest customers in 2005 were Bank of Communications and Bank of China. Bank of Communications made up about 24.26% of total revenue in 2005 while Bank of China contributed 19.72%. In addition, e-Channels' customers includes Industrial and Commercial Bank, Beijing Commerce Bank, Export and Import Bank of China, and Weihai Commerce Bank, Huaxia Bank, and Bank of Shanghai.

        On a combined operations basis, it is expected that China Construction Bank and Bank of Communications will represent significant customers for Yucheng.

        As note above, the current customer bases of Sihitech and e-Channels do not overlap significantly. Hence, management believes that one of the immediate opportunities after closing is the cross selling of existing products and services to the combined client base. Furthermore, while the combined customer base is composed mostly of the large, Tier 1 and 2 national banks, it is management's opinion that over time, smaller and regional banks will have to dramatically increase IT investments due to competitive pressures and Yucheng will be well positioned to provide packaged applications and products that could meet their needs as well.

Management

        Management believes that one of its key competitive strengths of the post-closing Yucheng will be the combined management team. Management believes that the team has experience in the banking sector and the China market. Management believes that the team has gained insights into Chinese banking practices and operations and built long-term relationships with banks, other financial institutions, key partner vendors, and government regulatory agencies. Management believes that these experiences and relationships contributed significantly to Sihitech and e-Channels' current market positions and a competitive advantage over other players, including foreign competitors.

        The senior management of Sihitech and e-Channels have experience in serving the financial service industry in multiple disciplines: core banking know-how; capabilities in software development; and system integration consulting.

        Additionally, the executive management of Sihitech and e-Channels have assembled a team of experienced managers and skilled technical professionals. Many of the key mangers have experience in servicing the banking sector in multiple disciplines including sales, consulting and engineering. The IT team has capabilities in software development and system integration consulting. Moreover, the operations team has the experience and know-how to deliver high quality and reliable operations management. The companies reinforce the objective of providing high quality and reliable services through various incentives schemes (such as salary increase, promotion and bonus schemes) in which talented and well-performing employees, particularly those involved in the management, are rewarded for maintaining and contributing to the company's customer value propositions.

Future Strategies

        Post closing, Yucheng's goal is to become a leading Chinese-based provider of IT solutions and services to the banking sector in China and to enhance the competitiveness of its clients through information technology. To achieve such goal, the combined company will execute a growth strategy with three core components. First, the company will focus on product value chain migration. For example, the combined company will continue to move from the traditionally lower margin system integration services into the higher margin IT solutions, consulting and outsourced operations. Lower margin service refers to system integration services. Higher margin services refer to IT consulting, e-Channel applications, and maintenance and support services. Yucheng will take the following steps to facilitate the product value chain migration:

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  expand service offerings to credit card operations, customer data management and bill payment;

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  expand cross-selling opportunities;

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  acquire companies with proprietary business solutions or established customer bases;

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  continue to develop current core application and solution, such as web-banking and call centers; and

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  increase research and development activities to have more proprietary and leading-edge IT solutions, applications, and platforms specific to Chinese banking industry.

Yucheng plans to leverage its existing knowledge of core banking know-how and extensive relationships with leading banks to win mandates in outsourced operations. The basic plan is that management will continue building market share in IT consulting and expand the e-banking software platform through 2006. In 2007-2008, the company plans to concentrate on winning high profiled outsourcing mandates and continue development of its core offerings related to the e-banking platform. In 2009 and beyond, the focus will be on consolidating market share as well as potentially moving into new solution segments such as transaction and data service management and business process outsourcing.

        The second key initiative will be to seek accretive acquisitions and form joint ventures to 1) expand service offerings in related financial technology outsourced and infrastructure services such as payment processing, credit card operations, customer data management and bill payment, 2) acquire clients, and 3) expand cross-selling opportunities. By these means, Yucheng believes it can deepen the number of relationships with customers and achieve high retention rates with its existing clients. The local IT services industry for the financial services sector is currently highly fragmented and expected to consolidate. Management believes that, post closing, Yucheng, with its public company status and expanded capital could be a market consolidator and be able to acquire some companies that can accelerate its growth in the future. Currently, there are no specific companies that are being contemplated for joint operations or as acquisitions, and none will be contemplated until the acquisition of Yucheng is completed.

        The third key initiative is related to product value chain migration and acquisitions. Yucheng plans to expand its product and service offerings horizontally into other segments of financial services such as insurance, asset management, securities brokerage and investment banking.

        Underlying the strategic growth plan is a core belief that it is important to organize Yucheng around its strengths and to leverage competencies and investments while focusing on customer services, technical advancement and product innovation. Management intends to invest significant resources and capital toward these strategic initiatives for years to come. In doing so, management is committed to extending its relationships with its partners and clients in order to become the leading provider of IT solutions and services to the banking sector in China and to enhance the competitiveness of its clients through information technology. There can be no assurance given that Yucheng will be able to expand its business and thereby increase its revenue and profits, based on the above strategy and on the basis of being a combined company.

Products and Services

        Sihitech and e-Channels provide basically three types of services to banks: 1) system integration; 2) IT consulting, maintenance and outsourced operations and 3) e-Channels applications. Unlike the more mature US market, the banking clients in China expect total "one-stop" solution from its IT service vendor. As such, system integration could remain an important component of the combined company's business mix in the foreseeable future because system integration play an important role in securing and solidifying customer relationships and building awareness of the company's brand and other product and service offerings. Like in the US, the margins for system integration have declined over the past few years from as high as 20% to high single digits today. Thus, while the combined company will continue to maintain its system integration business, the focus will be on expanding its other businesses such as IT consulting, outsourced operations and software products and in order to drive gross margins expansion.

  E-Channel Solution Suite

        Yucheng, after the closing, will provide banks with complete solutions for service channel integration and management, which allows clients to integrate and better manage its applications such as telephone banking, internet banking, counter system and mobile phone banking. These are based on e-Channels' internet banking and multi-channel integration platform. The e-Channel solution suite includes the multi-channel integration platform, web banking application, teller application software and channel integration system supervision software. Also, it provides banking and other financial institutions with a basic J2EE application platform, which can be used to develop J2EE applications and process business rules process and data. The platform includes a basic application framework, as well as development environment and application supervision platform based on the framework. J2EE is Sun Microsystems version of Java for developing and deploying enterprise applications.

        The e-Channels solution suite will offer a comprehensive platform for banks and financial institutions to manage data, information flow, and product presentation in a secure environment. The suite solution of software offers the following specific features:

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  Database Operation: A bank's IT solution suites are always dealing with massive amounts of data. Database operations and transaction processing are often the bottlenecks to banking system performance. e-Channel Solution Suite includes high-speed and reliable proceeding modules for database access and data processing. This allows high-speed, reliable access to various databases.

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  Layered Platform Structure: A bank's operations require the IT systems to be able to conduct a large number of parallel procedures, enable control transaction integration and process large data sets. e-Channels Core Transaction Platform has successfully established a reliable platform that can support parallel processing, transaction integration, complicated communication modes, database access and data analysis.

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  Extensibility and Quick Development Capability: The e-Channel Solution Suite is built with a layered platform structure, providing the banking clients with supporting modules at each level and a development environment with maximum interoperability and flexibility. These supporting modules allows its customers to utilize the extensibility of the platform to develop its own related support applications. For example, the Industrial and Commercial Bank of China has developed more than 10 add-on application systems based on this platform.

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  Web Banking Front-End Interface: This module allows banks to provide internet banking to its retail and corporate customers. Management believes that its Web Banking Front-End Interface is better tailored and has more features for local banking practices than other competitive products in the market.

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  Security Control Component: e-Channels develops security control components using Microsoft ActiveX® technology, technologies developed by Microsoft for sharing information among different applications. Banks purchase such additional components to enhance the security of their web banking system. e-Channels currently is the only web banking solution provider in China offering such components.

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  Dynamic Password Application System (DPAS): e-Channels provides integrated DPAS. DPAS is a security access method that allows customers to log into an internet banking system using a uniquely numbered physical plastic card with rows and columns of passwords on the back. Upon entering the user's unique card number, the user is challenged to look up the correct password in the corresponding prompted row and column. In this way, one has a unique one-time only password to the user's internet banking accounts. DPAS provides banks with a flexible cost effective solution that enables a balance between security, flexibility and cost. Firstly, adoption of DPAS is acceptable to banks because it is easy to use. Secondly, DPAS helps enhance the system security significantly while also lowering costs through wider adoption of DPAS. e-Channels is in the process of filing the patent application for DPAS.

  •
  Security Management Center (SMC): SMC is a command console and interface that helps users to locate error events and take immediate action. SMC can efficiently supervise and manage system security by suggesting problem solutions and assisting resolving errors promptly. Thus SMC makes it possible to reduce range, degree and amount of system downtime.

        The Teller application software contains the following attributes:

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  J2EE architecture—It enables flexible architecture and deployment and reduces overall processing cost.

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  Complete development platform—This visible development platform for teller applications can be used to accelerate installation of teller applications and to add new functions.

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  Reasonable and flexible mechanism of teller management and authorization—The software provides mechanism of teller management and authorization that can be customized to meet the unique business rules and requirements of each bank client.

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  Seemless integration with the core systems from international vendors—As a result of some teller business process and attributes being unique in China, many requirements of domestic teller applications can not be satisfied by foreign core systems. e-Channel's teller systems provide modules to enable such business requirements due to layered teller management and management of significant blank vouches.

  System Integration

        Currently, Sihitech provides a full scope of system integration covering server, network and storage infrastructure. This business unit accounted for 66.9% of revenue in 2005 for Sihitech. The system integration solutions consist of the following four steps—design, implementation, testing and system performance optimization. During the design phase, a customer requirement analysis, cost analysis, hardware/operating system design and installation design is undertaken. During the implementation phase, company engineers install operating systems, system-level application software and database system onto server hardware. During the testing phase, the company technical team test effectiveness and performance of the server system infrastructure. During the system performance optimization phase, the company will further optimize the system infrastructure's performance according to testing result and real application environment.

        As part of the implementation phase, Sihitech also provides hardware and banking peripherals primarily as part of the total solution packages to its customers. The products Sihitech typically distributes include hardware/software products from IBM, HP, EMC and Microsoft; as well as network products from Cisco and Huawei. The IBM hardware products we distribute include PSeries & RS/6000, IBM Storage Products and IBM ATM; while the IBM software products we distribute include AIM, DM and Tivoli.

        The main categories of core banking systems that Sihitech have built for its banking clients includes the following:

  •
  Credit Management System. Credit management is an important aspect of financial operations. A successful credit management system allows banks to expand high value low-risks customers and reduce its credit default risks. Sihitech has implemented a credit management system that enables the bank to investigate and evaluate the credit risk profile of a customer, as well as examine, approve, grant, check and seek repayment of the credit granted to each customer.

  •
  Risks Monitoring System. This is a system to help banks supervise and estimate their risks in every operational area and in the branch offices by providing an analysis of various risk factors and provide advance risk warning to banks. The risks monitoring system is currently used in the State Development Bank of China and the Agricultural Bank of China.

  •
  Call Center System. Sihitech has built call centre systems primarily for retail customer services such as credit cards and deposits. It often includes an interactive voice response system which enables responses to be generated and given for frequently asked questions through computers without the need for human operators. In addition, though automation, the call center system is operational 24 hours a day and can achieve a more friendly service interface than through the use of human operators. The call center system results from the use of two types of communications technology—the PSTN Exchange and the IP telephony technologies. The Call Center System is currently being used by several branches of the China Construction Bank including Shandong, Hunan, Liaoning, Shanghai and Beijing.

  •
  Consumer Credit Management System. With rising consumer affluence, PRC banks have in recent years launched various consumer credit products. Demand for such products is currently strong and is expected to grow even further. The Sihitech consumer credit management system is an integrated system which includes account management, consumer credit risk control, consumer credit bookkeeping and operations management capabilities. Users of the Consumer Credit Management System include the Shaanxi branch of the China Construction Bank.

  •
  Data Consolidation System. Faced with an increasing demand from its bank clients for IT systems with the capabilities to centralize the handling of account data, Sihitech has deployed Data Consolidation System which transfers all operations data from each bank branches to regional centers and hence streamlines the management and maintenance of information and substantially increases data security and integrity. Users of the Data Consolidation System include the Beijing and Liaoning Branch offices of China Construction Bank.

  IT Consulting and Support Services

        The IT consulting services division provides consulting services for banks and financial institutions in the PRC which are currently developing their IT capabilities in order to meet the challenges of their future business requirements. The IT consulting consists of teams of IT professionals with experience in IT applications in the PRC banking industry. This division accounted for 26% of the revenues but 51.6% of Sihitech's gross profit in FY2005.

        The division works closely with banks and financial institutions or in partnership to provide customized solutions that meet the customers' unique requirements. The strategy is to establish a leadership position for consulting services in selected focus areas, which include:

  •
  IT strategy review.    The review of clients' IT strategies entails understanding the clients' operating IT environment and the assessment of its suitability in providing the client with the level of IT support necessary for achieving their business objectives. The performance of an IT strategy review often requires an in-depth knowledge of IT architectures and understanding of the clients' business operations.

  •
  IT strategy formulation.    Following the review of the clients' IT strategies, the team will identify areas where the existing strategies need to be improved and assist clients in formulating their future IT strategies. This requires an in-depth understanding of their business priorities and a thorough appreciation of a wide range of available IT capabilities and solutions. The team generally makes recommendations to clients on their future system requirements and the various types of hardware required for the construction of their IT infrastructures and how IT should be operated and managed within an enterprise.

  •
  IT infrastructure architecture.    After formulating an IT strategy, the team will assist the clients in designing their IT infrastructures which comprise various architectural components. This includes hardware, system software, application software and the selection of the appropriate solutions. It is important to ensure that the components, which are usually supplied by different vendors, are compatible and can be integrated to perform the desired functions.

        As part of this division, Sihitech also provides maintenance and enhancement services for the core banking systems built by the System Integration division. The maintenance services are undertaken to ensure that the systems are constantly fine-tuned and optimized to operate at an expected efficiency level as the number of end-users of the applications software within the banks' network increases. The enhancement services are undertaken to generate new functionalities in the applications software to meet our customer's changing business requirements. Historically, banks in China have traditionally dedicated significant financial resources to the management of IT systems. Increasingly, the outsourcing of IT system management has become an option for banks and financial institutions to improve customer satisfaction and reduce operating costs. While outsourcing contributes a small portion of total revenues today, management expects its contribution to grow significantly in the next few years.

Business Operation Agreements

        The majority of the services of both e-Channels and Sihitech are provided under written agreements. Because of the number of transactions, there are no single agreements that account for a significant transaction. Currently the companies seek to use its form agreement and the majority are this form or substantially similar. Such agreements include technology service agreements, service agreements, software sales agreements, software license agreements and software development agreements. The companies attempt to conform their services to these agreements to assure uniformity in their ability to maintain standards and provide adequate protection for their intellectual property rights. Financial terms are negotiated for each transaction and largely depend on the scope of the project. A typical Sihitech software development agreement requires payment in three installments with the first payment at the time of contract being equal to 30% of the fee, then a payment of about 65% at the time of delivery and the final 5% due within a short period after the contract completion. Sihitech's system integration contracts generally require three installments of 30% each, payable at the signing, at time of delivery and then three months after delivery and the final 10% payable six months after delivery. Sihitech contracts are for durations of a few months to three years, depending on the project size and complexity of the undertaking. e-Channels typical software agreements require payment of 90% of the contract price after customers receive the product and opportunity to first assess the product delivered, with the balance due at the time of final assessment of the product, both subject to invoicing by the company. The timing of projects undertaken by e-Channels depend on the scope of the assignment and complexity of the tasks. Although the foregoing describes the general forms of agreements, during the course of contract fulfillment the companies may negotiate or accept changes to certain terms, including the payment timing, to accommodate changes in the customers' requirements and implementation of the contract. Specific deviations in the payment cycles of a significant customer are further discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations of both Sihitech and e-Channels in this proxy statement.

Intellectual Property Rights

        e-Channels and Sihitech rely on a combination of intellectual property registrations, copyright and trademarks laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The two companies also believe that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, increasing name recognition in its specific markets and reliable product development and maintenance are essential in establishing and maintaining a technology leadership position. The two companies understand that intellectual property laws only offer limited protection in any jurisdiction, and particularly in the PRC, where the law is still developing and enforcement of rights at the judicial level is not yet certain. Therefore, the companies tend to rely on contractual provisions, secrecy and leadership position for the protection of its rights.

        Sihitech doesn't own any intellectual property which is utilized in its business. The following is a list of the software owned by e-Channels that it developed and has registered with the National Copyright Administration of the PRC pursuant to the Regulations for the Protection of Computer Software ((2002). Each of the registrations has a registered life expiring on the 31st of the fiftieth year after first publication of the software registration.

  •
  e-Channels CTP V3.0 (Registration Number: 2002SR01908) (Expiration date: April 3, 2052)
  e-Channels Financial Channel Core Transaction Platform: CTP

  •
  e-Channels eATM V3.0 (Registration Number: 2002SR1912) (Expiration date: September 17, 2051)
  e-Channels Financial Channel ATM System: eATM

  •
  e-Channels Sisal V3.0 (Registration Number: 2002SR2383) (Expiration date: September 18, 2051)
  e-Channels Financial Channel Teller System: Sisal

  •
  e-Channels Liana V3.0 (Registration Number: 2002SR2384) (Expiration date: September 17, 2051
  e-Channels Web Banking Transaction Platform: Liana

  •
  e-Channels IDE V3.0 (Registration Number: 2002SR2385) (Expiration date: September 17, 2051)
  e-Channels Financial Channel Software Development Environment: IDE

  •
  e-Channels CTP V4.0 (Registration Number: 2004SR05572) (Expiration date: April 30, 2054)
  e-Channels Financial Channel Core Transaction Platform: CTP

  •
  e-Channels CMS V1.0 (Registration Number: 2004SR09399) (Expiration date: June 1, 2054)
  e-Channels Content Management System: CMS

  •
  e-Channels TestRecorder V3.0 (Registration Number: 2004SR09400) (Expiration date: April 20, 2054)
  e-Channels Test Management System: TestRecorder

  •
  e-Channels imSafe V1.0 (Registration Number: 2004SR09401) (Expiration date: May 24, 2054)
  e-Channels Electronic Input Coffer System: imSafe

  •
  e-Channels CTS V1.0 (Registration Number: 2005SR2144) (Expiration date: January 8, 2055)
  e-Channels Card Transaction System: CTS

  •
  e-Channels DynamicCipher V1.0 (Registration Number: 2005SR2145) (Expiration date: December 7, 2054)
  e-Channels Dynamic Password System: DynamicCipher

  •
  e-Channels MCI Saker V1.0 (Registration Number: 2005SR2149) (Expiration date: September 30, 2054)
  e-Channels MCI Supervision Platform: Saker

  •
  e-Channels B/S WADP V1.0 (Registration Number: 2005SR2150) (Expiration date: September 10, 2054)
  e-Channels B/S System Development Platform: WADP

  •
  e-Channels CTP V4.7 (Registration Number: 2005SR12183) (Expiration date: April 20, 2055)
  e-Channels Financial Channel Core Transaction Platform: CTP

        The e-Channel Financial Channel Core Transaction Platform is a multi-channel applications platform that provides support for development and an operational environment that suits most types of transaction systems. A transaction includes the whole interactive process between multi-channel terminals and systems.

        The e-Channels Financial Channel ATM System is an application system for self-service equipment. It enables sharing of transaction types defined in a web banking system or teller system. Thus it facilitates expansion of the functions of an ATM network, like storing and drawing out cash and transferring payments and making payments.

        The e-Channels Financial Channel Teller System, Sisal, is a network teller system. Sisal is a network teller system, installed with many self-contained service modules. It provides complete business customization modes through outside parameter configurations.

        The e-Channels Web Banking Transaction Platform, Liana, is an application system based on the e-Channels core transaction platform, designed to facilitate internet access. Liana provides flexible personal web banking, enterprise web banking and an independent B2B/B2C online payment platform

        The e-Channels Financial Channel Software Development Environment, IDE, is an integrated development environment for channel integration application system. IDE facilitates the development of channel integration application systems by building up integration models and providing maintenance tools. IDE is based on ECLIPSE technology, and works in conjugation with Eclipse/WSAD, a J2EE application tool. IDE supports development of uniform channel transaction processes and special channel applications such as counter channel, HTML channel, etc.

        The e-Channels Content Management System, CMS, provides an entire management system for content collection, compiling to publishing of website content and news. CMS can also help keep the order of data and provide functional model design.

        The e-Channels Test Management System, TestRecorder, focuses on "finding a problem and resolving it'. TestRecorder is a testing process assistance tool which focuses on a problem, helps all relative members to work together on the problem, and then enables fast communication and data report analysis.

        The e-Channels Electronic Input Coffer System, imSafe, is a tool used to protect sensitive transaction data. imSafe has following attributes:

  1.
  Separate input data from displayed data and send input data into coffer for protection;

  2.
  Prevent a hostile program from modifying input data or stealing sensitive information;

  3.
  Prevent intention of copy- paste;

  4.
  Friendly user interface; and

  5.
  Specially designed submission interface, to avoid leak of sensitive information

        The e-Channels Card Transaction System, CTS, is a preposition system for a bank's network to connect with settlement networks such as VisaNet, Mastercard and Chinese Union Pay. CTS can be used for card issuing and settlement purposes also.

        The e-Channels Dynamic Password System, DynamicCipher, is a novel system of password verification. DynamicCipher is suitable for all B/S application systems that require password verification, and for industries that require high system security level such as banking and telecommunications.

        The e-Channels MCI Supervision Platform, Saker, is a platform for the supervision of business systems. Saker provides supervision on system resources and running status, real-time allocation and maintenance of system resources and configuration.

        WADP functions as a basic platform, and is suitable for developing and operating all types of transaction systems. WADP is equipped with a transaction framework suitable for all B/S systems, highly abstracted transaction models, developing standards and modes and highly efficient service modules.

        e-Channels also has two patent applications filed with State Intellectual Property Office of the Peoples Republic of China. One is a kind of dynamic password method and system with encryption (Patent application number: 200510069255.4) and the second is a kind of dynamic password method and system based on mobile communication terminals (Patent application number: 200510073434.5).

        The market for the company's products and services is characterized by rapid technological change and the need of PRC banks to upgrade their technology to come in line with international accords. Therefore the life cycles of the company's products are difficult to estimate.

Suppliers

        Both e-Channels and Sihitech work with the leading global hardware vendors such as IBM, HP, Sun and Intel for servers; Cisco, Nortel and Huawei for network equipments and Oracle, Microsoft and BEA for software. Neither company is dependant on any single supplier and the companies believe that there are numerous and adequate alternatives for the supplies that they acquired from the aforementioned sources for system integration projects. Additionally, particularly in the software areas, internal product development has reduced the need for using third parties' products.

Competition

        The IT solution market for China's banking industry can be characterized by intense competition and rapid technological change. Both Sihitech and e-Channels face direct competition from software solutions providers locally and internationally, whose products and services are specifically targeted at the banking and finance industry.

        Sihitech and e-Channels face competition from international global IT consulting companies such as IBM, Accenture, and Bearing Point. The high-end market of IT consulting for the Chinese banking sector is in the early stages of its development and at the high-end of the market, these global companies have a very strong presence. In the future, Sihitech and e-Channels believe that they will be able to compete in the high-end of the IT consulting and solutions market for banking as its experience grows. Moreover, post acquisition, the combined company believes that it will be able to offer competitive total IT solutions at lower cost than previously offered and competitors' prices due to its scale of economy. Because the current bidding process is an open access system where each bidder is able to see the bids of others after the contract is awarded, as they are able to see ours, we are able to see the bids of other persons. Therefore, competitors pricing is transparent to us.

        A principal potential competitor for web banking solutions is Digital China Holdings Ltd. Digital China is listed on the Hong Kong Stock Exchange and is the largest IT product distributor in China. It is also a significant IT service provider but the company is not focused on the financial industry. Nevertheless, in the future, Digital China may become a more serious competitor since the company has publicly announced a corporate goal to expand high-end IT consulting services to the financial institution segment.

        Client Server International Inc., a United States registered company, mainly operating in the PRC, is also a competitor in the web banking segment. Its focus is on providing cheaper web banking solutions for smaller and middle tier banks so direct competition is limited unless Yucheng moves into the Tier III banks. In addition, management believes that another group of competitors is the banks' internal IT departments which may be capable of creating in-house solutions.

        For system integration, the management team believes other local competitors include:

  a)
  Global Info Tech, a company which focuses mainly on providing integrated IT services to state owned enterprises, foreign investment enterprises and companies in the financial, insurance, securities and telecommunications industries.

  b)
  Hi Sun Technology Holdings Ltd, a company providing IT consulting and services to the banking and finance industry in the PRC.

  c)
  Beijing Advanced Digital Technology Co., Ltd is a member of the Hongchang Group (which is listed on the Hong Kong Stock Exchange) and its operations lie mainly in the provision of computer software and system integration services to Chinese banks.

  d)
  Gaoweida Group focuses mainly on providing integrated IT services to state-owned enterprises, foreign investment enterprises as well as companies in the finance, insurance, securities and telecommunications industries.

  e)
  Talent Technology Co., Ltd provides IT services to companies in the banking, securities, transport, postal, telecommunications, electricity, government and education industries.

  f)
  Nantian Electronics Information Co., Ltd is a system integration services provider.

  g)
  Beijing Pansky Science and Technology Group's business focus lies in providing IT services to state-owned enterprises and companies in the banking and finance and telecommunications industries.

  h)
  Vanda System & Communications Holdings Limited is listed on the Hong Kong Stock Exchange and its operations are mainly in the Asian region. It provides IT services mainly to PRC banks and has recently restructured their operations.

        In addition to the competitors listed above, there are many smaller providers of system integration services to Chinese banks. Most of these providers are small to middle sized companies, and most of them only focus on narrowly specified system integration solutions. Management believes that many of these companies are not going to be successful in the long term as margins continue to be compressed and banks are moving toward consolidating their vendor relationships to fewer strategic ones.

        Although there are a number of companies that consult to the banking segment, most of them are small and middle sized companies that offer limited services and have limited capabilities, particularly in the banking segment.

        Sihitech and e-Channels competes in a number of different ways. Sihitech and e-Channels believe that as a combined company, it will be able to compete successfully on the basis of strong account management, client recognition, its high quality customer services and its ability to offer one-stop IT solutions. They also plan to compete by offering services and products and fee structures for those services and products in a manner designed to establish long term relationships and recurring revenues through ongoing usage by end-users. They also compete on the basis of its strong management and the skills of its staff in establishing solid business relationships and competence. As a combined company, with a stronger capital position, it could be able to compete more aggressively on the basis of pricing and expanded or enhanced services and products.

Regulatory Matters

        The businesses of Sihitech and e-Channels are not regulated. The PRC has not published any laws and regulations governing the standards that have to be met to supply solutions or infrastructure to state-owned or other commercial banks. Over time, Sihitech and e-Channels expect that aspects of its business may become directly or indirectly affected by changes in PRC banking regulatory policies promulgated by the China Banking Regulatory Commission, laws and regulations, such as those affecting the extent to which it can engage in specific businesses, as well as changes in other governmental policies. Notwithstanding the foregoing, certain banks in China have promulgated internal regulations with respect to computer information security, and/or technology in general, but such information is not available in public domain. If and when the companies have contracts with these entities, they are made known to them and they comply with them in the provision of products and services. To date, neither the companies have encountered any problems in meeting these internal regulations by is customers.

        To some extent, the products and services of Sihitech and e-Channels will be affected by the Basel Capital Accords relating to international banking, and therefore internal banking practices of the PRC. The Basel Capital Accord, or Basel I, was introduced by the Basel Committee on Banking Supervision, or Basel Committee, in 1988. Since 1999, the Basel Committee has issued certain proposals for a New Capital Adequacy Framework, or Basel II, to replace Basel I. Basel II will be available for implementation in its entirety as of the end of 2007. Basel I was not adopted in the PRC and is not legally binding on PRC banks. However, the China Banking Regulatory Commission has issued various new capital guidelines by making reference to Basel I. Therefore, it is likely that the CBRC may further introduce Basel II into China by revising existing regulations or issuing new regulations in the future. If as a result of such introduction PRC banks are required to observe stricter standards, they may need, among other things more sophisticated information technology to serve their operations and this may bring new business opportunities to the company.

        The PRC, during the last five years, has developed a more comprehensive body of laws to protect intellectual property rights within the country. This, in part, has been prompted by China's commitment for entry into the WTO. In July 2000 a comprehensive patent law was adopted. In October 2000 a comprehensive copyright law was adopted. In January 2002, there was adopted a law on the regulation of computer software protection. Also, in 2002, the Ministry of Information Industry developed an administration rule on Internet domain names. As these laws are developed and enforced, they will have impact on the property rights of Sihitech and e-Channels to add protection for those items registered and facilitate enforcement of rights.

Product Liability

        e-Channels' product lines are channel-oriented, and therefore do not deal with the back-end data of a customer. Sihitech also does not deal with customers' back-end data. Consequently, the ultimate responsibility of data integrity and recovery issues lies with the customers. Therefore, there is little risk of liability arising from the integration of data and the manipulation thereof and overall data integrity. E-Channels and Sihitech also routinely enter into confidentiality agreements whereby they agree to respect the confidentiality of any customer data that should be revealed to them during the course of providing services.

        There may be some potential liability to Sihitech arising from the provision of systems maintenance contracts from time to time. The liability would arise from unanticipated down-time of a system that is related to the work of Sihitech. Often these amount are quantified in the contract in the nature of liquidated damages. Sihitech has one contract that could result in such penalties being due at the rate of RMB 280,000 per day, but Sihitech does not believe that the likelihood of system disruption is high. Sihitech and e-Channels could be liable for the failure to provide products and services that meet the requirements of its clients. In some areas of the products and services provided, the clients are relying on the expertise of Sihitech and e-Channels the failure of which could have consequential damages to the client. The companies attempt to protect themselves through contractual limitations in the client engagements, and in the future will seek insurance for such events as such insurance becomes more readily available in the PRC market and the potential for claims increases in response to the growth of their businesses. Notwithstanding the contractual limitations, the companies may face breach of contract and product liability claims.

Research and Development

        The market for the company's products and services is characterized by rapid technological change and the need of PRC banks to upgrade their technology to come into line with international accords. Therefore, the life cycles of the companies' products are difficult to estimate. The future success of the companies will depend on their ability to enhance on a timely basis its current products, develop and introduce new products that keep pace with technological developments, client needs and emerging industry standards and address the increasingly complex and sophisticated environment in which the products have to work.

        Both Sihitech and e-Channels engage in research and development work to develop new features and functionalities on the existing products and platform and bring the implemented solutions to modulized and robust product lines. Through research and development work, Sihitech and e-Channels plan to stay at the leading edge of IT solution providing to Chinese banking industry. According to US GAAP, research and development-related expenses can only be capitalized after the technological feasibility point is reached. So, the amounts shown on the R&D expense line of the audited income statement indicates only those R&D expenditures non-qualified for capitalization. In addition with capitalized R&D expenditures, Sihitech and e-Channels incur substantial R&D-related costs. The following table sets out the R&D expense amount shown on the income statement:

        Expenditure on R&D for the last three years is the following:

R&D Expenditure	2005	2005	2004	2003
	(USD)	(RMB)	(RMB)	(RMB)
Sihitech	43,625	352,059	694,653	234,200
e-Channels	247,513	1,997,477	721,624	576,903

Total	291,138	2,349,536	1,416,277	811,103

        For the calendar year 2006, Sihitech expects to spend over US $100,000 on research and development and product development and e-Channels expects to spend US $250,000 on research and development and product development, respectively, in addition to research and development expenditures to be capitalized. At June 30, 2006, Sihitech had expenses of US $99,543 and e-Channels had expenses of US $174,567 for research and development and product development. The companies expect that their expenditures for the 2006 fiscal year to be sufficient to meet their research and development requirements.

Employees

        As of December 31, 2005, on a combined basis, Sihitech and e-Channels had approximately 390 full-time employees. None of the employees is known by the companies to be represented by a collective bargaining agreement and either Sihitech or e-Channels has never experienced a strike or similar work stoppage. Each of the companies considers its relations with its employees to be good.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF SIHITECH

Overview

  Business

        Sihitech and its subsidiaries (the "Sihitech Group") currently provide a comprehensive suite of IT solutions and services to the banking industry in China. As Chinese banks are getting more sophisticated in terms of information technology adoption and utilization, Sihitech continues to migrate its business focus from traditional system integration services to high-growth IT consulting and maintenance services.

        Sihitech is a limited liability company established in Beijing, under the law of the People's Republic of China on June 16, 1999. On December 31, 2005, Sihitech had four majority-owned subsidiaries, which are Beijing Sihitech Software Co., Ltd., Shanghai Sihitech Technology Co., Ltd., Beijing Sihitech Information Consulting Co., Ltd., and Guangzhou Sihitech Technology Co, Ltd., in which it holds an 80% equity interest in each, and a wholly-owned subsidiary of Shanghai Sihitech Software Co., Ltd. established in May 2005. Prior to 2003, the Company only held a 50% equity interest in Guangzhou Sihitech Software Co, Ltd. Sihitech also has three affiliated companies, which are Beijing Hengli Plastic Machinery Co., Ltd, Shanghai Sihitech Sanjian Technology Co., Ltd. and Beijing Sihitech Shuyi Technology Co., Ltd., of which Sihitech holds an equity interest of 50%, 50% and 35%, respectively.

        Prior to January 1, 2006, the Corporation Act of the PRC required that any limited liability company needs to be formed by at least two parties. With respect to the Sihitech subsidiaries, they were all incorporated with similar shareholding structure of Beijing Sihitech owning 80% and a minority shareholder owning 20%. As of December 31, 2005, the minority shareholders are as the following:

        Beijing Sihitech Software Co., Ltd., Ms. Yanmei Wang: 8%, Ms. Hong Wu: 12%;

        Shanghai Sihitech Technology Co., Ltd., Mr. Weidong Hong: 20%

        Beijing Sihitech Information Consulting Co., Ltd., Mr. Zhifeng Wang: 20%

        Guangzhou Sihitech Technology Co., Ltd., Mr. Weidong Hong: 20%

        The above minority shareholders have all signed agreements with and issued powers of attorney to Beijing Sihitech Technology Co., Ltd. authorizing Beijing Sihitech to perform all of their shareholder rights, including but not limited to voting, nomination and selection of directors and supervisors, making decisions on operations and management, beneficiary right and shares assignment or pledge. Beijing Sihitech shall enjoy the rights of the minority shareholders and bear the civil liabilities and obligations thereof. The powers of attorney issued by the above minority shareholders continue during the period of existence of these subsidiaries. Therefore, from the accounting reporting perspective, all above majority-owned subsidiaries are consolidated and reported as wholly owned subsidiaries in 2005. Therefore, they may not be enforceable. In that case, the minority shareholders may be able to assert their control rights as to the equity interests in the minority companies. In that case, the accounting will have to be changed to treat the companies as majority owned companies.

  Business Trends Potentially Affecting Sihitech

        The Chinese banking industry is undergoing substantive expansion and change as a result of the rapid growth in the Chinese economy. Therefore, the domestic banks are experiencing a need for IT services and solutions which are viewed as increasingly critical to meet their growth and business objectives.

        The PRC's accession as a member of the WTO in December 2001 was a catalyst for the opening up of the domestic banking and financial services industry to foreign participation and exposure to substantive competition. This is a gradual process that will include, amongst other things, permitting foreign financial institutions to eventually provide a full range of financial services in both foreign currency as well as RMB in China to both individuals and corporate entities. Management believes that the liberalization of the banking and financial services industry in the PRC will enable foreign banks to compete on the same level as domestic banks and financial institutions in the future and that protectionist measures previously afforded to domestic banks and financial institutions will gradually be removed.

        Under this change to the Chinese banking industry, management expects domestic banks and financial institutions to take the necessary steps to position themselves to compete with a larger pool of financial institutions. In order to meet the anticipated challenges presented by foreign banks and financial institutions, management believes that the domestic banks must be able to offer their customers a greater range of financial products and services that is in line with international standards and which are comparable to those offered by the foreign financial institutions in terms of the breadth of services and the level of service quality. Management believes that the PRC banks will need to undertake significant IT infrastructure revisions and enhancements to ensure that they are able to compete in the new competitive environment. There is an increased need by PRC banks and financial institutions to re-engineer their IT infrastructures and channel applications from web-banking to call centers to improve their customer service quality and to have ready access to data on their customers in an efficient manner.

        Chinese tier I banks are also going through an internal reformation to prepare for raising additional investor capital in both the domestic and overseas capital markets. Coupled with compliance requirements under the Basel Accord II agreed to by the Chinese government, management believes that information technology will be heavily relied on to improve bank operating efficiency, risk management and internal controls.

        Another trend is that the financial service industry is gradually being deregulated by the government. As a result, Chinese banks are being allowed to provide additional services to customers, including for example, insurance and brokerage services. This trend to mixed operations for PRC banks will require the brand new IT infrastructure and applications be set up to support the new businesses conducted by the banks.

  Overview of Revenues

        For the six months ended June 30, 2006 and 2005, the Sihitech Group achieved consolidated net income of RMB 14,340,523 (US $1,793,552) and RMB 7,938,921, respectively. The Sihitech Group generated RMB 107,346,438 (US $13,425,689) in total consolidated revenues for the six months ended June 30, 2006, compared to RMB 83,880,923 for the six months ended June 30, 2005. System integration services represented 61.9% of total consolidated revenue, with IT consulting and maintenance services contributing 29.7% and 8.3% of the consolidated revenue, respectively for the six months ended June 30, 2006. System integration services contributed 26% of the consolidated gross profit for the six months ended June 30, 2006, while IT consulting and maintenance contributed the remaining 74%.

        For the years ended December 31, 2005, 2004 and 2003, the Sihitech Group achieved consolidated net income of RMB 14,530,600 (US $1,800,526), RMB 20,580,802 and RMB 8,395,303, respectively. The Sihitech Group generated RMB 177,326,680 (US $21,973,022) in total consolidated revenues in 2005, compared to RMB 244,882,561 in 2004 and RMB 190,020,284 in 2003. System integration services represented 67% of total consolidated revenue, with IT consulting and maintenance services contributing 26% and 7% of the consolidated revenue, respectively in 2005. System integration services contributed 25.7% of the consolidated gross profit in 2005, while IT consulting and maintenance contributed the remaining 74.3%. This reflects both the result of management focus to grow high-growth and high-margin non-SI business over the years and flat sales in system integration for the year.

  Controls and Procedures Issues

        The Sihitech Group experienced internal accounting control deficiencies including: (1) lack of sufficient personnel with significant U.S. GAAP reporting experience necessary to identify and resolve certain complex U.S. GAAP matters in a timely manner, and (2) deficiencies in the sales contract review process, including appropriate processes to ensure appropriate accounting for revenue recognition, and consideration of matters such as payment terms, risk and ownership transfer, post-contract customer support, warranty costs and related deferred cost accounting in accordance with U.S. GAAP. In connection with the audit work of the financial statements for 2003 and 2004, the independent auditor identified a number of reportable conditions concerning the internal accounting controls and the related adjustments were made to the company's financial statements. The financial statement adjustments identified by the independent auditors included primarily revenue recognition adjustments, reclassification entries between different revenue streams and cost of revenue, and reclassification and adjustment of expenses. The aforementioned correcting reclassification entries and adjustments have been reflected in the consolidated financial statements included in this registration statement. Management believes these financial statements after these adjusting entries fairly present in all material respects the financial position and results of company operations. The control deficiencies continued to exist in 2005, and the new independent registered public accounting firm in connection with the audit of the consolidated financial statements for the year ended December 31, 2005, reported to the Company these deficiencies. These internal accounting control deficiencies have existed since Sihitech was established due to the nature of being a private company in the PRC and traditional resource control in the finance function. To address the immediate concerns of our internal control deficiencies identified, the Sihitech Group has already taken the following actions: (1) a formal sales contract review process to assess and record revenue according to U.S. GAAP has been put in place; (2) a Financial Controller with significant U.S. GAAP reporting experiences has been hired; and (3) accounting internal control procedures are being streamlining to improve controls on daily accounting operations and will be completed by the end of January 2007. To comply with the Sarbanes-Oxley Act required for United States public companies, the Sihitech Group has set up an Internal Control Department, which will start a company-wide project at the beginning of 2007 to overhaul the Sihitech Group's internal control system, from the control environment to control activities and monitoring. The goal of this project is to bring the internal control standard of the Sihitech Group up to the compliance level of the Sarbanes-Oxley Act for the reporting year of 2007.

Critical Accounting Policies

        The discussion and analysis of the Sihitech Group's financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. ("US GAAP"). The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

        Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions.

Management has described below what it believes are the Sihitech Group's most critical accounting policies that involve a high degree of judgment and the methods of their application.

  Revenue recognition

        As more fully described in Note 2(k) to the consolidated financial statements, the Sihitech Group generates revenues primarily from system integration, software development, IT consulting, maintenance and support, and agency services. Generally speaking, the Sihitech Group recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price is fixed and determinable, and collectibility is reasonable assured. Due to our business characteristics of having substantial repeated businesses from a particular customer or branch, it is quite common that the Group has already started the project without the contract signed. Accordingly, the Sihitech Group defers revenue until persuasive evidence of an arrangement exists. Management has a stringent internal approval process in place to mitigate the risks of not being able to receive compensation for the work done without contracts. Due to the high quality of our customers and the customer satisfaction of our service level, the Group has not encountered any losses from this kind of arrangements. For software development and IT consulting contracts requiring significant production, modification, or customization, the Group uses percentage of completion method to recognize revenues. In the case of multiple element arrangements contained in a sales contract, revenue is allocated to the various elements based on vendor-specific objective evidence of fair value, regardless of any separate prices stated within the contract for each element. If sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, all earnings from the arrangement is deferred until the earlier of the point at which such sufficient vendor-specific objective evidence does exist or all elements of the arrangement have been delivered. If the only undelivered element is post-contract customer support ("PCS"), revenue and costs are recognized on a zero margin basis and all earnings are recognized ratably over the PCS period.

        The Sihitech Group generally does not grant a right-of-return to its customers.

  Trade accounts receivable and its collectibility

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Sihitech Group's accounts receivable were RMB 49,282,851 as at December 31, 2004 compared to RMB 55,209,183 as at December 31, 2005, and were RMB 102,655,758 (US $12,839,031) as at June 30, 2006, compared to RMB 31,630,997 as at June 30, 2005. The Group's DSO increased from 51 days for 2004 to 108 days for 2005 and 88 days for the first six months of 2005 to 134 days for the first six months of 2006. These increases are mainly attributable to the headquarters of one of our major customers' changing its internal payment approval process resulting in prolonged payment collection and receipt cycle for the Group. The accounts receivable outstanding balance from this particular customer is different from the largest customer accounts receivable disclosed in the Notes to the audited reports. The amount of accounts receivable outstanding from this one customer was RMB 60,471,331 (US $7,563,076), RMB 33,381,120, and RMB 5,202,292 (US $650,644) as of June 30, 2006, and December 31, 2005 and 2004, respectively. Out of RMB 60,471,331 (US $7,563,076) outstanding as of June 30, 2006, RMB 21,664,636 was still outstanding as of October 30, 2006. Management has assessed this changed client situation and does not expect the DSO trend will continue to increase like this. To better deal with the changed situation at our major customer, management has updated its internal processes and performance appraisal mechanism for the sales force to facilitate and streamline receivable collection practice. The specific actions taken by the management include but are not limited to: accounts receivable work is included as meeting agenda items in the bi-weekly sales meetings; accounts receivable reports are sent to each sales team on a weekly basis; and interests of over-due balances are charged to the sales team for internal sales team performance appraisal purposes. As the majority of our customers are Tier I banks in China, management does not believe there were any accounts receivable collectibility issues as of December 31, 2005 or June 30, 2006. Accordingly, no provision for bad debt expense was recognized for the end ended December 31, 2005, 2004, and 2003 or for the six months ended June 30, 2006 and 2005.

        The customary terms of system integration contracts is normally structured in a way that 30% of the payment is made on signing, 30% of the payment is made on testing and acceptance, 30% of the payment is made three months after delivery and 10% of the payment is made 180 days after the end of the contract. Software development contracts are generally structured in such a way that 30% is paid on signing, 65% is paid on implementation and 5% is paid 6 months after the end of the contract.

        The disruption caused internally by this changing of the internal payment approval process is expected to affect our payment receipt cycle until the second quarter of 2007. This internal process change at this particular bank does not indicate other banks will follow suit. All other Chinese banks are independently managed and operated. Even though Sihitech is legally able to enforce the payment terms with its clients, legal enforcement is realistically limited from a business perspective because of the potential loss of customers and future business.

Impairment of long-lived assets

        The Sihitech Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, management measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair market value of the asset is recognized. The fair market value of the assets is determined by the estimated replacement value. Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the consolidated financial statements.

  Research and development costs

        The Sihitech Group records expenditure incurred as research and development costs prior to technological feasibility point is established and capitalizes expenditures incurred after that point into the cost of intangible assets. Technological feasibility is established through completeness of the working model and its consistency with the product design. As the working model is normally built during the process of project implementation for clients, there are no high risk development issues. Research and development costs only include direct costs associated with software product development, such as payroll, employee benefits, and other direct costs.

  Precontract costs

        Due to the business environment in which the Group operates, it is not uncommon that the Group commences the software development or IT consulting project for its banking clients without commercial contracts being signed. If the contracts are not obtained during the reporting period where implementation costs have been incurred, the Group defers revenue recognition for the related contracts until contracts are obtained. In accordance with SOP 81-1, as modified by SOP 98-5, costs that are incurred for a specific anticipated contract and that will result in no future benefits unless the contract is obtained, including cost of equipment, direct labour costs, and other ancillary costs, are deferred until receipt of the signed contract, and are then included in contract costs or inventory. Such deferred costs, subject to their not being related to costs of start-up activities, are evaluated periodically for probability of recoverability. If deemed unrecoverable, deferred costs are expensed to operating expenses.

Results of Operations

        As described in more details elsewhere in this registration statement, on December 20, 2005, the shareholders of Sihitech agreed to transfer 100% of their ownership interests in Sihitech to Ahead Billion Venture Limited, a company organized under the laws of the BVI ("Sihitech BVI"). China Unistone and its subsidiary, Yucheng, have entered into an agreement dated December 20, 2005 for the acquisition of the shares of Sihitech BVI. The consolidated financial statements of Sihitech and subsidiaries included elsewhere in this registration do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this change in ownership. Consequently, the results and trends described below are not necessarily indicative of the future results and trends on a post-acquisition basis.

  Six Months Ended June 30, 2006 as compared to Six Months Ended June 30, 2005

        Total revenue increased by 28% from RMB 83,880,923 for the six months ended June 30, 2005 to RMB 107,346,438 (US $13,425,689) for the six months ended June 30, 2006. The increase of IT consulting revenue was RMB 11,672,768 (US$1,459,899) from RMB 20,219,221 in 2005 to RMB 31,891,989 (US$ 3,988,692) in 2006, accounting for 50% of the total increase of revenue. The increase of System integration was RMB 6,259,379 (US$782,853) from RMB 60,236,201 in 2005 to 66,495,580 (US$ 8,316,522) in 2006, accounting for 27% of the total increase of revenue. The increase of Maintenance and support was RMB 5,533,368 (US$692,051) from RMB 3,425,501 in 2005 to RMB 8,958,869 (US$1,120,475), accounting for 23% of the total increase of revenue. This reflects the result of management's efforts to migrate from low-margin system integration business to higher-margin IT consulting and maintenance and support service businesses since 2004. Even though system integration business showed significant increase in the first half of 2006 compared with that in 2005, it was still less than that in the same period in 2004. System integration will remain an important component of the combined company's business mix in the foreseeable future because system integration plays an important role in securing and solidifying customer relationships and building awareness of the company's brand and other product and service offerings.

        From the Sihitech Group business perspective, management regards the aggregate of system integration (RMB 64,352,337 in 2006 and RMB 59,510,993 in 2005) and agency fees (RMB 2,143,243 in 2006 and RMB 725,208 in 2005) shown on the consolidated financial statements as the total system integration revenue (RMB 66,495,580 in 2006 and RMB 60,236,201 in 2005). The total system integration revenue increased by 10.4% from RMB 60,236,201 in 2005 to RMB 66,495,580 (US $8,316,522) in 2006. Our system integration business consisted of three segments: servers, network equipment, and storage. The increase of system integration was attributable to the combining effect of the increase of network equipment, the increase of storage, and the decrease of servers. Network equipment increased by RMB 13,079,256 (US$1,635,807) from RMB 291,748 in 2005 to RMB 13,371,004 (US$1,672,295) in 2006, partly due to the increase in the total number of network equipment units sold (12 in 2005 compared to 32 in 2006) and partly due to the increase in average sale price per unit (RMB 24,312 in 2005 compared to 417,844 in 2006). Storage increased by 7.5% or RMB 519,310 (US$64,949) from RMB 6,920,137 in 2005 to RMB 7,439,447 (US$930,443) in 2006 mainly due to the increase in the total number of storage sold (23 in 2005 compared to 31 in 2006). Server business revenue decreased by 13.8% or RMB 7,339,187 (US$917,903) from RMB 53,024,316 in 2005 to RMB 45,685,129 (US$ 5,713,784) in 2006 mainly due to the change in average sale price per unit (RMB 869,251 in 2005 compared to RMB 525,116 in 2006).

        Total IT consulting revenue increased by 57.7% from RMB 20,219,221 in 2005 to RMB 31,891,989 (US $3,988,692) in 2006. As the aggregate of software development and IT consulting lines on Group's consolidated income statement referred to as IT consulting by the nature of the Sihitech Group's business, IT consulting business represents approximately 29.7% of its total revenue in 2006 and 24.1% in 2005 respectively. The Sihitech Group's IT consulting business is comprised of three main sectors: core banking business, banking channel application and banking decision-making application. The increase of the banking channel application business was RMB 6,472,170 (US $809,466) from RMB 3,408,758 in 2005 to RMB 9,880,928 (US $1,235,796) in 2006, accounting for 55.4% of the total increase for this business segment. Chinese banks are investing heavily to improve their channel services through building more call centers and upgrading web-banking application and platforms to attract and retain customers. Channel application business will remain the growth engine for the Sihitech Group's IT consulting business in the foreseeable future. The increase of the banking decision making business was RMB 3,580,921 (US $447,861) from RMB 3,404,984 in 2005 to RMB 6,985,905 (US $873,719) in 2006, accounting for 30.7% of the total increase. The increase of core banking business was RMB 1,619,677 (US $202,571) from RMB 13,405,479 in 2005 to RMB 15,025,156 (US $1,879,178) in 2006, accounting for 13.9% of the total increase.

        Maintenance and support services revenue increased by 161.5% from RMB 3,425,501 in 2005 to RMB 8,958,869 (US $1,120,475) in 2006. This type of revenue currently is generated from the Sihitech Group's banking clients, who outsource the maintenance of their information technology equipment. The increase in maintenance and support services revenue was mainly due to the Sihitech Group's business strategy of developing this high-margin and high-growth business line and the fact that there is an increasing need for IT hardware maintenance services from our banking clients as original manufacture warranty expires. Management believes that the growth rate of maintenance and support service revenue will come down to a more sustainable rate of 20% to 40% year over year for the next few years.

        Total cost of the revenue increased by 29.3% or RMB 17,435,590 (US $2,180,648) from RMB 59,539,963 in 2005 to RMB 76,975,553 (US $9,627,239) in 2006. Cost of revenue for system integration increased by 22.7% or RMB 10,827,067 (US $1,354,128) from RMB 47,774,247 in 2005 to RMB 58,601,314 (US $7,329,195) in 2006. The higher growth rate of cost of revenue than that of system integration revenue is mainly due to increased competition and general trend of squeezed profit margin in this line of business. Cost of revenue for IT consulting increased by 30.7% or RMB 3,292,338 (US $411,769) from RMB 10,736,699 in 2005 to RMB 14,029,037 (US $1,754,595) in 2006. The lower growth rate of cost of revenue than that of IT consulting revenue is mainly due to successfully obtaining some follow on projects with higher profit margin. The increase in cost was attributable to the combining effect of the increase of salaries & benefits and outsource related cost, and the decrease of the other expenses. Salaries & benefits increased by RMB 869,280 (US $108,719), accounting for 26% of IT consulting cost increase. The outsource related cost of RMB increased by RMB 2,602,800 (US $325,529) in 2006, accounting for 79% of the total IT consulting cost increase. The other expenses decreased by RMB 472,030 (US$ 59,036)

        As a percentage of the total revenue, the overall gross margin was 28.3% for the six months ended June 30, 2006, as compared to 29% for the six months ended June 30, 2005. The gross margin decrease is partly due to the decrease of gross margin in system integration (21% in 2005 compared to 12% in 2006), and partly to the decrease of gross margin in maintenance and support (70% in 2005 to 51% in 2006). The IT consulting segment's contribution to company overall gross margin increased from 39% in 2005 to 58.8% in 2006. The lower margin business of system integration contribution decreased from 51.2% in 2005 to 26% in 2006. This significant change in contribution to company overall gross margin is a result of both management's focus to develop high-margin non-SI businesses and continued trend of squeezed profit margin in system integration business.

        Selling and marketing expenses increased by 2.7% from RMB 6,410,045 in 2005 to RMB 6,581,408 (US $823,129) in 2006. In 2006, approximately RMB 3.6 million (US $0.44million) was spent on salary & benefits, RMB 1.12million (US $0.14. million) was spent on entertainment and RMB 0.78 million (US $0.097 million) was for traveling & transportation.

        General and administrative expenses decreased by 3.6% to RMB 7,064,925 (US $883,602) in 2006 from RMB 7,331,350 in 2005. Of the RMB 7.1 million (US $0.88 million) in 2006, approximately RMB 3.28 million (US $0.41 million) was for salaries & benefits, RMB 1.27 million (US $0.16 million) was for rent, RMB 0.64 million (US $0.08 million) related to depreciation & amortization and RMB 0.16 million (US $0.02 million) was for entertainment. The decrease is primarily due to the efficient cost control in 2006.

        Research and development expenses increased by 67.1% to RMB 795,908 (US $99,543) in 2006 from RMB 476,345 in 2005. The increase is mainly due to less R&D expenditure capitalized as intangible assets as R&D projects process were still underway as of June 30, 2006. These amounts do not reflect the total picture of the Sihitech Group's research and development activities, as R&D expense is only the portion expensed for costs incurred prior to establishing technological feasibility for the development of marketable computer software according to US GAAP. A significant portion of the related R&D expenditure was capitalized as intangible assets and is being amortized into net earnings. The total research and development expenditure was RMB 984,286 (US $123,103) in 2006 as compared to RMB 1,328,810 in 2005. The decrease in the total R&D expenditure is mainly due to less number of R&D projects for the first half of 2006.

        Interest income decreased to RMB 59,524 (US $7,445) in 2006 from RMB 63,350 in 2005. The decrease of interest income is primarily due to the decrease in the average cash balances deposited in the bank.

        Interest expense decreased slightly to RMB 367,938 (US $46,018) in 2006 from RMB 372,546 in 2005. This was mainly due to the decrease of working capital loans from the bank outstanding during the period.

        Subsidies and tax refund were RMB 930,932 (US $116,431) in 2006 compared to RMB 627,387 in 2005, mainly due to income tax refund for Shanghai Sihitech Software Co., Ltd. for its newly obtained tax holiday status.

        The minority shareholders of Shanghai Sihitech Technology Co., Ltd. and Guangzhou Sihitech Technology Co., Ltd. transferred their ownership to Mr. Weidong Hong in exchange for a portion of his ownership interest in the Beijing Sihitech Technology Co., Ltd. Mr. Weidong Hong agreed to waive his rights to his respective share of any dividends or equity in any subsequent income or losses and any gains or losses upon liquidation of the net assets of these subsidiaries. The effective date of such transfer and waiver of right is January 1, 2005 and the agreement to waive rights remains effective throughout the life of the respective companies.

        Income tax expense increased to RMB 2,134,681 (US $266,982) in 2006 from RMB 1,936,811 in 2005. The Sihitech Group's effective income tax rate was 13% in 2006 compared with 19.6% in 2005, mainly because Shanghai Sihitech Software Co, Ltd. tax holiday was approved in 2006 and the group's effective tax planning of utilizing this tax holiday to the greater extent.

        Net income increased by 80.6% to RMB 14,340,521 (US $1,793,552) in 2006 as compared to RMB 7,938,921 in 2005, for reasons described above.

  Year Ended December 31, 2005 as compared to year Ended December 31, 2004

        Total revenue decreased by 27.6% from RMB 244,882,561 for the year ended December 31, 2004 to RMB 177,326,680 (US $21,973,022) for the year ended December 31, 2005, due to the decrease of system integration revenue. The year of 2005, was a transitional year for Sihitech Group where the company was accelerating the migration from low-margin system integration business to higher-margin

IT consulting and maintenance and support service businesses. Management believes this transitional period will be completed in the second half of 2006. System integration will remain an important component of the combined company's business mix in the foreseeable future because system integration plays an important role in securing and solidifying customer relationships and building awareness of the company's brand and other product and service offerings.

        From the Sihitech Group business perspective, management regards the aggregate of system integration (RMB 116,219,840 in 2005 and RMB 199,832,437 in 2004) and agency fees (RMB 2,486,624 in 2005 and RMB 6,324,038 in 2004) shown on the consolidated financial statements as the total system integration revenue (RMB 118,706,464 in 2005 and RMB 206,156,475 in 2004). The total system integration revenue decreased by 42.4% from RMB 206,156,475 in 2004 to RMB 118,706,464 (US $14,709,235) in 2005. Our system integration business consisted of three segments: servers, network equipment, and storage. Approximately 93% of the decrease in system integration came from the decline in the server segment. Server sales decreased from RMB 177,913,314 in 2004 to RMB 96,442,913 (US $11,950,499) in 2005 mainly due to the decrease in the total number of server units sold (210 in 2004 compared to 146 in 2005) and partly due to the change in average sale price per unit that decreased from RMB 847,206 per unit in 2004 to RMB 660,568 (US $81,853) per unit in 2005. Sales of storage also decreased from RMB 18,150,127 in 2004 to RMB 13,765,941 (US $1,705,774) in 2005, partly due to the decreased average sales price which fell from RMB 270,897 in 2004 to RMB 264,730 (US $32,803) in 2005, and partly due to the decrease in the total number of storage sold from 67 in 2004 to 52 in 2005. Sales of network equipment also decreased from RMB 10,093,035 in 2004 to RMB 8,497,610 (US $1,052,962) in 2005. The decrease in network equipment sales was attributable to the combining effect of decline in the number of units sold from 317 in 2004 to 175 in 2005 and increase of average sales price per unit.

        Total IT consulting revenue increased by 27.4% from RMB 36,240,785 in 2004 to RMB 46,156,187 (US $5,719,336) in 2005. As the aggregate of software development and IT consulting lines on Group's consolidated income statement referred to as IT consulting by the nature of the Sihitech Group's business, IT consulting business represents approximately 26% of its total revenue in 2005 and 14.8% in 2004 respectively. 75.4% of IT consulting revenue increase came from banking channel application business, which is mainly consisted of our proprietary solutions of Call Center and web-banking business. Chinese banks are investing heavily to improve their channel services through building more call centers and upgrading web-banking application and platforms to attract and retain customers. Channel application business will remain the growth engine for the Sihitech Group's IT consulting business in the foreseeable future. The Sihitech Group's IT consulting business is comprised of three main sectors: core banking business, banking channel application and banking decision-making application. The increase of the banking channel application business was RMB 7,480,604 (US $926,942) from RMB 4,569,021 in 2004 to RMB 12,049,625 (US $1,493,101) in 2005, accounting for 75.4% of the total increase for this business segment. The increase of the banking decision making business was RMB 1,811,653 (US $224,487) from RMB 4,841,437 in 2004 to RMB 6,653,090 (US $824,402) in 2005, accounting for 18.3% of the total increase. The increase of core banking business was RMB 623,145 (US $77,216) from RMB 26,830,327 in 2004 to RMB 27,453,472 (US $3,401,833) in 2005, accounting for 6.3% of the total increase.

        Maintenance and support services revenue increased by 401.5% from RMB 2,485,301 in 2004 to RMB 12,464,029 (US $1,544,451) in 2005. This type of revenue currently is generated from the Sihitech Group's banking clients, who outsource the maintenance of their information technology equipment. The increase in maintenance and support services revenue was mainly due to the Sihitech Group's business strategy of developing this high-margin and high-growth business line and the fact that there is an increasing need for IT hardware maintenance services from our banking clients as original manufacture warranty expires. Management believes that maintenance and support service revenue will grow at a more reasonable rate of 20% to 40% year over year for the next few years.

        Total cost of the revenue decreased by 30.8% or RMB 59,176,036 (US $7,332,660) from RMB 192,260,949 in 2004 to RMB 133,084,913 (US $16,490,906) in 2005. Cost of revenue for system integration decreased by 39.3% or RMB 69,490,118 (US $8,610,706) from RMB 176,817,463 in 2004 to RMB 107,327,345 (US $13,299,217) in 2005. The decrease is roughly in line with the revenue decrease of system integration. Cost of revenue for IT consulting increased by 54.7% or RMB 8,254,395 (US $1,022,824) from RMB 15,078,744 in 2004 to RMB 23,333,139 (US $2,891,272) in 2005. The higher growth rate of cost of revenue than that of IT consulting revenue is mainly due to Sihitech Group's undertaking some projects with lower gross margin during the year to secure subsequent follow on projects with higher margin in the future. Approximately 15% of IT consulting projects implemented in 2005 is considered low gross margin projects. The cost of revenue for IT consulting is mainly comprised of the Sihitech Group's IT consultants' salary & benefits, traveling expenses, communication expenses, and other expenses directly associated with customer project implementation costs. Salaries & benefits increased by RMB 4,995,921 (US $619,058), accounting for 60.5% of IT consulting cost increase. IT consulting cost also includes the outsource related cost of RMB 3,233,885 (US $400,791) in 2005, which does not exist in the previous period, accounting for 39% of the total IT consulting cost increase.

        As a percentage of the total revenue, the overall gross margin was 24.9% for the year ended December 31, 2005, as compared to 21.5% for the year ended December 31, 2004. The gross margin increase is mainly due to greater gross margin contribution by higher margin non-system integration businesses. The IT consulting segment's contribution to company overall gross margin increased from 40.2% in 2004 to 51.6% in 2005. The lower margin business of system integration contribution to overall gross margin decreased from 55.8% in 2004 to 25.7% in 2005.

        Selling and marketing expenses decreased by 22.6% from RMB 14,452,765 in 2004 to RMB 11,180,831 (US $1,385,446) in 2005. In 2005, approximately RMB 8.2 million (US $1million) was spent on salary & benefits, RMB 2 million (US $0.25 million) was for traveling & transportation and RMB 0.38 million (US $0.05 million) was spent on telecommunications. In 2004, approximately RMB 8.48 million was spent on salary & benefits, RMB 3.08 for traveling & transportation and RMB 0.34 million was for telecommunications. The decrease is primarily due to the efficient cost control in 2005.

        General and administrative expenses increased by 1.3% to RMB 14,920,621 (US $1,848,854) in 2005 from RMB 14,731,663 in 2004. Of the RMB 14.9 million (US $1.85 million) in 2005, approximately RMB 7.35 million (US $0.91 million) was for salaries & benefits, RMB 2.73 million (US $0.34 million) was for rent, RMB 1.56 million (US $0.19 million) related to depreciation & amortization and RMB 0.5 million (US $0.06 million) was for transportation. The increase is in line with the expansion of the business scope.

        Research and development expenses decreased by 49.3% to RMB 352,059 (US $43,625) in 2005 from RMB 694,653 in 2004. These amounts do not reflect the total picture of the Sihitech Group's research and development activities, as R&D expense is only the portion expensed for costs incurred prior to establishing technological feasibility for the development of marketable computer software and computer software for internal use according to US GAAP. The majority of the related R&D expenditure was capitalized as intangible assets and is being amortized into net earnings. The total research and development expenditure was RMB 2,460,630 (US $304,903) in 2005 as compared to RMB 2,268,120 in 2004. As the business focus is constantly moving from the traditional system integration to software development, the Sihitech Group expects to devote more resources to research and development; thus, management expects the trend in increasing R&D expenditures to continue year over year.

        Interest income decreased to RMB 141,680 (US $17,556) in 2005 from RMB 156,850 in 2004. The decrease of interest income is primarily due to the decrease in the average cash balances deposited in the bank.

        Interest expense increased to RMB 617,684 (US $76,539) in 2005 from RMB 224,483 in 2004. This was mainly due to additional working capital loans from the bank outstanding during the period.

        Subsidies and tax refund were RMB 1,008,273 (US $124,937) in 2005 compared to RMB 309,419 in 2004. This increase is mainly due to the increase of V.A.T refund for software products sold.

        Equity in income (losses) of affiliates, net was RMB 758,609 (US $94,001) in 2005 compared to RMB 444,898 in 2004. On December 12, 2005, all of the owners of Shuyi (an affiliate of the Sihitech) have agreed to transfer their ownership interests in Shuyi to other individuals. Sihitech's investment in Shuyi will be transferred to Ms. Hong Wu at some point in the future. The amount of consideration to be received by the Company, if any, has not yet been determined. Further, management of Sihitech has decided to dispose of its ownership interests in its other affiliates in order to optimize the Sihitech Group's capital structure. These dispositions are expected to be completed in 2006. Management of the Sihitech Group does not expect that the disposal of its investments in these affiliates will result in significant gain or loss upon disposition.

        The minority shareholders of Shanghai Sihitech Technology Co., Ltd. and Guangzhou Sihitech Technology Co., Ltd. transferred their ownership to Mr. Weidong Hong in exchange for a portion of his ownership interest in the Beijing Sihitech Technology Co., Ltd. Mr. Weidong Hong agreed to waive his rights to his respective share of any dividends or equity in any subsequent income or losses and any gains or losses upon liquidation of the net assets of these subsidiaries. Minority interests was nil in 2005 compared with RMB 260,550 in 2004.

        Income tax expense increased to RMB 3,463,029 (US $429,113) in 2005 from RMB 1,809,691 in 2004. Our effective income tax rate was 19.2% in 2005 and 8.1% in 2004. The main reason for the increase in the effective tax rate is the combined factors of expiry of tax holidays of Beijing Sihitech Software Co., Ltd. resulting in an increase tax rate at 7.5% in 2005 from zero tax rate in 2004 and newly incorporated Shanghai Sihitech Software Co., Ltd. tax holiday not being approved yet in 2005 resulting in a 7.5% tax rate for the year. If Sihitech and its subsidiaries had not had tax holidays and reduced favorable rates, income tax expense would have been RMB 3,874,188 (US$480,061) in 2005 and RMB 3,962,503 in 2004. As Shanghai Software Co., Ltd. has already been granted preferred tax status in 2006, management expects the effective tax rate will remain steady or go down slightly for 2006.

        Net income decreased by 29.4% to RMB 14,530,600 (US $1,800,526) in 2005 as compared to RMB 20,580,802 in 2004, for reasons described above.

  Year Ended December 31, 2004 Compared To Year Ended December 31, 2003

        Total consolidated revenue increased by 28.9% from RMB 190,020,284 in 2003 to RMB 244,882,561 in 2004. Approximately 70% of the revenue increase of RMB 54,862,277 was generated from system integration business. The remaining revenue increase was generated by IT consulting and maintenance services.

        System integration revenue consisted of system integration and agency fees and license fees, which increased by 23.1% from RMB 167,459,338 in 2003 to RMB 206,156,475 in 2004. The Sihitech Group's system integration business consisted of three segments: servers, network equipment, and storage. The majority of the increase in system integration came from our growth in the server segment. Server sales increased from RMB 117,501,451 in 2003 to RMB 177,913,314 in 2004 partly due to the increase in the total number of server units sold (166 in 2003 compared to 210 in 2004) and partly due to the change in average sale price per unit which increased from RMB 707,840 per unit in 2003 to RMB 847,206 per unit in 2004. Sales of storage also increased from RMB 12,700,537 in 2003 to RMB 18,150,127 in 2004 mainly due to the increased number of storage sold (28 in 2003 and 67 in 2004). The increase in server and storage revenue was partially offset by a decrease in revenue from network equipment from

RMB 37,257,350 in 2003 to RMB 10,093,035 in 2004. The decrease in network equipment revenue was attributable to a decrease in the number of units sold which fell from 478 in 2003 to 317 in 2004 and the decrease in the average sales price per unit from RMB 77,944 in 2003 to RMB 31,839 in 2004.

        The aggregate amount of revenue for software development and IT consulting reported in the Sihitech Group's consolidated financial statements is the total revenue for its IT consulting segment. The total IT consulting revenue increased by 79.4% (RMB 16,043,095) from RMB 20,197,690 in 2003 to RMB 36,240,785 in 2004. The Sihitech Group's IT consulting is comprised of three main sectors: core banking business, banking channel application and banking decision-making application. The core banking business increased by RMB 15,673,058 from RMB 11,157,269 in 2003 to RMB 26,830,327 in 2004 which accounts for substantially all of the increase in IT consulting revenue. The RMB 287,019 increase in the banking channel application business from RMB 4,282,002 in 2003 to RMB 4,569,021 in 2004, accounts for approximately 2% of the total IT consulting revenue increase. However, in anticipation of the merger among the Sihitech Group, China Unistone and e-Channels, the channel application business is expected to be a focal point for growth in the next few years. The increase in the banking decision-making business was RMB 83,018 from RMB 4,758,419 in 2003 to RMB 4,841,437 in 2004.

        Maintenance and support service revenue increased by 5% from RMB 2,363,256 in 2003 to RMB 2,485,301 in 2004. This revenue currently is generated from the Sihitech Group's banking clients, who outsource their maintenance of information technology equipment.

        Total consolidated cost of the revenue increased by 24.2% or RMB 37,422,170 from RMB 154,838,779 in 2003 to RMB 192,260,949 in 2004. Cost of revenue for system integration increased by 24% or RMB 34,195,220 from 2003 to 2004; accounting for approximately 91% of the total cost of revenue increase. The increase is roughly in line with the revenue increase of system integration, but reflects a slight decrease in gross margin in this segment. Cost of revenue for IT consulting increased by 26.3% or RMB 3,135,370 from RMB 11,943,374 in 2003 to RMB 15,078,744 in 2004, and represents approximately 8% of the total cost of revenue increase. The cost of revenue for IT consulting is mainly comprised of the Sihitech Group's IT consultants' salaries & benefits, traveling expenses, communication expenses, and other expenses directly associated with project implementation costs for our clients. Salaries & benefits increased by RMB 1,444,094 accounting for 46% of IT consulting cost increase. The increase is mainly due to the increased number of consultants from 115 in 2003 to 194 in 2004. Traveling expenses increased by RMB 1,407,188, representing 45% of the total IT consulting cost increase.

        As a percentage of the total consolidated revenue, overall gross margin was 21.5% in the year ended December 31, 2004, as compared with 18.5% in the year ended December 31, 2003. The gross margin increase is mainly due to the increase in higher margin non-system integration business revenue. IT consulting's business contribution to company overall gross margin increased from 24% in 2003 to 40% in 2004, mainly due to the increased much higher margin of IT consulting revenue from RMB 20,197,690 in 2003 to RMB 36,240,785 in 2004. System integration's contribution to overall gross margin decreased from 71% in 2003 to 56% in 2004.

        Selling and marketing expenses increased by 20.2% (RMB 2.4 million) from RMB 12,024,612 in 2003 to RMB 14,452,765 in 2004. Of the RMB 14.45 million in 2004, approximately RMB 8.48 million was for salaries & benefits, RMB 3.08 million was for traveling and transportation, and RMB 1.72 million was for marketing. RMB 0.34 million was for telecommunications. The total increase in selling and marketing expenses was primarily due to an increase in salaries & benefits of RMB 1.6 million, an increase in traveling and transportation of RMB 0.48 million, and an increase in telecommunications of RMB 0.06 million. All of this can be attributed to the increase in the scale of our operation.

        General and administrative expenses increased by 21.7% to RMB 14,731,663 in 2004 from RMB 12,103,777 in 2003. The total increase of RMB 2.63 million was primarily due to increases of salaries & benefits by RMB 1.8 million and an increase of traveling expenses by 0.62 million. All of this can also be attributed to the increase in the scale of the Sihitech Group's operations.

        Research and development expense increased by 197% to RMB 694,653 in 2004 from RMB 234,200 in 2003. These amounts do not reflect the total picture of the Sihitech Group's research and development activities, as R&D expense is only the portion expensed for costs incurred prior to establishing technological feasibility for the development marketable computer software and computer software for internal use according to US GAAP. The majority of the related R&D expenditure was capitalized as intangible assets and is being amortized into net earnings. As the business focus is constantly moving from the traditional system integration to software development, the Sihitech Group expects to devote more resources to research and development; thus, management expects the trend in increasing R&D expenditures to continue year over year.

        Interest income decreased by 22% to RMB 156,850 in 2004 from RMB 201,130 in 2003. Interest income is mainly generated from cash in the bank, and the decrease in interest income is primarily due to the decrease in the average cash balances during the year.

        Interest expense increased by 79% to RMB 224,483 in 2004 from RMB 125,429 in 2003. This is mainly due to the increase in short-term loans of RMB 12,000,000 in 2004.

        Subsidies and tax refund was RMB 309,419 in 2004 compared to RMB 305,668 in 2003. Equity in losses of affiliates, net decreased by 65% to RMB 444,898 in 2004 from RMB 1,275,481 in 2003. The improvement is primarily due to better local management at the affiliate companies compared to previous years.

        Minority interests increased by 6.6% from RMB 244,465 in 2003 to RMB 260,550 in 2004.

        Income tax expense increased by 34% to RMB 1,809,691 in 2004 from RMB 1,350,599 in 2003. The Sihitech Group's effective income tax rate in 2004 was 8.1% compared to 13.9% in 2003. The reason for decline in the effective income tax rate in 2004 was attributable to proportionately less nondeductible expenses in 2004, an income tax refund and the recognition of net deferred tax assets that are expected to be realized at tax rates greater than the tax rate in preferential exemption period. If Sihitech and its subsidiaries had not had tax holidays and reduced favorable rates, income tax expense would have been RMB 3,962,503 in 2004 and RMB2,430,628 in 2003.

        Net income increased by 145.1% to RMB 20,580,802 in 2004 as compared to RMB 8,395,303 in 2003 for reasons described above.

Liquidity and capital resource

        The following tables set forth the Sihitech Group's cash flows with respect to operating activities, investing activities and financing activities for the periods indicated:

	Six Months Ended June 30
	2005 (RMB)	2006 (RMB)	2006 (USD)
Net cash used in operating activities	(11,285,714)	(20,235,863)	(2,530,875)
Net cash provided by (used in) investing activities	(3,840,443)	522,055	65,293
Net cash used in financing activities	(3,270,000)	(14,397,000)	(1,800,615)
Net decrease in cash	(18,396,157)	(34,110,808)	(4,266,197)
Cash, beginning of the year	39,830,609	42,715,712	5,342,402
Cash, end of period	21,434,452	8,604,904	1,076,205
	Year Ended December 31,
	2003 (RMB)	2004 (RMB)	2005 (RMB)	2005(USD)
Net cash (used in) provided by operating activities	17,622,102	(2,252,551)	14,805,904	1,834,639
Net cash used in investing activities	(1,114,895)	(4,640,893)	(13,555,598)	(1,679,711)
Net cash provided by financing activities	996,501	13,857,949	1,634,797	202,573
Net increase in cash	17,503,708	6,964,505	2,885,103	357,501
Cash, beginning of the year	15,362,396	32,866,104	39,830,609	4,935,517
Cash, end of period	32,866,104	39,830,609	42,715,712	5,293,018

        While total consolidated revenue increased by 28% from RMB 83,880,923 for the first six months of 2005 to RMB 107,346,438 (US $13,425,689) for the six months ended June 30, 2006, cash used in operating activities increased from RMB 11,285,714 for the six months ended June 30, 2005 to RMB 20,235,863 (US $2,530,875) for the six months ended June 30, 2006, which is mainly due to the increase of trade accounts receivable of RMB 47,446,575 (US $5,934,086), the increase of costs and estimated earnings on uncompleted contracts of RMB 8,776,034 (US$1,097,608) and offset by the increase of trade accounts payable of RMB 24,698,438 (US $3,089,004). The increase of Sihitech's trade accounts receivable for the six months ended June 30, 2006 is largely due to the prolonged payment cycle of a significant customer resulting from a more stringent internal payment approval process and newly implemented ERP system by the customer. The amount of accounts receivable outstanding from this particular customer was RMB 60,471,331 (US $7,563,076) as of June 30, 2006, out of which amount RMB 21,664,636 was still outstanding as of October 30, 2006. Management of Sihitech has considered the change in the payment cycle occurring for the first six months of 2006, and it does not expect its trade accounts receivable collectibility estimate to change.

        While total consolidated revenue dropped by 27.6% from RMB 244,882,561 in 2004 to RMB 177,326,680 (US $21,973,022) in 2005, cash flows from operating activities improved from a net cash outflow of RMB 2,252,551 in 2004 to a net cash inflow of RMB 14,805,904 (US $1,834,639) in 2005, which is mainly due to increased trade accounts payable balance at RMB 23,182,526 (US $2,872,609) resulted from prolonged trade accounts payable cycle due to our better payable management practice and offset by the increase of other current assets at RMB 9,876,524 (US $1,223,826), and increase of trade accounts receivable of RMB 5,926,332 (US$734,348). The increase of Sihitech's trade accounts receivable in 2005 is due mainly to a prolonged payment cycle of a significant customer that resulted from a more stringent internal approval process by the customer. The amount of accounts receivable outstanding from this particular customer was RMB 33,381,120 (US $4,174,936) as of December 31, 2005. Management of Sihitech has considered the change in the payment cycle occurring in 2005, and it does not expect its trade accounts receivable collectibility estimate to change. Even though the Sihitech Group's overall revenue decreased in 2005 compared with 2004, its IT consulting revenue increased significantly in 2005. The increase of billings in excess of costs and estimated earnings on uncompleted contracts is attributable to the increase of IT revenue. The increase of inventory for the year ended December 31, 2005 is attributable to one undelivered customer order of RMB 6.9 million. Costs and estimated earnings in excess of billings increased significantly from December 31, 2004 to 2005. Costs and estimated earnings in excess of billings are comprised of IT consulting contracts. The increase of costs and estimated earnings in excess of billings is due to increased IT consulting revenue in 2005 and more uncompleted contracts as of the end of 2005. The Group's gross margin is a blended gross margin of system integration, IT consulting and maintenance and support. Lower gross margin of system integration brings down the Group's overall gross margin. As costs and estimated earnings in excess of billings are comprised of IT consulting contracts, the gross margin on unbilled costs as of December 31, 2005 and 2004 is 51% and 76%, higher than the earned gross margins of 25% and 21% during these two years. Total consolidated revenue increased by 28.9% from RMB 190,020,284 for the year ended December 31, 2003 to RMB 244,882,561 for the year ended December 31, 2004, but net cash used by operating activities in 2004 was RMB 2,252,551, and was primarily due to the increase in accounts receivable balances. DSO has increased from 29 days in 2003 to 51 days in 2004, which was still in line with the usual payment terms arranged with the Sihitech Group's banking clients. The increase in accounts receivable in 2004 was due mainly to increased sales in system integration services toward the end of the year. As the majority of its customers are Chinese tier I state-owned banks and the Sihitech Group has not historically encountered any accounts receivable collectibility problems, management does not expect any significant collectibility problems with its accounts receivable at December 31, 2004.

        Net cash provided by investing activities for the six months ended June 30, 2006, was RMB 522,055, which came from proceeds from disposal of investment in an affiliate and repayment of advances to affiliates and offset by capital expenditure. The capital expenditures were mostly for office equipment and furniture amounting to RMB 789,566 (US$ 98,750), with the reminder for developed software. Proceeds from disposal of investment in an affiliate were RMB 1,000,000 (US$ 125,069). Net cash used in investing activities for the six months ended June 30, 2005 was mainly comprised of capital expenditure by RMB 3,121,684 including RMB 1,459,606 in software development and the remainder of office equipment, furniture and motor vehicles. Net cash used in investing activities for the year ended December 31, 2005 was RMB 13,555,598 mainly comprised of capital expenditures and deposit paid for business to be acquired. The capital expenditures were partly for purchased and developed software amounting to RMB 2,975,713 (US $368,729), with the remainder of RMB 2,391,993 (US$296,398) for office equipment, furniture and motor vehicles. The Group also incurred an amount of RMB 7,000,000 (US $867,389) as the prepayment for the acquisition of a related company named Jian Yin Computer. Net cash used in investing activities for the year ended December 31, 2004 was mainly comprised of capital expenditure by RMB 3,942,748 including RMB 2,267,250 in software development and the remainder of office equipment, furniture and motor vehicles.

        Net cash used in financing activities for the six months ended June 30, 2006, was RMB 14,397,000 (US $1,800,615), as compared to RMB 3,270,000 for the six months ended June 30, 2005. The RMB 14,397,000 used in 2006, is comprised of several transactions including RMB 12,000,000 for repayments of bank borrowings, RMB 3,897,000 for dividends paid to owners and RMB 5,000,000 for repayments of borrowings from affiliates, offset by RMB 2,000,000 from a loan from a business to be acquired. The RMB 3,270,000 used in 2005, is mainly attributed to borrowing from the bank of RMB 13,000,000, the repayment of bank borrowings of RMB 12,000,000 and dividends paid to owners of RMB 4,720,000. Net cash provided by financing activities for the year ended December 31, 2005 was RMB 1,634,797 (US $202,573), as compared to RMB 13,857,949 for the year ended December 31, 2004. Of the RMB 1,634,797 provided in 2005, is comprised of several transactions including RMB 25,000,000 proceeds from bank borrowings, RMB 4,000,000 from an equity owner and RMB 2,976,000 from Jian Yin Computer, offset by RMB 20,000,000 repayment to the bank, a RMB 8,379,710 dividends paid to owners and RMB 950,000 repayment to affiliates. Of the RMB 13,857,949 provided in 2004, is mainly attributed to the bank borrowing of RMB 12,000,000.

        To date, the Sihitech Group has funded its working capital and capital expenditures requirements through profits derived from operations, shareholders Paid-in capital and declared but unpaid dividends, and short-term and long-term loans from banks. Going forward, The Sihitech Group's working capital will be more relied on retained earnings, public shareholders' paid-in capital and bank loans. The Sihitech Group doesn't have an established line of credit with any banks.

        The Sihitech Group historically has had access to sufficient sources of liquidity to satisfy its cash requirements. Management believes that the Sihitech Group's cash on hand, together with its access to financing sources, will continue to be sufficient to meet its working capital and capital expenditure needs. However, it is possible that its cash requirement could increase beyond current forecasts as a result of a number of factors, including unfavorable timing of cash collections of accounts receivable and cash payments for costs and expenses, the decision to increase marketing and development activities or the use of cash for the acquisition of one or more of its competitors to accelerate its rate of growth.

Contractual Obligation and Commercial Commitments.

        The Sihitech Group's contractual obligations and commercial commitments as of June 30, 2006 were as follows:

	Payment Due by Period
	Total	Within 1 Year	2007	2008
	RMB	RMB	RMB	RMB
Bank Debt	5,000,000	1,500,000	3,500,000	—
Interest on Bank Debt	345,600	144,000	201,600	—
Operating leases	3,141,098	2,047,579	1,093,519	—

Total	8,429,098	3,633,979	4,795,119	—

        The Sihitech Group's contractual obligations and commercial commitments as of December 31, 2005 were as follows:

	Payment Due by Period
	Total	Within 1 Year	2007	2008
	RMB	RMB	RMB	RMB
Bank Debt	17,000,000	13,500,000	3,500,000	—
Interest on Bank Debt	928,800	760,800	168,000	—
Dividends payable to Owners	5,720,290	5,720,290	—	—
Operating leases	4,610,768	2,585,732	1,563,736	461,298

Total	28,259,858	22,566,822	5,231,736	461,298

        The Sihitech Group leases certain office premises under operating leases. The leases typically run for one to three years with an option to renew the lease annually thereafter.

        Amounts due to related parties are non-interest bearing and payable on demand. Management is not able to predict when these amounts will be repaid. At June 30, 2006, amounts due to related parties totaled RMB 4,907,949. At December 31, 2005, amounts due to related parties totaled RMB 5,407,949. Dividends payable to owners was increased during the first half of 2006 due to a declared dividend of RMB 28 million. The payment schedule of the declared dividend is tied to the cash receipts of Sihitech Group's accounts receivable outstanding as of the merger closing date according to the terms of the Share Purchase Agreement.

Off-Balance Sheet Arrangements

        Except as described above under "contract obligation and commercial commitments," we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties.

Quantitative and Qualitative Disclosure About Market Risks

        Sihitech Group is exposed to various market risks. First, the company faces the potential risk of failing to adapt to rapid technological changes in the dynamic Chinese IT industry, which could cause the company to lose revenue opportunities. The company expects to address this business challenge with continued investment in its intellectual and human resources. Nonetheless, as an early-stage growth company, it will be subject to the general risks, uncertainties and problems frequently encountered by similar companies operating in the Chinese IT industry. Changes in the financial services industry also could have adverse impacts on Sihitech Group's revenue since the majority of the revenues of the company are derived from services and products to Chinese banks. Unfavorable economic conditions adversely impacting that part of the financial services industry could have a material adverse effect on the business, financial condition and results of operations of the company. Sihitech Group generates significant portion of its revenue from various provincial branches and head office of China Construction Bank and the loss of which would have an adverse impact on the financial condition and results of operation of the company. Even though the IT purchasing practice and decision-making process are independent of each other and vary across different provincial branches and the headquarters and are treated as separate customers with separate legal engagement contracts, any disruptions to the CCB relationship in one department could result in an adversely impact on the overall business relationship with CCB. Also, if the general IT spending pattern and budgeting of CCB is changed or reduced, there could be an adverse impact on Sihitech Group's financial performance. The failure to retain existing customers or changes in their continued use of our services will adversely affect the company's operating results. Further, if projects are not managed or completed to the satisfaction of our customers, the due contract installments may not be paid or we may suffer a loss of the customer and reputation, which in turn will have an adverse effect on the company's revenue and future ability to market its solutions and products. Another risk is that a failure to retain key management and technical personnel would cause disruptions to the daily businesses and operation, which in turn would negatively impact the company's financial performance and change in foreign currency exchanges rates may affect the company's financial performance in US dollar terms. However, Sihitech Group's product sales, assets and liabilities are denominated in RMB and therefore its actual exposure to foreign currency exchange risk is minimal unless its financial figures are converted and presented in US$. Sihitech Group also has an exposure to the changes in interest rates primarily related to our short-term working capital bank debt and long-term debt. The current bank loan rate is about 5.4%, and the future interest expenses may fluctuate in line with changes in interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF e-CHANNELS

Overview

  Business

        Beijing e-Channels Century Technology Co., Ltd. ("e-Channels") is a provider of internet banking and multi-channel integration platforms and solutions to the Chinese banking industry in China. e-Channels is a limited liability company established in Beijing under the law of the People's Republic of China in February 2001.

  Business Trends Potentially Affecting e-Channels

        The Chinese banking industry is undergoing substantive expansion and change as a result of the rapid growth in the Chinese economy. Therefore, the domestic banks are experiencing a need for IT services and solutions which are viewed as increasingly critical to meet their growth and business objectives.

        The PRC's accession as a member of the WTO in December 2001 was a catalyst for the opening up of the domestic banking and financial services industry to foreign participation and exposure to substantive competition. This is a gradual process that will include, amongst other things, permitting foreign financial institutions to eventually provide a full range of financial services in both foreign currency as well as RMB in China to both individuals and corporate entities. Management believes that the liberalization of the banking and financial services industry in the PRC will enable foreign banks to compete on the same level as domestic banks and financial institutions in the future and that protectionist measures previously afforded to domestic banks and financial institutions will gradually be removed.

        Under this change to the Chinese banking industry, management expects domestic banks and financial institutions to take the necessary steps to position themselves to compete with a larger pool of financial institutions. In order to meet the anticipated challenges presented by foreign banks and financial institutions, management believes that the domestic banks must be able to offer their customers a greater range of financial products and services that is in line with international standards and which are comparable to those offered by the foreign financial institutions in terms of the breadth of services and the level of service quality. Management believes that the PRC banks will need to undertake significant IT infrastructure revisions and enhancements to ensure that they are able to compete in the new competitive environment. There is an increased need by PRC banks and financial institutions to re-engineer their IT infrastructures and channel applications from web-banking to call centers to improve their customer service quality and to have ready access to data on their customers in an efficient manner.

        Chinese tier I banks are also going through an internal reformation to prepare for raising additional investor capital in both the domestic and overseas capital markets. Coupled with compliance requirements under the Basel Accord II agreed to by the Chinese government, management believes that information technology will be heavily relied on to improve bank operating efficiency, risk management and internal controls.

        Another trend is that the financial service industry is gradually being deregulated by the government. As a result, Chinese banks are being allowed to provide additional services to customers, including for example, insurance and brokerage services. This trend to mixed operations for PRC banks will require the brand new IT infrastructure and applications be set up to support the new businesses conducted by the banks.

  Overview of Revenues

        e-Channels achieved net income of RMB 2,923,862 (US $365,684) for the six months ended June 30, 2006 and RMB 3,563,107 for the six months ended June 30, 2005. For the six months ended June 30, 2006, e-Channels generated RMB 9,539,481 (US $1,193,091) in total revenues, compared to RMB 10,794,114 for the six months ended June 30, 2005. e-Channels' business consists of two major components:e-Channels solutions and maintenance, which represented 99.9% and 0.1% of total revenue in 2006, respectively.

        e-Channels achieved net income of RMB 10,808,922 (US $1,339,362) for the year ended December 31, 2005, RMB 5,162,364 for the year ended December 31, 2004 and RMB 717,666 for the year ended December 31, 2003. For 2005, e-Channels generated RMB 26,345,544 (US $3,264,547) in total revenues, compared to RMB 15,209,369 for 2004 and RMB 8,457,579 for 2003. e-Channels' business consists of four major components; e-Channels solution service, maintenance, H.R. outsourcing and agency service, which represented 99%, 0.5%, 0.5% and 0% of total revenue in 2005, respectively.

  Controls and Procedures Issues

        e-Channels has experienced internal accounting control deficiencies including: (1) lack of sufficient personnel with significant US GAAP reporting experience necessary to identify and resolve certain complex US GAAP matters in a timely manner, and (2) deficiencies in the sales contract review process that includes processes to ensure appropriate accounting for revenue recognition, and consideration of matters such as payment terms, risk and ownership transfer, post-contract customer support, warranty costs and related deferred cost accounting in accordance with US GAAP. In connection with the audit work of the financial statement for 2003 and 2004, the independent auditor identified a number of reportable conditions concerning the internal accounting controls and the related adjustments were made to the company's financial statements. The financial statement adjustments identified by the independent auditors involved primarily revenue recognition adjustments, reclassification entries between different revenue streams and cost of revenue, and reclassification and adjustment of expenses. The aforementioned correcting reclassifications entries and adjustments have been reflected in the consolidated financial statements included in this registration statement. Management believes these financial statements after these adjusting entries fairly present in all material respects the financial position and results of company operations. The control deficiencies continued to exist in 2005, and the new independent registered public accounting firm in connection with the audit of the consolidated financial statements for the year ended December 31, 2005, reported to the Company these deficiencies. These internal accounting control deficiencies have existed since the company was established due to the nature of being a private company in the PRC and traditional resource control in the finance function. To address the immediate concerns of our internal control deficiencies identified, e-Channels has already taken the following actions: (1) a formal sales contract review process to assess and record revenue according to U.S. GAAP has been put in place; (2) a Financial Controller with significant U.S. GAAP reporting experiences has been hired; and (3) accounting internal control procedures are being streamlining to improve controls on daily accounting operations and will be completed by the end of January 2007. To comply with the Sarbanes-Oxley Act required for United States public companies, e-Channels has set up an Internal Control Department, which will start a company-wide project at the beginning of 2007 to overhaul its internal control system, from the control environment to control activities and monitoring. The goal of this project is to bring the internal control standard of e-Channels up to the compliance level of the Sarbanes-Oxley Act for the reporting year of 2007.

Critical accounting policies

        The discussion and analysis of e-Channels financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. ("US GAAP"). The preparation of the financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

        Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. Management has described below what it believes are e-Channels most critical accounting policies that involve a high degree of judgment and the methods of their application.

  Revenue recognition

        As more fully described in the notes to the financial statements, e-Channels generates revenue primarily from solutions, maintenance services, and human resource outsourcing and agency services. e-Channels recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price is fixed and determinable, and collectibility is reasonably assured. Due to our business character of having substantial repeated business from a particular customer or branch, it is quite common that e-Channels has already started the project without the contract signed. Accordingly, e-Channels defers revenue until persuasive evidence of an arrangement exists. Management has a stringent internal approval process in place to mitigate the risks of not being able to receive compensation for the work done without contracts. Due to high quality of our customers and the customer satisfaction of our service level, e-Channels hasn't encountered any losses from these arrangements. In the case of multiple element arrangements contained in a sales contract, revenue is allocated to the various elements based on vendor-specific objective evidence of fair value, regardless of any separate prices stated within the contract for each element. If sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, all earnings from the arrangement is deferred until the earlier of the point at which such sufficient vendor-specific objective evidence does exist or all elements of the arrangement have been delivered. If the only undelivered element is post-contract customer support ("PCS"), revenue and costs are recognized on a zero margin basis and all earnings are recognized ratably over the PCS period.

        e-Channels generally does not grant a right-of-return to its customers.

  Trade accounts receivable and its collectibility

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. e-Channels's accounts receivable were RMB 3,922,314 as at December 31, 2004 compared to RMB 15,740,431 as at December 31, 2005, and were RMB 15,307,919 as at June 30, 2006 compared to RMB 8,441,904 as at June 30, 2005. e-Channels's DSO increased from 82 days for 2004 to 136 days for 2005, and 105 days for the first six months of 2005 to 297 days for the first six months of 2006. These increases are mainly attributable to customers' prolonged payment process cycle and late contract signing resulting in a delay in the payment process. Management has assessed this changed situation and believes the increases of accounts receivable as of June 30, 2006 as a temporary spike and believes that the DSO will come down to the same level as that at the end of 2005 in the near future. To better deal with the changed situation, management has updated its internal processes and performance appraisal mechanism for the sales force to facilitate and streamline receivable collection practices. The specific actions taken by the management include but are not limited to: accounts receivable work is included as meeting agenda items in the bi-weekly sales meetings; accounts receivable reports are sent to each sales team on a weekly basis; and interests of over-due balances are charged to the sales team for internal sales team performance appraisal purposes. As the majority of our customers are Tier I banks in China, management does not believe there were any accounts receivable collectibility issues as at December 31, 2005 or June 30, 2006. No provision for bad debt expense was recognized for the years ended December 31, 2005, 2004 and 2003 or for the six months ended June 30, 2006 and 2005.

  Impairment of long-lived assets

        e-Channels reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, management measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair market value of the asset is recognized. The fair market value of the assets is determined by the estimated replacement value. Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the consolidated financial statements.

  Research and development costs

        e-Channels records expenditure incurred as research and development costs prior to technological feasibility point is established and capitalizes expenditures incurred after that point into the cost of intangible assets. Technological feasibility is established through completeness of the working model and its consistency with the product design. As the working model is normally built during the process of project implementation for clients, there are no high risks associated with development issues. Research and development costs only includes direct costs associated with software product development, such as payroll, employee benefits, and other direct costs

  Precontract costs

        Due to the business environment in which e-Channels operates, it is not uncommon that e-Channels commences the software development or IT consulting project for its banking clients without commercial contracts being signed. If the contracts are not obtained during the reporting period where implementation costs have been incurred, e-Channels defers revenue recognition for the related contracts until contracts are obtained. In accordance with SOP 81-1, as modified by SOP 98-5, costs that are incurred for a specific anticipated contract and that will result in no future benefits unless the contract is obtained, including cost of equipment, direct labour costs, and other ancillary costs, are deferred until receipt of the signed contract, and are then included in contract costs or inventory. Such deferred costs, subject to their not being related to costs of start-up activities, are evaluated periodically for probability of recoverability. If deemed unrecoverable, deferred costs are expensed to operating expenses.

Results of Operations

        As described in more details elsewhere in this registration statement, in December 2005, the equity holders of e-Channels agreed to transfer 100% of their equity ownership interests in e-Channels to Port Wing Development Company Limited, a company organized under the laws of the BVI ("e-Channels BVI"). China Unistone and its subsidiary, Yucheng, have entered into an agreement dated December 20, 2005 for the acquisition of the shares of e-Channels BVI. The financial statements of e-Channels included elsewhere in this registration do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this change in ownership. Consequently, the results and trends described below are not necessarily indicative of the future results and trends on a post-acquisition basis.

  Six Months Ended June 30, 2006 Compared To Six Months Ended June 30, 2005

        Total revenue decreased by 11.6% from RMB 10,794,114 for the six months ended on June 30, 2005 to RMB 9,539,481 (US $1,193,091) for the six months ended on June 30, 2006.

        From the e-Channels business perspective, management regards the aggregate of e-Channels solution (RMB 9,532,394 (US $1,192,205) in 2006 and RMB 10,737,414 in 2005) and maintenance (RMB 7,087(US $886) in 2006 and RMB 56,700 in 2005) as the total electronic channel solution revenue (RMB 9,539,481 (US $1,193,091) in 2006 and RMB 10,794,114 in 2005). The total electronic channel solution revenue decreased by 11.6% from RMB 10,794,114 in 2005 to RMB 9,539,481 (US $1,193,091) in 2006, mainly due to a few on-going projects without signed contracts as of June 30, 2006 totaling to RMB 2.13 million. The electronic channel solution business consists of three main components: centralized transaction platform (CTP), web banking (Liana) and teller application system (Sisal). The total revenue decrease is mainly due to the decrease of the web banking business by RMB 3,475,237 from RMB 8,992,158 in 2005 to RMB 5,516,921 in 2006, offset by revenue increases in the other 2 business sectors.

        Cost of revenue decreased by 25.5% from RMB 3,754,335 in 2005 to RMB 2,796,425 (US $349,745) in 2006. Costs of revenue is mainly comprised of consultants' salaries & benefits, traveling costs and other costs, and third party equipment costs. The decrease in cost was mainly attributable to the decrease of the third party equipment costs from RMB 1,210,973 in 2005 to nil in 2006. Consultants' salaries & benefits costs increased modestly by RMB 272,901 (US $34,131), which is mainly due to the increased number of consultants from 54 in 2005 to 79 in 2006.

        As a percentage of total revenue, overall gross margin was 70.7% for the six months ended June 30, 2006, compared with 65.2% for the six months ended June 30, 2005. This increase in gross margin was due to decreased sales of low-margin third party products, our continued efforts to productize our solutions resulting in shortened implementation time, and enhanced utilization rates of our consultants.

        Selling and marketing expenses decreased by 21.4% from RMB 1,158,306 in 2005 to RMB 910,791 (US $113,912) in 2006. Of the total amount in 2006, approximately RMB 0.35 million (US $0.04 million) was for salaries & benefits, RMB0.27 million (US $0.03 million) was for travel and transportation with the remaining of any other costs. Of the total decreased amount RMB 247,515, is mainly attributed by the decrease in salaries & benefits due to organizational restructuring.

        General and administrative expenses are mainly comprised of the salaries & benefits and other administration expenses, which increased by 42.8% to RMB 1,460,213 (US $182,627) in 2006 from RMB 1,022,252 in 2005. Of the RMB 1.5 million expensed in 2006, approximately RMB 0.72million (US $0.09 million) was for salary and benefits, RMB 0.27 million (US $0.03 million)was for meeting expenses, RMB 0.18 million (US $0.02 million) was for office expenses, and the rest was for other expenses in 2006.

        Research and development expenses increased by 31.2% to RMB 1,395,768 (US $174,567) in 2006 from RMB 1,064,092 in 2005. These research and development amounts do not reflect the total picture of e-Channels expenditures in research and development activities, as R&D expense is only the portion expensed for costs incurred prior to establishing technological feasibility for the development of marketable computer software in accordance with US GAAP. The rest of the related R&D expenditure is capitalized as intangible assets and being amortized into net earnings. The total R&D expenditure including both R&D expense and capitalized R&D intangible assets were amounted to RMB 1,474,767 in 2005 and RMB 1,830,827 (US $228,979) in 2006. e-Channels, or Yucheng expects to continue to invest in research and development activities in electronic channel application and transaction platform to maintain its competitive advantage.

        e-Channels is entitled to a 50% reduction in tax rate from the standard tax rate of 15% to 7.5% for 2004, 2005 and 2006, due to its company status of Innovative High Technology Enterprise registered in the Zhong Guancun Science and Technology District in Beijing. The current tax benefit will not be affected by the contemplated business combination as the tax benefit is attached to e-Channel's corporate legal entity that will still be in existence and operation post merger. Income tax expense decreased from RMB 249,717 in 2005 to RMB 159,430 (US $19,940) in 2006, primarily due to the decrease of the income before income taxes from RMB 3,812,824 in 2005 to RMB 3,083,292 (US $385,624) in 2006. The effective tax rate decreased from 6.5% in 2005 to 5.2% in 2006 mainly because of the timing difference of income taxes between 2005 and 2006. Had e-Channels not had tax holidays, income tax expense would have been RMB 318,860 (US $39,879) in 2006 and RMB 499,434 in 2005.

        Net income decreased to RMB 2,923,862 (US $ 365,684) in 2006 as compared to RMB 3,563,107 in 2005 for reasons described above.

  Year Ended December 31, 2005 Compared To Year Ended December 31, 2004

        Total revenue increased by 73.2% from RMB 15,209,369 for the Year ended on December 31, 2004 to RMB 26,345,544 (US $3,264,547) for the Year ended on December 31, 2005.

        From the e-Channels business perspective, management regards the aggregate of e-Channels solution (RMB 26,095,119 in 2005 and RMB 13,442,402 in 2004), maintenance (RMB 122,850 in 2005 and RMB 129,392 in 2004) and human resource outsourcing (RMB 127,575 in 2005 and RMB 1,483,185 in 2004) as the total electronic channel solution revenue (RMB 26,345,544 in 2005 and RMB 15,054,979 in 2004). The total electronic channel solution revenue increased by 75% from RMB 15,054,979 in 2004 to RMB 26,345,544 (US $3,264,547) in 2005, is partly due to the increase in new contracts from 16 in 2004 to 21 in 2005, and partly due to the increase in the average revenue value per contract from RMB 940,936 in 2004 to RMB 1,254,550 (US $155,455) in 2005. Cross-selling of e-Channels product into the Sihitech Group's traditional client base helped the revenue increase of e-Channels products in 2005. Although 75% of revenue increase is not a sustainable growth rate going forward, management believes this growth trend will continue at a more moderate and sustainable growth rate for the next few years. The electronic channel solution business consists of three main components: centralized transaction platform (CTP), web banking (Liana) and teller application system (Sisal). The total revenue increase is mainly due to the increase of the web banking business by RMB 7,999,863 from RMB 7,103,206 in 2004 to RMB 15,103,069 in 2005, accounting for 71% of the total channel solution revenue increase. The CTP revenue increased by RMB 2,264,685 from RMB 3,410,529 in 2004 to RMB 5,675,214 in 2005, accounting for 20% of the total revenue increase. Sisal revenue increased by RMB 1,026,017 from RMB 4,541,244 in 2004 to RMB 5,567,261 in 2005, accounting for 9% of the total revenue increase. Agency revenue was RMB 154,390 in 2004, and nil in 2005. This decrease is mainly due to the strategic restructuring of the company's business scope as our business focus is slightly moving from the original agency business to the professional financial software development.

        Cost of revenue increased by 64.9% from RMB 6,213,267 in 2004 to RMB 10,245,405 (US $1,269,535) in 2005. Costs of revenue is mainly comprised of third party equipment costs, consultants' salaries & benefits, traveling costs and other costs. The third party equipment costs increased by RMB 1,600,877 (US $198,369), accounting for 39.7% of the total cost increase. This is mainly due to the increased number of city commercial banking customers, which tends to require e-Channels to offer total solution services including hardware, system software, and installation. Consultants' salaries & benefits costs increased by RMB 858,890 (US $106,427), accounting for 21.3% of the total cost increase, which is mainly due to the increased number of consultants from 47 in 2004 to 63 in 2005. Travel costs and accommodation rent costs in total increased by RMB 845,320 (US $104,746), accounting for 21% of the total cost increase, mainly because projects in 2005 were outside Beijing city and therefore required substantial traveling costs. Other costs, including maintenance and depreciation, increased by RMB 407,147 (US $50,451).

        As a percentage of total revenue, overall gross margin was 61.1% for the year ended December 31, 2005, compared with 59.1% for the year ended December 31, 2004. This increase in gross margin was due to our continued efforts to productize our solutions, resulting in shortened implementation time and enhanced utilization rates of our consultants.

        Selling and marketing expenses decreased by 2.7% from RMB 2,241,932 in 2004 to RMB 2,182,463 (US $270,435) in 2005. Of the total amount in 2005, approximately RMB 0.94 million (US $0.12 million) was for salaries & benefits, RMB 0.33 million (US $0.04 million) was for travel and transportation with the remaining of any other costs. Of the total decreased amount RMB 59,469, is mainly attributed by the decrease in salaries & benefits.

        General and administrative expenses are mainly comprised of the salaries & benefits and other administration expenses, which increased by 33% to RMB 1,917,731 (US $237,631) in 2005 from RMB 1,442,105 in 2004. Of the RMB 1.9 million expensed in 2005, approximately RMB 1.35 million was for salary and benefits, RMB 0.34 million was for external audit expenses, RMB 0.14 million was for meeting expenses and the rest was for other expenses in 2005. Of the total increase of RMB 0.48 million in 2005, salaries & benefits increased by RMB 0.47 million, accounting for 98% of the total increase. This is mainly due to the three additional staff employed in 2005.

        Research and development expenses increased by 176.8% to RMB 1,997,477 (US $247,513) in 2005 from RMB 721,624 in 2004. These research and development amounts do not reflect the total picture of e-Channels expenditures in research and development activities, as R&D expense is only the portion expensed for costs incurred prior to establishing technological feasibility for the development of marketable computer software and computer software for internal use in accordance with US GAAP. The rest of the related R&D expenditure was capitalized as and is being amortized into net earnings that were RMB 910,035 in 2004 and RMB 939,242 in 2005. e-Channels expects to continue to increase its expenditures for research and development activities to maintain its competitive advantage.

        e-Channels is entitled to a 50% reduction in tax rate from the standard tax rate of 15% to 7.5% for 2004, 2005 and 2006, due to its company status of Innovative High Technology Enterprise registered in the Zhong Guancun Science and Technology District in Beijing. The current tax benefit will not be affected by the contemplated business combination as the tax benefit is attached to e-Channel's corporate legal entity which will still be in existence and operation post merger. Income tax expense increased from RMB 356,105 in 2004 to RMB 863,024 in 2005, primarily due to the increase of the income before income taxes from RMB 5,518,469 in 2004 to RMB 11,671,946 in 2005. The effective tax rate increased from 6.5% in 2004 to 7.4% in 2005 mainly because of decreased non-taxable income which increased the tax expenses in 2005. Had e-Channels not had tax holidays, income tax expense would have been RMB 1,695,788 (US$210,130) in 2005 and RMB 755,503 in 2004.

        Net income increased to RMB 10,808,922 (US $1,339,362) in 2005 as compared to RMB 5,162,364 in 2004 for reasons described above.

  Year Ended December 31, 2004 Compared To Year Ended December 31, 2003

        Total revenue increased by 79.8% from RMB 8,457,579 in 2003 to RMB 15,209,369 in 2004. From the e-Channels business perspective, management regards the aggregate of e-Channels solution (RMB 13,442,402 in 2004 and RMB 7,368,382 in 2003), maintenance (RMB 129,392 in 2004 and RMB 21,808 in 2003), and human resource outsourcing (RMB 1,483,185 in 2004 and RMB 1,067,389 in 2003), as the total electronic channel solution revenue (RMB 15,054,979 in 2004 and RMB 8,457,579 in 2003). Total electronic channel solution revenue increased by 78% from RMB 8,457,579 in 2003 to RMB 15,054,979 in 2004, and is partly due to the increase in total contracts from 11 in 2003 to 16 in

2004, and partly due to the increase in the average revenue value per contract from RMB 768,871 in 2003 to RMB 940,936 in 2004. As Chinese banks are investing more and more on channels application, such as web-banking and call centers, e-Channels is benefiting the most in the current Chinese banking business and IT spending needs in channels application due to its robust and scalable web-banking platform and application. Our electronic channel solution business consists of three main components: centralized transaction platform (CTP), web banking (Liana) and teller application system (Sisal). CTP revenue increased by RMB 1,851,229 from RMB 1,559,300 in 2003 to RMB 3,410,529 in 2004, which represents approximately 28% of the total software development revenue increase. Liana revenue increased by RMB 2,619,113 from RMB 4,484,093 in 2003 to RMB 7,103,206 in 2004, which represents 40% of the total electronic channel solution revenue increase. This increase is mainly generated from additional customers including Bank Of China (BOC), China Communication Bank, Shanghai Bank and Weihai City Commercial Bank. Sisal revenue increased by RMB 2,127,058 from RMB 2,414,186 in 2003 to RMB 4,541,244 in 2004, which represents 32% of the total software development revenue increase. The Sisal revenue increase was attributable to one single channel integration contract. Agency revenue was RMB 154,390 in 2004, and nil in 2003 and 2002.

        Cost of revenue increased by 34.8% from RMB 4,608,313 in 2003 to RMB 6,213,267 in 2004. Costs of revenue are mainly comprised of 3rd party equipment costs, consultants' salaries & benefits, travel costs and other costs. The third party equipment costs increased by RMB 965,300, accounting for 60.1% of the total cost increase. This is mainly due to the increased number of city commercial banking customers, which tends to require e-Channels to offer total solution services including hardware, system software, and installation. Consultants' salaries & benefits costs increased by RMB 360,883, accounting for 22.5% of the total cost increase, is mainly due to the increased number of consultants from 37 in 2003 to 47 in 2004. The subcontractor's costs increased to RMB 250,000 in 2004 from nil in 2003.

        As a percentage of total revenue, overall gross margin was 59.1% in the year ended December 31, 2004, compared with 45.5% in the year ended December 31, 2003. This increase in gross margin was due to our continued efforts to productize our solutions resulting in shortened implementation time and enhanced utilization rates of our consultants.

        Selling and marketing expenses increased by 31.85% from RMB 1,700,418 in 2003 to RMB 2,241,932 in 2004. Of this amount approximately RMB 1 million was for salaries & benefits, RMB 0.49 million was for travel and transportation, and RMB 0.36 million was for marketing.

        General and administrative expenses, which are mainly comprised of salaries & benefits and other administration expenses, increased by 20.5% to RMB 1,442,105 in 2004 from RMB 1,197,204 in 2003. This was mainly due to additional salaries & benefits of RMB 283,658 because e-Channels employed three additional management staff to improve its management efficiency.

        Research and development expenses increased by 25.1% to RMB 721,624 in 2004 from RMB 576,903 in 2003. These research and development amounts do not reflect the total picture of e-Channels research and development activities, as R&D expense is only the portion expensed for costs incurred prior to establishing technological feasibility for the development of marketable computer software and computer software for internal use in accordance with US GAAP. The majority of the related R&D expenditure was capitalized as and is being amortized into net earnings. e-Channels expects to continue to increase its expenditures for research and development activities to maintain its competitive advantage.

        e-Channels, with the exception of a temporary borrowings from its stockholders, has never had any interest bearing indebtedness. Therefore e-Channels has not incurred any interest costs in 2004 and 2003. Interest income has varied year to year based on average cash balances during each of those years.

        e-Channels was only subject to income tax payments beginning in 2004 because of a government tax policy that provides certain tax relief to the high-technology enterprises. According to the current regulation, all enterprises registered in the Technology Development District, are entitled to receive tax relief of 15% for the first three years of exemption and a 50% reduction in tax rates for the following three years. However, a deferred tax benefit was recognized in 2003 for temporary net deductible differences that are expected to reverse in periods e-Channels will be subject to income taxes. e-Channels actual effective tax rate in 2004 was only 6.5%, which is primarily due to the 50% reduction in tax rate granted by the government. Had e-Channels not had tax holidays, income tax expense would have been RMB 755,503 in 2004 and RMB 95,877 in 2003.

        Net income increased more than seven times to RMB 5,162,364 in 2004 from RMB 717,666 in 2003 for reasons described above.

  Liquidity and capital resources

        The following tables set forth e-Channels' cash flows with respect to operating activities, investing activities and financing activities for the periods indicated:

	Six Months Ended June 30
	2005 (RMB)	2006 (RMB)	2006 (USD)
Net cash used in operating activities	(5,643,137)	(3,441,764)	(430,457)
Net cash provided by (used in) investing activities	163,813	(808,738)	(101,148)
Net cash provided by (used in) financing activities	399,939	—	—
Net decrease in cash	(5,079,385)	(4,250,502)	(531,605)
Cash, beginning of the year	5,267,767	6,252,769	782,026
Cash, end of period	188,382	2,002,267	250,421
	Year Ended December 31,
	2003 (RMB)	2004 (RMB)	2005 (RMB)	2005 (USD)
Net cash provided by operating activities	30,670	4,052,403	1,852,510	229,550
Net cash used in investing activities	(872,460)	(1,478,444)	(593,948)	(73,598)
Net cash provided by (used in) financing activities	—	273,560	(273,560)	(33,898)
Net (decrease) increase in cash	(841,790)	2,847,519	985,002	122,054
Cash, beginning of the year	3,262,038	2,420,248	5,267,767	652,743
Cash, end of period	2,420,248	5,267,767	6,252,769	774,797

        While the net cash used by operating activities for the six months ended June 30, 2005, was RMB 5,643,137, net cash used by operating activities for the six months ended June 30, 2006, was RMB 3,441,764 (US $430,457), which is mainly due to the increase of costs and estimated earnings on uncompleted contracts at RMB 2,116,907 (US $264,759), the increase of precontract costs at RMB 1,128,380 (US $141,125), and decrease in billings in excess of costs and estimated earnings on uncompleted contracts at RMB 1,783,111 (US $223,012). Net cash provided by operating activities for the Year ended December 31, 2005 was RMB 1,852,510 (US $229,550), while the net cash provided by operating activities for the Year ended December 31, 2004 was RMB 4,052,403. The decrease in cash generated from operating activities was primarily due to the increase in trade accounts receivable. e-Channels's accounts receivable increased from RMB 3,922,314 as of December 31, 2004 to RMB 15,740,431 as of December 31, 2005. e-Channels's DSO increased from 82 days for 2004 to 136 days for 2005. This is mainly attributable to customers' prolonged payment process cycle. Management has assessed this changed situation and does not expect the DSO trend will continue to increase like this. To better deal with the changed situation, management has updated its internal processes and performance appraisal mechanism for the sales force to facilitate and streamline receivable collection practice. As majority of our customers are Tier I banks in China, management doesn't expect there are any accounts receivable collectivity issues as of December 31, 2005. Accordingly, no provision for bad debt expense was recognized for the year ended December 31, 2005. The increase in net cash provided from operating activities in 2004 compared to 2003 was mainly attributed to the increase in revenues and related operating earnings compared to 2003.

        Net cash used by investing activities for the six months ended June 30, 2006, was RMB 808,738 (US $101,148), which included the capitalized software of RMB 435,059 (US $54,412),compared to RMB 410,675 for the six months ended June 30, 2005, and the remainder for office equipment, furniture and motor vehicles. Net cash used by investing activities for the Year ended December 31, 2005 was RMB 593,948 (US $73,598), which was comprised of collection of advances to investors for individual income taxes paid on their behalf of RMB 889,379 (US $110,205), and offset by capital expenditures of RMB 1,483,327 (US $183,803) including the capitalized software of RMB 939,242 (US $116,384) and the remainder for office equipment, furniture and motor vehicles. Cash paid for furniture and equipment for the year ended December 31, 2004 was approximately RMB 276,424, compared to RMB 272,460 and RMB 405,300 in 2003 and 2002, respectively. Cash paid for the development of capitalized computer software was RMB 910,035 for the year ended December 31, 2004 and zero expenditures in fiscal year 2003 and 2002. During the years ended December 31, 2004 and 2003, e-Channels made income tax payments on behalf of certain investors in the amount of RMB 289,379 and RMB 600,000, respectively. The investors were required to repay those amounts to e-Channels, without interest.

        Net cash provided by financing activities was nil for the six months ended June 30, 2006, and RMB 399,939 for the six months ended June 30, 2005, for bank loan borrowings. Net cash used by financing activities was RMB 273,560 (US $33,898) for the Year ended on December 31, 2005, of which RMB 890,000 (US $110,282) was from loans and RMB 1,163,560 (US $144,180) was used for repayments of loans.

        To date, e-Channels has funded its working capital and capital expenditure requirements through profits derived from operations and shareholders' paid-in capital. e-Channels historically has had access to sufficient sources of liquidity to satisfy its cash requirements.

        Management believes e-Channel's cash on hand, together with its access to financing sources, will continue to be sufficient to meet its working capital and capital expenditure needs. However, it is possible that its cash requirement could increase beyond current forecasts as a result of a number of factors, including unfavorable timing of cash collections of accounts receivable and cash payments for costs and expenses, or the decision to increase marketing and development activities.

Contractual obligations and commercial commitments

        e-Channels does not have any contractual obligations and commercial commitments as of June 30, 2006. e-Channels previous office space lease expired in June 2006, and the Company moved into the same premises as Sihitech as of July 1, 2006.

        e-Channels had the following contractual obligations and commercial commitments as of December 31, 2005:

	Payment Due by Period
	Total RMB	Within 1 Year RMB	2007 RMB
Operating lease	301,809	301,809	nil

Total	301,809	301,809	nil

        e-Channels leases certain office space under a non-cancelable operating lease. The leases typically run for one to three years with an option to renew the lease annually thereafter. Lease payments are adjusted annually to reflect market rentals. None of these leases includes contingent rentals.

Off-Balance Sheet Arrangements

        Except as described above under "contract obligation and commercial commitment", e-Channels has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties.

Quantitative and Qualitative Disclosure About Market Risk

        e-Channels is exposed to various market risks. The failure to adapt to rapid technological changes in the Chinese IT industry could cause the company to lose revenue opportunities. e-Channels expects to address this business challenge with continued investment in its intellectual and human resources. Nonetheless, as an early stage, growth company it will be subject to the general risks, uncertainties and problems frequently encountered by similar companies operating in the Chinese IT industry. Changes in the financial services industry also could have adverse impacts on the company's revenue. The majority of the company's revenues are derived from services and products to Chinese banks. Unfavorable economic conditions adversely impacting that part of the financial services industry could have a material adverse effect on the business, financial condition and results of operations of e-Channels. Further, the failure to protect the company's proprietary technology and other rights could adversely impact e-Channels' financial performance. Another risk is the failure to retain existing customers or changes in their continued use of our services which will adversely affect operating results. Moreover, if projects are not managed or completed to the satisfaction of our customers, contract installments may not be paid or e-Channels could lose the customer and reputation, which in turn will have an adverse effect on its revenue and future ability to market our solutions and products. The failure to retain key management and technical personnel would cause disruptions to the daily businesses and operation, which in turn could impact financial performance adversely. Changes in foreign currency exchange rates may affect the company's financial performance in US dollar terms. e-Channels product sales, assets and liabilities are all denominated in RMB and therefore its actual exposure to foreign currency exchange risk is minimal unless its financial statements are converted and presented in US dollars.

INFORMATION ABOUT CHINA UNISTONE

Business of China Unistone

  General

        China Unistone was formed on May 7, 2004, to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business with operations in the People's Republic of China. Prior to executing the securities purchase agreement with the Selling Stockholders, China Unistone's efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

  Offering Proceeds Held in Trust

        China Unistone consummated its initial public offering on November 24, 2004. The net proceeds of the offering, after payment of underwriting discounts and expenses, were approximately $18,273,000. Of that amount, $17,595,000 was placed in the trust account and invested in government securities. The remaining proceeds have been used by China Unistone in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of China Unistone. The trust account contained approximately $18,808,515 as of October 27, the record date. If the stock purchase with the Yucheng Parties is consummated, the trust account will be released to China Unistone, less:

  •
  amounts paid to stockholders of China Unistone who do not approve the stock purchase and elect to convert their shares of common stock into their pro-rata share of the trust account; and

  •
  up to $3,750,000 ($4,000,000, less the $250,000 holdback) being paid to the Selling Stockholders in the securities purchase.

  Fair Market Value of Target Business

        Pursuant to China Unistone's certificate of incorporation, the initial target business that China Unistone acquires must have a fair market value equal to at least 80% of China Unistone's net assets at the time of such acquisition. China Unistone's board of directors determined that this test was clearly met in connection with its acquisition of Yucheng.

  Stockholder Approval of Business Combination

        China Unistone will proceed with the acquisition of Yucheng only if a majority of all of the outstanding shares of China Unistone is voted in favor of the stock purchase and redomestication merger proposals. The stockholders existing prior to the initial public offering have agreed to vote their common stock on these proposals in accordance with the vote of the majority offering. If the holders of 20% or more of China Unistone's common stock vote against the stock purchase proposal and demand that China Unistone convert their shares into, their pro rata share of the trust account, then China Unistone will not consummate the stock purchase. In this case, China Unistone would be able to present another potential business combination to its stockholders, subject to the time limitations set forth below.

  Liquidation if no business combination

        If China Unistone does not complete a business combination by November 24, 2006, China Unistone will be dissolved and will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. China Unistone's existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the initial public offering. There will be no distribution from the trust account with respect to China Unistone's warrants.

        We anticipate that, if China Unistone is unable to complete the business combination, the following will occur:

  •
  its board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to China Unistone's stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board's recommendation of such plan;

  •
  China Unistone will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

  •
  if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, China Unistone will mail the definitive proxy statement to its stockholders, and 10-20 days following the mailing of such definitive proxy statement, China Unistone will convene a meeting of stockholders, at which they will vote on the plan of dissolution and liquidation; and

  •
  if the Securities and Exchange Commission does review the preliminary proxy statement, China Unistone currently estimates that u\it will receive their comments 30 days after the filing of such proxy statement. China Unistone would then mail the definitive proxy statement to stockholders following the conclusion of the comment and review process (the length of which cannot be predicted with any certainty, and which may be substantial) and China Unistone will convene a meeting of stockholders at which they will vote on the plan of dissolution and liquidation.

        China Unistone expects that all costs associated with the implementation and completion of such a plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although we cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, China Unistone anticipates that u\its management will advance the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000) and not seek reimbursement thereof.

        In the event China Unistone seeks stockholder approval for a plan of dissolution and liquidation and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. China Unistone will not liquidate the trust account unless and until stockholders approve such a plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in China Unistone's liquidation and the distribution to public stockholders of the funds in the trust account and any remaining net assets as part of such a plan of dissolution and liquidation.

        If China Unistone were to expend all of the net proceeds of the initial public offering, other than the proceeds deposited in the trust account, the per-share liquidation price as of October 27, 2006 (record date) would be $5.36, or $0.64 less than the per-unit offering price of $6.00 in China Unistone's initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of China Unistone's creditors and there is no assurance that the actual per-share liquidation price will not be less than $5.36, due to those claims. If China Unistone liquidates prior to the consummation of a business combination, Chih T. Cheung, James Z. Li and James Preissler, certain of the officers and directors of China Unistone, will be personally liable to pay debts and obligations to vendors and certain other entities that are owed money by, or hold a claim against China Unistone, in an amount in excess of the net proceeds of China Unistone's initial public offering not held in the trust account. There is no assurance, however, that they would be able to satisfy those obligations.

        Additionally, if China Unistone is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in China Unistone's bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. Also, in any such case, any distributions received by stockholders in a dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by China Unistone's stockholders in a dissolution. Furthermore, because China Unistone intends to distribute the proceeds held in the trust account to public stockholders as soon as possible after a dissolution, this may be viewed or interpreted as giving preference to the public stockholders over any potential creditors with respect to access to or distributions from China Unistone's assets. In addition, China Unistone's board of directors may be viewed as having breached their fiduciary duties to creditors and/or may have acted in bad faith, and thereby exposing itself and China Unistone to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the Delaware General Corporation Law with respect to its dissolution and liquidation. We cannot assure you that claims will not be brought against China Unistone for these reasons.

        To the extent any bankruptcy or other claims deplete the trust account, China Unistone cannot assure you it will be able to return to public stockholders at least $5.36 per share.

        Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although China Unistone will seek stockholder approval to liquidate the trust account to public stockholders as part of a plan of dissolution and liquidation, it will seek to conclude this process as soon as possible and as a result does not intend to comply with those procedures. Because China Unistone will not be complying with the foregoing provisions, Section 281(b) of the Delaware General Corporation Law requires it to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, China Unistone would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. China Unistone cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution (but no more) and any liability of stockholders may extend well beyond the third anniversary of the dissolution. However, because China Unistone is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors and service providers to whom it owes money and potential target businesses, all of whom we've received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, China Unistone believes the claims that could be made against it will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. China Unistone therefore believes that any necessary provision for creditors will be reduced and should not have a significant impact on its ability to distribute the funds in the trust account to public stockholders. Nevertheless, we cannot assure you of this fact. As a result, if China Unistone liquidates, the per-share distribution from the trust fund could be less than $5.36.

        The stockholders holding shares of China Unistone common stock issued in the initial public offering will be entitled to receive funds from the trust account only in the event of China Unistone's liquidation or if the stockholders seek to convert their respective shares into cash and the stock purchase is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

  Facilities

        China Unistone maintains executive offices at 105 West 13th Street, Suite 7A, New York, New York 10011. The cost for this space is included in a $7,500 per-month fee that China Unistone pays for general and administrative services to BZB Leasing. China Unistone believes, based on rents and fees for similar services in the New York area, that the fees charged by BZB Leasing are at least as favorable as China Unistone could have obtained from an unaffiliated person. China Unistone considers its current office space adequate for current operations.

  Employees

        China Unistone has four directors and three officers. These individuals are not obligated to contribute any specific number of hours to China Unistone's business per week, and they intend to devote only as much time as they deem necessary to China Unistone's affairs. China Unistone has no paid employees.

  Periodic Reporting and Audited Financial Statements

        China Unistone has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, China Unistone' s annual reports will contain financial statements audited and reported on by China Unistone's independent accountants. China Unistone has filed with the Securities and Exchange Commission a Form 10-KSB covering the fiscal year ended December 31, 2004 and Forms 10-QSB covering the fiscal quarters ended March 31, 2005, June 30, 2005 and November 30, 2005.

Legal Proceedings

        There are no legal proceedings pending against China Unistone.

        In connection with the acquisition of Sihitech, there has been a demand for the payment at closing of a finder's fee equal to 4% of the amount due to the shareholders of Sihitech. The demand is based on the assertion that two individuals are due the amount because they introduced Sihitech to China Unistone for the purpose of being acquired. To date, the parties claiming the payment have not provided supporting documentation to either of Sihitech and China Unistone. In the event that this assertion is ultimately successful, it would be considered solely an obligation of the Sihitech parties and would not change the consideration to be paid for the acquisition of Sihitech or change the terms of the overall transaction. If a successful resolution is not negotiated, legal action may be instituted against Sihitech, China Unistone or other parties involved in the transaction, however, no action has been commenced. If action is commenced, the parties have indicated that they will defend the action.

Plan of Operations

        The following discussion should be read in conjunction with China Unistone's Financial Statements and related notes thereto included elsewhere in this proxy statement/prospectus.

        China Unistone was formed on May 7, 2004 to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified business with operations in the PRC.

        China Unistone closed its initial public offering on November 24, 2004.

        China Unistone consummated its initial public offering on November 24, 2004. China Unistone sold 3,450,000 units in the offering, including 450,000 units pursuant to the over-allotment option, for $6.00 per unit. Each unit consisted of one share of common stock and two warrants. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing after the completion of a business combination, and expiring November 17, 2008. Under the terms of the warrant agreement governing the terms of the warrants between China Unistone and Continental Stock Transfer & Trust Company, as warrant agent, China Unistone is required to use its best efforts to register these warrants and maintain such registration. After evaluating China Unistone's financial statement treatment with respect to the accounting for derivative financial instruments pursuant to FASB's Emerging Issues Task Force Issue No. 00-19, China Unistone entered into a clarification agreement, dated October 20, 2006, with Continental Stock Transfer & Trust Company. The clarification agreement made explicit that, effective as of the date of China Unistone's initial public offering, China Unistone is not obligated to pay cash or other consideration to the holders of warrants or otherwise "net-cash settle" any warrant exercise if China Unistone is unable to deliver securities pursuant to the exercise of a warrant because a registration statement under the Securities Act of 1933, as amended, with respect to the common stock is not effective. The clarification agreement clarifies that net-cash settlement was never intended to be a remedy for registered warrant holders, based on the intent of the parties as set forth in the warrant agreement and its final prospectus for its initial public offering. Such clarification is entirely consistent with the terms of the warrant agreement and the disclosure contained in China Unistone's prospectus. Based on the foregoing, China Unistone believes its accounting of its warrants as permanent equity is fully justified and supported.

        The gross proceeds from the initial public offering, which included the full exercise of the underwriters' over-allotment option, were $20,700,000. China Unistone paid a total of $1,656,000 in underwriting discounts and commissions, and approximately $771,000 was paid for costs and expenses related to the offering, including $360,000 for the underwriters' non-accountable expense allowance of 2% of the gross proceeds. After deducting the underwriting discounts and commission and the offering expenses, the total net proceeds to China Unistone from the offering China Unistone was approximately $18,273,000, of which $17,595,000 was originally deposited into the trust (or $5.10 per share sold in the offering). This amount has been invested in a Treasury Bill. The Treasury Bill has been accounted for as a trading security, which is recorded as its market value of approximately $17,981,000 at March 31, 2006. The remaining proceeds are available to be used by management to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. China Unistone will use a portion of the net proceeds of its public offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that its capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund, including any other net proceeds not expended by management in the acquisition, will be used to finance the operations of the target business. China Unistone believes that it will have sufficient available funds outside of the trust fund to operate through November 24, 2006, assuming that a business combination is not consummated during that time.

        In connection with our initial public offering, we issued an option, for $100, to EarlyBirdCapital to purchase 150,000 units at an exercise price of $9.90 per unit, with each unit consisting of one share of common stock and two warrants. The warrants underlying such units are exercisable at $6.25 per share. We accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders' equity. We estimated that the fair value of this option was approximately $309,000 ($2.06 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to EarlyBirdCapital was estimated as of the date of grant using the following assumptions: (1) expected volatility of 51.36%, (2) risk-free interest rate of 3.48% and (3) expected life of 5 years. The option may be exercised for cash or on a "cashless" basis, at the holder's option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash.

        China Unistone currently does not have any operating income.

        On October 20, 2006, in connection with the clarification agreement with respect to China Unistone's warrants discussed above, China Unistone similarly clarified the terms of the options granted to EarlyBirdCapital. In doing so, China Unistone clarified, as of the date of its initial public offering, that (i) if it is unable to deliver any securities pursuant to the exercise of the options as a result of its inability to satisfy its registration requirements set forth in the options, China Unistone will have no obligation to pay such holder any cash or otherwise "net cash settle" the option or the warrants underlying the option and (ii) there was no specified liability for China Unistone's failure to satisfy its registration requirements. As discussed above, the foregoing clarification was based on the disclosure set forth in the warrant agreement and the final prospectus. Such clarification is entirely consistent with the terms of the warrant agreement and the disclosure contained in China Unistone's prospectus. Based on the foregoing, China Unistone believes its accounting of the option as permanent equity is fully justified and supported.

Results of Operations

        For the three months ended June 30, 2006, China Unistone had a net gain of $71,021. We had expenses in the three months ended June 30, 2006, attributable to $22,500 expense for rent, $40,159 expense for taxes, $6,000 expense for professional fees, $11,494 expense for officer liability insurance, $6,454 expense for travel, and $7,909 for other expenses. Interest income on the trust fund investment and short-term investments for the three months ended June 30, 2006, excluding deferred interest, was $165,536.

        For the three months ended June 30, 2005, we had a net loss of $19,341, attributable to $22,500 expense for rent, $20,649 expense for taxes, $5,000 expense for professional fees, $10,500 expense for officer liability insurance, $47,967 expense for travel, and $2,381 for other expenses. Interest income on the trust fund investment and short-term investments for the three months ended June 30, 2005 was $95,830.

        For the period from May 7, 2004 (inception) through June 30, 2006, China Unistone had a net loss of $354,558, consisting of $144,000 expense for rent, $221,637 for taxes, $407,820 for professional fees, $77,218 expense for officer liability insurance, $216,033 for travel expenses and $51,865 for other expenses. Interest income on the trust fund investment, excluding deferred interest, for the period May 7, 2004 (inception) through June 30, 2006 was $752,515.

        Since June 30, 2006, China Unistone has expensed additional sums in the conclusion of the acquisition agreement of Sihitech and e-Channels, which are primarily travel expenses and legal fees.

        Commencing on November 18, 2004 and ending upon the acquisition of a target business, China Unistone incurs a fee from BZB of $7,500 per month for providing it with office space and certain office and secretarial services. In June 2004, Messrs. Cheung, Li and Preissler advanced an aggregate of

$70,000 to us for payment on our behalf of offering expenses. These loans were repaid following our initial public offering from the proceeds of the offering.

        On December 20, 2005, China Unistone executed the securities purchase agreement for the acquisition of Sihitech BVI and e-Channels BVI. It expects to incur substantial costs over the next several months in the preparation of this proxy statement/prospectus and for holding the special meeting.

        As of June 30, 2006, China Unistone had cash assets of $7,325. In addition, the amount of funds held in the trust account was $18,535,597. China Unistone will have to borrow funds to complete the transactions with Sihitech and e-Channels. It anticipates doing so from its officers, but there is no assurance that it will be able to do so. If not, the company has no sources of capital available to it. After the acquisition, the combined company will have funds from the trust fund which will be freely available as working capital. Under the current business plan of the combined company, such funds will be adequate for its implementation for at least the 12 months after the acquisition.

Off-Balance Sheet Arrangements.

        There were no off-balance sheet arrangements during the period from May 7, 2004 (inception) through December 31, 2005 or the six months ended June 30, 2006, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to China Unistone.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheet of Ahead Billion Venture Limited ("Sihitech BVI") and Port Wing Development Company Limited ("e-Channels BVI") as of June 30, 2006 with the historical balance sheet of China Unistone Acquisition Corp. ("China Unistone") as of June 30, 2006.

        The unaudited pro forma condensed consolidated statements of operations combine the historical statements of operations of China Unistone, Sihitech BVI and e-Channels BVI for the year ended December 31, 2005 and six months ended June 30, 2006, giving effect to the transactions described in the securities purchase agreement, dated as of December 20, 2005 ("Transaction") as if they had occurred on January 1, 2005.

        The unaudited pro forma condensed consolidated balance sheets and statements of operations have been prepared using two different levels of approval of the Transaction by the China Unistone stockholders, as follows:

  •
  Assuming Maximum Approval: This presentation assumes that 100% of China Unistone stockholders approve the Transactions; and

  •
  Assuming Minimal Approval: This presentation assumes that only 80.01% of China Unistone stockholders approve the Transactions.

        We are providing this information to aid you in your analysis of the financial aspects of the Transactions. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of Sihitech BVI, e-Channels BVI and China Unistone and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transactions taken place on the dates noted, or the future financial position or operating results of the combined company.

        The unaudited pro forma condensed consolidated balance sheets were prepared in two steps—

        The first step of the Transaction, between China Unistone and Sihitech, was treated as a recapitalization of Sihitech BVI. Since China Unistone is not an operating company, the Transaction is treated as the issuance of shares of Sihitech BVI for the net tangible assets (consisting principally of cash and short-term investments) of China Unistone. The carrying value of the assets of China Unistone approximate their fair value, therefore, no "purchase accounting" fair value adjustments were required and no goodwill has been recorded in this portion of the Transaction.

        The second step of the Transaction, between the recapitalized Sihitech BVI and e-Channels BVI, was accounting for using the purchase method of accounting with Sihitech treated as the accounting acquiror. Sihitech was deemed the accounting acquirer in this three-party transaction due to the following:

  •
  Sihitech and e-Channels are the operating entities. Sihitech will have more ownership interest of the combined entity than that of e-Channels;

  •
  The combined entity executive team will consist mostly of former executives from Sihitech; and

  •
  The security purchase agreement stipulates that four of our nine board members will be nominated by Sihitech.

        Shareholders of Sihitech and e-Channels are entitled to additional cash payments upon the following contingencies: (All in US dollars millions)

Contingencies	Sihitech Shareholders	e-Channels Shareholders	Total Cash Consideration
1. The merged entity's receipt of US$34.5 millions in gross proceeds in additional financing, including from the exercise of outstanding public warrants, the successful completion of a secondary offering, or a private investment by a strategic investor	3.5455	1.454	5
2. Share Price Average above US$10 in 2006	0.7091	0.2909	1
3. Share Price Average above US$12 in 2007	1.4182	0.5818	2
4. Share Price Average above US$14.4 in 2008	2.1273	0.8727	3
Total Cash Consideration on Contingencies	7.091	2.909	10

        If all the contingencies occur, the maximum aggregate amount payable to the selling shareholders is capped at US $10,000,000. This amount will be paid pro rata to the Selling Stockholders in accordance with their ownership of the post-transaction company, immediately upon consummation, as provided in the stock purchase agreement. By structuring the contingent payments as indicated above, China Unistone attempted to align the interests of the Selling Stockholders more with those of the investors in the company.

        In the event the contingencies are met, and the resulting company makes a payment, such payment may be characterized in whole or in part as either compensatory or as a further payment of purchase price. The parties believe that it should be treated as additional purchase price because it is allocated according to the Selling Stockholders percentage ownership of the company immediately at the consummation of the stock purchase agreement, the payments are going to corporate stockholders, the beneficial holders in the Selling Stockholders comprise a group of both employees and non-employees, and the beneficial holders retain their equity interest in the Selling Stockholders regardless of their employment with either Sihitech or e-Channels. If the payment is characterized as purchase price then for accounting purposes for Sihitech it will be treated as a cost of capital and offset against additional paid-in capital and for e-Channels it would create additional goodwill. If on the other hand, because of the facts at the time of distribution, including the fact that the recipient is a significant employee of the company, the additional payment may have to be accounted for as additional employee expense, thereby reducing the company's net income. It is possible that any single payment may have to be allocated between capital cost and employee expense.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MINIMUM APPROVAL
JUNE 30, 2006
(unaudited)

	China Unistone	Sihitech BVI	Pro Forma Adjustments		Subtotal	e-Channels BVI	Pro Forma Adjustments (f)	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	7,325	1,076,205	18,528,272	(a)	13,176,320	250,421	(1,268,116)	12,158,625
			(3,703,598	)(c2)
			(2,731,884	)(b)
Short Term Investments
Investments held in trust	18,528,272		(18,528,272	)(a)	—			—
Cost and estimated earnings in excess of billings on uncompleted contracts		2,054,123			2,054,123	506,058		2,560,181
Accounts receivable		12,839,031			12,839,031	1,914,543		14,753,574
Due from related parties		302,156			302,156	99,937		402,093
Inventories		988,075			988,075	23,781		1,011,856
Pre-contract costs		88,915			88,915	152,887		241,802
Prepaid expenses and other current assets		3,446,003			3,446,003	284,412		3,730,415
Deferred income taxes	247,450	38,353			285,803	5,221		291,024

Total Current Assets	18,783,047	20,832,861	(6,435,482)		33,180,426	3,237,260	(1,268,116)	35,149,570
Property, plant and equipment,net		715,147			715,147	134,952		850,099
Long term investments		401,342			401,342			401,342
Capitalized software, net					0	198,764	1,720,000	1,918,764
Customer relationships					0		1,240,000	1,240,000
Patented technology					0		740,000	740,000
Database					0		120,000	120,000
Intangible assets, net		502,269			502,269			502,269
Goodwill					0		4,909,073	4,909,073
Other non-current assets		6,082			6,082			6,082
Deferred income taxes		18,568			18,568			18,568

Total Assets	18,783,047	22,476,269	(6,435,482)		34,823,834	3,570,976	7,460,957	45,855,767

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Loan from investor
Short-term bank loans		187,603			187,603			187,603
Accounts payable		8,759,545			8,759,545	105,263		8,864,808
Billing in excess of costs and estimated earnings on completed convects		415,011			415,011	4,955		419,966
Employee and payroll accruals		454,750			454,750	22,360		477,110
Dividends payable to owners		3,729,963			3,729,963	1,250,688		4,980,651
Accrued expenses	217,249				217,249			217,249
Taxes payable	370,539	358,553			729,092	82,597		811,689
Amounts due to related parties		613,831			613,831			613,831
Deferred interest income	186,357		(186,357	)(c2)	0			0
Note Payable—stockholder	64,980				64,980			64,980
Other current liabilities		2,112,286			2,112,286	235,660		2,347,946

Total Current Liabilities	839,125	16,631,542	(186,357)		17,284,310	1,701,523		18,985,833
Long-term loans		437,741			437,741			437,741
Deferred income taxes		36,498			36,498	22,620	573,000	632,118

Total Liabilities	839,125	17,105,781	(186,357)		17,758,549	1,724,143	573,000	20,055,692

Common stock subject to redemption	3,517,241		(3,517,241	)(c2)	0			0
Stockholders' equity:
Common stock	420	2,501,376	375	(d)	795	500,275	157	952
			(2,501,376	)(d)			(500,275)
Additional paid-in capital	14,780,819	376,958	(2,731,884	)(b)	14,572,336		8,734,633	23,306,969
			(375	)(d)
			2,501,376	(d)
			(354,558	)(e)
Reserves		1,447,792			1,447,792	360,517	(360,517)	1,447,792
Retained earnings (accumulated deficit)	(354,558)	1,044,362	354,558	(e)	1,044,362	986,041	(986,041)	1,044,362

Total shareholders' equity	14,426,681	5,370,488	(2,731,884)		17,065,285	1,846,833	6,887,957	25,800,075

Total liabilities and shareholders' equity	18,783,047	22,476,269	(6,435,482)		34,823,834	3,570,976	7,460,957	45,855,767

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MAXIMUM APPROVAL
JUNE 30, 2006
(unaudited)

	China Unistone	Sihitech BVI	Pro Forma Adjustments		Subtotal	e-Channels BVI	Pro Forma Adjustments (f)	Pro Forma Combined
Current Assets:
Cash and cash equivalents	7,325	1,076,205	18,528,272 (2,731,884	(a) )(b)	16,879,918	250,421	(1,268,116)	15,862,223
Short Term Investments
Investments held in trust	18,528,272		(18,528,272	)(a)	—			—
Cost and estimated earnings in excess of billings on uncompleted contracts		2,054,123			2,054,123	506,058		2,560,181
Accounts receivable		12,839,031			12,839,031	1,914,543		14,753,574
Due from related parties		302,156			302,156	99,937		402,093
Inventories		988,075			988,075	23,781		1,011,856
Pre-contract costs		88,915			88,915	152,887		241,802
Prepaid expenses and other current assets		3,446,003			3,446,003	284,412		3,730,415
Deferred income taxes	247,450	38,353			285,803	5,221		291,024

Total Current Assets	18,783,047	20,832,861	(2,731,884)		36,884,024	3,237,260	(1,268,116)	38,853,168
Property, plant and equipment,net		715,147			715,147	134,952		850,099
Long term investments		401,342			401,342			401,342
Capitalized software, net					0	198,764	1,720,000	1,918,764
Customer relationships					0		1,240,000	1,240,000
Patented technology					0		740,000	740,000
Database					0		120,000	120,000
Intangible assets, net		502,269			502,269			502,269
Goodwill					0		4,909,073	4,909,073
Other non-current assets		6,082			6,082			6,082
Deferred income taxes		18,568			18,568			18,568

Total Assets	18,783,047	22,476,269	(2,731,884)		38,527,432	3,570,976	7,460,957	49,559,365

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Loan from investor
Short-term bank loans		187,603			187,603			187,603
Accounts payable		8,759,545			8,759,545	105,263		8,864,808
Billing in excess of costs and estimated earnings on completed convects		415,011			415,011	4,955		419,966
Employee and payroll accruals		454,750			454,750	22,360		477,110
Dividends payable to owners		3,729,963			3,729,963	1,250,688		4,980,651
Accrued expenses	217,249				217,249			217,249
Taxes payable	370,539	358,553			729,092	82,597		811,689
Amounts due to related parties		613,831			613,831			613,831
Deferred interest income	186,357		(186,357	)(c1)	0			0
Note Payable—stockholder	64,980				64,980			64,980
Other current liabilities		2,112,286			2,112,286	235,660		2,347,946

Total Current Liabilities	839,125	16,631,542	(186,357)		17,284,310	1,701,523		18,985,833
Long-term loans		437,741			437,741			437,741
Deferred income taxes		36,498			36,498	22,620	573,000	632,118

Total Liabilities	839,125	17,105,781	(186,357)		17,758,549	1,724,143	573,000	20,055,692

Common stock subject to redemption	3,517,241		(3,517,241	)(c2)	0			0

Stockholders' equity:
Common stock	420	2,501,376	375	(d)	795	500,275	157	952
			(2,501,376	)(d)			(500,275)
Additional paid-in capital	14,780,819	376,958	(2,731,884	)(b)	18,275,934		8,734,633	27,010,567
			(375	)(d)
			2,501,376	(d)
			3,517,241	(c1)
			(168,201	)(e)
Reserves		1,447,792			1,447,792	360,517	(360,517)	1,447,792
Retained earnings (accumulated deficit)	(354,558)	1,044,362	186,357	(c1)	1,044,362	986,041	(986,041)	1,044,362
			168,201	(e)

Total shareholders' equity	14,426,681	5,370,488	971,714		20,768,883	1,846,833	6,887,957	29,503,673

Total liabilities and shareholders' equity	18,783,047	22,476,269	(2,731,884)		38,527,432	3,570,976	7,460,957	49,559,365

UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MINIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2005
(unaudited)

	China Unistone Acquisition Corp.	Beijing Sihitech Technology Co.	Beijing e-Channels	Pro Forma Adjustments		Pro Forma Combined
Revenues		$21,973,022	$3,264,547			$25,237,569
Operating expenses
Selling and marketing expenses		1,385,446	270,435			1,655,881
Software development and service costs		2,425,105	1,269,352			3,694,457
IT consulting		466,167				466,167
Maintenance and support		300,417	183			300,600
System integration		13,299,217				13,299,217
General and administrative expenses	464,970	1,848,854	237,631	1,174,666	(g)	3,726,121
Research and development expenses		43,625	247,513			291,138
Subsidies and value added tax refunds		(124,937)	(200,650)			(325,587)

Total operating expenses	464,970	19,643,894	1,824,464	1,174,666		23,107,994

Income (loss) from operations	(464,970)	2,329,128	1,440,083	(1,174,666)		2,129,575
Interest expense		(76,539)	(1,591)			(78,130)
Interest income	420,312	17,556	2,774			440,642
Equity in loss of affiliates		(94,001)				(94,001)
Other income (expense)		53,495	5,036			58,531

Income before income taxes and minority interests	(44,658)	2,229,639	1,446,302	(1,174,666)		2,456,617
Provision for income taxes	85,523	429,113	106,940	(88,100	)(h)	533,476

Net income (loss)	$(130,181)	$1,800,526	$1,339,362	$(1,086,566)		$1,923,141

Net income (loss) per share
Basic	$(0.03)					$.22
Diluted	$(0.03)					$.21

Weighted average shares outstanding
Basic	4,200,000			(i	)	8,838,665
Diluted	4,200,000			(i	)	9,246,381

UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MINIMUM APPROVAL
FOR THE SIX MONTHS ENDED JUNE 30, 2006

	China Unistone Acquisition Corp.	Beijing Sihitech Technology Co.	Beijing e-Channels	Pro Forma Adjustments			Pro Forma Combined
Revenues		$13,425,689	$1,193,091				$14,618,780

Operating expenses Selling and marketing expenses.		823,129	113,912				937,041
Software development and service costs		1,754,595	349,745				2,104,340
IT consulting		0					0
Maintenance and support		543,449					543,449
System integration		7,329,195					7,329,195
General and administrative expenses	348,026	883,602	182,627	587,333	(g)		2,001,588
Research and development expenses		99,543	174,567				274,110
Subsidies and value added tax refunds		(116,431)	(10,250)				(126,681)

Total operating expenses	348,026	11,317,082	810,601	587,333			13,063,042

Income (loss) from operations	(348,026)	2,108,607	382,490	(587,333)			1,555,738
Interest expense		(46,018)					(46,018)
Interest income	310,977	7,445	1,544				319,966
Equity in loss of affiliates		(10,930)					(10,930)
Other income (expense)		1,430	1,590				3,020

Income before income taxes and minority interests	(37,049)	2,060,534	385,624	(587,333)			1,821,776
Provision for income taxes	64,398	266,982	19,940	(44,050)	(h)		307,270

Net income (loss)	$(101,447)	$1,793,552	$365,684	$(543,283)			$1,514,506

Net income (loss) per share
Basic	$(0.02)						$0.17
Diluted	$(0.02)						$0.13

Weighted average shares outstanding
Basic	4,200,000					(i)	8,838,665
Diluted	4,200,000					(i)	11,256,557

UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MAXIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2005
(unaudited)

	China Unistone Acquisition Corp.	Beijing Sihitech Technology Co.	Beijing e-Channels	Pro Forma Adjustments		Pro Forma Combined
Revenues		$21,973,022	$3,264,547			$25,237,569

Operating expenses
Selling and marketing expenses		1,385,446	270,435			1,655,881
Software development and service costs		2,425,105	1,269,352			3,694,457
IT consulting		466,167				466,167
Maintenance and support		300,417	183			300,600
System integration		13,299,217				13,299,217
General and administrative expenses	464,970	1,848,854	237,631	1,174,666	(g)	3,726,121
Research and development expenses		43,625	247,513			291,138
Subsidies and value added tax refunds		(124,937)	(200,650)			(325,587)

Total operating expenses	464,970	19,643,894	1,824,464	1,174,666		23,107,994

Income (loss) from operations	(464,970)	2,329,128	1,440,083	(1,174,666)		2,129,575
Interest expense		(76,539)	(1,591)			(78,130)
Interest income	420,312	17,556	2,774	86,704		527,346
Equity in loss of affiliates		(94,001)				(94,001)
Other income (expense)		53,495	5,036			58,531

Income before income taxes and minority interests	(44,658)	2,229,639	1,446,302	(1,087,962)		2,543,321
Provision for income taxes	85,523	429,113	106,940	(81,597)	(h)	539,979

Net income (loss)	$(130,181)	$1,800,526	$1,339,362	$(1,006,365)		$2,003,342

Net income (loss) per share
Basic	$(0.03)					$0.21
Diluted	$(0.03)					$0.20

Weighted average shares outstanding
Basic	4,200,000				(i)	9,528,320
Diluted	4,200,000				(i)	9,936,036

UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MAXIMUM APPROVAL
FOR THE SIX MONTHS ENDED JUNE 30, 2006

	China Unistone Acquisition Corp.	Beijing Sihitech Technology Co.	Beijing e-Channels	Pro Forma Adjustments		Pro Forma Combined
Revenues		$13,425,689	$1,193,091			$14,618,780
Operating expenses
Selling and marketing expenses.		823,129	113,912			937,041
Software development and service costs		1,754,595	349,745			2,104,340
IT consulting		0				0
Maintenance and support		543,449				543,449
System integration		7,329,195				7,329,195
General and administrative expenses	348,026	883,602	182,627	587,333	(g)	2,001,588
Research and development expenses		99,543	174,567			274,110
Subsidies and value added tax refunds		(116,431)	(10,250)			(126,681)

Total operating expenses	348,026	11,317,082	810,601	587,333		13,063,042

Income (loss) from operations	(348,026)	2,108,607	382,490	(587,333)		1,555,738
Interest expense		(46,018)		77,669		31,651
Interest income	310,977	7,445	1,544			319,966
Equity in loss of affiliates		(10,930)				(10,930)
Other income (expense)		1,430	1,590			3,020

Income before income taxes and minority interests	(37,049)	2,060,534	385,624	(509,664)	(h)	1,899,445
Provision for income taxes	64,398	266,982	19,940	(38,225)		313,095

Net income (loss)	$(101,447)	$1,793,552	$365,684	$(471,439)		1,586,350

Net income (loss) per share
Basic	$(0.02)					$0.17
Diluted	$(0.02)					$0.13

Weighted average shares outstanding
Basic	4,200,000				(i)	9,528,320
Diluted	4,200,000				(i)	11,946,212

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
PRO FORMA ADJUSTMENTS

China Unistone/Sihitech BVI

(a)
to record the release of funds held in trust by China Unistone

(b)
to record the cash portion of the purchase price

(c1)
assuming maximum approval, to reclassify common stock held in trust to permanent equity and to record related deferred interest as income

(c2)
assuming minimum approval, to record refund of funds to dissenting shareholders

(d)
to record the stock portion of the purchase price, the issuance of 3,754,484 shares of China Unistone common stock for all the shares of Sihitech BVI

(e)
to eliminate the accumulated deficit (as adjusted when assuming maximum approval) of China Unistone as Sihitech BVI will be the continuing entity for accounting purposes

e- Channels BVI

(f)
To record the purchase price for all the outstanding shares of e-Channels BVI and the allocation of the purchase price to the assets acquired and liabilities assumed as follows:

Calculation of Allocable Purchase Price:
Cash	$1,268,116
Value of 1,573,836 shares issued at $5.55 per share (based on the market price at December 20, 2005, the date of the securities purchase agreement	8,734,790

Total allocable purchase price	$10,002,906

Estimated allocation of purchase price:
e-Channels net assets acquired (at book value)	1,846,833

Management has reviewed e-Channels current assets and liabilities and concluded based on their nature that fair value approximates book value. As costs and estimated earnings in excess of billings on uncompleted contracts is all in the current period, its fair value is deemed by management to approximate the book value. Inventories carried as of December 31, 2005 are all third party finished IT equipments, its fair value approximates to the book value by management's evaluation. The book value of its non-current assets was RMB 2,355,236 (US $291,844) mainly consisting of net fixed assets at RMB 953,244 (US $118,119) and capitalized software costs at RMB 1,401,992 (US $173,724), of which RMB 910,035 (US $112,765) was capitalized in 2004, RMB 939,243 (US $116,384) in 2005, and the balance in 2006. Based on a review of these assets, management believes the book value of non-current assets approximates fair value as of June 30, 2006.

Fair value adjustments to assets acquired:
Software and unpatented technology	1,720,000
Customer relationships	1,240,000
Patented technology	740,000
Database	120,000
Deferred tax liability at 15% statutory rate	(573,000)

Fair value of assets acquired	5,093,833
Goodwill	4,909,073

Total allocable purchase price	$10,002,906

e-Channels' customers base consists of over 20 Chinese national banks, joint-stock commercial banks, city banks, and rural credit unions. Its market leading web-banking solution and multi-channel integration platform earned its reputation in Chinese banking industry, which is manifested by its 70% of market share of web-banking market in China. Management has considered its current customer base, existing contracts and customer leverage possibilities, and estimates that such customer relationships have a value of RMB 10,000,000 (approximately US $1,240,000).

e-Channels also has two patent applications filed with State Intellectual Property Office of the People's Republic of China. One is a dynamic password method and system with encryption (Patent application number: 200510069255.4) and the second is dynamic password method and system based on mobile communication terminals (Patent application number: 200510073434.5). Management expects that the patents will be granted, and has estimated the future profit potential, resulting in an estimated fair value of RMB 6,000,000 (approximately US $740,000).

e-Channels owns 14 unpatented software solutions, of which web-banking and multi-channel integration platform enjoys market-leading position in Chinese banking industry. Management has evaluated the future profitability of such solutions and estimates fair value to be RMB 15,000,000, of which RMB 1,081,450 has been included in the book value of e-Channels. The net increase in value is RMB 13,918,550 (approximately US $1,720,000).

(g)
To record additional amortization of intangibles based on the increase in the market value:

Asset	Estimated Useful Life
Software and unpatented technology	3 years
Customer relationships	3 years
Patented technology	5 years
Database	3 years

Due to the fast changes in IT industry, the useful life of software and unpatented technology is estimated at three years, and patented technology enjoys a longer useful life at five years. As Chinese banks are going through changes, the management estimates the useful life of intangible assets of customer relationship and database at three years.

The above purchase price allocation represents management's best estimate as at the date of this filing and may be subject to revisions following the audit of this information at a future date. The weighted average number of shares outstanding is contingent upon Sihitech BVI meeting its 2006 performance target. If the targets is not met, 773,045 shares are subject to return. The weighted average number of shares outstanding will be reduced by up to 773,045 if such criterion is not met. The above purchase price also excludes up to $10,000,000 of contingent consideration to be paid to the stockholders of Sihitech BVI and e-Channels BVI if additional capital is raised from the exercise of outstanding warrants or if certain stock market price requirements are achieved.

(h)
Adjustment to record the tax effect of the above adjustments at a 7.5% effective tax rate.

(i)
Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Year ended December 31, 2005		Six months ended June 30, 2006
	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)
Shares issued to shareholders of Sihitech BVI	3,754,484	3,754,484	3,754,484	3,754,484
Shares issued to shareholders of e-channels BVI	1,573,836	1,573,836	1,573,836	1,573,836
China Unistone weighted average shares	4,200,000	3,510,345	4,200,000	3,510,345

Basic shares	9,528,320	8,838,665	9,528,320	8,838,665
China Unistone incremental shares relating to warrants	407,716	407,716	2,365,006	2,365,006
China Unistone incremental shares relating to underwriter's purchase option and related shares and warrants	—	—	52,886	52,886

	9,936,036	9,246,381	11,946,212	11,256,557

DIRECTORS AND MANAGEMENT

Directors and Management Following the Stock Purchase

        At the effective time of the stock purchase, the board of directors, executive officers and key employees of Yucheng will be as follows:

Name	Age	Position
Chih T. Cheung	35	Non-Executive Chairman of the Board
Weidong Hong	39	Director and Chief Executive Officer
Shuo Zeng	36	Director and Chief Operating Officer
Li Liao	40	Director
Tao Huang (Michael)	42	Director
Chi Wei Joong	50	Director
Henry Wang	47	Director
Peter Li	41	Chief Financial Officer

        Chih T. Cheung has served as the Chairman of the Board of China Unistone since its inception in May 2004 and will be the non-executive chairman of the board of Yucheng after the acquisition. Since September 2005, Mr. Cheung has been the Managing General Partner of Staples Asia Investment Limited, a subsidiary of Staples, Inc., created to make investments and form partnerships in the office product market in Asia. He currently sits on the boards of a number of private companies. From March 2003 until February 2006, he was a senior advisor to the chairman of the Chinatrust Commercial Bank. Prior to that, Mr. Cheung co-founded and was the chief executive officer of HelloAsia Corporation from its inception in 1999 until February 2002. In February 2002, Mr. Cheung negotiated the merger of HelloAsia into Brience, Inc. and served as executive vice president of Brience until February 2003. Prior to forming HelloAsia, Mr. Cheung co-founded and was the chief executive officer of Crimson Solutions. Mr. Cheung graduated from Harvard College, received an A.M. from Harvard Graduate School of Arts and Sciences, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School.

        Weidong Hong will be the Chief Executive Officer and a director of Yucheng after the acquisition. Mr. Hong is a founder and is the current Chairman and Chief Executive Officer of Sihitech. Prior to founding Sihitech in June, 1999, he was part of the senior management of Secom China Ltd., the Japanese publicly listed based electronic security services provider, from December 1994 to May 1997, where he served as the Vice President of the PC Department. From May 1997 to June 1999, Mr. Hong held the position of General Manager of GIT, a company engaged in the business of providing IT services to the Chinese banking industry. He holds B.E and EMBA degrees from Tsinghua University.

        Shuo Zeng will be the Chief Operating Officer and a director of Yucheng after the acquisition. Mr. Zeng is a founder and is the current Chairman and Chief Executive Officer of e-Channels. From July 1991 to May 2000, Mr. Zeng held several senior positions in the Nantian Group, a manufacturer electronic and communication equipment in China publicly listed in Shenzhen, including as the General Manager of Information Product Department and Finance Project & System Integration Department. He holds a B.E in Automation from Beijing Polytechnic University.

        Li Liao will serve as a director of Yucheng after the acquisition. Mr. Li has been a distinguished academician, serving as the Associate Dean and Director of EMBA Program as well as a Professor of Finance at the prestigious School of Economics and Management of Tsinghua University since September 2000. Between May 1999 and August 2000 he served as the Assistant to Chairman at the Esquel Group, a company engaged in apparel manufacturing. He finished his BE in Electrical Engineering and Ph. D in Engineering Economics from Tsinghua University followed by an MBA in Financial Engineering from the coveted MIT Sloan School of Management in the US. Mr. Li will be considered an independent director.

        Tao Huang (Michael) will serve as a director of Yucheng after the acquisition. Since March 2005, Mr. Huang has served as the Chairman and director of China Expert Technology Inc., a company listed on the OTC-BB (ticker: CSTI) and engaged in the business of providing e-government infrastructure and consulting services to community and governments in China. From August 1990 until March 2005, he worked at the Bank of China. He served as Deputy General Manager and Manager for the Retail Banking Department for the Bank of China, in charge of strategy and marketing between October 1998 and May 2004. From February 1997 to October 1998, he was the Deputy Manager of Bank of China's Credit Card division. Prior to that, he managed the Board Secretariat, worked in the International Business Department and the Branch Banking division at Bank of China. Mr. Huang earned a degree in English language from Nanjing Normal University and a degree in Business Economy at China Academy of Social Sciences. Mr. Huang will be considered an independent director.

        Chi Wei Joong will serve as a director of Yucheng after the acquisition. Since March 2004, Mr. Joong has been the General Manager and President for the Credit Card division of China Merchants Bank, the largest credit issuer in China. Before that, he was an Executive Vice President of the retail banking division of Chinatrust Commercial Bank, the largest credit issuer and one of the leading financial holdings company in Taiwan, from March 1999 to January 2004. From 1997 to 1998, he served as the Financial Director of AIG Credit Card Company (Taiwan). Between 1995 and 1997, he served as Financial Director for the credit card division of the Taipei City Bank (Taiwan). He also worked at American Express in the U.S. Currently, he also serves on the advisory board for Visa International. Mr. Joong has a degree from Keynes University and one from New York University. Mr. Joong will be considered an independent director.

        Henry Wang will serve as a director of Yucheng after the acquisition. Since February 2003, Mr. Wang has served as the General Manager of the Operating Center of China Construction Bank. From July 2000 to February 2003, he served as General Manager of Settlement Accounts Department of China Construction Bank. Before that, he worked in the Funds Clearing Department and project auditing and consulting activities in the Investment and Research Department of China Construction Bank. He studied at Beihang University and later at South Western University of Finance and Economics. Mr. Wang will be considered an independent director.

        Peter Li, the current Chief Financial Officer of Sihitech, will be the Chief Financial Officer of Yucheng after the acquisition. Prior to his joining Sihitech in 2002, Mr. Li held the position of Internal Controller in Lenovo Group, a Chinese computer equipment manufacturer publicly listed on the Hong Kong Stock Exchange, from September 2002 to March 2004. Mr. Li was the Financial Controller in Bayshore Capital Inc., a privately held high technology investment and incubator company, from February 2002 to August 2002. From April 1999 to November 2001, Mr. Li held the position of Financial Controller in Delano Technologies Corporation, a CRM software solution provider which had been a Nasdaq-listed software company. From July 1998 to April 1999, Mr. Li was the Accounting Manager in Keating Technologies Inc., a marketing and sales service provider for high technology companies. Mr. Li was the Assistant Controller in SoftArc Inc., a communication software provider, from April 1995 to July 1998. Mr. Li is a Certified General Accountant (C.G.A.) in Canada and holds a Master of education from the University of Toronto and a B.A. from Beijing Foreign Studies University.

Meetings and Committees of the Board of Directors of China Unistone

        During the fiscal year ended December 31, 2005, China Unistone's board of directors held five meetings. Although China Unistone does not have any formal policy regarding director attendance at annual stockholder meetings, China Unistone attempts to schedule its annual meetings so that all of its directors can attend. In addition, China Unistone expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

        In anticipation of being listed on the Nasdaq National Market, Yucheng will elect to follow the rules of Nasdaq in determining whether a director is independent. The board of directors of Yucheng also will consult with the Company's counsel to ensure that the board's determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment. Consistent with these considerations, the board of directors of Yucheng has affirmatively determined that, upon the appointment to the board of directors of Yucheng on the closing of the stock purchase, Messrs. Li Liao, Tao Huang, Chi Wei Joong and Henry Wang will be the independent directors of Yucheng for the ensuing year. The other directors are not independent.

        China Unistone currently does not have an independent board of directors and is not required to have one.

Audit Committee

        In anticipation of being listed on the Nasdaq National Market, Yucheng will establish an audit committee to be effective at the consummation of the stock purchase the members will be Tao Huang, Chi Wei Joong and Li Liao. As required by Nasdaq listing standards, the audit committee of Yucheng is comprised of at least three independent directors who are also "financially literate." The listing standards define "financially literate" as being able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. Messrs. Huang, Joong and Liao are financially literate. The board of directors believes that each audit committee member has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company's financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company's financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

        Yucheng adopted an audit committee charter in March 2006. Under the charter the committee is responsible for reviewing the scope, planning and staffing of the audit and preparation of the financial statements. This includes consultation with management, the auditors and other consultants and professionals involved in the preparation of the financial statements and reports. The committee is responsible for performing oversight about the company's relationship with the independent auditor. The committee also has a general compliance oversight role in assuring that the directors, officers and management comply with the ethics code of the company, review and approval of related party transactions, dealing with complaints regarding accounting, internal controls and auditing matters, and compliance with accounting and legal requirements applicable to the company.

        Pursuant to the terms of the charter, the audit committee's responsibilities include, among other things:

  •
  annually reviewing and reassessing the adequacy of the committee's formal charter;

  •
  reviewing our annual audited financial statements with our management and our independent auditors and the adequacy of our internal accounting controls;

  •
  reviewing analyses prepared by management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

  •
  the engagement of the independent auditor;

  •
  reviewing the independence of the independent auditors;

  •
  reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or our management;

  •
  the appointment of the independent auditor to the board of directors, which firm is ultimately accountable to the audit committee and the board of directors;

  •
  approving professional services provided by the independent auditors, including the range of audit and non-audit fees; and

  •
  reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

        The audit committee will pre-approve the services to be provided by its independent auditors going forward. The audit committee also reviews and recommends to the board of directors whether or not to approve transactions between the company and an officer or director outside the ordinary course.

  Audit Committee Financial Expert

        The board of directors believes that Mr. Chi Wei Joong, a director of Yucheng, will qualify as an "audit committee financial expert" within the meaning of all applicable rules. The board of directors believes that Mr. Joong has financial expertise from his degrees in business, his activities as a chief executive officer and chief financial officer of various companies, and his consulting activities in the areas of accounting, corporate finance, capital raising and corporate financial analysis.

  China Unistone Audit Matters

        China Unistone does not have an audit committee and the activities normally done by an audit committee are handled by the board of directors.

  Independent Auditors' Fees

        The firm of Goldstein, Golub, Kessler LLP ("GGK") acts as our principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). GGK has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid or to be paid to GGK and RSM for services rendered.

  Audit Fees

        During the fiscal year ended December 31, 2004, China Unistone paid, or expects to pay, its principal accountant $25,000 for the services they performed in connection with the initial public offering, including the financial statements included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 24, 2004, $10,000 in connection with the 2004 Form 10-KSB.

  Audit-Related Fees

        During 2004, China Unistone's principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

  Tax Fees

        During 2004, our principal accountant rendered services to us for tax compliance, tax advice or tax planning and we paid $2,500 for these services.

  All Other Fees

        During 2004, there were no fees billed for products and services provided by the principal accountant to China Unistone other than those set forth above.

  Audit Committee Pre-Approval Policies and Procedures

        In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the board of directors or audit committee.

Code of Ethics

        In anticipation of the stock purchase, the board of directors of Yucheng adopted a code of ethics that applies to Yucheng's directors, officers and employees as well as those of its subsidiaries. A copy of the Yucheng code of ethics has been filed as an annex to this proxy statement / prospectus. Requests for copies of Yucheng's code of ethics should be sent in writing to China Unistone Acquisition Corporation, 105 West 13th Street, Suite 7A, New York, New York 10011, Attention: Secretary.

        China Unistone has not yet adopted a formal code of ethics statement because the board of directors evaluated the business of the company and the number of employees and determined that since the business is largely limited to maintaining its cash investments while its searches for a target company and consummates an acquisition and the only persons acting for China Unistone are the three directors who are also the officers, general rules of fiduciary duty and federal and state securities laws are adequate ethical guidelines.

Stock Option Committee Information

        Upon consummation of the stock purchase, the board of directors of Yucheng will establish a stock option committee with Chi Wei Joong and Li Liao as its members. The purpose of the stock option committee will be to administer the company's stock option plans, including authority to make and modify awards under such plans. Initially, the plan will be the China Unistone 2006 Performance Equity Plan, as assumed by Yucheng. Since the plan has not yet been approved, the stock option committee has not had any meetings and no options or other awards have been granted under the plan.

Nominating Committee Information

        In anticipation of being listed on the Nasdaq National Market, Yucheng will form a nominating committee in connection with the consummation of the securities purchase. The members will be Chi Wei Joong and Li Liao, each an independent director under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Yucheng's board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. A copy of the nominating committee charter is attached as an annex to this proxy statement / prospectus.

        China Unistone does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the securities purchase agreement, China Unistone has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person's merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

        Because the management and directors of China Unistone are largely the same persons, the board of directors has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to the boards' attention by virtue of the co-extensive employment.

Director Compensation

        Yucheng intends to pay directors who are not employees a meeting fee of $3,000 and reimbursement of expenses. Directors who are committee chairman will also receive $750 per committee meeting and other committee members will receive $500 per committee meeting. At the time of initial election, a director will be awarded an option for 10,000 shares of common stock under the performance equity plan. Directors will also receive options for 2,500 shares under the performance equity plan per director meeting up to a maximum of 10,000 shares per year. Options will be issued at market prices and vest immediately and be exercisable for five years.

        China Unistone's directors do not currently receive any cash compensation for their service as members of the board of directors.

Executive Compensation

        Each of Mr. Weidong Hong, Mr. Shuo Zeng and Mr. Chih T. Cheung will enter into employment agreements with Yucheng, effective as of the effective time of the redomestication merger. Mr. Hong will be employed as the chief executive officer at an salary of $50,000, Mr. Zeng will be employed as the chief financial officer at an salary of $50,000 and Mr. Cheung will be employed as the non-executive chairman of the board at an salary of $50,000. Each of the executives also will be eligible for a cash bonus not to exceed 100% of the then base salary, as determined by the compensation committee. Each executive will also be eligible to be awarded equity compensation as determined from time to time by the board of directors or the compensation and stock option committees. The executives will be provided regular benefits as provided to other senior executives, such as medical, dental and life insurance, four weeks paid vacation, reimbursed automobile expenses and reimbursement of business related travel and moving expenses. Upon an early termination for no cause or upon a breach of the agreement by the company, he would be paid $300,000 and benefits. The employment agreement also provides for the protection of confidential information and a three-year non-competition period with the business of Yucheng within the PRC, Hong Kong SAR and Taiwan. The agreements contain provisions for the protection of confidential information and a three-year-after employment non-competition period within China. In the securities purchase agreement, there is an additional non-competition agreement applicable to these persons for three years after consummation that includes Hong Kong and Taiwan, in addition to China.

  Yucheng's Executive Officers

        The following sets forth summary information concerning the compensation paid by Sihitech and e-Channels to Messrs. Weidong Hong, Shuo Zeng and Peter Li during the last three fiscal years.

  Management Compensation Summary

	Annual Compensation (US$)
Name
	Year	Salary	Bonus	Total
Weidong Hong	2003	22,760	0	22,760
	2004	31,666	0	31,666
	2005	42,551	0	42,551
Shuo Zeng	2003	49,477	4,329	53,807
	2004	54,796	8,621	63,418
	2005	58,383	4,700	63,084
Peter Li	2003	0	0	0
	2004	7,539	0	7,539
	2005	35,458	0	35,458

        Since their formations, neither Sihitech nor e-Channels has granted any pension plans, stock options or stock appreciation rights, any awards under long-term incentive plans, or any other non-cash compensation.

  China Unistone Executive Officers

        No executive officer of China Unistone has received any cash or non-cash compensation for services rendered to China Unistone. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

        Commencing December 1, 2004 and ending upon the acquisition of a target business, China Unistone has paid and will continue to pay an administrative services fee totaling $7,500 per month to BZB Leasing for providing China Unistone with office space and certain office and secretarial services. Other than this $7,500 per month in fees, no compensation of any kind, including finders and consulting fees, has been or will be paid to any of the China Unistone stockholders existing prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, China Unistone stockholders existing prior to its initial public offering have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Executive Compensation Determination

        It is the intention of Yucheng to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a committee. At this time, Yucheng does not believe a separate committee is necessary because the senior executives of the company are employed under written compensation agreements and the securities purchase agreement provides for equity-based incentive compensation, all of which agreements were negotiated by the China Unistone board of directors in arms-length negotiations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

China Unistone

        Prior to China Unistone's initial public offering, China Unistone issued shares of common stock to a number of parties at a price of $0.033 per share. These shares will be held in escrow until November 2007. The parties to whom the stock was issued and the amount of stock issued to them, as well as their relationship to the Company, are set forth below. The number of shares shown are the number of shares held after the split referred to above:

Name	Number of Shares	Relationship to Us
Chih T. Cheung	252,000	Chairman of the Board
James Z. Li	252,000	Chief Executive Officer
James Preissler	112,875	Chief Financial Officer and Secretary
Perfect Blazon Co., Ltd.	87,500	Stockholder
Dr. Jian Gao	65,625	Director
James T. Mauck	65,625	Director
Peter F. Tufo	13,125	Special Advisor
Vincent Lin	13,125	Special Advisor
Raymond Chang	13,125	Special Advisor

        In July 2004, the above persons contributed to us a total of 125,000 shares of common stock, effectively increasing the average purchase price to $0.033 per share.

        Pursuant to an escrow agreement between us, the above persons and Continental Stock Transfer & Trust Company, all of their shares were placed in escrow, with Continental acting as escrow agent, pursuant to an escrow agreement, until the earliest of:

  •
  November 18, 2007;

  •
  our liquidation; or

  •
  the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

        During the escrow period, these shares cannot be sold, but the share holders will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of the above persons will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to our initial public offering.

        China Unistone also entered into a registration rights agreement with the above persons pursuant to which the holders of the majority of the above shares will be entitled to make up to two demands that China Unistone register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. China Unistone will bear the expenses incurred in connection with the filing of any such registration statements.

        Each of the above persons also entered into a letter agreement with China Unistone and EarlyBirdCapital pursuant to which, among other things:

  •
  each agreed to vote all the shares owned by him in accordance with the majority of the IPO Shares if we solicit approval of our stockholders for a business combination;

  •
  if China Unistone fails to consummate a business combination by May 24, 2006 (or by November 24, 2006 under certain limited circumstances), each agreed to take all reasonable actions within his power to cause China Unistone to liquidate as soon as reasonably practicable;

  •
  each waived any and all rights he may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his shares;

  •
  each agreed to present to China Unistone for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of its consummation of a business combination, its liquidation or until such time as he ceases to be an officer or director of China Unistone, subject to any pre-existing fiduciary obligations he might have;

  •
  each agreed that China Unistone could not consummate any business combination which involves a company which is affiliated with any of these person unless China Unistone obtains an opinion from an independent investment banking firm reasonably acceptable to EarlyBirdCapital that the business combination is fair to our stockholders from a financial perspective;

  •
  each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to us prior to the consummation of our business combination; and

  •
  each agreed that he and his affiliates will not be entitled to receive or accept a finder's fee or any other compensation in the event he or his affiliates originate a business combination.

        During 2004, Chih T. Cheung, James Z. Li and James Preissler advanced $70,000 to China Unistone to cover expenses related to the initial public offering. The loan was payable without interest on the earlier of June 14, 2005 or the consummation of the initial public offering. This loan was repaid in December 2004.

        China Unistone will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations.

        China Unistone has engaged E.J. McKay & Co. to assist in identifying targets and performing due diligence and other assessments of targets. This company is owned/controlled by Mr. James Z. Li, an officer and director of China Unistone. To date, China Unistone has paid $52,519 in reimbursement expenses and expects to pay approximately an additional $20,000 at closing for unreimbursed expenses.

        Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to the officers and directors and BZB Leasing, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of founders of China Unistone or to any of their respective affiliates for services rendered to the company prior to or with respect to the business combination.

        All ongoing and future transactions between China Unistone and any of the officers and directors or their respective affiliates and consultants, will be on terms believed to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of the board who do not have an interest in the transaction.

Sihitech and e-Channels

        Sihitech had an aggregate of RMB 3,235,294 (US $400,894) and RMB 878,957 due from owners of the company in fiscal years 2005 and 2004, respectively. Sihitech also owed RMB 5,407,949 (US $174,463) and RMB 2,357,949 to affiliates in fiscal years 2005 and 2004, respectively. At December 31, 2005, the amount due from owners was RMB 2,599,256 (US $322,081). The balances were non-interest bearing and payable on demand. Amounts owed will be repaid when due or at such other times when repayment will not adversely impact the operating cash requirements. It is not intended to repay these amounts from funds available as a result of the merger.

        From time to time, during the fiscal years 2004 and 2005, e-Channels has lent to and borrowed money from its officers and equity owners and related parties. e-Channels had an aggregate of RMB 36,409 (US $4,511) and RMB 926,379 due from owners of the company in fiscal years 2005 and 2004, respectively, e-Channels did not owe any monies to the related parties as of December 31, 2005.

        In the future, such above described related party transactions will be subject to the Yucheng corporate governance approval and disclosure requirements, including independent director approval.

Yucheng

        As a public company, Yucheng, neither directly nor indirectly nor through any subsidiary, will make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company. This prohibition is in compliance with the provisions of the Sarbanes-Oxley Act of 2002. Moreover, Yucheng has adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company's code of ethics, and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information regarding the beneficial ownership of our common stock as of October 27, 2006 by:

  •
  each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our officers and directors; and

  •
  all our officers and directors as a group.

        Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Chih T. Cheung	410,872	(2)	9.3%
James Z. Li	510,870	(3)	11.4%
James Preissler	407,008	(4)	4.5%
Dr. Jian Gao(5)	56,250		1.3%
James T. Mauck(6)	156,250	(7)	3.6%
Jack Silver(8)	982,000	(9)	20.1%
Sapling, LLC(10)	230,950		5.5%
Perfect Blazon Co., Ltd.(11)	75,000		1.8%
Craig Samuels(12)	212,900		5.1%
All directors and executive officers as a group (5 individuals)	1,541,252	(13)	30.2%

(1)
Unless otherwise indicated, the business address of each of the following is 105 West 13th Street, Suite 7A, New York, New York 10011.

(2)
Includes 194,872 shares of common stock issuable upon exercise of warrants held by Mr. Cheung that may become exercisable within 60 days.

(3)
Includes 294,870 shares of common stock issuable upon exercise of warrants held by Mr. Li that may become exercisable within 60 days.

(4)
Includes 310,258 shares of common stock issuable upon exercise of warrants held by Mr. Preissler that may become exercisable within 60 days.

(5)
The business address of Dr. Gao is China Development Bank, 29 Fuchengmenwai Street, Xicheng District, Beijing 100037, People's Republic of China.

(6)
The business address of Mr. Mauck is R.R. Donnelley, Room 1001, One Corporate Avenue, No. 222 Hu Bing Road, Shanghai, People's Republic of China, 200021.

(7)
Includes 100,000 shares of common stock issuable upon exercise of warrants held by Mr. Mauck that may become exercisable within 60 days.

(8)
The business address of Mr. Silver is 660 Madison, Avenue, New York, New York 10021.

(9)
Jack Silver beneficially owns 309,000 shares of Common Stock of China Unistone Acquisition Corporation representing 7.4% of the outstanding Common Stock. Such shares of Common Stock beneficially owned by Mr. Silver include (i) 10,000 shares of Common Stock held by Sherleigh Associates Inc. Profit Sharing Plan ("Sherleigh Profit"), a trust of which Mr. Silver is the trustee and (ii) 299,000 shares of Common Stock held by Sherleigh Associates Inc. Defined Benefit Pension Plan ("Sherleigh Defined"), a trust of which Mr. Silver is the trustee, and includes (i) warrants to purchase 75,000 shares of Common Stock held by Sherleigh Profit and (ii) warrants to purchase 598,000 shares of Common Stock held by Sherleigh Defined. The information is derived from a Schedule 13G filed by such entity with the Securities and Exchange Commission on February 13, 2006.

(10)
The business address of Sapling, LLC is 535 Fifth Avenue, 31st Floor, New York, New York 10017. Fir Tree Value Master Fund, LP, a Cayman Islands exempted limited partnership, is the sole member of Sapling, LLC and Fir Tree, Inc., a New York corporation, is the manager of Sapling, LLC. The information is derived from a Schedule 13G filed by such entity with the Securities and Exchange Commission on February 11, 2005. Mr. Jeffrey Tannenbaum has dispositive and voting authority over the shares of common stock held by Sapling, LLC.

(11)
The business address of Perfect Blazon Co., Ltd. Is ATC Trustees (BVI) Limited, 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands. Philip Wu, the first director of Perfect Blazon Co., exercises voting and dispositive power of the securities held by Perfect Blazon Co.

(12)
The business address of Mr. Samuels is 4 Columbus Circle, New York, New York 10019.

(13)
Includes 900,002 shares of common stock issuable upon exercise of warrants held by our officers and directors that may become exercisable within 60 days.

        All 750,000 shares of the outstanding common stock owned by shareholders prior to our initial public offering have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, pursuant to an escrow agreement described above.

        Chih T. Cheung, James Z. Li, James Preissler and Perfect Blazon Co., Ltd. are deemed to be our "parents" and "promoters," as these terms are defined under the Federal securities laws

Security Ownership of Officers and Directors of Yucheng after the Acquisition

        The following table sets forth information with respect to the beneficial ownership of Yucheng common shares immediately after the consummation of the acquisition of Yucheng by:

  •
  each director and executive officer; and

  •
  all directors and officers as a group.

Name	Shares of China Unistone Common Stock		Approximate Percentage of Outstanding Common Stock(1)
Chih T. Cheung(2)(3) Chairman of the Board	410,872	(4)	4.2%
Weidong Hong(3)(5) CEO and Director	2,252,090	(6)	23.6%
Shuo Zeng(3)(5) CFO and Director	678,651	(7)	7.12%
Li Liao(5) Director	0		0
Tao Huang(5) Director	0		0
Chi Wei Joong(5) Director	0		0
Henry Wang(5) Director	0		0
Peter Li(5) CFO	37,545		0.4%
Sihitech Company Limited(8)	2,252,090		23.6%
Mega Capital Group Services Limited(9)	652,641		6.8%
Profit Loyal Consultants Limited(10)	849,752		8.9%
Elite Concord International Limited(11)	816,360		8.6%
James Z. Li(12)	510,874		5.2%
Jack Silver(13)	982,000		9.6%
Directors and officers as a group (eight persons)	3,379,158	(4)(6)	34.75%

(1)
Beneficial ownership and percentage has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on 9,528,320 shares outstanding.

(2)
Unless otherwise indicated, the business address of Mr. Cheung after the acquisition will be c/o 3rd Floor, Tower B, Finance & Trust Building, No. 5 Anding Road, Chaoyang District, Beijing PRC.

(3)
Each of these persons directly or indirectly is a party to or benefits from a voting agreement covering 6,150,064 shares of Yucheng voting stock representing 62% thereof, in respect of the nomination, election and removal of directors.

(4)
Includes 194,872 shares of common stock issuable upon exercise of publicly traded common stock purchase warrants that are exercisable upon consummation of the acquisition of Yucheng.

(5)
Unless otherwise indicated, the business address of each of the individuals is c/o, 3rd Floor, Tower B, No. 5 Anding Road, Chaoyang District, Beijing, PRC 100029.

(6)
Includes 675,807 shares held by Mr. Hong's spouse. Represents shares held through Sihitech Company Limited, a BVI company, owned by Mr. Hong and his spouse, of which Mr. Hong has voting and dispositive authority.

(7)
Represents shares held through Elite Concord International Limited, a BVI company, of which Mr. Hong has voting and dispositive authority.

(8)
A BVI company owned by Mr. Hong and his spouse of which Mr. Hong has voting and dispositive authority.

(9)
A BVI company owned by ten persons, of which Mr. Yan Mei Wang is sole director, who has voting and dispositive authority.

(10)
A BVI company owned by nine persons, of which Mr. Hua Ge Ma is sole director, who has voting and dispositive authority.

(11)
A BVI company owned by three persons, of which Mr. Shuo Zeng is the sole director, who have voting and dispositive authority. Mr. Zeng has 83% ownership of Elite Concord International Limited representing 678,651 shares.

(12)
Includes 294,870 shares of common stock issuable upon exercise of warrants held by Mr. Li that become exercisable upon consummation of the acquisition of Yucheng.

(13)
Jack Silver beneficially owns 309,000 shares of Common Stock of China Unistone Acquisition Corporation. Such shares of Common Stock beneficially owned by Mr. Silver include (i) 10,000 shares of Common Stock held by Sherleigh Associates Inc. Profit Sharing Plan ("Sherleigh Profit"), a trust of which Mr. Silver is the trustee and (ii) 299,000 shares of Common Stock held by Sherleigh Associates Inc. Defined Benefit Pension Plan ("Sherleigh Defined"), a trust of which Mr. Silver is the trustee, and includes (i) warrants to purchase 75,000 shares of Common Stock held by Sherleigh Profit and (ii) warrants to purchase 598,000 shares of Common Stock held by Sherleigh Defined. The information is derived from a Schedule 13G filed by such entity with the Securities and Exchange Commission on February 13, 2006.

PRICE RANGE OF SECURITIES AND DIVIDENDS

China Unistone

        The shares of China Unistone common stock, warrants and units are currently traded on the Over-the-Counter Bulletin Board under the symbols "CUAC.OB," "CUACW.OB" and "CUACU.OB," respectively. The closing price for each share of common stock, warrant and unit of China Unistone on December 20, 2005 (the date the stock purchase agreement was signed), was $5.55, $1.41 and $8.65, respectively. China Unistone units commenced public trading on November 18, 2004 and common stock and warrants commenced public trading on November 24, 2004.

        The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the China Unistone common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Over-the-Counter Bulletin Board
	China Unistone Common Stock		China Unistone Warrants		China Unistone Units
	High	Low	High	Low	High	Low
2004 Fourth Quarter	$5.20	$4.78	$0.80	$0.60	$7.00	$5.95
2005 First Quarter	$5.60	$5.10	$1.12	$0.80	$7.75	$6.60
2005 Second Quarter	$5.52	$5.05	$0.98	$0.75	$7.15	$6.50
2005 Third Quarter	$5.45	$5.10	$1.20	$0.83	$7.95	$6.60
2005 Fourth Quarter	$6.75	$5.15	$2.07	$0.93	$10.60	$6.65
2006 First Quarter	$8.40	$6.77	$3.00	$1.96	$14.00	$10.70
2006 Second Quarter	$8.85	$6.25	$3.28	$1.83	$15.00	$10.00
2006 Third Quarter	$7.00	$5.40	$1.78	$1.18	$10.40	$7.85

        Holders of China Unistone common stock, warrants and units should obtain current market quotations for their securities. The market price of China Unistone common stock, warrants and units could vary at any time before the stock purchase.

        In connection with the stock purchase, application has been made for the quotation of the combined company's common stock and warrants on the Nasdaq National Market under the symbols "YTEC," and "YTECW" respectively, subject to official notice of issuance. If the securities are not listed on the Nasdaq, they will continue to be traded on the over-the-counter bulletin board. Currently there is no trading market for any of the securities of Yucheng, and there can be no assurance that a trading market will develop.

Holders

        As of October 27, 2006 (record date), there was one holder of record of the units, ten holders of record of the common stock and one holder of record of the warrants. China Unistone believes the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each. It is anticipated that the number of holders of Yucheng common stock after the redomestication merger will be the same as the number of holders of China Unistone common stock. Immediately after the acquisition of Yucheng, there will be an additional six record shareholders who acquired shares in the acquisition.

Dividends

        China Unistone has not paid any dividends on its common stock to date and do not intend to pay dividends prior to the completion of a business combination.

        The payment of dividends by Yucheng in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition if Yucheng subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

        After the redomestication merger and consummation of the acquisition of Yucheng, there will be a maximum of 9,528,320 shares of common stock outstanding. Of that amount, 4,200,000 will be registered and freely tradable without securities law restriction, but of that amount 750,000 shares of common stock are being held in escrow until November 24, 2007. Additionally, any of such shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders will also be restricted from public sale as "restricted stock." The 5,328,320 shares of common stock that may be issued in connection with the acquisition of Sihitech BVI and e-Channels BVI will be restricted stock (as that term is defined in Rule 144, promulgated under the Securities Act) and do not have any registration rights. In addition, there are outstanding the 6,900,000 warrants issued in the initial public offering, each to purchase one share of common stock that will be freely tradable after the redomestication merger. The common stock issuable upon exercise of the warrants is subject to the registration requirements of the federal and state blue sky laws, which may not be obtained in all circumstances, and if registered, will be freely tradable provided that there is a registration statement in effect at the time of their exercise. In addition, in connection with the initial public offering, we issued a unit purchase option to the representative of the underwriters which is exercisable for 150,000 units, comprised of 150,000 shares of common stock and 300,000 warrants, each warrant to purchase one share of common stock. Such securities underlying the representative's unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 7,350,000 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

        In general, under Rule 144, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average preceding four weekly trading volume or 1% of the total number of outstanding shares of common stock. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

        Before the redomestication merger there was no market for the securities of Yucheng, and no prediction can be made about the effect that market sales of the common stock of Yucheng or the availability for sale of the common stock of Yucheng will have on the market price of the common stock. It is anticipated that the market should be similar to that of China Unistone because the redomestication merger will largely be substituting one security for another on as equal terms as is possible. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to the common stock.

DESCRIPTION OF THE COMBINED COMPANY'S
SECURITIES FOLLOWING THE STOCK PURCHASE

        The following description of the material terms of the capital stock and warrants of the combined company following the stock purchase includes a summary of specified provisions of the certificate of incorporation and by-laws of Yucheng that will be in effect upon completion of the stock purchase and the merger. This description is subject to the relevant provisions of the Corporation Law of the British Virgin Islands and is qualified by reference to Yucheng's Memorandum and Articles of Association, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy /prospectus by reference.

General

        The combined company has no authorized share capital, but it will be authorized to issue 61,000,000 shares of all classes of capital stock, of which 60,000,000 will be common shares, no par value and 1,000,000 will be preference shares of, no par value. The capital of Yucheng will be stated in United States dollars.

Common shares

        The holders of the combined company's common shares are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preference stock, the holders of the common shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preference shares, the holders of the common shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preference Stock

        Shares of preference stock may be issued from time to time in one or more series and the board of directors of Yucheng, without approval of the stockholders, is authorized to designate series of preference stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preference stock. The issuance of shares of preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the combined company's shares of common stock.

        As of the date of this proxy statement / prospectus, there are no outstanding shares of preference stock of any series.

Anti-takeover Effect of Unissued Shares of Capital Stock

        Common Stock.    After the stock purchase and redomestication merger, Yucheng will have outstanding approximately 9,528,320 shares of common stock, assuming that none of the public stockholders elects to exercise the conversion rights. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company's board of directors in opposing a hostile takeover bid.

        Preference Stock.    The Memorandum and Articles of Association will grant the board of directors the authority, without any further vote or action by the combined company's stockholders, to issue preference stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preference stock could reduce the combined company's attractiveness as a target for an unsolicited takeover bid since the combined company could, for example, issue shares of preference stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Warrants

        As of October 27, 2006 (record date), there were 6,900,000 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

  •
  the completion of the stock purchase; or

  •
  November 18, 2005.

        The warrants will expire at 5:00 p.m., New York City time on November 18, 2008. China Unistone may call the warrants for redemption with EarlyBirdCapital's prior consent:

  •
  in whole and not in part;

  •
  at a price of $.01 per warrant at any time after the warrants become exercisable;

  •
  upon not less than 30 days' prior written notice of redemption to each warrantholder; and

  •
  if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

        The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and China Unistone.

        The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, China Unistone will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

        No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.

Under the terms of the warrant agreement, the company has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the company cannot assure you that it will be able to do so, and if it does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the company will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Purchase Option

        China Unistone has issued to the representative of the underwriters of its initial public offering an option to purchase up to a total of 150,000 units at a per-unit price of $9.90, commencing on the later of the consummation of the stock purchase or November 18, 2005. The option expires on November 18, 2009. The units issuable upon exercise of this option are the same as the publicly traded units, consisting of one share of common stock and two warrants, except that the warrants are exercisable at $6.25. The option contains demand and piggy-back registration rights for period of five and seven years, respectively, and the combined company will bear the expenses of the registration of the securities for the holders of the option. The exercise price and number of units are subject to adjustment in certain circumstances, including a stock dividend, recapitalization reorganization, merger or consolidation.

Registration Rights Agreements

        China Unistone has entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to the initial public offering and included in the purchase option. For the warrants to be exercisable, there must either be federal or state exemptions available or a registration statement in effect. China Unistone has committed to have the common stock underlying the warrants registered.

Voting Agreement

        The Selling Stockholders and Messrs. Chih T Cheung and James Z. Li will enter into a voting agreement whereby they will agree to vote all of their respective shares held during the term of the agreement for four directors nominated by the former stockholders of Sihitech, two directors nominated by the former stockholders of e-Channels and three directors nominated by Messrs. Cheung and Li. The term of the agreement is three years from the closing of the acquisition of Sihitech and e-Channels. The parties to the voting agreement have also agreed not to take any action that would change the number of directors or the process of nomination, voting and removal of directors as set forth in the Articles of Association and Memorandum of Association of Yucheng, unless they agree unanimously on such action. The persons who are subject to the voting agreement, at the time of closing, will hold approximately 62% of the voting stock of Yucheng, and therefore they will have control of the board of directors and be able to influence the decisions of the board and the direction of the company. Such agreement may also cause the current management to remain in place without opportunity for the other shareholders to effectuate change. Such an agreement may also be considered an anti-takeover device. Each of the parties to the agreement disclaim that they are part of a group for Section 13(d) purposes.

Transfer Agent and Registrar

        The transfer agent and registrar for the shares of China Unistone common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

        If the stock purchase is not consummated, the China Unistone 2006 annual meeting of stockholders will be held on or about October 1, 2006 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2006 annual meeting, you need to provide it to us by no later than August 2, 2006. You should direct any proposals to our secretary at China Unistone's principal office in San Diego, CA. If you want to present a matter of business to be considered at the year 2005 annual meeting, under China Unistone by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given between July 2, 2006 and August 2, 2006.

LEGAL MATTERS

        Harvey Westwood & Reigels, Road Town, Tortola, British Virgin Islands, have passed upon the validity of the securities issued in connection with the redomestication merger and certain other legal matters related to this joint proxy statement/prospectus.

        Graubard Miller, New York, New York, has passed upon the tax matters relating to the redomestication merger as set forth in this proxy statement / prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy statement / prospectus forms a part.

EXPERTS

        The consolidated balance sheet of Beijing Sihitech Technology Co., Ltd. as of December 31, 2005 and the related consolidated statements of income, owners' equity, and cash flows for the year ended December 31, 2005, have been included herein in reliance upon the report of BDO McCabe Lo Limited, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The balance sheet of Beijing e-Channels Century Technology Co., Ltd. as of December 31, 2005 and the related statements of income, owners' equity, and cash flows for the year ended December 31, 2005, have been included herein in reliance upon the report of BDO McCabe Lo Limited, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheet of Beijing Sihitech Technology Co., Ltd. as of December 31, 2004 and the related consolidated statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2003, have been included herein in reliance upon the report of KPMG Huazhen, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The balance sheet of Beijing e-Channels Century Technology Co., Ltd. as of December 31, 2004 and the related statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2003, have been included herein in reliance upon the report of KPMG Huazhen, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of China Unistone at December 31, 2005 and 2004 and for the period from May 7, 2004 (inception) to December 31, 2004, the year ended December 31, 2005 and the cumulative amounts from May 7, 2004 (inception) to December 31, 2005 included in this joint proxy statement/prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement / prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

        Certain information described in this proxy statement / prospectus relating to the actions of the board of directors of China Unistone were made on the basis of information accumulated and presented to the board of directors by E. J. McKay & Co.

FINANCIAL STATEMENTS OF YUCHENG TECHNOLOGIES LIMITED

        Because Yucheng is a wholly owned subsidiary of China Unistone all of its expenses have been consolidated into the financial statements of China Unistone. Moreover, Yucheng has had no operations and no assets or liabilities to date and will have no operations prior to its acquisition of Sihitech and e-Channels. Therefore separate financial statements of Yucheng are not included in this proxy statement/prospectus.

INDEMNIFICATION OF KPMG HUAZHEN

        Beijing Sihitech Technology Co., Ltd. and its subsidiaries have agreed to indemnify and hold KPMG Huazhen ("KPMG") harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on Beijing Sihitech Technology Co., Ltd.'s past consolidated financial statements included in this registration statement.

        Beijing e-Channels Century Technology Co., Ltd. has agreed to indemnify and hold KPMG Huazhen harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on Beijing e-Channels Century Technology Co., Ltd.'s past financial statements included in this registration statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

        Pursuant to the rules of the Securities and Exchange Commission, Yucheng and the service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Yucheng's annual report to stockholders and Yucheng's proxy statement. Upon written or oral request, Yucheng will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Yucheng deliver shingle copies of such documents in the future. Stockholders may notify Yucheng of their requests by calling or writing Yucheng at its principal executive offices at Yucheng Technologies Limited.

WHERE YOU CAN FIND MORE INFORMATION

        China Unistone files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

        You may read and copy reports, proxy statements and other information filed by China Unistone with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at Judiciary Plaza, 100 F. Street, N.E., Washington, D.C. 20549.

        You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F. Street, N.E., Washington, D.C. 20549.

        China Unistone files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on China Unistone at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http: //www.sec.gov.

        After the securities purchase, if the securities of Yucheng are listed on the Nasdaq Stock Market, unless you notify China Unistone of your desire not to receive these reports, Yucheng will furnish to you all periodic reports that it files with the Securities and Exchange Commission, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders.

        Information and statements contained in this proxy statement / prospectus, or any annex to this proxy statement/prospectus incorporated by reference in this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference.

        All information contained in this proxy statement / prospectus or incorporated in this proxy statement / prospectus by reference relating to China Unistone has been supplied by China Unistone, and all such information relating to Sihitech, e-Channels and the Selling Stockholders has been supplied by those persons. Information provided by either of us does not constitute any representation, estimate or projection of the other.

        If you would like additional copies of this proxy statement/prospectus, or if you have questions about the stock purchase, you should contact:

China Unistone Acquisition Corporation
105 West 13th Street, Suite 7A
New York, New York 10011

BEIJING SIHITECH
TECHNOLOGY CO., LTD.
AND SUBSIDIARIES

Consolidated Financial Statements
Years Ended December 31, 2005, 2004 and 2003
(With Reports of Independent Registered Public Accounting Firms Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Beijing Sihitech Technology Co., Ltd. and its subsidiaries:

        We have audited the accompanying consolidated balance sheet of Beijing Sihitech Technology Co., Ltd. and its subsidiaries (the "Company"), as of December 31, 2005, and the related consolidated statement of income, owners' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/  BDO MCCABE LO LIMITED
BDO McCabe Lo Limited

Hong Kong
August 21, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Owners
Beijing Sihitech Technology Co., Ltd.:

        We have audited the accompanying consolidated balance sheet of Beijing Sihitech Technology Co., Ltd. (the "Company") and subsidiaries as of December 31, 2004, and the related consolidated statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Beijing Sihitech Technology Co., Ltd. and subsidiaries as of December 31, 2004 and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG Huazhen

March 6, 2006
Beijing, the People's Republic of China

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2005 and 2004

(Expressed in Chinese Renminbi)

	2005 USD	2005 RMB	2004 RMB
	(note 2)
Assets
Current assets:
Cash (note 3)	5,293,018	42,715,712	39,830,609
Trade accounts receivable, net (note 4)	6,841,117	55,209,183	49,282,851
Costs and estimated earnings in excess of billings on uncompleted contracts (note 5)	947,673	7,647,912	1,746,296
Due from related parties (note 18)	322,081	2,599,256	878,957
Inventories (note 6)	1,281,613	10,342,872	5,144,672
Precontract costs	79,993	645,557	1,854,436
Other current assets (note 7)	3,019,379	24,366,990	5,031,475
Deferred income taxes (note 8)	71,467	576,756	630,498

Total current assets	17,856,341	144,104,238	104,399,794
Investments in and advances to affiliates (note 2)	529,711	4,274,875	5,108,866
Office equipment, furniture and motor vehicles	1,405,897	11,345,868	8,953,875
Less: accumulated depreciation	687,569	5,548,823	3,481,211

Net office equipment, furniture and motor vehicles	718,328	5,797,045	5,472,664
Intangible assets, net (note 9)	591,739	4,775,449	3,080,085
Other non-current assets	6,490	52,377	112,056
Deferred income taxes (note 8)	16,525	133,361	103,166

Total assets	19,719,134	159,137,345	118,276,631

See accompanying notes to consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Consolidated Balance Sheets (Continued)

December 31, 2005 and 2004

(Expressed in Chinese Renminbi)

	2005 USD	2005 RMB	2004 RMB
	(note 2)
Liabilities and owners' equity
Current liabilities
Short-term loan (note 11)	1,486,952	12,000,000	12,000,000
Current instalment of long-term loan (note 12)	185,869	1,500,000	—
Trade accounts payable (note 10)	5,618,123	45,339,380	22,156,854
Billings in excess of costs and estimated earnings on uncompleted contracts (note 5)	898,848	7,253,880	3,693,236
Employee and payroll accruals	362,409	2,924,712	6,515,558
Dividends payable to owners	708,817	5,720,290	12,000,000
Dividends payable to minority interests	—	—	1,011,493
Income taxes payable	412,893	3,332,128	1,457,956
Due to related parties (note 18)	670,114	5,407,949	2,357,949
Other current liabilities (note 13)	1,867,086	15,067,760	12,642,687

Total current liabilities	12,211,111	98,546,099	73,835,733
Long-term loan (note 12)	433,694	3,500,000	—
Deferred income taxes (note 8)	60,903	491,498	271,750

Total liabilities	12,705,708	102,537,597	74,107,483
Minority interests (note 14)	—	—	3,001,004
Owners' equity
Paid-in capital (note 1)	2,478,253	20,000,000	20,000,000
Additional paid-in capital	373,473	3,014,004	13,000
Reserves (note 15)	1,434,409	11,575,964	8,290,370
Retained earnings	2,727,291	22,009,780	12,864,774

Total owners' equity	7,013,426	56,599,748	41,168,144

Commitments and contingencies (note 17)
Total liabilities and owners' equity	19,719,134	159,137,345	118,276,631

See accompanying notes to consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2005, 2004 and 2003

(Expressed in Chinese Renminbi)

	2005 USD	2005 RMB	2004 RMB	2003 RMB
	(note 2)
Revenues:
System integration	14,401,111	116,219,840	199,832,437	166,797,332
Software development	4,892,326	39,482,048	17,489,302	17,089,367
IT consulting	827,010	6,674,139	18,751,483	3,108,323
Maintenance and support	1,544,451	12,464,029	2,485,301	2,363,256
Agency fees	308,124	2,486,624	6,324,038	157,903
License fees	—	—	—	504,103

Total revenues	21,973,022	177,326,680	244,882,561	190,020,284
Cost of revenues:
System integration	(13,299,217)	(107,327,345)	(176,817,463)	(142,622,243)
Software development	(2,425,105)	(19,571,079)	(7,494,725)	(10,463,640)
IT consulting	(466,167)	(3,762,060)	(7,584,019)	(1,479,734)
Maintenance and support	(300,417)	(2,424,429)	(364,742)	(273,162)

Total cost of revenues	(16,490,906)	(133,084,913)	(192,260,949)	(154,838,779)

Gross profit	5,482,116	44,241,767	52,621,612	35,181,505
Operating expenses:
Research and development	(43,625)	(352,059)	(694,653)	(234,200)
Selling and marketing	(1,385,446)	(11,180,831)	(14,452,765)	(12,024,612)
General and administrative	(1,848,854)	(14,920,621)	(14,731,663)	(12,103,777)
Subsidies and value-added tax refunds (note 16)	124,937	1,008,272	309,419	305,668

Total operating expenses	(3,152,988)	(25,445,239)	(29,569,662)	(24,056,921)
Other income (expenses):
Interest income	17,556	141,680	156,850	201,131
Interest expense	(76,539)	(617,684)	(224,483)	(125,429)
Equity in loss of affiliates	(94,001)	(758,609)	(444,898)	(1,275,481)
Other income (expense), net	53,495	431,714	111,624	65,562

Income before minority interests and income taxes	2,229,639	17,993,629	22,651,043	9,990,367
Minority interests (note 14)	—	—	(260,550)	(244,465)

Income before income taxes	2,229,639	17,993,629	22,390,493	9,745,902
Income tax expense (note 8)	(429,113)	(3,463,029)	(1,809,691)	(1,350,599)

Net income	1,800,526	14,530,600	20,580,802	8,395,303

See accompanying notes to consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Owners' Equity

Years ended December 31, 2005, 2004 and 2003

(Expressed in Chinese Renminbi)

		Paid-in capital	Additional paid-in capital	Reserves	Retained earnings	Total
Balance as at December 31, 2002	RMB	15,000,000	13,000	1,525,538	2,653,501	19,192,039
Capital contribution (note 1)		5,000,000	—	—	—	5,000,000
Net income		—	—	—	8,395,303	8,395,303
Transfer to reserves		—	—	2,169,766	(2,169,766)	—

Balance as at December 31, 2003	RMB	20,000,000	13,000	3,695,304	8,879,038	32,587,342
Net income		—	—	—	20,580,802	20,580,802
Transfer to reserves		—	—	4,595,066	(4,595,066)	—
Dividend appropriation		—	—	—	(12,000,000)	(12,000,000)

Balance as at December 31, 2004	RMB	20,000,000	13,000	8,290,370	12,864,774	41,168,144
Net income					14,530,600	14,530,600
Transfer to reserves				3,285,594	(3,285,594)	—
Dividend appropriation					(2,100,000)	(2,100,000)
Shareholders' contribution		—	3,001,004	—	—	3,001,004

Balance as at December 31, 2005	RMB	20,000,000	3,014,004	11,575,964	22,009,780	56,599,748

Balance as at December 31, 2005 (note 2)	USD	2,478,253	373,473	1,434,409	2,727,291	7,013,426

See accompanying notes to consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2004 and 2003

(Expressed in Chinese Renminbi)

	2005 USD	2005 RMB	2004 RMB	2003 RMB
	(note 2)
Cash flows from operating activities:
Net income	1,800,526	14,530,600	20,580,802	8,395,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	414,855	3,347,962	2,002,677	1,460,997
Minority interests	—	—	260,550	244,465
Equity in loss of affiliates	94,001	758,609	444,898	1,275,481
Increase in trade accounts receivable	(734,348)	(5,926,332)	(30,302,827)	(3,638,733)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	(731,285)	(5,901,616)	1,645,769	(2,711,136)
Increase in due from related parties	(353,936)	(2,856,337)	(231,282)	(41,044)
(Increase) decrease in inventories	(644,123)	(5,198,200)	8,591,288	(4,882,413)
Decrease (increase) in precontract costs	149,795	1,208,879	(1,351,123)	249,995
(Increase) decrease in other current assets	(1,223,826)	(9,876,524)	(3,015,038)	797,370
Decrease (increase) in current deferred tax assets	6,659	53,742	(518,690)	16,508
(Increase) decrease in non-current deferred tax assets	(3,742)	(30,195)	(30,195)	21,136
Increase (decrease) in trade accounts payable	2,872,609	23,182,526	8,013,934	(3,619,354)
(Decrease) increase in billings in excess of costs and estimated earnings on uncompleted contracts	(54,442)	(439,356)	(2,305,879)	5,678,937
(Decrease) increase in employee and payroll accruals	(444,951)	(3,590,846)	914,308	2,237,556
Increase in income taxes payable	232,233	1,874,169	368,246	751,288
Increase (decrease) in other current liabilities	427,384	3,449,075	(7,556,009)	11,350,016
Increase in non-current deferred tax liabilities	27,230	219,748	236,020	35,730

Net cash provided by (used in) operating activities	1,834,639	14,805,904	(2,252,551)	17,622,102

See accompanying notes to consolidated financial statements.

	2005 USD	2005 RMB	2004 RMB	2003 RMB
	(note 2)
Cash flows from investing activities:
Capital expenditure	(665,127)	(5,367,706)	(3,942,748)	(2,429,380)
Payments for lending to third party	(154,891)	(1,250,000)	—	—
Investments in affiliates	—	—	—	(200,000)
Deposit paid for business to be acquired (note 19)	(867,389)	(7,000,000)	—	—
Advances to affiliates	(54,260)	(437,892)	(730,595)	—
Collection of advances to affiliates	61,956	500,000	32,450	1,514,485

Net cash used in investing activities	(1,679,711)	(13,555,598)	(4,640,893)	(1,114,895)

Cash flows from financing activities:
Proceeds from owners' contributions	—	—	—	5,000,000
Proceeds from bank borrowings	3,097,817	25,000,000	12,000,000	—
Proceeds from borrowing from an equity owner	495,651	4,000,000	—	—
Proceeds from borrowings from affiliates	—	—	2,722,462	2,923,145
Repayments of borrowings from affiliates	(117,717)	(950,000)	(864,513)	(3,926,644)
Repayment of bank borrowings	(2,478,253)	(20,000,000)	—	(3,000,000)
Proceeds from loan from a business to be acquired	368,764	2,976,000	—	—
Dividends paid to owners	(1,038,352)	(8,379,710)	—	—
Dividends paid to minority interests	(125,337)	(1,011,493)	—	—

Net cash provided by financing activities	202,573	1,634,797	13,857,949	996,501

Net increase in cash	357,501	2,885,103	6,964,505	17,503,708
Cash at beginning of year	4,935,517	39,830,609	32,866,104	15,362,396

Cash at end of year	5,293,018	42,715,712	39,830,609	32,866,104

Interest paid	76,539	617,684	113,682	125,429
Income taxes paid	165,710	1,337,313	1,754,310	525,937

See accompanying notes to consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years ended December 31, 2005, 2004 and 2003

(Expressed in Chinese Renminbi)

1    Organization and description of business

        Beijing Sihitech Technology Co., Ltd. (the "Company") is a limited liability company established in Beijing, the People's Republic of China ("PRC") by Mr. Weidong Hong and other individual owners. The Company obtained its business license (No. 1102262045003(1-1)) on June 16, 1999 issued by the Administration of Industry and Commerce of the Beijing Municipal Government. The original registered capital was RMB 5,000,000.

        According to its articles of association, the Company's period of operation is 20 years and its principal activities are system integration, software development, information technology ("IT") consulting, maintenance and support. Its major customers are upper tier state-owned commercial banks in China. The Company commenced operations in August, 1999.

        The Company had 4 majority owned subsidiaries in 2004. They are Beijing Sihitech Software Co., Ltd., Shanghai Sihitech Technology Co., Ltd., Beijing Sihitech Information Consulting Co., Ltd., and Guangzhou Sihitech Technology Co., Ltd. The Company established Shanghai Sihitech Software Co., Ltd. with Beijing Sihitech Software Co., Ltd. on May 26, 2005, by contributing RMB 800,000 in cash. Beijing Sihitech Software Co., Ltd. contributed RMB 200,000 in cash. Total registered capital of Shanghai Sihitech Software Co., Ltd. is RMB 5 million.

        As at December 31, 2005, 2004 and 2003, the Company had the following direct and indirect equity ownership interests in its subsidiaries (collectively with the Company referred to as the "Group")

	2005	2004	2003
Beijing Sihitech Software Co., Ltd.	100%	80%	80%
Shanghai Sihitech Technology Co., Ltd.	100%	80%	80%
Beijing Sihitech Information Consulting Co., Ltd.	80%	80%	80%
Guangzhou Sihitech Technology Co., Ltd.	100%	80%	80%
Shanghai Sihitech Software Co., Ltd.	100%	N/A	N/A

        During February 2001, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 3,000,000. The registered capital was increased from RMB 5,000,000 to RMB 8,000,000. The articles of association were revised on March 20, 2001 accordingly.

        During April 2001, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 2,000,000. The registered capital was increased from RMB 8,000,000 to RMB 10,000,000. The articles of association were revised on April 8, 2001 accordingly.

        During August 2002, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 5,000,000. The registered capital was increased from RMB 10,000,000 to RMB 15,000,000. The articles of association were revised on September 6, 2002 accordingly.

        During December 2003, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 5,000,000. The registered capital was increased from RMB 15,000,000 to RMB 20,000,000. The articles of association were revised on December 11, 2003 accordingly. The Company also obtained a revised business licence (No. 1102212045003(1-1)) on December 24, 2003.

        On June 20, 2005, the Company has entered into a strategic cooperation agreement with Beijing e-Channels Century Technology Co., Ltd. ("e-Channels"), in which both parties agree to cooperate in marketing, sales, research and development so as to leverage the competitiveness of both companies.

        In December 2005, the owners of the Company agreed to transfer 100% of their ownership interests in the Company to Ahead Billion Venture Limited, a company organized under the laws of the British Virgin Islands ("Sihitech BVI"). China Unistone Acquisition Corporation and its wholly-owned subsidiary, Yucheng Technologies Limited, have entered into an agreement dated December 20, 2005 for the acquisition of the shares of Sihitech BVI. The financial statements of the Company do not reflect any adjustments to the assets and liabilities that might be necessary as a result of this change in ownership.

        In December 2005, the investors of e-Channels agreed to transfer 100% of their equity interests in e-Channels to Port Wing Development Company Limited, a company organized under the laws of the British Virgin Islands ("e-Channels BVI"). China Unistone Acquisition Corporation and its wholly-owned subsidiary, Yucheng Technologies Limited, have entered into an agreement dated December 20, 2005 for the acquisition of all of the shares of e-Channels BVI.

        Transactions between the Group and e-Channels for the year ended December 31, 2005 and the balances as of December 31, 2005 are as follows:

	2005 USD	2005 RMB
Sales	19,950	161,000
Cost of sales	(263,872)	(2,129,497)
	December 31
	2005 USD	2005 RMB
Trade accounts payable	150,741	1,216,512

        The IT industry is characterized by rapid technological change and competitive pricing pressures. The Group's financial results are affected by a wide variety of factors, including general economic conditions in the local market, economic conditions specific to the IT industry, technological and creative skills of its personnel, the timely development of new products and the ability to safeguard patents and intellectual property in a rapidly evolving market. As a result, the Group may experience significant period-to-period fluctuations in future operating results due to the factors mentioned above or other factors.

        The majority of the revenues of the Group are from customers who are concentrated in the financial services industry in China. Any unfavourable economic conditions affecting the local financial services industry could have a material adverse effect on the Group's future financial position and results of operations.

        The trade accounts receivable of the Group includes amounts due from banks and IT service companies. The Group performs ongoing credit evaluations of its customers (see Note 2 (e)). Sales to the Group's largest bank customer and its subsidiaries were approximately 70.3%, 72%, and 58% of revenues in 2005, 2004 and 2003, respectively. The group's total revenue from its largest bank customer in 2005 results from 117 separate and independent contracts, the largest of which accounts for 29.3% of revenue from the bank's head office, as well as 6.9% and 4.3% of revenue from Beijing Branch and Liaoning Provincial Branch. Accounts receivable as at December 31, 2005 and 2004 included receivables from the largest bank customer and its subsidiaries totalling RMB 51.1 million and RMB 42.0 million, respectively.

2    Summary of significant accounting policies and practices

        The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

  (a)
  Principles of consolidation

        The consolidated financial statements include the financial statements of the Company and its subsidiaries. During 2005 and 2004, the Company owned equity interests of 100% and 80% respectively in each of Beijing Sihitech Software Co., Ltd., Shanghai Sihitech Technology Co., Ltd., Guangzhou Sihitech Technology Co., Ltd. as well as a 80% equity interest in Beijing Sihitech Information Consulting Co., Ltd. during both 2004 and 2005. On May 26, 2005, Shanghai Sihitech Software Co., Ltd., became a subsidiary of the Company and its financial statements are included in the Group's consolidated financial statements from May 26, 2005 to December 31, 2005. Significant intercompany transactions and balances are eliminated and net earnings or losses are reduced by the portion of the earnings or losses of subsidiaries applicable to minority interests.

  (b)
  Use of estimates

        The preparation of the consolidated financial statements requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amounts of office equipment, furniture and motor vehicles, intangible assets, valuation allowances for receivables and inventories, percentage of completion calculations relating to revenue recognition, precontract costs, capitalized software costs and valuation of deferred tax assets. Actual results could differ from those estimates.

  (c)
  Convenience translation into United States dollars

        The consolidated financial statements are presented in Chinese Renminbi ("RMB"). The translation of RMB amounts into United States dollars has been made for the convenience of the reader and has been made at the exchange rate quoted by the People's Bank of China on December 31, 2005 of RMB 8.0702 to US$ 1.00. Such translation amounts should not be construed as representations that the RMB amounts could be readily converted into United States dollars at that rate or any other rate.

  (d)
  Functional currency

        The functional currency of the Group is the Chinese Renminbi. As revenue receipts and expenditures are denominated primarily in Chinese Renminbi and receipts from operations are usually retained in Chinese Renminbi, the directors are of the opinion that the Chinese Renminbi reflects the economic substance of the underlying events and circumstances relevant to the Group.

  (e)
  Trade accounts receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for bad debt losses is estimated by management based on individual accounts receivable which show signs of uncollectibility and an ageing analysis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure related to its customers.

  (f)
  Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO).

  (g)
  Office equipment, furniture and motor vehicles

        Office equipment, furniture and motor vehicles are stated at cost less accumulated depreciation and impairment losses (refer to accounting policy (i)). Depreciation is calculated on the straight-line method over the estimated useful lives of the assets as follows:

Estimated useful life
Office equipment	5 years
Furniture	5 years
Motor vehicles	5-10 years
Leasehold improvements	Shorter of lease terms or 5 years
  (h)
  Intangible assets

  (i)
  Cost of intangible assets

            Intangible assets consist primarily of capitalized costs for computer software and are stated at cost less accumulated amortization and any impairment write-downs.

            The Group capitalizes development costs for marketable software incurred from the time of technological feasibility until the software is ready for use in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. All costs to establish technological feasibility of a computer product to be sold, leased or otherwise marketed are charged to research and development expense as incurred. Technological feasibility is established through completeness of the working model and its consistency with the product design. Costs incurred for modification, components of large products, and enhancements are expensed. As the working model is normally built during the process of project implementation for clients, there are no high risk development issues.

            Under the provisions of SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Group capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable of completion and use for the function intended. Technological feasibility is established upon completeness of the product design and planning phrase indicating that product can be built by existing technology and tools. Capitalized internal-use software costs include only (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

            Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

    (ii)
    Amortization

            The Company amortizes capitalized software development costs for marketable software on a product by product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported upon.

            Purchased computer software and capitalized computer software costs for internal use are amortized on a straight-line basis over their estimated useful lives, and are monitored on a regular basis to assess that the amortization method is still appropriate and the remaining estimated life of the asset is reasonable. The estimated useful lives are as follows:

Estimated useful life
Software development costs
—Internal-use software	3 years
—Marketable software	3 years
Purchased software	5 years
  (i)
  Impairment of long-lived assets

        The Group evaluates for impairment its long-lived assets to be held and used, including office equipment and motor vehicles, intangible assets and other non-current assets, when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount that the carrying value exceeds the estimated fair value.

        Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of carrying amount or estimated fair value less the cost to sell, and are no longer depreciated.

        Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the consolidated financial statements.

  (j)
  Trade accounts payable and other payables

        Trade accounts payable and other payables are stated at cost, which approximates their fair value.

  (k)
  Revenue recognition

        The Group generates revenues primarily from system integration, software development, IT consulting, maintenance and support and agency services. Revenue is recognized as follows:

             i)  System integration services—System integration services mainly consist of value added services of planning, designing, installing, integrating and testing of hardware sold to customers. Revenue from system integration services is recognized in accordance with SAB Topic 13, Revenue Recognition, when the following conditions are all met: persuasive evidence of an arrangement exists, system integration services have been rendered and products have been delivered and accepted, the price is fixed or determinable, and collectibility is reasonably assured. There were more than 140 contracts recognized as system integration revenue in 2005, with customary terms of 70% payment on delivery, 20% payment on testing and acceptance by the customer, and 10% payment 90 days thereafter. When customers sign off on a Testing and Acceptance Form, such evidences their acceptance of the system integration work being complete at which time revenue is recognized. The contract revenue and related costs are deferred if the Testing and Acceptance Form is not duly signed by both parties. The Group does not recognize system integration services revenue on a percentage of completion basis. The Group's system integration services revenue recognition policy does not differ between its integration services involving servers network equipment or storage.

            ii)  Software development services—Software development services mainly consist of significant production, modification, or customization of software according to customers' request. In accordance with SOP 97-2, Software Revenue Recognition, the entire arrangement is accounted for in conformity with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using contract accounting on the percentage of completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. Normally, the receipt of the signed customer contract does not occur at the inception of the arrangement, but rather during the time in which the Group is providing its software development services. Consequently, costs incurred on the arrangement prior to the receipt of the signed customer contract are capitalized on the balance sheet as precontract costs to the extent permitted by SOP 81-1, as modified by SOP 98-5, "Reporting on the Costs of Start-Up Activities." Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are first determined in the amount of the estimated loss on the entire contract.

          Costs and estimated earnings in excess of billings on uncompleted contracts consist of recognized recoverable costs and accrued profits on contracts for which billings had not been presented to customers as of the balance sheet date. Billings in excess of revenue recognized for which payments have been received are deferred until the applicable revenue recognition criteria have been met.

          From the latter half of 2005, some postcontract customer support ("PCS") periods have been greater than one year. Previously it was one year or less. Thus the Group also follows SOP 97-2 to recognize software development services revenue, where in multiple-element software development services, revenue is allocated to the various elements based on its relative proportion of vendor-specific objective evidence of fair value, regardless of any separate prices stated within the contract for each element. Vendor-specific objective evidence of fair value is limited to the price charged when the same element is sold separately and for an element not yet being sold separately, the price established by management having the relevant authority. If sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, all earnings from the arrangement is deferred until the earlier of the point at which such sufficient vendor-specific objective evidence does exist or all elements of the arrangement have been delivered. If the only undelivered element is PCS, costs are recognised on a zero margin basis and all earnings are recognized ratably over the PCS period.

          PCS revenue is recognized together with the initial licensing fee on delivery of the software if (a) the PCS fee is included with the initial licensing fee, (b) the PCS included with the initial license is for one year or less. (c) the estimated cost of providing PCS during the arrangement is insignificant and (d) unspecified upgrades/enhancements offered during PCS arrangements historically have been and are expected to continue to be minimal and infrequent. All estimated costs of providing the services, including upgrades/enhancements are accrued as of year-end.

           iii)  IT consulting services—In terms of the nature of deliverables, contract terms, and the rights and obligations of the company and the customer, there are no differences between IT consulting services and software development services. IT consulting services are those software development projects with a pre-designed and pre-determined architecture and blue-print provided by the banking clients, in which the Group's consultants conduct coding, testing, and implementing work. Revenue from IT consulting services are also recognized based on SOP 97-2, using contract accounting on the percentage of completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. The Group commences revenue recognition when all the following conditions are met: persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price is fixed or determinable, collectibility is reasonably assured and the Group has sufficient information to reasonably estimate the outcome of the projects. Normally, the receipt of the signed customer contract does not occur at the inception of the arrangement, but rather during the time in which the Group is providing its IT consulting services. Consequently, costs incurred on the arrangement prior to the receipt of the signed customer contract are capitalized on the balance sheet as precontract costs to the extent permitted by SOP 81-1, as modified by SOP 98-5. Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are first determined in the amount of the estimated loss on the entire contract.

            iv)  Maintenance and support services—Fees for these services, which are normally one year contracts, are recognised under the straight-line method over the life of the contract, provided that all other revenue recognition criteria have been met.

             v)  Agency services—Other than system integration services the Group provides to its banking clients, the Group also sells IT equipment to banks through other system integrators because of its capability of obtaining better pricing with original IT manufacturers. Under this kind of commercial arrangement, the customers are these system integrators as stipulated in the contracts. As its services to the end users are limited to passing the IT equipment to other system integrators, the Group treats this kind of sales as agency sales and records the net difference between the amount it bills to system integrators and the fees charged by third party IT manufacturers as revenue. The Group considered the criteria set out in EITF 99-19 in determining whether it should recognise such revenues at gross or net of revenue. The Group believes that based on its arrangement with the system integrators, end users (banks) and the third party IT manufacturers, the net approach is appropriate as the Group is not the primary obligor to the end users, does not take general inventory risk, does not have latitude in establishing price and does not have discretion in supplier selection with respect to the IT equipment or software delivered to end users.

        The Group generally does not grant right-of-return to its customers.

  (l)
  Precontract costs

        Due to the business environment in which the Group operates, it is common practice that the Group commences the software development or IT consulting project for its banking clients without commercial contracts being signed. If the contracts are not obtained during the reporting period where implementation costs have incurred, the Group defers revenue recognition for the related contracts until contacts are obtained. In accordance with SOP 81-1, as modified by SOP 98-5, costs that are incurred for a specific anticipated contract and that will result in no future benefits unless the contract is obtained, including cost of equipment, direct labor cost, and other ancillary costs, are deferred until receipt of the signed contract, and are then included in contract costs or inventory. Such deferred costs, subject to their not being related to costs of start-up activities, are evaluated periodically for probability of recoverability. If deemed unrecoverable, deferred costs are expensed to operating expenses.

        Costs of start-up activities, including organization costs, are expensed as incurred.

        Costs incurred for assets, such as costs for the purchase of materials, production equipment, or supplies that are expected to be used in connection with anticipated contracts are deferred outside the contract cost or inventory classification if their recovery from future contract revenue or from other dispositions of the assets is considered probable.

  (m)
  Research and development costs

        Research and development costs include payroll, employee benefits, and other headcount-related costs associated with product development. The Group records expenditure incurred before technological feasibility is established into research and development cost and capitalizes expenditures incurred after that point into the cost of intangible assets. Research and development costs were RMB 2,460,630, RMB 2,268,120 and RMB 591,500 in 2005, 2004 and 2003, respectively, among which RMB 2,108,571,RMB 1,573,467 and RMB 357,300 were capitalized in 2005, 2004 and 2003.

  (n)
  Retirement benefits

        Pursuant to the relevant laws and regulations in the PRC, the Group participates in a defined contribution retirement plan for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the consolidated income statement on an accrual basis when they are due. The Group's contributions totaled RMB 2,045,686, RMB 1,492,076 and RMB 812,980 in 2005, 2004 and 2003, respectively.

  (o)
  Advertising costs

        Advertising costs are expensed as incurred. Advertising costs were RMB 286,770, RMB 4,870 and nil in 2005, 2004 and 2003.

  (p)
  Interest

        Interest costs are expensed as incurred, except for those capitalized that are directly attributable to the acquisition, construction or production of qualifying assets. No interest costs were capitalized for each of the years in the three-year period ended December 31, 2005.

  (q)
  Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (r)
  Government subsidies

        Government subsidies are recognized when received and when all the conditions for their receipt have been met. Such amounts are included as a credit in the operating expense section of the consolidated statement of income.

  (s)
  Tax refunds

        Pursuant to the laws and regulations of the PRC, the Group is entitled to a refund of the 14.0% value-added tax ("VAT") for certain self-developed software products. The Company recognizes the VAT refunds at the same time as the revenues from sales of the related enterprise software products. VAT refunds are included as a credit in the operating expense section of the consolidated statement of income.

  (t)
  Operating leases

        Where the Group has the use of assets under operating leases, payments made under the leases are recognised in the consolidated statement of income on a straight-line basis over the terms of the leases. Lease incentives received are recognised in the consolidated statement of income as an integral part of the total lease payments made.

  (u)
  Financial instruments

        Exposure to credit and interest rates arises in the normal course of the Group's business. Financial assets of the Group include cash and trade accounts receivable, other receivables and amounts due from related parties. Financial liabilities of the Group include trade accounts payable and other payables, short-term loans, employee and payroll accruals and amounts due to related parties. Adjustments are made for financial assets if their carrying amount exceeds the value realizable in the foreseeable future. Financial liabilities are stated at their carrying amounts.

        Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and trade accounts receivable. The Group's cash is maintained with high quality financial institutions and the composition and maturities are regularly monitored by management. Generally, any cash equivalents may be redeemed upon demand and bear minimal risk.

        The trade accounts receivable of the Group includes amounts due from banks and IT service companies. The Group generally does not require collateral. An allowance for doubtful accounts is determined with respect to those amounts that the Group has determined to be doubtful of collection. The Group performs ongoing credit evaluations of its customers (refer to accounting policy (e)).

        The Group has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

        The fair values of the above noted financial assets and financial liabilities are not materially different from their carrying amounts.

  (v)
  Investments in and advances to affiliated companies

        The equity method of accounting is used for investments in affiliated companies for which the Group has the ability to exercise significant influence, but does not have a controlling financial interest. Investments in affiliated companies accounted for under the equity method consist of a 50% equity interest in Beijing Hengli Plastic Machinery Co., Ltd. ("Hengli"), a plastic mould manufacturing company, a 50% equity interest in Shanghai Sihitech Sanjian Technology Co., Ltd. ("Sanjian"), a software and hardware technology company, and a 35% equity interest in Beijing Sihitech Shuyi Technology Co., Ltd. ("Shuyi"), a software and hardware technology company. Prior to April 2003, the Company also accounted for its 50% equity interest in Guangzhou Sihitech Technology Co., Ltd. ("Guangzhou Sihitech") under the equity method.

        As at December 31, 2005 and 2004, there was no amount of excess of cost over the Group's share of net assets of affiliated companies. During the year ended December 31, 2003, an "other-than-temporary" impairment charge of RMB 242,000 was recognized to reduce the Group's carrying amount of its investment in Shuyi to estimated fair value. This impairment charge is included in "equity in losses of affiliates" in the consolidated statement of income.

        None of the affiliated companies provided products or services to the Group in 2005, 2004 and 2003.

        During April 2003, the Group acquired an additional 30% share of ownership of Guangzhou Sihitech in consideration for RMB 200,000 in cash and RMB 662,000 in an amount payable to an individual as well as RMB 800,000 which was invested in the registered capital of Guangzhou Sihitech. The acquisition cost was considered to be approximately equal to the fair value of the net assets acquired and accordingly, no goodwill was recognized. Guangzhou Sihitech became a consolidated subsidiary of the Group at that time.

        On December 12, 2005, all of the owners of Shuyi (an affiliate of the Company) have agreed to transfer their ownership interests in Shuyi to other individuals. The transfer of the Company's investment in Shuyi to Ms. Hong Wu is upon the approval from local government, which was obtained on January 11, 2006. The amount of consideration to be received by the Company is RMB 1 million.

        The carrying amounts of the investments in and advances to affiliates at December 31, 2005 and 2004 are as follows:

Affiliates

	2005 USD	2005 RMB	2004 RMB
Hengli	277,783	2,241,771	2,996,374
Sanjian	127,770	1,031,127	1,062,650
Shuyi	124,158	1,001,977	1,049,842

Total	529,711	4,274,875	5,108,866

        Summary combined financial information for the affiliates as of and for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005 USD	2005 RMB	2004 RMB	2003 RMB
Financial position
Current assets	744,114	6,005,152	5,758,031	6,187,428
Property, plant and equipment, net	473,247	3,819,195	4,502,185	5,200,871
Other non-current assets	11,013	88,879	25,330	89,217

Total assets	1,228,374	9,913,226	10,285,546	11,477,516

Current liabilities	128,621	1,037,995	1,196,300	1,405,218

Total liabilities	128,621	1,037,995	1,196,300	1,405,218

Owners' equity	1,099,753	8,875,231	9,089,246	10,072,298

Total liabilities and equity	1,228,374	9,913,226	10,285,546	11,477,516

Results of operations
Sales	133,788	1,079,698	287,226	800
Operating loss	(45,219)	(364,930)	(1,007,150)	(2,377,193)
Net loss	(48,999)	(395,435)	(983,052)	(2,425,867)
  (w)
  Reclassifications

        Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

  (x)
  Recently Issued Accounting Standards

        In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. From the establishment of the Company to the date of the report, the Group has not been engaged in any share-based payment transactions.

        In December 2004, the FASB issued FASB Statement No.151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for the Company for inventory costs incurred on or after January 1, 2006. Management anticipates that this new Statement will not have a material impact on the Group.

        In December 2004, the FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January 1, 2006. Management anticipates that this new Statement will not have a material impact on the Group.

        In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, which requires conditional asset retirement obligations to be recognized if a legal obligation exists to perform asset retirement activities and a reasonable estimate of the fair value of the obligation can be made. FIN 47 also provides guidance as to when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted the provisions of FIN 47 on December 31, 2005. No conditional asset retirement obligations were recognized and, accordingly, the adoption of FIN 47 had no effect on the Company's financial statements.

        In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. Statement 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This statement will be effective for the Company for all accounting changes and any error corrections occurring after January 1, 2006.

        In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. Management anticipates that this new Interpretation will not have a material impact on the Company.

3    Cash

        Cash represents cash in bank and cash on hand. The effective interest rates per annum relating to cash at the balance sheet date were 0.72% for each year. There were no cash equivalents at December 31, 2005 and 2004.

4    Trade accounts receivable, net

        Trade accounts receivable at December 31, 2005 and 2004 consist of the following:

	December 31
	2005 USD	2005 RMB	2004 RMB
Primary bank customer and its subsidiaries	6,334,352	51,119,491	42,034,892
Other banks	18,268	147,425	4,681,737
General contractors	488,497	3,942,267	2,566,222

Total	6,841,117	55,209,183	49,282,851

        The Group has not recognized any provision for doubtful accounts at December 31, 2005 and 2004 as all amounts are considered collectible.

5    Costs and estimated earnings on uncompleted contracts

	December 31
	2005 USD	2005 RMB	2004 RMB
Costs incurred on uncompleted contracts	1,602,339	12,931,198	2,047,591
Estimated earnings	1,689,112	13,631,477	6,389,306

	3,291,451	26,562,675	8,436,897
Less: Billings to date	3,242,626	26,168,643	10,383,837

	48,825	394,032	(1,946,940)

        Included in the accompanying consolidated balance sheets under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	947,673	7,647,912	1,746,296
Billings in excess of costs and estimated earnings on uncompleted contracts	(898,848)	(7,253,880)	(3,693,236)

	48,825	394,032	(1,946,940)

6    Inventories

        Inventories consist of IT hardware equipment, all of which are finished goods.

7    Other current assets

	December 31,
	2005 USD	2005 RMB	2004 RMB
Dividends receivable	90,964	734,101	—
Payments in advance	1,424,521	11,496,974	1,559,748
Other receivables	1,447,464	11,681,321	3,382,968
Prepaid expenses	56,330	454,594	88,759

	3,019,379	24,366,990	5,031,475

        Payments in advance represented the payments for purchasing hardware equipment from suppliers according to the contracts. The increase in 2005 was mainly because contracts required hardware components to be delivered around the year end, which required the Company to pay the purchase price in advance.

        Other receivables represented the deposits, personal advances and consideration paid for acquisition of Beijing Jianyin Computer Co., Ltd. The increase in 2005 was mainly due to the paid consideration of RMB 7,000,000 for acquisition of Beijing Jianyin Computer Co., Ltd. which was completed on April 24, 2006.

8    Income taxes

        A reconciliation of the expected tax with the actual tax expense for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005 USD	2005 RMB	2004 RMB	2003 RMB
Income before minority interests and income taxes	2,229,639	17,993,630	22,651,043	9,990,367
Expected PRC income tax expense (note (i))	334,446	2,699,045	3,397,656	1,498,555
Tax holiday benefits	—	—	(1,698,828)	(749,278)
Differential tax rate on subsidiaries' income (note (ii))	(50,948)	(411,159)	(453,984)	(330,751)
Increase (decrease) in valuation allowance	3,229	26,059	9,411	(36,055)
Adjustment to deferred tax assets and liabilities for changes in preferential tax status	—	—	—	150,484
Non-taxable income	(18,741)	(151,241)	—	—
Deductible transaction cost			—	—
Non-deductible expenses
—Non-deductible salaries and welfare	88,505	714,253	591,648	497,783
—Non-deductible entertainment expenses	30,136	243,201	187,091	201,299
—Others	1,468	11,845	56,482	3,244
Equity in loss of affiliates	14,100	113,791	33,367	94,685
Tax rate difference (note (iii))	26,918	217,235	(313,152)	20,633

Actual income tax expense	429,113	3,463,029	1,809,691	1,350,599

Current tax expense	398,966	3,219,735	2,122,556	1,277,225
Deferred tax (benefit) expense	30,147	243,294	(312,865)	73,374

Total income tax expense	429,113	3,463,029	1,809,691	1,350,599

Notes:

(i)
The provision for PRC income tax is based on a statutory rate of 15% for 2003, 2004 and 2005 since the registered office of the Company was relocated to a lower tax jurisdiction during 2003. Pursuant to the approval issued by the Local Tax Bureau in Beijing Changping District in 2003, the Company was entitled to an additional 50% tax exemption of the standard tax rate of 15% to 7.5% for 2003 and 2004. Rates applicable for subsidiaries are as follows:

	2005	2004	2003
Beijing Sihitech Software Co., Ltd.	7.5%	0%	0%
Shanghai Sihitech Technology Co., Ltd.	15%	15%	15%
Beijing Sihitech Information Consulting Co., Ltd.	33%	33%	33%
Guangzhou Sihitech Technology Co., Ltd.	15%	15%	33%
Shanghai Sihitech Software Co., Ltd.	15%	N/A	N/A

The
statutory tax rate of Beijing Sihitech Software Co., Ltd. is 15% since the Company is qualified as a high-tech company. Pursuant to the approval issued by the Local Tax Bureau in Beijing Haidian District in 2003, Beijing Sihitech Software Co., Ltd. was entitled to a tax holiday from 2002 to 2004. Pursuant to the filing with Local Tax Bureau in Beijing Haidian District in 2005, Beijing Sihitech Software Co., Ltd. was entitled to an additional 50% tax exemption of the standard tax rate of 15% to 7.5% from 2005 to 2007.

The
statutory tax rate of Shanghai Sihitech Technology Co., Ltd. is 15% since the Company is registered in the Pudong district of Shanghai.

The
statutory tax rate of Guangzhou Sihitech Technology Co., Ltd. was 33% for 2003, and 15% for 2004 and 2005, since the Company was qualified as a high-tech company at the end of 2003. Pursuant to the notice issued by Guangzhou local tax bureau, the Company was entitled to a 15% tax rate for two years once it was qualified as a high-tech company.

The
PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group's PRC entities to substantial PRC taxes in the future.

(ii)
Certain subsidiaries of the Company are taxed at a different tax rate or entitled to tax exemptions during each period.

(iii)
Tax rate difference represents temporary differences which will reverse outside of the preferential exemption period.

(iv)
Pre-tax income and income tax expenses are both domestic.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2005 and 2004 are presented below.

	December 31
	2005 USD	2005 RMB	2004 RMB
Deferred tax assets:
Accrued liabilities, deductible when paid	56,749	457,979	457,979
Accrued revenue on unsigned contracts for tax purposes	26,717	215,611	450,684
Intangible assets	16,525	133,361	103,166
Net operating loss carryforward	14,061	113,472	87,413

Total gross deferred tax assets	114,052	920,423	1,099,242
Less: valuation allowance	(14,061)	(113,472)	(87,413)

Net deferred tax assets	99,991	806,951	1,011,829

Deferred tax liabilities:
Deferred costs on unsigned contracts for tax purposes	(11,999)	(96,834)	(278,165)
Capitalized internal-use and marketable software	(60,903)	(491,498)	(271,750)

Total gross deferred tax liabilities	(72,902)	(588,332)	(549,915)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, one of the subsidiaries will need to generate future taxable income of approximately RMB 343,855 prior to the expiration of the net operating loss carryforwards in 2010. Taxable loss/income for the years ended December 31, 2005, 2004 and 2003 was RMB(78,967), RMB (28,518), and RMB 109,257 for the subsidiary. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company and its subsidiaries will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2005. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

	2005 USD	2005 RMB	2004 RMB	2003 RMB
Valuation allowance on deferred tax assets at the beginning of the year	10,832	87,413	78,002	114,057
Increase (decrease) in valuation allowance	3,229	26,059	9,411	(36,055)

Total	14,061	113,472	87,413	78,002

        Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2005, will be allocated to the income tax benefit that would be reported in the consolidated statements of income.

        At December 31, 2005, one of the Company's subsidiaries has net operating loss carryforwards for income tax purposes of RMB 343,855, among which RMB 236,370 are available to offset future taxable income of the subsidiary through 2007, RMB 28,518 through 2009 and RMB 78,967 through 2010.

9    Intangible assets

		Purchased Software	Capitalized marketable software	Capitalized internal-use software	Total
Balance as at December 31, 2002	RMB	1,442,650	—	—	1,442,650
Additions		—	357,300	—	357,300
Amortization		(402,600)	—	—	(402,600)

Balance as at December 31, 2003	RMB	1,040,050	357,300	—	1,397,350
Additions		693,783	1,354,517	218,950	2,267,250
Amortization		(465,415)	(119,100)	—	(584,515)

Balance as at December 31, 2004	RMB	1,268,418	1,592,717	218,950	3,080,085
Additions		867,143	2,108,571	—	2,975,714
Amortization		(636,761)	(570,606)	(72,983)	(1,280,350)

Balance as at December 31, 2005	RMB	1,498,800	3,130,682	145,967	4,775,449

Balance as at December 31, 2005 (note 2)	USD	185,720	387,931	18,088	591,739

10    Trade accounts payable

	December 31
	2005 USD	2005 RMB	2004 RMB
Jianyin Technology Development Co., Ltd.	328,162	2,648,333	—
Jianyin Computer Co., Ltd.	205,442	1,657,960	—
Other suppliers	5,084,519	41,033,087	22,156,854

Total	5,618,123	45,339,380	22,156,854

        Jianyin Technology Development Co., Ltd. and Jianyin Computer Co., Ltd. are related parties of the Group's largest bank customer (see also note 12).

11    Short-term loan

	December 31
	2005 USD	2005 RMB	2004 RMB
Short-term borrowing from bank	1,486,952	12,000,000	12,000,000

        The short-term borrowing is effective from October 17, 2005 to April 17, 2006, with an annual interest rate of 5.74% which is renewable after it matures. Interest is to be paid on a quarterly basis and the entire principal amount is payable at the end of the loan period. The loan is secured by a guarantee agreement with a third party. The Company must pay an annual guarantee fee of 1.5% on the secured borrowing.

12    Long-term loan

        Long-term loan at December 31, 2005 and 2004 consists of the following:

	December 31
	2005 USD	2005 RMB	2004 RMB
Long-term loan from bank	619,563	5,000,000	—
Less: current instalment	(185,869)	(1,500,000)	—

Long-term loan, excluding current installment	433,694	3,500,000	—

        The long-term loan is effective from January 18, 2005 to December 28, 2007, with an annual interest rate of 5.76%. Interest is to be paid on December 27, 2005 and 2006. Principal payments of RMB 1,500,000 and RMB 3,500,000 are due on December 28, 2006 and December 28, 2007, respectively. Borrowed amounts are secured by a guarantee agreement with a third party. The Company must pay an annual guarantee fee of 1.5% on the secured borrowing.

13    Other current liabilities

	December 31
	2005 USD	2005 RMB	2004 RMB
Advances from customers	206,730	1,668,349	2,240,396
Taxes payable, excluding income tax	885,387	7,145,249	3,783,552
Accrued expenses	139,334	1,124,456	3,053,193
Education surcharge payable	23,242	187,568	145,000
Payable for land use right	—	—	2,000,000
Amount due to Jianyin Computer Co., Ltd	368,764	2,976,000	—
Others	243,629	1,966,138	1,420,546

Total	1,867,086	15,067,760	12,642,687

        The Company entered into a share transfer agreement with Jianyin Technology Development Co., Ltd. ("Jianyin Technology"), a related party of the Group's largest bank customer, on November 30, 2004, in which the Company agreed to buy 100% of Jianyin Technology's ownership interest in Jianyin Computer Co., Ltd. ("Jianyin Computer"), a wholly-owned subsidiary of Jianyin Technology. The acquisition is to exclude long-term investments and fixed assets of Jianyin Computer. Net consideration is to be RMB 7 million.

        The borrowings from Jianyin Computer are non-interest bearing and do not have fixed terms of repayment. The agreement is not effective until approval is granted by from the State-owned Assets Supervision and Administration Commission of the State Council ("SASAC"). As at December 31, 2005, the share transfer agreement has not been approved by the SASAC. Hence, management believes the Company does not have control over Jianyin Computer, and its financial statements are not included in the Group's consolidated financial statements. As at December 31, 2005, the Group has a balance of RMB 2.976 million due to Jianyin Computer included in other current liabilities, and a balance of RMB 7 million paid to Jianyin Technology included in other current assets.

14    Minority interests

        Minority interests pertain to the minority shareholders' equity interests in the Company's subsidiaries, Beijing Sihitech Software Co., Ltd., Shanghai Sihitech Technology Co., Ltd, Beijing Sihitech Information Consulting Co., Ltd., and Guangzhou Sihitech Technology Co., Ltd.

        The minority interests on the Group's consolidated balance sheets related to Beijing Sihitech Software Co., Ltd., and Beijing Sihitech Information Consulting Co., Ltd. represent only the original obligation the Company has to the minority shareholders of these two subsidiaries based on the their initial investments. This is due to these minority shareholders having waived their rights to their respective share of any dividends or equity in any subsequent income or losses and any gains or losses upon liquidation of the net assets of these subsidiaries. The related agreements remain effective throughout the life of the respective companies. Consequently, the Group recognizes 100% of the net earnings and losses in these subsidiaries in its consolidated statements of income.

        The minority owners of Shanghai Sihitech Technology Co., Ltd. and Guangzhou Sihitech Technology Co., Ltd. have agreed to transfer their ownership interest in each of these subsidiaries to Mr. Weidong Hong in exchange for a portion of his ownership interest in the Company. Mr. Weidong Hong agreed to waive his rights to his respective share of any dividends or equity in any subsequent income or losses and any gains or losses upon liquidation of the net assets of these subsidiaries. The effective date of such transfer and waiver of rights is January 1, 2005 and the agreement to waive rights remains effective throughout the life of the respective companies. The share of minority interest in the Company's equity of RMB 3,001,004 as of January 1, 2005 was recorded as shareholders' contribution and credited to additional paid-in capital. Consequently, the Group recognizes 100% of the net earnings and losses in these subsidiaries in its consolidated statement of income from January 1, 2005.

15    Reserves

		Statutory surplus reserve	Statutory public welfare reserve	Total
Balance as at December 31, 2002	RMB	1,017,026	508,512	1,525,538
Transfer to reserves		1,446,510	723,256	2,169,766

Balance as at December 31, 2003	RMB	2,463,536	1,231,768	3,695,304
Transfer to reserves		3,063,377	1,531,689	4,595,066

Balance as at December 31, 2004	RMB	5,526,913	2,763,457	8,290,370
Transfer to reserves		2,190,396	1,095,198	3,285,594

Balance as at December 31, 2005	RMB	7,717,309	3,858,655	11,575,964

Balance as at December 31, 2005 (note 2)	USD	956,272	478,137	1,434,409

Statutory surplus reserve

        In accordance with PRC Company Law, the Company is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

        The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of cash dividends.

Statutory public welfare reserve

        In accordance with PRC Company Law, the Company appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve. Appropriation to the statutory public welfare reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

        The fund can only be utilized for capital items for the collective benefit of the Company's employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

16    Subsidies and value-added tax refunds

	2005 USD	2005 RMB	2004 RMB	2003 RMB
Value-added tax refund for software products sold	22,241	179,486	203,419	191,453
Technology subsidy	46,095	372,000	—	—
Business tax and surcharges refund	9,404	75,900	—	—
Other	47,197	380,886	106,000	114,215

Total	124,937	1,008,272	309,419	305,668

        Some of the subsidiaries of the Group were granted subsidies by the local government, since they were located in certain jurisdictions. There were no performance obligations related with such subsidies.

17    Commitments and contingencies

        The Group leases office space under operating leases. The leases typically run for one to three years with an option to renew the lease annually thereafter. Lease payments are increased annually to reflect market rentals. None of these leases includes contingent rentals.

        Non-cancellable operating lease rentals at December 31, 2005 are payable as follows:

	USD	RMB
Payable:
Within 1 year	320,405	2,585,732
Within 1-2 years	193,767	1,563,736
Within 2-3 years	57,160	461,298

	571,332	4,610,766

        The Group recognized RMB 3,120,831, RMB 2,866,481 and RMB 2,536,863 of rent expense for the years ended December 31, 2005, 2004, and 2003, respectively.

        The Group provides indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising from the use of the products. Due to the nature of the indemnification provided, the Group cannot estimate the fair value, nor determine the total nominal amount of the indemnification. The Group evaluates estimated losses for such indemnifications under SFAS No. 5, Accounting for Contingencies, as interpreted by FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Group considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, The Group has not encountered material costs as a result of such obligations and have not accrued any liabilities related to such indemnifications in the financial statements.

        The product warranty accrual reflects management's best estimate of probable liability under its product warranties. Management determines the warranty accrual based on known product failures (if any), historical experience, and other currently available evidence. As at December 31, 2005 and 2004, the warranty accrual was nil. There has been no significant activity impacting the results of operations for any period presented.

18    Significant related party transactions

  (a)
  Identity of related parties

        Related parties identified for the years ended December 31, 2005, 2004 and 2003 are summarized as follows:

		Relationship with the Company	Shareholding for 2005	Shareholding for 2004 and 2003
Mr. Weidong Hong	Individual	Owner and General Manager	50%	40.3%
Mrs. Hong Wu	Individual	Owner and spouse of General Manager	18.0%	18.0%
Beijing Hengli Plastic Machine Co., Ltd.	Company	Affiliate	50%	50%
Shanghai Sihitech Sanjian Technology Co., Ltd.	Company	Affiliate	50%	50%
Beijing Sihitech Shuyi Technology Co., Ltd.	Company	Affiliate	35%	35%
Sihitech (HK) Co., Ltd.	Company	Controlled by Mr. Weidong Hong	—	—
  (b)
  Related party transactions

        The significant related party transactions of the Company are summarised as follows:

	2005 USD	2005 RMB	2004 RMB	2003 RMB
Advances to affiliates
—Hengli	54,260	437,892	730,595	—
Repayment of advances to affiliates
—Sanjian	—	—	(32,450)	(1,514,485)
—Hengli	(61,956)	(500,000)	—	—
Borrowings from affiliates
—Sanjian	—	—	(1,260,262)	(500,000)
—Shuyi	—	—	(1,462,200)	(2,423,145)
Repayment of borrowing from affiliates
—Sanjian	—	—	852,313	—
—Shuyi	117,717	950,000	12,200	3,926,644
Payment on behalf of Sanjian	—	—	—	(58,329)
Borrowing from an equity owner	(619,563)	(5,000,000)	—	—
Repayment of borrowing from an equity owner	123,913	1,000,000	—	—
Advances to investors	427,866	3,452,962	858,102	433,663
Collection of advances to investors	(70,571)	(569,524)	(626,820)	(334,290)

        The transactions do not have fixed terms. Balances relating to the above transactions are non-interest bearing and payable on demand. Other than this matter, the Board of Directors of the Company is of the opinion that the above transactions were in the normal course of business and on normal commercial terms.

  (c)
  Related party balances

        The balances of related party receivables and payables at the year-end are summarised as follows:

	2005 USD	2005 RMB	2004 RMB
Due from owners	322,081	2,599,256	878,957
Due to affiliates	174,462	1,407,949	2,357,949
Borrowing from an equity owner	495,652	4,000,000	—

        During 2005, the Company has borrowed RMB 5 million from a minority owner of the Company, Mr. Jianqiang Wang, which is non-interest bearing and does not have fixed terms of repayment.

        Included in the balance of due from owners as of December 31, 2005 is RMB 2.39 million lent to Mr. Weidong Hong to finance his purchase of minority owners' interest of the Company and its subsidiaries.

19    Subsequent events

        On April 24, 2006, the Company acquired a subsidiary named Beijing Jianyin Computer Co., Ltd. from Jianyin Science and Technology Development Center based on the related acquisition agreement. The consideration is RMB 7,000,000 and has been paid.

        On July 14, 2006, the Company entered into a short-term bank loan, amounting to RMB 15 million, with an annual interest rate of 5.94%. Interest is to be paid on a quarterly basis and principal is due on January 13, 2007. The borrowing is secured by a guarantee agreement with a third party. The Company must pay an annual guarantee fee of 1.782% on the secured borrowing.

BEIJING SIHITECH
TECHNOLOGY CO., LTD. AND
SUBSIDIARIES

Unaudited Consolidated Financial Statements
Six months ended June 30, 2006 and 2005

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

	2006 USD	2006 RMB	2005 RMB
	(note 2)
Assets
Current assets:
Cash (note 3)	1,076,205	8,604,904	21,434,452
Trade accounts receivable, net (note 4)	12,839,031	102,655,758	31,630,997
Costs and estimated earnings in excess of billings on uncompleted contracts (note 5)	2,054,123	16,423,946	18,340,377
Due from related parties (note 18)	302,156	2,415,921	209,594
Inventories (note 6)	988,075	7,900,253	13,589,638
Precontract costs	88,915	710,929	2,624,191
Other current assets (note 7)	3,446,003	27,552,861	7,947,793
Deferred income taxes (note 8)	38,353	306,657	747,882

Total current assets	20,832,861	166,571,229	96,524,924
Investments in and advances to affiliates (note 2)	401,342	3,208,969	4,313,142
Office equipment, furniture and motor vehicles	1,357,632	11,087,785	10,072,813
Less: accumulated depreciation	(642,485)	(5,369,757)	(3,997,658)

Net office equipment, furniture and motor vehicles	715,147	5,718,028	6,075,155
Intangible assets, net (note 9)	502,269	4,015,943	3,916,939
Other non-current assets	6,082	48,631	1,349,654
Deferred income taxes (note 8)	18,568	148,459	118,264

Total assets	22,476,269	179,711,259	112,298,078

See accompanying notes to unaudited consolidated financial statements.

	2006 USD	2006 RMB	2005 RMB
	(note 2)
Liabilities and owners' equity
Current liabilities
Short-term loan (note 11)	—	—	8,000,000
Current instalment of long-term loan (note 12)	187,603	1,500,000	—
Trade accounts payable (note 10)	8,759,545	70,037,818	14,178,540
Billings in excess of costs and estimated earnings on uncompleted contracts (note 5)	415,011	3,318,259	75,964
Employee and payroll accruals	454,750	3,635,999	2,634,023
Dividends payable to owners (note 15)	3,729,963	29,823,290	8,980,000
Dividends payable to minority interests	—	—	1,011,493
Income taxes payable	358,553	2,866,846	2,638,010
Due to related parties (note 19)	613,831	4,907,949	2,807,949
Other current liabilities (note 13)	2,112,286	16,888,999	16,367,043

Total current liabilities	16,631,542	132,979,160	56,693,022
Long-term loan (note 12)	437,741	3,500,000	5,000,000
Deferred income taxes (note 8)	36,498	291,828	196,987

Total liabilities	17,105,781	136,770,988	61,890,009
Minority interests (note 14)	—	—	—
Owners' equity
Paid-in capital (note 1)	2,501,376	20,000,000	20,000,000
Additional paid-in capital	376,958	3,014,004	3,014,004
Reserves (note 16)	1,447,792	11,575,964	8,290,370
Retained earnings	1,044,362	8,350,303	19,103,695

Total owners' equity	5,370,488	42,940,271	50,408,069
Commitments and contingencies (note 18)

Total liabilities and owners' equity	22,476,269	179,711,259	112,298,078

See accompanying notes to unaudited consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

	2006 USD	2006 RMB	2005 RMB
	(note 2)
Revenues:
System integration	8,048,469	64,352,337	59,510,993
Software development	3,988,692	31,891,989	14,861,711
IT consulting	—	—	5,357,510
Maintenance and support	1,120,475	8,958,869	3,425,501
Agency fees	268,053	2,143,243	725,208

Total revenues	13,425,689	107,346,438	83,880,923
Cost of revenues:
System integration	(7,329,195)	(58,601,314)	(47,774,247)
Software development	(1,754,595)	(14,029,037)	(8,225,420)
IT consulting	—	—	(2,511,279)
Maintenance and support	(543,449)	(4,345,202)	(1,029,017)

Total cost of revenues	(9,627,239)	(76,975,553)	(59,539,963)

Gross profit	3,798,450	30,370,885	24,340,960
Operating expenses:
Research and development	(99,543)	(795,908)	(476,345)
Selling and marketing	(823,129)	(6,581,408)	(6,410,045)
General and administrative	(883,602)	(7,064,925)	(7,331,350)
Subsidies and value-added tax refunds (note 17)	116,431	930,932	627,387

Total operating expenses	(1,689,843)	(13,511,309)	(13,590,353)
Other income (expenses):
Interest income	7,445	59,524	63,350
Interest expense	(46,018)	(367,938)	(372,546)
Equity in loss of affiliates	(10,930)	(87,393)	(481,177)
Other income (expense), net	1,430	11,435	(84,502)

Income before minority interests and income taxes	2,060,534	16,475,204	9,875,732
Minority interests (note 14)	—	—	—

Income before income taxes	2,060,534	16,475,202	9,875,732
Income tax expense (note 8)	(266,982)	(2,134,681)	(1,936,811)

Net income	1,793,552	14,340,523	7,938,921

See accompanying notes to consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Unaudited Consolidated Statements of Owners' Equity

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

		Paid-in capital	Additional paid-in capital	Reserves	Retained earnings	Total
Balance as at January 1, 2005	RMB	20,000,000	13,000	8,290,370	12,864,774	41,168,144
Net income		—	—	—	7,938,921	7,938,921
Dividend appropriation (note 15)		—	—	—	(1,700,000)	(1,700,000)
Shareholders' contribution		—	3,001,004	—	—	3,001,004

Balance as at June 30, 2005	RMB	20,000,000	3,014,004	8,290,370	19,103,695	50,408,069
Balance as at January 1, 2006	RMB	20,000,000	3,014,004	11,575,964	22,009,780	56,599,748
Net income		—	—	—	14,340,523	14,340,523
Dividend appropriation (note 15)		—	—	—	(28,000,000)	(28,000,000)

Balance as at June 30, 2006	RMB	20,000,000	3,014,004	11,575,964	8,350,303	42,940,271

Balance as at June 30, 2006 (note 2)	USD	2,501,376	376,958	1,447,792	1,044,362	5,370,488

See accompanying notes to unaudited consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

	2006 USD	2006 RMB	2005 RMB
	(note 2)
Cash flows from operating activities:
Net income	1,793,552	14,340,523	7,938,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	221,942	1,774,561	1,478,047
Loss on disposal fixed assets	5,241	41,906	—
Equity in loss of affiliates	10,930	87,393	481,177
(Increase) decrease in trade accounts receivable	(5,934,086)	(47,446,575)	17,651,854
Increase in costs and estimated earnings in excess of billings on uncompleted contracts	(1,097,608)	(8,776,034)	(16,594,081)
(Increase) decrease in due from related parties	(39,605)	(316,665)	669,363
Decrease (increase) in inventories	305,495	2,442,619	(8,444,966)
Increase in precontract costs	(8,176)	(65,372)	(769,755)
Increase in other current assets	(400,672)	(3,203,613)	(2,916,318)
Decrease (Increase) in current deferred tax assets	33,781	270,099	(117,384)
Increase in non-current deferred tax assets	(1,888)	(15,098)	(15,098)
Increase (decrease) in trade accounts payable	3,089,004	24,698,438	(7,978,314)
(Decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(492,224)	(3,935,622)	(3,617,272)
Increase (decrease) in employee and payroll accruals	88,960	711,287	(3,881,535)
(Decrease) increase in income taxes payable	(58,192)	(465,282)	1,180,054
(Decrease) increase in other current liabilities	(22,357)	(178,758)	3,724,356
Decrease in non-current deferred tax liabilities	(24,972)	(199,670)	(74,763)

Net cash used in operating activities	(2,530,875)	(20,235,863)	(11,285,714)

See accompanying notes to unaudited consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows (continued)

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

	2006 USD	2006 RMB	2005 RMB
	(note 2)
Cash flows from investing activities:
Capital expenditure	(122,310)	(977,945)	(3,121,684)
Payments for lending to third party	—	—	(1,250,000)
Advances to affiliates	—	—	(185,453)
Repayment of advances to affiliates	62,534	500,000	500,000
Proceeds from disposal of fixed assets	—	—	216,694
Proceeds from disposal of investment in an affiliate	125,069	1,000,000	—

Net cash provided by (used in) investing activities	65,293	522,055	(3,840,443)

Cash flows from financing activities:
Proceeds from bank borrowings	—	—	13,000,000
Repayments of borrowings from affiliates	(62,535)	(500,000)	(950,000)
Repayment of bank borrowings	(1,500,825)	(12,000,000)	(12,000,000)
Proceeds from borrowings from an employee	—	—	1,400,000
Dividends paid to owners	(487,393)	(3,897,000)	(4,720,000)
Proceeds from loan from a business to be acquired	250,138	2,000,000	—

Net cash used in financing activities	(1,800,615)	(14,397,000)	(3,270,000)

Net decrease in cash	(4,266,197)	(34,110,808)	(18,396,157)
Cash at beginning of the period	5,342,402	42,715,712	39,830,609

Cash at end of period	1,076,205	8,604,904	21,434,452

Interest paid	46,018	367,938	491,346
Income taxes paid	232,971	1,862,744	964,002

See accompanying notes to unaudited consolidated financial statements.

BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

1    Organization and description of business

        Beijing Sihitech Technology Co., Ltd. (the "Company") is a limited liability company established in Beijing, the People's Republic of China ("PRC") by Mr. Weidong Hong and other individual owners. The Company obtained its business license (No. 1102262045003(1-1)) on June 16, 1999 issued by the Administration of Industry and Commerce of the Beijing Municipal Government. The original registered capital was RMB 5,000,000.

        According to its articles of association, the Company's period of operation is 20 years and its principal activities are system integration, software development, information technology ("IT") consulting, maintenance and support. Its major customers are upper tier state-owned commercial banks in China. The Company commenced operations in August, 1999.

        The Company had 4 majority owned subsidiaries in 2004. They are Beijing Sihitech Software Co., Ltd., Shanghai Sihitech Technology Co., Ltd., Beijing Sihitech Information Consulting Co., Ltd., and Guangzhou Sihitech Technology Co., Ltd. The Company established Shanghai Sihitech Software Co., Ltd. with Beijing Sihitech Software Co., Ltd. on May 26, 2005, by contributing RMB 800,000 in cash. Beijing Sihitech Software Co., Ltd. contributed RMB 200,000 in cash. On June 5, 2006, the Company and Beijing Sihitech Software Co., Ltd. contributed additional RMB 1,200,000 and RMB 300,000 respectively. Total registered capital of Shanghai Sihitech Software Co., Ltd. is RMB 5 million.

        As at June 30, 2006 and 2005, the Company had the following direct and indirect equity ownership interests in its subsidiaries (collectively with the Company referred to as the "Group")

	2006	2005
Beijing Sihitech Software Co., Ltd.	100%	100%
Shanghai Sihitech Technology Co., Ltd.	100%	100%
Beijing Sihitech Information Consulting Co., Ltd.	80%	80%
Guangzhou Sihitech Technology Co., Ltd.	100%	100%
Shanghai Sihitech Software Co., Ltd.	100%	100%

        During February 2001, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 3,000,000. The registered capital was increased from RMB 5,000,000 to RMB 8,000,000. The articles of association were revised on March 20, 2001 accordingly.

        During April 2001, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 2,000,000. The registered capital was increased from RMB 8,000,000 to RMB 10,000,000. The articles of association were revised on April 8, 2001 accordingly.

        During August 2002, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 5,000,000. The registered capital was increased from RMB 10,000,000 to RMB 15,000,000. The articles of association were revised on September 6, 2002 accordingly.

        During December 2003, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 5,000,000. The registered capital was increased from RMB 15,000,000 to RMB 20,000,000. The articles of association were revised on December 11, 2003 accordingly. The Company also obtained a revised business licence (No. 1102212045003(1-1)) on December 24, 2003.

        On June 20, 2005, the Company has entered into a strategic cooperation agreement with Beijing e-Channels Century Technology Co., Ltd. ("e-Channels"), in which both parties agree to cooperate in marketing, sales, research and development so as to leverage the competitiveness of both companies.

        In December 2005, the owners of the Company agreed to transfer 100% of their ownership interests in the Company to Ahead Billion Venture Limited, a company organized under the laws of the British Virgin Islands ("Sihitech BVI"). China Unistone Acquisition Corporation and its wholly-owned subsidiary, Yucheng Technologies Limited, have entered into an agreement dated December 20, 2005 for the acquisition of the shares of Sihitech BVI. The financial statements of the Company do not reflect any adjustments to the assets and liabilities that might be necessary as a result of this change in ownership.

        In December 2005, the investors of e-Channels agreed to transfer 100% of their equity interests in e-Channels to Port Wing Development Company Limited, a company organized under the laws of the British Virgin Islands ("e-Channels BVI"). China Unistone Acquisition Corporation and its wholly-owned subsidiary, Yucheng Technologies Limited, have entered into an agreement dated December 20, 2005 for the acquisition of all of the shares of e-Channels BVI.

        The IT industry is characterized by rapid technological change and competitive pricing pressures. The Group's financial results are affected by a wide variety of factors, including general economic conditions in the local market, economic conditions specific to the IT industry, technological and creative skills of its personnel, the timely development of new products and the ability to safeguard patents and intellectual property in a rapidly evolving market. As a result, the Group may experience significant period-to-period fluctuations in future operating results due to the factors mentioned above or other factors.

        The majority of the revenues of the Group are from customers who are concentrated in the financial services industry in China. Any unfavourable economic conditions affecting the local financial services industry could have a material adverse effect on the Group's future financial position and results of operations.

        The trade accounts receivable of the Group includes amounts due from banks and IT service companies. The Group performs ongoing credit evaluations of its customers (see Note 2 (e)). Sales to the Group's largest bank customer and its subsidiaries were approximately 82% and 70% of revenues in the six-month periods ended June 30, 2006 and 2005, respectively. The group's total revenue from its largest bank customer in the six-month periods ended June 30, 2006 results from 84 separate and independent contracts, the largest of which accounts for 49% of revenue from the bank's head office, as well as 7% and 4% of revenue from Beijing Branch and Liaoning Provincial Branch. Accounts receivable as at June 30, 2006 and 2005 included receivables from the largest bank customer and its subsidiaries totalling RMB 76 million and RMB 16 million, respectively.

2    Summary of significant accounting policies and practices

        The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

(a)
Principles of consolidation

        The unaudited consolidated financial statements include the financial statements of the Company and its subsidiaries. During the six-month periods ended June 30, 2006 and 2005, the Company owned equity interests of 100% respectively in each of Beijing Sihitech Software Co., Ltd., Shanghai Sihitech Technology Co., Ltd., Guangzhou Sihitech Technology Co., Ltd as well as a 80% equity interest in Beijing Sihitech Information Consulting Co., Ltd.. On May 26, 2005, Shanghai Sihitech Software Co., Ltd., became a subsidiary of the Company which owned 100% of equity interest. Significant intercompany transactions and balances are eliminated and net earnings or losses are reduced by the portion of the earnings or losses of subsidiaries applicable to minority interests.

        The unaudited consolidated financial statements do not include the financial statements of a subsidiary acquired on April 24, 2006, named Beijing Jianyin Computer Co., Ltd., because the Company entered into an agreement with a third party on September 14, 2006 to dispose of this subsidiary. The Company uses cost accouting method to account for the investment of this subsidiary.

(b)
Use of estimates

        The preparation of the unaudited consolidated financial statements requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amounts of office equipment, furniture and motor vehicles, intangible assets, valuation allowances for receivables and inventories, percentage of completion calculations relating to revenue recognition, precontract costs, capitalized software costs and valuation of deferred tax assets. Actual results could differ from those estimates.

(c)
Convenience translation into United States dollars

        The unaudited consolidated financial statements are presented in Chinese Renminbi ("RMB"). The translation of RMB amounts into United States dollars has been made for the convenience of the reader and has been made at the exchange rate quoted by the People's Bank of China on June 30, 2006 of RMB 7.9956 to US$ 1.00. Such translation amounts should not be construed as representations that the RMB amounts could be readily converted into United States dollars at that rate or any other rate.

(d)
Functional currency

        The functional currency of the Group is the Chinese Renminbi. As revenue receipts and expenditures are denominated primarily in Chinese Renminbi and receipts from operations are usually retained in Chinese Renminbi, the directors are of the opinion that the Chinese Renminbi reflects the economic substance of the underlying events and circumstances relevant to the Group.

(e)
Trade accounts receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for bad debt losses is estimated by management based on individual accounts receivable which show signs of uncollectibility and an ageing analysis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure related to its customers.

(f)
Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO).

(g)
Office equipment, furniture and motor vehicles

        Office equipment, furniture and motor vehicles are stated at cost less accumulated depreciation and impairment losses (refer to accounting policy (i)). Depreciation is calculated on the straight-line method over the estimated useful lives of the assets as follows:

Estimated useful life
Office equipment	5 years
Furniture	5 years
Motor vehicles	5-10 years
Leasehold improvements	Shorter of lease terms or 5 years
(h)
Intangible assets

(i)
Cost of intangible assets

        Intangible assets consist primarily of capitalized costs for computer software and are stated at cost less accumulated amortization and any impairment write-downs.

        The Group capitalizes development costs for marketable software incurred from the time of technological feasibility until the software is ready for use in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. All costs to establish technological feasibility of a computer product to be sold, leased or otherwise marketed are charged to research and development expense as incurred. Technological feasibility is established through completeness of the working model and its consistency with the product design. Costs incurred for modification, components of large products, and enhancements are expensed. As the working model is normally built during the process of project implementation for clients, there are no high risk development issues.

        Under the provisions of SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Group capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable of completion and use for the function intended. Technological feasibility is established upon completeness of the product design and planning phases indicating that product can be built by existing technology and tools. Capitalized internal-use software costs include only (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

        Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

  (ii)
  Amortization

        The Company amortizes capitalized software development costs for marketable software on a product by product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported upon.

        Purchased computer software and capitalized computer software costs for internal use are amortized on a straight-line basis over their estimated useful lives, and are monitored on a regular basis to assess that the amortization method is still appropriate and the remaining estimated life of the asset is reasonable. The estimated useful lives are as follows:

Estimated useful life
Software development costs
—Internal-use software	3 years
—Marketable software	3 years
Purchased software	5 years
(i)
Impairment of long-lived assets

        The Group evaluates for impairment its long-lived assets to be held and used, including office equipment and motor vehicles, intangible assets and other non-current assets, when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount that the carrying value exceeds the estimated fair value.

        Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of carrying amount or estimated fair value less the cost to sell, and are no longer depreciated.

        Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the unaudited consolidated financial statements.

(j)
Trade accounts payable and other payables

        Trade accounts payable and other payables are stated at cost, which approximates their fair value.

(k)
Revenue recognition

        The Group generates revenues primarily from system integration, software development, IT consulting, maintenance and support and agency services. Revenue is recognized as follows:

  i)
  System integration services—System integration services mainly consist of value added services of planning, designing, installing, integrating and testing of hardware sold to customers. Revenue from system integration services is recognized in accordance with SAB Topic 13, Revenue Recognition, when the following conditions are all met: persuasive evidence of an arrangement exists, system integration services have been rendered and products have been delivered and accepted, the price is fixed or determinable and, collectibility is reasonably assured. There were more than 50 contracts recognized as system integration revenue in the period ended June 30, 2006, with customary terms of 70% payment on delivery, 20% payment on testing and acceptance by the customer, and 10% payment 90 days thereafter. When customers' sign off on a Testing and Acceptance Form, such evidences their acceptance of the system integration work being complete at which time revenue is recognized. The contract revenue and related costs are deferred if the Testing and Acceptance Form is not duly signed by both parties. The Group does not recognize system integration services revenue on a percentage of completion basis. The Group's system integration services revenue recognition policy does not differ between its integration services involving servers, network equipment or storage.

  ii)
  Software development services—Software development services mainly consist of significant production, modification, or customization of software according to customers' request. In accordance with SOP 97-2, Software Revenue Recognition, the entire arrangement is accounted for in conformity with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using contract accounting on the percentage of completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. Normally, the receipt of the signed customer contract does not occur at the inception of the arrangement, but rather during the time in which the Group is providing its software development services. Consequently, costs incurred on the arrangement prior to the receipt of the signed customer contract are capitalized on the balance sheet as precontract costs to the extent permitted by SOP 81-1, as modified by SOP 98-5, "Reporting on the Costs of Start-Up Activities." Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are first determined in the amount of the estimated loss on the entire contract.

    Costs and estimated earnings in excess of billings on uncompleted contracts consist of recognized recoverable costs and accrued profits on contracts for which billings had not been presented to customers as of the balance sheet date. Billings in excess of revenue recognized for which payments have been received are deferred until the applicable revenue recognition criteria have been met.

    The Group also follows SOP 97-2 to recognize software development services revenue, where in multiple-element software development services, revenue is allocated to the various elements based on its relative proportion of vendor-specific objective evidence of fair value, regardless of any separate prices stated within the contract for each element. Vendor-specific objective evidence of fair value is limited to the price charged when the same element is sold separately and for an element not yet being sold separately, the price established by management having the relevant authority.

    If sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, all earnings from the arrangement is deferred until the earlier of the point at which such sufficient vendor-specific objective evidence does exist or all elements of the arrangement have been delivered. If the only undelivered element is postcontract customer support ("PCS"), revenue and costs are recognised on a zero margin basis and all earnings are recognized ratably over the PCS period.

    PCS revenue is recognized together with the initial licensing fee on delivery of the software if (a) the PCS fee is included with the initial licensing fee, (b) the PCS included with the initial license is for one year or less. (c) the estimated cost of providing PCS during the arrangement is insignificant and (d) unspecified upgrades/enhancements offered during PCS arrangements historically have been and are expected to continue to be minimal and infrequent. All estimated costs of providing the services, including upgrades/enhancements are accrued as of period-end.

  iii)
  IT consulting services—In terms of the nature of deliverables, contract terms, and the rights and obligations of the company and the customer, there are no differences between IT consulting services and software development services. IT consulting services are those software development projects with a pre-designed and pre-determined architecture and blue-print provided by the banking clients, in which the Group's consultants conduct coding, testing, and implementing work. Revenue from IT consulting services are also recognized based on SOP 97-2, using contract accounting on the percentage of completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. The Group commences revenue recognition when all the following conditions are met: persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price is fixed or determinable, collectibility is reasonably assured and the Group has sufficient information to reasonably estimate the outcome of the projects. Normally, the receipt of the signed customer contract does not occur at the inception of the arrangement, but rather during the time in which the Group is providing its IT consulting services. Consequently, costs incurred on the arrangement prior to the receipt of the signed customer contract are capitalized on the balance sheet as precontract costs to the extent permitted by SOP 81-1, as modified by SOP 98-5. Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are first determined in the amount of the estimated loss on the entire contract.

  iv)
  Maintenance and support services—Fees for these services, which are normally one year contracts, are recognised under the straight-line method over the life of the contract, provided that all other revenue recognition criteria have been met.

  v)
  Agency services—Other than system integration services the Group provides to its banking clients, the Group also sells IT equipment to banks through other system integrators because of its capability of obtaining better pricing with original IT manufacturers. Under this kind of commercial arrangement, the customers are these system integrators as stipulated in the contracts. As its services to the end users are limited to passing the IT equipment to other system integrators, the Group treats this kind of sales as agency sales and records the net difference between the amount it bills to system integrators and the fees charged by third party IT manufacturers as revenue. The Group considered the criteria set out in EITF 99-19 in determining whether it should recognise such revenues at gross or net of revenue. The Group believes that based on its arrangement with the system integrators, end users (banks) and the third party IT manufacturers, the net approach is appropriate as the Group is not the primary obligor to the end users, does not take general inventory risk, does not have latitude in establishing price and does not have discretion in supplier selection with respect to the IT equipment or software delivered to end users.

    The Group generally does not grant right-of-return to its customers.

(l)
Precontract costs

        Due to the business environment in which the Group operates, it is common practice that the Group commences the software development or IT consulting project for its banking clients without commercial contracts being signed. If the contracts are not obtained during the reporting period where implementation costs have been incurred, the Group defers revenue recognition for the related contracts until contracts are obtained. In accordance with SOP 81-1, as modified by SOP 98-5, costs that are incurred for a specific anticipated contract and that will result in no future benefits unless the contract is obtained, including cost of equipment, direct labour costs, and other ancillary costs, are deferred until receipt of the signed contract, and are then included in contract costs or inventory. Such deferred costs, subject to their not being related to costs of start-up activities, are evaluated periodically for probability of recoverability. If deemed unrecoverable, deferred costs are expensed to operating expenses.

        Costs of start-up activities, including organization costs, are expensed as incurred.

        Costs incurred for assets, such as costs for the purchase of materials, production equipment, or supplies that are expected to be used in connection with anticipated contracts are deferred outside the contract cost or inventory classification if their recovery from future contract revenue or from other dispositions of the assets is considered probable.

(m)
Research and development costs

        Research and development costs include payroll, employee benefits, and other headcount-related costs associated with product development. The Group records expenditure incurred before technological feasibility is established into research and development cost and capitalizes expenditures incurred after that point into the cost of intangible assets. Research and development costs were RMB 984,286 and RMB 1,328,810 in the six-month periods ended June 30, 2006 and 2005, respectively, among which RMB 188,378 and RMB 852,465 were capitalized in the six-month periods ended June 30, 2006 and 2005.

(n)
Retirement benefits

        Pursuant to the relevant laws and regulations in the PRC, the Group participates in a defined contribution retirement plan for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the unaudited consolidated income statement on an accrual basis when they are due. The Group's contributions totaled RMB 1,278,745 and RMB 1,046,831 in the six-month periods ended June 30, 2006 and 2005, respectively.

(o)
Advertising costs

        Advertising costs are expensed as incurred. Advertising costs were Nil and RMB264,500 respectively for the six-month periods ended June 30, 2006 and 2005.

(p)
Interest

        Interest costs are expensed as incurred, except for those capitalized that are directly attributable to the acquisition, construction or production of qualifying assets. No interest costs were capitalized for the six-month periods ended June 30, 2006 and 2005.

(q)
Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(r)
Government subsidies

        Government subsidies are recognized when received and when all the conditions for their receipt have been met. Such amounts are included as a credit in the operating expense section of the unaudited consolidated statement of income.

(s)
Tax refunds

        Pursuant to the laws and regulations of the PRC, the Group is entitled to a refund of the 14.0% value-added tax ("VAT") for certain self-developed software products. The Company recognizes the VAT refunds at the same time as the revenues from sales of the related enterprise software products. VAT refunds are included as a credit in the operating expense section of the unaudited consolidated statement of income.

(t)
Operating leases

        Where the Group has the use of assets under operating leases, payments made under the leases are recognised in the unaudited consolidated statement of income on a straight-line basis over the terms of the leases. Lease incentives received are recognised in the unaudited consolidated statement of income as an integral part of the total lease payments made.

(u)
Financial instruments

        Exposure to credit and interest rates arises in the normal course of the Group's business. Financial assets of the Group include cash and trade accounts receivable, other receivables and amounts due from related parties. Financial liabilities of the Group include trade accounts payable and other payables, short-term loans, employee and payroll accruals and amounts due to related parties. Adjustments are made for financial assets if their carrying amount exceeds the value realizable in the foreseeable future. Financial liabilities are stated at their carrying amounts.

        Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and trade accounts receivable. The Group's cash is maintained with high quality financial institutions and the composition and maturities are regularly monitored by management. Generally, any cash equivalents may be redeemed upon demand and bear minimal risk.

        The trade accounts receivable of the Group includes amounts due from banks and IT service companies. The Group generally does not require collateral. An allowance for doubtful accounts is determined with respect to those amounts that the Group has determined to be doubtful of collection. The Group performs ongoing credit evaluations of its customers (refer to accounting policy (e)).

        The Group has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

        The fair values of the above noted financial assets and financial liabilities are not materially different from their carrying amounts.

(v)
Investments in and advances to affiliated companies

        The equity method of accounting is used for investments in affiliated companies for which the Group has the ability to exercise significant influence, but does not have a controlling financial interest. Investments in affiliated companies accounted for under the equity method consist of a 50% equity interest in Beijing Hengli Plastic Machinery Co., Ltd. ("Hengli"), a plastic mould manufacturing company, a 50% equity interest in Shanghai Sihitech Sanjian Technology Co., Ltd. ("Sanjian"), a

software and hardware technology company, and a 35% equity interest in Beijing Sihitech Shuyi Technology Co., Ltd. ("Shuyi"), a software and hardware technology company.

        As at June 30, 2006 and 2005, there was no amount of excess of cost over the Group's share of net assets of affiliated companies.

        None of the affiliated companies provided products or services to the Group in the six-month periods ended June 30, 2006 and 2005.

        On December 12, 2005, all of the owners of Shuyi (an affiliate of the Company) have agreed to transfer their ownership interests in Shuyi to other individuals. The transfer of the Company's investment in Shuyi to Ms. Hong Wu. The amount of consideration to be received by the Company is RMB 1 million.

        The carrying amounts of the investments in and advances to affiliates at June 30, 2006 and 2005 are as follows:

Affiliates	2006 USD	2006 RMB	2005 RMB
Hengli	277,741	2,220,708	2,237,553
Sanjian	123,601	988,261	1,045,025
Shuyi	—	—	1,030,564

Total	401,342	3,208,969	4,313,142

        Summary combined financial information for the affiliates as of and for the six-month periods ended June 30, 2006 and 2005 are as follows:

	2006 USD	2006 RMB	2005 RMB
Financial position
Current assets	400,009	3,198,315	4,750,912
Property, plant and equipment, net	424,797	3,396,505	4,170,266
Other non-current assets	1,742	13,930	21,530

Total assets	826,548	6,608,750	8,942,708

Current liabilities	107,822	862,105	832,343

Total liabilities	107,822	862,105	832,343

Owners' equity	718,726	5,746,645	8,110,365

Total liabilities and equity	826,548	6,608,750	8,942,708

Results of operations
Sales	—	—	1,084,906
Operating loss	(10,723)	(85,733)	(958,377)
Net loss	(10,723)	(85,733)	(978,881)

(w)
Reclassifications

        Certain amounts in the prior periods' financial statements have been reclassified to confirm with the current period's presentation.

(x)
Recently Issued Accounting Standards

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. For nonpublic companies, this Statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. From the establishment of the Company to the date of the report, the Group has not been engaged in any share-based payment transactions.

        In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, which requires conditional asset retirement obligations to be recognized if a legal obligation exists to perform asset retirement activities and a reasonable estimate of the fair value of the obligation can be made. FIN 47 also provides guidance as to when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted the provisions of FIN 47 on December 31, 2005. No conditional asset retirement obligations were recognized and, accordingly, the adoption of FIN 47 had no effect on the Company's financial statements.

        In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal year beginning after December 15, 2006. Management anticipates that this new Intepretation will not have a material impact on the Company.

        On February 28, 2006, consensus was reached on the EITF Issue No. 06-3, How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross Versus Net Presentation) ("EITF 06-3"). EITF 06-3 provides that for taxes assessed by various governmental authorities such as sales and excise taxes, a company may adopt a policy of presenting taxes either gross within revenue or net. If sales and excise taxes are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of any such taxes that are recognized on a gross basis. We present sales taxes on a net basis.

        In June 2006, the EITF reached a consensus on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement. The scope of EITF 06-3 includes sales, use, value added and some excise taxes that are assessed by a governmental authority on specific revenue-producing transactions between a seller and customer. EITF

06-3 states that a company should disclose its accounting policy (i.e., gross or net presentation) regarding the presentation of taxes within its scope, and if significant, these disclosures should be applied retrospectively to the financial statements for all periods presented. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

3    Cash

        Cash represents cash in bank and cash on hand. The effective interest rates per annum relating to cash at the balance sheet date were 0.72% for each year. There were no cash equivalents on June 30, 2006 and 2005.

4    Trade accounts receivable, net

        Trade accounts receivable at June 30, 2006 and 2005 consist of the following:

	June 30
	2006 USD	2006 RMB	2005 RMB
Primary bank customer and its subsidiaries	9,451,083	75,567,083	16,228,147
Other banks	605,926	4,844,738	9,253,080
General contractors	2,782,022	22,243,937	6,149,770

Total	12,839,031	102,655,758	31,630,997

        The Group has not recognized any provision for doubtful accounts at June 30, 2006 and 2005 as all amounts are considered collectible.

5    Costs and estimated earnings on uncompleted contracts

	June 30
	2006 USD	2006 RMB	2005 RMB
Costs incurred on uncompleted contracts	4,239,317	33,895,882	11,822,568
Estimated earnings	2,223,628	17,779,244	9,278,672

	6,462,945	51,675,126	21,101,240
Less: Billings to date	(4,823,833)	(38,569,439)	(2,836,827)

	1,639,112	13,105,687	18,264,413

        Included in the accompanying unaudited consolidated balance sheets under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	2,054,123	16,423,946	18,340,377
Billings in excess of costs and estimated earnings on uncompleted contracts	(415,011)	(3,318,259)	(75,964)

	1,639,112	13,105,687	18,264,413

6    Inventories

        Inventories consist of IT hardware equipment, all of which are finished goods.

7    Other current assets

	June 30
	2006 USD	2006 RMB	2005 RMB
Payment in advance	1,593,805	12,743,425	4,152,565
Other receivables	1,810,848	14,478,815	3,587,653
Prepaid expenses	41,350	330,621	207,575

Total	3,446,003	27,552,861	7,947,793

8    Income taxes

        A reconciliation of the expected tax with the actual tax expense for the six-month periods ended June 30, 2006 and 2005 are as follows:

	2006 USD	2006 RMB	2005 RMB
Income before minority interests and income taxes	2,060,534	16,475,202	9,875,732
Expected PRC income tax expense (note (i))	309,080	2,471,280	1,481,360
Tax holiday benefits	(60,192)	(481,269)	—
Differential tax rate on subsidiaries' income (note (ii))	(54,576)	(436,369)	(327,396)
Increase in valuation allowance	—	—	12,850
Adjustment to deferred tax assets and liabilities
for enacted changes in tax laws and rates	—	—	82,950
Non-taxable income	(9,793)	(78,300)	—
Non-deductible expenses
Non-deductible salaries and welfare	43,349	346,601	466,191
Non-deductible entertainment expenses	14,162	113,235	127,367
Others	22,123	176,885	—
Equity in loss of affiliates	1,651	13,199	72,177
Tax rate difference (note (iii))	1,178	9,419	21,312

Actual income tax expense	266,982	2,134,681	1,936,811

Current tax expense	260,062	2,079,349	2,144,056
Deferred tax (benefit) expense	6,920	55,332	(207,245)

Total income tax expense	266,982	2,134,681	1,936,811

Notes:

(i)
The provision for PRC income tax is based on a statutory rate of 15% for the six-month periods ended June 30, 2006 and 2005. Pursuant to the approval issued by the Local Tax Bureau in Beijing Changping District in 2003, the Company was entitled to an additional 50% tax exemption of the standard tax rate of 15% to 7.5% for 2003 and 2004. Rates applicable for subsidiaries are as follows:

	2006	2005
Beijing Sihitech Software Co., Ltd.	7.5%	7.5%
Shanghai Sihitech Technology Co., Ltd.	15%	15%
Beijing Sihitech Information Consulting Co., Ltd.	33%	33%
Guangzhou Sihitech Technology Co., Ltd.	15%	15%
Shanghai Sihitech Software Co., Ltd.	0%	15%

  The statutory tax rate of Beijing Sihitech Software Co., Ltd. is 15% since the Company is qualified as a high-tech company. Pursuant to the approval issued by the Local Tax Bureau in Beijing Haidian District in 2003, Beijing Sihitech Software Co., Ltd. was entitled to a tax holiday from 2002 to 2004. Pursuant to the filing with Local Tax Bureau in Beijing Haidian District in 2005, Beijing Sihitech Software Co., Ltd. was entitled to an additional 50% tax exemption of the standard tax rate of 15% to 7.5% from 2005 to 2007.

  The statutory tax rate of Shanghai Sihitech Technology Co., Ltd. is 15% since the Company is registered in the Pudong district of Shanghai.

  The statutory tax rate of Guangzhou Sihitech Technology Co., Ltd. was 33% for 2003, and 15% for 2004 and 2005, since the Company was qualified as a high-tech company at the end of 2003. Pursuant to the notice issued by Guangzhou local tax bureau, the Company was entitled to a 15% tax rate for two years once it was qualified as a high-tech company.

  The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group's PRC entities to substantial PRC taxes in the future.

(ii)
Certain subsidiaries of the Company are taxed at a different tax rate or entitled to tax exemptions during each period.

(iii)
Tax rate difference represents temporary differences which will reverse outside of the preferential exemption period.

(iv)
Pre-tax income and income tax expenses are both domestic.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2006 and 2005 are presented below.

	June 30
	2006 USD	2006 RMB	2005 RMB
Deferred tax assets:
Accrued liabilities, deductible when paid	41,348	330,605	238,387
Accrued revenue on unsigned contracts for tax purposes	4,277	34,200	852,002
Intangible assets	18,568	148,459	118,264
Net operating loss carryforward	14,192	113,472	100,263

Total gross deferred tax assets	78,385	626,736	1,308,916
Less: valuation allowance	(14,192)	(113,472)	(100,263)

Net deferred tax assets	64,193	513,264	1,208,653

Deferred tax liabilities:
Deferred costs on unsigned contracts for tax purposes	(7,273)	(58,149)	(342,507)
Capitalized internal-use and marketable software	(36,498)	(291,828)	(196,987)

Total gross deferred tax liabilities	(43,771)	(349,977)	(539,494)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, one of the subsidiaries will need to generate future taxable income of approximately RMB 343,855 prior to the expiration of the net operating loss carryforwards in 2010. Taxable (loss)/income for the six-month periods ended June 30, 2006 and 2005 was nil and RMB (38,939) for the subsidiary. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company and its subsidiaries will realize the benefits of these deductible differences, net of the existing valuation allowances at June 30, 2006. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

	2006 USD	2006 RMB	2005 RMB
Valuation allowance on deferred tax assets at the beginning of the period	14,192	113,472	87,413
Increase in valuation allowance	—	—	12,850

Total	14,192	113,472	100,263

        Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of June 30, 2006, will be allocated to the income tax benefit that would be reported in the unaudited consolidated statements of income.

        At June 30, 2006, one of the Company's subsidiaries has net operating loss carryforwards for income tax purposes of RMB 343,855, among which RMB 236,370 are available to offset future taxable income of the subsidiary through 2007, RMB 28,518 through 2009 and RMB 78,967 through 2010.

9    Intangible assets

		Purchased Software	Capitalized marketable software	Capitalized internal-use software	Total
Balance as at January 1, 2005	RMB	1,268,418	1,592,717	218,950	3,080,085
Additions		607,141	852,465	—	1,459,606
Amortization		(300,957)	(285,303)	(36,492)	(622,752)

Balance as at June 30, 2005	RMB	1,574,602	2,159,879	182,458	3,916,939

Balance as at January 1, 2006	RMB	1,498,800	3,130,682	145,967	4,775,449
Additions		—	188,378	—	188,378
Amortization		(274,662)	(636,730)	(36,492)	(947,884)

Balance as at June 30, 2006	RMB	1,224,138	2,682,330	109,475	4,015,943

Balance as at June 30, 2006 (note 2)	USD	153,101	335,476	13,692	502,269

10    Trade accounts payable

	June 30
	2006 USD	2006 RMB	2005 RMB
Jianyin Technology Development Co., Ltd.	3,141,559	25,118,646	—
Jianyin Computer Co., Ltd.	297,580	2,379,328	—
Other suppliers	5,320,406	42,539,844	14,178,540

Total	8,759,545	70,037,818	14,178,540

        Jianyin Technology Development Co., Ltd. and Jianyin Computer Co., Ltd. are related parties of the Group's largest bank customer (see also note 13).

11    Short-term loan

	June 30
	2006 USD	2006 RMB	2005 RMB
Short-term borrowing from bank	—	—	8,000,000

        Short-term borrowing from bank at June 30, 2005 is effective from June 2, 2005 to November 1, 2005. The short-term borrowings from bank are secured by a guarantee arrangement with a third party. The Company must pay an annual guarantee fee of 1.8% in 2004, and 1.5% in 2005 on the secured borrowings. The short-term borrowings bear interest at rate of 5.74% per annum. Interest is to be paid on a quarterly basis and principal at the end of the loan period.

12    Long-term loan

        Long-term loan at June 30, 2006 and 2005 consists of the following:

	June 30
	2006 USD	2006 RMB	2005 RMB
Long-term loan from bank	625,344	5,000,000	5,000,000
Less: current instalment	(187,603)	(1,500,000)	—

Long-term loan, excluding current instalment	437,741	3,500,000	5,000,000

        The long-term loan is effective from January 18, 2005 to December 28, 2007, with an annual interest rate of 5.76%. Interest is to be paid on December 27, 2005 and 2006. Principal payments of RMB 1,500,000 and RMB 3,500,000 are due on December 28, 2006 and December 28, 2007, respectively. Borrowed amounts are secured by a guarantee agreement with a third party. The Company must pay an annual guarantee fee of 1.5% on the secured borrowing.

13    Other current liabilities

	June 30
	2006 USD	2006 RMB	2005 RMB
Advances from customers	104,357	834,397	7,150,909
Taxes payable, excluding income tax	852,068	6,812,796	2,268,428
Accrued expenses	275,656	2,204,035	2,429,956
Education surcharge payable	17,027	136,143	125,489
Payable for land use right	187,603	1,500,000	2,000,000
Amount due to Jianyin Computer Co., Ltd	622,342	4,976,000	—
Others	53,233	425,628	2,392,261

Total	2,112,286	16,888,999	16,367,043

        The Company entered into a share transfer agreement with Jianyin Technology Development Co., Ltd. ("Jianyin Technology"), a related party of the Group's largest bank customer, on November 30, 2004, in which the Company agreed to buy 100% of Jianyin Technology's ownership interest in Jianyin Computer Co., Ltd. ("Jianyin Computer"), a wholly-owned subsidiary of Jianyin Technology. The acquisition is to exclude long-term investments and fixed assets of Jianyin Computer. Net consideration is to be RMB 7 million.

        The borrowings from Jianyin Computer are non-interest bearing and do not have fixed terms of repayment. As at June 30, 2006, the Group has a balance of RMB 4.976 million due to Jianyin Computer included in other current liabilities, and a balance of RMB 7 million paid to Jianyin Technology included in other current assets.

14    Minority interests

        Minority interests pertain to the minority shareholders' equity interests in the Company's subsidiaries, Beijing Sihitech Software Co., Ltd., Shanghai Sihitech Technology Co., Ltd, Beijing Sihitech Information Consulting Co., Ltd., and Guangzhou Sihitech Technology Co., Ltd.

        The minority interests on the Group's unaudited consolidated balance sheets related to Beijing Sihitech Software Co., Ltd., and Beijing Sihitech Information Consulting Co., Ltd. represent only the original obligation the Company has to the minority shareholders of these two subsidiaries based on their initial investments. This is due to these minority shareholders having waived their rights to their respective share of any dividends or equity in any subsequent income or losses and any gains or losses upon liquidation of the net assets of these subsidiaries. The related agreements remain effective throughout the life of the respective companies. Consequently, the Group recognizes 100% of the net earnings and losses in these subsidiaries in its unaudited consolidated statements of income.

        The minority owners of Shanghai Sihitech Technology Co., Ltd. and Guangzhou Sihitech Technology Co., Ltd. have agreed to transfer their ownership interest in each of these subsidiaries to Mr. Weidong Hong in exchange for a portion of his ownership interest in the Company. Mr. Weidong Hong agreed to waive his rights to his respective share of any dividends or equity in any subsequent income or losses and any gains or losses upon liquidation of the net assets of these subsidiaries. The effective date of such transfer and waiver of rights is January 1, 2005 and the agreement to waive rights remains effective throughout the life of the respective companies. The share of minority interest in the Company's equity of RMB 3,001,004 as of January 1, 2005 was recorded as shareholders' contribution and credited to additional paid-in capital. Consequently, the Group recognizes 100% of the net earnings and losses in these subsidiaries in its unaudited consolidated statement of income from January 1, 2005.

15    Dividends appropriation

        In the six-month periods ended June 30, 2006 and 2005, the Company declared interim dividends in total of RMB28,000,000 and RMB1,700,000 respectively. These dividends have been accrued for on the balance sheets in the line item captioned "dividends payable to investors" and "dividends payable to minority interests."

16    Reserves

Statutory surplus reserve

        In accordance with PRC Company Law, the Company is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

        The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of cash dividends.

Statutory public welfare reserve

        In accordance with PRC Company Law, the Company appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve. Appropriation to the statutory public welfare reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

        The fund can only be utilized for capital items for the collective benefit of the Company's employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

17    Subsidies and value-added tax refunds

	June 30
	2006 USD	2006 RMB	2005 RMB
Value-added tax refund for software products sold	21,201	169,513	551,487
Income tax, business tax and surcharges refund	94,113	752,487	75,900
Other	1,117	8,932	—

Total	116,431	930,932	627,387

        Some of the subsidiaries of the Group were granted subsidies by the local government, since they were located in certain jurisdictions. There were no performance obligations related with such subsidies.

18    Commitments and contingencies

        The Group leases office space under operating leases. The leases typically run for one to three years with an option to renew the lease annually thereafter. Lease payments are increased annually to reflect market rentals. None of these leases includes contingent rentals.

        Non-cancellable operating lease rentals are payable as follows:

	June 30
	2006 USD	2006 RMB	2005 RMB
Payable:
Within 1 year	256,088	2,047,579	2,500,224
Within 1-2 years	136,765	1,093,519	2,034,498
Within 2-3 years	—	—	1,157,074

	392,853	3,141,098	5,691,796

        The Group recognized RMB 1,763,715 and RMB 1,435,331 of rent expense for the six-month periods ended June 30, 2006 and 2005, respectively.

        The Group provides indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising from the use of the products. Due to the nature of the indemnification provided, the Group cannot estimate the fair value, nor determine the total nominal amount of the indemnification. The Group evaluates estimated losses for such indemnifications under SFAS No. 5, Accounting for Contingencies, as interpreted by FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Group considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Group has not encountered material costs as a result of such obligations and have not accrued any liabilities related to such indemnifications in the financial statements.

        The product warranty accrual reflects management's best estimate of probable liability under its product warranties. Management determines the warranty accrual based on known product failures (if any), historical experience, and other currently available evidence. As at June 30, 2006 and 2005, the warranty accrual was nil. There has been no significant activity impacting the results of operations for any period presented.

19    Significant related party transactions

(a)
Identity of related parties

        Related parties identified for the six-month periods ended June 30, 2006 and 2005 are summarized as follows:

		Relationship with the Company	Shareholding for 2006	Shareholding for 2005
Mr. Weidong Hong	Individual	Owner and General Manager	42.0%	40.3%
Mrs. Hong Wu	Individual	Owner and spouse of General Manager	18.0%	18.0%
Beijing Hengli Plastic Machine Co., Ltd.	Company	Affiliate	50%	50%
Shanghai Sihitech Sanjian Technology Co., Ltd.	Company	Affiliate	50%	50%
Beijing Sihitech Shuyi Technology Co., Ltd.	Company	Affiliate	0%	35%
Sihitech (HK) Co., Ltd.	Company	Controlled by Mr. Weidong Hong	—	—
(b)
Related party transactions

        The significant related party transactions of the Company are summarised as follows:

	Six-month ended June 30
	2006 USD	2006 RMB	2005 RMB
Advances to affiliates
Hengli	—	—	185,453
Repayment of advances to affiliates
Hengli	—	—	(500,000)
Repayment of borrowing from affiliates
Shuyi	62,534	500,000	950,000
Borrowing from an equity owner	—	—	(1,400,000)
Advances to investors	92,459	739,263	1,087
Collection of advances to investors	(113,799)	(909,895)	(670,450)

        The transactions do not have fixed terms. Balances relating to the above transactions are non-interest bearing and payable on demand. Other than this matter, the Board of Directors of the Company is of the opinion that the above transactions were in the normal course of business and on normal commercial terms.

(c)
Related party balances

        The balances of related party receivables and payables at the period-end are summarised as follows:

	June 30
	2006 USD	2006 RMB	2005 RMB
Due from owners	302,156	2,415,921	209,594
Due to affiliates	113,556	907,949	1,407,949
Borrowing from an equity owner	500,275	4,000,000	1,400,000

	613,831	4,907,949	2,807,949

        During 2005, the Company has borrowed RMB 5 million from a minority owner of the Company, Mr. Jianqiang Wang, which is non-interest bearing and does not have fixed terms of repayment. RMB 1 million was repaid in 2005.

        Included in the balance of due from owners as of June 30, 2006 is RMB 1.48 million lent to Mr. Weidong Hong to finance his purchase of minority owners' interest of the Company and its subsidiaries.

20    Subsequent events

        On July 14, 2006, the Company entered into a short-term bank loan, amounting to RMB 15 million, with an annual interest rate of 5.94%. Interest is to be paid on a quarterly basis and principal is due on January 13, 2007. The borrowing is secured by a guarantee agreement with a third party. The Company must pay an annual guarantee fee of 1.782% on the secured borrowing.

        On September 14, 2006, the Company entered into an agreement with a third party to dispose a subsidiary named Beijing Jianyin Computer Co., Ltd. The consideration is RMB 7,000,000.

BEIJING E-CHANNELS CENTURY
TECHNOLOGY CO., LTD.

Financial Statements
Years Ended December 31, 2005, 2004 and 2003
(With Reports of Independent Registered Public Accounting Firms Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Beijing e-Channels Century Technology Co., Ltd.:

        We have audited the accompanying balance sheet of Beijing e-Channels Century Technology Co., Ltd. (the "Company"), as of December 31, 2005, and the related statement of income, owners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Beijing e-Channels Century Technology Co., Ltd. as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO MCCABE LO LIMITED
BDO McCabe Lo Limited

Hong Kong
August 21, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Owners
Beijing e-Channels Century Technology Co., Ltd.:

        We have audited the accompanying balance sheet of Beijing e-Channels Century Technology Co., Ltd. (the "Company") as of December 31, 2004, and the related statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG Huazhen

March 6, 2006
Beijing, the People's Republic of China

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Balance Sheets

December 31, 2005 and 2004

(Expressed in Chinese Renminbi)

	2005 USD	2005 RMB	2004 RMB
	(note 2)
Assets
Current assets:
Cash (note 6)	774,797	6,252,769	5,267,767
Trade accounts receivable, net (note 7)	1,950,439	15,740,431	3,922,314
Costs and estimated earnings in excess of billings on uncompleted contracts (note 8)	239,069	1,929,335	2,727,712
Due from related parties (note 14)	4,511	36,409	926,379
Inventories	16,891	136,313	60,936
Precontract costs	11,654	94,048	1,348,719
Other current assets (note 9)	234,544	1,892,815	742,929
Deferred income taxes (note 5)	9,460	76,341	178,171

Total current assets	3,241,365	26,158,461	15,174,927
Furniture and equipment	220,366	1,778,399	1,256,215
Less: accumulated depreciation	(102,247)	(825,155)	(537,783)

Net furniture and equipment	118,119	953,244	718,432
Capitalized software costs, net (note 10)	173,724	1,401,992	802,454
Other non-current assets	—	—	35,720

Total assets	3,533,208	28,513,697	16,731,533

Liabilities and owners' equity
Current liabilities
Loan from investor (note 14)	—	—	273,560
Trade accounts payable	205,937	1,661,955	2,116,975
Employee and payroll accruals	—	—	28,874
Income taxes payable	101,235	816,986	381,313
Billings in excess of costs and estimated earnings on uncompleted contracts (note 8)	225,860	1,822,734	1,050,239
Other current liabilities (note 11)	273,708	2,208,877	1,772,344

Total current liabilities	806,740	6,510,552	5,623,305
Deferred income taxes (note 5)	19,884	160,470	74,475

Total liabilities	826,624	6,671,022	5,697,780
Owners' equity
Paid-in capital	495,651	4,000,000	4,000,000
Reserves (note 12)	357,184	2,882,547	1,261,209
Retained earnings	1,853,749	14,960,128	5,772,544

Total owners' equity	2,706,584	21,842,675	11,033,753

Commitments and contingencies (note 13)
Total liabilities and owners' equity	3,533,208	28,513,697	16,731,533

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Statements of Income

Years ended December 31, 2005, 2004 and 2003

(Expressed in Chinese Renminbi)

	2005 USD	2005 RMB	2004 RMB	2003 RMB
	(note 2)
Revenues:
e-Channels solutions	3,233,516	26,095,119	13,442,402	7,368,382
Maintenance	15,223	122,850	129,392	21,808
Human resource outsourcing	15,808	127,575	1,483,185	1,067,389
Agency fees	—	—	154,390	—

Total revenues	3,264,547	26,345,544	15,209,369	8,457,579
Cost of revenues:
e-Channels solutions	(1,265,972)	(10,216,648)	(5,211,985)	(4,041,692)
Maintenance service	—	—	(1,477)	—
Human resource outsourcing	(3,563)	(28,757)	(999,805)	(566,621)

Total cost of revenues	(1,269,535)	(10,245,405)	(6,213,267)	(4,608,313)

Gross profit	1,995,012	16,100,139	8,996,102	3,849,266
Operating expenses:
Research and development (note 3)	(247,513)	(1,997,477)	(721,624)	(576,903)
Selling and marketing	(270,435)	(2,182,463)	(2,241,932)	(1,700,418)
General and administrative	(237,631)	(1,917,731)	(1,442,105)	(1,197,204)
Subsidies and value-added tax refunds (note 4)	200,650	1,619,285	920,080	246,520

Total operating expenses	(554,929)	(4,478,386)	(3,485,581)	(3,228,005)

Other income (expense):
Interest income	2,774	22,383	11,533	19,199
Interest expense	(1,591)	(12,836)	—	—
Other income (expense)	5,036	40,646	(3,585)	(1,282)

Income before income taxes	1,446,302	11,671,946	5,518,469	639,178
Income tax (expense) benefit (note 5)	(106,940)	(863,024)	(356,105)	78,488

Net income	1,339,362	10,808,922	5,162,364	717,666

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Statements of Owners' Equity

Years ended December 31, 2005, 2004 and 2003

(Expressed in Chinese Renminbi)

		Paid-in capital	Reserves	Retained earnings	Total
Balance as at December 31, 2002	RMB	1,000,000	3,168,570	985,153	5,153,723
Net income		—	—	717,666	717,666
Transfer to reserves		—	318,284	(318,284)	—
Transfer to paid-in capital (note 1)		3,000,000	(3,000,000)	—	—

Balance as at December 31, 2003	RMB	4,000,000	486,854	1,384,535	5,871,389
Net income		—	—	5,162,364	5,162,364
Transfer to reserves		—	774,355	(774,355)	—

Balance as at December 31, 2004	RMB	4,000,000	1,261,209	5,772,544	11,033,753
Net income		—	—	10,808,922	10,808,922
Transfer to reserves		—	1,621,338	(1,621,338)	—

Balance as at December 31, 2005	RMB	4,000,000	2,882,547	14,960,128	21,842,675

Balance as at December 31, 2005 (note 2)	USD	495,651	357,184	1,853,749	2,706,584

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Statements of Cash Flows

Years ended December 31, 2005, 2004 and 2003

(Expressed in Chinese Renminbi)

	2005 USD	2005 RMB	2004 RMB	2003 RMB
	(note 2)
Cash flows from operating activities:
Net income	1,339,362	10,808,922	5,162,364	717,666
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,843	684,697	344,826	200,839
Loss on disposal of furniture and equipment	—	—	15,495	—
Increase in trade accounts receivable	(1,464,414)	(11,818,117)	(995,070)	(2,547,243)
Decrease (increase) in costs and estimated earnings in excess of billings on uncompleted contracts	98,929	798,377	(2,483,442)	(151,371)
Decrease (increase) in due from related parties	73	591	(10,680)	(28,782)
Increase in inventories	(9,340)	(75,377)	(37,069)	(16,140)
Decrease (increase) in precontract costs	155,470	1,254,671	(423,232)	(81,371)
(Increase) decrease in other current assets	(142,486)	(1,149,886)	116,473	(416,217)
Decrease (increase) in current deferred tax assets	12,618	101,830	(99,683)	(78,488)
(Decrease) increase in trade accounts payable	(56,383)	(455,020)	2,116,975	(269,988)
(Decrease) increase in employee and payroll accruals	(3,578)	(28,874)	(274,490)	283,501
Increase in income taxes payable	53,986	435,673	381,313	—
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	95,722	772,495	(778,339)	1,828,578
Increase in other current liabilities	54,092	436,533	942,487	589,686
Increase in non-current deferred tax liabilities	10,656	85,995	74,475	—

Net cash provided by operating activities	229,550	1,852,510	4,052,403	30,670

See accompanying notes to financial statements.

	2005 USD	2005 RMB	2004 RMB	2003 RMB
	(note 2)
Cash flows from investing activities:
Capital expenditure	(183,803)	(1,483,327)	(1,189,065)	(272,460)
Payment of individual income taxes on behalf of investors	—	—	(289,379)	(600,000)
Collection of advances to investors for individual income tax paid on their behalf	110,205	889,379	—	—

Net cash used in investing activities	(73,598)	(593,948)	(1,478,444)	(872,460)
Cash flows from financing activities:
Proceeds from loans	110,282	890,000	713,560	—
Repayments of loans	(144,180)	(1,163,560)	(440,000)	—

Net cash (used in) provided by financing activities	(33,898)	(273,560)	273,560	—
Net increase (decrease) in cash	122,054	985,002	2,847,519	(841,790)
Cash at beginning of year	652,743	5,267,767	2,420,248	3,262,038

Cash at end of year	774,797	6,252,769	5,267,767	2,420,248

Interest paid	1,591	12,836	—	—
Income taxes paid	29,680	239,525	—	—

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Notes to Financial Statements

Years ended December 31, 2005 and 2004

(Expressed in Chinese Renminbi)

1    Organization and Description of Business

        Beijing e-Channels Century Technology Co., Ltd. ("e-Channels" or the "Company") is a limited liability company established in Beijing, the People's Republic of China ("PRC") by Mr. Shuo Zeng and other individual owners. The Company obtained its business license (No. 1101082193612) on February 5, 2001 issued by the Administration of Industry and Commerce of the Beijing Municipal Government. The registered capital was RMB 500,000.

        According to the articles of association, the Company's period of operation is 10 years and its principal activities include technology development, technology transfer, consulting and training services, sales of self-developed products, computer software, hardware and peripheral equipment, communication equipment and undertaking computer network projects. The Company commenced operations on February 5, 2001.

        During August 2002, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 500,000. The registered capital was increased from RMB 500,000 to RMB 1,000,000. The articles of association were revised on September 28, 2002 accordingly.

        During March 2003, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 3,000,000. The registered capital was increased from RMB 1,000,000 to RMB 4,000,000. The articles of association were revised on March 28, 2003 accordingly. The Company also obtained a revised business licence on April 11, 2003.

        The software industry is characterized by rapid technological change and competitive pricing pressures. The Company's financial results are affected by a wide variety of factors, including general economic conditions in local market, economic conditions specific to the software industry, technological and creative skills of its personnel, the timely development of new products and the ability to safeguard patents and intellectual property in a rapidly evolving market. As a result, the Company may experience significant period-to-period fluctuations in future operating results due to the factors mentioned above or other factors.

        The majority of the revenues of the Company are concentrated with customers who are in the financial services industry in China. Any unfavorable economic conditions affecting the local financial services industry could have a material adverse effect on the Company's future financial position and results of operations.

        In December 2005, the investors of e-Channels agreed to transfer 100% of their equity interests in e-Channels to Port Wing Development Company Limited, a company organized under the laws of the British Virgin Islands ("e-Channels BVI"). China Unistone Acquisition Corporation and its wholly-owned subsidiary, Yucheng Technologies Limited, have entered into an agreement dated December 20, 2005 for the acquisition of all of the shares of e-Channels BVI. The financial statements of e-Channels do not reflect any adjustments to the assets and liabilities that might be necessary as a result of this change in ownership.

        On June 20, 2005, the Company has entered into a strategic cooperation agreement with Beijing Sihitech Technology Co., Ltd. ("Sihitech"), in which both parties agree to cooperate in marketing, sales, research and development so as to leverage the competitiveness of both companies.

        In December 2005, the owners of Sihitech agreed to transfer 100% of their ownership interests in Sihitech to Ahead Billion Venture Limited, a company organized under the laws of the British Virgin Islands ("Sihitech BVI"). China Unistone Acquisition Corporation and its wholly-owned subsidiary, Yucheng Technologies Limited, have entered into an agreement dated December 20, 2005 for the acquisition of the shares of Sihitech BVI. These transactions are expected to be consummated in late 2006.

        Transactions between the Company and Sihitech for the year ended December 31, 2005 and the balances as of December 31, 2005 are as follows:

	2005 USD	2005 RMB
Sales	263,872	2,129,497
Cost of sales	(19,950)	(161,000)
	December 31
	2005 USD	2005 RMB
Trade accounts receivable, net	368,640	2,975,000
Billings in excess of costs and estimated earnings	217,899	1,758,488

2    Summary of significant accounting policies and practices

        The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

  (a)
  Use of estimates

        The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of capitalized software costs and furniture and equipment, valuation allowances for receivables, deferred tax assets, precontract costs and percentage of completion calculations relating to revenue recognition. Actual results could differ from those estimates.

  (b)
  Functional currency

        The functional currency of the Company is the Chinese Renminbi. As revenue receipts and expenditures are denominated primarily in Chinese Renminbi and receipts from operations are usually retained in Chinese Renminbi, the directors are of the opinion that the Chinese Renminbi reflects the economic substance of the underlying events and circumstances relevant to the Company.

  (c)
  Convenience translation into United States dollars

        The financial statements are presented in Chinese Renminbi ("RMB"). The translation of RMB amounts into United States dollars has been made for the convenience of the reader and has been made at the exchange rate quoted by the People's Bank of China on December 31, 2005 of RMB 8.0702 to US$ 1.00. Such translation amounts should not be construed as representations that the RMB amounts could be readily converted into United States dollars at that rate or any other rate.

  (d)
  Trade accounts receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The provision for bad debt losses is estimated by management based on individual accounts receivable which show signs of uncollectibility and an ageing analysis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

  (e)
  Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO).

  (f)
  Furniture and equipment

        Furniture and equipment are stated at cost less accumulated depreciation and impairment losses (refer to accounting policy (h)).

        Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which is generally 5 years.

  (g)
  Intangible assets

  (i)
  Cost of intangible assets

          Intangible assets consist primarily of capitalized costs for computer software and are stated at cost less accumulated amortization and any impairment write-downs.

          The Company capitalizes development costs for marketable software incurred from the time of technological feasibility until the software is ready for use in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. All costs to establish technological feasibility of a computer product to be sold, leased or otherwise marketed are charged to research and development expense as incurred. Technological feasibility is established through completeness of the working model and its consistency with the product design. Costs incurred for modification, components of large products, and enhancements are expensed. As the working model is normally built during the process of project implementation for clients, no high risk development issues are considered to exist.

          Under the provisions of SOP 98-1, Accounting for the Costs of Computer Software Developed or obtained for Internal Use, the Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable of completion and use for the function intended. Technological feasibility is established upon completeness of the product design and planning phase indicating that product can be built by existing technology and tools. Capitalized internal-use software costs include only (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

          Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

  (ii)
  Amortization

          The Company amortizes capitalized software development costs for marketable software on a product by product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported upon.

          Purchased computer software and capitalized computer software costs for internal use are amortized on a straight-line basis over their estimated useful lives and are monitored on a regular basis to assess that the amortization method is still appropriate and the remaining estimated life of the asset is reasonable. The estimated useful lives are as follows:

Estimated useful life
Software development costs
—Internal-use software	3 years
—Marketable software	3 years
Purchased software	5 years
  (h)
  Impairment of long-lived assets

        The Company evaluates for impairment its long-lived assets to be held and used, including furniture and equipment, intangible assets and other non-current assets, when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount that the carrying value exceeds the estimated fair value.

        Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or estimated fair value less the cost to sell, and are no longer depreciated.

        Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.

  (i)
  Trade accounts payable and other payables

        Trade accounts payable and other payables are stated at cost, which approximates their fair value.

  (j)
  Revenue recognition

        The Company generates revenues from rendering e-Channels solutions, maintenance services, human resource outsourcing and agency services.

        Revenue from e-Channels solutions services. In accordance with SOP 97-2, Software Revenue Recognition, the entire arrangement is accounted for in conformity with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using contract accounting on the percentage of completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. Normally, the receipt of the signed customer contract does not occur at the inception of the arrangement, but rather during the time in which the Company is providing its software development services. Consequently, costs incurred on the arrangement prior to the receipt of the signed customer contract are capitalized on the balance sheet as precontract costs to the extent permitted by SOP 81-1, as modified by SOP 98-5, Reporting on the Costs of Start-Up Activities. Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are first determined in the amount of the estimated loss on the entire contract.

        Costs and estimated earnings in excess of billings on uncompleted contracts consist of recognized recoverable costs and accrued profits on contracts for which billings had not been presented to customers as of the balance sheet dates. Billings in excess of revenue recognized for which payments have been received are deferred until the applicable revenue recognition criteria have been met.

        Following changes to the scope of services offered by the Company during the latter half of 2005, the Company also follows SOP 97-2 to recognize software development services revenue, where in multiple-element software development services, revenue is allocated to the various elements based on its relative proportion of vendor-specific objective evidence of fair value, regardless of any separate prices stated within the contract for each element. Vendor-specific objective evidence of fair value is limited to the price charged when the same element is sold separately and for an element not yet being sold separately, the price established by management having the relevant authority.

        If sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, all earnings from the arrangement is deferred until the earlier of the point at which such sufficient vendor-specific objective evidence does exist or all elements of the arrangement have been delivered. If the only undelivered element is postcontract customer support ("PCS"), revenue and costs are recognised on a zero margin basis and all earnings are recognized ratably over the PCS period.

        PCS revenue is recognized together with the initial licensing fee on delivery of the software if (a) the PCS fee is included with the initial licensing fee, (b) the PCS included with the initial license is for one year or less. (c) the estimated cost of providing PCS during the arrangement is insignificant and (d) unspecified upgrades/enhancements offered during PCS arrangements historically have been and are expected to continue to be minimal and infrequent. All estimated costs of providing the services, including upgrades/enhancements are accrued as of year-end.

        Revenue from maintenance is recognized on a straight line basis over the life of the maintenance agreement. The Company commences revenue recognition when all of the following conditions are met: persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price is fixed or determinable, and collectibility is reasonably assured,

        Revenue from human resource outsourcing services is recognized based on hourly charge rates and hours spent on the projects by different levels of professionals. The Company commences revenue recognition when all the following conditions are met: persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price is fixed or determinable, and collectibility is reasonably assured.

        Agency services—Other than the system integration services the Company provides to its banking clients, the Company also sells IT equipment to banks through other system integrators. Under this kind of commercial arrangement, the customers of the Company are those system integrators as stipulated in the contracts. The Company treats such sales as agency sales and records the net difference between the amount it bills to system integrators and the fees charged by third party IT manufacturers as revenue. The Company considered the criteria set out in EITF 99-19 in determining whether it should recognize such revenues at gross or net of revenue. The Company believes that based on its arrangement with the system integrators, end users (banks) and the third party IT manufacturers, the net approach is appropriate as the Company is not the primary obligor to the end users, does not take general inventory risk, does not have latitude in establishing price and does not have discretion in supplier selection with respect to the IT equipment or software delivered to end users.

        The Company generally does not grant right-of-return to its customers.

  (k)
  Precontract costs

        Due to the business environment in which the Company operates, it is common practice that the Company commences the software development or IT consulting project for the banking clients without commercial contracts signed. If the contracts are not obtained during the reporting period where implementation costs have incurred, the Company defers revenue recognition for the related contracts until contacts are obtained. In accordance with SOP 81-1, as modified by SOP 98-5, costs that are incurred for a specific anticipated contract and that will result in no future benefits unless the contract is obtained, including cost of equipment, direct labour costs, and other ancillary costs, are deferred until receipt of the signed contract, and are then included in contract costs or inventory. Such deferred costs, subject to their not being related to costs of start-up activities, are evaluated periodically for probability of recoverability. If deemed unrecoverable, deferred costs are expensed to operating expenses.

        Costs of start-up activities, including organization costs, are expensed as incurred.

        Costs incurred for assets, such as costs for the purchase of materials, production equipment, or supplies that are expected to be used in connection with anticipated contracts are deferred outside the contract cost or inventory classification if their recovery from future contract revenue or from other dispositions of the assets is considered probable.

  (l)
  Research and development costs

        Research and development costs include payroll, employee benefits, and other headcount-related costs associated with product development. The Company records expenditures incurred before technological feasibility is established as research and development costs and capitalizes expenditures incurred after that point into the cost of intangible assets. Research and development costs were RMB 2,936,719, RMB 1,631,659 and RMB 576,903 in 2005, 2004 and 2003 respectively, among which RMB 939,242, RMB 910,035 and nil was capitalized in 2005, 2004 and 2003 respectively.

  (m)
  Advertising expenses

        Advertising costs are expensed as incurred. Included in sales and marketing expenses are advertising costs of RMB 62,100, RMB 16,000 and RMB 57,500 for the year ended December 31, 2005, 2004 and 2003 respectively.

  (n)
  Interest

        Interest costs are expensed as incurred, except for those capitalized that are directly attributable to the acquisition, construction or production of qualifying assets. No interest costs were capitalized for each of the years in the three-year period ended December 31, 2005.

  (o)
  Retirement benefits

        Pursuant to the relevant laws and regulations in the PRC, the Company participates in a defined contribution retirement plan for its employees arranged by a governmental organisation. The Company makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the income statement on an accrual basis when they are due. The Company's contributions totalled RMB 391,684, RMB 294,076 and RMB 151,218 in 2005, 2004 and 2003 respectively.

  (p)
  Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (q)
  Government subsidies

        Government subsidies are recognized when received and when all the conditions for their receipt have been met. Such amounts are included as a credit in the operating expense section of the statements of income

  (r)
  Tax refunds

        Pursuant to the laws and regulations of the PRC, the Company is entitled to a refund of the 14.0% value-added tax ("VAT") for certain self-developed software products. The Company recognizes the VAT refunds at the same time as the revenues from sales of the related enterprise software products. VAT refunds are included as a credit in the operating expense section of the statements of income.

  (s)
  Operating leases

        Where the Company has the use of assets under operating leases, payments made under the leases are recognised in the statement of income on a straight-line basis over the terms of the leases. Lease incentives received are recognised in the statement of income as an integral part of the total lease payments made.

  (t)
  Financial instruments

        Exposure to credit and interest rates arises in the normal course of the Company's business. Financial assets of the Company include cash, trade accounts receivable, other receivables and amounts due from related parties. Financial liabilities of the Company include trade accounts payable, other payables, employee and payroll accruals, income taxes payable and loans from investors. Adjustments are made for financial assets if their carrying amount exceeds the value realizable in the foreseeable future. Financial liabilities are stated at their carrying amounts.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company's cash is maintained with high quality financial institutions, and the composition and maturities are regularly monitored by management. Generally, any cash equivalents may be redeemed upon demand and bear minimal risk.

        The trade accounts receivable of the Company includes amounts due from banks and large IT manufacturers. The Company generally does not require collateral. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection. The Company performs ongoing credit evaluations of its customers (refer to accounting policy (d)).

        The Company has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

        The fair values of the above noted financial assets and financial liabilities are not materially different from their carrying amounts.

  (u)
  Reclassifications

        Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

  (v)
  Recently issued accounting standards

        In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. From the establishment of the Company to the date of the report, the Company has not been engaged in any share-based payment transactions.

        In December 2004, the FASB issued FASB Statement No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for the Company for inventory costs incurred on or after January 1, 2006. Management anticipates that this new Statement will not have a material impact on the Company.

        In December 2004, the FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January 1, 2006. Management anticipates that this new Statement will not have a material impact on the Company.

        In March 2005, the FASB issued FASB Interpretation No 47, Accounting for Conditional Asset Retirement Obligations, which requires conditional asset retirement obligations to be recognized if a legal obligation exists to perform asset retirement activities and a reasonable estimate of the fair value of the obligation can be made. FIN 47 also provides guidance as to when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted the provisions of FIN 47 on December 31, 2005. No conditional asset retirement obligations were recognized and, accordingly, the adoption of FIN 47 had no effect on the Company's financial statements.

        In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. Statement 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This statement will be effective for the Company for all accounting changes and any error corrections occurring after January 1, 2006.

        In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. Management anticipates that this new Interpretation will not have a material effect on the Company.

3    Research and development expenses

	2005 USD	2005 RMB	2004 RMB	2003 RMB
Direct labour	163,011	1,315,527	363,601	458,382
Other expenses	84,502	681,950	358,023	118,521

Total	247,513	1,997,477	721,624	576,903

4    Subsidies and value-added tax refunds

	2005 USD	2005 RMB	2004 RMB	2003 RMB
VAT refund for software products	153,811	1,241,285	445,080	246,520
Innovation subsidy	34,696	280,000	475,000	—
Finance subsidy	12,143	98,000	—	—

Total	200,650	1,619,285	920,080	246,520

        The Company was entitled to an innovation subsidy granted by the local government since it is a qualified small high-tech company. The subsidy must be used for research and development activities.

        The Company was entitled to a finance subsidy granted by the local government since one of the software products developed by the Company is qualified as a high tech development.

5    Income taxes

        Pursuant to the approval issued by the Beijing Haidian District Local Tax Bureau (Hai Di Shui Qi Mian Qi Zi [2001]1370), the Company is entitled to a preferential tax exemption from PRC income taxes for 2001, 2002 and 2003. Pursuant to the approval issued by the Beijing Haidian District Local

Tax Bureau (Jing Di Shui Hai Jian Mian Qi Zi [2004]001197), the Company is entitled to a 50% reduction in tax rate to 7.5% for 2004, 2005 and 2006.

        The following is a reconciliation of the expected income tax expense derived by applying the PRC statutory rate of 15% to earnings before income taxes and the actual income tax expense (benefit) recognized for the years ended December 31, 2005, 2004 and 2003:

	2005 USD	2005 RMB	2004 RMB	2003 RMB
Computed "expected" tax expense	216,945	1,750,792	827,770	95,877
Tax holiday benefits	(108,473)	(875,396)	(413,885)	(95,877)
Additional deductible research and development expenses	4,389	35,411	(61,187)	—
Deductible VAT refund income	(11,536)	(93,097)	(33,381)	—
Non-deductible expenses	332	2,682	22,301	—
Tax rate difference (note (i))	5,283	42,632	14,487	(78,488)

Actual income tax expense (benefit)	106,940	863,024	356,105	(78,488)

Current tax expense	83,666	675,199	381,313	—
Deferred tax expense (benefit)	23,274	187,825	(25,208)	(78,488)

Total income tax expense (benefit)	106,940	863,024	356,105	(78,488)

Note:

(i)
Tax rate difference represents temporary differences which will reverse outside of the preferential exemption period.

(ii)
Pre-tax income and income tax expenses are both domestic.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2005 and 2004 are presented below.

	December 31
	2005 USD	2005 RMB	2004 RMB
Deferred tax assets:
Accrued liabilities, deductible when paid	7,732	62,395	18,688
Accrued revenue on unsigned contracts for tax purposes	2,602	21,000	260,637

Total gross deferred tax assets	10,334	83,395	279,325

Deferred tax liabilities:
Deferred costs on unsigned contracts for tax purposes	(874)	(7,054)	(101,154)
Capitalized internal use and marketable software	(19,884)	(160,470)	(74,475)

Total gross deferred tax liabilities	(20,758)	(167,524)	(175,629)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as at December 31, 2005 and 2004. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

6    Cash

        Cash represents cash in bank and cash on hand. The effective interest rates per annum relating to cash in bank at the balance sheet date were 0.72% for each year. There were no cash equivalents at the balance sheet date for each year.

7    Trade accounts receivable, net

	December 31
By customer	2005 USD	2005 RMB	2004 RMB
Banks	593,146	4,786,805	2,600,114
General contractors	1,357,293	10,953,626	1,322,200

Total	1,950,439	15,740,431	3,922,314

        The Company has not recognized any provision for doubtful accounts at December 31, 2005 and 2004 as all amounts are considered collectible.

8    Costs and estimated earnings on uncompleted contracts

	December 31
	2005 USD	2005 RMB	2004 RMB
Costs incurred on uncompleted contracts	356,585	2,877,710	3,734,603
Estimated earnings	523,982	4,228,644	6,806,076

	880,567	7,106,354	10,540,679
Less: Billings to date	(867,358)	(6,999,753)	(8,863,206)

	13,209	106,601	1,677,473

Included in the accompanying balance sheets under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	239,069	1,929,335	2,727,712
Billings in excess of costs and estimated earnings on uncompleted contracts	(225,860)	(1,822,734)	(1,050,239)

	13,209	106,601	1,677,473

9    Other current assets

	December 31
	2005 USD	2005 RMB	2004 RMB
VAT refund receivable	80,541	649,983	377,488
Other	154,003	1,242,832	365,441

Total	234,544	1,892,815	742,929

10    Capitalized software costs

		Purchased Software	Capitalized internal-use software	Capitalized marketable software	Total
Balance as at December 31, 2003	RMB	—	—	—	—
Additions		2,606	395,817	514,218	912,641
Amortization		—	(8,720)	(101,467)	(110,187)

Balance as at December 31, 2004	RMB	2,606	387,097	412,751	802,454
Additions		21,900	—	939,243	961,143
Amortization		(530)	(131,939)	(229,136)	(361,605)

Unamortized cost at December 31, 2005	RMB	23,976	255,158	1,122,858	1,401,992

Unamortized cost at December 31, 2005 (note 2)	USD	2,971	31,617	139,136	173,724

11    Other current liabilities

	December 31
	2005 USD	2005 RMB	2004 RMB
Business tax payable	53,855	434,621	309,829
VAT payable	98,394	794,063	450,074
Individual income tax payable	20,955	169,108	350,474
Accrued office rental	—	—	453,600
Advances from customers	—	—	60,000
Other	100,504	811,085	148,367

Total	273,708	2,208,877	1,772,344

12    Reserves

		Statutory surplus reserve	Statutory public welfare reserve	Discretionary surplus reserve	Total
Balance as at December 31, 2002	RMB	415,372	207,686	2,545,512	3,168,570
Transfer to reserves		71,767	35,883	210,634	318,284
Transfer to paid-in capital		(243,854)	—	(2,756,146)	(3,000,000)

Balance as at December 31, 2003	RMB	243,285	243,569	—	486,854
Transfer to reserves		516,237	258,118	—	774,355

Balance as at December 31, 2004	RMB	759,522	501,687	—	1,261,209
Transfer to reserves		1,080,892	540,446	—	1,621,338

Balance as at December 31, 2005	RMB	1,840,414	1,042,133	—	2,882,547

Balance as at December 31, 2005 (note 2)	USD	228,051	129,133	—	357,184

Statutory surplus reserve

        In accordance with PRC Company Law, the Company is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

        The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of dividends.

Statutory public welfare reserve

        In accordance with PRC Company Law, the Company appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve. Appropriation to the statutory public welfare reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

        The fund can only be utilized for capital items for the collective benefit of the Company's employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

Discretionary surplus reserve

        In accordance with PRC Company Law, the Company may appropriate a discretionary reserve after appropriating the above statutory reserves. Amounts recorded in the discretionary reserve may be distributable to owners.

13    Commitments and contingencies

        The Company leases office space under operating leases. The leases typically run for one to three years with an option to renew the lease annually thereafter. Lease payments are increased annually to reflect market rentals. None of these leases includes contingent rentals.

        Non-cancellable operating lease rentals at December 31, 2005 are payable as follows:

	2005 USD	2005 RMB
Payable:
2006	37,398	301,809

        The Company recognized RMB 570,397, RMB 458,772 and RMB 421,971 rent expense for the years ended December 31, 2005, 2004 and 2003 respectively.

        The Company provides indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising from the use of the products. Due to the nature of the indemnification provided, the Company cannot estimate the fair value, nor determine the total nominal amount of the indemnification. The Company evaluates estimated losses for such indemnifications under SFAS No. 5, Accounting for Contingencies, as interpreted by FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Company has not encountered material costs as a result of such obligations and have not accrued any liabilities related to such indemnifications in the financial statements.

        The product warranty accrual reflects management's best estimate of probable liability under its product warranties. Management determines the warranty accrual based on known product failures (if any), historical experience, and other currently available evidence. As at December 31, 2005 and 2004, the warranty accrual was nil. There has been no significant activity impacting the results of operations for any period presented.

14    Significant Related Party Transactions

  (a)
  Identity of related parties

        Related parties identified for the years ended December 31, 2005, 2004 and 2003 are summarized as follows:

		Relationship with the Company	Shareholding
Mr. Shuo Zeng	Individual	Owner and General Manager	43.12%
Mrs. Yijun He	Individual	Spouse of General Manager	0%
Mrs. Yajun He	Individual	Sister of Mrs. Yijun He	0%
Mr. Yi Wang	Individual	Chief Marketing Officer	8.94%
Other investors	Individuals	Employees	47.94%

  (b)
  Related party transactions and balances

             i)  The significant related-party transactions of the Company are summarised as follows:

	2005 USD	2005 RMB	2004 RMB	2003 RMB
Payment of individual income taxes on behalf of Mr. Shuo Zeng	—	—	—	(247,500)
Collection of individual income taxes paid on behalf of Mr. Shuo Zeng	30,668	247,500	—	—
Payment of individual income taxes on behalf of other investors	—	—	(289,379)	(352,500)
Collection of individual income taxes paid on behalf of other investors	79,537	641,879	—	—
Loan from Mr. Shuo Zeng	12,391	100,000	573,560	—
Repayment to Mr. Shuo Zeng	(46,289)	(373,560)	(300,000)	—
Loan from Mrs. Yajun He	60,717	490,000	—	—
Repayment to Mrs. Yajun He	(60,717)	(490,000)	—	—
Loan from Mr. Yi Wang	37,174	300,000	—	—
Repayment to Mr. Yi Wang	(37,174)	(300,000)	—	—
Advances to Mr. Shuo Zeng and Mrs. Yijun He	(41,253)	(332,921)	(1,596,860)	(165,510)
Collection of advances to Mr. Shuo Zeng and Mrs. Yijun He	40,911	330,161	1,586,180	136,728

        Advances and loans made between the Company and Mr. Shuo Zeng, Mrs. Yijun He and Mr. Yi Wang are non-interest bearing. Other than this matter, the Board of Directors of the Company is of the opinion that the above transactions were in the normal course of business and on normal commercial terms.

            ii)  The balances arising from related party receivables, payables and borrowings are summarised as follows:

	December 31
	2005 USD	2005 RMB	2004 RMB
Payment of individual income taxes on behalf of Mr. Shuo Zeng	—	—	247,500
Payment of individual income taxes on behalf of other investors	—	—	641,879
Advances to Mr. Shuo Zeng and Mrs. Yijun He	4,511	36,409	37,000
Loan from Mr. Shuo Zeng	—	—	273,560

BEIJING E-CHANNELS CENTURY
TECHNOLOGY CO., LTD.

Unaudited Financial Statements
Six months Ended June 30, 2006 and 2005

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Unaudited Balance Sheets

June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

	2006 USD	2006 RMB	2005 RMB
	(note 2)
Assets
Current assets:
Cash (note 6)	250,421	2,002,267	188,382
Trade accounts receivable, net (note 7)	1,914,543	15,307,919	8,441,904
Costs and estimated earnings in excess of billings on uncompleted contracts (note 8)	506,058	4,046,242	5,449,468
Due from related parties (note 15)	99,937	799,053	50,385
Inventories	23,781	190,141	105,989
Precontract costs	152,887	1,222,428	816,090
Other current assets (note 9)	284,412	2,274,045	475,668
Deferred income taxes (note 5)	5,221	41,744	233,856

Total current assets	3,237,260	25,883,839	15,761,742
Furniture and equipment	234,524	1,875,159	1,550,205
Less: accumulated depreciation	(99,572)	(796,134)	(667,377)

Net furniture and equipment	134,952	1,079,025	882,828
Capitalized software costs, net (note 10)	198,764	1,589,233	1,081,450
Other non-current assets		—	970

Total assets	3,570,976	28,552,097	17,726,990

Liabilities and owners' equity
Current liabilities
Loan from investor (note 15)	—	—	673,499
Trade accounts payable	105,263	841,640	1,093,870
Employee and payroll accruals	22,360	178,781	355,201
Income taxes payable	82,597	660,414	409,673
Billings in excess of costs and estimated earnings on uncompleted contracts (note 8)	4,955	39,623	10,345
Dividends payable to investors (note 12)	1,250,688	10,000,000	—
Other current liabilities (note 11)	235,660	1,884,242	475,551

Total current liabilities	1,701,523	13,604,700	3,018,139
Deferred income taxes (note 5)	22,620	180,860	111,991

Total liabilities	1,724,143	13,785,560	3,130,130
Owners' equity
Paid-in capital	500,275	4,000,000	4,000,000
Reserves (note 13)	360,517	2,882,547	1,261,209
Retained earnings	986,041	7,883,990	9,335,651

Total owners' equity	1,846,833	14,766,537	14,596,860

Commitments and contingencies (note 14)
Total liabilities and owners' equity	3,570,976	28,552,097	17,726,990

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Unaudited Statements of Income

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

	2006 USD	2006 RMB	2005 RMB
	(note 2) el
Revenues:
e-Channels solutions	1,192,205	9,532,394	10,737,414
Maintenance	886	7,087	56,700

Total revenues	1,193,091	9,539,481	10,794,114
Cost of revenues:
e-Channels solutions	(349,745)	(2,796,425)	(3,754,335)

Total cost of revenues	(349,745)	(2,796,425)	(3,754,335)

Gross profit	843,346	6,743,056	7,039,779
Operating expenses:
Research and development (note 3)	(174,567)	(1,395,768)	(1,064,092)
Selling and marketing	(113,912)	(910,791)	(1,158,306)
General and administrative	(182,627)	(1,460,213)	(1,022,252)
Subsidies and value-added tax refunds (note 4)	10,250	81,953	6,500

Total operating expenses	(460,856)	(3,684,819)	(3,238,150)

Other income:
Interest income	1,544	12,343	9,255
Other income	1,590	12,712	1,940

Income before income taxes	385,624	3,083,292	3,812,824
Income tax expense (note 5)	(19,940)	(159,430)	(249,717)

Net income	365,684	2,923,862	3,563,107

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Unaudited Statements of Owners' Equity

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

		Paid-in capital	Reserves	Retained earnings	Total
Balance as at January 1, 2005	RMB	4,000,000	1,261,209	5,772,544	11,033,753
Net income		—	—	3,563,107	3,563,107

Balance as at June 30, 2005	RMB	4,000,000	1,261,209	9,335,651	14,596,860

Balance as at January 1, 2006	RMB	4,000,000	2,882,547	14,960,128	21,842,675
Net income		—	—	2,923,862	2,923,862
Dividend appropriation (note 12)		—	—	(10,000,000)	(10,000,000)

Balance as at June 30, 2006	RMB	4,000,000	2,882,547	7,883,990	14,766,537

Balance as at June 30, 2006 (note 2)	USD	500,275	360,517	986,041	1,846,833

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Unaudited Statements of Cash Flows

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

	2006 USD	2006 RMB	2005 RMB
	(note 2)
Cash flows from operating activities:
Net income	365,684	2,923,862	3,563,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,463	483,440	316,924
Loss on disposal of furniture and Equipment	1,535	12,275	—
Decrease (increase) in trade accounts receivable	54,094	432,512	(4,519,590)
Increase in costs and estimated earnings in excess of billings on uncompleted contracts	(264,759)	(2,116,907)	(2,721,756)
Increase in due from related parties	(95,383)	(762,645)	(13,385)
Increase in inventories	(6,732)	(53,828)	(45,053)
(Increase) decrease in precontract costs	(141,125)	(1,128,380)	532,629
(Increase) decrease in other current assets	(47,680)	(381,234)	267,261
Decrease (increase) in current deferred tax assets	4,327	34,597	(55,685)
Decrease in trade accounts payable	(102,596)	(820,315)	(1,023,105)
Increase in employee and payroll accruals	22,360	178,781	326,327
(Decrease) increase in income taxes payable	(19,582)	(156,572)	28,360
Decrease in billings in excess of costs and estimated earnings on uncompleted contracts	(223,012)	(1,783,111)	(1,039,894)
Decrease in other current liabilities	(40,601)	(324,629)	(1,296,793)
Increase in non-current deferred tax liabilities	2,550	20,390	37,516

Net cash used in operating activities	(430,457)	(3,441,764)	(5,643,137)

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Unaudited Statements of Cash Flows (Continued)

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

	2006 USD	2006 RMB	2005 RMB
	(note 2)
Cash flows from investing activities:
Capital expenditure	(101,148)	(808,738)	(725,566)
Collection of advances to investors for individual income tax paid on their behalf	—	—	889,379

Net cash (used in) provided by investing activities	(101,148)	(808,738)	163,813
Cash flows from financing activities:
Proceeds from loans	—	—	890,000
Repayments of loans	—	—	(490,061)

Net cash provided by financing activities	—	—	399,939
Net decrease in cash	(531,605)	(4,250,502)	(5,079,385)
Cash at beginning of period	782,026	6,252,769	5,267,767

Cash at end of period	250,421	2,002,267	188,382

Income taxes paid	32,645	261,015	239,526

See accompanying notes to financial statements.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

Notes to Unaudited Financial Statements

Six months ended June 30, 2006 and 2005

(Expressed in Chinese Renminbi)

1    Organization and Description of Business

        Beijing e-Channels Century Technology Co., Ltd. ("e-Channels" or the "Company") is a limited liability company established in Beijing, the People's Republic of China ("PRC") by Mr. Shuo Zeng and other individual owners. The Company obtained its business license (No. 1101082193612) on February 5, 2001 issued by the Administration of Industry and Commerce of the Beijing Municipal Government. The registered capital was RMB 500,000.

        According to the articles of association, the Company's period of operation is 10 years and its principal activities include technology development, technology transfer, consulting and training services, sales of self-developed products, computer software, hardware and peripheral equipment, communication equipment and undertaking computer network projects. The Company commenced operations on February 5, 2001.

        During August 2002, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 500,000. The registered capital was increased from RMB 500,000 to RMB 1,000,000. The articles of association were revised on September 28, 2002 accordingly.

        During March 2003, the Company's Board of Directors resolved to increase the Company's registered capital by RMB 3,000,000. The registered capital was increased from RMB 1,000,000 to RMB 4,000,000. The articles of association were revised on March 28, 2003 accordingly. The Company also obtained a revised business licence on April 11, 2003.

        The software industry is characterized by rapid technological change and competitive pricing pressures. The Company's financial results are affected by a wide variety of factors, including general economic conditions in local market, economic conditions specific to the software industry, technological and creative skills of its personnel, the timely development of new products and the ability to safeguard patents and intellectual property in a rapidly evolving market. As a result, the Company may experience significant period-to-period fluctuations in future operating results due to the factors afore-mentioned or other factors.

        The majority of the revenues of the Company are concentrated with customers who are in the financial services industry in China. Any unfavorable economic conditions affecting the local financial services industry could have a material adverse effect on the Company's future financial position and results of operations.

        In December 2005, the investors of e-Channels agreed to transfer 100% of their equity interests in e-Channels to Port Wing Development Company Limited, a company organized under the laws of the British Virgin Islands ("e-Channels BVI"). China Unistone Acquisition Corporation and its wholly-owned subsidiary, Yucheng Technologies Limited, have entered into an agreement dated December 20, 2005 for the acquisition of all of the shares of e-Channels BVI. The financial statements of e-Channels do not reflect any adjustments to the assets and liabilities that might be necessary as a result of this change in ownership.

        On June 20, 2005, the Company has entered into a strategic cooperation agreement with Beijing Sihitech Technology Co., Ltd. ("Sihitech"), in which both parties agree to cooperate in marketing, sales, research and development so as to leverage the competitiveness of both companies.

        In December 2005, the owners of Sihitech agreed to transfer 100% of their ownership interests in Sihitech to Ahead Billion Venture Limited, a company organized under the laws of the British Virgin Islands ("Sihitech BVI"). China Unistone Acquisition Corporation and its wholly-owned subsidiary, Yucheng Technologies Limited, have entered into an agreement dated December 20, 2005 for the acquisition of the shares of Sihitech BVI. These transactions are expected to be consummated in late 2006.

2    Summary of significant accounting policies and practices

        The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

(a)
Use of estimates

        The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of capitalized software costs and furniture and equipment, valuation allowances for receivables, deferred tax assets, precontract costs and percentage of completion calculations relating to revenue recognition. Actual results could differ from those estimates.

(b)
Functional currency

        The functional currency of the Company is the Chinese Renminbi. As revenue receipts and expenditures are denominated primarily in Chinese Renminbi and receipts from operations are usually retained in Chinese Renminbi, the directors are of the opinion that the Chinese Renminbi reflects the economic substance of the underlying events and circumstances relevant to the Company.

(c)
Convenience translation into United States dollars

        The financial statements are presented in Chinese Renminbi ("RMB"). The translation of RMB amounts into United States dollars has been made for the convenience of the reader and has been made at the exchange rate quoted by the People's Bank of China on June 30, 2006 of RMB 7.9956 to US$ 1.00. Such translation amounts should not be construed as representations that the RMB amounts could be readily converted into United States dollars at that rate or any other rate.

(d)
Trade accounts receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The provision for bad debt losses is estimated by management based on individual accounts receivable which show signs of uncollectibility and an ageing analysis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(e)
Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO).

(f)
Furniture and equipment

        Furniture and equipment are stated at cost less accumulated depreciation and impairment losses (refer to accounting policy (h)).

        Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which is generally 5 years.

(g)
Intangible assets

(i)
Cost of intangible assets

    Intangible assets consist primarily of capitalized costs for computer software and are stated at cost less accumulated amortization and any impairment write-downs.

    The Company capitalizes development costs for marketable software incurred from the time of technological feasibility until the software is ready for use in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. All costs to establish technological feasibility of a computer product to be sold, leased or otherwise marketed are charged to research and development expense as incurred. Technological feasibility is established through completeness of the working model and its consistency with the product design. Costs incurred for modification, components of large products, and enhancements are expensed. As the working model is normally built during the process of project implementation for clients, no high risk development issues are considered to exist.

    Under the provisions of SOP 98-1, Accounting for the Costs of Computer Software Developed or obtained for Internal Use, the Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable of completion and use for the function intended. Technological feasibility is established upon completeness of the product design and planning phases indicating that product can be built by existing technology and tools. Capitalized internal-use software costs include only (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

    Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

  (ii)
  Amortization

    The Company amortizes capitalized software development costs for marketable software on a product by product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported upon.

    Purchased computer software and capitalized computer software costs for internal use are amortized on a straight-line basis over their estimated useful lives and are monitored on a regular basis to assess that the amortization method is still appropriate and the remaining estimated life of the asset is reasonable. The estimated useful lives are as follows:

Estimated useful life
Software development costs
—Internal-use software	3 years
—Marketable software	3 years
—Purchased software	5 years
(h)
Impairment of long-lived assets

        The Company evaluates for impairment its long-lived assets to be held and used, including furniture and equipment, intangible assets and other non-current assets, when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount that the carrying value exceeds the estimated fair value.

        Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or estimated fair value less the cost to sell, and are no longer depreciated.

        Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.

(i)
Trade accounts payable and other payables

        Trade accounts payable and other payables are stated at cost, which approximates their fair value.

(j)
Revenue recognition

        The Company generates revenues from rendering e-Channels solutions, maintenance services, human resource outsourcing and agency services.

        Revenue from e-Channels solutions services. In accordance with SOP 97-2, Software Revenue Recognition, the entire arrangement is accounted for in conformity with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using contract accounting on the percentage of completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. Normally, the receipt of the signed customer contract does not occur at the inception of the arrangement, but rather during the time in which the Company is providing its software development services. Consequently, costs incurred on the arrangement prior to the receipt of the signed customer contract are capitalized on the balance sheet as precontract costs to the extent permitted by SOP 81-1, as modified by SOP 98-5, "Reporting on the Costs of Start-Up Activities." Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are first determined in the amount of the estimated loss on the entire contract.

        Costs and estimated earnings in excess of billings on uncompleted contracts consist of recognized recoverable costs and accrued profits on contracts for which billings had not been presented to customers as of the balance sheet dates. Billings in excess of revenue recognized for which payments have been received are deferred until the applicable revenue recognition criteria have been met.

        The Company also follows SOP 97-2 to recognize software development services revenue, where in multiple-element software development services, revenue is allocated to the various elements based on its relative proportion of vendor-specific objective evidence of fair value, regardless of any separate prices stated within the contract for each element. Vendor-specific objective evidence of fair value is limited to the price charged when the same element is sold separately and for an element not yet being sold separately, the price established by management having the relevant authority.

        If sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, all earnings from the arrangement is deferred until the earlier of the point at which such sufficient vendor-specific objective evidence does exist or all elements of the arrangement have been delivered. If the only undelivered element is postcontract customer support ("PCS"), revenue and costs are recognised on a zero margin basis and all earnings are recognized ratably over the PCS period.

        PCS revenue is recognized together with the initial licensing fee on delivery of the software if (a) the PCS fee is included with the initial licensing fee, (b) the PCS included with the initial license is for one year or less. (c) the estimated cost of providing PCS during the arrangement is insignificant and (d) unspecified upgrades/enhancements offered during PCS arrangements historically have been and are expected to continue to be minimal and infrequent. All estimated costs of providing the services, including upgrades/enhancements are accrued as of period-end.

        Revenue from maintenance is recognized on a straight line basis over the life of the maintenance agreement. The Company commences revenue recognition when all of the following conditions are met: persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price is fixed or determinable and collectibility is reasonably assured.

        Revenue from human resource outsourcing services is recognized based on hourly charge rates and hours spent on the projects by different levels of professionals. The Company commences revenue recognition when all the following conditions are met: persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price is fixed or determinable and collectibility is reasonably assured.

        Agency services—Other than the system integration services the Company provides to its banking clients, the Company also sells IT equipment to banks through other system integrators. Under this kind of commercial arrangement, the customers of the Company are those system integrators as stipulated in the contracts. The Company treats such sales as agency sales and records the net difference between the amount it bills to system integrators and the fees charged by third party IT manufacturers as revenue. The Company considered the criteria set out in EITF 99-19 in determining whether it should recognise such revenues at gross or net of revenue. The Company believes that based on its arrangement with the system integrators, end users (banks) and the third party IT manufacturers, the net approach is appropriate as the Company is not the primary obligor to the end users, does not take general inventory risk, does not have latitude in establishing price and does not have discretion in supplier selection with respect to the IT equipment or software delivered to end users.

        The Company generally does not grant right-of-return to its customers.

(k)
Precontract costs

        Due to the business environment in which the Company operates, it is common practice that the Company commences software development or IT consulting projects for its banking clients without commercial contracts being signed. If the contracts are not obtained during the reporting period where implementation costs have been incurred, the Company defers revenue recognition for the related contracts until contracts are obtained. In accordance with SOP 81-1, as modified by SOP 98-5, costs that are incurred for a specific anticipated contract and that will result in no future benefits unless the contract is obtained, including cost of equipment, direct labour costs, and other ancillary costs, are deferred until receipt of the signed contract, and are then included in contract costs or inventory. Such deferred costs, subject to their not being related to costs of start-up activities, are evaluated periodically for probability of recoverability. If deemed unrecoverable, deferred costs are expensed to operating expenses.

        Costs of start-up activities, including organization costs, are expensed as incurred.

        Costs incurred for assets, such as costs for the purchase of materials, production equipment, or supplies that are expected to be used in connection with anticipated contracts are deferred outside the contract cost or inventory classification if their recovery from future contract revenue or from other dispositions of the assets is considered probable.

(l)
Research and development costs

        Research and development costs include payroll, employee benefits, and other headcount-related costs associated with product development. The Company records expenditures incurred before technological feasibility is established as research and development costs and capitalizes expenditures incurred after that point into the cost of intangible assets. Research and development costs were RMB 1,830,827 and RMB 1,474,767 for each of the half years ended June 30, 2006 and 2005, respectively, among which RMB 435,059 and RMB 410,675 were capitalized in each of the half years then ended.

(m)
Advertising expenses

        Advertising costs are expensed as incurred. Included in sales and marketing expenses are advertising costs of RMB 80,000 and RMB 62,100 for each of the half years ended June 30, 2006 and 2005, respectively.

(n)
Interest

        Interest costs are expensed as incurred, except for those capitalized that are directly attributable to the acquisition, construction or production of qualifying assets. No interest costs were capitalized for each of the half years ended June 30, 2006 and 2005.

(o)
Retirement benefits

        Pursuant to the relevant laws and regulations in the PRC, the Company participates in a defined contribution retirement plan for its employees arranged by a governmental organisation. The Company makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the income statement on an accrual basis when they are due. The Company's contributions totalled RMB309,259 and RMB 172,832 in each of the half years ended June 30, 2006 and 2005, respectively.

(p)
Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(q)
Government subsidies

        Government subsidies are recognized when received and when all the conditions for their receipt have been met. Such amounts are included as a credit in the operating expense section of the statements of income.

(r)
Tax refunds

        Pursuant to the laws and regulations of the PRC, the Company is entitled to a refund of the 14.0% value-added tax ("VAT") for certain self-developed software products. The Company recognizes the VAT refunds at the same time as the revenues from sales of the related enterprise software products. VAT refunds are included as a credit in the operating expense section of the statements of income.

(s)
Operating leases

        Where the Company has the use of assets under operating leases, payments made under the leases are recognised in the statement of income on a straight-line basis over the terms of the leases. Lease incentives received are recognised in the statement of income as an integral part of the total lease payments made.

(t)
Financial instruments

        Exposure to credit and interest rates arises in the normal course of the Company's business. Financial assets of the Company include cash, trade accounts receivable, other receivables and amounts due from related parties. Financial liabilities of the Company include trade accounts payable, other payables, employee and payroll accruals, income taxes payable and loans from investors. Adjustments are made for financial assets if their carrying amounts exceed the value realizable in the foreseeable future. Financial liabilities are stated at their carrying amounts.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company's cash is maintained with high quality financial institutions, and the composition and maturities are regularly monitored by management. Generally, any cash equivalents may be redeemed upon demand and bear minimal risk.

        The trade accounts receivable of the Company includes amounts due from banks and large IT manufacturers. The Company generally does not require collateral. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection. The Company performs ongoing credit evaluations of its customers (refer to accounting policy (d)).

        The Company has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

        The fair values of the above noted financial assets and financial liabilities are not materially different from their carrying amounts.

(u)
Reclassifications

        Certain amounts in the prior period's financial statements have been reclassified to conform with the current period's presentation.

(v)
Recently issued accounting standards

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to SFAS No. 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. From the establishment of the Company to the date of the report, the Company has not been engaged in any share-based payment transactions.

        In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, which requires conditional asset retirement obligations to be recognized if a legal obligation exists to perform asset retirement activities and a reasonable estimate of the fair value of the obligation can be made. FIN 47 also provides guidance as to when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted the provisions of FIN 47 on December 31, 2005. No conditional asset retirement obligations were recognized and, accordingly, the adoption of FIN 47 had no effect on the Company's financial statements.

        In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal year beginning after December 15, 2006. Management anticipates that this new Intepretation will not have a material impact on the Company.

        On February 28, 2006, consensus was reached on the EITF Issue No. 06-3, How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross Versus Net Presentation) ("EITF 06-3"). EITF 06-3 provides that for taxes assessed by various governmental authorities such as sales and excise taxes, a company may adopt a policy of presenting taxes either gross within revenue or net. If sales and excise taxes are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of any such taxes that are recognized on a gross basis. We present sales taxes on a net basis.

        In June 2006, the EITF reached a consensus on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement. The scope of EITF 06-3 includes sales, use, value added and some excise taxes that are assessed by a governmental authority on specific revenue-producing transactions between a seller and customer. EITF 06-3 states that a company should disclose its accounting policy (i.e., gross or net presentation) regarding the presentation of taxes within its scope, and if significant, these disclosures should be applied retrospectively to the financial statements for all periods presented. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

3    Research and development expenses

	Six months ended on June 30
	2006 USD	2006 RMB	2005 RMB
Direct labour	128,476	1,027,239	895,512
Other expenses	46,091	368,529	168,580

Total	174,567	1,395,768	1,064,092

4    Subsidies and value-added tax refunds

	Six months ended on June 30
	2006 USD	2006 RMB	2005 RMB
VAT refund for software products	8,186	65,453	6,500
Finance subsidy	2,064	16,500	—

Total	10,250	81,953	6,500

        The Company was entitled to a finance subsidy granted by the local government since one of the software products developed by the Company is qualified as a high tech development.

5    Income taxes

        Pursuant to the approval issued by the Beijing Haidian District Local Tax Bureau (Jing Di Shui Hai Jian Mian Qi Zi [2004]001197), the Company is entitled to a 50% reduction in tax rate to 7.5% for 2004, 2005 and 2006.

        The following is a reconciliation of the expected income tax expense derived by applying the PRC statutory rate of 15% to earnings before income taxes and the actual income tax expense recognized for the six-month periods ended June 30, 2006 and 2005:

	Six months ended on June 30
	2006 USD	2006 RMB	2005 RMB
Computed "expected" tax expense	57,844	462,494	571,924
Tax holiday benefits	(28,922)	(231,247)	(285,962)
Additional deductible research and development expenses	(13,326)	(106,553)	(55,304)
Deductible VAT refund income	(614)	(4,909)	(488)
Non-deductible expenses	561	4,488	1,408
Tax rate difference (note (i))	4,397	35,157	18,139

Actual income tax expense	19,940	159,430	249,717

Current tax expense	13,063	104,443	267,886
Deferred tax expense (benefit)	6,877	54,987	(18,169)

Total income tax expense	19,940	159,430	249,717

Note:

(i)
Tax rate difference represents temporary differences which will reverse outside of the preferential exemption period.

(ii)
Pre-tax income and income tax expenses are both domestic.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2006 and 2005 are presented below.

	June 30
	2006 USD	2006 RMB	2005 RMB
Deferred tax assets:
Accrued liabilities, deductible when paid	2,340	18,706	35,009
Accrued revenue on unsigned contracts for tax purposes	11,240	89,875	260,053

Total gross deferred tax assets	13,580	108,581	295,062

Deferred tax liabilities:
Deferred costs on unsigned contracts for tax purposes	(8,359)	(66,837)	(61,206)
Capitalized internal use and marketable software	(22,620)	(180,860)	(111,991)

Total gross deferred tax liabilities	(30,979)	(247,697)	(173,197)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as at June 30, 2006 and 2005. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

6    Cash

        Cash represents cash in bank and cash on hand. The effective interest rates per annum relating to cash in bank at the balance sheet date were 0.72% for each year. There were no cash equivalents at the balance sheet date for the six-month periods ended June 30, 2006 and 2005.

7    Trade accounts receivable, net

	June 30
	2006 USD	2006 RMB	2005 RMB
Banks	746,386	5,967,805	3,262,904
General contractors	1,168,157	9,340,114	5,179,000

Total	1,914,543	15,307,919	8,441,904

        The Company has not recognized any provision for doubtful accounts at June 30, 2006 and 2005 as all amounts are considered collectible.

8    Costs and estimated earnings on uncompleted contracts

	June 30
	2006 USD	2006 RMB	2005 RMB
Costs incurred on uncompleted contracts	160,203	1,280,919	5,638,396
Estimated earnings	351,481	2,810,300	12,960,007

	511,684	4,091,219	18,598,403
Less: Billings to date	10,581	84,600	13,159,280

	501,103	4,006,619	5,439,123

        Included in the accompanying balance sheets under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	506,058	4,046,242	5,449,468
Billings in excess of costs and estimated earnings on uncompleted contracts	(4,955)	(39,623)	(10,345)

	501,103	4,006,619	5,439,123

9    Other current assets

	June 30
	2006 USD	2006 RMB	2005 RMB
VAT refund receivable	8,186	65,453	115,459
Deposit	25,089	200,603	100,603
Other	251,137	2,007,989	259,606

Total	284,412	2,274,045	475,668

10    Capitalized software costs

		Purchased Software	Capitalized Internal-use software	Capitalized marketable software	Total
Balance as at January 1, 2005	RMB	2,606	387,097	412,751	802,454
Additions		20,901	—	410,675	431,576
Amortization		(265)	(65,970)	(86,345)	(152,580)

Balance as at June 30, 2005	RMB	23,242	321,127	737,081	1,081,450
Balance as at January 1, 2006	RMB	23,976	255,158	1,122,858	1,401,992
Additions		60,750	—	435,059	495,809
Amortization		(353)	(65,970)	(242,245)	(308,568)

Unamortized cost at June 30, 2006	RMB	84,373	189,188	1,315,672	1,589,233

Unamortized cost at June 30, 2006 (note 2)	USD	10,553	23,662	164,549	198,764

11    Other current liabilities

	June 30
	2006 USD	2006 RMB	2005 RMB
Business tax payable	57,298	458,131	197,676
VAT payable	103,121	824,516	—
Individual income tax payable	9,309	74,430	81,141
Other	65,932	527,165	196,734

Total	235,660	1,884,242	475,551

12    Dividends appropriation

        In the six-month period ended June 30, 2006, the Company declared an interim dividend in total of RMB10,000,000. These dividends have been accrued for on the balance sheet in the line item captioned "dividends payable to investors".

13    Reserves

Statutory surplus reserve

        In accordance with PRC Company Law, the Company is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

        The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of dividends.

Statutory public welfare reserve

        In accordance with PRC Company Law, the Company appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve. Appropriation to the statutory public welfare reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

        The fund can only be utilized for capital items for the collective benefit of the Company's employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

Discretionary surplus reserve

        In accordance with PRC Company Law, the Company may appropriate a discretionary reserve after appropriating the above statutory reserves. Amounts recorded in the discretionary reserve may be distributable to owners.

14    Commitments and contingencies

        The Company leases office space under operating leases. The leases typically run for one to three years with an option to renew the lease annually thereafter. Lease payments are increased annually to reflect market rentals. None of these leases includes contingent rentals.

        Non-cancellable operating lease rentals at June 30, 2006 are payable as follows:

	June 30
	2006 USD	2006 RMB	2005 RMB
Payable:
within 1 year	—	—	655,783
Within 1-2 years	—	—	715,400
Within 2-3 years	—	—	59,617

	—	—	1,430,800

        The Company recognized RMB 376,334 and RMB 280,874 rent expense for the six-month periods ended June 30, 2006 and 2005, respectively.

        The Company provides indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising from the use of the products. Due to the nature of the indemnification provided, the Company cannot estimate the fair value, nor determine the total nominal amount of the indemnification. The Company evaluates estimated losses for such indemnifications under SFAS No. 5, Accounting for Contingencies, as interpreted by FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Company has not encountered material costs as a result of such obligations and have not accrued any liabilities related to such indemnifications in the financial statements.

        The product warranty accrual reflects management's best estimate of probable liability under its product warranties. Management determines the warranty accrual based on known product failures (if any), historical experience, and other currently available evidence. As at June 30, 2006 and 2005, the warranty accrual was nil. There has been no significant activity impacting the results of operations for any period presented.

15    Significant Related Party Transactions

(a)   Identity of related parties

        Related parties identified for the six months ended June 30, 2006 and 2005 are summarized as follows:

		Relationship with the Company	Shareholding
Mr. Shuo Zeng	Individual	Owner and General Manager	43.12%
Mrs. Yijun He	Individual	Spouse of General Manager	0%
Mrs. Yajun He	Individual	Sister of Mrs. Yijun He	0%
Mr. Yi Wang	Individual	Chief Marketing Officer	8.94%
Other investors	Individuals	Employees	47.94%

(b)   Related party transactions and balances

  i)
  The significant related-party transactions of the Company are summarised as follows:

	Six months ended on June 30
	2006 USD	2006 RMB	2005 RMB
Collection of individual income taxes paid on behalf of Mr. Shuo Zeng	—	—	247,500
Collection of individual income taxes paid on behalf of other investors	—	—	641,879
Loan from Mr. Shuo Zeng	—	—	100,000
Repayment to Mr. Shuo Zeng	—	—	(273,560)
Loan from Mrs. Yajun He	—	—	490,000
Loan from Mr. Yi Wang	—	—	83,499
Advances to Mr. Shuo Zeng and Mrs. Yijun He	(127,129)	(1,016,476)	(188,138)
Collection of advances to Mr. Shuo Zeng and Mrs. Yijun He	31,746	253,832	199,605

        Advances and loans made between the Company and Mr. Shuo Zeng, Mrs. Yijun He and Mr. Yi Wang are non-interest bearing. Other than this matter, the Board of Directors of the Company is of the opinion that the above transactions were in the normal course of business and on normal commercial terms.

        Loan due to Ms. Yajun He was effective from May 10, 2005 to November 9, 2005, with annual interest rate of 5.58%. Ms. Yajun He is a sister-in-law of Mr. Shuo Zeng.

        Loan due to Mr. Yi Wang was non-interest bearing. Mr. Yi Wang was a minority owner of the Company.

  ii)
  The balances arising from related party receivables, payables and borrowings are summarised as follows:

	June 30
	2006 USD	2006 RMB	2005 RMB
Advances to Mr. Shuo Zeng and Mrs. Yijun He	99,937	799,054	50,385
Loan from Mr. Shuo Zeng	—	—	100,000
Loan from Mrs. Yajun He	—	—	490,000
Loan from Mr. Yi Wang	—	—	83,499

CHINA UNISTONE ACQUISITION CORP. AND
SUBSIDIARY

Consolidated Financial Statements

Year Ended December 31, 2005
(With Report of Independent Registered Public Accounting Firm Thereon)
and
Unaudited Consolidated Financial Statements
Six Months ended June 30, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors
China Unistone Acquisition Corporation

        We have audited the accompanying consolidated balance sheets of China Unistone Acquisition Corporation and subsidiary (a corporation in the development stage) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005, the period from May 7, 2004 (inception) to December 31, 2004 and the cumulative period from May 7, 2004 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Unistone Acquisition Corporation and subsidiary as of December 31, 2005 and 2004, and the results of their operations and cash flows for the year ended December 31, 2005, the period from May 7, 2004 (inception) to December 31, 2004 and the cumulative period from May 7, 2004 (inception) to December 31, 2005 in conformity with United States generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that China Unistone Acquisition Corporation will continue as a going concern. As discussed in Note 3 to the financial statements, the Company will face a mandatory liquidation no later than November 18, 2006 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As explained in Note 9 of the notes to the consolidated financial statements, subsequent to year end the Company agreed to purchase all the outstanding stock of two entities and merge those entities into the Company.

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP
New York, New York

March 13, 2006, except for the second paragraph of Note 3,
as to which the date is October 20, 2006

CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY
(a corporation in the development stage)

BALANCE SHEET

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash	$81,161	$696,747
Investments held in Trust Fund—at fair market value (Note 2)	18,139,962	17,621,529
Prepaid insurance and expenses	—	47,016

Total current assets	18,221,123	18,365,292
Deferred tax asset	141,159	—

Total assets	$18,362,282	$18,365,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$20,000	$147,348
Deferred Interest income	108,688	5,303
Taxes payable	188,225	37,091

Total current liabilities	316,913	189,742

Common stock, subject to possible conversion, 689,655 shares at conversion value (Note 2)	3,517,241	3,517,241

Commitment and Contingency
Stockholders' equity (Notes 2, 3 and 4)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued
Common stock, $.0001 par value
Authorized 20,000,000 shares
Issued and outstanding 4,200,000 shares (which includes 689,655 shares subject to possible conversion)	420	420
Additional paid-in capital	14,780,819	14,780,819
Deficit accumulated during the development stage	(253,111)	(122,930)

Total stockholders' equity	14,528,128	14,658,309

Total liabilities and stockholders' equity	$18,362,282	$18,365,292

The accompanying notes should be read in conjunction with the consolidated financial statements.

CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY
(a corporation in the development stage)

STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2005	For the Period from May 7, 2004 (inception) to December 31, 2004	For the Period from May 7, 2004 (inception) to December 31, 2005
Income:
Interest Income	$420,312	$21,226	$441,538

Expenses:
Investment advisory	7,400	50,000	57,400
Tax expenses	23,000	37,091	60,091
Travel and entertainment	141,014	24,236	165,250
Accounting expenses	77,432	12,500	89,932
Rent and office expense	90,000	9,000	99,000
Insurance expense	48,247	5,984	54,231
Legal expense	47,369	4,098	51,467
Formation, operating and bank costs	30,508	1,247	31,755

Total Expenses	464,970	144,156	609,126

Loss before provision for income taxes	(44,658)	(122,930)	(167,588)
Provision for income taxes	85,523	—	85,523

Net loss for the period	$(130,181)	$(122,930)	$(253,111)

Net loss per share basic and diluted	$(0.03)	$(0.09)
Weighted average shares outstanding	4,200,000	1,300,840

The accompanying notes should be read in conjunction with the consolidated financial statements.

CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS' EQUITY

				Deficit Accumulated During the Development Stage
	Common Stock
			Addition paid-in capital
	Shares	Amount			Total
Sale of 750,000 shares of common stock to initial stockholders as of May 7, 2004 at $.0333 per share	750,000	$75	$24,925	—	$25,000
Sale of 3,450,000 units, net of underwriters' discount and offering expenses (includes 689,655 shares subject to possible conversion)	3,450,000	345	18,273,035	—	18,273,380
Proceeds subject to possible conversion of 689,655 shares	—	—	(3,517,241)	—	(3,517,241)
Proceeds from issuance of option	—	—	100	—	100
Net loss for the period	—	—	—	(122,930)	(122,930)

Balance, December 31, 2004	4,200,000	$420	$14,780,819	$(122,930)	$14,658,309

Net loss for the year ended December 31, 2005	—	—	—	(130,181)	(130,181)

Balance, December 31, 2005	4,200,000	$420	$14,780,819	$(253,111)	$14,528,128

The accompanying notes should be read in conjunction with the consolidated financial statements.

CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2005	For the Period from May 7, 2004 (inception) to December 31, 2004	For the Period from May 7, 2004 (inception) to December 31, 2005
Cash flow from operating activities
Net loss	$(130,181)	$(122,930)	$(253,111)
Adjustments to reconcile net loss to net cash used in operating activities
Deferred taxes	(141,159)	—	(141,159)
Changes in operating assets and liabilities:
Accrued interest on investments	(518,433)	(26,529)	(544,962)
Decrease (Increase) in prepaid expenses	47,016	(47,016)	—
(Decrease) Increase in income tax payable	151,134	37,091	188,225
Increase in deferred interest income	103,385	5,303	108,688
Increase in accrued expenses	(2,567)	22,567	20,000

Net cash used in operating activities	(490,805)	(131,514)	(622,319)

Cash flows from investing activities Investment in Trust Fund	—	(17,595,000)	(17,595,000)

Net cash used in investing activities	—	(17,595,000)	(17,595,000)

Cash flows from financing activities
Gross Proceeds	—	20,700,000	20,700,000
Proceeds from sale of shares of common stock	—	25,000	25,000
Proceeds from issuance of option	—	100	100
Proceeds from stockholder loans	—	70,000	70,000
Payments of stockholder loan	—	(70,000)	(70,000)
Payment of costs of public offering	(124,781)	(2,301,839)	(2,426,620)

Net cash (used in) provided by financing activities	(124,781)	18,423,261	18,298,480

Net (decrease) increase in cash	$(615,586)	$696,747	81,161
Cash at beginning of the period	696,747	—	—

Cash at end of the period	$81,161	$696,747	$81,161

Supplementary information:
Cash paid for taxes	$98,549	$—	$98,549

The accompanying notes should be read in conjunction with the consolidated financial statements.

CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY
(a corporation in the development stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Business Operations

        China Unistone Acquisition Corporation was incorporated in May 7, 2004 as a blank check company whose objective is to acquire an operating business that has its primary operating facilities located in the People's Republic of China.

        The accompanying consolidated financial statements include the accounts of China Unistone Acquisition Corporation and its wholly owned subsidiary Yucheng Technologies Ltd. (collectively referred to as the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

        All activity from May 7, 2004 (inception) through December 31, 2005 relates to the Company's formation and initial public offering described below. The Company has selected December 31 as its year end.

2.    Summary of Significant Accounting Policies

        The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these amounts. The Company considers all short term investments with maturities of three months or less to be cash equivalents

        The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

        Deferred income taxes are provided for the difference of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to amount expected to be realized.

        Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share gives the effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock has not been included in the computation of diluted loss per share as the effect would be, antidilutive. As of December 31, 2005 and 2004, 7,350,000 shares underlying options and warrants have not been included since the effect would be antidilutive.

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)"), "Share Based Payment". SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS 123(R) will have a significant impact on its financial condition or results of operations.

        Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

        For compatibility, certain 2004 amounts have been reclassified where appropriate to conform to the financial statement presentation used in 2005.

3.    Initial Public Offering

        The registration statement for the Company's initial public offering ("Offering") was declared effective November 18, 2004. The Company consummated the offering on November 24, 2004 and received net proceeds of approximately $18,273,000. The Company sold 3,450,000 units ("Units") in the Offering, which included all of the 450,000 units subject to the underwriters' overallotment option. Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with this Offering, the Company also issued an option ("Option"), for $100, to EarlyBirdCapital, Inc. ("EBC"), the representative of the underwriters, to purchase 150,000 Units at an exercise price of $9.90 per Unit. The Company accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders' equity. The Company estimates that the fair value of the Option is approximately $309,000 ($2.06 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to EBC was estimated as of the date of grant using the following assumptions: (1) expected volatility of 51.36%, (2) risk-free interest rate of 3.48% and (3) expected life of 5 years. The Option may be exercised for cash or on a "cashless" basis, at the holder's option, such that the holder may use the appreciated value of the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. In addition, the Warrants underlying such Units are exercisable at $6.25 per share.

        On October 20, 2006, the Company entered into an amendment to its warrant agreement for the Warrants issued in the initial public offering and amended the terms of the unit purchase options issued at the time of the initial public offering to the underwriters. In accordance with the amended warrant agreement relating to the Warrants, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with a operating business that has its primary operating facilities located in the People's Republic of China ("Business Combination"). Originally, an amount of approximately $17,595,000 of the net proceeds was being held in an interest-bearing trust account ("Trust Fund") until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. This amount has been invested in a Treasury Bill. The Treasury Bill has been accounted for as a trading security, which is recorded at its market value of approximately $18,140,000 at December 31, 2005 and 17,622,000 at December 31, 2004. The excess market value over cost, exclusive of deferred interest, is included in interest income in the accompanying statement of operations. The remaining net proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

        The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against the Business Combination, the Business Combination will not be consummated. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 750,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to the Business Combination. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable.

        With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds of the Offering (19.99%) of the amount originally held in the Trust Account) has been classified as common stock subject to possible conversion and 19.99% of the related interest earned on the Treasury Bill has been recorded as deferred interest in the accompanying December 31, 2005 balance sheet.

        The Company's Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. There is no assurance that the Company will be able to successfully effect a Business Combination during this period. This factor raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering).

4.    Notes Payable, Stockholders

        The Company issued an aggregate of $70,000 unsecured promissory notes to three Initial Stockholders, who are also officers. The notes were non interest-bearing and were paid following the consummation of the Offering from the net proceeds of such Offering.

5.    Commitment

        The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Offering. The statement of operations for the periods ended December 31, 2005 and 2004 include $90,000 and $9,000, respectively, related to this agreement.

6.    Preferred Stock

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7.    Common Stock

        The Company originally issued 875,000 shares of common stock to the Initial Stockholders for $25,000. In July, 2004, the Initial Stockholders contributed an aggregate of 125,000 shares of common stock, at no cost, to the Company which was retired upon receipt. All references in the accompanying financial statements to the numbers of shares have been retroactively restated to reflect this transaction.

        As of December 31, 2005, 7,350,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters' unit purchase option.

8.    Income Taxes

        The provision for income taxes consist of the following:

	For the period ended December 31,
	2005	2004
Current:
Federal	$141,159	—
State and City	85,523	—

Deferred:
Federal	(141,159)	—
State and City	—	—

	$85,523	—

        The total provision for income taxes differs from the amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follows:

	For the period ended December 31,
	2005	2004
Statutory federal income tax rate	(34.0)%	(34.0)%
Effect State and City income taxes, net of federal benefit	(11.8)	(11.8)
(Decrease) increase in valuation allowance
Effective income tax rate	237.3	45.8

	191.5%	—

        The tax effect of temporary difference that give rise to the net deferred tax asset is as follows:

	December 31, 2005	December 31, 2004
Interest income deferred for reporting purposes	$49,780	$—
Expenses deferred for income tax purposes	$251,463	42,000

	301,243	42,000
Valuation allowance	(160,084)	(42,000)

Net deferred tax asset	$141,159	$—

        The Company has recorded a valuation allowance against its state deferred tax asset and portions of its Federal deferred tax asset for amounts it has not determined will more likely than not be recovered.

9.    Subsequent Event

        On December 20, 2005, China Unistone entered into a securities purchase agreement with the shareholders of two companies, Ahead Billion Venture Limited ("Sihitech BVI") and Port Wing Development Company Limited ("e-Channels BVI"), both organized under the laws of the British Virgin Islands. Sihitech BVI, at the closing of the securities purchase agreement, will own all the equity interests of Beijing Sihitech Co., Ltd. and its subsidiaries and controlled companies ("Sihitech"), and e-Channels BVI will own all the equity interests of Beijing e-Channels Century Technology Co., Ltd. ("e-Channels"). The selling stockholders are six British Virgin Islands companies, three of which hold all the outstanding stock of Sihitech BVI and three of which hold all the outstanding stock of e-Channels BVI. These stock holding companies are owned by the original investors and management, and their affiliates, of Sihitech and e-Channels, respectively. The acquisition of Sihitech BVI and e-Channels BVI will be through Yucheng Technologies Limited ("Yucheng"), a British Virgin Islands company, and a wholly owned subsidiary of China Unistone.

        At the closing, subject to adjustments and holdback amounts, the selling stockholders of Sihitech BVI will be paid $2,731,884 or cash in the amount equal to the total current assets minus the total current liabilities of Sihitech at closing, whichever is lower, and an aggregate of 3,754,484 ordinary shares of Yucheng. At the closing, subject to adjustments and holdback amounts, the selling stockholders of e-Channels will be paid $1,268,116 or cash in the amount equal to the total current assets minus the total current liabilities of e-Channels, whichever is lower, and an aggregate of 1,573,320 ordinary shares of Yucheng. Of the cash portion of the aggregate proceeds, $250,000 will be held back for one year to secure certain indemnification obligations of the selling stockholders. Of the aggregate number of shares to be issued in the acquisition, a total of 1,443,384 are contingent upon the audited 2005 and 2006 financial performances of e-Channels and Sihitech. As additional purchase price, the selling stockholders may receive up to an aggregate of $10,000,000 and up to 952,832 ordinary shares if certain performance and other conditions are met.

        Together, Sihitech and e-Channels provide call center platform, web banking software and other IT solutions and services to top-tier local banks in China. Together they have six operating subsidiaries which include Sihitech, e-Channels, Beijing Sihitech Software, Shanghai Sihitech, Shanghai Sihitech Software and Guangzhou Sihitech, two representative offices in Fuzhou and Xian, and a combined employee staff of 390 employees, 85% of which are software developers. Each of Sihitech and e-Channels operate in the People Republic of China, and are formed under Chinese law.

        As part of the acquisition of Sihitech BVI and e-Channels BVI, China Unistone will merge with and into Yucheng resulting in Yucheng being the public reporting company and governed by the laws of the British Virgin Islands.

        The acquisitions by and the merger with Yucheng are both subject to approval by the stockholders of China Unistone, and it is expected that the approval will be sought during the second quarter of 2006 at a special meeting called for that purpose. Consummation of the transactions will occur promptly thereafter, if approved.

CHINA UNISTONE ACQUISITION CORPORATION
(a corporation in the development stage)

CONDENSED BALANCE SHEET

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash	$7,325	$81,161
Investments held in Trust Fund—at fair market value (Note 2)	18,528,272	18,139,962

Total current liabilities	18,535,597	18,221,123
Deferred Tax Asset	247,450	141,159

Total assets	$18,783,047	$18,362,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$217,249	$20,000
Deferred interest income	186,357	108,688
Taxes payable	370,539	188,225
Note Payable—stockholder	64,980	—

Total current liabilities	839,125	316,913

Common stock, subject to possible conversion, 689,655 shares at conversion value (Note 2)	3,517,241	3,517,241

Commitment and Contingency
Stockholders' equity (Notes 2, 3 and 4)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value Authorized 20,000,000 shares Issued and outstanding 4,200,000 shares (which includes 689,655 subject to possible conversion)	420	420
Additional paid-in capital	14,780,819	14,780,819
Deficit accumulated during the development stage	(354,558)	(253,111)

Total stockholders' equity	14,426,681	14,528,128

Total liabilities and stockholders' equity	$18,783,047	$18,362,282

The accompanying notes should be read on conjunction with the
Unaudited Condensed Financial Statements

CHINA UNISTONE ACQUISITION CORPORATION
(a corporation in the development stage)

CONDENSED STATEMENT OF OPERATIONS
(unaudited)

	For the Three Months Ended June 30, 2006	For the Three Months Ended June 30, 2005	For the Six Months Ended June 30, 2006	For the Six Months Ended June 30, 2005	For the Period from May 7, 2004 (inception) to June 30, 2006
Income:
Interest Income	$165,536	$95,830	$310,977	$176,861	$752,515

Expenses:
Investment advisory	—	—	10,942	7,000	68,342
Tax expense	5,812	20,649	11,625	54,160	71,716
Travel and entertainment	6,454	47,967	50,783	63,892	216,033
Accounting expenses	6,000	5,000	34,894	5,000	124,826
Rent expense	22,500	22,500	45,000	45,000	144,000
Insurance expense	11,493	10,500	22,987	21,000	77,218
Legal expense	2	2,387	151,685	2,387	203,152
Formation, operating and bank costs	7,909	6,168	20,110	9,403	51,865

Total Expenses	60,170	115,171	348,025	207,842	957,152

Income (Loss) before provision for income taxes	$105,366	$(19,341)	$(37,049)	$(30,981)	$(204,637)
Provision for income taxes	34,345	—	64,398	—	149,921

Net income (loss) for the period	$71,021	$(19,341)	$(101,447)	$(30,981)	$(354,558)

Net income (loss) per share basic and diluted	$0.01	$(0.00)	$(0.02)	$(0.01)	$(0.11)
Weighted average shares outstanding	4,200,000	4,200,000	4,200,000	4,200,000	3,317,647

The accompanying notes should be read on conjunction with the
Unaudited Condensed Financial Statements

CHINA UNISTONE ACQUISITION CORPORATION
(a corporation in the development stage)

CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock			Deficit Accumulated During the Development Stage
			Addition paid-in capital
	Shares	Amount			Total
Balance, May 7, 2004 (inception)	—	$—	$—	$—	$—
Sale of 750,000 shares of common stock to initial stockholders as of May 7, 2004 at $.0333 per share	750,000	$75	$24,925	—	$25,000
Sale of 3,450,000 units, net of underwriters' discount and offering expenses (includes 689,655 shares subject to possible conversion)	3,450,000	345	18,273,035	—	18,273,380
Proceeds subject to possible conversion of 689,655 shares	—	—	(3,517,241)	—	(3,517,241)
Proceeds from issuance of option	—	—	100	—	100
Net loss for the period	—	—	—	(122,930)	(122,930)

Balance, December 31, 2004	4,200,000	$420	$14,780,819	$(122,930)	$14,658,309

Net loss for the period	—	—	—	(130,181)	(130,181)

Balance, December 31, 2005	4,200,000	$420	$14,780,819	$(253,111)	$14,528,128

Net loss for the six months ended June 30, 2006 (unaudited)	—	—	—	(101,447)	(101,447)

Balance, June 30, 2006 (unaudited)	4,200,000	$420	$14,780,819	$(354,558)	$14,426,681

The accompanying notes should be read on conjunction with the
Unaudited Condensed Financial Statements

CHINA UNISTONE ACQUISITION CORPORATION
(a corporation in the development stage)

CONDENSED STATEMENT OF CASH FLOWS

(unaudited)

	For the Six Months Ended June 30, 2005	For the Six Months Ended June 30, 2006	For the period from May 7, 2004 (inception) to June 30, 2006
Cash flow from operating activities
Net loss	$(30,981)	$(101,447)	$(354,558)
Adjustments to reconcile net loss to net cash used in operating activities
Deferred taxes	—	(106,291)	(247,450)
Interest earned on investments in trust	(220,212)	(388,310)	(933,272)
Decrease in prepaid expenses	27,000	—	—
Increase in income tax payable	(1,311)	182,314	370,539
Increase in deferred interest income	43,352	77,669	186,357
(Decrease) Increase in accrued expenses	(5,067)	197,249	217,249

Net cash used in operating activities	(187,219)	(138,816)	(761,135)

Cash flows from investing activities
Purchase of short term investments	(350,000)	—	—
Investment in Trust Fund	—	—	(17,595,000)

Net cash used in investing activities	(350,000)	—	(17,595,000)

Cash flows from financing activities
Gross proceeds of public offering	—	—	20,700,000
Proceeds from sale of shares of common stock	—	—	25,000
Proceeds from issuance of option	—	—	100
Proceeds from stockholder loans	—	64,980	134,980
Repayment of stockholder loans	—	—	(70,000)
Payment of costs of public offering	(124,781)	—	(2,426,620)

Net cash (used in) provided by financing activities	(124,781)	64,980	18,363,460

Net (decrease) increase in cash	$(662,000)	$(73,835)	7,325
Cash at beginning of the period	696,747	81,161	—

Cash at end of the period	$34,747	$7,325	$7,325

Supplementary information:
Cash paid for taxes	$55,471	—	$98,549

The accompanying notes should be read on conjunction with the
Unaudited Condensed Financial Statements

CHINA UNISTONE ACQUISITION CORPORATION
(a corporation in the development stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.    Basis of Presentation

        The financial statements at June 30, 2006 and for the periods ended June 30, 2006 are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of China Unistone Acquisition Corporation (the "Company") as of June 30, 2006, the results of its operations and cash flows for the three month period ended June 30, 2006 and the three month period ended June 30, 2005, the results of its operations and cash flows for the six month period ended June 30, 2006, the six month period ended June 30, 2005 and the period from May 7, 2004 (inception) through June 30, 2006 and its stockholders' equity for the three months ended June 30, 2006 and May 7, 2004 (inception) to June 30, 2006. Operating results for the interim period presented are not necessarily indicative of the results to be expected for a full year.

        The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements that were included in the Company's Annual Report on Form 10-KSB for the period ended December 31, 2005. The December 31, 2005 balance sheet has been derived from the audited financial statements.

        The Company was incorporated in May 7, 2004 as a blank check company whose objective is to acquire an operating business that has its primary operating facilities located in the People's Republic of China.

2.    Organization and Business Operations

        The registration statement for the Company's initial public offering ("Offering") was declared effective November 18, 2004. The Company consummated the offering on November 24, 2004 and received net proceeds of approximately $18,273,000 (Note 3). The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with a operating business that has its primary operating facilities located in the People's Republic of China ("Business Combination"). Originally, an amount of approximately $17,595,000 of the net proceeds was being held in an interest-bearing trust account ("Trust Fund") until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. This amount has been invested in a Treasury Bill. The Treasury Bill has been accounted for as a trading security, which is recorded at its market value of approximately $18,528,000 at June 30, 2006. The remaining net proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

        The Company has signed a definitive agreement for the acquisition of a target business (see Note 5) and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against the Business Combination, the Business Combination will not be consummated. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 750,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to the Business Combination. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable.

        With respect to a Business Combination which if approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds of the Offering (19.99% of the amount originally held in the Trust Account) has been classified as common stock subject to possible conversion in the accompanying June 30, 2006 balance sheet and 19.99% of the related interest earned on the Treasury Bill has been recorded as deferred interest.

        The Company's Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. There is no assurance that the Company will be able to successfully effect a Business Combination during this period. This factor raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 3).

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)"), "Share Based Payment". SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS 123(R) will have a significant impact on its financial condition or results of operations.

        In June 2006, the FASB issue Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material affect on the accompanying financial statements.

3.    Initial Public Offering

        On November 24, 2004, the Company sold 3,450,000 units ("Units") in the Offering, which included all of the 450,000 units subject to the underwriters' overallotment option. Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with this Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase 150,000 Units at an exercise price of $9.90 per Unit. In connection with this Offering, the Company also issued an option ("Option"), for $100, to EarlyBirdCapital, Inc., the representative of the underwriters, to purchase 150,000 Units at an exercise price of $9.90 per Unit. The Company accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders' equity. The Company estimates that the fair value of the Option is approximately $309,000 ($2.06 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to EarlyBirdCapital was estimated as of the date of grant using the following assumptions: (1) expected volatility of 51.36%, (2) risk-free interest rate of 3.48% and (3) expected life of 5 years. The Option may be exercised for cash or on a "cashless" basis, at the holder's option, such that the holder may use the appreciated value of the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. In addition, the Warrants underlying such Units are exercisable at $6.25 per share.

4.    Note Payable, Stockholder

        During the six months ended June 30, 2006, the Company issued $64,980 in unsecured promissory notes to Initial Stockholders, who are also officers. The note is repayable following the consummation of the Business Combination.

5.    Common Stock

        The Company originally issued 875,000 shares of common stock to the Initial Stockholders for $25,000. In July, 2004, the Initial Stockholders contributed an aggregate of 125,000 shares of common stock, at no cost, to the Company which were retired upon receipt. All references in the accompanying financial statements to the numbers of shares have been retroactively restated to reflect this transaction. As of June 30, 2006, 7,350,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters' unit purchase option.

6.    Proposed Business Combination

        On December 20, 2005, the Company entered into a securities purchase agreement with the shareholders of two companies, Ahead Billion Venture Limited ("Sihitech BVI") and Port Wing Development Company Limited (e-Channels BVI"), both organized under the laws of the British

Virgin Islands. Sihitech BVI, at the closing of the securities purchase agreement, will own all the equity interests of Beijing Sihitech Co., Ltd. and its subsidiaries and controlled companies ("Sihitech"), and e-Channels BVI will own all the equity interests of Beijing e-Channels Century Technology Co., Ltd. ("e-Channels"). The selling stockholders are six British Virgin Islands companies, three of which hold all the outstanding stock of Sihitech BVI and three of which hold all the outstanding stock of e-Channels BVI. These stock holding companies are owned by the original investors and management, and their affiliates, of Sihitech and e-Channels, respectively. The acquisition of Sihitech BVI and e-Channels BVI will be through Yucheng Technologies Limited ("Yucheng"), a British Virgin Islands company, and a wholly owned subsidiary of the Company.

        At the closing, subject to adjustments and holdback amounts, the selling stockholders of Sihitech BVI will be paid $2,731,884 or cash in the amount equal to the total current assets minus the total current liabilities of Sihitech at closing, whichever is lower, and an aggregate of 3,754,484 ordinary shares of Yucheng. At the closing, subject to adjustments and holdback amounts, the selling stockholders of e-Channels will be paid $1,268,116 or cash in the amount equal to the total current assets minus the total current liabilities of e-Channels, whichever is lower, and an aggregate of 1,573,320 ordinary shares of Yucheng. Of the cash portion of the aggregate proceeds, $250,000 will be held back for one year to secure certain indemnification obligations of the selling stockholders. Of the aggregate number of shares to be issued in the acquisition, a total of 1,443,384 are contingent upon the audited 2005 and 2006 financial performances of e-Channels and Sihitech. As additional purchase price, the selling stockholders may receive up to an aggregate of $10,000,000 and up to 952,832 ordinary shares if certain performance and other conditions are met.

        Together, Sihitech and e-Channels provide call center platform, web banking software and other IT solutions and services to top-tier local banks in China. Together they have six operating subsidiaries which include Sihitech, e-Channels, Beijing Sihitech Software, Shanghai Sihitech, Shanghai Sihitech Software and Guangzhou Sihitech, two representative offices in Fuzhou and Xian, and a combined employee staff of 390 employees, 85% of which are software developers. Each of Sihitech and e-Channels operate in the People Republic of China, and are formed under Chinese law.

        As part of the acquisition of Sihitech BVI and e-Channels BVI, the Company will merge with and into Yucheng resulting in Yucheng being the public reporting company and governed by the laws of the British Virgin Islands.

        The acquisitions by and the merger with Yucheng are both subject to approval by the Company's stockholders, and it is expected that the approval will be sought during the second quarter of 2006 at a special meeting called for that purpose. Consummation of the transactions will occur promptly thereafter, if approved.

Annex A

December 20, 2005

SIHITECH COMPANY LIMITED
MEGA CAPITAL GROUP SERVICES LIMITED
PROFIT LOYAL CONSULTANTS LIMITED
ELITE CONCORD INTERNATIONAL LIMITED
CHINA CENTURY HOLDINGS GROUP LIMITED
SHINNING GROWTH INVESTMENT GROUP LIMITED

CHINA UNISTONE ACQUISITION CORP.

YUCHENG TECHNOLOGIES LIMITED

CHIH CHEUNG
JAMES LI
JAMES PREISSLER

AGREEMENT

for the sale and purchase of the shares of

AHEAD BILLION VENTURE LIMITED and PORT WING
DEVELOPMENT COMPANY LIMITED

THIS AGREEMENT for sale and purchase of shares of Ahead Billion Venture Limited and Port Wing Development Company Limited is made on December 20, 2005

BETWEEN

(1)
SIHITECH COMPANY LIMITED, a company with limited liability established and existing pursuant to the laws of the British Virgin Islands (BVI) whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the Sihitech Holdingco #1);

(2)
MEGA CAPITAL GROUP SERVICES LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the Sihitech Holdingco #2);

(3)
PROFIT LOYAL CONSULTANTS LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the Sihitech Holdingco #3);

(4)
ELITE CONCORD INTERNATION LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the e-Channels Holdingco A);

(5)
CHINA CENTURY HOLDINGS GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the e-Channels Holdingco B);

(6)
SHINING GROUTH INVESTMENT GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the e-Channels Holdingco C); and

(7)
CHINA UNISTONE ACQUISITION CORP., a company incorporated under the laws of the State of Delaware of the United States (CUAQ); and

(8)
YUCHENG TECHNOLOGIES LIMITED, a wholly owned subsidiary of CUAQ and a company incorporated under the laws of the BVI whose registered office is at Room 1708, Dominion Centre 43-59 Queen's Road East, Wanchai, Hong Kong S.A.R. (CUAQ Sub).

(9)
CHIH CHEUNG

(10)
JAMES LI

(11)
JAMES PREISSLER

WHEREAS

(A)
BEIJING SIHITECH CO., LTD. (Sihitech) provides application developments and information technology services to customers in the banking and financial services industry (the Sihitech Business) in the People's Republic of China (the PRC). Detailed information in respect of Sihitech is set out in Schedule 1(A).

(B)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. (e-Channels) provides electronic payment software and solutions to the banking and financial services industry (the e-Channels Business) in the PRC. Detailed information in respect of e-Channels is set out in Schedule 1(B).

(C)
The Sihitech Holdingcos are the registered owners of Ahead Billion Venture Limited, a BVI limited liability company (hereinafter referred as Sihitech BVI) and the e-Channels Holdingcos are the registered owners of Port Wing Development Company Limited, a BVI limited liability company (hereinafter referred as e-Channels BVI).

(D)
The shareholders of Sihitech and Sihitech BVI have entered into an agreement for the sale and purchase of the entire equity interest of Sihitech as of the date hereof, pursuant to which Sihitech BVI will become the sole owner of Sihitech upon Closing.

(E)
The shareholders of e-Channels and e-Channels BVI have entered into an agreement for the sale and purchase of the entire equity interest of e-Channels as of the date hereof, pursuant to which e-Channels BVI will become the sole owner of e-Channels upon Closing.

(F)
Subject to the terms and conditions of this Agreement, CUAQ will consummate a plan of merger (Plan of Merger) pursuant to which CUAQ will be merged with and into CUAQ Sub at the Closing with CUAQ Sub as the surviving entity (the CUAQ Merger).

(G)
Subject to the terms and conditions of this Agreement, CUAQ Sub, at the Closing, shall acquire by payment of the Purchase Consideration, all of the shares in both of Sihitech BVI and e-Channels BVI (collectively, the Shares) from the Vendors (the Transfer).

(H)
Upon completion of the Transfer as contemplated by this Agreement, CUAQ Sub will be the registered owner of one hundred per cent (100%) of the Shares, and Sihitech and e-Channels will be converted into wholly foreign-owned enterprises, who will be respectively the sole owner, user, occupier and conductor of the Sihitech Business and the e-Channels Business.

IT IS AGREED as follows:

ARTICLE I
INTERPRETATION

        1.1 In this Agreement, unless this Agreement or the Schedules hereto otherwise stipulate, the following expressions shall have the following meanings:

Accountants means KPMG Huazhen.

Action means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

Business Day means any day, other than a Saturday, Sunday or a day on which banking institutions in Beijing or New York City are authorized or obligated by law, regulation or executive order to close.

Cash Amount shall mean Sihitech Cash Amount and e-Channels Cash Amount, collectively.

Claim means any claim, demand, suit, proceeding or action.

Closing and Closing Date are defined in Article 3.1.

Contracts mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

Copyrights shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

CUAQ Merger shall have the meaning ascribed to it in the recitals to this Agreement.

CUAQ Sub means Yucheng Technologies Limited.

CUAQ Sub Stock means Guaranteed Stock and Additional Stock, if any, collectively.

Damages means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys' fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article X) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

Direct Claim means any claim other than a Third Party Claim.

E-Channels means Beijing e-Channels Century Technology Co., Ltd.

E-Channels Business shall have the meaning ascribed to it in the recitals to this Agreement.

E-Channels Holdingcos means e-Channels Holdingco A, e-Channels Holdingco B and e-Channels Holdingco C, collectively.

Encumbrance means any mortgage, pledge, lien, transfer restrictions and/or security interest, as provided for, recognized and/or enforceable under the Laws of the United States, BVI or PRC.

Exchange Act means the Securities Exchange Act of 1934, as amended, of the United States.

Government Securities means any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.

Governmental Authority means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

Intellectual Property means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply for or register any of the foregoing, (iv) domain names and URLs of or relating to Sihitech and e-Channels, and variations of the domain names and URLs, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing).

Laws means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

Material Adverse Effect means any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), operations or results of operations of any Person. For purposes of this definition and its use in this Agreement, "material" and "materially" shall be determined in accordance with the customary meaning of such terms under the U.S. federal securities Laws.

Party means each of CUAQ, CUAQ Sub, Sihitech Holdingcos and e-Channels Holdingcos (collectively, the Parties).

Patents means all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

Person means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

PRC means the People's Republic of China, which, for the purposes of this Agreement only, shall not include Hong Kong, Macau or Taiwan.

Public Company Compliance Expenses mean all the expenses paid or payable by CUAQ Sub in connection with any Law relating to its status as a public company, including, but not limited to, filing fees, attorneys' fees, accountants' fees and fees paid or payable to any other professional parties, external costs in connection with any filings to the SEC or other Government Authorities, and external compliance costs incurred for the compliance with Sarbanes-Oxley Act of 2002.

RMB means the legal currency of the PRC.

SEC means the Securities Exchange Commission of the United States.

Securities Act means the Securities Act of 1933, as amended, of the United States.

Software means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

Shares shall have the meaning ascribed to it in the recitals to this Agreement.

Sihitech Business shall have the meaning ascribed to it in the recitals to this Agreement.

Sihitech Holdingcos means Sihitech Holdingco #1, Sihitech Holdingco #2 and Sihitech Holdingco #3, collectively.

Stockholder Meeting has the meaning specified in Section 6.2.

Tax or Taxes means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

Technology means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

Third Party Claim means a Claim by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party.

Trademarks means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

U.S. Dollars and US$ mean the legal currency of the United States of America.

U.S. GAAP means generally accepted accounting principles, consistently applied in the United States.

Vendors refer to Sihitech Holdingcos and e-Channels Holdingcos collectively.

        1.2        The Schedules and Recitals comprise schedules and recitals to this Agreement and form part of this Agreement.

        1.3        The expressions Sihitech Holdingcos, Sihitech BVI, e-Channels Holdingcos, e-Channels BVI, CUAQ and CUAQ Sub and references to any other person in this Agreement shall, where the context permits, include their respective successors, transferees and permitted assigns and any persons deriving title under them.

        1.4        References to person mean any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization or any governmental agency.

ARTICLE II
THE SHARE PURCHASE

        2.1    Purchase and Sale.    Upon the terms and subject to the conditions hereof, at the Closing, the Vendors shall sell, transfer, assign and convey to CUAQ Sub, and CUAQ Sub shall purchase from the Vendors, all of the right, title and interest of the Vendors in and to the Shares. The Shares represent all of the equity interest in Sihitech BVI and e-Channels BVI, and shall be sold and transferred to CUAQ Sub free from any Encumbrance.

        2.2    Purchase Consideration.    In consideration of the Transfer, at the Closing, CUAQ Sub shall pay a purchase price in cash and issue certain stock of CUAQ Sub to the Vendors as set forth below, which shall collectively be referred to as the Purchase Consideration.

  (a)
  Subject to adjustment and the Holdback Amount as hereinafter set forth, the purchase price in cash to be paid by CUAQ Sub to the Vendors for the Shares shall be the following:

  (i)
  cash in the amount of Two Million Seven Hundred Thirty One Thousand Eight Hundred and Eighty Four U.S. Dollars (US$2,731,884), or cash in the amount equal to the total current assets minus the total current liabilities of Sihitech at Closing, whichever amount is lower (the Sihitech Cash Amount), shall be paid to the Sihitech Holdingcos; and

  (ii)
  cash in the amount of One Million Two Hundred Sixty Eight Thousand One Hundred and Sixteen U.S. Dollars (US$1,268,116), or cash in the amount equal to the total current assets minus the total current liabilities of e-Channels at Closing, whichever amount is lower (the e-Channels Cash Amount), shall be paid to the e-Channels Holdingcos.

  (b)
  Payments.

  (i)
  Initial Payment. At the Closing, the sum of the Cash Amount, less the Holdback Amount (the Initial Payment), will be paid by wire transfer of immediately available United States dollars to the Vendors to the accounts of the Vendors as specified on Schedule 2.2.

  (ii)
  Additional Payments. In the event that any of the following events occurs during the period starting from the Closing Date and ending on December 31, 2009, CUAQ Sub shall promptly pay in aggregate to the Vendors, as an addition to the Cash Amount, the amounts set forth below in cash by wire transfer to the accounts of the Vendors as specified on Schedule 2.2:

  (1)
  Five million U.S. Dollars (US$5,000,000), if CUAQ Sub receives an aggregate of US$34,500,000 in gross proceeds in additional financing, including, but not limited to, (a) exercise of the warrants of CUAQ Sub (the Warrants), (b) CUAQ Sub's successful completion of a secondary offering, or (c) the private investment into CUAQ Sub by a strategic investor;

      (2)
      One million U.S. Dollars (US$1,000,000), if the average closing price of the stock of CUAQ and/or CUAQ Sub in any sixty (60) consecutive trading days of the year (the Share Price Average) is above US$10.00 in 2006;

      (3)
      Two million U.S. Dollars (US$2,000,000), if the Share Price Average is above US$12.00 in 2007; and

      (4)
      Three million U.S. Dollars (US$3,000,000), if the Share Price Average is above US$14.40 in 2008; provided, however, that in the event that all of the above events occur, the maximum aggregate amount to be paid by CUAQ Sub to the Vendors shall be no more than ten million U.S. Dollars (US$10,000,000).

    (iii)
    Holdback.    A sum of US$250,000 (Holdback Amount) shall be withheld from the Cash Amount and shall be retained by CUAQ Sub for a period of 12 months after the Closing Date. The Holdback Amount will be security for the indemnification obligations of the Vendors set forth in Article X. Subject to this section and Article X, on the first anniversary of the Closing, or the first business day thereafter, CUAQ Sub shall deliver the Holdback Amount pro rata to the Sihitech Holdingcos and e-Channels Holdingcos in the same proportions as the Initial Payment was allocated between them. CUAQ Sub may withhold from the Holdback Amount the equivalent of any amount then in dispute related to the Vendors' indemnification obligations arising pursuant to Article X or for which CUAQ Sub has notified the Vendors of an indemnification Claim. Any withheld Holdback Amount, to the extent not applied in satisfaction of an indemnification claim, will be paid by CUAQ Sub promptly on resolution of the dispute or claim. Nothing in this section shall be construed as limiting the liability of the Vendors for indemnification claims or any other claim by CUAQ Sub or any other rightful claimant, and the Holdback Amount shall not be considered liquidated damages or any breach of this Agreement or any other matter related hereto.

    (iv)
    Allocation of Purchase Price.    All payments of the cash portion of the Purchase Consideration shall be made in such proportion as requested by the Vendors set forth on Schedule 2.2(b)(iv).

  (c)
  Issuance of CUAQ Sub Stock.

    At the Closing, CUAQ Sub shall issue and deliver to the relevant Vendors certificates representing:

    (i)
    3,884,936 ordinary shares of CUAQ Sub, no par per share (the Guaranteed Stock), free from any Encumbrance, to the Vendors, of which 2,981,439 ordinary shares of CUAQ Sub shall be issued to the Sihitech Holdingcos and 903,497 ordinary shares of CUAQ Sub shall be issued to e-Channels Holdingcos;

    (ii)
    Additional Stock tied to Performance

  (a)
  670,339 ordinary shares of CUAQ Sub, no par per share, to the e-Channels Holdingcos, at the Closing. If the net profit as shown in the audited financial statements of e-Channels and its subsidiaries prepared in accordance with U.S. GAAP for the year ended December 31, 2005, is lower than RMB9,000,000, the e-Channels Holdingcos shall, on a joint and several basis, promptly return the certificates representing 670,339 shares of CUAQ Sub Stock for no additional consideration;

  (b)
  773,045 ordinary shares of CUAQ Sub, no par per share, to the Sihitech Holdingcos, at the Closing. If the net profit as shown in the audited consolidated financial statements of CUAQ Sub and its subsidiaries prepared in accordance with U.S. GAAP for the year ended December 31, 2006, plus all the Public Company Compliance Expenses, is lower than US$6,073,941, the Sihitech Holdingcos shall, on a joint and several basis, promptly return the certificates representing 773,045 shares of CUAQ Sub Stock for no additional consideration; and

  (iii)
  Allocation of CUAQ Sub Stock. The CUAQ Sub Stock issued pursuant to this Section 2.2 (c) shall be made available to each of the Sihitech Holdingcos and e-Channels Holdings in accordance with Schedule 2.2(c).

        2.3    Bonus Plan.    After the Closing, the management team of CUAQ Sub, the composition of which shall be decided by the Board of Directors of CUAQ Sub but shall include the Chairman, Chief Executive Officer and Chief Operation Officer of CUAQ Sub, will be entitled to receive 952,832 stock of CUAQ Sub each year, for four years beginning in 2008, if CUAQ Sub achieves net profits of the following amounts according to the financial statements audited each year in accordance with U.S. GAAP:

Year ending December 31	Net Profit
2007	US$ 8.5 million
2008	US$11.9 million
2009	US$16.7 million
2010	US$23.3 million

ARTICLE III
THE CLOSING

        3.1    The Closing.    Subject to the terms and conditions of this Agreement, the consummation of the Transfer and the transactions contemplated by this Agreement shall take place at a closing (Closing) to be held at 9:30 p.m., local time, on the fourth business day after the date on which the last of the conditions to Closing set forth in Article IX is fulfilled, at the office of Beijing Sihitech Co., Ltd, 3rd Floor, Tower B, Beijing Financial Trust Building, 5 Anding Road, Chaoyang District, Beijing 100029, the PRC, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the Closing Date.

        3.2    Deliveries.

  (a)
  Vendors. At the Closing, each Vendor will (i) assign and transfer to CUAQ

    Sub all of such Vendor's right, title and interest in and to his, her or its respective portion of the Shares by delivering to CUAQ Sub the certificates representing such Shares, duly endorsed for transfer and free from any Encumbrance and (ii) deliver to CUAQ Sub the certificates, opinions and other agreements contemplated by Article IX and other provisions of this Agreement.

  (b)
  CUAQ Sub. At the Closing, CUAQ Sub shall deliver to the Vendors (i) the Cash Amount to which each of the Sihitech Holdingcos and e-Channels Holdingcos is entitled to pursuant to Section 2.2 herein; (ii) the certificates representing the CUAQ Sub Stock, and (iii) the certificates, opinions and other agreements and instruments contemplated by Article IX and other provisions of this Agreement.

        3.3    Additional Agreements.    On the Closing Date, the following agreements shall have been executed and delivered (collectively, the Transaction Documents), the effectiveness of each of which is subject to the Closing:

  (a)
  An equity sale and purchase agreement for the transfer of 100% equity interest in Sihitech to Sihitech BVI, substantially in the form of Appendix 3.3 (a) hereto, by and between the shareholders of Sihitech and Sihitech BVI, (the Sihitech SPA);

  (b)
  An equity sale and purchase agreement for the transfer of 100% equity interest in e-Channels to e-Channels BVI, substantially in the form of Appendix 3.3 (b) hereto, by and between the shareholders of e-Channels and e-Channels BVI, (the e-Channels SPA);

  (c)
  Employment agreements between CUAQ Sub and each of Chih Cheung, Weidong Hong and Shuo Zeng;

  (d)
  A Merger Agreement between CUAQ and CUAQ Sub in the form of Appendix 3.3 (d) hereto;

        3.4    Further Assurances.    Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and other Transaction Documents to which it is a party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE VENDORS

        Sihitech Holdingcos, jointly and severally, and e-Channels Holdingcos, jointly and severally, represent and warrant to CUAQ as of the Closing, as follows:

        4.1    The Shares.

  (a)
  Ownership. The Sihitech Holdingcos are the registered and beneficial owners of all of the Shares in respect of Sihitech BVI, and e-Channels Holdingcos are the registered and beneficial owners of all of the Shares in respect of e-Channels BVI, in the amounts set forth in Schedule 4.1, free from any Encumbrance, which shares constitute all of the shares of capital stock of Sihitech BVI and e-Channels BVI. There are no options, warrants or other contractual rights outstanding which give any person the right to acquire shares of Sihitech BVI and/or e-Channels BVI, respectively, owned by the Vendors, whether or not such rights are presently exercisable. As of the Closing, Sihitech BVI and e-Channels BVI will become the registered and beneficial owners of the entire equity interest of Sihitech and e-Channels, respectively, free from any Encumbrance.

  (b)
  Capitalization. All of the Shares are validly issued, fully paid and non-assessable.

        4.2    Organization of Sihitech and e-Channels.    Each of Sihitech BVI and e-Channels BVI is a private owned limited liability company duly organized, validly existing and in good standing under the laws of the BVI. Each of Sihitech and e-Channels is a private owned limited liability company duly organized, validly existing and in good standing under the laws of the PRC. Each of Sihitech and e-Channels has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

        4.3    Authority and Corporate Action; No Conflict.

  (a)
  Each of the Vendors, and the shareholders of Sihitech and e-Channels has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the Transfer and other transactions contemplated hereby and thereby. All actions, corporate and otherwise, necessary to be taken by each of Vendors, and the shareholders of Sihitech and e-Channels to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by the Vendors in connection with the Transfer have been duly and validly taken. This Agreement and the Transaction Documents to which each of the Vendors, and the shareholders of Sihitech and e-Channels is a party have been duly executed and delivered by each of the Vendors, and the shareholders of Sihitech and e-Channels, and constitute the valid, binding, and enforceable obligation of each of the Vendors, and the shareholders of Sihitech and e-Channels, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, BVI and PRC.

  (b)
  Neither the execution and delivery of this Agreement or any of the other Transaction Documents contemplated hereby by each of the Vendors, Sihitech BVI, e-Channels BVI and the shareholders of Sihitech and e-Channels nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (1) the Articles of Association of each of Sihitech BVI and e-Channels BVI, or (2) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which a Vendor is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of Sihitech BVI, e-Channels BVI and any Vendor; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Sihitech, e-Channels or a Vendor is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to Sihitech, e-Channels or a Vendor.

        4.4    Consents and Approvals.    Except for those set forth in Schedule 4.4, the execution and delivery of this Agreement and the Transaction Documents by each of the Vendors, Sihitech BVI, e-Channels BVI and the shareholders of Sihitech and e-Channels does not, and the performance of this Agreement and the Transaction Documents by it will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the Transaction Documents.

        4.5    Licenses, Permits, Etc.    To the best of the knowledge of each Vendor, each of Sihitech and e-Channels possesses or will possess prior to the Closing all Permits necessary, in all material respects, to own and operate the Sihitech Business and e-Channels Business respectively, which necessary Permits are described or are as set forth on Schedule 4.5 hereto. To the best of the knowledge of each Vendor, Sihitech or e-Channels is not in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor, to the best of the knowledge of the Vendors, compliance by Sihitech or e-Channels with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or non-renewal of any Permit applicable to the Sihitech Business or the e-Channels Business.

        4.6    Taxes, Tax Returns and Audits.    (a) each of Sihitech, e-Channels and the Vendors has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects, (b) all Taxes that are due from or may be asserted against Sihitech and e-Channels (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Sihitech and e-Channels or are being contested in good faith by appropriate proceedings, (c) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (a) which might be determined adversely to Sihitech or e-Channels, (d) Sihitech or e-Channels has not given or requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes, and (e) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of Sihitech or e-Channels are in force as of the date hereof.

        4.7    Financial Statements.    Prior to the execution of this Agreement, the Vendors have delivered to CUAQ consolidated balance sheets of each of Sihitech and e-Channels as at December 31, 2002, 2003 and 2004, and related consolidated statements of income and source and application of funds for the three years ended December 31, 2004, audited by the Accountants, and the notes, comments, schedules, and supplemental data therein (collectively, the 2004 Financial Statements) and an interim consolidated balance sheet as of June 30, 2005, and related consolidated statements of income and source and application of funds for the six (6) months then ended (collectively, the Last Financial Statements). The 2004 Financial Statements and the Last Financial Statements shall be prepared in accordance with U.S. GAAP throughout the periods indicated and fairly present the consolidated financial condition of Sihitech and e-Channels at their respective dates and the consolidated results of the operations of Sihitech and e-Channels for the periods covered thereby in accordance with U.S. GAAP. The 2004 Financial Statements and the Last Financial Statements are included in Schedule 4.7 to this Agreement.

        4.8    No Undisclosed Material Liabilities.    Sihitech BVI or e-Channels BVI does not have any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise.

        4.9    Real Property.    Schedule 4.9 contains an accurate and complete list and description of all real estate owned by Sihitech and e-Channels as well as any other real estate that is in the possession of or leased by Sihitech or e-Channels and the improvements (including buildings and other structures) located on such real estate (collectively, the Real Property), and lists and accurately describes any leases under which any such Real Property is possessed (the Real Estate Leases). Sihitech or e-Channels is not in default under any of the Real Estate Leases, and is not aware of any default by any of the lessors thereunder.

        4.10    Certain Personal Property.    The Last Financial Statements contain an accurate and complete list and description of the material fixed assets of Sihitech and e-Channels specifying the location of all material items of tangible personal property of Sihitech and e-Channels.

        4.11    Non-Real Estate Leases.    Schedule 4.11 contains an accurate and complete list and description of all material assets and property (other than Real Property and Real Estate Leases) that are used as of the date of this Agreement in the operation of the Sihitech Business and e-Channels Business and that are possessed by Sihitech and e-Channels under an existing lease. All of such leases are referred to herein as the Non-Real Estate Leases. Sihitech or e-Channels is not in default under any of the Non-Real Estate Leases, and is not aware of any default by any of the lessors hereunder.

        4.12    Accounts Receivable.    The accounts receivable of Sihitech and e-Channels reflected on the Last Financial Statements and created after the Last Financial Statements Date, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the financial statements of Sihitech and e-Channels, are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

        4.13    Inventory.    The inventory of Sihitech and e-Channels consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions, and (b) reserves reflected in the Last Financial Statements for spoiled and discontinued items. Schedule 4.13 sets forth a break down of the inventory balance of Sihitech as of the date of the Last Financial Statement, but it is understood that any material or intentional inaccuracy in the Schedule 4.13 estimates will not be a breach of this representation and warranty.

        4.14    Contracts, Obligations and Commitments.    Except as listed on Schedule 4.14, and other than the Real Estate Leases and the Non-Real Estate Leases, Sihitech or e-Channels do not have any existing contract, obligation or commitment (written or oral) of any nature (other than obligations involving payments of less than $300,000 individually or $300,000 in the aggregate), including without limitation the following:

  (a)
  Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

  (b)
  Loans or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of Sihitech or e-Channels or any agreement or instrument evidencing any guaranty by Sihitech or e-Channels of payment or performance by any other Person;

  (c)
  Agreements of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

  (d)
  Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

  (e)
  Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which Sihitech or e-Channels is a party or by which it is bound;

  (f)
  Agreements which limit the freedom of Sihitech or e-Channels to compete in any line of business or in any geographic area or with any Person;

  (g)
  Agreements providing for disposition of the assets, businesses or a direct or indirect ownership interest in Sihitech or e-Channels;

  (h)
  Any contract, commitment or arrangement not made in the ordinary course of business of Sihitech or e-Channels; or

  (i)
  Agreements with any Governmental Authority.

Each Contract to which Sihitech or e-Channels is a party is a valid and binding obligation of Sihitech or e-Channels and, to the best of the knowledge of Sihitech and e-Channels, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof, provided, however, that Sihitech or e-Channels will not terminate any Contract after the date hereof without the prior written consent of CUAQ, which consent shall not be unreasonably withheld or delayed), and Sihitech or e-Channels has not breached any material provision of, nor is in default in any material respect under the terms of any of the Contracts.

        4.15    Intellectual Property Rights.

  (a)
  Intellectual Property.    Schedule 4.15(a) contains an accurate and complete list and description of all Intellectual Property used by Sihitech and e-Channels in connection with the Sihitech Business and e-Channels Business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number. Complete and accurate copies of all registered Intellectual Property relating to the Sihitech Business and e-Channels have been provided to CUAQ.

  (b)
  Other Intellectual Property Rights.    Schedule 4.15(b) includes an accurate and complete list and description of all material inventions and trade secrets that Sihitech or e-Channels has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, Sihitech or e-Channels that relate to or are necessary to the Sihitech Business or e-Channels Business, including as conducted at or prior to Closing or as proposed to be conducted by Sihitech or e-Channels, together with a designation of the ownership thereof.

  (c)
  Software.    Schedule 4.15(c) includes an accurate and complete list and description of all Software used by Sihitech and e-Channels in connection with the Sihitech Business and e-Channels Business, including as conducted at or prior to Closing or as proposed to be conducted by Sihitech or e-Channels, together with a designation of ownership.

  (d)
  Out-Bound Licenses.    Schedule 4.15(d) includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which (i) any Person is authorized to use any Intellectual Property rights used in connection with the Sihitech Business or e-Channels Business, or (ii) any right of Sihitech or e-Channels in, or its use of, any Intellectual Property right used in connection with the Sihitech Business or e-Channels Business is otherwise materially affected.

  (e)
  In-Bound Licenses.    Schedule 4.15(e) includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which Sihitech or e-Channels is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person in connection with the Sihitech Business or e-Channels Business.

  (f)
  Ownership.    As of the date hereof, each of Sihitech and e-Channels owns, and at the Closing Date, will own all right, title and interest in and to all Intellectual Property rights used in connection with the Sihitech Business or e-Channels Business, and those Intellectual Property rights were developed and created solely by employees of Sihitech or e-Channels acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights therein to Sihitech or e-Channels) and Sihitech or e-Channels is duly and validly licensed to use all other Intellectual Property used in connection with the Sihitech Business and e-Channels Business, free and clear of royalties. Sihitech or e-Channels has not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the Sihitech Business or e-Channels Business.

  (g)
  Royalties.    Except for licenses listed and accurately and completely described on Schedule 4.15(G) as royalty-bearing, there are (and will be upon Closing) no royalties, honoraria, fees, or other payments payable by Sihitech or e-Channels to any Person by reason of the ownership, use, license, sale, or disposition of any Intellectual Property used in connection with the Sihitech Business or e-Channels Business.

  (h)
  Infringement.    The Intellectual Property used in connection with the Sihitech Business or e-Channels Business does not infringe or misappropriate any Intellectual Property rights of any Person under the laws of any jurisdiction. To the best knowledge of the Vendors, no notice, claim or other communication (in writing or otherwise) has been received from any Person: (A) asserting any ownership interest in any material Intellectual Property used in connection with the Sihitech Business or e-Channels Business; (B) of any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property used in connection with the Sihitech Business or e-Channels Business, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by Sihitech or e-Channels or relating to the Intellectual Property used in connection with the Sihitech Business or e-Channels Business; or (C) suggesting or inviting Sihitech or e-Channels to take a license or otherwise obtain the right to use any Intellectual Property in connection with the Sihitech Business or e-Channels Business. To the best knowledge of the Vendors, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Intellectual Property used in connection with the Sihitech Business or e-Channels Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Sihitech or e-Channels.

  (i)
  Proceedings.    There are no current or, to the best of its knowledge, threatened Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any person before any Governmental Authority anywhere in the world related to any Intellectual Property used in connection with the Sihitech Business or e-Channels Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Sihitech or e-Channels.

        4.16    Title to and Condition of Assets.    Each of Sihitech and e-Channels has good and marketable title to all the properties and assets owned by it. Except as set forth in the Last Financial Statements, none of such properties and assets is subject to any Encumbrance, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

        4.17    Absence of Certain Changes.    Except as set forth in Schedule 4.17 or as agreed by CUAQ in advance and incurred in ordinary course of business and consistent with past practice, Sihitech or e-Channels has not and will not, since the Last Financial Statements Date:

  (a)
  issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

  (b)
  borrowed or agreed to borrow any funds exceeding $200,000 (or other currency equivalent) except current bank borrowings not in excess of the amount thereof shown on the Last Financial Statements;

  (c)
  incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $200,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

  (d)
  discharged or satisfied any encumbrance exceeding $200,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Last Financial Statements and liabilities incurred since the Last Financial Statements Date in the ordinary course of business and consistent with prior practice;

  (e)
  sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

  (f)
  received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $100,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, Material Adverse Effect;

  (g)
  had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have Material Adverse Effect;

  (h)
  transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

  (i)
  declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of any Sihitech or e-Channels, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of Sihitech or e-Channels, whether on account of debt, management fees or otherwise;

  (j)
  suffered any other material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

  (k)
  entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

        4.18    Employee Plans; Labor Matters.    Schedule 4.18 contains an accurate and complete list and description of all employee benefits, including, without limitation, pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which Sihitech or e-Channels is obligated to pay, including amounts and recipients of such payments. Except as disclosed on Schedule 4.18, each of Sihitech and e-Channels has complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits. All contributions or payments required to be made by Sihitech and e-Channels with respect to employee benefits have been made on or before their due dates. Except as disclosed in the Last Financial Statements, all such contributions and payments required to be made by any employees of Sihitech or e-Channels with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of Sihitech or e-Channels.

        4.19    Compliance with Law.    To the best of its knowledge, the Sihitech Business and e-Channels Business have been conducted, and are now being conducted, by Sihitech and e-Channels in compliance in all material respects with all applicable Laws. None of Sihitech, e-Channels, or any officers, directors and employees of Sihitech or e-Channels (i) is, and during the past five years was, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the Sihitech Business or e-Channels Business; and (ii) has received any notice from any Governmental Authority, and to the best of its knowledge, no Action is threatened which alleges that Sihitech or e-Channels has violated, or not complied with, any of the above.

        4.20    No Illegal or Improper Transactions.    Neither Sihitech nor e-Channels has offered, paid or agreed to pay to any Person or entity (including any governmental official) or solicited, received or agreed to receive from any such Person or entity, directly or indirectly, in any manner which is in violation of any applicable policy of Sihitech or e-Channels, ordinance, regulation or law, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for Sihitech or e-Channels, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

        4.21    Related Transactions.    Except as set forth in Schedule 4.21 and except for compensation to employees for services rendered, no current or former director, officer, employee or shareholder or any associate (as defined in the rules promulgated under the Exchange Act) of Sihitech or e-Channels is presently, or during the last three fiscal years has been, (a) a party to any transaction with Sihitech or e-Channels (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of Sihitech or e-Channels nor does any such Person receive income from any source other than Sihitech or e-Channels which relates to the business of, or should properly accrue to, Sihitech or e-Channels.

        4.22    Records.    The books of account, minute books, stock certificate books and stock transfer ledgers of Sihitech BVI, e-Channels BVI, Sihitech and e-Channels are complete and correct in all material respects, and there have been no material transactions involving Sihitech BVI, e-Channels BVI, Sihitech and e-Channels which are required to be set forth therein and which have not been so set forth.

        4.23    Insurance.    The Last Financial Statements set forth a complete list and complete and accurate description of all insurance policies maintained by Sihitech and e-Channels which are in force as of the date hereof and the amounts of coverage thereunder. During the past three years, Sihitech or e-Channels has not been refused insurance in connection with the Sihitech Business or e-Channels Business, nor has any claim in excess of US$10,000 been made in respect of any such agreements or policies, except as set forth in the Last Financial Statements. Such insurance are commercially reasonable for the companies in the information technology industry in the PRC.

        4.24    Litigation.    Except as set forth in Schedule 4.24, there are no Actions by any Governmental Authority or Person by or against Sihitech or e-Channels, nor to the best of its knowledge, any threatened Action by any Governmental Authority or Person against Sihitech or e-Channels. Neither Sihitech or e-Channels nor any of their property is subject to any Action by a Governmental Authority or Person which would cause a Material Adverse Effect.

        4.25    Settled Litigation.    Schedule 4.25 sets forth a description of all threatened, withdrawn, settled or litigated claims against Sihitech or e-Channels during the last three years.

        4.26    Disclosure of Information.    Each of the Vendors acknowledges that all of the SEC Reports (as defined below) were fully available to it, and it has reviewed and understood them. Each of the Vendors acknowledges that it has received all the information that it has required relating to CUAQ and CUAQ Sub. Each of the Vendors further represents that it has had an opportunity to ask questions and receive answers from CUAQ regarding the terms and conditions of its acquisition of the CUAQ Sub Stock.

        4.27    Regulation S Offering.    The Vendors represent that each of them is not a "U.S. Person" and they are not taking the securities to be delivered under this Agreement for the account or benefit of a U.S. Person. The Vendors represent that at the time of the offer they were and at the time of sale they will be outside of the territories of the United States. Each Vendor agrees that it will not resell any of the securities received under this Agreement except in compliance with Rule 905 of Regulation S (Regulation S), promulgated under the Securities Act, pursuant to a registration under the Securities Act or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act. The Vendors agree that they will not take any action to have the securities transferred into bearer form, regardless if the law of any state permits securities to be held in bearer form. Defined terms in this section have the meanings assigned to them in Regulation S.

        4.28    Restricted Securities.    Each of the Vendors understands that it will acquire securities under this Agreement that are characterized as "restricted securities" under the United States federal securities laws and with limitations imposed by Regulation S. Therefore, each of the Vendors understands that sales of such securities may only be sold in the United States, either privately or publicly, pursuant to applicable securities laws and rules and regulations thereunder, including without limitation, Regulation S, and exemptions from registration, or pursuant to an effective registration statement.

        4.29    Legends.    It is understood that the certificates evidencing the CUAQ Sub Stock may bear the legend set forth below in this section. The Vendors hereby consent to the inclusion of such legend on certificates of securities they receive hereunder and for the placement of stop orders against the transfer of such securities, which may be enforced by CUAQ Sub by instruction to its transfer agent or recourse to appropriate judicial authorities to prevent the registration of any transfer not in accordance with the provisions of this Agreement and the legend set forth below.

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT AND SUCH SALE, TRANSFER OR DISPOSITION IS IN COMPLIANCE WITH REGULATION S PROMULGATED UNDER THE ACT, TO THE EXTENT THEN APPLICABLE.

        4.30    No Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Vendors, Sihitech and/or e-Channels.

        4.31    Disclosure.    No representation or warranty by any Vendor contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to CUAQ pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

        4.32    Acquisition Entirely for Own Account.    The CUAQ Sub Stock to be acquired by each of the Vendors will be acquired for investment for such Vendor's own account and not with a view for the resale or distribution of any part thereof.

        4.33    Survival of Representations and Warranties.    The representations and warranties of each Vendor set forth in this Agreement shall survive the Closing for a period of two (2) years, except that the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 shall survive without limitation as to time and the representations and warranties set forth in Section 4.17 shall survive until the expiration of the statute of limitations with respect to each respective Tax.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CUAQ AND CUAQ SUB

        CUAQ and CUAQ Sub, jointly and severally, represent and warrant to the Vendors as follows:

        5.1    Organization.    CUAQ is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CUAQ Sub is a corporation duly organized, validly existing and in good standing under the laws of the BVI. Each of CUAQ and CUAQ Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

        5.2    Capitalization.

  (a)
  Capitalization.

  (i)
  The authorized capital stock of CUAQ includes 20,000,000 shares of common stock and 1,000,000 shares of preferred stock of which 4,200,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. There are 6,900,000 warrants outstanding to purchase up to 6,900,000 shares of common stock at a current exercise price of US$5.00 per share (the number and price subject to adjustment), expiring November 18, 2008, 150,000 unit purchase options exercisable at $9.90 to purchase 150,000 shares of common stock and 300,000 warrants, which if issued, may be exercised at US$6.25 to purchase 300,000 shares of common stock. Except as set forth on Schedule 5.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of CUAQ, whether or not such options, warrants or rights are currently exercisable. All the outstanding stock of CUAQ will be validly issued, fully paid and non-assessable.

  (ii)
  The authorized capital stock of CUAQ Sub as of the date hereof includes 60,000,000 Ordinary Shares and 1,000,000 Preferred Shares, of which 1 Ordinary Share is issued and outstanding, and no Preferred Shares are issued and outstanding. Except as set forth on Schedule 5.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of CUAQ Sub, whether or not such options, warrants or rights are currently exercisable. All the outstanding stock of CUAQ Sub as of the date hereof has been validly issued, fully paid and non-assessable. As of the effective date of the CUAQ Merger, the CUAQ Sub capitalization will be as follows: (A) 60,000,000 Ordinary Shares authorized, 8,084936 Ordinary Shares issued and outstanding and an addition of 1,443,384 Ordinary Shares tied to 2005 and 2006 performance for a total of 9,528,320 Ordinary Shares issued and outstanding if the condition of Sections 2.2(c)(ii)(a) and (b) of this Agreement are fully satisfied; (b) 1,000,000 Preferred Shares authorized, none outstanding; (C) 6,900,000 share purchase warrants outstanding to purchase up to 6,900,000 Ordinary Shares at an exercise price of US$5.00 per share (the number and price subject to adjustment), expiring November 18, 2008; and (D) 150,000 unit purchase options exercisable at $9.90 to purchase 150,000 Ordinary Shares and 300,000 share purchase warrants, which if issued, may be exercised at US$6.25 per share to purchase 300,000 Ordinary Shares, provided however, the forgoing does not take into account any other shares that may be issued or issuable under the terms of this Agreement in respect of the provisions of Sections 2.2(c)

      or 2.3, in connection with any employment arrangements contemplated by the Agreement, or the creation or issuance or commitment to issue any awards under a performance equity plan that may be approved by CUAQ.

    (iii)
    Upon the acquisition of Sihitech BVI and e-Channels BVI, CUAQ Sub Stock will be issued as set forth in this Agreement.

  (b)
  Disputes.    There are no disputes, arbitrations or litigation proceedings involving CUAQ or CUAQ Sub with respect to the common stock and outstanding warrants, options and other rights relating to the capital stock of CUAQ or CUAQ Sub.

  (c)
  Issuances.    Except for the issuance of common stock, warrants and options as set forth in the SEC Reports of CUAQ and the Registration Statement on Form S-1, SEC Registration Statement No. 333-117639, there have not been any issuances of capital securities or options, warrants or rights to acquire the Shares.

        5.3    Authority and Corporate Action; No Conflict.

  (a)
  Each of CUAQ and CUAQ Sub has all necessary corporate power and authority to enter into this Agreement and, subject to the requirement to obtain stockholder approval, to consummate the transactions contemplated hereby. Except for the actions required to complete CUAQ Merger, all board of directors' actions necessary to be taken by CUAQ and CUAQ Sub to authorize the execution, delivery and performance of this Agreement and all other agreements delivered in connection with this transaction have been duly and validly taken. This Agreement has been duly executed and delivered by CUAQ and CUAQ Sub and constitutes the valid, binding, and enforceable obligation of CUAQ and CUAQ Sub, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of stockholder approval.

  (b)
  Neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by CUAQ or CUAQ Sub nor (assuming receipt of stockholder approval) the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws of either of CUAQ or CUAQ Sub or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which CUAQ or CUAQ Sub is a party or by which CUAQ or CUAQ Sub (or any of the properties or assets of CUAQ or CUAQ Sub) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of CUAQ or CUAQ Sub; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which CUAQ or CUAQ Sub is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to CUAQ or CUAQ Sub.

        5.4    Consents and Approvals.    Other than the requirement to obtain stockholder approval, satisfy the requirements of Delaware and the British Virgin Islands applicable to CUAQ Merger, the execution and delivery of this Agreement by CUAQ or CUAQ Sub does not, and the performance of this Agreement will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement.

        5.5    Valid Issuance of CUAQ Sub Stock.    At the Closing, the CUAQ Sub Stock to be issued to the Vendors hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of CUAQ Sub in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

        5.6    Financial Statements.

  (a)
  The audited consolidated financial statements and the unaudited consolidated financial statements of CUAQ included in CUAQ's Annual Report on Form 10-KSB and its Quarterly Reports on Form 10-QSB that are referred to in Section 5.7 fairly present in conformity with U.S. GAAP applied on a consistent basis the financial position and assets and liabilities of CUAQ as of the dates thereof and CUAQ's results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statement, to normal, recurring year-end adjustments which were not or are not expected to be material in amount). The balance sheet of CUAQ as of September 30, 2005 that is included in such financial statements is referred to herein as CUAQ Balance Sheet.

  (b)
  Attached hereto as Schedule 5.6(b) is an unaudited, unreviewed balance sheet prepared by management of CUAQ as of a date within seven days prior to the date of this Agreement, prepared in accordance with U.S. GAAP, applied on a consistent basis with prior practice of CUAQ.

        5.7    SEC Reports.

  (a)
  CUAQ has delivered to Sihitech Holdingcos and e-Channels Holdingcos, or there have been available by public means (i) CUAQ's Annual Report on Form 10-KSB for the period ended December 31, 2004, (ii) CUAQ's Quarterly Reports on Form 10-QSB for the quarters ended March 30, 2005 and June 30, 2005 and September 30, 2005 (iii) CUAQ's prospectus, dated November 18, 2004 relating to its initial public offering of securities, and (iv) all other reports filed by CUAQ under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the SEC Reports).

  (b)
  As of its filing date or, if applicable, its effective date, each SEC Report complied in all material respects with the requirements of the Laws applicable to CUAQ for such SEC Report, including the Securities Act and the Exchange Act.

  (c)
  Each SEC Report as of its filing date and the prospectus referred to in clause (iii) of Section 5.7(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. CUAQ has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date, and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

        5.8    Trust Fund.    As of the date hereof CUAQ has, and at the Closing Date, CUAQ will have no less than $18,000,000 invested in Government Securities in a trust account with Morgan Stanley & Co., administered by Continental Stock Transfer & Trust Company, less such amounts, if any, as CUAQ is required to pay to stockholders who elect to have their shares redeemed in accordance with the provisions of CUAQ's Certificate of Incorporation.

        5.9    No Undisclosed Liabilities.    CUAQ and CUAQ Sub do not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on CUAQ Balance Sheet; and (b) those incurred since the date of the CUAQ Balance Sheet in the ordinary course of business and consistent with prior practice.

        5.10    Absence of Certain Changes.    As contemplated by this Agreement and those incurred in ordinary business consistent with past practice, neither CUAQ nor CUAQ Sub has since the date of CUAQ Balance Sheet:

  (a)
  except for any securities issued for the CUAQ Merger, issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

  (b)
  been removed from trading on the OTC-BB because of a breach or violation of any applicable laws, or received notice by any security supervisory agencies CUAQ due to a violation of exchange market rules or receive notice of termination or suspension in trading on the OTC-BB, except for suspensions for trading in normal situations.

  (c)
  borrowed or agreed to borrow any funds exceeding $200,000, except current bank borrowings not in excess of the amount thereof shown on the Balance Sheet;

  (d)
  incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $200,000, except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

  (e)
  discharged or satisfied any encumbrance exceeding $200,000 other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the CUAQ Balance Sheet and liabilities incurred since the date of the CUAQ Balance Sheet in the ordinary course of business and consistent with prior practice;

  (f)
  sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000, except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

  (g)
  received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss exceeding $100,000 (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a Material Adverse Effect;

  (h)
  had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a Material Adverse Effect;

  (i)
  suffered any other serious material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

  (j)
  entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (i)).

        5.11    Compliance with Law.    The business of CUAQ and CUAQ Sub, if any, has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws. Each of CUAQ and CUAQ Sub and its officers, directors and employees (i) are not, and during the periods of existence of CUAQ and CUAQ Sub were not, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the businesses of CUAQ and CUAQ Sub; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of CUAQ and CUAQ Sub none is threatened, alleging that either of CUAQ or CUAQ Sub has violated, or not complied with, any of the above.

        5.12    Litigation.    There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of CUAQ and CUAQ Sub, threatened against CUAQ or CUAQ Sub at law or in equity before any Governmental Authority. Neither CUAQ or CUAQ Sub nor any of their property is subject to any order, judgment, injunction or decree that would have a material adverse effect on the business or financial condition of CUAQ or CUAQ Sub.

        5.13    Records.    The books of account, minute books, stock certificate books and stock transfer ledgers of CUAQ and CUAQ Sub are complete and correct in all material respects, and there have been no material transactions involving CUAQ or CUAQ Sub which are required to be set forth therein and which have not been so set forth.

        5.14    Disclosure.    No representation or warranty by CUAQ or CUAQ Sub contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to Sihitech Holdingcos and e-Channels Holdingcos pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

        5.15    Survival of Representations and Warranties.    The representations and warranties of CUAQ and CUAQ Sub set forth in this Agreement shall survive the Closing for a period of two (2) years, except that the representations in Sections 5.1, 5.2 and 5.3 shall survive without limitation as to time.

ARTICLE VI
COVENANTS OF CUAQ AND CUAQ SUB

        6.1    Conduct of the Business.    Each of CUAQ and CUAQ Sub covenants and agrees that, from the date hereof through the Closing Date, except (i) in the context of an unsolicited, bona fide written proposal for a superior transaction or consummation of a superior transaction, (ii) as otherwise set forth in this Agreement or (iii) with the prior written consent of Sihitech Holdingcos and e-Channels Holdingcos, it shall:

  (a)
  conduct its business only in the ordinary course and in a manner consistent with the current practice of their business, except as required to reorganize for the purpose of CUAQ Merger, to preserve substantially intact the business organization of CUAQ and CUAQ Sub, to preserve its current relationships with customers and other persons with which they have had significant business relations and to comply with all Laws;

  (b)
  except as required to reorganize for the purpose of CUAQ Merger, not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of CUAQ or CUAQ Sub;

  (c)
  except as required to reorganize for the purpose of CUAQ Merger, not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of CUAQ or CUAQ Sub, other than consistent with past practices and in the ordinary course of business of CUAQ and CUAQ Sub;

  (d)
  except as required to reorganize for the purpose of CUAQ Merger, not issue any shares of capital stock of CUAQ or CUAQ Sub or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of CUAQ or CUAQ Sub or any options therefore or any securities convertible into or exchangeable for capital stock of CUAQ or CUAQ Sub or enter into any agreements in respect of the ownership or control of such capital stock;

  (e)
  not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of CUAQ or CUAQ Sub or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of CUAQ or CUAQ Sub;

  (f)
  not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of CUAQ or CUAQ Sub or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

  (g)
  except as required to reorganize for the purpose of CUAQ Merger, not amend the Certificate of Incorporation or By-laws or Memorandum and Articles of Association (or other organizational documents) of CUAQ or CUAQ Sub;

  (h)
  except as required to reorganize for the purpose of CUAQ Merger, not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

  (i)
  not make any payments outside the ordinary course of business; and

  (j)
  not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

        6.2    Stockholder Meeting.    CUAQ shall cause a meeting of its stockholders (the Stockholder Meeting) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the CUAQ Merger as required by CUAQ's certificate of incorporation. The directors of CUAQ shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with such meeting, CUAQ (a) will file with the SEC as promptly as practicable a proxy statement meeting the requirements of the Exchange Act (Proxy Statement) and all other proxy materials for such meeting, (b) upon receipt of approval from SEC, will mail to its stockholders the Proxy Statement and other proxy materials, (c) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, and (d) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution to the stockholders of CUAQ of the Proxy Statement, CUAQ will have received the Proxy Information.

        6.3    Fulfillment of Conditions.    From the date hereof to the Closing Date, each of CUAQ and CUAQ Sub shall use its best efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of CUAQ or CUAQ Sub in such manner that on the Closing Date the representations and warranties of CUAQ and CUAQ Sub contained herein shall be accurate as though then made).

        6.4    Disclosure of Certain Matters.    From the date hereof through the Closing Date, CUAQ and CUAQ Sub shall give Sihitech Holdingcos and e-Channels Holdingcos prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of CUAQ or CUAQ Sub contained herein to be inaccurate or otherwise misleading, (c) gives CUAQ or CUAQ Sub any reason to believe that any of the conditions set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of CUAQ or CUAQ Sub, or (e) would require any amendment or supplement to the Proxy Statement.

        6.5    Post-Closing Assurances.    CUAQ Sub, from time to time after the Closing, at the request of Sihitech Holdingcos or e-Channels Holdingcos, will take such other actions and execute and deliver such other documents, certifications and further assurances as Sihitech Holdingcos or e-Channels Holdingcos may reasonably require in order to manage and operate CUAQ Sub, including but not limited to executing such certificates as may be reasonably requested by Accountants in connection with any audit of the financial statements of CUAQ for any period through the Closing Date.

        6.6    Regulatory and Other Authorizations; Notices and Consents.

  (a)
  CUAQ and CUAQ Sub shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and will cooperate fully with Sihitech Holdingcos or e-Channels Holdingcos in promptly seeking to obtain all such authorizations, consents, orders and approvals.

  (b)
  CUAQ and CUAQ Sub shall promptly give such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as Sihitech Holdingcos or e-Channels Holdingcos may in their reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

        6.7    Books and Records.

  (a)
  On and after the Closing Date, CUAQ Sub will permit Sihitech Holdingcos and e-Channels Holdingcos and their Representatives, during normal business hours, to have access to and to examine and make copies of all books and records of CUAQ and CUAQ Sub or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to Sihitech Holdingcos or e-Channels Holdingcos in connection with preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which Sihitech Holdingcos or e-Channels Holdingcos is a party to the proceeding or in which they have a reasonable business interest.

  (b)
  CUAQ and CUAQ Sub will preserve and keep all books and records for a period of at least seven years from the Closing Date. After such seven year period, before CUAQ shall dispose of any such books and records, at least 90 days' prior written notice to such effect shall be given by CUAQ Sub to Sihitech Holdingcos and e-Channels Holdingcos who shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books or records as they may select.

        6.8    CUAQ Merger.    CUAQ and CUAQ Sub shall take all necessary actions and obtain all necessary approvals, including stockholders and governmental approvals, for CUAQ Merger before Closing. CUAQ shall cause CUAQ Sub to adopt the Plan of Merger, to effectuate the CUAQ Merger, to issue the CUAQ Sub Stock and to do all other things as are necessary for it to do as a constituent corporation to the CUAQ Merger.

        6.9    Listing on NASDAQ.    CUAQ Sub shall use its good faith best efforts to procure a listing of its stock and warrants on the Nasdaq Stock Market before December 31, 2006.

        6.10    Trust Fund.    On or before the Closing, CUAQ shall procure the liquidation of the Trust Account pursuant to the Trust Agreement and the aggregate amount of funds disbursed to the Vendors and CUAQ Sub shall not be lower than US$18,000,000 less such amounts, if any, as CUAQ is required to pay to stockholders who elect to have their shares redeemed in accordance with the provisions of CUAQ's certificate of incorporation.

ARTICLE VII
COVENANTS OF THE VENDORS

        7.1    Conduct of the Sihitech Business and e-Channels Business.    Each Vendor covenants and agrees that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement or with the prior written consent of CUAQ, they shall, and shall use their best efforts to cause Sihitech and e-Channels to:

  (a)
  conduct the Sihitech Business and e-Channels Business only in the ordinary course and in a manner consistent with the current practice of the Sihitech Business and e-Channels Business to preserve substantially intact the business organization, to keep available the services of the current employees, to preserve the current relationships of Sihitech and e-Channels with customers and other persons with which Sihitech and e-Channels have significant business relations and to comply with all Laws;

  (b)
  not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the Shares or the equity interest of Sihitech BVI, e-Channels BVI, Sihitech or e-Channels, or enter into any discussions or negotiations with any other party to do so;

  (c)
  not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of Sihitech BVI, e-Channels BVI, Sihitech or e-Channels, other than consistent with past practices and in the ordinary course of business or enter into any discussions or negotiations with any other party to do so;

  (d)
  not issue any shares of capital stock of Sihitech BVI or e-Channels BVI or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, or any options therefor or any securities convertible into or exchangeable for capital stock of Sihitech, e-Channels, Sihitech BVI or e-Channels BVI or enter into any agreements in respect of the ownership or control of such capital stock;

  (e)
  except for those specifically permitted in Sihitech SPA and e-Channels SPA, not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of Sihitech BVI, e-Channels BVI, Sihitech or e-Channels, or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices;

  (f)
  not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of Sihitech or e-Channels, or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for the renewal of any currently existing employment agreement, and those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

  (g)
  Except for amendments shown in Schedule 7.1(g), not to amend the Articles of Association (or other organizational documents) of Sihitech or e-Channels;

  (h)
  Each of Sihitech BVI, e-Channels BVI, Sihitech and e-Channels shall not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person, except for the purpose of facilitating the consummation of any transaction contemplated under the Transaction Documents and tax reasons;

  (i)
  Each of Sihitech BVI, e-Channels BVI, Sihitech and e-Channels shall not make any payments outside the ordinary course of business; and

  (j)
  Each of Sihitech BVI, e-Channels, Sihitech and e-Channels shall not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

        7.2    Access to Information.

  (a)
  Between the date of this Agreement and the Closing Date, during normal business hours, the Vendors will (i) permit CUAQ and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of Sihitech and e-Channels; (ii) permit CUAQ and its Representatives to make such inspections thereof as CUAQ may reasonably request; and (iii) furnish CUAQ and its Representatives with such financial and operating data (including, without limitation, the work papers of Accountants, subject to Accountant's consent) and other information with respect to Sihitech and e-Channels, and the Sihitech Business and e-Channels Business, as CUAQ may from time to time reasonably request, provided, however, that no activity conducted pursuant to this clause shall interfere with or disrupt the normal operation and ordinary course of business of Sihitech and e-Channels.

  b)
  Between the date of this Agreement and the Closing Date, during normal business hours, CUAQ shall be permitted to meet with and interview all employees of Sihitech or e-Channels, provided, however, that such interview shall not interfere with or disrupt the normal operation and ordinary course of business of Sihitech or e-Channels and its employees.

        7.3    Insurance.    Through the Closing Date, the Vendors shall cause each of Sihitech and e-Channels to maintain the same insurance policies as it has as of the date hereof.

        7.4    Protection of Confidential Information; Non-Competition.

  (a)
  Confidential Information.    Each Vendor acknowledges that:

  (i)
  As a result of transactions contemplated herein, they have obtained secret and confidential information concerning the Sihitech Business and e-Channels Business, including, without limitation, financial information, trade secrets and "know-how," customers, and certain methodologies (Confidential Information).

  (ii)
  CUAQ Sub will suffer substantial damage which will be difficult to compute if they should divulge Confidential Information or enter into a business competitive with that of Sihitech or e-Channels.

  (iii)
  The provisions of this Section are reasonable and necessary for the protection of the Sihitech Business and e-Channels Business.

  (b)
  Maintain Confidentiality.    Each Vendor agrees not to, at any time after the date hereof, divulge to any person or entity any Confidential Information obtained or learned as a result of its stock ownership of Sihitech BVI and e-Channels BVI who own Sihitech and e-Channels, except (i) with the express written consent of CUAQ on or before the Closing Date and of CUAQ Sub's Board of Directors thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If any Vendor shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, it will promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, CUAQ, and shall: (i) take all reasonably necessary steps required by CUAQ to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit CUAQ to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

  (c)
  Records.    At the Closing, each Vendor will promptly deliver to CUAQ all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Sihitech Business and e-Channels Business, and all property associated therewith, which they then possess or have under their control; provided, however, that they shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with Sihitech and e-Channels.

  (d)
  Non-Compete.    During the Non-Competition Period, neither the Vendors nor any shareholders thereof, without the prior written permission of CUAQ, shall, anywhere in the mainland of the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Sihitech, e-Channels or any other subsidiary of CUAQ in the six-month period prior to the date that all relationships of such person terminates with Sihitech, e-Channels or any other subsidiary of CUAQ; or (v) solicit, interfere with, or endeavor to entice away from Sihitech, e-Channels or any other subsidiary of CUAQ, for the benefit of a Competitive Business, any of its customers or other persons with whom Sihitech, e-Channels or any other subsidiary of CUAQ has a business relationship. However, nothing in this Agreement shall preclude them from investing their personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

  (e)
  Injunctive Relief.    If any Vendor breaches, or threatens to breach, any of the provisions of Sections 6.4 (b), (c) or (d), Sihitech, e-Channels and CUAQ shall have the right and remedy to have the provisions of this Section 6.4 specifically enforced by any Governmental Authority, it being acknowledged and agreed by each Vendor that any such breach or threatened breach will cause irreparable injury to Sihitech, e-Channels and CUAQ and that money damages will not provide an adequate remedy.

  (f)
  Modification of Scope.    If any provision of Sections 6.4 (b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

  (g)
  Competitive Business.    As used in this Agreement,

  (i)
  Competitive Business means any business which operates in any aspect of the Sihitech Business and the e-Channels Business; and

  (ii)
  Non-Competition Period means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

        7.5    Post-Closing Assurances.    Each Vendor, from time to time after the Closing, at CUAQ's request, will take such other actions and execute and deliver such other documents, certifications and further assurances as CUAQ may reasonably require in order to manage and operate Sihitech and e-Channels, including but not limited to executing such certificates as may be reasonably requested by CUAQ's accountants in connection with any audit of the financial statements of Sihitech and/or e-Channels for any period through the Closing Date.

        7.6    No Other Negotiations.    Until the earlier of the Closing or the termination of this Agreement, neither Sihitech, e-Channels, Sihitech Holdingcos or e-Channels Holdingcos shall (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of Sihitech, e-Channels, Sihitech BVI or e-Channels BVI, or of any part of the assets of Sihitech, e-Channels, Sihitech BVI or e-Channels BVI, or the Sihitech Business or e-Channels Business (in whole or in part), nor shall any of Sihitech, e-Channels, Sihitech Holdingcos or e-Channels Holdingcos provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. The Vendors shall, and shall cause Sihitech or e-Channels, immediately notify CUAQ of any such inquiries or proposals or requests for information.

        7.7    No Securities Transactions.    No Vendor, Sihitech, e-Channels, Sihitech BVI or e-Channels BVI nor any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of CUAQ prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Each of the Vendors shall use its best efforts to require each of its officers, directors, employees, agents and Representatives and those of Sihitech and e-Channels to comply with the foregoing requirement.

        7.8    Fulfillment of Conditions.    The Vendors shall use their best efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the Sihitech Business and e-Channels Business in such manner that on the Closing Date the representations and warranties of each Vendor contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

        7.9    Disclosure of Certain Matters.    From the date hereof through the Closing Date, each Vendor shall give CUAQ prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Vendors contained herein to be inaccurate or otherwise misleading, (c) gives any Vendor any reason to believe that any of the conditions set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Sihitech or e-Channels or (e) would require any amendment or supplement to the Proxy Statement.

        7.10    Regulatory and Other Authorizations; Notices and Consents.

  (a)
  The Vendors shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with CUAQ in promptly seeking to obtain all such authorizations, consents, orders and approvals.

  (b)
  Each Vendor shall promptly give such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as CUAQ may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

  (c)
  CUAQ shall cooperate and use all reasonable efforts to assist each Vendor in giving such notices and obtaining such consents and estoppel certificates; provided, however, that CUAQ shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which CUAQ in its sole discretion may deem adverse to the interests of CUAQ, the Sihitech Business or e-Channels Business.

        7.11    Use of Intellectual Property.    Each Vendor acknowledges that from and after the Closing, all the Intellectual Property of any kind related to or used in connection with the Sihitech Business and e-Channels Business shall be owned by Sihitech and e-Channels respectively, that no Vendor nor any of their affiliates shall have any rights in the Intellectual Property and that no Vendor nor any of their affiliates will contest the ownership or validity of any rights of Sihitech and e-Channels in or to the Intellectual Property.

        7.12    Related Tax.    Each Vendor covenants and agrees to pay any tax and duties assessed on the part of such Vendor required by any Governmental Authority.

        7.13    Proxy Information.    As a condition to CUAQ calling and holding the Stockholder Meeting (as hereinafter defined), the Vendors will furnish to CUAQ such information as is reasonably required by CUAQ for the preparation of the Proxy Statement (as hereinafter defined) in accordance with the requirements of SEC, including full and accurate descriptions of the Sihitech Business and e-Channels Business, material agreements affecting Sihitech, the Sihitech Business, e-Channels and e-Channels Business, the Vendors and the audited consolidated financial statements of Sihitech and e-Channels for each of the three years ended December 31, 2004, which financial statements will include a balance sheet, statement of operations and statement of cash flows, prepared in accordance with U.S. GAAP, together with the Last Financial Statements, as required by the rules and regulations of SEC for combination proxy statement disclosure (collectively, Proxy Information). The Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Information not misleading at the time of distribution by CUAQ and at the Closing, and the Vendors agree to promptly notify CUAQ of any material changes to the previously provided Proxy Information.

        7.14    Interim Financial Information.    From the date of this Agreement until the Closing, the Vendors shall provide to CUAQ a copy of the monthly internal management report of financial figures concerning Sihitech and e-Channels. The above interim financial information shall be delivered to CUAQ within twenty-five (25) days after the end of each calendar month. Sihitech and e-Channels shall prepare the above financial information in good faith.

        7.15    Regulatory Approvals of the PRC.    The Vendors shall use their best efforts to

  (i)
  submit applications for approval of Sihitech SPA and e-Channels SPA to the Governmental Authority and any other government authority of the PRC whose approval is required; and

  (ii)
  obtain new business licenses of Sihitech and e-Channels.

ARTICLE VIII
ADDITIONAL COVENANTS OF THE PARTIES

        8.1    Other Information.    If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of CUAQ or CUAQ Sub it is necessary that a Party be furnished with additional information relating to CUAQ and CUAQ Sub, and such information is in the possession of any other Party(ies), such Party(ies) agree(s) to use its/their best efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party being furnished such information.

        8.2    Further Action.    Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

        8.3    Schedules.    The Parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the Parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date.

        8.4    Confidentiality.    Sihitech Holdingcos and e-Channels Holdingcos, on the one hand, and CUAQ Sub on the other hand, on and after the Closing Date, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Parties furnished it by such other Parties or their Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

        8.5    Public Announcements.    From the date of this Agreement until Closing or termination, CUAQ, CUAQ Sub, and the Vendors shall, and the Vendors shall cause Sihitech, e-Channels, Sihitech BVI and e-Channels BVI to, cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of CUAQ and CUAQ Sub, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

        8.6    Board Matters.    (a) as promptly as possible following the date hereof, CUAQ and CUAQ Sub shall take all actions necessary to ensure that: the board of directors of CUAQ Sub following Closing (the Board) shall consist of nine (9) directors.

  (b)
  The Parties agree that for a period of three years, they and any persons over which they have influence, shall use their best efforts to nominate and elect the following persons as directors: three (3) persons designated by Sihitech Holdingcos; one (1) person designated by e-Channels Holdingcos; two (2) current management members of CUAQ; and three (3) independent directors each designated by Sihitech Holdingcos, e-Channels Holdingcos and CUAQ, respectively, and agreed to by the other two Parties. In addition, the Parties agree to use their best effort to cause the board of directors of CUAQ Sub to comply with the requirement for an independent board of directors as specified by the NASDAQ rules and regulations.

        8.7    Requirements for Specific Board Actions.    The Parties agree during the first three (3) years after Closing, the following proposed actions shall require at least two thirds affirmative votes by the Board: (A) any debt financing with an amount of more than US$3,000,000 or any debt financing not in the ordinary course of business; (B) distribution and sales of assets of CUAQ Sub with a value of more than US$500,000 and not in the ordinary course of business; (C) any financing activities, including, but not limited to, secondary offerings and any activities that may cause the dilutions of the then existing stockholders, with offering price below the market price of the stock of CUAQ; (D) change of the business focus; (E) merger or consolidation with, or sale or disposition of all or substantially all of its assets to, or acquisition of all or substantially all the assets of, any Person; (F) approval of annual budget planning and any capital expenditure outside the annual budget and in an amount of more than US$2,000,000; (G) nomination of the following officers: chairman, chief executive officer, chief operation officer, and chief financial officer.

        8.8    Transfer Restriction.    Sihitech Holdingcos and e-Channels Holdingcos shall not publicly offer, sell, transfer or otherwise dispose of any CUAQ Sub Stock on any national stock exchanges of the United States, from the Closing Date until the first anniversary of such Closing Date, without the prior written consent of the Board of Directors of CUAQ Sub.

        8.9    Registration Rights Agreement.    At the Closing, the Parties shall enter into a registration rights agreement, containing customary terms and conditions, including customary demand and piggyback registration rights and indemnities, provided, however, that the registration rights agreement shall provide that no registration statement shall be filed with SEC before the first anniversary of the Closing.

        8.10    Voting Agreement.    At Closing, Sihitech Holdingcos, e-Channels Holdingcos, Chih Cheung and James Li shall have entered into a voting agreement, setting forth that they will vote all the capital stock of CUAQ over which they have direct or beneficial ownership and right to nominate and vote in favor of the board structure contained in Section 8.6 for a period of three years.

ARTICLE IX
CONDITIONS

        9.1    Conditions to Each Party's Obligations.    The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

  (a)
  Approval by CUAQ.    This Agreement and the transactions contemplated hereby shall have been approved by the common stockholders of CUAQ in accordance with CUAQ's certificate of incorporation and the aggregate number of shares of CUAQ common stock held by stockholders of CUAQ, other than the initial stockholders of CUAQ, who exercise their right to convert the shares of common stock of CUAQ owned by them into cash in accordance with

    CUAQ's certificate of incorporation shall not constitute 20% or more of the number of shares of CUAQ's common stock outstanding as of the date of this Agreement and owned by Persons other than the initial stockholders of CUAQ.

  (b)
  Litigation.    No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any governmental authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the issuance of the CUAQ Sub Stock, or (b) the Stockholders Meeting and use of the Proxy Statement by CUAQ.

  (c)
  Transaction Documents.    Each of the Transaction Documents shall have been executed by the parties thereto and delivered to each Party.

  (d)
  Regulatory Approvals.    Any Governmental Authority whose approval or consent is required shall have unconditionally approved the acquisition of 100% equity interest in Sihitech by Sihitech BVI in accordance with the Sihitech SPA, and the acquisition of 100% equity interest in e-Channels by e-Channels BVI in accordance with the e-Channels SPA, and CUAQ shall have received written confirmation thereof.

  (e)
  Business Licenses.    Each of Sihitech and e-Channels has been converted into a company wholly owned by Sihitech BVI and e-Channels BVI respectively for PRC regulatory purposes and has received a business license therefor.

        9.2    Conditions to Obligations of Sihitech Holdingcos and e-Channels Holdingcos.    The obligations of Sihitech Holdingcos and e-Channels Holdingcos to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

  (a)
  Deliveries.    Sihitech Holdingcos and e-Channels Holdingcos shall have received the CUAQ Sub Stock and such other documents, certificates and instruments as may be reasonably requested by Sihitech Holdingcos and e-Channels Holdingcos. CUAQ Sub shall have delivered to the Vendors reasonable evidence of the completion of CUAQ Merger.

  (b)
  Representations and Warranties; Covenants.    Without supplementation after the date of this Agreement, the representations and warranties of CUAQ and CUAQ Sub contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by CUAQ and CUAQ Sub on or before the Closing shall have been materially complied with, and CUAQ and CUAQ Sub shall have delivered a certificate signed by a duly authorized officer thereof to such effect.

  (c)
  Consents.    CUAQ and CUAQ Sub shall have obtained and delivered to Sihitech Holdingcos and e-Channels Holdingcos consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

  (d)
  Performance of Agreements.    All covenants, agreements and obligations required by the terms of this Agreement to be performed by CUAQ at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

  (e)
  No Adverse Changes.    At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of CUAQ and CUAQ Sub from that shown in CUAQ

    Balance Sheet and related statements of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which would have had a Material Adverse Effect on the operations, financial condition or prospects of CUAQ or CUAQ Sub.

  (f)
  Necessary Proceedings.    All proceedings, corporate or otherwise, to be taken by CUAQ and CUAQ Sub in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by CUAQ as of the Closing, shall have been delivered to Sihitech Holdingcos and e-Channels Holdingcos.

  (g)
  Resignations.    Effective as of the Closing, the directors and the officers of CUAQ or CUAQ Sub will have resigned and that they have no claim for employment compensation in any form from CUAQ or CUAQ Sub.

  (h)
  Employment and Option Agreements.    CUAQ will have entered into, effective as of the Closing, the employment agreements provided for in Section 3.3(C) of this Agreement.

  (i)
  Legal Opinion.    The Vendors shall have received from legal counsels to CUAQ and CUAQ Sub, legal opinions dated as of the Closing Date, in substantial form as set forth in Schedule 9.2(i) hereto.

  (j)
  Supplemental Disclosure.    If CUAQ or CUAQ Sub shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 8.3 in any material respect, the Vendors may give notice to CUAQ that as a result of information provided to the Vendors in connection with any or all of such amendments or supplements, the Vendors have determined not to proceed with the consummation of the transactions contemplated hereby.

  (k)
  Trustee Notice.    CUAQ, simultaneously with the Closing, will deliver to the Trustee of the Trust Account of CUAQ a termination letter pursuant to the Trust Agreement to liquidate such Trust Account and disburse the funds therein to the Vendors or their designees and to CUAQ.

        9.3    Conditions to Obligations of CUAQ.    The obligations of CUAQ to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

  (a)
  Ownership.    Sihitech BVI and e-Channels BVI shall, for the regulatory purposes of the PRC, have become the registered and beneficial owners of the entire equity interest of Sihitech and e-Channels, respectively, free and clear of all Encumbrance.

  (b)
  Deliveries.    The Vendors shall have delivered the confirmations of release of payments of the Cash Amount specified in Section 2.2 if the minimum asset requirements contained in Section 9.3(i) below is not satisfied, and CUAQ Sub shall have received the same and such other documents, certificates and instruments as may be reasonably requested by CUAQ.

  (c)
  Representations and Warranties; Covenants.    Without supplementation after the date of this Agreement, the representations and warranties of each Vendor contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by Sihitech, e-Channels and each Vendor on or before the Closing shall have been materially complied with, and CUAQ shall have received a certificate of each Vendor to such effect;

  (d)
  Consents.    Each Vendor shall have obtained and delivered to CUAQ consents of all third parties required by the Contracts and Permits set forth in Schedule 4.4 and as required and appropriate for the consummation of the transactions contemplated by this Agreement;

  (e)
  Performance of Agreements.    All covenants, agreements and obligations required by the terms of this Agreement to be performed by each Vendor at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

  (f)
  No Adverse Change.    At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of Sihitech or the Sihitech Business, or e-Channels or the e-Channels Business, from that shown or reflected in the Last Financial Statements and as described in the Proxy Statement. Between the date of this Agreement and the Closing Date, there shall not have occurred any event which, in the reasonable opinion of CUAQ, would have a Material Adverse Effect on the operations, financial condition or prospects of Sihitech or the Sihitech Business, or e-Channels or the e-Channels Business;

  (g)
  Necessary Proceedings.    All proceedings, corporate or otherwise, to be taken by Sihitech Holdingcos and e-Channels Holdingcos in connection with the consummation of the transactions contemplated by this Agreement, including without limitation any and all regulatory approvals required by any Governmental Authority of the PRC for the formation of any and all of Sihitech Holdingcos, e-Channels Holdingcos, Sihitech BVI and e-Channels BVI, shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by Sihitech Holdingcos and e-Channels Holdingcos, as appropriate, as of the Closing, shall have been delivered to CUAQ.

  (h)
  Legal Opinion.    CUAQ and CUAQ Sub shall have received from the legal counsel to the Vendors and selling shareholders under the Sihitech SPA and e-Channels SPA, a legal opinion dated as of the Closing Date, in substantial form as set forth in Schedule 9.3(G) hereto.

  (i)
  Minimum Assets.    At the Closing, the Vendors will certify to CUAQ that on a consolidated basis, immediately prior to Closing, Sihitech BVI and e-Channels BVI will have US$4 million cash and only have short- and long-term debt arising in the ordinary course.

ARTICLE X
INDEMNIFICATION

        10.1    Indemnification by Sihitech Holdingcos and e-Channels Holdingcos.    Subject to the limitations set forth in Section 10.4, each of Sihitech Holdingcos and e-Channels Holdingcos shall indemnify and hold harmless CUAQ and CUAQ Sub from and against, and shall reimburse CUAQ or CUAQ Sub for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants by Sihitech Holdingcos or e-Channels Holdingcos contained herein. Indemnification pursuant to this Section 10.1 shall be the sole remedy of CUAQ and CUAQ Sub with respect to any breach of the representations and warranties or covenants by Sihitech Holdingcos and e-Channels Holdingcos. Each of Sihitech Holdingcos and e-Channels Holdingcos shall give prompt written notice to CUAQ and CUAQ Sub of any Third Party Claims or other facts and circumstances known to them which may entitle CUAQ or CUAQ Sub to indemnification under this Section 10.1.

        10.2    Indemnification by CUAQ Directors.    Subject to the limitations set forth in Section 10.4, the current Board members of CUAQ, namely Chih Cheung, James Li and James Preissler (the CUAQ Directors), shall, jointly and severally, indemnify and hold harmless each of Sihitech Holdingcos and e-Channels Holdingcos from and against, and shall reimburse each of Sihitech Holdingcos and e-Channels Holdingcos for, any Damages which may be sustained, suffered or incurred by Sihitech

Holdingcos or e-Channels Holdingcos, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of CUAQ or CUAQ Sub's representations or warranties or covenants contained in this Agreement. CUAQ or CUAQ Sub shall give each of Sihitech Holdingcos and e-Channels Holdingcos prompt written notice of any Third Party Claims or other facts and circumstances known to it which may entitle them to indemnification under this Section 10.2.

        10.3    Notice, Etc.    A Party required to make an indemnification payment pursuant to this Agreement (Indemnifying Party) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (Indemnified Party) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in the penultimate sentence of this Section, the compromise or settlement thereof) at its own cost and expense. If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party's counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election. The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement will not result in or have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

        10.4    Limitations.

  (a)
  Neither Sihitech Holdingcos nor e-Channels Holdingcos shall be required to indemnify CUAQ under Section 10.1 unless the aggregate of all amounts for which indemnity would otherwise be due against them exceeds US$10,000. Claims may be asserted once the damages exceed US$10,000, and in no event the aggregate indemnification amount shall exceed the value of the Purchase Consideration.

  (b)
  The CUAQ Directors shall not be required to indemnify either Sihitech Holdingcos or e-Channels Holdingcos under Section 10.2 unless the aggregate of all amounts for which indemnity would otherwise be due against them exceeds US$10,000. Claims may be asserted once the damages exceed US$10,000, and in no event the aggregate indemnification amount shall exceed the value of the Purchase Consideration.

  (c)
  If a Third Party Claim subject to indemnification by either of Sihitech Holdingcos and e-Channels Holdingcos is brought against Sihitech Holdingcos and e-Channels Holdingcos, and either of Sihitech Holdingcos and e-Channels Holdingcos prevails in the defense thereof, Sihitech Holdingcos and e-Channels Holdingcos shall not be required to indemnify CUAQ with respect to the costs of such defense, including attorneys' fees.

  (d)
  In no event shall a claim for indemnification be made after the second anniversary of the Closing Date.

        10.5    Adjustment to Purchase Consideration; Setoff.

  (a)
  Purchase Price.    Any indemnification payments made pursuant to Sections 10.1 and 10.2 shall be deemed to be an adjustment to the Purchase Consideration. To the extent that any Vendor is obligated to indemnify CUAQ or CUAQ Sub under the provisions of this Article X for Damages reduced to a monetary amount, CUAQ or CUAQ Sub shall have the right to adjust any amount due and owing or to be due and owing under any agreement with the Vendors, whether under this Agreement or any other agreement between the Vendors and any of CUAQ or CUAQ Sub's affiliates, subsidiaries or controlled persons or entities. To the extent that CUAQ or CUAQ Sub is obligated to indemnify any Vendor after Closing under the provisions of this Article X for Damages reduced to a monetary amount, any Vendor after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with CUAQ or CUAQ Sub, whether under this Agreement or any other agreement between the Vendors and any of CUAQ or CUAQ Sub's affiliates, subsidiaries or controlled persons or entities.

  (b)
  Holdback Amount.    Notwithstanding the foregoing, CUAQ or CUAQ Sub may apply all or a portion of the Holdback Amount to satisfy any Claim for indemnification pursuant to this Article X. CUAQ or CUAQ Sub will hold the Holdback Amount until final resolution of the Claim or dispute. The Holdback Amount is security for the indemnification obligations of the Vendors and is not a limitation on the Damages recoverable or liquidated damages and such security does not limit any other right of set off or recovery under this Agreement or at law, whether pursuant to this Agreement or any other agreement of the Vendors.

        10.6    Claims on behalf or in right of CUAQ or CUAQ Sub.    Pursuant to the provisions of this Article X, if any Claim for indemnification is to be brought against Sihitech Holdingcos and e-Channels Holdingcos on behalf of or by right of CUAQ or CUAQ Sub, such claims will be determined by the Independent Committee of the Board of Directors. Any settlement of a Claim for indemnification brought on behalf of or by right of CUAQ or CUAQ Sub shall be determined and approved by the Independent Committee of the Board of Directors. The Independent Committee of the Board of Directors of CUAQ or CUAQ Sub will consist of two persons, none of which are officers or employees of CUAQ or CUAQ Sub or any of their operating subsidiary companies or are direct or beneficial owners of 5% or more of the voting capital stock of CUAQ or CUAQ Sub. For a period of not less than one year after the Closing or until final resolution of Claims under this Article X brought by or by right of CUAQ or CUAQ Sub, the board of directors of CUAQ or CUAQ Sub will maintain a sufficient number of directors such that it will be able to maintain the Independent Committee.

        10.7    No Multiple Indemnifications.    The Parties agree that, in the event of a breach of any representations, warranties or covenants by any party in Sihitech SPA, e-Channels SPA or this Agreement and sufficient indemnification has been provided for thereunder, the indemnified party shall, or shall cause its affiliates, not seek any additional indemnification for the same breach under any other agreements.

ARTICLE XI
TERMINATION AND ABANDONMENT

        11.1    Methods of Termination.    The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

  (a)
  by mutual written consent of CUAQ and the Vendors;

  (b)
  (i) by CUAQ if any Vendor amends or supplements any Vendor schedule hereto and such amendment or supplement reflects a material adverse change in the condition (financial or other), operations or prospects of Sihitech or the Sihitech Business, or e-Channels or the e-Channels Business as a whole or in part, after the date hereof, or (ii) by Vendors if CUAQ amends or supplements any CUAQ Schedule hereto and such amendment or supplement reflects a material adverse change in the condition (financial or other) or operations of CUAQ.

  (c)
  by either CUAQ or the Vendors jointly, if the Closing has not occurred by May 31, 2006 (or such other date as may be extended from time to time by written agreement of Parties); provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement;

  (d)
  by the Vendors, (i) if CUAQ shall have breached any of its covenants herein in any respect or (ii) if the representations and warranties of CUAQ contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, CUAQ has not cured such breach within 10 Business Days of the Vendor's notice of an intent to terminate;

  (e)
  by CUAQ, (i) if any Vendor shall have breached any of the covenants herein in any respect or (ii) if the representations and warranties of any Vendor contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, the Vendors have not cured such breach within 10 Business Days of CUAQ's notice of an intent to terminate;

  (f)
  by Vendors, jointly, if the Board of Directors of CUAQ (or any committee thereof) shall have failed to recommend or withdrawn or modified in a manner adverse to the Vendors its approval or recommendation of this Agreement and any of the transactions contemplated hereby;

  (g)
  by CUAQ if the Board of Directors of CUAQ shall have determined in good faith, based upon the advice of outside legal counsel, that the failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction;

  (h)
  by either CUAQ or Vendors, if, at CUAQ's Stockholder Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of CUAQ's common stock required under its certificate of incorporation, or 20% or more of the number of shares of CUAQ's common stock outstanding as of the date of the record date of the stockholders meeting held by Persons other than the Initial Stockholders exercise their rights to convert the shares of CUAQ's common stock held by them into cash in accordance with CUAQ's certificate of incorporation.

        11.2    Effect of Termination.

  (a)
  In the event of termination and/or abandonment by CUAQ or by Vendors, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 11.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

  (b)
  Consequence of Termination.    If the transactions contemplated by this Agreement are terminated, rescinded and/or abandoned as provided herein:

  (i)
  each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

  (ii)
  all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 8.4 hereof, which shall survive such termination or abandonment.

  (c)
  Termination Recovery and Fee.    If this Agreement is terminated by CUAQ under Section 11.1(b)(i) or (e), then CUAQ will be entitled to US$200,000 due and payable from the Vendors, on a joint and several basis, immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that CUAQ may have against the other parties to this Agreement for such breach. If this Agreement is terminated by any of the Vendors under Section 11.1(b)(ii), (d) or (f), then the Vendors will jointly be entitled to $200,000 due and payable from the CUAQ Directors Chih Cheung, James Li and James Preissler, on a joint and several basis, immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that Vendors may have against the other parties to this Agreement for such breach.

        11.3    No Claim Against Trust Fund.    It is understood by Sihitech Holdingcos and e-Channels Holdingcos that in the event of any breach of this Agreement by CUAQ, that they have no right to Damages, including the termination fees set forth in Section 11.2(c) from CUAQ. In addition, Sihitech Holdingcos and e-Channels Holdingcos agree that they have no right to any amount held in the trust fund and they will not make any claim against CUAQ that would adversely affect the business, operations or prospects of CUAQ or the amount of the funds held in the trust fund.

ARTICLE XII
GENERAL PROVISIONS

        12.1    Expenses.    Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

        12.2    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

  SIHITECH HOLDINGCOS AND E-CHANNELS HOLDINGCOS:

SIHITECH COMPANY LIMITED
Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands
Fax:	+86 10 6442 1210
For the attention of:	Peter Li
MEGA CAPITAL GROUP SERVICES LIMITED
Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands
Fax:	+86 10 6442 1210
For the attention of:	Peter Li
PROFIT LOYAL CONSULTANTS LIMITED
Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands
Fax:	+86 10 6442 1210
For the attention of:	Peter Li
ELITE CONCORD INTERNATIONAL LIMITED
Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands
Fax:	+86 10 6296 7456
For the attention of:	ZENG Shuo
CHINA CENTURY HOLDINGS GROUP LIMITED
Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands
Fax:	+86 10 6296 7456
For the attention of:	ZENG Shuo
SHINNING GROWTH INVESTMENT GROUP LIMITED
Address:	TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands
Fax:	+86 10 6296 7456
For the attention of:	ZENG Shuo

  CUAQ:

China Unistone Acquisition Corp.
Address:	c/o Suite 1208, Grand Gateway Tower One, 1 Hongqiao Road, Shanghai 200030, the PRC
Fax:	+86 21 6113 8580
For the attention of:	James Li

  CUAQ Sub:

Yucheng Technologies Limited
Address:	Room 1708, Dominion Centre 43-59 Queen's Road East, Wanchai, Hong Kong S.A.R.
Fax:	+86 21 6113 8580
For the attention of:	James Li

        Chih Cheung

Address:	c/o Suite 1208, Grand Gateway Tower One, 1 Hongqiao Road, Shanghai 200030, the PRC
Fax:	+86 21 6113 8580

        James Li

Address:	c/o Suite 1208, Grand Gateway Tower One, 1 Hongqiao Road, Shanghai 200030, the PRC
Fax:	+86 21 6113 8580

        James Preissler

Address:	c/o Suite 1208, Grand Gateway Tower One, 1 Hongqiao Road, Shanghai 200030, the PRC
Fax:	+86 21 6113 8580

        12.3    Amendment.    This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

        12.4    Waiver.    At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

        12.5    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        12.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        12.7    Entire Agreement.    This Agreement and the Schedules and Exhibits hereto, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

        12.8    Benefit.    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

        12.9    Governing Law.    This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

        12.10    Arbitration.

        12.10.1        All disputes, controversies or claims arising out of or in connection with this Agreement, including the breach, termination or invalidity of this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with those Rules.

        12.10.2        The seat of the arbitration shall be Singapore.

        12.10.3        The language of the arbitration shall be English.

        12.11    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

        12.12    Joint and Several.    (a) Sihitech Holdingcos may only exercise any and all of the rights granted to Sihitech Holdingcos hereunder jointly and shall be liable for any and all of the obligations of Sihitech Holdingcos on a joint and several basis.

  (b)
  e-Channels Holdingcos may only exercise any and all of the rights granted to e-Channels Holdingcos hereunder jointly and shall be liable for any and all of the obligations of e-Channels Holdingcos on a joint and several basis.

        12.14.    Language.    This Agreement shall be signed in both English and Chinese. If there is any conflict between the two language versions, the English version shall prevail.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

For and on behalf of Sihitech Company Limited		For and on behalf of Elite Concord International Limited
By:	/s/ HONG WEIDONG	By:	/s/ ZENG SHUO
Name: Hong Weidong		Name: Zeng Shuo
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of Mega Capital Group Services Limited		For and on behalf of China Century Holdings Group Limited
By:	/s/ WANG YAN MEI	By:	/s/ ZHONG MINGCHANG
Name: Wang Yan Mei		Name: Zhong Mingchang
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of Profit Loyal Consultants Limited		For and on behalf of Shinning Growth Investment Group Limited
By:	/s/ MA GE HUA	By:	/s/ WANG YI
Name: Ma Ge Hua		Name: Wang Yi
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of China Unistone Acquisition Corp.		For and on behalf of Yucheng Technologies Limited
By:	/s/ CHIH CHEUNG	By:	/s/ CHI CHEUNG
Name:		Name:
Title:		Title:
/s/ CHIH CHEUNG Chih Cheung		/s/ JAMES LI James Li
/s/ JAMES PREISSLER James Preissler

AN AMENDMENT AGREEMENT is made on June 29, 2006

AMONG

(1)
SIHITECH COMPANY LIMITED, a company with limited liability established and existing pursuant to the laws of the British Virgin Islands (BVI) whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(2)
MEGA CAPITAL GROUP SERVICES LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(3)
PROFIT LOYAL CONSULTANTS LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(4)
ELITE CONCORD INTERNATION LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(5)
CHINA CENTURY HOLDINGS GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(6)
SHINING GROUTH INVESTMENT GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands; and

(7)
CHINA UNISTONE ACQUISITION CORP., a company incorporated under the laws of the State of Delaware of the United States; and

(8)
YUCHENG TECHNOLOGIES LIMITED, a wholly owned subsidiary of CUAQ and a company incorporated under the laws of the BVI whose registered office is at Room 1708, Dominion Centre 43-59 Queen's Road East, Wanchai, Hong Kong S.A.R.

(9)
CHIH CHEUNG

(10)
JAMES LI

(11)
JAMES PREISSLER

WHEREAS

        The Parties have signed an agreement for sale and purchase of shares of Ahead Billion Venture Limited and Port Wing Development Company Limited as of December 20, 2005 (the SPA).

IT IS AGREED as follows:

        1    The Parties agree that Section 11.1(c) of the SPA shall be amended to read as follows:

        "(c) by either CUAQ or the Vendors jointly, if the Closing has not occurred by November 24, 2006 (or such other date as may be extended from time to time by written agreement of Parties); provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement;"

        2    The Parties agree that except as amended hereby, the provisions of the SPA are confirmed and shall remain unchanged and shall continue in full force and effect.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

For and on behalf of Sihitech Company Limited		For and on behalf of Elite Concord International Limited
By:	/s/ HONG WEIDONG	By:	/s/ ZENG SHUO
Name: Hong Weidong		Name: Zeng Shuo
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of Mega Capital Group Services Limited		For and on behalf of China Century Holdings Group Limited
By:	/s/ WANG YAN MEI	By:	/s/ ZHONG MINGCHANG
Name: Wang Yan Mei		Name: Zhong Mingchang
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of Profit Loyal Consultants Limited		For and on behalf of Shinning Growth Investment Group Limited
By:	/s/ MA GE HUA	By:	/s/ WANG YI
Name: Ma Ge Hua		Name: Wang Yi
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of China Unistone Acquisition Corp.		For and on behalf of Yucheng Technologies Limited
By:	/s/ CHIH CHEUNG	By:	/s/ CHIH CHEUNG
Name: Chih Cheung		Name: Chih Cheung
Title: Chairman		Title: Director
/s/ CHIH CHEUNG Chih Cheung		/s/ JAMES LI James Li
/s/ JAMES PREISSLER James Preissler

AN AMENDMENT AGREEMENT is made on October 27, 2006

AMONG

(1)
SIHITECH COMPANY LIMITED, a company with limited liability established and existing pursuant to the laws of the British Virgin Islands (BVI) whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(2)
MEGA CAPITAL GROUP SERVICES LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(3)
PROFIT LOYAL CONSULTANTS LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(4)
ELITE CONCORD INTERNATION LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(5)
CHINA CENTURY HOLDINGS GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(6)
SHINING GROUTH INVESTMENT GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands; and

(7)
CHINA UNISTONE ACQUISITION CORP., a company incorporated under the laws of the State of Delaware of the United States; and

(8)
YUCHENG TECHNOLOGIES LIMITED, a wholly owned subsidiary of CUAQ and a company incorporated under the laws of the BVI whose registered office is at Room 1708, Dominion Centre 43-59 Queen's Road East, Wanchai, Hong Kong S.A.R.

(9)
CHIH CHEUNG

(10)
JAMES LI

(11)
JAMES PREISSLER

Whereas

        The Parties have signed an agreement for sale and purchase of shares of Ahead Billion Venture Limited and Port Wing Development Company Limited as of December 20, 2005, as amended (the SPA).

IT IS AGREED as follows:

        1.    The Parties agree that Whereas Clause (H) shall be deleted and replaced by the following:

    Upon completion of the Transfer as contemplated by this Agreement, CUAQ Sub will be the registered owner of one hundred percent (100%) of the Shares and Sihitech and e-Channels will be converted into foreign owned enterprises, majority owned by Sihitech and e-Channels, which two companies will be the principal owner, user, occupier and conductor of the Sihitech Business and the e-Channel Business, and to the extent obtainable and enforceable the minority interests will be subject to power of attorney agreements or consignment agreements as permitted under the law of the PRC.

        2.    The Parties agree that except as amended hereby, the provisions of the SPA, as previously amended, are confirmed and shall remain unchanged and shall continue in full force and effect.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

For and on behalf of Sihitech Company Limited		For and on behalf of Elite Concord International Limited
By:	/s/ HONG WEIDONG	By:	/s/ ZENG SHUO
Name: Hong Weidong		Name: Zeng Shuo
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of Mega Capital Group Services Limited		For and on behalf of China Century Holdings Group Limited
By:	/s/ WANG YANMEI	By:	/s/ ZHONG MINGCHANG
Name: Wang Yanmei		Name: Zhong Mingchang
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of Profit Loyal Consultants Limited		For and on behalf of Shinning Growth Investment Group Limited
By:	/s/ MA GEHUA	By:	/s/ WANG YI
Name: Ma Gehua		Name: Wang Yi
Title: Authorized Representative		Title: Authorized Representative
For and on behalf of China Unistone Acquisition Corp.		For and on behalf of Yucheng Technologies Limited
By:	/s/ CHIH CHEUNG	By:	/s/ CHIH CHEUNG
Name: Chih Cheung		Name: Chih Cheung
Title: Chairman		Title: Director
/s/ CHIH CHEUNG Chih Cheung		/s/ JAMES LI James Li
/s/ JAMES PREISSLER James Preissler

Annex B
I.B.C. No. 685134

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE INTERNATIONAL BUSINESS COMPANIES ACT
(CAP 291)
MEMORANDUM OF ASSOCIATION
OF
YUCHENG TECHNOLOGIES LIMITED

        NAME

1.
The name of the Company is Yucheng Technologies Limited.

        REGISTERED OFFICE

2.
The Registered Office of the Company will be located at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

        REGISTERED AGENT

3.
The Registered Agent of the Company will be Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

        GENERAL OBJECTS AND POWERS

4.
(1)    The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

(2)
The Company may not:

(a)
carry on business with persons resident in the British Virgin Islands;

(b)
own an interest in real property situated in the British Virgin Islands, other than a lease referred to in paragraph (e) of sub clause (3);

(c)
carry on banking or trust business unless it is licensed to do so under the Banks and Trust Companies Act, l990;

(d)
carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;

(e)
carry on the business of company management, unless it is licensed under the Company Management Act, l990;

(f)
carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

(3)
For purposes of paragraph (a) of sub clause (2), the Company shall not be treated as carrying on business with persons resident in the British Virgin Islands if

(a)
it makes or maintains deposits with a person carrying on banking business within the British Virgin Islands;

    (b)
    it makes or maintains professional contact with solicitors, barristers, accountants, book-keepers, trust companies, administration companies, investment advisers or other similar persons carrying on business within the British Virgin Islands;

    (c)
    it prepares or maintains books and records within the British Virgin Islands;

    (d)
    it holds, within the British Virgin Islands, meetings of its directors or members;

    (e)
    it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;

    (f)
    it holds shares, debt obligations or other securities in a company incorporated under the International Business Companies Act or under the Companies Act; or

    (g)
    shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by any company incorporated under the International Business Companies Act or under the Companies Act.

  (4)
  The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the object of the Company.

        CURRENCY

5.
Shares in the Company shall be issued in the currency of the United States of America.

        AUTHORIZED CAPITAL

6.
The Company shall have no authorized capital but shall be authorized to issue 61,000,000 shares.

        CLASSES, NUMBER AND PAR VALUE OF SHARES

7.
The Company is authorized to issue two classes of shares as follows:

  (a)
  60,000,000 shares in one series of no par value ("Ordinary Shares"); and

  (b)
  1,000,000 preference shares in one series of no par value ("Preferred Stock").

        DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

8.
(1) Ordinary Shares

          All Ordinary Shares shall

    (a)
    have one vote each;

    (b)
    be subject to redemption, purchase or acquisition by the Company for fair value; and

    (c)
    have the same rights with regard to dividends and distributions upon liquidation of the Company.

  (2)
  Preferred Stock

  The Board of Directors of the Company is authorized, subject to limitations prescribed by law and the provisions of this Clause 8, to amend the Company's Memorandum of Association to provide for the creation from time to time of one or more classes of shares of Preferred Stock, and pursuant to such amendment, to establish the number of shares and series to be included in each such class, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such class. The authority of the Board of Directors with respect to each class shall include, but not be limited to, determination of the following:

    (a)
    the number of shares and series constituting that class and the distinctive designation of that class;

    (b)
    the dividend rate on the shares of that class, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes of stock;

    (c)
    whether that class shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    (d)
    whether that class shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

    (e)
    whether or not the shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    (f)
    whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that class, and, if so, the terms and amounts of such sinking fund;

    (g)
    the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company;

    (h)
    the right of the shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes of stock; and

    (i)
    any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

        RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

9.
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

        REGISTERED SHARES

10.
Shares in the Company may be issued as registered shares only.

        AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

11.
The Company may only amend its Memorandum of Association and Articles of Association by a resolution of members or by a resolution of directors.

        DEFINITIONS

12.
The meanings of words in this Memorandum of Association are as defined in the Articles of Association.

        We, Offshore Incorporations Limited of P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to this Memorandum of Association the 17th day of November, 2005.

/s/ FANDY TSOI Witness: Fandy Tsoi	/s/ RICHARD REESE TYNES Subscriber: Tynes, Richard Reese Authorized Signatory

Annex C

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT
(CAP 291)

ARTICLES OF ASSOCIATION

OF

YUCHENG TECHNOLOGIES LIMITED

PRELIMINARY

1.
In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meaning
capital	The sum of the aggregate par value of all outstanding shares with par value of the Company and shares with par value held by the Company as treasury shares plus
	(a)	the aggregate of the amounts designated as capital of all outstanding shares without par value of the Company and shares without par value held by the Company as treasury shares, and
	(b)	the amounts as are from time to time transferred from surplus to capital by a resolution of directors.
member	A person who holds shares in the Company.
Person	An individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons.
resolution of directors	(a)
a resolution approved at a duly convened directors and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or
	(b)	a resolution consented to in writing by a simple majority of the directors or of a simple majority of the members of the committee of directors, as the case may be.
	(c)	The foregoing resolutions or consents may include the actions of director alternates.
meeting of directors	With respect to calling a meeting of directors, a resolution consented to in writing by any one director and notified to all other directors.

resolution of members	A resolution approved at a duly convened and constituted meeting of the members of the Company by the affirmative vote of
(a) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained, or
(b)
a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstain.
securities	Shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.
surplus	The excess, if any, at the time of the determination of the total assets of the Company over the aggregate of its total liabilities, as shown in its books of account, plus the Company's capital.
the Act	The International Business Companies Act (Cap 291) including any modification, extension, re-enactment or renewal thereof and any regulations made thereunder.
the Memorandum	The Memorandum of Association of the Company as originally framed or as from time to time amended.
the Seal	Any Seal which has been duly adopted as the Seal of the Company.
these Articles	These Articles of Association as originally framed or as from time to time amended.
treasury shares	Shares in the Company that were previously issued but were repurchased, redeemed or otherwise acquired by the Company and not cancelled.
2.
"Written" or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable or other form of writing produced by electronic communication.

3.
Save as aforesaid any words or expressions defined in the Act shall bear the same meaning in these Articles.

4.
Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.
A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.
A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum, currently United States dollars.

REGISTERED SHARES

7.
Every member holding registered shares in the Company shall be entitled to a certificate signed by a director or officer of the Company or under the Seal of the Company. The certificate shall specify the share or shares held by the member and shall

(a)
be signed by two directors or two officers of the Company, or by one director and one officer; or

(b)
be under the Seal of the company, with or without the signature of any director or officer of the company and the signature of the director(s) or officer(s) and/or the Seal may be facsimiles.

8.
If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.

SHARES, AUTHORIZED CAPITAL, CAPITAL AND SURPLUS

9.
Subject to the provisions of these Articles and any resolution of members, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

10.
No share in the Company may be issued until the consideration in respect thereof is fully paid as provided in the Act, and when issued the share is for all purposes fully paid and non-assessable save that a share issued for a promissory note or other written obligation for payment of a debt may be issued subject to forfeiture in the manner prescribed in these Articles.

11.
Shares in the Company may be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

12.
Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.

13.
A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

14.
Treasury shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by resolution of directors determine.

15.
The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

16.
Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors and the excess constitutes surplus, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

17.
The Company may purchase, redeem or otherwise acquire and hold its own shares but only out of surplus or in exchange for newly issued shares of equal value.

18.
Subject to provisions to the contrary in

(a)
the Memorandum or these Articles;

(b)
the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)
the subscription agreement for the issue of the shares, the Company may not purchase, redeem or otherwise acquire its own shares without the consent of members whose shares are to be purchased, redeemed or otherwise acquired.

19.
No purchase, redemption or other acquisition of shares shall be made unless the directors determine that immediately after the purchase, redemption or other acquisition the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital and, in the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

20.
A determination by the directors under the preceding Regulation is not required where shares are purchased, redeemed or otherwise acquired

(a)
pursuant to a right of a member to have his shares redeemed or to have his shares exchanged for money or other property of the Company;

(b)
by virtue of a transfer of capital pursuant to Regulation 47;

(c)
by virtue of the provisions of Section 83 of the Act; or

(d)
pursuant to an order of the Court.

21.
Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding Regulation may be cancelled or held as treasury shares except to the extent that such shares are in excess of 80 percent of the issued shares of the Company in which case they shall be cancelled but they shall be available for reissue.

22.
Where shares in the Company are held by the Company as treasury shares or are held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the votes in the election of directors of the other company, such shares of the Company are not entitled to vote or to have dividends paid thereon and shall not be treated as outstanding for any purpose except for purposes of determining the capital of the Company.

23.
The Company may by a resolution of directors include in the computation of surplus for any purpose the unrealised appreciation of the assets of the Company, and, in the absence of fraud, the decision of the directors as to the value of the assets is conclusive, unless a question of law is involved.

MORTGAGES AND CHARGES OF REGISTERED SHARES

24.
Members may pledge, hypothecate, mortgage or charge their registered shares in the Company and upon satisfactory evidence thereof the Company shall give effect to the terms of any valid pledge, hypothecation, mortgage or charge except insofar as it may conflict with any requirements herein contained for consent to the transfer of shares.

25.
In the case of the pledge, hypothecate, mortgage or charge of registered shares there may be entered in the share register of the Company at the request of the registered holder of such shares

(a)
a statement that the shares are pledged, hypothecated, mortgaged or charged;

(b)
the name of the pledge, mortgagee or chargee; and

(c)
the date on which the aforesaid particulars are entered in the share register.

26.
Where particulars of a pledge, hypothecation, mortgage or charge are registered, such particulars shall be cancelled

(a)
with the consent of the named pledgee, mortgagee or chargee or anyone authorized to act on his behalf; or

(b)
upon evidence satisfactory to the directors of the discharge of the liability secured by the pledge, hypothecation, mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

27.
Whilst particulars of a pledge, hypothecation, mortgage or charge are registered, no transfer of any share comprised therein shall be effected without the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf.

FORFEITURE

28.
When shares issued for a promissory note or other written obligation for payment of a debt have been issued subject to forfeiture, the following provisions shall apply.

29.
Written notice specifying a date for payment to be made and the shares in respect of which payment is to be made shall be served on the member who defaults in making payment pursuant to a promissory note or other written obligations to pay a debt.

30.
The written notice specifying a date for payment shall

(a)
name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which payment required by the notice is to be made; and

(b)
contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

31.
Where a written notice has been issued and the requirements have not been complied with within the prescribed time, the directors may at any time before tender of payment forfeit and cancel the shares to which the notice relates.

32.
The Company is under no obligation to refund any moneys to the member whose shares have been forfeited and cancelled pursuant to these provisions. Upon forfeiture and cancellation of the shares the member is discharged from any further obligation to the Company with respect to the shares forfeited and cancelled.

LIEN

33.
The Company shall have a first and paramount lien on every share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member of the Company or not. The Company's lien on a share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Regulation.

34.
In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as the directors may by resolution of directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

35.
The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment of discharge of the promissory note or other binding obligation to contribute money or property or any combination thereof in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the directors may authorize some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to t he sale.

TRANSFER OF SHARES

36.
Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

37.
The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee's name has been entered in the share register.

TRANSMISSION OF SHARES

38.
The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three Regulations.

39.
The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

40.
Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

41.
Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

42.
What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

43.
The Company may by a resolution of directors or a resolution of members amend the Memorandum to increase or reduce its authorized capital and in connection therewith the Company may in respect of any unissued shares increase or reduce the number of such shares, increase or reduce the par value of any such shares or effect any combination of the foregoing.

44.
Subject to the requirements of the Memorandum, the Company may by either a resolution of members or a resolution of directors amend the Memorandum to

(a)
increase or reduce its authorized capital and in connection therewith the Company may in respect of any unissued shares increase or reduce the number of such shares, increase or reduce the par value of any such shares or effect any combination of the foregoing;

(b)
increase the number of its shares having no par value;

(c)
increase its capital constituted by shares of no par value by transferring reserves or profits to the capital, with or without a distribution of shares;

(d)
combine and divide all or any part of its share capital into shares of larger amount than its existing shares or combine and reduce the number of the issued no par value shares;

(e)
increase the number of its issued no par value shares without an increase of its capital;

  (f)
  subdivide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum;

  (g)
  convert any shares having a par value into shares of no par value;

  (h)
  convert any shares of no par value into shares having a par value; or

  (i)
  convert any of its shares, whether issued or not, into shares of another class.

45.
The Company may by a resolution of directors or a resolution of members amend the Memorandum to

(a)
divide the shares, including issued shares, of a class or series into a larger number of shares of the same class or series; or

(b)
combine the shares, including issued shares, of a class or series into a smaller number of shares of the same class or series, provided, however, that where shares are divided or combined under (a) or (b) of this Regulation, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.

46.
The capital of the Company may by a resolution of directors be increased by transferring an amount of the surplus of the Company to capital.

47.
Subject to the provisions of the two next succeeding Regulations, the capital of the Company may by resolution of directors be reduced by transferring an amount of the capital of the Company to surplus.

48.
No reduction of capital shall be effected that reduces the capital of the Company to an amount that immediately after the reduction is less than the aggregate par value of all outstanding shares with par value and all shares with par value held by the Company as treasury shares and the aggregate of the amounts designated as capital of all outstanding shares without par value and all shares without par value held by the Company as treasury shares that are entitled to a preference, if any, in the assets of the Company upon liquidation of the Company.

49.
No reduction of capital shall be effected unless the directors determine that immediately after the reduction the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and that the realizable assets of the Company will not be less than its total liabilities, other than deferred taxes, as shown in the books of the Company and its remaining capital, and, in the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

MEETINGS AND CONSENTS OF MEMBERS

50.
Any action required or permitted to be taken by the members must be effected at a duly called meeting (as described in Regulations 52 and 53) of the members entitled to vote on such action and may not be effected by written resolution.

51.
Meetings of members shall be held at such places as may be fixed from time to time by the directors.

52.
An annual meeting of members for election of directors and for such other business as may come before the meeting shall be held each year at such date and time as may be determined by the directors.

53.
Special meetings of members (being all meetings of members which are not annual meetings) may be called only by the directors pursuant to a resolution of directors to that effect or upon the written request of members holding more than 50 percent of the votes of the outstanding voting shares in the Company.

54.
Written notice of all meetings of members, stating the time, place and purposes thereof, shall be given not fewer than seven days before the date of the proposed meeting to those persons whose names appear as members in the share register of the Company on the date of the notice and are entitled to vote at the meeting.

55.
The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

56.
A meeting of members may be called on short notice:

(a)
if members holding not less than 90 percent of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90 percent of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)
if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

57.
The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

58.
A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

59.
The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

60.
An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy:

(Name of Company)

I/We

being a member of the above Company with	shares

HEREBY APPOINT

of

or failing him.

of	to be

my/our proxy to vote for me/us at the meeting of members to be held on the	day

of	and at any adjournment thereof.

[Any restrictions on voting to be inserted here]
Signed this	day of

Member

61.
The following shall apply in respect of joint ownership of shares:

(a)
if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)
if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and

(c)
if two or more of the joint owners are present in person or by proxy they must vote as one.

62.
A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

63.
A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

64.
If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

65.
At any meeting of members, only such business shall be conducted as shall have been brought before such meeting:

(a)
by or at the direction of the Chairman of the Board of Directors; or

(b)
by any member who is a holder of record at the time of the giving of the notice provided for in Regulation 54 who is entitled to vote at the meeting and who complies with the procedures set out in Regulation 66.

66.
For business to be properly brought to the annual meeting of members by a member, the member must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the Secretary of the Company (the "Secretary") at the principal executive offices of the Company. To be timely, a member's notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, in order to be timely, notice by the member must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. For the purposes of this Regulation 66, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as originally scheduled. A member's notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members:

(i)
a brief description of the business desired to be brought before the meeting;

  (ii)
  the name and address of record of the member proposing such business;

  (iii)
  the class and number of shares of the Company which are beneficially owned by such member;

  (iv)
  any material interest of such member in such business; and

  (v)
  if the member intends to solicit proxies in support of such member's proposal, a representation to that effect

  (b)
  Notwithstanding the aforegoing, nothing in this Regulation 66 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of a meeting of members shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Regulation 66 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. However, the notice requirements set out in this Regulation 66 shall be deemed satisfied by a member if the member has notified the Company of his intention to present a proposal at a meeting of members and such member's proposal has been included in a proxy statement that has been distributed by, at the direction of, or on behalf of, the directors to solicit proxies for such meeting; provided that, if such member does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company.

67.
At every meeting of members, the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the chief executive officer shall be the chairman. In the absence of the chief executive officer, such person as shall be selected by the Board of Directors shall act as chairman of the meeting.

68.
The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

69.
At any meeting of the members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

70.
Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

71.
Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

72.
The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

73.
Directors of the Company may attend and speak with members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

74.
No business of the Company shall be conducted at a meeting of members except in accordance with the provisions of these Regulations 50 to 73.

DIRECTORS

75.
The initial number of directors shall be one until such time as the Company merger with its parent corporation when the number of directors shall be increased to nine. Subject to the requirements of the Memorandum, the directors may by a resolution of directors, amend this Regulation 75 to change the number of directors.

76.
Subject to Regulation 75 to change the number of directors, the continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum number of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy.

77.
The shareholding qualification for directors may be fixed, and from time to time varied, by a resolution of members and unless and until so fixed no qualification shall be required. A director must be an individual.

78.
The directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

APPOINTMENT AND RETIREMENT OF DIRECTORS

79.
The first directors of the Company shall be appointed by the subscribers to the Memorandum, and thereafter, directors shall hold office until the next annual meeting of shareholders or until such director's earlier resignation, removal from office, death or incapacity.

80.
Any vacancy on the Board of Directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of members shall be filled only by the affirmative vote of a majority of all the directors then in office (even if less than a quorum).

81.
(a) Nominations of persons for election to the Board of Directors shall be made only at a meeting of members and only

  (i)
  by or at the direction of the directors; or

  (ii)
  by a member entitled to vote for the election of directors who complies with the notice procedures set out below.

  (b)
  Such nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a members' notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, notice by the member to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. For the purposes of this Regulation, any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a member of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Each such notice shall set out

  (i)
  the name and address of the member who intends to make the nomination and of the persons to be nominated;

  (ii)
  a representation that the member is a holder of record of shares in the Company entitled to vote at such meeting and that he intends to appear in person or by a proxy at the meeting to nominate the persons specified in the notice;

  (iii)
  a description of all arrangements or understandings between the member and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the member;

  (iv)
  such other information regarding each nominee proposed by such member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had each nominee been nominated, or intended to be nominated, by the directors;

  (v)
  the consent of each nominee to serve as a director of the Company if so elected; and

  (vi)
  if the member intends to solicit proxies in support of such member's nominees, a representation to that effect.

82.
The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the aforegoing procedure detailed in Regulation 81. Only such persons as are nominated in accordance with the procedures set out in Regulation 81 shall be eligible to serve as directors of the Company. If at any meeting of members at which an election of directors ought to take place, the place of any retiring director is not filled, he shall, if willing, continue in office until the dissolution of the annual meeting of members in the next year, and so on from year to year until his place is filled, unless it shall be determined at such meeting not to fill such vacancy.

83.
The appointment of a director shall take effect upon compliance with the requirements of the Act.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

84.
Subject to the provisions of the Act, a director shall cease to hold office as such only:

(a)
if he becomes of unsound mind; or

(b)
if (unless he is not required to hold a share qualification) he has not duly qualified himself within two months of his appointment or if he ceases to hold the required number of shares to qualify him for office; or

  (c)
  if he is absent from meetings of the directors for six consecutive months without leave of the board of directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period; or

  (d)
  if he dies; or

  (e)
  one month or, with the permission of the directors earlier, after he has given notice in writing of his intention to resign; or

  (f)
  if he shall, pursuant to the provisions of the Act, be disqualified or cease to hold office or be prohibited from acting as director; or

  (g)
  if he is removed from office by a resolution signed by all the other directors; or

  (h)
  if he is removed from office for cause by a resolution of members. For the purposes hereof, cause means the willful and continuous failure by a director to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to the Company; or

  (i)
  if he is removed from office without cause by a resolution of the majority of the members of the Company, being for the purposes of this Regulation 84(i) only, an affirmative vote of the holders of 662/3 percent or more of the outstanding votes of the shares entitled to vote thereon.

REGISTER OF DIRECTORS

85.
The Company may determine by resolution of directors to keep a register of directors containing:

(a)
the names and addresses of the persons who are directors of the Company;

(b)
the date on which each person whose name is entered in the register was appointed as director of the Company; and

(c)
the date on which each person named as a director ceased to be a director of the Company.

86.
If the directors determine to maintain a register of directors, a copy thereof shall be kept at the registered office of the Company and the Company may determine by resolution of directors to register a copy of the register with the Registrar of Companies.

MANAGING DIRECTORS

87.
The directors may from time to time and by resolution of directors appoint one or more of their number to be a managing director or joint managing director and may, subject to any contract between him or them and the Company, from time to time terminate his or their appointment and appoint another or others in his or their place or places.

88.
A director appointed in terms of the provisions of Regulation 87 to the office of managing director of the Company may be paid, in addition to the remuneration payable in terms of Regulation 78, such remuneration not exceeding a reasonable maximum in each year in respect of such office as may be determined by a disinterested quorum of the directors.

89.
The directors may from time to time, by resolution of directors, entrust and confer upon a managing director for the time being such of the powers and authorities vested in them as they think fit, save that no managing director shall have any power or authority with respect to the matters requiring a resolution of directors under the Act.

POWERS OF DIRECTORS

90.
The business and affairs of the Company shall be managed by the directors who may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

91.
The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

92.
Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Act.

93.
The directors may authorize the payment of such donations by the Company to such religious, charitable, public or other bodies, clubs, funds or associations or persons as may seem to them advisable in the interests of the Company.

94.
The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

95.
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

96.
The Company may determine by resolution of directors to maintain at its registered office a register of mortgages, charges and other encumbrances in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance:

(a)
the sum secured;

(b)
the assets secured;

(c)
the name and address of the mortgagee, chargee or other encumbrancer;

(d)
the date of creation of the mortgage, charge or other encumbrance; and

(e)
the date on which the particulars specified above in respect of the mortgage, charge or other encumbrance are entered in the register.

97.
The Company may further determine by a resolution of directors to register a copy of the register of mortgages, charges or other encumbrances with the Registrar of Companies.

PROCEEDINGS OF DIRECTORS

98.
The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

99.
A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

100.
A director shall be given not less than 3 days notice of meetings of directors, but a meeting of directors held without 3 days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

101.
A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person not less than one-half of the total number of directors, unless there are only 2 directors in which case the quorum shall be 2.

102.
At every meeting of the directors the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice-Chairman of the Board of Directors shall preside. If there is no Vice-Chairman of the Board of Directors or if the Vice-Chairman of the Board of Directors is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

103.
An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by three quarters of the directors or three quarters of the members of the committee as the case may be, provided that a copy of the proposed resolution will have been sent to all of the directors or the members of the committee, for their consent. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

104.
The directors shall cause the following corporate records to be kept:

(a)
minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)
copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members; and

(c)
such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

105.
The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

COMMITTEES

106.
The directors may, by resolution of directors, designate one or more committees, each consisting of one or more directors.

107.
Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to amend the Memorandum or these Articles, to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

108.
The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

OFFICERS

109.
The Company may by resolution of directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chief Executive Officer or one or more Joint Chief Executive Officers, a Chairman of the Board of Directors, a Vice-Chairman of the Board of Directors, a President or one or more Joint Presidents, a Chief Operating Officer and one or more Vice-Presidents, Secretaries and Treasurers and such other holders of any other executive office in the Company or officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

110.
The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of directors and members, the Vice-Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice-Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

111.
The emoluments of all officers shall be fixed by resolution of directors.

112.
The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

113.
No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

114.
A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted.

INDEMNIFICATION

115.
To the full extent permitted by the Act or any other applicable laws presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its members for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Regulation 115 by a resolution of members shall not adversely affect the right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

116.
Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)
is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

117.
The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

118.
The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

119.
The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

120.
If a person to be indemnified has been successful in defence of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

121.
The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

122.
The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered

  Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

123.
The Company may by a resolution of directors declare and pay dividends in money, shares, or other property, but dividends shall only be declared and paid out of surplus. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

124.
The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

125.
The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set aside as a reserve fund upon such securities as they may select.

126.
No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in its books of account, and its capital. In the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

127.
Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of directors for the benefit of the Company.

128.
No dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares or shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the vote in electing directors.

129.
A share issued as a dividend by the Company shall be treated for all purposes as having been issued for money equal to the surplus that is transferred to capital upon the issue of the share.

130.
In the case of a dividend of authorized but unissued shares with par value, an amount equal to the aggregate par value of the shares shall be transferred from surplus to capital at the time of the distribution.

131.
In the case of a dividend of authorized but unissued shares without par value, the amount designated by the directors shall be transferred from surplus to capital at the time of the distribution, except that the directors must designate as capital an amount that is at least equal to the amount that the shares are entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

132.
A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

133.
The Company may by resolution of members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

134.
The Company may by resolution of members call for the accounts to be examined by auditors.

135.
The first auditors of the Company and subsequent auditors shall be appointed by resolution of directors.

136.
The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

137.
The remuneration of the auditors of the Company

(a)
in the case of auditors appointed by the directors, may be fixed by resolution of directors; and

(b)
subject to the foregoing, shall be fixed by resolution of members or in such manner as the Company may by resolution of members determine.

138.
The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a)
in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b)
all the information and explanations required by the auditors have been obtained.

139.
The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

140.
Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

141.
The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company's profit and loss account and balance sheet are to be presented.

NOTICES

142.
Any notice, information or written statement to be given by the Company to members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

143.
Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

144.
Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

PENSION AND SUPERANNUATION FUNDS

145.
The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject always to the proposal being approved by resolution of members, a director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension allowance or emolument.

VOLUNTARY WINDING UP AND DISSOLUTION

146.
The Company may voluntarily commence to wind up and dissolve by a resolution of members but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of director.

CONTINUATION

147.
The Company may by resolution of members or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

        We, Offshore Incorporations Limited of P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to these Articles of Association the 17th day of November, 2005.

/s/ FANDY TSOI Witness: Fandy Tsoi	/s/ RICHARD REESE TYNES Subscriber: Tynes, Richard Reese Authorized Signatory

Annex D

Approved by Board of Directors on December 13, 2005
Approved by Stockholders on                        , 2006

CHINA UNISTONE ACQUISITION CORP.

2006 Performance Equity Plan

Section 1. Purpose; Definitions.

        1.1.    Purpose.    The purpose of the 2006 Performance Equity Plan ("Plan") is to enable the Company to offer to its employees, officers, directors and consultants whose past, present and/or potential contributions to the Company and its Subsidiaries have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

        1.2.    Definitions.    For purposes of the Plan, the following terms shall be defined as set forth below:

          (a)   "Agreement" means the agreement between the Company and the Holder, or such other document as may be determined by the Committee, setting forth the terms and conditions of an award under the Plan.

          (b)   "Board" means the Board of Directors of the Company.

          (c)   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (d)   "Committee" means the Stock Option Committee of the Board or any other committee of the Board that the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to "Committee" shall mean the Board.

          (e)   "Common Stock" means the Common Stock of the Company, par value $.0001 per share.

          (f)    "Company" means China Unistone Acquisition Corp., a corporation organized under the laws of the State of Delaware.

          (g)   "Deferred Stock" means Common Stock to be received under an award made pursuant to Section 8, below, at the end of a specified deferral period.

          (h)   "Disability" means physical or mental impairment as determined under procedures established by the Committee for purposes of the Plan.

          (i)    "Effective Date" means the date set forth in Section 12.1, below.

          (j)    "Fair Market Value", unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq

  National Market or Nasdaq SmallCap Market, but is traded in the over-the-counter market, the closing bid price for the Common Stock on such date, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee shall determine, in good faith.

          (k)   "Holder" means a person who has received an award under the Plan.

          (l)    "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

          (m)  "Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

          (n)   "Normal Retirement" means retirement from active employment with the Company or any Subsidiary on or after such age which may be designated by the Committee as "retirement age" for any particular Holder. If no age is designated, it shall be 65.

          (o)   "Other Stock-Based Award" means an award under Section 9, below, that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

          (p)   "Parent" means any present or future "parent corporation" of the Company, as such term is defined in Section 424(e) of the Code.

          (q)   "Plan" means the China Unistone Acquisition Corp. 2006 Performance Equity Plan, as hereinafter amended from time to time.

          (r)   "Repurchase Value" shall mean the Fair Market Value in the event the award to be settled under Section 2.2(h) or repurchased under Section 10.2 is comprised of shares of Common Stock and the difference between Fair Market Value and the Exercise Price (if lower than Fair Market Value) in the event the award is a Stock Option or Stock Appreciation Right; in each case, multiplied by the number of shares subject to the award.

          (s)   "Restricted Stock" means Common Stock received under an award made pursuant to Section 7, below, that is subject to restrictions under said Section 7.

          (t)    "SAR Value" means the excess of the Fair Market Value (on the exercise date) over the exercise price that the participant would have otherwise had to pay to exercise the related Stock Option, multiplied by the number of shares for which the Stock Appreciation Right is exercised.

          (u)   "Stock Appreciation Right" means the right to receive from the Company, on surrender of all or part of the related Stock Option, without a cash payment to the Company, a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value (on the exercise date).

          (v)   "Stock Option" or "Option" means any option to purchase shares of Common Stock which is granted pursuant to the Plan.

          (w)  "Stock Reload Option" means any option granted under Section 5.3 of the Plan.

          (x)   "Subsidiary" means any present or future "subsidiary corporation" of the Company, as such term is defined in Section 424(f) of the Code.

          (y)   "Vest" means to become exercisable or to otherwise obtain ownership rights in an award.

Section 2. Administration.

        2.1.    Committee Membership.    The Plan shall be administered by the Board or a Committee. Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board. The Committee members, to the extent possible and deemed to be appropriate by the Board, shall be "non-employee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Code.

        2.2.    Powers of Committee.    The Committee shall have full authority to award, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) Other Stock-Based Awards. For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):

          (a)   to select the officers, employees, directors and consultants of the Company or any Subsidiary to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Reload Stock Options and/or Other Stock-Based Awards may from time to time be awarded hereunder.

          (b)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, number of shares, share exercise price or types of consideration paid upon exercise of such options, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee shall determine);

          (c)   to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

          (d)   to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other equity awarded under this Plan and cash and non-cash awards made by the Company or any Subsidiary outside of this Plan;

          (e)   to permit a Holder to elect to defer a payment under the Plan under such rules and procedures as the Committee may establish, including the payment or crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Common Stock;

          (f)    to determine the extent and circumstances under which Common Stock and other amounts payable with respect to an award hereunder shall be deferred that may be either automatic or at the election of the Holder;

          (g)   to substitute (i) new Stock Options for previously granted Stock Options, which previously granted Stock Options have higher option exercise prices and/or contain other less favorable terms, and (ii) new awards of any other type for previously granted awards of the same type, which previously granted awards are upon less favorable terms; and

          (h)   to make payments and distributions with respect to awards (i.e., to "settle" awards) through cash payments in an amount equal to the Repurchase Value.

        Notwithstanding anything to the contrary, the Committee shall not grant to any one Holder in any one calendar year awards for more than 300,000 shares in the aggregate.

        2.3.    Interpretation of Plan.

          (a)    Committee Authority.    Subject to Section 11, below, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 11, below, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

          (b)    Incentive Stock Options.    Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options (including but not limited to Stock Reload Options or Stock Appreciation rights granted in conjunction with an Incentive Stock Option) or any Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

Section 3. Stock Subject to Plan.

        3.1.    Number of Shares.    The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 1,500,000 shares. Shares of Common Stock under the Plan ("Shares") may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Common Stock that have been granted pursuant to a Stock Option cease to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock award, Deferred Stock award, Reload Stock Option or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares shall again be available for distribution in connection with future grants and awards under the Plan. If a Holder pays the exercise price of a Stock Option by surrendering any previously owned shares and/or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the Stock Option exercise, then the number of shares available under the Plan shall be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such Stock Option.

        3.2.    Adjustment Upon Changes in Capitalization, Etc.    In the event of any merger, reorganization, consolidation, common stock dividend payable on shares of Common Stock, Common Stock split or reverse split, combination or exchange of shares of Common Stock, or other extraordinary or unusual event which results in a change in the shares of Common Stock of the Company as a whole, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of any award (including number of shares subject to the award and the exercise price) or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

Section 4. Eligibility.

        Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant. Notwithstanding the foregoing, an award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that no portion of any such award shall vest prior to the date the person first performs such services.

Section 5. Stock Options.

        5.1.    Grant and Exercise.    Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Committee may from time to time approve. The Committee shall have the authority to grant Incentive Stock Options or Non-Qualified Stock Options, or both types of Stock Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Nonqualified Stock Option.

        5.2.    Terms and Conditions.    Stock Options granted under the Plan shall be subject to the following terms and conditions:

          (a)    Option Term.    The term of each Stock Option shall be fixed by the Committee; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company ("10% Stockholder").

          (b)    Exercise Price.    The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant, provided, however, that in no event may the exercise price per share be less than the market price of any share of common stock.

          (c)    Exercisability.    Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and as set forth in Section 10, below. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, i.e., that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee shall determine.

          (d)    Method of Exercise.    Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, if provided in the Agreement, either in shares of Common Stock (including Restricted Stock and other contingent awards under this Plan) or partly in cash and partly in such Common Stock, or such other means which the Committee determines are consistent with the Plan's purpose and applicable law. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Common Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph, payment may be made as soon as practicable after the exercise). Payments in the form of Common Stock shall be valued at the Fair Market Value on the date prior to the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Subject to the terms of the Agreement, the Committee may, in its sole discretion, at the request of the Holder, deliver upon the exercise of a Nonqualified Stock Option a combination of shares of Deferred Stock and Common Stock; provided, however, that, notwithstanding the provisions of Section 8 of the Plan, such Deferred Stock shall be fully vested and not subject to forfeiture. A Holder shall have none of the rights of a Stockholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option. The Committee may permit a Holder to elect to pay the Exercise Price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

        (e)    Transferability.    Except as may be set forth in the next sentence of this Section or in the Agreement, no Stock Option shall be transferable by the Holder other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Holder's lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder's guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Committee, may transfer a Stock Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder's "Immediate Family" (as defined below), or (ii) to an entity in which the Holder and/or members of Holder's Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish and the execution of such documents as the Committee may require, and the transferee shall remain subject to all the terms and conditions applicable to the Stock Option prior to such transfer. The term "Immediate Family" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder's household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets.

        (f)    Termination by Reason of Death.    If a Holder's employment by the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

        (g)    Termination by Reason of Disability.    If a Holder's employment by the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.

        (h)    Other Termination.    Subject to the provisions of Section 13.3, below, and unless otherwise determined by the Committee and set forth in the Agreement, if such Holder's employment or retention by, or association with, the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option shall thereupon automatically terminate, except that if the Holder's employment is terminated by the Company or a Subsidiary without cause or due to Normal Retirement, then the portion of such Stock Option that has vested on the date of termination of employment may be exercised for the lesser of three months after termination of employment or the balance of such Stock Option's term.

        (i)    Additional Incentive Stock Option Limitation.    In the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) shall not exceed $100,000.

        (j)    Buyout and Settlement Provisions.    The Committee may at any time, in its sole discretion, offer to repurchase a Stock Option previously granted, based upon such terms and conditions as the Committee shall establish and communicate to the Holder at the time that such offer is made.

        5.3.    Stock Reload Option.    If a Holder tenders shares of Common Stock to pay the exercise price of a Stock Option ("Underlying Option") and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, then the Holder may receive, at the discretion of the Committee, a new Stock Reload Option to purchase that number of shares of Common Stock equal to the number of shares tendered to pay the exercise price and the withholding taxes (but only if such tendered shares were held by the Holder for at least six months). Stock Reload Options may be any type of option permitted under the Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Committee from time to time. Such Stock Reload Option shall have an exercise price equal to the Fair Market Value as of the date of exercise of the Underlying Option. Unless the Committee determines otherwise, a Stock Reload Option may be exercised commencing one year after it is granted and shall expire on the date of expiration of the Underlying Option to which the Reload Option is related.

Section 6. Stock Appreciation Rights.

        6.1.    Grant and Exercise.    The Committee may grant Stock Appreciation Rights to participants who have been or are being granted Stock Options under the Plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. In the case of a Nonqualified Stock Option, a Stock Appreciation Right may be granted either at or after the time of the grant of such Nonqualified Stock Option. In the case of an Incentive Stock Option, a Stock Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

        6.2.    Terms and Conditions.    Stock Appreciation Rights shall be subject to the following terms and conditions:

          (a)    Exercisability.    Stock Appreciation Rights shall be exercisable as shall be determined by the Committee and set forth in the Agreement, subject to the limitations, if any, imposed by the Code with respect to related Incentive Stock Options.

          (b)    Termination.    A Stock Appreciation Right shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option.

          (c)    Method of Exercise.    Stock Appreciation Rights shall be exercisable upon such terms and conditions as shall be determined by the Committee and set forth in the Agreement and by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Holder shall be entitled to receive a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value on the date the Stock Appreciation Right is exercised.

          (d)    Shares Affected Upon Plan.    The granting of a Stock Appreciation Right shall not affect the number of shares of Common Stock available under for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of shares of Common Stock acquirable upon exercise of the Stock Option to which such Stock Appreciation Right relates.

Section 7. Restricted Stock.

        7.1.    Grant.    Shares of Restricted Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such awards may be subject to forfeiture ("Restriction Period"), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

        7.2.    Terms and Conditions.    Each Restricted Stock award shall be subject to the following terms and conditions:

          (a)    Certificates.    Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

          (b)    Rights of Holder.    Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions ("Retained Distributions") made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

          (c)    Vesting; Forfeiture.    Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, below, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested, subject to Section 10, below. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

Section 8. Deferred Stock.

        8.1.    Grant.    Shares of Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which grants of Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period ("Deferral Period") during which, and the conditions under which, receipt of the shares will be deferred, and all the other terms and conditions of the awards.

        8.2.    Terms and Conditions.    Each Deferred Stock award shall be subject to the following terms and conditions:

          (a)    Certificates.    At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 8.2 (d) below, where applicable), share certificates shall be issued and delivered to the Holder, or his legal representative, representing the number equal to the shares covered by the Deferred Stock award.

          (b)    Rights of Holder.    A person entitled to receive Deferred Stock shall not have any rights of a Stockholder by virtue of such award until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such Common Stock. The shares of Common Stock issuable upon expiration of the Deferral Period shall not be deemed outstanding by the Company until the expiration of such Deferral Period and the issuance and delivery of such Common Stock to the Holder.

          (c)    Vesting; Forfeiture.    Upon the expiration of the Deferral Period with respect to each award of Deferred Stock and the satisfaction of any other applicable restrictions, terms and conditions all or part of such Deferred Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, below. Any such Deferred Stock that does not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Deferred Stock.

          (d)    Additional Deferral Period.    A Holder may request to, and the Committee may at any time, defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified event ("Additional Deferral Period"). Subject to any exceptions adopted by the Committee, such request must generally be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

Section 9. Other Stock-Based Awards.

        Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under this Plan or any other plan of the Company. Each other Stock-Based Award shall be subject to such terms and conditions as may be determined by the Committee.

Section 10. Accelerated Vesting and Exercisability.

        10.1.    Non-Approved Transactions.    If any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended ("Exchange Act")), is or becomes the "beneficial owner" (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities in one or more transactions, and the Board does not authorize or otherwise approve such acquisition, then the vesting periods of any and all Stock Options and other awards granted and outstanding under the Plan shall be accelerated and all such Stock Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Common Stock subject to such Stock Options and awards on the terms set forth in this Plan and the respective agreements respecting such Stock Options and awards.

        10.2.    Approved Transactions.    The Committee may, in the event of an acquisition of substantially all of the Company's assets or at least 50% of the combined voting power of the Company's then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company's Board of Directors, (i) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Plan, or (ii) require a Holder of any award granted under this Plan to relinquish such award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such award or, in the event that an outstanding award does not have any Repurchase Value, then the Board of Directors may terminate the award on payment of $.01 per share that may be acquired or vest under an award.

Section 11. Amendment and Termination.

        The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder's consent, except as set forth in this Plan.

Section 12. Term of Plan.

        12.1.    Effective Date.    The Plan shall be effective as of December 13, 2005 subject to the approval of the Plan by the Company's stockholders within one year after the Effective Date. Notwithstanding the foregoing, if the Plan is not approved by the Company's stockholders, it will continue to be effective provided that no Incentive Stock Options will be issued under the Plan Any awards granted under the Plan prior to such approval shall be effective when made (unless otherwise specified by the Committee at the time of grant), but shall be conditioned upon, and subject to, such approval of the Plan by the Company's stockholders and no awards shall vest or otherwise become free of restrictions prior to such approval.

        12.2.    Termination Date.    Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Stock Options may be made only during the ten-year period following the Effective Date.

Section 13. General Provisions.

        13.1.    Written Agreements.    Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Committee. The Committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution.

        13.2.    Unfunded Status of Plan.    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall give any such Holder any rights that are greater than those of a general creditor of the Company.

        13.3.    Employees.

          (a)    Engaging in Competition With the Company; Solicitation of Customers and Employees; Disclosure of Confidential Information.    If a Holder's employment with the Company or a Subsidiary is terminated for any reason whatsoever, and within 12 months after the date thereof such Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or any of its Subsidiaries, (ii) solicits any customers or employees of the Company or any of its Subsidiaries to do business with or render services to the Holder or any business with which the Holder becomes affiliated or to which the Holder renders services or (iii) discloses to anyone outside the Company or uses any confidential information or material of the Company or any of its Subsidiaries in violation of the Company's policies or any agreement between the Holder and the Company or any of its Subsidiaries, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Shares that was realized or obtained by such Holder at any time during the period beginning on the date that is six months prior to the date such Holder's employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

          (b)    Termination for Cause.    The Committee may, if a Holder's employment with the Company or a Subsidiary is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Shares that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder's employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

          (c)    No Right of Employment.    Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

        13.4.    Investment Representations; Company Policy.    The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company's securities.

        13.5.    Additional Incentive Arrangements.    Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Stock Options and the awarding of Common Stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

        13.6.    Withholding Taxes.    Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Stock Option or other award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder's employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

        13.7.    Governing Law.    The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions); provided, however, that all matters relating to or involving corporate law shall be governed by the laws of the State of Delaware.

        13.8.    Other Benefit Plans.    Any award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

        13.9.    Non-Transferability.    Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

        13.10.    Applicable Laws.    The obligations of the Company with respect to all Stock Options and awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933 (the "Securities Act"), as amended, and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

        13.11.    Conflicts.    If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

        13.12.    Non-Registered Stock.    The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Common Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system, including the Nasdaq National Market and Nasdaq SmallCap Market.

Plan Amendments

Date Approved by Board	Date Approved by Stockholders, if necessary	Sections Amended	Description of Amendments	Initials of Attorney Effecting Amendment

Annex E

Adopted by the Board of Directors and
Audit Committee on March 20, 2006

AUDIT COMMITTEE CHARTER

OF

YUCHENG TECHONOLOGIES LIMITED

Purpose

        The Audit Committee is appointed by the Board of Directors ("Board") of Yucheng Techologies Limited. ("Company") to assist the Board in monitoring (1) the integrity of the annual, quarterly and other financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's independent auditors and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee also shall review and approve all related-party transactions.

        The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission ("Commission") to be included in the Company's annual proxy statement.

Committee Membership

        The Audit Committee shall consist of no fewer than three members, absent a temporary vacancy. The members of the Audit Committee shall meet the independence and experience requirements of the The Nasdaq Stock Market, Inc., Section 10A(m)(3) of the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations of the Commission.

        The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.

Meetings

        The Audit Committee shall meet as often as it determines, but not less than quarterly. The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of or consultants to, the Audit Committee.

Committee Authority and Responsibilities

        The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

        The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors employed by the Audit Committee.

        The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee's own performance.

        The Audit Committee shall:

  Financial Statement and Disclosure Matters

  1.
  Meet with the independent auditor prior to the audit to review the scope, planning and staffing of the audit.

  2.
  Review and discuss with management and the independent auditor the annual audited financial statements, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

  3.
  If requested by the Audit Committee, management or the independent auditors, review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

  4.
  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including:

  (a)
  any significant changes in the Company's selection or application of accounting principles;

  (b)
  the Company's critical accounting policies and practices to be used;

  (c)
  All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

  (d)
  any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences; and

  (e)
  any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

  5.
  Discuss with management the Company's earnings press releases generally, including the use of "pro forma" or "adjusted" non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types to be presentations to be made.

  6.
  Discuss with management and the independent auditor the effect on the Company's financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

  7.
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

  8.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

  9.
  Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-Kand Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  Oversight of the Company's Relationship with the Independent Auditor

  10.
  At least annually, obtain and review a report from the independent auditor, consistent with Independence Standards Board Standard 1, regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

  11.
  Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

  12.
  Oversee the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

  13.
  Be available to the independent auditors during the year for consultation purposes.

  Compliance Oversight Responsibilities

  14.
  Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

  15.
  Review and approve all related-party transactions.

  16.
  Inquire and discuss with management the Company's compliance with applicable laws and regulations and with the Company's Code of Ethics, in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

  17.
  Establish procedures (which may be incorporated in the Company's Code of Ethics, in effect at such time, if any) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  18.
  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

  19.
  Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

Limitation of Audit Committee's Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Annex F

Approved by the Board of Directors
March 20, 2006

YUCHENG TECHNOLOGIES LIMITED

Nominating Committee Charter

        The Nominating Committee's responsibilities and powers as delegated by the board of directors are set forth in this charter. Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I.    PURPOSE

        As set forth herein, the Committee shall, among other things, discharge the responsibilities of the board of directors relating to the appropriate size, functioning and needs of the board including, but not limited to, recruitment and retention of high quality board members and committee composition and structure.

II.    MEMBERSHIP

        The Committee shall consist of at least two members of the board of directors as determined from time to time by the board. Each member shall be "independent" in accordance with the listing standards of the Nasdaq Stock Market, as amended from time to time.

        The board of directors shall elect the members of this Committee at the first board meeting practicable following the annual meeting of stockholders and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the board of directors, the members of the Committee shall designate a chair by majority vote of the full Committee membership.

        A Committee member may resign by delivering his or her written resignation to the chairman of the board of directors, or may be removed by majority vote of the board of directors by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III.    MEETINGS AND COMMITTEE ACTION

        The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the chairman of the Committee upon such notice as is provided for in the by-laws of the company with respect to meetings of the board of directors. A majority of the members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the board of directors.

        The chairman of the Committee shall establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee or minutes of a meeting of the Committee executed by the secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken.

F-1

IV.    COMMITTEE AUTHORITY AND RESPONSIBLITIES

  •
  Developing the criteria and qualifications for membership on the board.

  •
  Recruiting, reviewing and nominating candidates for election to the board of directors or to fill vacancies on the board of directors.

  •
  Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

  •
  Establishing subcommittees for the purpose of evaluating special or unique matters.

  •
  Monitoring and making recommendations regarding committee functions, contributions and composition.

  •
  Evaluating, on an annual basis, the Committee's performance.

VI.    REPORTING

        The Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company's proxy statement.

YUCHENG TECHNOLOGIES LIMTED

Board of Director Candidate Guidelines

        The Nominating Committee of Yucheng Technologies Limited (the "Company") will identify, evaluate and recommend candidates to become members of the Board of Directors ("Board") with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company's stockholders in accordance with the Company's policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board, the operating requirements of the Company and the long-term interests of the Company's stockholders. In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

  •
  Whether the candidate is independent pursuant to the requirements of the Nasdaq Stock Market.

  •
  Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

  •
  Whether the candidate has the ability to read and understand basic financial statements. The Nominating Committee also will determine if a candidate satisfies the criteria for being an "audit committee financial expert," as defined by the Securities and Exchange Commission.

  •
  Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

  •
  Whether the candidate has knowledge of the Company and issues affecting the Company.

  •
  Whether the candidate is committed to enhancing stockholder value.

  •
  Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

  •
  Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

F-2

  •
  Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

  •
  Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

  •
  Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board's working relationship with the senior management of the Company.

  •
  Whether the candidate is able to suggest business opportunities to the Company.

Stockholder Recommendations for Directors

        Stockholders who wish to recommend to the Nominating Committee a candidate for election to the Board of Directors should send their letters to Yucheng Technologies Limited, 105 West 13th Street, Suite 7A, New York, New York 10011, Attention: Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating Committee. Stockholders must follow certain procedures to recommend to the Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company's annual meeting of stockholders, the Corporate Secretary must receive the stockholder's recommendation no later than thirty (30) days after the end of the Company's fiscal year.

        The recommendation must contain the following information about the candidate:

  •
  Name;

  •
  Age;

  •
  Current business and residence addresses and telephone numbers, as well as residence addresses for the past 20 years;

  •
  Principal occupation or employment and employment history (name and address of employer and job title) for the past 20 years (or such shorter period as the candidate has been in the workforce);

  •
  Educational background;

  •
  Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

  •
  Three (3) character references and contact information;

  •
  The number of shares of common stock of the Company beneficially owned by the candidate;

  •
  The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

  •
  A signed consent of the nominee to serve as a director of the Company, if elected.

F-3

Annex G

Adopted by Board of Directors
March 20, 2006

YUCHENG TECHOLOGIES LIMITED

Code of Ethics

1.    Introduction

        The Board of Directors of Yucheng Technologies Limited has adopted this code of ethics (the "Code"), which is applicable to all directors, officers and employees to:

  •
  promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, as well as in other public communications made by or on behalf of the Company;

  •
  promote compliance with applicable governmental laws, rules and regulations;

  •
  deter wrongdoing; and

  •
  require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

        This Code may be amended only by resolution of the Company's Board of Directors. In this Code, references to the "Company" means Yucheng Techologies Limited and, in appropriate context, the Company's subsidiaries.

2.    Honest, Ethical and Fair Conduct

        Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company never should be subordinated to personal gain and advantage.

        Each person must:

  •
  Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company's information where required or in the Company's interests.

  •
  Observe all applicable governmental laws, rules and regulations.

  •
  Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in the maintenance of a high standard of accuracy and completeness in the Company's financial records and other business-related information and data.

  •
  Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

  •
  Deal fairly with the Company's customers, suppliers, competitors and employees.

  •
  Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

  •
  Protect the assets of the Company and ensure their proper use.

  •
  Refrain from taking for themselves personally opportunities that are discovered through the use of corporate assets or using corporate assets, information or position for general personal gain outside the scope of employment with the Company.

  •
  Avoid conflicts of interest wherever possible. Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

  •
  any significant ownership interest in any supplier or customer;

  •
  any consulting or employment relationship with any customer, supplier or competitor;

  •
  any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

  •
  the receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

  •
  being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any close relative;

  •
  selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell; and

  •
  any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes—or even appears to interfere—with the interests of the Company as a whole.

3.    Disclosure

        The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the Securities and Exchange Commission (the "SEC") and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must;

  •
  not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

  •
  in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

        In addition to the foregoing, the Chief Executive Officer of Company and each subsidiary of Company, the Chief Financial Officer of Parent and each subsidiary, and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

        Each person must promptly bring to the attention of the Chairman of the Audit Committee of the Company's Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

4.    Compliance

        It is the Company's obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

5.    Reporting and Accountability

        The Audit Committee of the Board of Directors of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Audit Committee promptly. Failure to do so is itself a breach of this Code.

        Specifically, each person must:

  •
  Notify the Chairman of the Audit Committee promptly of any existing or potential violation of this Code.

  •
  Not retaliate against any other person for reports of potential violations that are made in good faith.

        The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

  •
  The Audit Committee will take all appropriate action to investigate any breaches reported to it.

  •
  If the Audit Committee determines that a breach has occurred, it will inform the Board of Directors.

  •
  Upon being notified that a breach has occurred, the Board will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

        No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

6.    Waivers and Amendments

        Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company's Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

        A "waiver" means the approval by the Company's Board of Directors of a material departure from a provision of the Code. An "implicit waiver" means the Company's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An "amendment" means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

        All persons should note that it is not the Company's intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7.    Other Policies and Procedures

        Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

8.    Inquiries

        All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Director of Administration.

Annex H

Adopted by the Audit Committee
March 20, 2006

YUCHENG TECHNOLOGIES LIMITED

Employee Complaint Procedures for Accounting and Auditing Matters

        It is possible that an employee may have a concern about the accounting, internal accounting controls or auditing matters relating to Yucheng Technologies Limited or its subsidiaries ("Company"). Where the concern falls within the scope of matters covered by this procedure statement, the employee is encouraged to follow the reporting procedures set forth below. These procedures have been established by the audit committee for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

Scope of Matters

        These procedures relate to issues within or related to the following areas, as they relate to the Company:

  1)
  fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement;

  2)
  fraud or deliberate error in the recording and maintaining of financial records;

  3)
  deficiencies in or noncompliance with internal accounting controls;

  4)
  misrepresentation or false statement regarding a matter contained in financial records, financial reports or audit reports; or

  5)
  deviation from full and fair reporting of financial condition.

Procedure

        To report a concern, you may send by email or otherwise a written statement of the particulars of the issue to Chih T. Cheung, Director. If you are uncomfortable with contacting Mr. Cheung, you may send a written statement or email to the chairman of the audit committee (currently                        , at 105 West 13th Street, Suite 7A, New York, New York 10011. Letters need not be signed: The Company will accept anonymous statements. Each expression of concern should provide as much specific information as possible, including names, dates, places and events that took place, the employee's perception of why the incident may be an issue of concern and what action the employee recommends to be taken.

Treatment of Statements of Concern

        Upon receipt, all statements of concern will be recorded in a company log that will track their receipt, investigation and resolution. Each statement will be evaluated by the appropriate persons at the Company to determine if it relates to accounting functions or financial statements. Concerns about non-accounting matters will be referred to the appropriate persons. Accounting concerns will be investigated by the audit committee. Each review will be conducted in a confidential manner to the fullest extent possible, consistent with the need to conduct an adequate review. The audit committee will review the company log each fiscal quarter. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the audit committee.

        The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee based on the good faith reporting of his or her concerns regarding the accounting, internal accounting controls or auditing matters or financial statements of the Company.

H-1

The following text is for internal use only and not for distribution to employees.

        Chih T. Cheung and the chairman of the audit committee each will maintain separate logs in which to record, upon receipt, all statements of concern in order to track their receipt, investigation and resolution. Mr. Cheung will determine if a concern relates to accounting functions or financial statements. If so, he will forward it to the Audit Committee Chairman. Concerns about non-accounting matters will be referred to the appropriate persons within the Company. Accounting concerns will be investigated by the audit committee. Each review will be conducted in a confidential manner to the fullest extent possible, consistent with the need to conduct an adequate review. The audit committee will review the logs maintained by each of Chih T. Cheung and the Audit Committee Chairman each fiscal quarter. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the audit committee.

H-2

Annex I

Section 262 of the Delaware General Corporation Law

        262 APPRAISAL RIGHTS.    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX J

www.wrhambrecht.com

August 29, 2006

Board of Directors
China Unistone Acquisition Corporation
4 Columbus Circle, 5th Floor
New York, NY 10019

Dear Members of the Board:

        We understand that China Unistone Acquisition Corporation, a Delaware corporation (the "Company"), and Beijing Sihitech Co., Ltd. ("Sihitech") and Beijing e-Channels Century Technology Co., Ltd. ("e-Channels") (together referred to as "Yucheng"), have entered into a series of agreements dated December 20, 2005 (the "Transaction Agreements") and filed as exhibits to the Company's Current Report on Form 8K dated December 27, 2005, pursuant to which, among other things, the Company shall be merged with and into its wholly owned subsidiary ("Successor Company") which will purchase all of the outstanding stock of, and which as a result will own directly or indirectly, both of Sihitech and e-Channels (the "Transaction"), on the terms and subject to the conditions set forth in the Transaction Agreements.

        Pursuant to, and subject to the terms and conditions of, the Transaction Agreements, the consideration to be paid by Successor Company for the acquisition of Yucheng will comprise: (i) consideration upon closing of approximately $4 million in cash plus 5.3 million Ordinary Shares of Successor Company (the "Minimum Transaction Consideration"); and (ii) contingent consideration potentially payable in the future of up to $10 million in cash plus up to 3.8 million Ordinary Shares of Successor Company (together with the Minimum Transaction Consideration, the "Maximum Transaction Consideration").

        You have requested the opinion of W.R. Hambrecht + Co., LLC ("WRH+Co"), as investment bankers, as to whether, as of the date hereof, each of the Minimum Transaction Consideration and the Maximum Transaction Consideration is fair, from a financial point of view, to the Company.

        For purposes of the opinion set forth herein, we have:

  i.
  reviewed the Transaction Agreements and the accompanying schedules and exhibits thereto and the specific terms of the Transaction set forth therein, and have assumed that the final form of the Transaction will not vary in any regard that is material to our analysis from the Transaction Agreements;

  ii.
  reviewed publicly available information and other data with respect to the Company that we believed to be relevant to our analysis, including the Company's IPO prospectus dated November 18, 2004, Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2004 and 2005, and the interim reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2005, and March 31 and June 30, 2006, in each case together with any amendments;

  iii.
  reviewed certain other publicly available Securities and Exchange Commission filings made by the Company, including current reports on Form 8-K;

  iv.
  reviewed certain financial and operating information with respect to the business, operations and prospects of Yucheng furnished to us by the management of the Company, including projections of the future financial performance of Yucheng prepared by the management of the Company after consultation with the management of Yucheng and which we understand have been prepared in accordance with United States generally accepted accounting principles ("US GAAP");

  v.
  reviewed, for each of Sihitech and e-Channels, audited US GAAP financial statements for the three years ended December 31, 2003, 2004 and 2005, and we note that the Company has advised us that US GAAP financial statements for Yucheng for any fiscal period commencing on or after January 1, 2006, are not available as of the date hereof;

  vi.
  reviewed the financial terms of the Transaction and compared them with the financial terms, to the extent publicly available, of certain other merger and acquisition transactions that we deemed relevant;

  vii.
  reviewed certain publicly available financial information relating to certain other companies we deemed to be reasonably similar to Yucheng, and the trading markets for such companies' securities;

  viii.
  conducted discussions with certain members of senior management of Yucheng and the Company concerning Yucheng's business and operations, assets, present condition and future prospects; and

  ix.
  performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

        We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

        We express no opinion as to the prices at which the common stock of the Company or the Ordinary Shares of Successor Company may trade in the future.

        In arriving at our opinion, we have not been requested to make, and have not made, obtained or assumed any responsibility for, any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have not been requested to conduct and have not conducted a physical inspection of the properties or facilities of the Company. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information, and we have assumed that there has been no material change in the assets, financial condition, business or prospects of Yucheng since the date of the most recent financial statements made available to us. In addition, we have assumed that the historical financial statements of Sihitech and e-Channels reviewed by us have been prepared in accordance with U.S. GAAP, consistently applied, and fairly present the financial condition and results of operations of Sihitech and e-Channels as of the dates and for the periods covered thereby. We have further relied upon the assurances of the management of the Company that it is not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the projections provided to us by the Company represent the best currently available estimates and judgments of the Company's management as to the future financial condition and results of operations of Yucheng based on a standalone basis without giving effect to the Transaction and WRH+Co has assumed that such projections have been reasonably and accurately prepared on such best currently available estimates and judgments. In rendering our opinion, we assume no responsibility for and express no view as to such projections or the assumptions on which they are based.

        We also have assumed that in the course of obtaining necessary regulatory and third party approvals and consents for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on Yucheng or the contemplated benefits of the Transaction for the Company and that the Transaction will be consummated in accordance with the terms of the Transaction Agreements, without waiver, modification or amendment of any material term, condition or agreement therein. We express no opinion with respect to the benefits which may be obtainable for the Company, Successor Company or their respective shareholders in any other alternative transactions which may be available to them. We do not express any opinion as to any legal or accounting matters involving the Company, as to which WRH+Co understands that China Unistone has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary.

        This letter does not constitute a recommendation to the Board of Directors of the Company of the Transaction over any other alternative transactions which may be available to the Company and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Transaction, or constitute a recommendation to the holders of the Company's common stock as to how such stockholders should vote or as to any other action such stockholders should take regarding the Transaction. This letter does not address the fairness of any specific portion of the Transaction (other than the Transaction Consideration as set forth below).

        We have been engaged to render an opinion as to the fairness to the Company, from a financial point of view, of the Transaction Consideration and, pursuant to that engagement, we previously rendered such an opinion to the Board of Directors of the Company dated March 10, 2006, which was related to the same subject matter but was based on information available to us as of such date (the "Prior Opinion"), upon the delivery of which, we became entitled to receive a fee which was not contingent on the consummation of the Transaction but the payment of which, the Company was entitled to defer for up to six months. This opinion supersedes for all purposes the Prior Opinion and we are not entitled to any additional fee for the delivery of this opinion. In addition, in the event that the Transaction is consummated, we will continue to perform certain financial advisory services for the Successor Company and will be entitled to be paid a separate fee related to such services; provided, however, we have not provided any advisory services for the Company or its affiliates in connection with the Transaction other than the rendering of this opinion. In addition, from time to time in the future, we may seek to perform certain additional financial advisory services for the Company (including the Successor Company) or its affiliates related to the business of the Company, (including the Successor Company) or for individuals who are affiliates of the Company (or the Successor Company) unrelated to the business of the Company (or the Successor Company), for which we may receive a fee but no arrangements currently exist with respect to any such possible future services. In the ordinary course of business, we may in the future publish research on the Company or Successor Company, make a market in its securities and, in connection with our market making activities, trade the securities of the Company or Successor Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a short or long position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of our engagement with the Company, including the rendering of this opinion.

        This letter and the opinion expressed herein has been prepared for the use and benefit of the Board of Directors of the Company in its solicitation of stockholder approval for the Transaction and may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent. Notwithstanding the foregoing, we consent to the reproduction and inclusion of this letter in full in any proxy statement, prospectus or information statement ("Filed Materials") relating to the Transaction and filed by the Company with the Securities and Exchange Commission, provided that no such inclusion will be permitted without our prior review of, and consent to, the portions of the Filed Materials pertaining to us, this letter and the opinion expressed herein, and provided further that in no event shall we be deemed an "expert" as used in the Securities Act of 1933 (the "Act") (and rules and regulations hereunder) nor shall this letter or the opinion expressed herein be deemed a report or valuation within the meaning of Section 11 of the Act.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion as investment bankers that, as of the date hereof, each of the Minimum Transaction Consideration and the Maximum Transaction Consideration is fair, from a financial point of view, to the Company.

Very truly yours,

W.R. HAMBRECHT + CO., LLC

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

China Unistone Acquisition Corp.
105 West 13th Street, Suite 7A
New York, New York 10011

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF CHINA UNISTONE ACQUISITION CORP.

        The undersigned appoints Chih T. Cheung and James Preissler, as proxies, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of China Unistone held of record by the undersigned on October 27, 2006 at the Special Meeting of Stockholders to be held on November 24, 2006.

        THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE STOCK PURCHASE AGREEMENT AND THE PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

        THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2 & 3. THE CHINA UNISTONE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2 & 3. THE CHINA UNISTONE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

1.
	To adopt the Stock Purchase Agreement, dated as of December 20, 2005, among China Unistone, Sihitech BVI, e-Channels BVI and their stockholders, and the transactions contemplated by the stock purchase agreement	FOR ☐	AGAINST ☐	ABSTAIN ☐
If you voted "AGAINST" Proposal Number 1 and you hold shares of China Unistone common stock issued in the China Unistone initial public offering, you may exercise your conversion rights and demand that China Unistone convert your shares of common stock onto a pro rata portion of the trust account by marking the "Exercise Conversion Rights" box below. If you exercise your conversion rights, then you will be exchanging your shares of China Unistone common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the stock purchase is completed and you continue to hold these shares through the effective time of the stock purchase and the tender of your stock certificate to the combined company.
EXERCISE CONVERSION RIGHTS ☐
2.	To approve the reincorporation merger for redomestication purposes by China Unistone's merger into Yucheng Technologies Limited, incorporated under British Virgin Islands law	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To approve the China Unistone 2006 Performance Equity Plan	☐	☐	☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.
Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.

[Outside Back Cover of Prospectus]

        Until [                        25 days after effective date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 57 of the International Companies Ordinance of 1984 generally provides for indemnification and permits a company to obtain insurance. The Memorandum and Articles of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of the Sihitech and e-Channels companies.

        The following is a statement of Section 57 of the International Companies Ordinance of 1984:

  Indemnification.

        (1)   Subject to subsection (2) and any limitations in its Articles of Association, a company incorporated under this Ordinance may indemnify against all expenses, including legal fees, and against all judgments, fines, and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

          (a)   is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

          (b)   is or was, at the request of the company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

        (2)   Subsection (1) only applies to a person referred to in that subsection if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

        (3)   The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is in the absence of fraud, sufficient for the purposes of this section, unless a question of law is involved.

        (4)   The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

        (5)   If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

        The following is a statement of Section 58 of the International Companies Ordinance of 1984:

        Insurance.    A company incorporated under this Ordinance may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the company, or who at the request of the company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under subsection (1) of section 57.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit	Description
2.1	Securities Purchase Agreement among Registrant, Yucheng Technologies Limited, Sihitech Company Limited, Mega Capital Group Services Limited, Profit Loyal Consultants Limited, Elite Concord International Limited, China Century Holdings Group Limited, Shinning Growth Investment Group Limited, Chih Cheung, James Li, James Preissler, for the acquisition of Ahead Billion Venture Limited, and Port Wing Development Company Limited, dated December 20, 2005 (Included in Annex A of the proxy statement/prospectus)
2.2	Amendment to Securities Purchase Agreement dated June 29, 2006 (Included in Annex A of the proxy statement/prospectus)
Amendment to Securities Purchase Agreement dated October 27, 2006 (Included in Annex A of the proxy statement/prospectus)
2.3	Form of Agreement and Plan of Merger between China Unistone Acquisition Corporation and Registrant***
3.1	Memorandum of Association of Registrant (Included in Annex B of the proxy statement/prospectus)
3.2	Articles of Association of Registrant (Included in Annex C of the proxy statement/prospectus)
4.1	Specimen Common Stock Certificate of Registrant***
4.2	Specimen Warrant Certificate of Registrant***
4.3	Form of Unit Purchase Option (Incorporated by reference from Current Report dated October 20, 2006, Exhibit 4.2)
4.4
Form of Warrant Agreement between American Stock Transfer & Trust Company and China Unistone Acquisition Corporation (Incorporated by reference from Registration Statement 333-117639, dated November 10, 2004, Item 4.5)
4.5	Warrant Clarification Agreement, dated October 20, 2006 (Incorporated by reference from Current Report dated October 20, 2006, Exhibit 4.1)
5.1	Opinion of Harvey Westwood & Riegels (revised and dated August 22, 2006)*
8.1	Tax Opinion of Graubard Miller***
10.1	China Unistone/Yucheng 2006 Performance Equity Plan (Included in Annex D of the proxy statement/prospectus)
10.2
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Chih Cheung. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.1)
10.3	Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and James Li. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.2)
10.4	Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Gian Gao. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.3)

10.5
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and James T. Mauck. (Incorporated by reference from Registration Statement 333-117639, dated July 23 2004, Item 10.4)
10.6
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and James Preissler. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.5)
10.7
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Peter F. Tufo. (Incorporated by reference from Registration Statement 333-11739, dated July 23, 2004, Item 10.6)
10.8
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Vincent Lin. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.7)
10.9
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Raymond Chang. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.8)
10.10
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Perfect Blazon Co., Ltd (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.9)
10.11
Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and China Unistone Acquisition Corporation. (Incorporated by reference from Registration Statement 333-117639, dated October 8, 2004, Item 10.10)
10.12
Form of Stock Escrow Agreement between China Unistone Acquisition Corporation, Continental Stock Transfer & Trust Company and the Initial Stockholders. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.11)
10.13	Form of Letter Agreement between China Unistone Acquisition Corporation and BZB Leasing Inc. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.12)
10.14
Form of Registration Rights Agreement among China Unistone Acquisition Corporation and the Initial Stockholders. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.14)
10.15	Amended and Restated Agreement between China Unistone Acquisition Corporation and E.J. McKay & Co.***
10.16	List of Schedules to Securities Purchase Agreement***
10.17	Agreement to provide or file Schedules, Supplements and Exhibits to Securities Purchase Agreement***
10.18	Form of Employment Agreement between Yucheng Technologies Limited and Hong Weidong***
10.19	Form of Employment Agreement between Yucheng Technologies Limited and Zeng Shuo***
10.20	Form of Employment Agreement between Yucheng Technologies Limited and Chih T. Cheung***

10.21
Form of Voting Agreement among Sihitech Company Limited, Mega Capital Group Services Limited, Profit Loyal Consultants Limited, Elite Concord International Limited, China Century Holdings Group Limited, Shinning Growth Investment Group Limited, Chih Cheung, and James Li***
10.22	Engagement letter between China Unistone Acquisition Corporation and WR Hambrecht + Co regarding the rendering of a fairness opinion***
10.23	Form Sihitech Software Development Agreement***
10.24	Form e-Channels Software License Agreement***
10.25	Form Sihitech Service Agreement***
10.26	Form e-Channels Technology Service Contract***
10.27	Form e-Channels Software Sales Agreement***
10.28	Power of attorney to Beijing Sihitech Technology Co., Ltd from Ms. Yanmei Wang***
10.29	Power of attorney to Beijing Sihitech Technology Co., Ltd. from Ms. Hong Wu***
10.30	Power of attorney to Beijing Sihitech Technology Co., Ltd from Mr. Weidong Hong***
10.31	Power of attorney to Beijing Sihitech Technology Co., Ltd from Mr. Zhifeng Wang***
10.32	Contract with Morrow & Co., Inc, dated October 24, 2006.***
23.1	Consent of Goldstein Golub Kessler LLP*
23.2	Consent of KPMG Huazhen in respect of Sihitech*
23.3	Consent of KPMG Huazhen in respect of e-Channels*
23.4	Consent of BDO in respect of Sihitech and e-Channels*
23.5	Consent of WR Hambrecht + Co*
23.6	Consent of Harvey Westwood & Reigels (included in Exhibit 5.1)*
23.7	Consent of Graubard Miller (included in Exhibit 8.1)***
23.8	Consent of E.J. McKay & Co.*

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          i.      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

  (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Section 13 or 15 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized on the 2nd day of November, 2006.

YUCHENG TECHNOLOGIES LIMITED
By:	/s/ CHIH T. CHEUNG Chih T. Cheung President

        In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ CHIH T. CHEUNG Chih T. Cheung	President, Secretary and Treasurer (Principal Executive Officer and Chief Financial Officer) Chih T. Cheung (Authorized Representative in the United States)	November 2, 2006

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TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MEETING
SUMMARY
SELECTED HISTORICAL FINANCIAL INFORMATION
e-CHANNELS HISTORICAL FINANCIAL INFORMATION
CHINA UNISTONE HISTORICAL FINANCIAL INFORMATION
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
COMPARATIVE PER SHARE INFORMATION
MARKET PRICE INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE CHINA UNISTONE SPECIAL MEETING
CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION
THE SECURITIES PURCHASE AGREEMENT
CHINA UNISTONE REDOMESTICATION MERGER
CHINA UNISTONE 2005 PERFORMANCE EQUITY PLAN
INFORMATION ABOUT SIHITECH AND E-CHANNELS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SIHITECH
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF e-CHANNELS
INFORMATION ABOUT CHINA UNISTONE
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS ASSUMING MAXIMUM APPROVAL FOR THE SIX MONTHS ENDED JUNE 30, 2006
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS PRO FORMA ADJUSTMENTS
DIRECTORS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
BENEFICIAL OWNERSHIP OF SECURITIES
PRICE RANGE OF SECURITIES AND DIVIDENDS
SHARES ELIGIBLE FOR FUTURE SALE
DESCRIPTION OF THE COMBINED COMPANY'S SECURITIES FOLLOWING THE STOCK PURCHASE
STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
FINANCIAL STATEMENTS OF YUCHENG TECHNOLOGIES LIMITED
INDEMNIFICATION OF KPMG HUAZHEN
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
WHERE YOU CAN FIND MORE INFORMATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of Independent Registered Public Accounting Firm
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2005 and 2004 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Consolidated Balance Sheets (Continued) December 31, 2005 and 2004 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2005, 2004 and 2003 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Consolidated Statements of Owners' Equity Years ended December 31, 2005, 2004 and 2003 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2005, 2004 and 2003 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Notes to Consolidated Financial Statements Years ended December 31, 2005, 2004 and 2003 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Unaudited Consolidated Balance Sheets June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Unaudited Consolidated Statements of Income Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Unaudited Consolidated Statements of Owners' Equity Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Unaudited Consolidated Statements of Cash Flows Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Unaudited Consolidated Statements of Cash Flows (continued) Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING SIHITECH TECHNOLOGY CO., LTD. AND SUBSIDIARIES Notes to Unaudited Consolidated Financial Statements Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of Independent Registered Public Accounting Firm
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Balance Sheets December 31, 2005 and 2004 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Statements of Income Years ended December 31, 2005, 2004 and 2003 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Statements of Owners' Equity Years ended December 31, 2005, 2004 and 2003 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Statements of Cash Flows Years ended December 31, 2005, 2004 and 2003 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Notes to Financial Statements Years ended December 31, 2005 and 2004 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Unaudited Balance Sheets June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Unaudited Statements of Income Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Unaudited Statements of Owners' Equity Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Unaudited Statements of Cash Flows Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Unaudited Statements of Cash Flows (Continued) Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. Notes to Unaudited Financial Statements Six months ended June 30, 2006 and 2005 (Expressed in Chinese Renminbi)
Report of Independent Registered Public Accounting Firm
CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY (a corporation in the development stage) BALANCE SHEET
CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY (a corporation in the development stage) STATEMENT OF OPERATIONS
CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY (a corporation in the development stage) STATEMENT OF STOCKHOLDERS' EQUITY
CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY (a corporation in the development stage) STATEMENT OF CASH FLOWS
CHINA UNISTONE ACQUISITION CORPORATION AND SUBSIDIARY (a corporation in the development stage) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CHINA UNISTONE ACQUISITION CORPORATION (a corporation in the development stage) CONDENSED BALANCE SHEET
CHINA UNISTONE ACQUISITION CORPORATION (a corporation in the development stage) CONDENSED STATEMENT OF OPERATIONS (unaudited)
CHINA UNISTONE ACQUISITION CORPORATION (a corporation in the development stage) CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
CHINA UNISTONE ACQUISITION CORPORATION (a corporation in the development stage) CONDENSED STATEMENT OF CASH FLOWS (unaudited)
CHINA UNISTONE ACQUISITION CORPORATION (a corporation in the development stage) NOTES TO UNAUDITED FINANCIAL STATEMENTS
ARTICLE I INTERPRETATION
ARTICLE II THE SHARE PURCHASE
ARTICLE III THE CLOSING
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE VENDORS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CUAQ AND CUAQ SUB
ARTICLE VI COVENANTS OF CUAQ AND CUAQ SUB
ARTICLE VII COVENANTS OF THE VENDORS
ARTICLE VIII ADDITIONAL COVENANTS OF THE PARTIES
ARTICLE IX CONDITIONS
ARTICLE X INDEMNIFICATION
ARTICLE XI TERMINATION AND ABANDONMENT
ARTICLE XII GENERAL PROVISIONS
TERRITORY OF THE BRITISH VIRGIN ISLANDS THE INTERNATIONAL BUSINESS COMPANIES ACT (CAP 291) ARTICLES OF ASSOCIATION OF YUCHENG TECHNOLOGIES LIMITED PRELIMINARY
REGISTERED SHARES
SHARES, AUTHORIZED CAPITAL, CAPITAL AND SURPLUS
MORTGAGES AND CHARGES OF REGISTERED SHARES
FORFEITURE
LIEN
TRANSFER OF SHARES
TRANSMISSION OF SHARES
REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL
MEETINGS AND CONSENTS OF MEMBERS
DIRECTORS
APPOINTMENT AND RETIREMENT OF DIRECTORS
DISQUALIFICATION AND REMOVAL OF DIRECTORS
REGISTER OF DIRECTORS
MANAGING DIRECTORS
POWERS OF DIRECTORS
PROCEEDINGS OF DIRECTORS
COMMITTEES
OFFICERS
CONFLICT OF INTERESTS
INDEMNIFICATION
SEAL
DIVIDENDS
ACCOUNTS AND AUDIT
NOTICES
PENSION AND SUPERANNUATION FUNDS
VOLUNTARY WINDING UP AND DISSOLUTION
CONTINUATION
CHINA UNISTONE ACQUISITION CORP. 2006 Performance Equity Plan
Plan Amendments
AUDIT COMMITTEE CHARTER
OF
YUCHENG TECHONOLOGIES LIMITED
YUCHENG TECHOLOGIES LIMITED Code of Ethics
YUCHENG TECHNOLOGIES LIMITED Employee Complaint Procedures for Accounting and Auditing Matters
Section 262 of the Delaware General Corporation Law
FOLD AND DETACH HERE AND READ THE REVERSE SIDE
China Unistone Acquisition Corp. 105 West 13th Street, Suite 7A New York, New York 10011
SPECIAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHINA UNISTONE ACQUISITION CORP.
[Outside Back Cover of Prospectus]
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES